UNITED STATES SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant    ☑

Filed by a Party other than the Registrant    ☐

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☐	Preliminary Proxy Statement

☐	CONFIDENTIAL, FOR USE OF THE COMMISSION ONLY (AS PERMITTED BY RULE 14a-6(e)(2))

☑	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to ss.240.14a-12

PartnerRe Ltd.

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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☐	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies:

Common shares, CHF 4.51 par value per share, of PARIS RE Holdings Limited (“Paris Re”).

(2)	Aggregate number of securities to which transaction applies:

75,793,212 Paris Re common shares outstanding as of July 31, 2009 (excluding the 4,928,616 Paris Re common shares already owned by PartnerRe, Ltd.); 8,487,750 Paris Re common shares subject to outstanding Paris Re warrants as of July 31, 2009; 1,904,315 Paris Re common shares subject to outstanding Paris Re options as of July 31, 2009; and 1,185,270 Paris re common shares subject to outstanding Paris Re restricted share units as of July 31, 2009.

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

$21.49, computed pursuant to Exchange Act Rule 0-11(c)(1) and 0-11(a)(4), the average of the high and low prices per share of Paris Re’s common shares on Euronext Paris as of July 31, 2009 (calculated using an exchange rate of 1.00 euro to U.S. $1.4279 on July 31, 2009, representing the noon buying rate on such date by the Federal Reserve Bank of New York).

(4)	Proposed maximum aggregate value of transaction:

$1,710,010,342.88

The maximum aggregate value was determined based upon the sum of (A) the 75,793,212 outstanding PartnerRe common shares multiplied by $21.49; (B) 8,487,750 Paris Re common shares subject to outstanding Paris Re warrants multiplied by $6.37 (which is the difference between $21.49 and $15.12, the exercise price of such warrants); (C) 1,904,315 Paris Re common shares subject to outstanding Paris Re options multiplied by $0.88 (which is the difference between $21.49 and $20.61, the weighted average exercise price of such options); and (D) 1,185,270 Paris re common shares subject to outstanding Paris Re restricted share units multiplied by $21.49 per share.

(5)	Total fee paid:

$95,418.58, computed in accordance with Exchange Act Rule 0-11(c)(1) and Section 14(g) of the Exchange Act by multiplying the proposed maximum aggregate value of the transaction by 0.0000558.

☑	Fee paid previously with preliminary materials.

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
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Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

August 24, 2009

To the Shareholders of PartnerRe Ltd.,

You are cordially invited to attend the special general meeting of your company, PartnerRe Ltd., to be held at 8:30 a.m. local time on Thursday, September, 24, 2009, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

On July 4, 2009, PartnerRe Ltd., which we refer to as “PartnerRe,” entered into agreements to effect a multi-step acquisition of all of the outstanding common shares and warrants of PARIS RE Holdings Limited, which we refer to as “Paris Re,” a French-listed, Swiss-domiciled diversified reinsurer.

As a first step in the acquisition, PartnerRe will cause a wholly-owned, Swiss-domiciled subsidiary of PartnerRe formed for the purpose of the acquisition, which we refer to as the “acquisition subsidiary,” to purchase all of the Paris Re common shares and Paris Re warrants held by six private equity firms and their related investment vehicles pursuant to the terms of a purchase agreement. We refer to this purchase as the “block purchase” and to the agreement governing the purchase (as amended) as the “block purchase agreement.” Under the block purchase agreement, PartnerRe will acquire approximately 57.5% of the outstanding Paris Re common shares. These shares, when added together with the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe purchased from certain other Paris Re shareholders prior to the announcement of the Paris Re acquisition and the additional 19.5% of the outstanding Paris Re common shares that PartnerRe has subsequently committed to acquire simultaneously with the closing of the block purchase from certain other Paris Re shareholders, will give PartnerRe an aggregate ownership of approximately 83.1% of the outstanding Paris Re common shares following the closing of the block purchase.

Following the closing of the block purchase and subject to certain conditions, PartnerRe will cause the acquisition subsidiary to commence a voluntary public exchange offer, which we refer to as the “exchange offer,” for all remaining outstanding Paris Re common shares and Paris Re warrants. The exchange offer will be commenced pursuant to the terms of a transaction agreement dated July 4, 2009 between PartnerRe and Paris Re, which we refer to as the “transaction agreement.” If, after completion of the exchange offer, PartnerRe and its affiliates own at least 90% of the outstanding Paris Re common shares, PartnerRe will effect a compulsory merger, which we refer to as the “merger,” in accordance with Swiss law to acquire all remaining outstanding Paris Re common shares. In the merger, Paris Re will be merged into the acquisition subsidiary, with the acquisition subsidiary surviving the merger.

In each step of the acquisition, PartnerRe has exchanged or will exchange 0.300 PartnerRe common shares for each Paris Re common share and 0.167 PartnerRe common shares for each Paris Re warrant. The per share consideration and per warrant consideration are each subject to adjustment in certain circumstances, including if the parties’ tangible book values per share diverge significantly relative to each other prior to the closing of the block purchase.

Immediately prior to the closing of the block purchase, Paris Re intends, subject to obtaining the requisite regulatory approvals, to effect an extraordinary cash distribution by way of a capital reduction to all Paris Re shareholders in the amount of CHF 4.17 per Paris Re common share (the Swiss franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution). We refer to this cash distribution as the “share capital repayment.” If the share capital repayment is not paid in full immediately prior to the closing of the block purchase, PartnerRe will fund, under certain circumstances, the payment by Paris Re of the unpaid portion of the share capital repayment.

The transactions described above are collectively referred to herein as the “transactions,” and the block purchase agreement, the transaction agreement and the agreements governing the purchase of an additional approximately 25.6% of Paris Re common shares described above are collectively referred to herein as the “transaction documents.”

The PartnerRe common shares issuable in connection with the transactions will represent approximately 31.1% of the PartnerRe common shares outstanding following the completion of the transactions based on certain assumptions more fully described in the accompanying proxy statement.

At the special general meeting, you will be asked to consider and vote on the following proposals:

•

the proposal to issue PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to the holders of Paris Re securities in connection with the transactions, which proposal we refer to as the “share issuance proposal;”

•	the proposal to increase the size of the board of directors of PartnerRe from 11 to 12, which proposal we refer to as the “board size proposal;” and

•

the proposal to amend PartnerRe’s 2005 Employee Equity Plan, as amended and restated, which proposal we refer to as the “2005 employee equity plan,” to increase the PartnerRe common shares available for issuance and to increase the number of PartnerRe common shares that may be awarded as restricted shares or restricted share units, which we refer to as the “equity plan proposal.”

The board of directors of PartnerRe has unanimously determined that the transactions and the transaction documents, including the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares, the increase in the size of the PartnerRe board of directors and the amendment to the 2005 employee equity plan, are advisable and in the best interests of PartnerRe and its shareholders. Accordingly, the board of directors of PartnerRe recommends that you vote (i) “FOR” the share issuance proposal, (ii) “FOR” the board size proposal and (iii) “FOR” the equity plan proposal.

The transaction documents provide that PartnerRe shareholder approval of the share issuance proposal and the board size proposal are conditions to the completion of the transactions. PartnerRe shareholder approval of the equity plan proposal is not a condition to the completion of the transactions. If the board size proposal and the equity plan proposal are approved, the increase in the size of the PartnerRe board of directors and the amendment to the 2005 employee equity plan will only be effective if the block purchase closes.

Your vote is very important. Each of the proposals requires the affirmative vote of a majority of the votes cast by all PartnerRe shareholders at the special general meeting, subject to the quorum requirements, where applicable, of the rules of the New York Stock Exchange and PartnerRe’s Bye-Laws, which are more fully described in the accompanying proxy statement. Even if you plan to attend the special general meeting, we recommend that you submit your proxy so that your vote will be counted if you later decide not to attend the meeting. You can also authorize the voting of your shares via the internet or by telephone as provided in the instructions set forth on the enclosed proxy card. If you hold PartnerRe common shares in “street name” through an account with a bank or a broker, you may be unable to vote by telephone or over the internet. Please follow the instructions that your bank or broker provides.

The accompanying proxy statement explains the proposals and the proposed transactions in greater detail. We urge you to read this proxy statement, including the matters discussed under “Risk Factors,” carefully.

Yours sincerely,

John A. Rollwagen

Chairman of the Board of Directors

Neither the Securities and Exchange Commission nor any state securities regulatory agency has approved or disapproved the transactions, passed upon the merits or fairness thereof or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

This proxy statement is dated August 24, 2009

and is first being mailed to PartnerRe shareholders on or about August 25, 2009.

PARTNERRE LTD.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

NOTICE OF SPECIAL GENERAL MEETING OF SHAREHOLDERS

To Be Held on September 24, 2009

To the Shareholders of PartnerRe Ltd.:

A special general meeting of shareholders of PartnerRe Ltd., which we refer to as “PartnerRe,” will be held at 8:30 a.m. local time on Thursday, September 24, 2009, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda. The meeting will be held for the following purposes:

1.	To vote on the proposal to approve the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to the holders of securities of PARIS RE Holdings Limited, which we refer to as “Paris Re,” on the terms and conditions set out in:

•

the purchase agreement dated as of July 4, 2009, as amended, among PartnerRe, the selling Paris Re shareholders named therein and, with respect to selected provisions, Paris Re, pursuant to which a wholly-owned, Swiss-domiciled subsidiary of PartnerRe formed for the purpose of the acquisition, which we refer to as the “acquisition subsidiary,” will acquire approximately 57.5% of the outstanding Paris Re common shares, which we refer to as the “block purchase;”

•

the additional purchase agreements entered into between PartnerRe and certain other Paris Re shareholders pursuant to which the acquisition subsidiary will acquire simultaneously with the closing of the block purchase, 19.5% of the outstanding Paris Re common shares in the aggregate; and

•

the transaction agreement dated as of July 4, 2009 between PartnerRe and Paris Re providing for the acquisition by the acquisition subsidiary of all remaining outstanding Paris Re common shares and Paris Re warrants through a voluntary public exchange offer to be followed by a merger.

This issuance will be in addition to the PartnerRe common shares that PartnerRe has previously issued in exchange for approximately 6.1% of the Paris Re outstanding common shares.

We refer to this proposal as the “share issuance proposal” and the transactions contemplated by the foregoing agreements as the “transactions.”

2.	To vote on the proposal to increase the size of the board of directors of PartnerRe from 11 to 12, which proposal we refer to as the “board size proposal.”

3.	To vote on the proposal to amend PartnerRe’s 2005 Employee Equity Plan, as amended and restated, which we refer to as the “2005 employee equity plan,” to increase the PartnerRe common shares available for issuance and to increase the number of PartnerRe common shares that may be awarded as restricted shares or restricted share units, which proposal we refer as the “equity plan proposal.”

4.	To transact other business as may properly come before the meeting or any properly reconvened meeting following an adjournment or postponement thereof.

The board of directors of PartnerRe recommends that you vote (i) “FOR” the share issuance proposal, (ii) “FOR” the board size proposal and (iii) “FOR” the equity plan proposal.

Only shareholders of record at the close of business on August 20, 2009 will be entitled to vote at the special general meeting either in person or by proxy. Each of these shareholders is cordially invited to be present and vote at the special general meeting in person.

Registration for the special general meeting will begin at 7:30 a.m. local time. Each shareholder may be asked to present valid picture identification, such as a driver’s license or passport. If you own shares in “street name” and you wish to vote at the special general meeting in person, you will need to ask your bank or broker for an admission card in the form of a confirmation of beneficial ownership. You will need to bring a confirmation of beneficial ownership with you to vote at the special general meeting. If you do not receive your confirmation of beneficial ownership in time, bring your most recent brokerage statement with you to the special general meeting. We can use that to verify your ownership of PartnerRe common shares and admit you to the meeting; however, you will not be able to vote your shares at the meeting without a confirmation of beneficial ownership.

Your vote is very important. The transaction documents provide that PartnerRe shareholder approval of the share issuance proposal and the board size proposal are conditions to the completion of the transactions. PartnerRe shareholder approval of the equity plan proposal is not a condition to the completion of the transactions. If the board size proposal and the equity plan proposal are approved, the increase in the size of the PartnerRe board of directors and the amendment to the 2005 employee equity plan will only be effective if the block purchase closes.

Whether you expect to attend the special general meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the accompanying envelope. If you are a registered shareholder, you can also authorize the voting of your PartnerRe common shares (i) over the internet by visiting the web address www.proxyvote.com and following the instructions provided and (ii) by telephone by dialing 1-800-690-6903 and following the recorded instructions. The telephone and internet voting facilities close at 11:59 p.m. Eastern Time on September 23, 2009. If you hold PartnerRe common shares in “street name” through an account with a bank or a broker, you may be unable to vote by telephone or over the internet. Please follow the instructions that your bank or broker provides. Your prompt response is necessary to assure that your PartnerRe common shares are represented at the special general meeting.

The accompanying document describes the proposed transactions in more detail. We encourage you to read the entire document carefully.

By order of the Board of Directors

Christine Patton

Secretary and Corporate Counsel to the Board

Pembroke, Bermuda

August 24, 2009

QUESTIONS AND ANSWERS ABOUT THE SPECIAL GENERAL MEETING AND THE TRANSACTIONS

The following section provides answers to frequently asked questions about the transactions and the special general meeting. This section, however, provides only summary information. PartnerRe urges you to read carefully the remainder of this proxy statement because the information in this section does not provide all the information that might be important to you regarding the transactions and the proposals being considered at the special general meeting. References in this proxy statement to “you” refer to holders of PartnerRe common shares and references to “we” or “us” refer to PartnerRe. References in this proxy statement to “PartnerRe” refer to PartnerRe Ltd. and its subsidiaries and branches and references to “Paris Re” refer to PARIS RE Holdings Limited and its subsidiaries and branches, in each case, unless the context otherwise requires. We refer to the common shares, $1.00 par value per share, of PartnerRe as “PartnerRe common shares,” and we refer to the common shares, CHF 4.51 par value per share, of Paris Re and warrants to purchase such common shares of Paris Re as “Paris Re common shares” and “Paris Re warrants,” respectively.

Questions Relating to the Transactions

Q:	What are the transactions?

A:	On July 4, 2009, PartnerRe entered into definitive agreements to effect a multi-step acquisition of all of the outstanding common shares and warrants of Paris Re, a French-listed, Swiss-domiciled diversified reinsurer.

As a first step in the acquisition, PartnerRe will cause a wholly-owned, Swiss-domiciled subsidiary of PartnerRe formed for the purpose of the acquisition, which we refer to as the “acquisition subsidiary,” to purchase all of the Paris Re common shares and Paris Re warrants held by six private equity firms and their related investment vehicles pursuant to the terms of a purchase agreement. We refer to this purchase as the “block purchase,” the purchase agreement governing the purchase (as amended) as the “block purchase agreement” and the shareholders selling their shares pursuant to the block purchase agreement as the “block sellers.” Under the block purchase agreement, PartnerRe will acquire approximately 57.5% of the outstanding Paris Re common shares. These shares, when added together with the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe purchased from certain other Paris Re shareholders prior to the announcement of the Paris Re acquisition, whom we refer to as the “pre-announcement sellers,” and the additional 19.5% of the outstanding Paris Re common shares that PartnerRe has subsequently committed to acquire simultaneously with the closing of the block purchase from certain other Paris Re shareholders, whom we refer to as the “post-announcement sellers,” will give PartnerRe an aggregate ownership of approximately 83.1% of the outstanding Paris Re common shares following the closing of the block purchase. We refer to the purchases from the pre-announcement sellers and the post-announcement sellers as the “pre-announcement purchases” and “post-announcement purchases,” respectively. See “The Block Purchase Agreement,” “The Pre-Announcement Purchase Agreements” and “The Post-Announcement Purchase Agreements.”

Following the closing of the block purchase, and subject to certain conditions, PartnerRe will cause the acquisition subsidiary to commence a voluntary public exchange offer, which we refer to as the “exchange offer,” for all remaining outstanding Paris Re common shares and Paris Re warrants. The exchange offer will be commenced pursuant to the terms of a transaction agreement dated July 4, 2009 between PartnerRe and Paris Re, which we refer to as the “transaction agreement.” If, after completion of the exchange offer, PartnerRe and its affiliates own at least 90% of the outstanding Paris Re common shares, PartnerRe will effect a compulsory merger, which we refer to as the “merger,” in accordance with Swiss law to acquire all remaining outstanding Paris Re common shares. In the merger, Paris Re will be merged into the acquisition subsidiary, with the acquisition subsidiary surviving the merger. See “The Transaction Agreement—The Exchange Offer” and “The Transaction Agreement—The Merger.”

The transactions described above are collectively referred to herein as the “transactions,” and the block purchase agreement, the transaction agreement and the agreements governing the pre-announcement purchases and post-announcement purchases are collectively referred to herein as the “transaction documents.”

Q:	What will PartnerRe shareholders receive in the transactions?

A:	PartnerRe shareholders will not receive any cash or securities pursuant to the transactions. You will continue to hold your existing PartnerRe common shares.

Q:	What will holders of Paris Re common shares and holders of Paris Re warrants be entitled to receive pursuant to the transactions?

A:	In each step of the transactions (including the block purchase, the pre-announcement purchases, the post-announcement purchases, the exchange offer and the merger), PartnerRe has exchanged or will exchange 0.300 PartnerRe common shares for each Paris Re common share and 0.167 PartnerRe common shares for each Paris Re warrant. We refer to this per share and per warrant consideration as the “per share consideration” and the “per warrant consideration,” respectively. The per share consideration and per warrant consideration are each subject to adjustment in certain circumstances, including, where applicable, the tangible book value per share adjustment and the post-block purchase closing dividend adjustment described below.

Immediately prior to the closing of the block purchase, Paris Re intends, subject to obtaining the requisite regulatory approvals, to effect an extraordinary cash distribution by way of a capital reduction to all holders of Paris Re common shares immediately prior to the closing of the block purchase in the amount of CHF 4.17 per Paris Re common share (the Swiss franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution). We refer to this cash distribution as the “share capital repayment.” To the extent that the share capital repayment is not made in full immediately prior to the closing of the block purchase, unless the parties agree otherwise, the remaining portion will be paid (i) to the block sellers and the post-announcement sellers in the form of a promissory note issued by PartnerRe at the closing of the block purchase and (ii) to all other holders of Paris Re common shares in the form of cash by way of a capital distribution from Paris Re immediately prior to the settlement of the exchange offer. See “The Transaction Agreement—Certain Covenants—Share Capital Repayment” and “The Block Purchase Agreement—Purchase and Sale.”

The pre-announcement sellers will receive a payment of $3.85 for each Paris Re common share sold to PartnerRe in the pre-announcement purchases at the earlier of the closing of the block purchase and the termination of the transaction agreement (net of dividends paid or payable on the PartnerRe common shares with respect to the period after the completion of the pre-announcement purchases and prior to the earlier of the closing of the block purchase and the termination of the transaction agreement). This payment to the pre-announcement sellers will be made irrespective of whether the block purchase closes or the share capital repayment or any portion thereof is paid and is intended to compensate the pre-announcement sellers for the aggregate U.S. dollar amount that would be payable on the Paris Re common shares sold in the pre-announcement purchases had they not been sold prior to the payment of the share capital repayment. See “The Pre-Announcement Purchase Agreements—Purchase and Sale.”

Q:	What is the tangible book value per share adjustment?

A:	The tangible book value per share adjustment provides for an adjustment, upwards or downwards, to the per share consideration and the per warrant consideration if the percentage decline in Paris Re’s or PartnerRe’s tangible book value per share during the period from March 31, 2009 to a date shortly before the closing of the block purchase is more than 15% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period. The adjustment, if any, to the per share consideration and per warrant consideration will be calculated pursuant to a formula described under “The Transactions—Tangible Book Value Per Share Adjustment and Termination Right.” In addition, if the percentage decline in one party’s tangible book value per share during the period from March 31, 2009 to a date shortly before closing of the block purchase is more than 40% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period, the other party will have the right to terminate the transaction agreement and the block purchase agreement prior to the closing of the block purchase. See “The Transactions—Tangible Book Value Per Share Adjustment and Termination Right.”

Q:	What is the post-block purchase closing dividend adjustment?

A:	The post-block purchase closing dividend adjustment provides for an upwards adjustment to the per share consideration payable in the exchange offer and the merger to reflect any dividends declared on the PartnerRe common shares having a record date on or after the closing of the block purchase and prior to the settlement of the exchange offer. Since the PartnerRe common shares issued to the block sellers, the pre-announcement sellers and the post-announcement sellers prior to or simultaneously with the closing of the block purchase will be entitled to dividends on the PartnerRe common shares with a record date on or after the closing of the block purchase to the same extent as all other outstanding PartnerRe common shares, the post-block purchase closing dividend adjustment is intended to ensure that all other holders of Paris Re common shares, representing approximately 16.9% of the outstanding Paris Re common shares, similarly participate in PartnerRe dividends on or after the closing of the block purchase and prior to the settlement of the exchange offer. The exchange offer, which is expected to be completed in the fourth quarter of 2009 or the first quarter of 2010, is the first opportunity that these other holders will have to exchange their Paris Re common shares for PartnerRe common shares and to thereafter directly participate in dividends on the PartnerRe common shares. Holders of Paris Re common shares that do not validly tender their Paris Re common shares in the exchange offer and continue to hold their shares through the merger will not participate in, and the per share consideration will not be adjusted for, dividends declared on the PartnerRe common shares having a record date after the settlement of the exchange offer and prior to the effective time of the merger. See “The Transaction Agreement—Post-Block Purchase Closing Dividend Adjustment.”

Q:	Are there any conditions to the proposed transactions?

A:	Consummation of the block purchase and the other transactions is subject to a number of conditions, including (i) approval by the holders of PartnerRe common shares of the share issuance proposal and the board size proposal set forth in this proxy statement, (ii) obtaining certain regulatory approvals and certain foreign antitrust approvals, (iii) approval for listing of the PartnerRe common shares to be issued in the block purchase on the New York Stock Exchange and the listing of the PartnerRe common shares on Euronext Paris or another European Union stock exchange selected by PartnerRe and (iv) certain other customary closing conditions.

In addition, even if the block purchase closes, PartnerRe’s obligation to commence the exchange offer is subject to a number of conditions, including (i) approval for listing of the PartnerRe common shares to be issued in the exchange offer and the merger on the New York Stock Exchange and on Euronext Paris or another European Union stock exchange selected by PartnerRe, (ii) the exchange offer on the terms proposed having been declared compliant by the Autorité des Marchés Financiers (the French market authority) without any requirement that PartnerRe provide for a cash alternative under the French tender offer rules, (iii) the absence of PartnerRe having a reasonable basis to believe that the opinion of the independent expert to be rendered under French law in connection with the exchange offer on the terms proposed would not satisfy the requirements of French law and (iv) certain other customary conditions.

Finally, PartnerRe may only effect the merger under Swiss law if PartnerRe owns at least 90% of the outstanding Paris Re common shares following the settlement of the exchange offer.

For a more detailed description of the conditions to the transactions, please see the sections captioned “The Block Purchase Agreement—Conditions to the Closing of the Block Purchase,” “The Transaction Agreement—The Exchange Offer” and “The Transaction Agreement—The Merger.”

Q:	Are there risks associated with the proposed transactions?

A:	Yes. The combined entity may not achieve the expected benefits of the transactions because of the risks and uncertainties discussed in the section entitled “Risk Factors” beginning on page 33 of this proxy statement. In deciding whether to approve the proposals, we urge you to read and consider carefully the risk factors contained in the section captioned “Risk Factors.”

Q:	When do you expect the transactions to be completed?

A:

The block purchase is expected to close in the fourth quarter of 2009, the exchange offer is expected to close in the fourth quarter of 2009 or the first quarter of 2010 and the merger is expected to close in the first quarter of 2010. However, the exact timing of the completion of the transactions cannot be predicted because they are subject to approval by the holders of PartnerRe common shares, certain regulatory approvals and other conditions described in this proxy statement.

In addition, it is possible for the block purchase to be completed, but for the exchange offer and the merger to fail to be completed. Since the conditions of the respective transaction documents are not identical, this could occur, for example, if every condition of the block purchase agreement were satisfied, but one or more conditions of the commencement of the exchange offer were not satisfied or waived. Similarly, it is possible for the block purchase and exchange offer to be completed, but for the merger to not occur because, for example, PartnerRe does not own, directly or indirectly, at least 90% of the outstanding Paris Re common shares following the settlement of the exchange offer. If, following the exchange offer, PartnerRe does not own sufficient Paris Re common shares to effect the merger, PartnerRe may acquire additional Paris Re common shares through open market purchases, privately negotiated transactions or otherwise upon the terms and at the prices negotiated at that time, which may be more or less favorable than the per share consideration. PartnerRe has not yet determined whether it would seek to effect these additional purchases of Paris Re common shares if it did not acquire sufficient Paris Re common shares in the exchange offer to effect the merger and expects to make this determination based on the facts and circumstances existing at the appropriate time.

For a more detailed description of the conditions to the transactions, please see the sections captioned “The Block Purchase Agreement—Conditions to the Closing of the Block Purchase,” “The Transaction Agreement—The Exchange Offer” and “The Transaction Agreement—The Merger.”

Q:	What will happen to PartnerRe’s dividend policy as a result of the transactions?

A:	We do not anticipate any changes to PartnerRe’s dividend policy as a result of the transactions. We pay quarterly dividends to our shareholders based on a quarterly determination of our board of directors. The payment by us of dividends in the future will continue to be determined by our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors.

Q:	Are there any material United States federal income tax consequences to PartnerRe’s shareholders from the share issuance or the proposed transactions?

A:	There are no material U.S. federal income tax consequences to PartnerRe’s current shareholders that will result from PartnerRe’s issuance of additional PartnerRe common shares pursuant to the transactions. See “The Transactions—Material United States Federal Income Tax Consequences of the Transactions.”

Questions Relating to the Shareholder Meeting

Q:	Where and when is the special general meeting of PartnerRe shareholders?

A:	The special general meeting of the PartnerRe shareholders will be held at 8:30 a.m. local time on Thursday, September 24, 2009, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

Q:	What am I being asked to vote on?

A:	You are being asked to vote on a proposal to issue PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to the holders of Paris Re securities in connection with the transactions. We refer to this proposal as the “share issuance proposal.” The transaction documents provide that PartnerRe shareholder approval of the share issuance proposal is a condition to the completion of the block purchase.

In addition, you are being asked to vote on a proposal to increase the size of the board of directors of PartnerRe from 11 to 12. We refer to this proposal as the “board size proposal.” If the board size proposal is approved, the increase in the size of the PartnerRe board of directors will only be effective if the block purchase closes. The transaction documents provide that PartnerRe shareholder approval of the board size proposal is a condition to the completion of the block purchase.

Finally, you are being asked to vote on a proposal to amend PartnerRe’s 2005 Employee Equity Plan, as amended and restated, which we refer to as the “2005 employee equity plan,” to increase the shares available for issuance and to increase the number of shares that may be awarded as restricted shares or restricted share units. We refer to this proposal as the “equity plan proposal.” If the equity plan proposal is approved, the amendments to the 2005 employee equity plan will only be effective if the block purchase closes. Approval of the equity plan proposal is not a condition to the completion of the transactions.

Q:	How does the board of directors of PartnerRe recommend that I vote?

A:	The board of directors of PartnerRe recommends that you vote (i) “FOR” the share issuance proposal, (ii) “FOR” the board size proposal and (iii) “FOR” the equity plan proposal.

Q:	Why is approval by PartnerRe shareholders required for the share issuance?

A:	The rules of the New York Stock Exchange, the principal securities exchange on which PartnerRe common shares are listed, require the approval of holders of PartnerRe common shares of the issuance of the PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares in the transactions because the issuance (including the PartnerRe common shares previously issued in the pre-announcement purchases) exceeds 20% of the number of PartnerRe common shares outstanding prior to the issuance. Specifically, the PartnerRe common shares issuable pursuant to the transactions (including PartnerRe common shares that will become subject to share options, restricted share units and warrants to acquire PartnerRe common shares upon the conversion of Paris Re share options, restricted share units and warrants pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants”) represent approximately 47.2% of the PartnerRe common shares outstanding prior to the issuances in connection with the pre-announcement purchases based on the “base case assumptions” described under “The Transactions—Ownership of PartnerRe Following the Transactions.” See “Proposal No. 1: The Share Issuance Proposal.”

Q:	Why am I being asked to vote to increase the size of PartnerRe’s board of directors?

A:	Pursuant to the transaction agreement, PartnerRe has agreed to cause one of the existing directors on the Paris Re board of directors that is not an affiliate of any block seller to be appointed to the PartnerRe board of directors effective upon the closing of the block purchase, subject to the approval of that person by PartnerRe’s Nominating and Governance Committee. To comply with this provision of the block purchase agreement, the board of directors of PartnerRe is proposing that its size be increased from 11 to 12 in order to create a vacancy that can be filled by the existing Paris Re director in accordance with the transaction agreement. Under PartnerRe’s Bye-Laws, any change in the size of the PartnerRe board of directors above its current size requires approval of PartnerRe shareholders. See “Proposal No. 2: The Board Size Proposal.”

Q:	Why am I being asked to vote to amend the 2005 employee equity plan?

A:

The rules of the New York Stock Exchange, the principal securities exchange on which PartnerRe common shares are listed, require the approval of holders of PartnerRe common shares to materially increase the number of shares available under the 2005 employee equity plan. Pursuant to the terms of the 2005 employee equity plan, the number of PartnerRe common shares that may be awarded is capped at 2,875,089. The number of PartnerRe common shares that may be awarded as either restricted shares or restricted share units is capped at 1,343,325, of which 686,731 are available for issue as of August 20, 2009. Upon the consummation of the transactions contemplated in this proxy statement, which will result in all of the employees of Paris Re and its subsidiaries (currently approximately 400) joining PartnerRe, PartnerRe anticipates that share usage will increase beyond its original expectations. In order to continue to implement its long-term equity goals, PartnerRe will be required to increase the number of PartnerRe common shares that may be awarded under the 2005 employee equity plan by 430,000, and of that 430,000, increase the number of PartnerRe common shares that may be awarded as restricted shares or restricted share units by 315,000. If this amendment is not approved, PartnerRe will not be able to make further grants once the current cap of 2,875,089 is reached and PartnerRe will not be able to make further grants of restricted shares and restricted share units once the current cap of 1,343,325 is reached, but the 2005 employee equity plan will otherwise remain in effect. See “Proposal No. 3: The Equity Plan Proposal.”

Q:	Why is my vote important?

A:	If you do not vote by proxy or in person at the special general meeting, it will be more difficult for us to obtain the necessary quorum to conduct business at our special general meeting.

Q:	What vote of PartnerRe shareholders is required to approve the proposals?

A:	In order for PartnerRe’s shareholders to approve the board size proposal, the holders of at least 25% of the outstanding common shares as of the record date must be present at the special general meeting, in person or by proxy. Assuming that this quorum requirement is met, the board size proposal will be decided by a simple majority of votes cast.

In order for PartnerRe’s shareholders to approve the share issuance proposal and the equity plan proposal, New York Stock Exchange rules impose special requirements that must be met. The total number of votes cast at the special general meeting must represent over 50% in interest of the PartnerRe common shares entitled to vote on the proposal. We refer to this as the “‘vote cast’ quorum requirement.” Assuming that this “vote cast” quorum requirement is met, the share issuance proposal and the equity plan proposal will each pass if a majority of votes cast are in favor of that proposal.

Failure to submit a proxy or to attend the meeting and vote could result in the failure to obtain the necessary quorum for one or more of the proposals, which would prevent the proposals from being approved. Abstaining from voting may have the effect of making it less likely that a proposal will be approved. See “The Special General Meeting—Vote Required of PartnerRe Shareholders; Quorum Requirements.”

Q:	What happens if PartnerRe shareholders fail to approve the proposals?

A:	The transaction documents provide that PartnerRe shareholder approval of the share issuance proposal and the board size proposal are conditions to the completion of the transactions. If the transactions are not consummated, this will result in the loss of a strategic opportunity that the PartnerRe board of directors has determined is in the best interests of PartnerRe’s shareholders. It will also require us to pay a termination fee of $75 million to Paris Re.

If the transactions are not completed, PartnerRe will continue to own approximately 6.1% of the outstanding Paris Re common shares that it acquired at a premium to the then-current market price for the Paris Re common shares in the pre-announcement purchases. While PartnerRe has not yet determined whether it would seek to sell these Paris Re common shares should the remainder of the transactions not be completed, these shares may be difficult to sell due to the limited public trading market for the Paris Re common shares. PartnerRe has also incurred costs and expenses associated with the transactions, including legal, accounting and financial advisory fees, that will not be offset by any gains or the realization of any efficiencies resulting from the completion of the transactions.

The completion of the transactions is not contingent on the approval of the equity plan proposal. If the equity plan proposal is not approved and the transactions are completed, however, the failure to approve the equity plan proposal will limit PartnerRe’s ability to make grants of equity awards under the 2005 employee equity plan, adversely affecting PartnerRe’s ability to implement its long-term equity goals.

Q:	Who can vote at the special general meeting?

A:	You can vote at the special general meeting if you owned PartnerRe common shares at the close of business on August 20, 2009, the record date for the special general meeting. At the close of business on the record date, there were outstanding approximately 58,218,969 PartnerRe common shares (net of treasury shares).

Q:	Are dissenters’ rights available to PartnerRe shareholders?

A:	No. PartnerRe shareholders have no dissenters’ rights under Bermuda law in connection with the transactions. See “The Transactions—Dissenters’ Rights.”

Q:	What will former holders of Paris Re common shares and Paris Re warrants own in PartnerRe following the completion of the transactions in their entirety?

A:	Upon completion of the transactions in their entirety and assuming the “base case assumptions” described under “The Transactions—Ownership of PartnerRe Following the Transactions,” holders of Paris Re common shares and Paris Re warrants who receive PartnerRe common shares pursuant to the transactions will represent approximately 31.1% of PartnerRe’s outstanding common shares.

Q:	What do I need to do now?

A:	If you are a holder of record or PartnerRe common shares, after carefully reading and considering the information contained in this proxy statement, please complete, sign and date your proxy and return it in the enclosed return envelope as soon as possible, so that your PartnerRe common shares may be represented at the special general meeting. If you sign and send in your proxy and do not indicate how you wish to vote, PartnerRe will count your proxy as a vote in favor of the proposals. If you are a registered shareholder, you can also authorize the voting of your PartnerRe common shares (i) over the internet by visiting the web address www.proxyvote.com and following the instructions provided and (ii) by telephone by dialing 1-800-690-6903 and following the recorded instructions. The telephone and internet voting facilities close at 11:59 p.m. Eastern Time on September 23, 2009. If you hold PartnerRe common shares in “street name” through an account with a bank or a broker, see the discussion below.

Q:	If my PartnerRe common shares are held in “street name” by my bank or broker, will my bank or broker vote my shares for me?

A:	Your bank or broker will vote your PartnerRe common shares only if you provide instructions to your bank or broker on how to vote. You should follow the directions provided by your bank or broker regarding how to instruct your bank or broker to vote your shares. Without instructions, your shares will not be voted and will have no effect on the vote for the proposals. This will make it less likely that the quorum requirements for the votes on the share issuance proposal, the board size proposal and the equity plan proposal can be met.

Q:	Can I change my vote after I have mailed my proxy card?

A:	Yes. You can change your vote at any time before your proxy is voted at the special general meeting. If you are a registered shareholder, you can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you may change your vote by voting again by telephone or over the internet prior to 11:59 p.m. Eastern Time on September 23, 2009. Third, you may change your vote by voting at the special general meeting if you are a registered shareholder. If you intend to change your vote at the special general meeting you must provide our secretary oral or written notice either at or prior to the meeting. We will not assume that you wish to change a previous vote simply because you attend the special general meeting.

If your PartnerRe common shares are held in “street name” by a bank or broker, you may change your vote by obtaining a legal proxy from your bank or broker or by submitting new voting instructions to your bank or broker in accordance with the procedures established by it. A legal proxy is an authorization to vote the PartnerRe common shares your bank or broker holds in its name for your benefit. Please contact your bank or broker and follow its directions in order to change your vote.

Q:	What if I share an address with another shareholder, and we received only one paper copy of the proxy materials for the special general meeting? How may I obtain an additional copy of the proxy materials?

A:

We have adopted a procedure called “householding.” Under this procedure, shareholders who share the same address will receive only a single copy of the proxy materials for the special general meeting unless we received contrary instructions from one or more of the shareholders. This procedure reduces our postage and printing costs. Shareholders who participate in householding will continue to be able to access and receive separate proxy cards. Upon written or oral request, we will deliver promptly a separate copy of the proxy materials for the special general meeting to any shareholder at a shared address to which we delivered a single copy of these documents. Shareholders wishing to discontinue or begin householding, or any shareholder residing at a householded address wanting to request delivery of a copy of these proxy materials or future proxy materials may contact PartnerRe Ltd., Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, Attention: Robin Sidders (Tel: 1-441-292-0888). There is no charge for requesting a copy. Shareholders who hold their shares through a bank or broker who wish to either discontinue or begin householding should contact their bank or broker.

Q:	What do I need to do to attend the special general meeting?

A:	The special general meeting is open to all holders of outstanding PartnerRe common shares as of the record date to attend and vote your PartnerRe common shares (or change your vote). If you hold PartnerRe common shares in “street name” through an account with a bank or broker, you also need to obtain a legal proxy from that entity. The legal proxy obtained from your bank or broker will serve as an admission ticket and authorize you to vote your PartnerRe common shares (or change your vote) at the special general meeting. Shareholders who do not have valid picture identification and a legal proxy (if required) may not be admitted to the special general meeting. We encourage all shareholders, even those who plan to attend the special general meeting, to vote in advance. If you intend to vote at the special general meeting, you must provide our secretary oral or written notice either at or prior to the meeting.

Q:	Who can help answer my questions?

A:	If you have any questions about the transactions, the proposals or the special general meeting, or if you need additional copies of this proxy statement or the enclosed proxy, you should contact:

PartnerRe Ltd.

Wellesley House South

90 Pitts Bay Road

Pembroke HM 08, Bermuda

or

Georgeson Inc.

199 Water Street

26th Floor

New York, NY 10038

1-866-873-6992 (toll-free in the U.S. and Canada)

1-212-806-6859 (call collect)

SUMMARY

This summary highlights selected information from this proxy statement and may not contain all the information that is important to you. To understand the proposals and the transactions fully and for a more complete description of the legal terms of the transactions, you should carefully read this entire proxy statement and the other documents to which we refer you. See also “Where You Can Find More Information” on page 199. We have included page references to direct you to a more complete description of the topics presented in this summary.

The Companies

PartnerRe Ltd. (page 51)

PartnerRe Ltd., a Bermuda company, which we refer to as “PartnerRe,” provides reinsurance on a worldwide basis through its wholly-owned subsidiaries, Partner Reinsurance Company Ltd., Partner Reinsurance Europe Limited and Partner Reinsurance Company of the U.S. The risks reinsured include, but are not limited to property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines and life/annuity and health. PartnerRe also offers alternative risk products that include weather and credit protection to financial, industrial and service companies on a worldwide basis.

PARIS RE Holdings Limited (page 51)

PARIS RE Holdings Limited, a French-listed, Swiss-domiciled corporation, which we refer to as “Paris Re,” is the parent company of a group that provides reinsurance on a worldwide basis through operating subsidiaries or branches in Switzerland, France, the United States, Singapore, Canada and Bermuda. Paris Re’s business is to provide reinsurance worldwide, both on a treaty and facultative basis, principally to primary insurers of property, casualty, marine, aviation, space, credit and surety, life, accident and health risks, as well as certain other risks, through a team of highly skilled and experienced underwriters.

The Special General Meeting

Meeting (page 48)

The special general meeting of shareholders of PartnerRe will be held at 8:30 a.m. local time on Thursday, September 24, 2009, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda.

At the special general meeting, holders of PartnerRe common shares will be asked to vote on:

•

a proposal to issue PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to the holders of Paris Re securities in connection with the transactions described below, which proposal we refer to as the “share issuance proposal;”

•	a proposal to increase the size of the board of directors of PartnerRe from 11 to 12 which proposal we refer to as the “board size proposal;” and

•

a proposal to amend PartnerRe’s 2005 Employee Equity Plan, as amended and restated, which we refer to as the “2005 employee equity plan,” to increase the PartnerRe common shares available for issuance and to increase the number of PartnerRe common shares that may be awarded by PartnerRe as restricted shares or restricted share units, which proposal we refer to as the “equity plan proposal.”

The transaction documents provide that PartnerRe shareholder approval of the share issuance proposal and the board size proposal are conditions to the completion of the transactions. PartnerRe shareholder approval of the equity plan proposal is not a condition to the completion of the transactions.

If the board size proposal and the equity plan proposal are approved, the increase in the size of the PartnerRe board of directors and the amendment to the 2005 employee equity plan will only be effective if the block purchase closes.

Record Date; Shares Entitled to Vote (pages 48 and 50)

Holders of PartnerRe common shares are entitled to vote at the special general meeting if they owned PartnerRe common shares at the close of business on August 20, 2009, the record date. At the close of business on the record date, there were outstanding approximately 58,218,969 PartnerRe common shares (net of treasury shares). Holders of PartnerRe common shares will be entitled to one vote for each PartnerRe common share that they owned on the record date on all matters submitted to a vote at the special general meeting. However, if a shareholder constructively or beneficially, directly or indirectly, owns more than 9.9% of the voting power of the outstanding PartnerRe common shares, the voting rights with respect to such shares will be limited, in the aggregate, to voting power of 9.9%, in accordance with PartnerRe’s Bye-Laws.

Required Vote; Quorum (page 48)

The approvals of the share issuance proposal and the equity plan proposal require the affirmative vote of a majority of the votes cast by all PartnerRe shareholders at the special general meeting where the total vote cast represents over 50% in interest of the PartnerRe common shares entitled to vote on the proposal. Approval of the board size proposal requires a simple majority of the votes cast at the special general meeting, where the presence of shareholders at the meeting, in person or by proxy, represents not less than 25% of PartnerRe’s outstanding common shares as of the record date.

The Transactions

Structure of the Transactions (page 54)

On July 4, 2009, PartnerRe entered into definitive agreements to effect a multi-step acquisition of all of the outstanding Paris Re common shares and Paris Re warrants.

As a first step in the acquisition, PartnerRe will cause a wholly-owned, Swiss-domiciled subsidiary of PartnerRe formed for the purpose of the acquisition, which we refer to as the “acquisition subsidiary,” to purchase all of the Paris Re common shares and Paris Re warrants held by six private equity firms and their related investment vehicles pursuant to the terms of a purchase agreement. We refer to this purchase as the “block purchase,” the purchase agreement governing the block purchase (as amended) as the “block purchase agreement” and the shareholders selling their shares pursuant to the block purchase agreement as the “block sellers.” Under the block purchase agreement, PartnerRe will acquire approximately 57.5% of the outstanding Paris Re common shares. These shares, when added together with the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe purchased from certain other Paris Re shareholders prior to the announcement of the Paris Re acquisition, whom we refer to as the “pre-announcement sellers,” and the additional 19.5% of the outstanding Paris Re common shares that PartnerRe has subsequently committed to acquire simultaneously with the closing of the block purchase from certain other Paris Re shareholders, whom we refer to as the “post-announcement sellers,” will give PartnerRe an aggregate ownership of approximately 83.1% of the outstanding Paris Re common shares following the closing of the block purchase. We refer to the purchases from the pre-announcement sellers and the post-announcement sellers as the “pre-announcement purchases” and “post-announcement purchases,” respectively. See “Summary—The Transaction Documents and Related Agreements—The Pre-Announcement Purchases” and “Summary—The Transaction Documents and Related Agreements—The Post-Announcement Purchases” below.

Following the closing of the block purchase, and subject to certain conditions, PartnerRe will cause the acquisition subsidiary to commence a voluntary public exchange offer, which we refer to as the “exchange offer,” for all remaining outstanding Paris Re common shares and Paris Re warrants. The exchange offer will be commenced pursuant to the terms of a transaction agreement dated July 4, 2009 between PartnerRe and Paris Re, which we refer to as the “transaction agreement.” If, after completion of the exchange offer, PartnerRe and its affiliates own at least 90% of the outstanding Paris Re common shares, PartnerRe will effect a compulsory merger, which we refer to as the “merger,” in accordance with Swiss law to acquire all remaining outstanding Paris Re common shares. In the merger, Paris Re will be merged into the acquisition subsidiary, with the acquisition subsidiary surviving the merger.

The transactions described above are collectively referred to herein as the “transactions,” and the block purchase agreement, the transaction agreement and the agreements governing the pre-announcement purchases and post-announcement purchases are collectively referred to herein as the “transaction documents.”

What Will Paris Re Shareholders Receive in the Transactions (page 54)

In each step of the transactions (including the block purchase, the pre-announcement purchases, the post-announcement purchases, the exchange offer and the merger), PartnerRe has exchanged or will exchange 0.300 PartnerRe common shares for each Paris Re common share and 0.167 PartnerRe common shares for each Paris Re warrant. We refer to this per share and warrant consideration as the “per share consideration” and the “per warrant consideration,” respectively. The per share consideration and per warrant consideration are each subject to the tangible book value per share adjustment described below under “Summary—The Transactions—Tangible Book Value Per Share Adjustment and Termination Right,” and the per share consideration is also subject to the post-block purchase closing dividend adjustment described below under “Summary—The Transactions—Post-Block Purchase Closing Dividend Adjustment.”

Immediately prior to the closing of the block purchase, Paris Re intends, subject to obtaining the requisite regulatory approvals, to effect an extraordinary cash distribution by way of a capital reduction to all holders of Paris Re common shares immediately prior to the closing of the block purchase in the amount of CHF 4.17 per Paris Re common share (the Swiss franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution). We refer to this cash distribution as the “share capital repayment.”

If, however, the share capital repayment is not paid in full immediately prior to the closing of the block purchase due to, among other things, the failure of Paris Re to obtain all necessary regulatory approvals, then, unless the parties agree otherwise, the remaining per share portion of the share capital repayment will be paid as follows:

•

each block seller and each post-announcement seller will receive the remaining per share portion of the share capital repayment in the form of a promissory note issued by PartnerRe at the closing of the block purchase (for an explanation of the terms of the promissory notes, see “The Block Purchase Agreement—Purchase and Sale” and “The Post-Announcement Purchase Agreements—Purchase and Sale”); and

•

each other holder of Paris Re common shares that holds Paris Re common shares on the relevant record date (including PartnerRe with respect to the Paris Re common shares owned by PartnerRe and its subsidiaries at that time) will receive the remaining per share portion in the form of cash by way of a capital distribution from Paris Re immediately prior to the settlement of the exchange offer. This cash payment, however, will only be paid if the exchange offer is settled. See “The Transaction Agreement—Certain Covenants—Share Capital Repayment” below.

The pre-announcement sellers will receive a payment of $3.85 for each Paris Re common share sold to PartnerRe in the pre-announcement purchases at the earlier of the closing of the block purchase and the termination of the transaction agreement (net of dividends paid or payable on the PartnerRe common shares with respect to the period after the completion of the pre-announcement purchases and prior to the earlier of the closing of the block purchase and the termination of the transaction agreement). This payment to the pre-announcement sellers will be made irrespective of whether the block purchase closes or the share capital repayment or any portion thereof is paid and is intended to compensate the pre-announcement sellers for the aggregate U.S. dollar amount that would be payable on the Paris Re common shares sold in the pre-announcement purchases had they not been sold prior to the payment of the share capital repayment. See “Summary—The Transaction Documents and Related Agreements—Pre-Announcement Purchases” below.

Tangible Book Value Per Share Adjustment and Termination Right (page 58)

Tangible Book Value Per Share Adjustment. If the percentage decline in Paris Re’s or PartnerRe’s tangible book value per share during the period from March 31, 2009 to the date, which we refer to as the “measurement date,” on which all conditions to the block purchase are satisfied (other than those conditions that by their nature cannot be satisfied until or immediately prior to the closing of the block purchase) is more than 15% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period, the per share consideration and per warrant consideration will be adjusted:

•	upwards if the percentage decline in PartnerRe’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of Paris Re’s; and

•	downwards if the percentage decline in Paris Re’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of PartnerRe’s.

We refer to this adjustment as the “tangible book value per share adjustment.” The amount of any adjustment will be determined pursuant to a formula, which provides that for each percentage point difference in excess of 15% in the parties’ relative declines in their tangible book values per share, the per share consideration and per warrant consideration will be adjusted, upwards or downwards, as applicable, by 0.004. The tangible book value per share adjustment is capped and will not increase or decrease the per share consideration or per warrant consideration by more than 0.100, which means that the per share consideration will not exceed 0.400 or be less than 0.200 PartnerRe common shares for each Paris Re common share and the per warrant consideration will not exceed 0.267 or be less than 0.067 PartnerRe common shares for each Paris Re warrant as a result of the tangible book value per share adjustment. For purposes of calculating the differential between the parties’ tangible book values per share, any increase in a party’s tangible book value from March 31, 2009 to the measurement date will be deemed to be no change in a party’s tangible book value per share.

For further information regarding the calculation of the tangible book value per share adjustment, see “The Transactions—Tangible Book Value Per Share Adjustment and Termination Right” and for further information regarding the potential effect of the tangible book value per share adjustment on the amount of PartnerRe common shares to be issued in connection with the transactions, see “Summary—The Transactions—Ownership of PartnerRe Following the Transactions” below.

Termination Right. The transaction agreement provides that if the percentage decline in one party’s tangible book value per share during the period from March 31, 2009 to the measurement date is more than 40% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period, the other party will have the right to terminate the transaction agreement and the block purchase agreement prior to the closing of the block purchase.

Post-Block Purchase Closing Dividend Adjustment (page 59)

If PartnerRe declares a cash dividend or other cash distribution on the PartnerRe common shares with a record date on or after the closing of the block purchase and prior to the settlement of the exchange offer, then the per share consideration will be adjusted upwards. We refer to this adjustment as the “post-block purchase closing dividend adjustment.” The amount of the upward adjustment to the per share consideration will be equal to (i) the U.S. dollar amount of the cash dividend or other distribution multiplied by (ii) the per share consideration (after giving effect to any prior adjustment) divided by (iii) the average closing price of the PartnerRe common shares on the New York Stock Exchange for the five trading days immediately prior to record date for such cash dividend or other distribution.

Share Capital Repayment (page 56)

As described above under “Summary—The Transactions—What Will Paris Re Shareholders Receive in the Transactions,” Paris Re intends, subject to obtaining the requisite regulatory approvals, to effect the share capital repayment immediately prior to the closing of the block purchase. The transaction agreement provides that if all necessary conditions precedent with respect to the share capital repayment have been satisfied prior to the closing of the block purchase, Paris Re will pay the share capital repayment immediately prior to the closing of the block purchase in accordance with a pre-agreed plan between Paris Re and PartnerRe, or such alternative method of funding the share capital repayment as to which Paris Re and PartnerRe may subsequently agree. The share capital repayment will not be paid if the block purchase does not close for any reason.

If the full amount of the share capital repayment cannot be paid immediately prior to the closing of the block purchase because all necessary conditions precedent for the payment, such as regulatory approvals, have not been satisfied, Paris Re will pay the lesser amount, if any, for which all necessary conditions precedent have been satisfied immediately prior to the closing of the block purchase in accordance with the pre-agreed plan or as otherwise agreed by the parties.

To the extent the share capital repayment is not made in full immediately prior to the closing of the block purchase, unless the parties agree otherwise, the remaining portion will be paid to the block sellers and the post-announcement sellers in the form of a promissory note at the closing of the block purchase.

In addition, if the full amount of the share capital repayment has not been paid immediately prior to the closing of the block purchase, unless the parties agree otherwise, PartnerRe has agreed to cause Paris Re to pay the remaining portion of the share capital repayment immediately prior to the settlement of the exchange offer to the holders of Paris Re common shares holding such shares on the relevant record date. If necessary to effect the payment of the share capital repayment, PartnerRe has agreed to lend sufficient funds to Paris Re Holdings France S.A., a wholly-owned subsidiary of Paris Re, to enable Paris Re to pay the share capital repayment to all holders of Paris Re common shares immediately prior to the settlement of the exchange offer. The payment of the share capital repayment (or any remaining portion thereof) immediately prior to the settlement of the exchange offer is conditioned on, unless the parties otherwise agree, PartnerRe being reasonably satisfied that the exchange offer will be settled immediately after such payment.

Ownership of PartnerRe Following the Transactions (page 60)

Assuming the base case assumptions described below, PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities in the transactions if they are completed in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants”). Based on the base case assumptions, at the completion of the transactions, it is expected that (i) there will be outstanding approximately 82.3 million PartnerRe common shares (net of treasury shares), (ii) the PartnerRe common shares issued to current holders of Paris Re common shares and warrants in the transactions will represent approximately 31.1% of the outstanding PartnerRe common shares immediately after the merger and (iii) PartnerRe common shares held by current PartnerRe shareholders will represent approximately 68.9% of the outstanding PartnerRe common shares immediately after the merger.

The foregoing assumes the following, which we collectively refer to as the “base case assumptions:”

•

from July 4, 2009, when there were 80.6 million Paris Re common shares outstanding (net of treasury shares), until the completion of the transactions, no additional Paris Re common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares);

•

from July 4, 2009, when there were 56.7 million PartnerRe common shares outstanding (net of treasury shares), until the completion of the transactions, except for issuances in connection with the transactions, no additional PartnerRe common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for PartnerRe common shares);

•	PartnerRe will acquire 100% of the outstanding Paris Re common shares and Paris Re warrants in the transactions;

•	no adjustment will be made to the per share consideration and per warrant consideration pursuant to the tangible book value adjustment; and

•

PartnerRe will not declare any dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer and, as a result, no adjustment will be made to the per share consideration pursuant to the post-block purchase closing dividend adjustment.

The actual number of PartnerRe common shares issued in the transactions and the relative ownership of the current Paris Re and PartnerRe shareholders after the completion of the transactions could be more or less if the actual facts differ from the base case assumptions, including if:

•

in addition to the PartnerRe common shares issued in connection with the transactions, additional Paris Re common shares or PartnerRe common shares are issued prior to the completion of the transactions (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares or PartnerRe common shares), in each case, in accordance with the limitations set forth in the transaction agreement;

•	PartnerRe acquires less than all of the outstanding Paris Re warrants in the transactions;

•	the per share consideration and per warrant consideration are adjusted upwards or downwards pursuant to the tangible book value per share adjustment; or

•

for purposes of the post-block purchase closing dividend adjustment, PartnerRe declares one or more dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer, in which case the increase in the number of PartnerRe common shares issued will be determined based on the formula described above under “Summary—The Transactions—Post-Block Purchase Closing Dividend Adjustment” and would be dependent on both the aggregate amount of dividends so declared as well as the average price per PartnerRe common share during the applicable measurement period.

Recommendations of the PartnerRe Board of Directors (page 48)

The board of directors of PartnerRe has unanimously determined that the transactions and the transaction documents, including the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares, the increase in the size of the PartnerRe board of directors and the amendment to the 2005 employee equity plan, are advisable and in the best interests of PartnerRe and its shareholders and has approved and adopted the transactions and the transaction documents. Accordingly, the board of directors of PartnerRe recommends that you vote (i) “FOR” the share issuance proposal, (ii) “FOR” the board size proposal and (iii) “FOR” the equity plan proposal.

PartnerRe Common Shares Owned by PartnerRe Directors and Executive Officers (page 148)

At the close of business on August 12, 2009, directors and executive officers of PartnerRe beneficially owned and were entitled to vote, in the aggregate, approximately 1,699,106 PartnerRe common shares, which represented approximately 2.9% of the PartnerRe common shares outstanding on that date. The directors and executive officers of PartnerRe have informed PartnerRe that they intend to vote all of their PartnerRe common shares (i) “FOR” the share issuance proposal, (ii) “FOR” the board size proposal and (iii) “FOR” the equity plan proposal.

Reasons for the Transactions (page 67)

PartnerRe’s board of directors considered a wide variety of factors when determining whether to enter into the transaction documents. PartnerRe’s board of directors believes that the transactions will create a stronger global reinsurance company that is better positioned for long-term success. In particular, PartnerRe’s board of directors believes that the transactions will result in several significant strategic benefits to PartnerRe, including: the opportunity to acquire Paris Re’s high-quality balance sheet at approximately book value, together with its seasoned book of business and experienced staff; the ability to provide clients with greater capacity, larger lines and a broader range of products and services; and the enhanced size and scope of the combined entity that should lead to more balance and more stability, increased diversification, less volatility of earnings and greater financial flexibility. PartnerRe’s board of directors also considered other material factors relating to the transactions, including PartnerRe’s extensive analysis and due diligence review, the projected timing of the integration process, the likelihood of consummating the transactions, the quality of Paris Re’s asset portfolio and book of business, the financial terms of the transactions and the structure of the transactions.

PartnerRe’s board of directors also considered the potential risks associated with the transactions, including, among other things, the potential for delay in completing the transactions, the inherent challenges in combining businesses, the possibility that PartnerRe may complete some, but not all of the transactions, the potential for rating downgrades, the potential for an upward or downward tangible book value per share adjustment, the potential funding obligations associated with the share capital repayment, the potential for employee defections and the risks described under “Risk Factors.”

Opinion of UBS Securities LLC (page 71)

In connection with the block purchase, the exchange offer and the merger, the PartnerRe board of directors received a written opinion, dated July 4, 2009, from PartnerRe’s financial advisor, UBS Securities LLC, which we refer to as “UBS,” as to the fairness, from a financial point of view and as of the date of the opinion, to PartnerRe of the 0.300 PartnerRe common shares for each outstanding Paris Re common share and 0.167 PartnerRe common shares for each outstanding Paris Re warrant to be paid in the aggregate by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions), which we refer to for purposes of UBS’ opinion as the “aggregate consideration.” UBS was not requested to, and its opinion did not, address, among other things, the pre-announcement purchases or the post-announcement purchases, which, at the time of UBS’ opinion, were contemplated to occur, if at all, only after the execution of the block purchase agreement and transaction agreement. The full text of UBS’ opinion is attached to this proxy statement as Annex A.

UBS’ opinion was provided for the benefit of PartnerRe’s board of directors in connection with, and for the purpose of, its evaluation of the aggregate consideration from a financial point of view and does not address any other aspect of the block purchase, the exchange offer, the merger or any related transaction. The opinion does not address the relative merits of the block purchase, the exchange offer, the merger or any related transaction as compared to other business strategies or transactions that might be available to PartnerRe or PartnerRe’s underlying business decision to effect the block purchase, the exchange offer, the merger or any related transaction. The opinion does not constitute a recommendation to any security holder as to how such security holder should vote or act with respect to the block purchase, the exchange offer, the merger or any related transaction. Holders of PartnerRe’s common shares are encouraged to read UBS’ opinion carefully in its entirety for a description of the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS.

Increase in Size of PartnerRe Board of Directors (page 124)

At the PartnerRe special general meeting, PartnerRe shareholders are being asked to consider and vote on the board size proposal, which would increase the number of PartnerRe directors from 11 to 12 directors, effective at the closing of the block purchase. Pursuant to the transaction agreement, PartnerRe has agreed to cause one of the existing directors on the Paris Re board of directors that is unaffiliated with any block seller to be appointed to the PartnerRe board of directors effective upon the closing of the block purchase, subject to the approval of that person by PartnerRe’s Nominating and Governance Committee.

The size of the PartnerRe board of directors is currently fixed at 11 members and there are currently 11 directors serving with no vacancies. In accordance with PartnerRe’s Bye-Laws, the PartnerRe board of directors is divided into three classes with a minimum of one and a maximum of four directors in each class, with the total number of directors constituting PartnerRe’s board of directors fixed from time to time by resolution of the PartnerRe shareholders. Increasing the size of the PartnerRe board of directors above its current size requires the approval of PartnerRe shareholders.

If the PartnerRe shareholders approve the board size proposal, the PartnerRe board of directors intends to appoint Roberto Mendoza to the PartnerRe board of directors to fill the vacancy created by the increase in the size of the PartnerRe board of directors. Mr. Mendoza’s appointment has been approved by PartnerRe’s Nominating and Governance Committee. Mr. Mendoza will serve as a Class I director.

The increase in the size of PartnerRe’s board of directors is conditioned upon and subject to the closing of the block purchase. If the block purchase does not close, the increase in the size of PartnerRe’s board of directors will not occur and Mr. Mendoza will not be appointed.

The transaction documents provide that PartnerRe shareholder approval of the board size proposal is a condition to the completion of the block purchase.

Treatment of Paris Re Share Options, Restricted Share Units and Warrants (page 95)

At the effective time of the merger, all outstanding share options to purchase Paris Re common shares held by non-French employees will be converted into share options to purchase PartnerRe common shares and all outstanding share options to purchase Paris Re common shares held by French employees will be converted into share options to purchase common shares of the acquisition subsidiary. French employees will also be able to enter into a liquidity agreement allowing them to exchange the shares received upon exercise of their share options for PartnerRe common shares.

In addition, at the effective time of the merger, all outstanding Paris Re warrants and all outstanding unvested Paris Re restricted share units will be converted into outstanding PartnerRe warrants and outstanding unvested PartnerRe restricted share units, as applicable.

Amendment to the 2005 Employee Equity Plan (page 126)

At the PartnerRe special general meeting, PartnerRe shareholders are being asked to consider and vote on the equity plan proposal, which would amend the 2005 employee equity plan to increase the shares available for issuance and to increase the number of shares that may be awarded as restricted shares or restricted share units.

Pursuant to the terms of the 2005 employee equity plan, the number of PartnerRe common shares that may be awarded is capped at 2,875,089. The number of PartnerRe common shares that may be awarded as either restricted shares or restricted share units is capped at 1,343,325. The number of PartnerRe common shares that may be awarded was intended to be sufficient to grant awards for the years 2009, 2010 and 2011 of the 2005 employee equity plan. Upon the consummation of the transactions, which will result in approximately 400 employees of Paris Re and its subsidiaries joining PartnerRe, PartnerRe anticipates that share usage will increase beyond its original expectations.

In order to continue to implement its long-term equity goals, PartnerRe will be required to increase the number of PartnerRe common shares that may be awarded under the 2005 employee equity plan by 430,000, and of that 430,000, increase the number of PartnerRe common shares that may be awarded as restricted shares or restricted share units by 315,000. If this amendment is not approved, PartnerRe will not be able to make further grants once the current cap of 2,875,089 is reached and PartnerRe will not be able to make further grants of restricted shares and restricted share units once the current cap of 1,343,325 is reached, but the 2005 employee equity plan will otherwise remain in effect.

If the equity plan proposal is approved, the amendment to the 2005 employee equity plan will only be effective if the block purchase closes. The approval of the equity plan proposal is not a condition to the completion of the transactions.

Regulatory Approvals (page 81)

Prior to the completion of the transactions, PartnerRe and Paris Re must obtain certain approvals and consents from governmental agencies, including in the United States, Bermuda, Canada, Singapore, France, Switzerland and the European Union. If the parties do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the transaction documents, then the parties may not be obligated to complete the transactions.

Subject to the limitations and exceptions set forth in the transaction documents, PartnerRe and Paris Re have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions, including making any required filing or application and filing all notifications of, or requests for approval or non-objection relating to, the transactions as promptly as practicable.

Composition of Paris Re Board of Directors Post-Block Purchase (page 93)

The closing of the block purchase is conditioned upon, among other things, individuals designated by PartnerRe comprising a majority of Paris Re’s board of directors immediately after the block purchase. After the closing of the block purchase until the effective time of the merger, the acquisition subsidiary must use its reasonable best efforts to cause at least one-third of the directors on the Paris Re board of directors to consist of persons that are existing members on the Paris Re board of directors unaffiliated with the block sellers or, if any of these persons are unable or unwilling to serve, that are “independent” in accordance with Paris Re’s organizational resolutions.

Following the closing of the block purchase until the effective time of the merger, the approval of a majority of the independent directors constituting at least one-third of the directors of the Paris Re board of directors will be required to authorize any termination by Paris Re of, or any amendment to, the transaction agreement, any extension of time for performance of any obligation or action by PartnerRe or the acquisition subsidiary and any waiver of compliance with any of the agreements or conditions contained in the transaction agreement for the benefit of Paris Re.

Paris Re Shareholder Approvals and Paris Re Board Recommendations (page 103)

Paris Re Shareholder Approvals

The closing of the block purchase is conditioned on the approval of the following matters by the Paris Re shareholders:

•	the payment of the share capital repayment, subject to the closing of the block purchase;

•	the appointment of individuals designated by PartnerRe comprising a majority of Paris Re’s board of directors, subject to and effective upon the closing of the block purchase; and

•

an amendment to Paris Re’s articles of incorporation (i) to remove a provision thereof purporting to require a cash takeover bid for any acquisition of more than one-third of the Paris Re voting rights and (ii) to reduce the minimum number of the directors on the Paris Re board of directors from 10 to six that will be effective immediately prior to the block purchase.

The Paris Re shareholders approved the foregoing matters at the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009.

Paris Re Board Recommendations

During its meeting held on June 30, 2009, the Paris Re board of directors unanimously approved the transaction agreement and the block purchase agreement and unanimously determined that the transactions contemplated thereby were in the best interest of Paris Re and its shareholders. At that meeting, the Paris Re board of directors unanimously recommended that (i) if the exchange offer were filed as of the date of its meeting of June 30, 2009 in accordance with the terms of the transaction agreement, Paris Re’s shareholders accept the exchange offer and tender their Paris Re common shares and Paris Re warrants in the exchange offer, and (ii) if the merger were to be approved on the date of its meeting of June 30, 2009 in accordance with the terms of the transaction agreement, Paris Re’s shareholders adopt and approve the merger.

Paris Re has been advised that all of its directors and executive officers who own Paris Re common shares intend to tender their shares in the exchange offer.

Interests of Certain Persons in the Transactions (page 79)

PartnerRe directors and officers own PartnerRe common shares and hold share options, share appreciation rights, restricted shares and restricted share units under the 2005 employee equity plan and the PartnerRe 2003 Non-Employee Director Share Plan, none of which will vest or be adjusted or otherwise changed as a result of the transactions. Except for the interests inherent in the ownership of PartnerRe common shares and these equity awards, PartnerRe’s directors and officers do not have any material interests that arise as a result of the transactions.

Material United States Federal Income Tax Consequences of the Transactions (page 81)

There are no material U.S. federal income tax consequences to PartnerRe’s current shareholders that will result from the issuance of PartnerRe common shares or securities exercisable or exchangeable for PartnerRe common shares pursuant to the transactions.

The Transaction Documents and Related Agreements

Conditions to the Closing of the Block Purchase (page 89)

PartnerRe and the block sellers will be required to close the block purchase only if specific conditions, including the following, are satisfied or waived:

•	absence of applicable law prohibiting or preventing the completion of the block purchase, the exchange offer or the merger;

•

expiration, termination or receipt of any applicable waiting period (or extension thereof) or approval under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” and any applicable foreign antitrust law, in each case, without the imposition of a “burdensome condition” (early termination of the applicable waiting period under the HSR Act was granted on August 14, 2009) (for an explanation of the term “burdensome condition,” see “The Transaction Agreement—Certain Covenants—Reasonable Best Efforts Covenant”);

•	receipt of all insurance regulatory approvals required in connection with the block purchase, the exchange offer and the merger without the imposition of a “burdensome condition;”

•	receipt of all required approvals of any governmental authority (other than those referred to in the two immediately preceding bullet points) without the imposition of a “burdensome condition;”

•

approval for the listing of the PartnerRe common shares on Euronext Paris or another European Union stock exchange or, in PartnerRe’s reasonable judgment, such listing is reasonably expected to occur prior to the settlement of the exchange offer;

•	approval for listing on the New York Stock Exchange of the PartnerRe common shares to be issued in the block purchase;

•

the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4, if required, to be filed in connection with the exchange offer (or, in PartnerRe’s reasonable judgment, no reasonable basis to believe that the Form S-4 will not be declared effective prior to the settlement of the exchange offer);

•	approval by the PartnerRe shareholders of the share issuance proposal and, unless the condition is waived, the board size proposal;

•

the approval by the Paris Re shareholders of the matters requiring Paris Re shareholder approval, which approval was obtained at the extraordinary general meeting of Paris Re’s shareholders on August 11, 2009;

•	receipt of exemptive and no-action relief, if necessary, from the SEC permitting PartnerRe to settle the exchange offer in accordance with the French tender offer rules;

•

accuracy as of the closing of the block purchase of the representations and warranties made by PartnerRe, Paris Re and the block sellers to the extent specified in the block purchase agreement and transaction agreement;

•	performance in all material respects by PartnerRe, Paris Re and the block sellers of the obligations required to be performed by it at or prior to closing;

•

receipt of evidence that, immediately following the closing of the block purchase, the individuals designated by PartnerRe to Paris Re’s board of directors will comprise a majority of Paris Re’s board of directors; and

•	effectiveness in accordance with Swiss law of the amendment to Paris Re’s articles of incorporation.

Conditions to the Commencement of the Exchange Offer (page 92)

The acquisition subsidiary will be required to commence the exchange offer only if specific conditions, including the following, are satisfied or waived:

•	absence of any law prohibiting or preventing the completion of the exchange offer or the merger;

•	the effectiveness of, and the absence of any stop order with respect to, the registration statement on Form S-4, if required, to be filed in connection with the exchange offer;

•	receipt of exemptive and no-action relief, if necessary, from the SEC permitting PartnerRe to settle the exchange offer in accordance with the French tender offer rules;

•

the absence of PartnerRe having a reasonable basis to believe that the “independent expert” (as further described in this document) would render an opinion that the exchange offer on the terms proposed would not satisfy the regulations of the Autorité des Marchés Financiers, the French market authority, which we refer to as the “AMF;” and

•

the exchange offer on the terms proposed being declared compliant by the AMF without imposing any requirement that if not satisfied would require a cash alternative in accordance with the French tender offer rules (other than certain requirements accepted by PartnerRe as of the execution date of the transaction agreement).

Termination of the Block Purchase Agreement (page 90)

The block purchase agreement may be terminated at any time before the closing of the block purchase by mutual written consent of PartnerRe and the block sellers prior to the closing of the block purchase.

The block purchase agreement may also be terminated under certain circumstances prior to the closing of the block purchase by either PartnerRe or any block seller, including if:

•

the closing of the block purchase has not occurred on or before March 15, 2010, subject to automatic extension if the time for calculating the tangible book value per share adjustment is delayed under certain circumstances;

•	the transaction agreement has been terminated;

•	any applicable law makes consummation of the transactions illegal or otherwise prohibited; or

•

the other party has breached any of its covenants or agreements or any representation or warranty that would, if occurring at the closing of the block purchase, result in the failure of a closing condition to the terminating party’s obligations and which breach is not cured (or cannot be cured) within the applicable cure period.

Termination of the Transaction Agreement (page 107)

The transaction agreement may be terminated at any time before the effective time of the merger by mutual written consent of PartnerRe and Paris Re.

The transaction agreement may also be terminated under certain circumstances prior to the effective time of the merger, including:

•	by either PartnerRe or Paris Re if the block purchase agreement has terminated prior to the closing of the block purchase;

•

by either PartnerRe or Paris Re if either (i) the settlement of the exchange offer has not occurred within five months after the closing of the block purchase or (ii) the effective time of the merger has not occurred within three months after the settlement of the exchange offer;

•	by either PartnerRe or Paris Re if any applicable law makes consummation of the transactions illegal or otherwise prohibited;

•	by either PartnerRe or Paris Re if prior to the closing of the block purchase, the PartnerRe shareholder approvals required to consummate the transactions have not been obtained;

•

by PartnerRe or Paris Re if prior to the closing of the block purchase, it is determined that the decline in other party’s tangible book value per share during the period from March 31, 2009 to the measurement date is more than 40% greater than the percentage decline in its tangible book value per share during the same period;

•

by PartnerRe or Paris Re if the other party has breached any of its covenants or agreements or any representation or warranty that would, if occurring at the closing of the block purchase, result in the failure of a closing condition to the terminating party’s obligations and which breach is not cured (or cannot be cured) within the applicable cure period;

•

by PartnerRe if prior to the closing of the block purchase, the Paris Re shareholder approvals required to consummate the transactions had not been obtained (the Paris Re shareholder approvals were obtained at the extraordinary general meeting of Paris Re’s shareholders on August 11, 2009);

•

by Paris Re if prior to the closing of the block purchase, PartnerRe’s board of directors has withdrawn or modified its recommendations relating to the PartnerRe shareholder approvals or, in certain circumstances, has failed to reaffirm its recommendation; or

•	by Paris Re if prior to the receipt of the PartnerRe shareholder approvals, there has been a breach of PartnerRe’s non-solicitation obligations (as further described in this document).

Termination Fees (page 109)

PartnerRe has agreed to pay a fee of $75 million to Paris Re if the transaction agreement is terminated under any of the following circumstances:

•

PartnerRe’s board of directors has withdrawn or modified its recommendations relating to the PartnerRe shareholder approvals required to consummate the transactions in a manner adverse to Paris Re or, in certain circumstances, has failed to reaffirm its recommendation; or

•	the PartnerRe shareholder approvals required to consummate the transactions have not been obtained.

Restrictions on Changes in Recommendation by the PartnerRe and Paris Re Boards of Directors (pages 103 and 104)

Pursuant to the transaction agreement, the boards of directors of PartnerRe and Paris Re may not withdraw or modify, in any manner adverse to the other party, their respective recommendations in connection with the transactions, except:

•

in the case of the PartnerRe board of directors, the PartnerRe board of directors determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Bermuda law; and

•

in the case of the Paris Re board of directors, if following the receipt of a superior proposal, the Paris Re board of directors determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Swiss law.

In order for the Paris Re board of directors (but not the PartnerRe board of directors) to effect a change in its recommendation, the Paris Re board of directors must provide prior written notice to PartnerRe. PartnerRe will then have five business days to make a proposal that is at least as favorable to the Paris Re shareholders as the superior proposal (and that, under some circumstances, can be declared compliant by the AMF), during which period Paris Re will negotiate in good faith with PartnerRe.

Even if PartnerRe or Paris Re has effected a change in recommendation, each will still be required to call and hold a shareholder meeting and to present each of the matters requiring the approval of its shareholders at such meeting for consideration by its shareholders.

Restrictions on Solicitation of Acquisition Proposals by PartnerRe or Paris Re (page 102)

Subject to specified legal and fiduciary exceptions, the transaction agreement precludes PartnerRe and Paris Re and their respective subsidiaries and advisors from, directly or indirectly:

•

initiating or soliciting or knowingly facilitating or encouraging any inquiry or the making of any proposal, sometimes referred to as an acquisition proposal, involving a merger, business combination, sale of substantially all of its assets or other similar transaction involving it or any of its subsidiaries or any acquisition involving, in the case of Paris Re, 5% and, in the case of PartnerRe, 50%, of its consolidated assets or of its voting securities;

•	participating in any discussions or negotiations with or furnishing any non-public information to any third party seeking to make or who has made an acquisition proposal;

•	granting any waiver or release under any standstill or similar agreement; or

•	entering into any agreement in principle, letter of intent or other similar instrument relating to an acquisition proposal.

The Pre-Announcement Purchases (page 110)

Substantially contemporaneously with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into, and subsequently consummated, five separate unconditional securities purchase agreements to acquire in the aggregate approximately 6.1% of the outstanding Paris Re common shares held by certain Paris Re shareholders.

The purchase price per Paris Re common share paid in each of the pre-announcement purchases is the same per share consideration payable in the block purchase.

In order to give effect to the tangible book value per share adjustment, the pre-announcement purchases are subject to a post-closing adjustment at the time of the closing of the block purchase, which will result in an issuance of additional PartnerRe common shares to the pre-announcement sellers in the case of an upward tangible book value per share adjustment or the return of PartnerRe common shares (or payment in cash in lieu thereof) to PartnerRe in the case of a downward tangible book value per share adjustment.

In addition, the pre-announcement sellers will receive the deferred cash payment of $3.85 for each Paris Re common share sold to PartnerRe in the pre-announcement purchases net of any per share dividend declared on the PartnerRe common shares having a record date prior to the earlier of the closing of the block purchase and the termination of the transaction agreement (as appropriately adjusted for an exchange ratio of 0.300 PartnerRe common shares for each Paris Re common share). This cash payment will be paid to the pre-announcement sellers even if the block purchase does not close, in which case no post-closing adjustment will be applicable and the payment will be made within two business days following termination of the block purchase agreement.

In connection with the pre-announcement purchases, Paris Re granted each pre-announcement seller registration rights permitting each pre-announcement seller to sell its PartnerRe common shares under a shelf registration statement through non-underwritten transactions, subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods.

The Post-Announcement Purchases (page 112)

Following the entry into of the transaction agreement and the block purchase agreement, PartnerRe entered into a securities purchase agreement with certain other Paris Re shareholders who were shareholders of Paris Re prior to its initial public offering or who were among one of those shareholders’ private transferees. Under the terms of the securities purchase agreement, the acquisition subsidiary will acquire 19.5% of the outstanding Paris Re common shares from the post-announcement sellers. Each of the post-announcement sellers has represented to PartnerRe that all Paris Re common shares that will be acquired in the applicable post-announcement purchase were acquired by such post-announcement seller prior to the public announcement of the transactions.

The post-announcement purchases will close contemporaneously with the closing of the block purchase and are conditioned upon the closing of the block purchase. The purchase price per Paris Re common share payable in the post-announcement purchases is the same per share consideration payable in the block purchase and will be adjusted by the tangible book value per share adjustment to the same extent as the per share consideration payable in the block purchase.

In connection with the post-announcement purchases, Paris Re granted each post-announcement seller certain registration rights permitting each post-announcement seller to sell its PartnerRe common shares under a shelf registration statement through non-underwritten transactions, subject to PartnerRe’s right to impose certain suspension periods.

The Investor Agreements (page 117)

The block purchase agreement provides that at the closing of the block purchase, each of the affiliated block sellers will enter into a separate investor agreement in the form attached to the block purchase agreement, each of which we refer to as an “investor agreement.” Each investor agreement will subject the applicable shareholders party thereto to certain transfer restrictions, which provide that for a period of at least six months after the closing of the block purchase, such shareholder may not transfer its PartnerRe common shares, except for transfers to affiliates or its or their portfolio companies or in certain distributions in-kind. Following the initial “lock-up period,” each such shareholder may generally transfer its PartnerRe common shares to third parties, except that, subject to certain exceptions, no such transfers may be made to any person who, to such shareholder’s knowledge, is a competing person, has filed a Schedule 13D with respect to PartnerRe’s equity securities or beneficially owns 5% or more of PartnerRe’s total outstanding voting power.

The investor agreements also subject the shareholders party thereto to certain “standstill” restrictions that generally restrict each shareholder from, among other things, (i) acquiring beneficial ownership of more than 9.9% of PartnerRe’s total outstanding voting power, (ii) seeking to effect a merger, tender offer or other extraordinary transaction involving PartnerRe, (iii) soliciting proxies to vote or seek to influence any third party with respect to their voting of any PartnerRe common shares, (iv) proposing, or facilitating or encouraging any third party, to seek representation on PartnerRe’s board of directors or (v) forming, joining or participating in a 13D group, including a group consisting of other unaffiliated shareholders.

Each investor agreement further contains a “vote neutralization” provision that provides that if at any time any shareholder party thereto has a total voting power over PartnerRe common shares in excess of the total voting power represented by the PartnerRe common shares acquired by the shareholder at the closing of the block purchase, the excess voting power must either be voted, at such shareholder’s option, in accordance with the recommendation of PartnerRe’s board of directors or voted or abstained in accordance with the votes and abstentions made by PartnerRe shareholders other than the block sellers and their affiliates.

Each investor agreement further grants the shareholders party thereto the right to attend quarterly meetings with PartnerRe’s chief financial officer (or his or her deputy) and potentially one or more other members of PartnerRe’s executive committee. In addition, each shareholder will be entitled to certain quarterly meeting and information rights. Upon exercising any quarterly meeting and information right, a shareholder will be subject to PartnerRe’s normal trading policy and black-out periods applicable to “designated insiders.”

Block Seller Registration Rights Agreements (page 120)

At the closing of the block purchase, each of the affiliated block sellers will enter into a separate registration rights agreement. Pursuant to these agreements, PartnerRe will agree to maintain an effective registration statement during a two-year period commencing at the expiration of the “lock-up period” in the applicable investor agreement (which two-year period may be extended under certain circumstances), permitting block sellers to sell their PartnerRe common shares in underwritten and non-underwritten offerings at any time during the two-year period (as extended) subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods. Each of the registration rights agreements contains customary indemnification provisions.

Tender and Support Agreements (pages 120 and 121)

Contemporaneously with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into a tender and support agreement with Mr. Hans-Peter Gerhardt, the chief executive officer of Paris Re, pursuant to which Mr. Gerhardt agreed to tender all of his Paris Re warrants in the exchange offer.

At the same time, PartnerRe also entered into a tender and support agreement with certain funds managed by OZ Management LP or its affiliates pursuant to which such funds agreed to tender all of their Paris Re common shares, representing in the aggregate approximately 6.1% of the outstanding Paris Re common shares, in the exchange offer. Subsequent to entering into this agreement, certain of these funds agreed to become post-announcement sellers and sell their Paris Re common shares to PartnerRe contemporaneously with the closing of the block purchase. In connection with this, the tender and support agreement was amended to terminate the agreement with respect to those funds agreeing to sell their PartnerRe common shares as part of the post-announcement purchases, decreasing the aggregate number of Paris Re common shares subject to the tender and support agreement to approximately 0.13% of the outstanding Paris Re common shares.

Selected Historical Consolidated Financial Information of PartnerRe

The table below shows certain selected historical consolidated financial information relating to PartnerRe. The financial information has been derived from the audited financial statements filed as part of PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2008 and the unaudited interim financial statements filed as part of PartnerRe’s Quarterly Report on Form 10-Q for the six month period ended June 30, 2009. This information has been prepared in accordance with accounting principles generally accepted in the United States, which we refer to as “U.S. GAAP.” This financial information should be read in conjunction with the financial statements and the related notes and other financial information, including management’s discussion and analysis of financial condition and results of operations, contained in the Annual Report on Form 10-K for the year ended December 31, 2008 and the Quarterly Report on Form 10-Q for the six month period ended June 30, 2009, which are incorporated by reference into this proxy statement. The following selected historical financial information is qualified in its entirety by reference to the financial statements, information and notes contained in those documents. See “Where You Can Find More Information” on page 199.

	For the years ended December 31,					Six Months Ended June 30,
	2008	2007	2006	2005	2004	2009	2008
	(in millions of U.S. dollars or shares, except ratios and per share data)
Statement of Operations Data
Gross premiums written	$4,028	$3,810	$3,734	$3,665	$3,888	$2,187	$2,407
Net premiums written	3,989	3,757	3,689	3,616	3,853	2,153	2,368
Net premiums earned	$3,928	$3,777	$3,667	$3,599	$3,734	$1,693	$1,865
Net investment income	573	523	449	365	298	269	283
Net realized and unrealized investment (losses) gains	(531)	(72)	47	207	117	236	(271)
Net realized gain on purchase of capital efficient notes	—	—	—	—	—	88	—
Other income (loss)	10	(17)	24	35	17	8	6

Total revenues	3,980	4,211	4,187	4,206	4,166	2,294	1,883
Losses and loss expenses and life policy benefits	2,609	2,082	2,111	3,087	2,476	978	1,138
Total expenses	3,918	3,328	3,355	4,244	3,673	1,561	1,790
Income (loss) before taxes and interest in (losses) earnings of equity investments	62	883	832	(38)	493	733	93
Income tax expense (benefit)	10	82	95	23	7	117	(11)
Interest in (losses) earnings of equity investments	(5)	(83)	12	10	6	—	(1)

Net income (loss)	$47	$718	$749	$(51)	$492	$616	$103

Basic net income (loss) per common share	$0.22	$12.18	$12.58	$(1.56)	$8.80	$10.58	$1.58
Diluted net income (loss) per common share	$0.22	$11.87	$12.37	$(1.56)	$8.71	$10.43	$1.54
Dividends declared and paid per common share	$1.84	$1.72	$1.60	$1.52	$1.36	$0.94	$0.92
Weighted average number of common and common share equivalents outstanding	55.6	57.6	57.8	55.0	54.0	57.4	55.7

Non-life Ratios
Loss ratio(1)	63.9%	50.8%	54.8%	87.3%	65.6%	54.8%	57.6%
Acquisition ratio(2)	23.3	22.9	23.1	23.0	23.0	22.9	23.8
Other operating expense ratio(3)	6.9	6.7	6.5	6.0	6.0	7.6	7.6

Combined ratio(4)	94.1%	80.4%	84.4%	116.3%	94.6%	85.3%	89.0%

(1)	Loss ratio is obtained by dividing losses and loss expenses by net premiums earned.
(2)	Acquisition ratio is obtained by dividing acquisition costs by net premiums earned.
(3)	Other operating expense ratio is obtained by dividing other operating expenses by net premiums earned.
(4)	Combined ratio is defined as the sum of the loss ratio, the acquisition ratio and the other operating expense ratio.

	At December 31,					At June 30,
	2008	2007	2006	2005	2004	2009	2008
	(in millions of U.S. dollars or shares, except per share data)
Balance Sheet Data
Total investments and cash	$11,724	$11,572	$10,679	$9,579	$8,398	$12,070	$12,042
Total assets	16,279	16,149	15,034	13,783	12,717	16,974	17,388
Unpaid losses and loss expenses and policy benefits for life and annuity contracts	8,943	8,773	8,301	7,962	7,044	8,943	9,255
Long-term debt	200	620	620	620	220	200	400
Debt related to senior notes	250	—	—	—	—	250	250
Debt related to capital efficient notes	258	258	258	—	—	71	258
Debt related to trust preferred securities	—	—	—	206	206	—	—
Total shareholders’ equity	4,199	4,322	3,786	3,093	3,352	4,768	4,409
Diluted book value per common and common share equivalents outstanding	$63.95	$67.96	$56.07	$44.57	$50.99	$73.85	$70.22
Number of common shares outstanding, net of treasury shares	56.5	54.3	57.1	56.7	54.9	56.7	54.0

Selected Historical Consolidated Financial Information of Paris Re

The table below shows certain selected historical consolidated financial information relating to Paris Re. The financial information has been derived from the consolidated financial statements of Paris Re. This information has been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board, which we refer to as “IFRS.” This financial information should be read in conjunction with the consolidated financial statements of Paris Re and the related notes and the management’s discussion and analysis of financial condition and results of operations contained elsewhere in this proxy statement. The following selected historical financial information is qualified in its entirety by reference to such financial statements, information and notes.

The selected historical consolidated financial statement information provided below relates to the years ended December 31, 2008 and December 31, 2007, the period from Paris Re’s incorporation on March 27, 2006 to December 31, 2006 and the six months ended June 30, 2009 and 2008. We have not included selected historical consolidated financial information for any period prior to the period from incorporation on March 27, 2006 to December 31, 2006 as Paris Re is unable to prepare these financial statements without expending unreasonable effort and expense. For further information, see “Management Discussion & Analysis of Financial Condition and Results of Operations of Paris Re.”

	For the years ended December 31,		Period from March 27 to December 31,	For the six months ended June 30,
	2008	2007	2006	2009	2008
	(in millions of U.S. dollars or shares, except for ratios and per share data)
Income Statement
Gross written premiums	$1,403	$1,277	$723	$957	$1,096
Net written premiums	1,197	1,150	707	816	919
Net earned premiums	$1,211	$1,168	$587	$578	$592
Claims net of retrocession(1)	(892)	(722)	(254)	(381)	(352)
Commissions and brokerage net of retrocession	(197)	(203)	(122)	(98)	(104)

Net underwriting income	123	243	211	99	136
Net financial income (loss) including debt expense	62	112	139	134	(16)
Net income from investments in associates using the equity method	—	1	1	—	—
General expenses	(155)	(139)	(97)	(63)	(81)
Amortization of intangibles	(62)	(128)	(101)	(29)	(49)
Recognition of negative goodwill	—	—	341	—	—

Net (loss) income before tax	(32)	88	495	141	(10)
Income tax	(3)	(1)	(58)	(20)	(15)

Total net (loss) income	$(34)	$87	$437	$121	$(26)

(Loss) earnings per share	$(0.41)	$1.04	$187.88	$1.50	$(0.30)

Diluted (loss) earnings per share	$(0.41)	$1.00	$187.88	$1.47	$(0.29)

Ratios
Total loss ratio net of reinsurance(2)	73.6%	61.8%	43.2%	66.0%	59.5%
Total net expense ratio(3)	29.0%	29.2%	37.3%	27.8%	31.2%
General expense ratio(4)	12.8%	11.9%	16.5%	10.9%	13.6%
Net commissions and brokerage expense ratio(5)	16.2%	17.3%	20.8%	16.9%	17.6%
Combined ratio(6)	102.6%	91.1%	80.5%	93.8%	90.7%

	At December 31,			At June 30,
	2008	2007	2006	2009
	(in millions of U.S. dollars)
Balance Sheet Data
Total intangible assets	$225	$307	$370	$198
Total financial invested assets	4,680	5,157	3,750	4,946
Ceded technical reserves	230	126	74	285
Deferred tax assets	19	3	11	4
Total other assets	857	821	775	1,140
Cash and cash equivalents	381	452	1,444	238

Total assets	$6,392	$6,866	$6,424	$6,811

Total shareholders’ equity	$2,172	$2,474	$2,091	$2,159
Total liabilities relating to reinsurance and investment contracts	3,788	3,989	3,650	4,126
Total other liabilities(7)	432	403	683	526

Total liabilities	$6,392	$6,866	$6,424	$6,811

(1)	Claims net of retrocession, which is sometimes referred to as a “claims charge,” consists of major losses and attritional losses. Starting January 1, 2009, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $20.0 million, for a single operating line of business. For 2008 and prior years, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $30.0 million, to all operating lines combined. All other losses are referred to as “attritional” or “non-major” losses.
(2)	Claims net of retrocession, divided by net earned premiums. The total loss ratio net of reinsurance is net of any positive or negative development on prior years.
(3)	Sum of commissions and brokerage net of retrocession, including acquisition and operational expenses and general and administrative expenses, divided by net earned premiums.
(4)	Sum of general expenses, divided by net earned premiums.
(5)	Sum of commissions and brokerage net of retrocession divided by net earned premiums.
(6)	Sum of the total loss ratio net of reinsurance and the total net expense ratio.
(7)	Other liabilities consist of (a) payables arising from reinsurance operations, technical accruals on ceded reinsurance and other payables, (b) provisions for risks and charges, (c) deferred tax liabilities, and (d) debts.

Selected Unaudited Pro Forma Condensed Combined Financial Information

The following selected unaudited pro forma condensed combined financial information is intended to provide you with information about how the transactions might have affected the historical financial statements of PartnerRe if they had been consummated at an earlier time. The unaudited pro forma condensed combined financial information has been prepared using PartnerRe’s financial statements, prepared on the basis of U.S. GAAP and Paris Re’s financial statements, prepared on the basis of IFRS, adjusted by Paris Re for certain differences between IFRS and U.S. GAAP. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The selected unaudited pro forma condensed combined balance sheet at June 30, 2009 combines the historical consolidated balance sheets of PartnerRe and Paris Re, giving effect to the transactions as if they had occurred on June 30, 2009. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 combine the historical consolidated income statements of PartnerRe and Paris Re, giving effect to the transactions as if they had occurred on January 1, 2008.

The selected unaudited pro forma condensed combined financial information has been prepared for informational purposes only. The unaudited pro forma adjustments represent management’s estimates based on information available at this time. The selected unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the transactions been completed at the dates indicated. In addition, the selected unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined entity and does not give consideration to the impact of possible revenue enhancements, expense efficiencies or synergies that may result from the transactions.

The selected unaudited pro forma condensed combined financial information should be read in conjunction with the selected historical financial information, the historical financial statements and the related notes and other financial information of PartnerRe and Paris Re, which is incorporated by reference into or included elsewhere in this proxy statement.

	Pro Forma Combined
	For the Year Ended December 31, 2008	For the Six Months Ended June 30, 2009
	(in millions of U.S. dollars or shares, except per share data)
Statement of Operations Data
Gross premiums written	$5,431	$3,143
Net premiums written	5,186	2,969
Net premiums earned	$5,139	$2,271
Net investment income	782	348
Net realized and unrealized investment (losses) gains	(512)	250
Net realized gain on purchase of capital efficient notes	—	88
Other income	9	8

Total revenues	5,418	2,965
Losses and loss expenses and life policy benefits	3,501	1,359
Total expenses	5,331	2,072

Income before taxes and interest in losses of equity investments	87	893
Income tax expense	22	141
Interest in losses of equity investments	(6)	—

Net income	$59	$752

Basic net income per common share	$0.30	$8.93
Diluted net income per common share	$0.30	$8.83
Weighted average number of common and common share equivalents outstanding	81.5	83.3

Pro Forma Combined
At June 30, 2009
(in millions of U.S. dollars or shares, except per share data)
Balance Sheet Data
Total investments and cash	$14,616
Funds held by reinsured companies	3,167
Intangible assets	292
Goodwill	478
Total assets	23,474
Unpaid losses and loss expenses and policy benefits for life and annuity contracts	12,260
Debt obligations	521
Total shareholders’ equity	6,644
Diluted book value per common share	$73.45
Common shares and common share equivalents outstanding	83.4

Market Prices and Dividend Information

PartnerRe’s common shares are listed on the New York Stock Exchange under the symbol “PRE.” Paris Re’s common shares are listed on the Euronext Paris under the symbol “PRI.” The table below sets forth, for the calendar periods indicated, the high and low bid prices per PartnerRe common share and Paris Re common share, as reported on the New York Stock Exchange and the Euronext Paris, as applicable, and the dividends per share declared on PartnerRe common shares and Paris Re common shares.

	PartnerRe Common Shares				Paris Re Common Shares
	High(1)	Low(1)	Dividends		High(1)		Low(1)		Dividends(2)
Annual Data
2004	$62.80	$50.08		$1.36	€	N/A	€	N/A	€	N/A
2005	71.00	56.00		1.52		N/A		N/A		N/A
2006	71.78	59.10		1.60		N/A		N/A		N/A
2007	84.75	66.83		1.72		19.50		13.60		N/A
2008	83.20	47.70		1.84		16.69		9.75		N/A
Quarterly Data
2007
First Quarter	$72.00	$66.83		$0.43	€	N/A	€	N/A	€	N/A
Second Quarter	78.21	67.97		0.43		N/A		N/A		N/A
Third Quarter	80.25	67.82		0.43		19.50		16.10		N/A
Fourth Quarter	84.75	77.66		0.43		16.95		13.60		N/A
2008
First Quarter	$83.20	$73.60		$0.46		€16.69		€13.10	€	N/A
Second Quarter	78.31	69.13		0.46		15.29		12.75		N/A
Third Quarter	76.96	60.60		0.46		14.00		10.25		N/A
Fourth Quarter	74.26	47.70		0.46		13.50		9.75		N/A
2009
First Quarter	$73.37	$53.92		$0.47		€13.42		€9.30	€	N/A
Second Quarter	69.93	60.80		0.47		14.90		11.50		N/A
Monthly Data
2009
January	$73.37	$64.38	$	N/A		€11.95		€9.30	€	N/A
February	68.82	60.26		N/A		13.42		11.50		N/A
March	64.39	53.92		0.47		13.00		10.80		N/A
April	69.93	60.80		N/A		14.90		12.98		N/A
May	68.49	62.23		N/A		14.70		12.35		N/A
June	68.38	63.83		0.47		13.75		11.50		N/A
July	69.80	61.24		N/A		15.15		11.60		N/A

(1)	Based on the bid prices per PartnerRe common share and Paris Re common share, as reported on the New York Stock Exchange and the Euronext Paris, as applicable.
(2)	Although Paris Re has not made distributions to its shareholders in the form of dividends for the periods indicated, two distributions to shareholders have been made in the form of share capital reductions: on July 11, 2008, Paris Re completed a share capital reduction by way of a decrease in the par value of shares in an amount totaling CHF 273 million and on May 5, 2009, Paris Re completed a further reduction in share capital via a reduction in the par value of the shares in the amount of approximately CHF 173 million.

The following table shows, as of July 2, 2009, the last trading day in the U.S. before the announcement of the proposed transactions, and August 18, 2009, the last practicable trading day before the printing of this proxy statement, the closing price per PartnerRe common share on the New York Stock Exchange and the closing price per Paris Re common share on the Euronext Paris. This table assumes an exchange rate of €1.00 to $1.4018 on July 2, 2009 and €1.00 to $1.4216 on August 18, 2009, representing the noon buying rate as reported by the Federal Reserve Bank of New York on July 2, 2009 and August 14, 2009, respectively.

	Paris Re Common Shares		PartnerRe Common Shares	Equivalent Price per Paris Re Common Share(1)
	€	USD	USD	€	USD
July 2, 2009	11.60	16.26	64.60	16.57	23.23
August 18, 2009	16.50	23.46	72.65	18.04	25.65

(1)	The equivalent price per Paris Re common share amounts are calculated by multiplying the closing sale price of PartnerRe common shares on those dates by the exchange ratio in the transactions of 0.300 PartnerRe common shares for each Paris Re common share (assuming the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions”) and adding the $3.85 per Paris Re common share (representing the U.S. dollar equivalent of CHF 4.17 as of July 7, 2009) cash consideration.

Following the completion of the transactions, the holders of PartnerRe common shares will be entitled to receive any dividends as may be declared by the board of directors of PartnerRe, in its discretion, from funds legally available therefor. We do not anticipate any changes to PartnerRe’s dividend policy as a result of the transactions. We pay quarterly dividends to our shareholders based on a quarterly determination of our board of directors. The payment by us of dividends in the future will continue to be determined by our board of directors and will depend upon, among other things, our earnings, capital requirements and financial condition, as well as other relevant factors.

Comparative Historical and Pro Forma Per Share Information

The following table presents unaudited net income per share information and book value per share information for each stand-alone company on a historical basis, unaudited net income per share and book value per share information for the combined entity on a pro forma basis and unaudited net income per share and book value per share for Paris Re on an equivalent pro forma basis. The pro forma financial information assumes the base case assumptions as described under “The Transactions—Ownership of PartnerRe Following the Transactions.” Diluted book value per share is calculated using the treasury stock method as described in Note 4 to the unaudited pro forma condensed combined financial statements. See “Unaudited Pro Forma Condensed Combined Financial Information.”

The per share pro forma combined financial information is not necessarily indicative of the financial position of the combined entity had the transactions been completed at the dates indicated, and operating results that would have been achieved by the combined entity had the transactions been completed as of the beginning of the periods presented, and should not be construed as representative of future financial position or operating results. The per share unaudited pro forma combined financial information presented below has been derived from the unaudited pro forma condensed combined financial statements included in this proxy statement.

This information is only a summary and should be read in conjunction with the selected historical consolidated financial information, the historical financial statements and the related notes and other financial information of PartnerRe and Paris Re, which is incorporated by reference into or included elsewhere in this proxy statement.

	Historical		Pro Forma
	PartnerRe	Paris Re(1)	Combined	Paris Re Equivalent(2)
Basic net income per common share:
Six months ended June 30, 2009	$10.58	$1.88	$8.93	$2.68
Year ended December 31, 2008	$0.22	$0.26	$0.30	$0.09
Diluted net income per common share:
Six months ended June 30, 2009	$10.43	$1.85	$8.83	$2.65
Year ended December 31, 2008	$0.22	$0.26	$0.30	$0.09
Cash dividends declared per common share:
Six months ended June 30, 2009	$0.94	N/A	$0.94	$0.28
Year ended December 31, 2008	$1.84	N/A	$1.84	$0.55
Book value per common share:
At June 30, 2009(3)	$74.97	$25.24	$74.35	$26.16
Diluted book value per common share:
At June 30, 2009(3)	$73.85	$24.80	$73.45	$25.89

(1)	Paris Re’s per share amounts have been prepared on the basis of IFRS, as adjusted by Paris Re for certain differences between IFRS and U.S. GAAP. See “Unaudited Pro Forma Condensed Combined Financial Information.”
(2)	The Paris Re equivalent pro forma share amounts are calculated by multiplying the pro forma combined PartnerRe and Paris Re share amounts by the exchange ratio in the transactions of 0.300 PartnerRe common shares for each Paris Re common share, assuming the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions.”
(3)	For purposes of calculating the equivalent Paris Re book value per common share, the $3.85 per Paris Re common share (representing the U.S. dollar equivalent of CHF 4.17 as of July 7, 2009) cash consideration is added to the equivalent per share amounts.

Exchange Rate Information

Unless otherwise indicated, all dollar amounts in this proxy statement are expressed in U.S. dollars. Amounts stated in U.S. dollars and derived from euros and amounts stated in euros and derived from U.S. dollars, unless otherwise indicated, have been translated at a fixed rate, solely for convenience. These translations should not be construed as a representation by PartnerRe that euro amounts actually represent these U.S. dollar amounts, or vice versa, or that a conversion could be made at the rate indicated, or any other rate, or at all. Certain amounts and percentages included in this proxy statement have been rounded and accordingly may not add up to the totals. References to “$” and “U.S. $” are to U.S. dollars, references to “€” are to euros and references to “CHF” are to Swiss francs.

RISK FACTORS

In addition to the other information included or incorporated by reference in this proxy statement (including the matters addressed under “Special Note Regarding Forward-Looking Statements”), you should carefully consider the following risk factors before deciding whether to vote to approve the transactions. The transactions are described in this proxy statement under “The Transactions.” In addition to the risk factors set forth below, you should read and consider other risk factors that will also affect the combined entity after the transactions, described in Item 1A of PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2008 and PartnerRe’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2009, each of which is filed with the U.S. Securities and Exchange Commission, which we refer to as the “SEC,” and each of which is incorporated by reference into this proxy statement.

Many of the risk factors relating to Paris Re described below are similar to the risk factors affecting PartnerRe as described in the aforementioned risk factors in PartnerRe’s SEC filings. However, if any such risks were to occur, the impact on Paris Re may differ from the impact on PartnerRe or the combined entity.

If any of the risks described below or in the reports incorporated by reference into this proxy statement actually occurs, the respective businesses, financial results, financial conditions, operating results or share prices of PartnerRe, Paris Re or the combined entity could be materially adversely affected.

Risk Factors Relating to Paris Re

Paris Re’s exposure to catastrophic events, both natural and man-made, may cause large losses.

A catastrophic event or multiple catastrophic events may cause large losses and could have a material adverse effect on Paris Re’s financial condition, results of operations or cash flows. Natural catastrophic events to which Paris Re is exposed include windstorms, hurricanes, tsunamis, earthquakes, tornadoes, torrential rain, severe winter weather, floods, and resulting fires and explosions, and are inherently unpredictable in terms of both their occurrence and severity. In recent years, the frequency of major weather-related catastrophes has increased.

Paris Re is also exposed to man-made catastrophic events such as terrorist attacks, which are difficult to predict and may have a significant adverse impact on the industry and on Paris Re. It is possible that both the frequency and severity of man-made catastrophic events will increase.

As a result, claims from natural or man-made catastrophic events could cause substantial volatility in Paris Re’s financial results for any fiscal quarter or year and significantly affect its financial condition or results of operations, particularly since accounting regulations in force do not permit reinsurers to reserve for such catastrophic events until they occur. Paris Re believes that increases in geographic concentration and in insured property, as well as the effects of inflation, will increase the severity of claims from catastrophic events in the future.

The extent of Paris Re’s losses from catastrophic occurrences is a function of: the total insured amount of losses its clients incur, the number of its clients affected, the frequency of the events and the severity of the particular catastrophe. In addition, depending on the nature of the loss, the speed with which claims are made and the terms of the policies affected, Paris Re may be required to make large claims payments upon short notice. Paris Re may be forced to fund these obligations by liquidating investments unexpectedly and in unfavorable market conditions, or raising funds at unfavorable costs, both of which could adversely affect its results of operations.

Paris Re’s efforts to protect itself against catastrophic losses, such as the application of strict and selective underwriting practices, the purchasing of reinsurance and the monitoring of risk accumulations including on a geographic basis, may not prevent such occurrences from adversely affecting its profitability or financial condition. The majority of the natural catastrophe reinsurance contracts Paris Re writes relate to earthquake, flood and wind exposures. Accordingly, Paris Re is exposed to the risk of such catastrophic events in many regions throughout the world, including hurricanes and earthquakes in the United States and windstorms and earthquakes in Europe and Asia.

See also the consolidated financial statements of Paris Re for the year ended December 31, 2008 – Note 24.2 (Reinsurance risks).

The risks associated with reinsurance underwriting could adversely affect Paris Re.

In Paris Re’s reinsurance business Paris Re, like other reinsurers, does not evaluate each risk assumed under reinsurance treaties in isolation, and, as a result, Paris Re is largely dependent on the original underwriting decisions made by ceding companies. Despite the analysis Paris Re undertakes on the cedants’ underwriting policies and their claims, Paris Re is subject to the risk that the ceding companies may not have adequately evaluated the risks to be reinsured and that the premiums ceded to it may not adequately compensate it for the risks Paris Re assumes, especially for proportional reinsurance.

See also the consolidated financial statements of Paris Re for the year ended December 31, 2008 – Note 24.2.2 (Underwriting risks).

Paris Re’s loss reserves may not adequately cover the development of its incurred losses.

While AXA SA, which we refer to as “AXA” and Colisée Re have agreed to guarantee Paris Re’s reserves for losses incurred (including losses incurred but not reported) before January 1, 2006 in connection with the acquisition by Paris Re of substantially all of the reinsurance business of Colisée Re (formerly known as AXA Re), which is referred to herein as the “2006 acquisition,” Paris Re remains responsible for losses incurred after December 31, 2005, and its loss reserves may prove to be insufficient. Therefore, insofar as loss reserves not covered by the guarantee are insufficient to cover actual incurred losses and the associated loss adjustment expenses, Paris Re would have to add to these loss reserves and incur an equivalent charge to its earnings, which could have a material adverse effect on its financial condition, results of operations and cash flows. See “—Paris Re may be adversely affected if Colisée Re, AXA or their affiliates fail to honor their obligations to Paris Re or its clients” in this section for a description of the guarantee and associated risks.

Loss reserves do not represent an exact calculation of liability, but reflect estimates of the expected ultimate cost of losses. At any given time, all of Paris Re’s loss reserve estimates ensue from actuarial and statistical projections based on facts and circumstances known at that time, on estimates of trends in loss severity as well as on other variable factors, including new concepts of liability and general economic conditions. Changes in trends or other variable factors could result in claims in excess of Paris Re’s loss reserves.

See also the consolidated financial statements of Paris Re for the year ended December 31, 2008 – Note 24.5.1 (Technical reserve calculation).

Cyclicality of the reinsurance industry may cause fluctuation in Paris Re’s results.

The insurance and reinsurance industries, particularly the property-catastrophe reinsurance market, are cyclical. Historically, operating results of reinsurers have fluctuated significantly notably because of major and sometimes unpredictable events, the majority of which are beyond management’s direct control. These developments chiefly include:

•	the frequency and the severity of natural or man-made catastrophic events;

•	the levels of market capacity and demand for reinsurance;

•	price competition;

•	general economic conditions; and

•	changes in legislation, case law and prevailing concepts of liability.

Demand for reinsurance products is significantly influenced by the underwriting results of primary insurance companies, knowledge and level of control of their underlying exposures as well as by prevailing general economic conditions, in particular the performance of the financial markets, all of which affect retention levels of primary insurers and reinsurance premium rates. The supply of reinsurance is also related to prevailing prices, levels of insured losses, the level of surplus and the utilization of the underwriting capacity in the reinsurance industry and the appetite for risk from reinsurers, which in turn fluctuates according to the rates of return on investments available in the financial markets. The availability of alternative forms of reinsurance (for instance, securitization) could also influence the pricing of traditional reinsurance products. Cycles by line of business or geographic locations in the reinsurance industry are not necessarily synchronized and Paris Re expects to continue to experience the effects of cycles, which could have a material adverse effect on its financial condition, results of operations or cash flows.

See also the consolidated financial statements of Paris Re for the year ended December 31, 2008 – Note 24.2.1 (Cyclical nature of the market).

Paris Re purchases retrocessional reinsurance, which subjects it to credit risk and may become unavailable.

In order to limit the effect on Paris Re’s financial condition of large and multiple losses, Paris Re buys reinsurance for its own account. This type of insurance is known as “retrocessional reinsurance.” In the year ended December 31, 2008, Paris Re had gross written premiums of approximately $1.4 billion, of which approximately $206 million were ceded by Paris Re to other insurers. From time to time, market conditions have limited, and in some cases have prevented, insurers and reinsurers from obtaining the types and amounts of reinsurance which they consider adequate for their business needs. Going forward, there can be no assurance that Paris Re will consistently be able to obtain its desired types and amounts of retrocessional reinsurance. There is also no assurance that, if Paris Re is able to obtain such retrocessional reinsurance, it will be able to negotiate price and other terms that are better than in prior years.

A retrocessionaire’s insolvency, its inability or in the event of the downgrading of its financial strength rating, for example, its unwillingness to make payments under the terms of its reinsurance treaty with Paris Re could have a material effect on Paris Re’s financial condition or results of operations. Therefore, Paris Re’s retrocessions subject it to credit risk because the ceding of risk to retrocessionaires does not relieve a reinsurer of its liability to its ceding company clients.

To minimize the credit risk associated with its retrocessionaires, Paris Re actively manages counterparty risks and generally selects retrocessionaires with a credit rating of “A–” or higher. In certain cases, where an otherwise suitable retrocessionaire has a credit rating of lower than “A–,” Paris Re requires the posting of collateral, including escrow funds and/or letters of credit, as a condition to entering into a retrocessional agreement. Paris Re selects its retrocessionaires by using a special authorization procedure based on qualitative and quantitative criteria and overseen by its security committee. All retrocession contracts require the prior approval of the Management Board. In addition, Paris Re’s retrocessional policy is reviewed periodically by the Underwriting and Risk Management Committee of the board of directors.

There can be no assurance that Paris Re’s business activities, financial condition, results or future prospects may not be adversely affected in spite of the risk management efforts described above.

See also the consolidated financial statements of Paris Re for the year ended December 31, 2008 – Note 24.3.2 (Credit risk on receivables).

Because Paris Re depends on reinsurance brokers for a large portion of its revenues, Paris Re is exposed to their credit risk, and loss of business written through them could adversely affect Paris Re.

Paris Re markets its reinsurance products worldwide primarily through reinsurance brokers. In 2008, 86% of Paris Re’s gross written premiums were written through brokers. Approximately two-thirds of this business was written through the five largest brokerage houses. Loss of all or a substantial portion of the business written through these or other brokers could have a material adverse effect on Paris Re.

In accordance with industry practice, Paris Re frequently pays amounts owed on claims under its policies to reinsurance brokers, and these brokers, in turn, pay these amounts over to the insurers that have reinsured a portion of their liabilities with Paris Re. In some jurisdictions, or pursuant to some contractual arrangements, if a broker fails to make such a payment, Paris Re may be liable to the ceding insurer for the deficiency. Conversely, in certain jurisdictions, when the ceding insurer pays premiums for these policies to reinsurance brokers for payment over to Paris Re, these premiums are considered to have been paid and the ceding insurer will no longer be liable to Paris Re for those amounts, whether or not Paris Re has actually received the premiums from the broker. Consequently, in connection with the settlement of reinsurance balances, Paris Re assumes a degree of credit risk associated with reinsurance brokers around the world.

Paris Re may be adversely affected if Colisée Re, AXA or their affiliates fail to honor their obligations to Paris Re or its clients.

As part of the 2006 acquisition, Paris Re entered into a number of contractual agreements with Colisée Re and certain of its affiliates including a reserve agreement, quota share retrocession arrangement and run-off services and management agreement, which are referred to collectively herein as the “2006 acquisition agreements.”

Pursuant to the quota share retrocession arrangement, the benefits and risks of Colisée Re’s reinsurance agreements, including those entered into following the 2006 acquisition pursuant to the issuance agreement, were ceded to Paris Re, but Colisée Re remains both the legal counterparty for all such reinsurance contracts and the legal holder of the assets relating to such reserves.

Under the run-off services and management agreement entered into with AXA Liabilities Managers, an affiliate of AXA, Paris Re has agreed that AXA Liabilities Managers will manage claims arising from all reinsurance and retrocession contracts subject to the reserve agreement. This includes the administration of reinsurance and retrocession contracts, the administration of ceded reinsurance, claims handling, claims settlements and contract commutations. Although Paris Re has certain consultation rights in connection with the management of the run-off of the contracts subject to the reserve agreement, AXA Liabilities Managers does not need to obtain Paris Re’s prior consent in connection with claims handling and settlements, and no consent is required for contract commutations if the amount of outstanding losses does not exceed €100 million in any twelve month period. If AXA Liabilities Managers does not take into account Paris Re’s commercial concerns in the context of Paris Re’s on-going business relations with the relevant ceding companies and retrocessionaires, Paris Re’s ability to renew reinsurance and retrocession contracts with them may be adversely affected.

In general, if AXA or its affiliates breach or do not satisfy their obligations under the 2006 acquisition agreements, Paris Re could be materially adversely affected.

Competitive conditions in the reinsurance industry could adversely impact Paris Re’s results.

The reinsurance industry is highly competitive. Since Paris Re only entered the market under its own brand name in 2006, its competitors have greater name and brand recognition. Paris Re’s competitive position is based on many factors, including its underwriting expertise, local presence, premiums charged, other terms and conditions of the reinsurance offered, products and services offered, speed of claims payment and reputation and experience in lines written, as well as its overall financial strength and ratings. Paris Re competes for reinsurance business in European, North American and other international reinsurance markets with numerous reinsurance and insurance companies, some of which have greater financial or other resources and superior ratings.

In addition, other companies may be planning to enter the reinsurance market or existing companies may be planning to raise additional capital to increase their underwriting capacity. Moreover, Paris Re has recently seen the creation of alternative products from capital market participants that are intended to compete with reinsurance products. Paris Re is unable to predict the extent to which these new, proposed or potential initiatives may affect the demand for its products or the supply and terms, including pricing and insurance coverage, of risks that may be available for Paris Re to consider underwriting.

Foreign exchange rate fluctuations may adversely impact Paris Re’s results.

Paris Re’s reporting currency is the U.S. dollar. However, the premiums and losses in respect of a significant portion of Paris Re’s business are denominated in currencies of other countries. Therefore, fluctuations in exchange rates used to translate these other currencies, particularly euros, British pound sterling,

Canadian dollars, Singapore dollars and Swiss francs, into U.S. dollars impact Paris Re’s reported consolidated financial condition, results of operations and cash flows from year to year, as well as its retrocessional recoveries and measures that Paris Re uses to monitor risk such as the assessment of probable maximum losses for a given exposure. These fluctuations in exchange rates also impact the U.S. dollar value of Paris Re’s investments as well as the rate of their return. For 2008, 51% of Paris Re’s gross written premiums were denominated in currencies other than U.S. dollars. As a result of exchange rate fluctuations, Paris Re’s exchange rate impact in 2008 was U.S. $161.0 million compared to U.S. $107.7 million in 2007.

To minimize each subsidiary’s currency risk relative to its reporting currency as well as currency risk generated by business activities, Paris Re implements a currency matching strategy between liabilities and the corresponding assets on its balance sheet. This applies to all liabilities with the exception of shareholders’ equity where the corresponding assets are denominated in U.S. dollars so as to minimize the volatility of Paris Re’s functional currency. To direct this policy, Paris Re engages in direct purchases or sales of relevant currencies in spot foreign exchange transactions as well as in forward transactions and other derivative instruments.

Paris Re’s business activities, financial condition, results or future prospects may be adversely affected in spite of the risk management efforts described above.

See also the consolidated financial statements of Paris Re for the year ended December 31, 2008 – Note 24.4.1 (Exchange rate risk).

If Paris Re is unable to achieve its investment return or income objectives, its financial condition may be adversely affected.

Investment returns are an important part of Paris Re’s overall profitability, and fluctuations in the bond or equity markets could have a material adverse effect on its financial condition, results of operations or cash flows. In 2008, net investment income and net realized capital gains together accounted for 13.8% of total revenues. Accordingly, Paris Re’s capital levels, ability to pay catastrophic claims and operating results substantially depend on its ability to achieve its investment objectives, which may be affected by general political and economic conditions that are beyond its control.

Paris Re’s funds are managed by several external investment management firms under the supervision of Paris Re’s Investment Management Department in accordance with detailed investment guidelines set by the Finance and Investment Committee of the board of directors of Paris Re. Although its investment policies stress conservation of principal and liquidity, Paris Re’s investments are subject to market-wide risks and fluctuations, as well as to risks inherent in specific securities. In particular, the severity and frequency of Paris Re’s claims may force it to liquidate securities, which may generate capital losses on the investment portfolio. If Paris Re is not successful in structuring its investment portfolio so that it is appropriately matched with that of its liabilities, Paris Re may be forced to liquidate investments prior to maturity at a significant loss in order to honor its commitments. Investment losses could significantly decrease Paris Re’s asset base, thereby affecting its ability to conduct business.

In addition, fluctuations in interest rates affect Paris Re’s returns on fixed-income investments, as well as the market values of and corresponding levels of capital gains or losses. Generally, investment income will be reduced during sustained periods of lower interest rates as higher yielding fixed-income securities are called, mature or are sold and the proceeds reinvested at lower rates. During periods of rising interest rates, prices of fixed-income securities tend to fall and realized gains upon their sale are reduced. General economic conditions can adversely affect the markets for interest rate sensitive securities, including the behavior of investors in such markets, the level and volatility of interest rates and, consequently, the value of fixed-income securities. Interest rates are highly sensitive to many factors, including governmental monetary policies, domestic and international economic and political conditions and other factors beyond Paris Re’s control.

Paris Re actively strives to minimize the risks to which its investment portfolio is subject. The Finance and Investment Committee of the board of directors regularly reviews and monitors the performance and risk positioning of its investment portfolio, and amends the investment guidelines if necessary. Paris Re’s current investment guidelines emphasize diversification of risks, capital preservation, liquidity and recurrence of investment income. The principles governing Paris Re’s current policy favor almost exclusively fixed-income securities with an average target rating of “AA-” (which limits exposure to issuer credit risk) and an average duration target of 3.5 years corresponding to the estimated target for Paris Re’s liabilities (which thus limits exposure to interest rate risk). Paris Re is not allocating direct investments to real estate, high yield investments or investments in emerging markets. Paris Re also limits its exposure to credit risk on invested assets through the monitoring and management, on a quarterly basis, of the diversification of securities in its portfolio. In accordance with its current investment guidelines, Paris Re’s largest fixed-income investment from a single issuer consists of US Treasury bonds, representing 8% of the fixed-income portfolio at December 31, 2008, with the second largest fixed-income investment being Freddie Mac and Fannie Mae bonds, representing approximately 11% of the fixed-income portfolio.

Furthermore, there can be no assurance that Paris Re’s business activities, financial condition, results or future prospects may not be adversely affected in spite of the risk management efforts described above.

See also the consolidated financial statements of Paris Re for the year ended December 31, 2008 – Note 24.3.1 (Credit risk on invested assets) and Note 24.4.2 (Interest rate risk).

Paris Re may require additional capital in the future, which may not be available or may only be available on unfavorable terms.

Paris Re’s future capital requirements depend on many factors, including its ability to write new business successfully and to establish premium rates and reserves at levels sufficient to cover losses. Although Paris Re is entitled to investment income on the funds withheld asset, a current account comprising of assets of Paris Re which represent the technical commitments in the liability portion of Paris Re’s balance sheet (including premiums, commissions and claims resulting from the implementation of certain of the 2006 acquisition agreements), payments in respect thereof will be made on a quarterly basis in arrears. In the event that its existing funds, including investment income on the funds withheld assets, are insufficient, or are not made available in a timely manner, to fund future operating requirements and/or cover claim losses, Paris Re may need to raise additional funds through financings or curtail its growth. Any debt financing, if available at all, may be on terms that are not favorable to Paris Re. If Paris Re cannot obtain adequate capital on favorable terms or at all, Paris Re’s business, operating results and financial condition could be adversely affected.

Operational risks, including human or systems failures, are inherent in Paris Re’s business.

Operational risks and losses can result from fraud, errors or data theft by employees, failure to document transactions properly or to obtain proper internal authorization, failure to comply with regulatory requirements, information technology failures, or external events.

Paris Re believes its modeling and underwriting technology, as well as its information systems and software applications are critical to its business, reputation and capacity to process transactions and provide high quality customer service. Moreover, Paris Re’s technology and applications have played an important role in its underwriting process and contribute to its ability to compete successfully. Paris Re holds licenses for certain software applications, especially modeling tools and market databases. Paris Re cannot be certain that it will have access to these, or comparable service providers, or that its technology or applications, including technology and applications for which it holds licenses, will continue to operate as intended. In addition, Paris Re cannot be certain that it would be able to replace these service providers or consultants without slowing its underwriting response time. A major defect or failure in Paris Re’s internal controls or information technology and application systems, including technology and applications for which it holds licenses, could potentially result in management distraction, harm to Paris Re’s reputation, a loss or delay of revenues or even an increase in expenses. If such controls and actions are not effective, the adverse effect on Paris Re’s business could be significant.

The loss of key executive officers could adversely affect Paris Re.

Paris Re’s success has depended, and will continue to depend, partly upon its ability to attract and retain executive officers. Although it is not aware of any planned departures, if any of these executives ceased to continue in his or her present role, Paris Re could be adversely affected despite the succession plan implemented at the end of 2007.

Paris Re believes there are only a limited number of available qualified executives in the business lines in which it competes. Paris Re’s ability to execute its business strategy is dependent on its ability to attract and retain a staff of qualified underwriters and other key personnel. The skills, experience and knowledge of the reinsurance industry of Paris Re’s management team constitute important competitive strengths. If some or all of these managers leave their positions, and even if Paris Re were able to find persons with suitable skills to replace them, notably through succession planning, its operations could be adversely affected.

The effects of claims notices and claims coverage are uncertain.

As industry practices and legal, judicial, social and other environmental conditions change, unexpected and unintended issues related to claims and their coverage may emerge. These issues may adversely affect Paris Re’s business by either extending coverage beyond its underwriting intent or by increasing the number or size of claims. In some instances, these changes may not become apparent until some time after it has issued insurance or reinsurance contracts that are involved by the changes. As a result, the full extent of liability under Paris Re’s insurance or reinsurance contracts may not be known for many years after a contract is issued.

Regulatory or legal changes could adversely affect Paris Re’s business.

Insurance laws, regulations and policies currently governing Paris Re and Paris Re’s clients may change at any time in ways which may adversely affect its business. Furthermore, Paris Re cannot predict the timing or form of any potential regulatory initiatives. Paris Re is subject to applicable government regulation in each of the jurisdictions in which it conducts business, including Switzerland, France, Bermuda, the United States, Canada and Singapore. Regulatory agencies have broad administrative power over many aspects of the insurance and reinsurance industries. Government regulators are concerned primarily with the protection of policyholders rather than shareholders or creditors. In light of the current financial crisis, Paris Re believes it is likely that there will be increased regulation of, and other forms of government participation in, Paris Re’s industry in the future, which could adversely affect Paris Re’s business.

Paris Re is subject to group supervision which is equivalent to the provisions of the European Union, which is referred to herein as the “EU,” Financial Conglomerate Directive. Group supervision is based upon the provisions of group supervision that are detailed under the amended Swiss Federal Insurance Supervisory Law, which is referred to herein as the “ISL,” which took effect on January 1, 2006, and which provides expanded supervisory authority to the Swiss Federal Financial Markets Supervisory Authority, which is referred to herein as “FINMA,” and prior to that the Swiss Federal Office of Private Insurance. In addition, the Swiss Solvency Test introduced with the amended ISL will likely be compatible with future Solvency II requirements in the EU. The requirements will be based on models reflecting market values of investments and liabilities. Paris Re cannot be certain as to how the Solvency II requirements will impact its financial position.

The European Directive on reinsurance, which is referred to herein as the “Reinsurance Directive,” was transposed into French law in 2008. This transposition was the subject of an order of June 13, 2008, as well as a decree of November 7, 2008. The Reinsurance Directive provides a harmonized regulatory framework for reinsurance activities within the European Economic Area, which is referred to herein as the “EEA.” This new French regulation introduces the principle of single license and home country control to the reinsurance sector. The Reinsurance Directive was not transposed into all EEA countries. The Reinsurance Directive, once it is implemented by all EEA member states, will have a direct impact on Paris Re’s subsidiaries in the EEA and may also influence supervision in Switzerland. The Reinsurance Directive does not provide for any discrimination of reinsurance companies located outside of the EEA. However, if the domestic laws implementing the Reinsurance Directive provide for any discrimination of non-EEA based reinsurance companies, this could be a disadvantage to Paris Re in doing business in the EEA, as Paris Re derives a substantial portion of its revenues within the EEA and any competitive disadvantage it faces there could have an adverse effect on its financial condition, results of operations or cash flows.

Changes in current insurance regulation may include increased governmental involvement in the insurance industry, initiatives aimed at premium controls, requirements for participation in guaranty associations or other industry pools or other changes which could adversely affect the reinsurance business and economic environment.

Paris Re cannot predict the future impact of changing law or regulation on its operations and any changes could have a material adverse effect on Paris Re’s financial condition, results of operations or cash flows.

Current legal and regulatory activities relating to the insurance industry may adversely affect Paris Re’s business and industry.

Over the past few years, the insurance industry has experienced substantial volatility as a result of current litigation, investigations and regulatory activity by various insurance, governmental and enforcement authorities concerning certain practices within the insurance industry. These practices include the accounting treatment for finite reinsurance or other nontraditional or loss mitigation insurance and reinsurance products.

These investigations have resulted in changes in the insurance and reinsurance markets and industry business practices. While at this time none of these changes has caused an adverse effect on Paris Re’s business, Paris Re is unable to predict the potential effects, if any, that future investigations may have on its business or industry.

Certain taxation determinations may increase Paris Re’s tax burden and, as a result, adversely affect its profitability.

While Paris Re and one of its subsidiaries are Swiss companies, the other subsidiaries are incorporated in other jurisdictions, including France, Canada, Bermuda, the United States and Singapore. Paris Re intends to manage its business so that each of these companies (other than those established in France) will operate and have its place of effective management or permanent establishment outside France and, as a result, will not be subject to French tax on their net income. However, there are no definitive standards provided by the French Tax Code (Code Général des Impôts), regulations or court decisions as to the specific activities that constitute having a place of effective management or a permanent establishment in France; any such determination is essentially factual in nature. Paris Re, therefore, cannot be certain that the French taxing authorities will not contend that any of Paris Re or its non-French subsidiaries has a place of effective management or a permanent establishment in France.

If Paris Re or any of its non-French subsidiaries were considered to have its place of effective management or a permanent establishment in France or in other countries where effective tax rates are higher than in their respective countries of domicile, among other adverse tax consequences, Paris Re and its subsidiaries (including those not considered as having their place of effective management or a permanent establishment in such jurisdictions) could be subject to higher levels of corporate income taxation and other taxes or other adverse consequences, in which case Paris Re’s results of operations could be materially adversely affected.

In addition, a significant portion of Paris Re’s current operations is conducted and located outside Switzerland, and Paris Re is confronted with many of the tax risks inherent in international business activities, including being subject to multiple taxation regimes, regulations relating to transfer pricing and withholding tax on remittance and other payments by or to subsidiaries. In particular, Paris Re has subsidiaries in several countries, which have entered into contractual relationships with other affiliated companies, including various quota share arrangements, whereby risks and associated profits and losses are transferred from one company to another. These intercompany transactions involve subsidiaries operating in jurisdictions with differing tax rates. Even though Paris Re believes that it materially complies with applicable local tax rules, the taxing authorities in these jurisdictions may challenge its treatment of such intercompany transactions. If Paris Re is unsuccessful in defending its treatment of intercompany transactions, Paris Re may be subject to additional tax liability or penalty, which could adversely affect its profitability.

Risk Factors Relating to the Combined Entity Following the Transactions

The occurrence of severe catastrophic events may cause the combined entity’s financial results to be volatile and may affect the financial results of the combined entity differently than such an event would have affected the financial results of either PartnerRe or Paris Re on a stand-alone basis.

Because the combined entity will, among other things, underwrite property catastrophe reinsurance and have large aggregate exposures to natural and man-made disasters, management expects that the combined entity’s loss experience generally will include infrequent events of great severity. Consequently, the occurrence of losses from catastrophic events is likely to cause substantial volatility in the combined entity’s financial results. In addition, because catastrophes are an inherent risk of the combined entity’s business, a major event or series of events can be expected to occur from time to time and to have a material adverse effect on the combined entity’s financial condition and results of operations, possibly to the extent of eliminating the combined entity’s shareholders’ equity. Increases in the values and concentrations of insured property and the effects of inflation have resulted in increased severity of industry losses in recent years, and those factors are expected to increase the severity of catastrophe losses in the future. Upon completion of the transactions, the combined entity’s exposure to natural and man-made disasters will be different than the exposure of either PartnerRe or Paris Re prior to the completion of the transactions. Accordingly, the transactions may exacerbate the exposure described above.

If Paris Re’s existing contractual arrangements are dishonored or ineffective the anticipated benefits to the combined entity’s business and results of operations may be significantly diminished.

In analyzing the value of Paris Re’s business, PartnerRe ascribed a significant value to the continued effectiveness of a number of Paris Re’s existing contractual arrangements, including certain commutation agreements and guarantees, and if the benefits from these arrangements are less than expected, including as a result of these arrangements being determined to be unenforceable, in whole or in part, or the counterparty to such arrangements failing to satisfy their obligations thereunder, the benefits of the transactions to PartnerRe may be significantly less than anticipated.

A limited number of reinsurance brokers and broker transactions account for a large portion of the combined entity’s revenues, and a loss of all or a substantial portion of this brokered business could have a significant and negative effect on the combined entity’s business and results of operations.

A substantial portion of the combined entity’s reinsurance business is placed through brokered transactions, which involve a limited number of reinsurance brokers. Loss of all or a substantial portion of the brokered business provided through one or more of these brokers could have a significant and negative effect on the combined entity’s business and results of operations. Upon completion of the transactions, the extent of the combined entity’s dependence on a limited number of reinsurance brokers will be different than the dependence of either PartnerRe or Paris Re prior to the completion of the transactions.

Following the transactions, the combined entity could be subject to greater risk concentrations than either company would incur on a stand-alone basis.

Under applicable competition laws, PartnerRe and Paris Re will be required to continue to operate as competitors until the completion of the block purchase. This means, among other things, that each company is currently writing, and for a period of time will continue to write, business on a stand-alone basis without regard for potential impacts on the combined entity. This could lead to a greater concentration of risks in the combined entity than would have been contemplated under the underwriting practices of either company, had they been applied to the combined entity at the time the risks were underwritten. This could in turn lead to greater volatility in the combined entity’s results of operations until the combined entity’s exposure to those risks has expired.

PartnerRe will be exposed to underwriting and other business risks during the period that Paris Re’s business continues to be operated independently from PartnerRe’s and integration risks during the extended period until the transactions are completed in their entirety.

Until the closing of the block purchase, Paris Re will operate independently from PartnerRe (including during the period leading up to the January 1, 2010 renewals) in accordance with its distinct underwriting guidelines, investment policies, referral processes, authority levels and risk management policies and practices. As a result, during this period, Paris Re may assume risks that PartnerRe would not have assumed for itself or for the combined entity, accept premiums that, in PartnerRe’s judgment, do not adequately compensate it for the risks assumed, make investment decisions that would not adhere to PartnerRe’s investment policies or otherwise make business decisions or take on exposure that, while consistent with Paris Re’s general business approach and practices, are not the same as those of PartnerRe’s. The longer the delay in consummating the block purchase, the greater the risk to PartnerRe that the Paris Re business will be operated in a manner that differs from how the business would have been conducted under PartnerRe’s direction. In addition, achieving the expected benefits of the transactions will depend on the timely and efficient integration of Paris Re’s operations and personnel with that of PartnerRe. While aspects of the integration may be completed after the closing of the block purchase, the companies cannot be fully integrated until PartnerRe has acquired 100% ownership of Paris Re. If it takes longer to complete the transactions than anticipated or, if the block purchase closes, but PartnerRe does not complete the remaining transactions or otherwise acquire all of the remaining outstanding Paris Re common shares, the integration may not be completed as quickly as expected or at all and PartnerRe may not achieve the expected benefits from the transactions.

The transactions may result in a ratings downgrade of the combined entity or its reinsurance subsidiaries (including the newly acquired Paris Re reinsurance operating companies) which may negatively impact the combined entity’s business, financial condition and operating results, as well as the market price of its common shares.

Ratings with respect to claims paying ability and financial strength are important factors in maintaining customer confidence in the combined entity and its ability to market reinsurance products and compete with other reinsurance companies. Rating organizations regularly analyze the financial performance and condition of insurers and reinsurers.

On July 6, 2009, Standard & Poor’s Financial Services, which we refer to as “S&P,” and Fitch Ratings, which we refer to as “Fitch,” affirmed PartnerRe’s ratings but revised their outlook to negative from stable, with S&P citing concerns about potential integration risks (including PartnerRe’s ability to integrate the culture and risk management cultures of both organizations) as well as potential earnings dilution and Fitch citing uncertainty over whether the combined entity will generate returns and stability of returns that are commensurate with those required at PartnerRe’s current rating level. Moody’s Investor Service, which we refer to as “Moody’s” and A.M. Best Company, which we refer to as “A.M. Best,” also affirmed PartnerRe’s credit ratings, with A.M. Best citing enhanced geographic scope and operating scale, Paris Re’s strong balance sheet and treaty overlap risks.

Following the transactions, any significant ratings downgrades, or the potential for any significant ratings downgrades, of PartnerRe or its subsidiaries (including the newly acquired Paris Re reinsurance operating companies) could adversely affect the combined entity’s ability to market and distribute products and services and successfully compete in the marketplace, which could have a material adverse effect on its business, financial condition and operating results, as well as the market price for PartnerRe common shares. Management believes ratings below A-, or its equivalent, from the various rating agencies could lead to modification of certain contracts or make it more difficult for PartnerRe to obtain new business.

PartnerRe and Paris Re may lose employees due to uncertainties associated with the transactions and may not be able to hire qualified new employees.

The success of the transactions will depend in part upon Paris Re’s and, after the transactions, the combined entity’s ability to retain key Paris Re employees. Competition for qualified personnel can be intense. In addition, key employees may depart because of issues relating to the uncertainty and difficulty of integration or a desire not to remain with the combined entity. Accordingly, no assurance can be given that Paris Re or the combined entity will be able to retain key Paris Re employees to the same extent that Paris Re has been able to do so in the past or attract new employees.

Risk Factors Relating to the Transactions

The total number of PartnerRe common shares to be issued in connection with the transactions is variable.

Assuming the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions,” PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities in connection with the transactions if they are completed in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants”). The actual number of PartnerRe common shares issued in the transactions and the relative ownership of the current Paris Re and PartnerRe shareholders after the completion of the transactions could be more or less if the actual facts differ from the base case assumptions, including if (i) in addition to the PartnerRe common shares issued in connection with the transactions, additional Paris Re common shares or PartnerRe common shares are issued prior to the completion of the transactions (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares or PartnerRe common shares), in each case, in accordance with the limitations set forth in the transaction agreement, (ii) PartnerRe acquires less than all of the outstanding Paris Re warrants in the transactions, (iii) the per share consideration and per warrant consideration are adjusted upwards or downwards pursuant to the tangible book value per share adjustment, or (iv) for purposes of the post-block purchase closing dividend adjustment, PartnerRe declares one or more dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer, in which case the increase in the number of PartnerRe common shares issued will be determined based on the formula described above under “The Transactions—Post-Block Purchase Closing Dividend Adjustment” and would be dependent on both the aggregate amount of dividends so declared as well as the average price per PartnerRe common share during the applicable measurement period.

For more detail on these adjustments, see “The Transactions—Tangible Book Value Per Share Adjustment and Termination Right” and “The Transactions—Post-Block Purchase Closing Dividend Adjustment.”

The integration of PartnerRe and Paris Re following the transactions may present significant challenges.

PartnerRe may face significant challenges, including technical, accounting and other challenges, in combining Paris Re’s operations into PartnerRe’s operations in a timely and efficient manner and in retaining key personnel of PartnerRe and Paris Re. Furthermore, management resources may be diverted for an extended period of time to accomplish this combination. The failure to successfully integrate PartnerRe and Paris Re and to successfully manage the challenges presented by the integration process may result in PartnerRe not achieving the anticipated benefits of the transactions.

PartnerRe and Paris Re will incur transaction, integration and restructuring costs in connection with the transactions.

PartnerRe and Paris Re expect to incur costs associated with transaction fees and other costs related to the transactions. Specifically, PartnerRe expects to incur approximately $20 million for transaction costs related to the transactions, of which costs, approximately $10 million have been expensed through June 30, 2009, and the remainder of which costs will be expensed as incurred. Paris Re expects to incur approximately $15 million for transaction costs related to the transactions (including approximately $0.7 million of expenses incurred by the block sellers that will be reimbursed by Paris Re), of which costs, approximately $12.9 million have been expensed through June 30, 2009, and the remainder of which costs will be expensed as incurred. In addition, PartnerRe will incur integration and restructuring costs following the completion of the transactions as it integrates the businesses of Paris Re with those of PartnerRe. Although PartnerRe expects that the realization of efficiencies related to the integration of the businesses will offset incremental transaction, integration and restructuring costs over time, PartnerRe cannot give any assurance that this net benefit will be achieved in the near term, if at all. Furthermore, if the share capital repayment is not paid in full immediately prior to the closing of the block purchase due to, among other things, the failure of Paris Re to obtain the required regulatory approvals, PartnerRe may be obligated to fund an intercompany loan to enable Paris Re to pay the share capital repayment (or any remaining portion thereof), which may limit our ability to use our cash in other areas of our business or for other purposes. In addition, if PartnerRe has issued promissory notes to the block sellers and the post-announcement sellers as a result of the share capital repayment not being paid in full at the closing of the block purchase, PartnerRe may be obligated to repay these promissory notes at a time when it does not have access to Paris Re’s cash.

PartnerRe and Paris Re must obtain various governmental, regulatory and other consents to complete the transactions, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or delay the completion of the transactions, result in additional expenditures or resources and/or reduce the anticipated benefits of the transactions.

The parties must obtain certain approvals and consents in a timely manner from governmental agencies, including in the United States, Bermuda, Canada, Singapore, France, Switzerland and the European Union prior to the completion of the transactions. If the parties do not receive these approvals, or do not receive them on terms that satisfy the conditions set forth in the transaction documents, then the parties may not be obligated to complete the transactions. The governmental agencies from which the parties will seek these approvals have broad discretion in administering the governing regulations. As a condition to the approval of the transactions, these agencies may impose terms, conditions, obligations or restrictions that could negatively affect the way the combined entity conducts business following the transactions. The terms, conditions, obligations or restrictions of such approvals could jeopardize or delay the completion of the transactions.

Pursuant to the transaction agreement, PartnerRe has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the transaction agreement and the block purchase agreement as promptly as reasonably practicable, including using reasonable best efforts to effect all necessary filings with and obtain and maintain necessary approvals and confirmations from governmental authorities. However, nothing in the transaction agreement will require PartnerRe to accept a “burdensome condition” (as discussed under “The Transaction Agreement—Certain Covenants—Reasonable Best Efforts Covenant”) or permit Paris Re, without PartnerRe’s consent, to take certain actions that would reasonably be expected to materially reduce or materially and negatively interfere with the benefits to be recognized by PartnerRe and its subsidiaries in the transactions. If any governmental agency were to seek to impose any material term, condition, obligation or restriction in order to obtain any approval required to complete the transactions that does not rise to the level of a burdensome condition or PartnerRe were otherwise to agree to such a term, condition, obligation or restriction, these terms, conditions, obligations or restrictions could adversely affect the ability to integrate Paris Re’s operations into PartnerRe’s operations or could reduce the anticipated benefits of the transactions.

This could result in a significant and negative effect on the parties’ respective businesses, financial condition and operating results following the transactions, as well as on the market value of the combined entity’s common shares after the transactions. See “The Transactions—Regulatory Matters” for a description of the regulatory approvals necessary in connection with the transactions.

The exchange offer will be subject to certain conditions under French law including the approval of the AMF and obtaining a favorable opinion of an independent expert on the fairness of the exchange offer to holders of Paris Re common shares and Paris Re warrants. A delay or failure in obtaining such approval or opinion would adversely affect the successful completion of the exchange offer and the merger.

The exchange offer requires the approval of the AMF. As a condition to such approval, the AMF will require, among other things, the listing of the PartnerRe common shares on Euronext Paris and the existence of a certain level of liquidity with respect to the PartnerRe common shares. It is possible that PartnerRe may not be able to obtain a listing on Euronext Paris in a timely matter, or at all. It is also possible that PartnerRe may be unable to satisfy the AMF’s liquidity requirement with respect to PartnerRe’s common shares. If PartnerRe were unable to satisfy this liquidity requirement or obtain the listing of the PartnerRe common shares on Euronext Paris, the AMF may require PartnerRe, as a condition to conducting the exchange offer, to offer to the holders of Paris Re common shares participating in the exchange offer the option to receive cash instead of PartnerRe common shares. Should the AMF impose this cash alternative requirement, or should PartnerRe’s common shares not be approved for listing on Euronext Paris or another European Union stock exchange, one of the conditions to PartnerRe’s obligations to commence the exchange offer would not be satisfied.

In the event that PartnerRe were to assert either of these unsatisfied conditions and not commence the exchange offer, PartnerRe or Paris Re would have the right to terminate the transaction agreement five months after the closing of the block purchase. If the transaction agreement were to be terminated, PartnerRe would continue to hold the Paris Re common shares that it already acquired in the pre-announcement purchases, the block purchase and the post-announcement purchases. However, in such context, PartnerRe would be subject to the provisions of applicable law requiring PartnerRe to operate Paris Re’s business in the best interests of all its shareholders, which may adversely affect the ability of PartnerRe to successfully integrate Paris Re’s business with that of PartnerRe’s and may limit the ability of PartnerRe to influence or exert control over Paris Re’s business. See “Risk Factors—Risk Factors Relating to the Transactions—Failure to complete any or all of the transactions may have an adverse effect on PartnerRe.”

Furthermore, an “independent expert” must favorably opine on the fairness of the exchange offer to the holders of Paris Re common shares and Paris Re warrants (other than PartnerRe). If the independent expert were not willing to grant such an opinion on the terms of the exchange offer proposed, this could similarly jeopardize or delay the completion of the transactions as it may likewise result in one of the conditions to PartnerRe’s obligations to commence the exchange offer not being satisfied.

The dilution of the ownership and voting interest of PartnerRe shareholders as a result of the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to the holders of Paris Re securities in connection with the transactions may be greater than anticipated.

Following the completion of the transactions, holders of Paris Re common shares and Paris Re warrants who receive PartnerRe common shares in connection with the transactions will represent approximately 31.1% of PartnerRe’s outstanding common shares based on the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions.” This percentage could, under certain circumstances, be greater as described in that section.

Following the transactions, the former holders of Paris Re securities may be able to significantly influence PartnerRe.

After the completion of the transactions in their entirety, former holders of Paris Re common shares and Paris Re warrants would collectively own approximately 31.1% of the total number of PartnerRe common shares outstanding following the completion of the transactions assuming the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions.” This percentage could, under certain circumstances, be greater, as described in that section. The block sellers will be subject to the terms of their respective investor agreements, which, among other things, impose certain standstill limitations and vote neutralization provisions on the block sellers as well as certain restrictions on the ability of the block sellers to transfer PartnerRe common shares to certain persons who are, or would become as a result of such transfer, significant holders of PartnerRe common shares. See “Ancillary Agreements Relating to the Transactions—The Investor Agreement.” Furthermore, based on the ownership information as to PartnerRe and Paris Re shareholders available to PartnerRe as of the date of this proxy statement, following the consummation of the transactions, no current holder of Paris Re securities will own 6% or more of the total outstanding PartnerRe common shares. Any person who seeks in the future to own 10% or more of such shares (whether alone, as part of a group or otherwise in concert with others) may be required to obtain regulatory approvals prior to acquiring the shares. Moreover, pursuant to PartnerRe’s Bye-Laws, no person is permitted to own, control or vote more than 9.9% of the outstanding shares of PartnerRe, unless such restriction is waived by PartnerRe’s board of directors. Nevertheless, former holders of Paris Re securities, as a group, may be able to exercise substantial influence on the election of directors and other matters submitted for approval by holders of PartnerRe’s common shares. This potential concentration of ownership of PartnerRe’s common shares may make it difficult for PartnerRe’s other shareholders to successfully approve or defeat matters submitted for shareholder action. It may also have the effect of delaying, deterring or preventing a change in control of PartnerRe without the consent of the former holders of Paris Re securities.

The market price of PartnerRe’s common shares may decline as a result of the transactions.

In connection with the transactions, based on the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions,” PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities upon the completion of the transactions in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants”). Upon the receipt of PartnerRe common shares in the transactions, former holders of Paris Re securities, including the block sellers, the pre-announcement sellers and post-announcement sellers, may seek to sell or liquidate their PartnerRe common shares shortly thereafter to, among other reasons, take advantage of the significantly more liquid trading market for PartnerRe common shares as compared with the existing trading market for Paris Re common shares. These sales (or the perception that these sales may occur), coupled with the increase in the outstanding number of PartnerRe common shares, may affect the market for, and the market price of, PartnerRe’s common shares in an adverse manner. In addition, the market price of PartnerRe’s common shares may decline following the closing of one or more of the transactions for a number of reasons, including if the integration of Paris Re’s business is delayed or unsuccessful, if the completion of the exchange offer or merger is significantly delayed or appears unlikely to occur or the combined entity does not achieve the anticipated financial and strategic benefits of the combination as rapidly or to the extent anticipated by stock market analysts or investors. The closing price of PartnerRe’s common shares was $64.60 on July 2, 2009, the last day of trading in the United States prior to the announcement of the proposed transactions. Since that date, PartnerRe’s common shares have fluctuated from a low of $61.24 to a high of $73.69. On August 18, 2009, the closing price of PartnerRe’s common shares was $72.65.

Whether or not the transactions are completed, the fact that the transactions are pending could cause disruptions in the businesses of PartnerRe and Paris Re, which could have an adverse effect on their businesses and financial results.

These disruptions could include the following:

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current and prospective employees may experience uncertainty about their future roles with the combined entity, which might adversely affect PartnerRe’s and Paris Re’s ability to retain or attract key managers and other employees;

•	subject to the terms of their contracts, current and prospective customers of PartnerRe or Paris Re may choose to discontinue purchasing from either company or choose another supplier; and

•	the attention of management of each of PartnerRe and Paris Re may be diverted from the operation of the businesses toward the completion of the transactions.

Failure to complete any or all of the transactions may have an adverse effect on PartnerRe.

The transaction documents contain a number of conditions which must be satisfied or waived prior to the closing of the block purchase and the commencement of the exchange offer. See “The Block Purchase Agreement—Conditions to the Closing of the Block Purchase,” “The Transaction Agreement—The Exchange Offer” and “The Transaction Agreement—The Merger.” PartnerRe cannot assure you that these conditions will be satisfied or waived, and consequently whether all of the transactions will be completed.

In anticipation of the completion of the transactions and in an attempt to increase the likelihood of acquiring at least 90% of the outstanding Paris Re common shares in order to be able to consummate the merger under Swiss law, PartnerRe has acquired approximately 6.1% of the outstanding Paris Re common shares. If the block purchase is not completed for any reason, PartnerRe anticipates that it would reevaluate its current investment in Paris Re. Any decision by PartnerRe to dispose of some or all of its Paris Re common shares would need to take into consideration the fairly illiquid nature of the public trading market for the Paris Re common shares, which could have an adverse effect on the market price for or ability of PartnerRe to sell such Paris Re common shares.

In addition, it is possible for the block purchase to be completed, but for the exchange offer and merger to fail to be completed. Since the conditions of the respective transaction documents are not identical, this could occur, for example, if every condition of the block purchase agreement were satisfied, but one or more conditions to the commencement of the exchange offer were not satisfied or waived. Similarly, it is possible for the block purchase and exchange offer to be completed, but for the merger to not occur because, for example, PartnerRe does not own, directly, or indirectly, at least 90% of the outstanding Paris Re common shares following the settlement of the exchange offer. This risk could be heightened if the Paris Re board of directors were to, in accordance with the limitations contained in the transaction agreement, withdraw or modify its recommendation relating to exchange offer in a manner adverse to PartnerRe, which could have the effect of discouraging a significant number of the remaining holders of Paris Re common shares and holders of Paris Re warrants from tendering in the exchange offer.

Failure to complete any or all of the transactions may have an adverse effect on PartnerRe’s results of operations, financial condition and business. If any or all of the transactions are not completed, the price of PartnerRe common shares may decline, PartnerRe may not be able to fully integrate Paris Re’s business and PartnerRe will still be required to pay its costs incurred in connection with the transactions.

The transaction agreement limits PartnerRe’s ability to pursue alternatives to the transactions.

The transaction agreement contains detailed provisions that restrict the ability of PartnerRe, its subsidiaries and advisors to initiate or take any action to facilitate or encourage the submission of any third party proposals that could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the block purchase agreement and the transaction agreement or otherwise engage in any discussions or negotiations relating to such an alternative transaction. Although PartnerRe’s board of directors is permitted to change its recommendation if required by its fiduciary duties under Bermuda law, such a change in its recommendation gives Paris Re the right to terminate the transaction agreement and receive a termination fee of $75 million. In addition, a $75 million termination fee would also be payable by PartnerRe if either PartnerRe or Paris Re terminates the agreement in the event that PartnerRe’s shareholders fail to approve the share issuance proposal and, unless the relevant condition is waived pursuant to the block purchase agreement, the board size proposal. See “The Transaction Agreement—Certain Covenants—No Solicitation” and “The Transaction Agreement—Termination Fees.”

THE SPECIAL GENERAL MEETING

Date, Time and Place

This proxy statement is being mailed to PartnerRe shareholders on or about August 25, 2009 in connection with the solicitation of proxies by the board of directors of PartnerRe for use at the special general meeting of PartnerRe shareholders to be held at 8:30 a.m. local time on Thursday, September 24, 2009, at 5th Floor, Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda, and at any properly reconvened meeting following an adjournment or postponement thereof.

Purpose of the Special General Meeting

The special general meeting will be held for the following purposes:

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to consider and vote upon the proposal to issue PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to the holders of Paris Re securities in connection with the transactions, which proposal we refer to as the “share issuance proposal;”

•	to consider and vote upon the proposal to increase the size of the board of directors of PartnerRe from 11 to 12 which proposal we refer to as the “board size proposal;”

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to consider and vote upon the proposal to amend the 2005 employee equity plan to increase the shares available for issuance and to increase the number of shares that may be awarded as restricted shares or restricted share units, which proposal we refer to as the “equity plan proposal;” and

•	to transact such other business as may properly come before the meeting or any properly reconvened meeting following an adjournment or postponement thereof.

The board of directors of PartnerRe has unanimously determined that the transactions and the transaction documents, including the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares, the increase in the size of the PartnerRe board of directors and the amendment to the 2005 employee equity plan, are advisable and in the best interests of PartnerRe and its shareholders and has approved and adopted the transactions and the transaction documents. Accordingly, the board of directors of PartnerRe recommends that you vote (i) “FOR” the share issuance proposal, (ii) “FOR” the board size proposal and (iii) “FOR” the equity plan proposal.

Vote Required of PartnerRe Shareholders; Quorum Requirements

The close of business on August 20, 2009 has been fixed as the record date for the determination of which shareholders are entitled to notice of, and to vote at, the special general meeting and at any properly reconvened meeting following an adjournment or postponement thereof. At the close of business on the record date, there were outstanding approximately 58,218,969 PartnerRe common shares (net of treasury shares).

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Share Issuance Proposal and Equity Plan Proposal. New York Stock Exchange rules impose special requirements that must be met for PartnerRe’s shareholders to approve the share issuance proposal and the equity plan proposal. The total number of votes cast at the special general meeting must represent over 50% in interest of the PartnerRe common shares entitled to vote as of the record date, which requirement we refer to as the “‘vote cast’ quorum requirement.” The failure of a shareholder to submit a proxy or to attend the special general meeting will result in that shareholder’s vote not being “cast,” making it less likely that the “vote cast” quorum requirement will be met. If a shareholder who has submitted a proxy or attended the meeting abstains from voting, this will be treated as a “vote cast,” making it more likely that the “vote cast” quorum requirement will be met. Assuming that the “vote cast” quorum requirement is met, the share issuance proposal and the equity plan proposal will each pass only if a majority of votes cast are in favor of that proposal. If a shareholder who has submitted a proxy or attended the meeting abstains from voting, this will be treated as a “vote cast,” but not in favor of the proposal, making it less likely that the required majority will be achieved. If on the other hand a shareholder fails to submit a proxy or to attend the special general meeting, it will have no effect on determining whether the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares in the transactions is approved, so long as the “vote cast” quorum requirement is met.

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Board Size Proposal. In order for PartnerRe’s shareholders to approve the board size proposal, the holders of at least 25% of the outstanding common shares as of the record date must be present at the special general meeting, in person or by proxy. This constitutes a quorum for the purposes of the board size proposal. The failure of a shareholder to submit a proxy or to attend the special general meeting will result in that shareholder not being counted toward the quorum, making it less likely that the board size proposal can be approved. If a shareholder who has properly submitted a proxy or attended the meeting abstains from voting, the shareholder will still be treated as present for the purposes of counting the quorum. Assuming that the quorum requirement is met, the board size proposal will be decided by a simple majority of votes cast. If a shareholder fails to submit a proxy or attend the special general meeting, or abstains from voting, this will result in the shareholders’ vote not being “cast” and so will not affect the determination of whether a majority has voted for the proposals.

Shares Owned by PartnerRe Directors and Executive Officers

At the close of business on August 12, 2009, directors and executive officers of PartnerRe beneficially owned and were entitled to vote, in the aggregate, approximately 1,699,106 PartnerRe common shares, which represented approximately 2.9% of the PartnerRe common shares outstanding on that date. The directors and executive officers of PartnerRe have informed PartnerRe that they intend to vote all of their PartnerRe common shares (i) “FOR” the share issuance proposal, (ii) “FOR” the board size proposal and (iii) “FOR” the equity plan proposal.

Voting of Proxies

This proxy statement is being sent to holders of PartnerRe common shares on behalf of the board of directors of PartnerRe for the purpose of requesting that you allow your PartnerRe common shares to be represented by the persons named in the enclosed proxy card. All PartnerRe common shares represented at the special general meeting by properly executed proxy cards will be voted in accordance with the instructions indicated on that proxy. If you sign and return a proxy card without giving voting instructions, your shares will be voted “FOR” the proposals, as recommended by the board of directors of PartnerRe.

Whether you expect to attend the special general meeting or not, please complete, sign, date and promptly return the enclosed proxy card in the accompanying envelope. If you are a registered shareholder, you can also authorize the voting of your PartnerRe common shares (i) over the internet by visiting the web address www.proxyvote.com and following the instructions provided and (ii) by telephone by dialing 1-800-690-6903 and following the recorded instructions. The telephone and internet voting facilities close at 11:59 p.m. Eastern Time on September 23, 2009. If you hold PartnerRe common shares in “street name” through a bank or broker, see the discussion below.

If you hold shares of record as a registered shareholder, please follow the voting instructions included on the enclosed proxy card.

If your shares are held in “street name,” which means your shares are held of record by a bank or broker, you will need to obtain instructions from the institution that holds your shares and follow the instructions included on that form regarding how to instruct your bank or broker to vote your shares. Many such firms make telephone and/or internet voting available, but the specific processes available will depend on those firms’ individual arrangements. If you do not provide your bank or broker with instructions on how to vote your shares, your shares will not be voted and will have no effect on the vote for the proposals. This will make it less likely that the quorum requirements for the votes on the share issuance proposal, the board size proposal and the equity plan proposal can be met.

Even if you plan to attend the special general meeting, PartnerRe recommends that you submit your proxy so that your vote will be counted should you later decide not to attend the meeting. If you hold PartnerRe common shares in “street name” through an account with a bank or broker, you also need to obtain a legal proxy from that entity. The legal proxy obtained from your bank or broker will serve as an admission ticket and authorize you to vote your PartnerRe common shares (or change your vote) at the special general meeting. Shareholders who do not have valid picture identification and a legal proxy (if required) may not be admitted to the special general meeting.

PartnerRe does not expect that any matter other than the proposals will be brought before the special general meeting. If, however, any other matter is properly presented at the special general meeting or any properly reconvened meeting following an adjournment or postponement of the special general meeting, the persons named as proxies in the proxy card will use their own judgment to determine how to vote your shares.

Shares Entitled to Vote

Holders of PartnerRe common shares are entitled to vote at the special general meeting if they owned PartnerRe common shares at the record date. Holders of PartnerRe common shares will be entitled to one vote for each PartnerRe common share that they owned on the record date on all matters submitted to a vote at the special general meeting. However, if a shareholder constructively or beneficially, directly or indirectly, owns more than 9.9% of the voting power of the outstanding PartnerRe common shares, the voting rights with respect to such shares will be limited, in the aggregate, to voting power of 9.9%, in accordance with PartnerRe’s Bye-Laws.

Revocation of Proxies

You may revoke your proxy at any time prior to the time the vote is taken at the special general meeting. To revoke your proxy, you must either submit a signed notice of revocation to PartnerRe’s Secretary at the address set forth on page 8. If you are a registered shareholder, you can also change your vote at any time before your proxy is voted at the special general meeting by (i) voting again by telephone or over the internet prior to 11:59 p.m. Eastern Time on September 23, 2009 or (ii) voting at the special general meeting. If you intend to change your vote at the special general meeting you must provide our secretary oral or written notice either at or prior to the meeting. We will not assume that you wish to change a previous vote simply because you attend the special general meeting. If your PartnerRe common shares are held in “street name” by a bank or broker, you may change your vote by obtaining a legal proxy from your bank or broker or by submitting new voting instructions to your bank or broker in accordance with the procedures established by it. A legal proxy is an authorization to vote the PartnerRe common shares your bank or broker holds in its name for your benefit. Please contact your bank or broker and follow its directions in order to change your vote.

Solicitation of Proxies

PartnerRe will pay all fees and expenses incurred in relation to the printing, filing and distribution of this proxy statement and the proxy cards to PartnerRe shareholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names PartnerRe common shares beneficially owned by others to forward to the beneficial owners. Persons representing beneficial owners of PartnerRe common shares may be reimbursed for their costs of forwarding solicitation materials to the beneficial owners. In addition to soliciting proxies by mail, directors, officers or employees of PartnerRe and Paris Re may solicit proxies personally and by telephone, email or otherwise. None of these persons will receive additional or special compensation for soliciting proxies.

PartnerRe has retained Georgeson Inc. to assist in the solicitation of proxies for the special general meeting and to verify the records relating to the solicitations. Georgeson Inc. will be paid fees based upon actual services provided, plus reimbursement of its out-of-pocket expenses.

THE COMPANIES

PartnerRe

PartnerRe, a Bermuda company, provides reinsurance on a worldwide basis through its wholly-owned subsidiaries, Partner Reinsurance Company Ltd., Partner Reinsurance Europe Limited and Partner Reinsurance Company of the U.S. The risks reinsured include, but are not limited to property, casualty, motor, agriculture, aviation/space, catastrophe, credit/surety, engineering, energy, marine, specialty property, specialty casualty, multiline and other lines and life/annuity and health. PartnerRe also offers alternative risk products that include weather and credit protection to financial, industrial and service companies on a worldwide basis. PartnerRe’s common shares trade on the New York Stock Exchange under the symbol “PRE.” PartnerRe’s principal executive offices are located at Wellesley House South, 90 Pitts Bay Road, Pembroke HM 08, Bermuda (Tel: 1 441 292 0888).

Paris Re

Paris Re is the parent company of a group that provides reinsurance on a worldwide basis through operating subsidiaries or branches in Switzerland, France, the United States, Singapore, Canada and Bermuda. Paris Re’s business is to provide reinsurance worldwide, both on a treaty and facultative basis, principally to primary insurers of property, casualty, marine, aviation, space, credit and surety, life, accident and health risks, as well as certain other risks, through a team of highly skilled and experienced underwriters. Paris Re’s common shares trade on the Euronext Paris under the symbol “PRI.” Paris Re’s registered office is located at Poststrasse 30 - Postfach 851, CH-6301 Zug, Switzerland (Tel: 41 41 727 51 51).

STRATEGY OF PARTNERRE FOLLOWING THE TRANSACTIONS

PartnerRe’s strategy will remain unchanged following the transactions. PartnerRe intends to fully integrate Paris Re’s business into PartnerRe’s upon completion of the transactions. PartnerRe assumes and manages global insurance and capital markets risks. Its strategy is founded on a capital-based risk appetite and the selected risks that PartnerRe’s management believes will allow PartnerRe to meet its goals for appropriate profitability and risk management within that appetite. PartnerRe’s management believes that this construct allows PartnerRe to balance cedants’ need for absolute certainty of claims payment with its shareholders’ need for an appropriate return on their capital. Operating Return on Equity (ROE) and growth in diluted book value per share are two of the principal metrics used by management to measure PartnerRe’s results. PartnerRe has set a goal of an average 13% ROE and a compound annual growth rate of 10% in diluted book value per share over a reinsurance cycle. ROE is obtained by dividing operating earnings by common shareholders’ equity at the beginning of the year. Operating earnings is defined as net income available to common shareholders less after-tax net realized and unrealized investment gains or losses on investments, net realized gain on purchase of capital efficient notes, net of tax, net after-tax interest in earnings or losses of equity investments, where PartnerRe does not control the investee companies’ activities, and preferred share dividends. Diluted book value per share is calculated using common shareholders’ equity, defined as total shareholders’ equity less the aggregate liquidation value of the preferred shares, divided by the number of fully diluted common shares outstanding (assuming exercise of all stock-based awards and other dilutive securities).

Following the transactions, PartnerRe will maintain the following five-point strategy for the combined entity:

Diversify risk across products, assets and geographies

PartnerRe writes most lines of business in approximately 150 countries worldwide. PartnerRe’s geographic spread of premiums mirrors that of the global insurance industry. Management believes diversification is a competitive advantage, which increases return per unit of risk, provides access to reinsurance business opportunities worldwide, and reduces the overall volatility of results. It is also the cornerstone of PartnerRe’s risk management approach. The reinsurance business is cyclical, but cycles by line of business and by geography are rarely synchronized. This diversification strategy allows PartnerRe to rapidly deploy capital to risk classes and geographies that offer the greatest return over time.

Maintain a risk appetite moderately above the market

PartnerRe is in the business of assuming risk for an appropriate return. PartnerRe’s products address accumulation risks, complex coverage issues and large exposures faced by clients. PartnerRe’s willingness and ability to assume these risks make PartnerRe an important reinsurer to many of the world’s insurance companies. PartnerRe seeks to focus its book of business on those lines of business and market segments where it perceives greatest potential for profit over time. This means a high proportion of the business written by PartnerRe is in severity lines of business such as casualty, catastrophe, specialized property and aviation, although PartnerRe also writes frequency lines of business such as property, motor and life, which have historically provided modestly lower levels of returns with less volatility.

Actively manage capital across the portfolio and over the cycle

PartnerRe seeks to manage its capital to optimize shareholder returns over the cycle. In order to manage capital across a portfolio and over a cycle, PartnerRe believes two things are critical: an appropriate and common measure of risk-adjusted performance and the ability and willingness to redeploy capital for its most efficient and effective use, either within the business or return to the shareholders. To achieve effective and efficient capital allocation, PartnerRe has an intense focus on ROE. This discipline and focus, supported by strong actuarial and financial analysis, allows PartnerRe to make well-informed decisions at the underwriting and pricing level, as well as in the allocation of capital within its portfolio of reinsurance businesses and within pre-established risk limits.

Add value through underwriting and transactional excellence

Underwriting and transactional excellence is achieved in three principal ways: through the quality of PartnerRe’s people, the structure they operate in, and the effectiveness of various processes and tools. Maintaining continuity and depth in management, underwriting, actuarial and financial areas is critical to maintaining an independent view of risk, a core part of the strategy. Equally important, PartnerRe believes, is organizing its operations around geography, lines of business, distribution or client characteristics, and providing and building the right infrastructure to continually improve its capabilities in all transactional areas: underwriting, pricing, claims, reserving, financial reporting and controls.

Achieve superior returns on invested assets in the context of a disciplined risk framework

Strong underwriting must be complemented with prudent financial management and superior asset management in order to achieve PartnerRe’s targeted returns. PartnerRe is committed to maintaining a strong and transparent balance sheet and achieving superior investment returns by gradually expanding its investment portfolio into new risk classes, many of which have more connection with capital markets than with traditional reinsurance markets. PartnerRe assumes investment risk according to the same principles used for reinsurance underwriting, including diversification.

THE TRANSACTIONS

Structure of the Transactions

On July 4, 2009, PartnerRe entered into definitive agreements to effect a multi-step acquisition of all of the outstanding Paris Re common shares and Paris Re warrants.

The Block Purchase, the Pre-Announcement Purchases and the Post-Announcement Purchases

The Block Purchase

As a first step in the acquisition, PartnerRe will cause a wholly-owned, Swiss-domiciled subsidiary of PartnerRe formed for the purpose of the acquisition, which we refer to as the “acquisition subsidiary,” to purchase all of the Paris Re common shares and Paris Re warrants held by certain investment entities affiliated with Hellman & Friedman, Stone Point Capital, Vestar Capital Partners, Crestview Partners, New Mountain Capital and Caisse de Dépôt et Placement du Québec that collectively own approximately 57.5% of the outstanding Paris Re common shares pursuant to a purchase agreement. We refer to this purchase as the “block purchase,” the purchase agreement governing the purchase (as amended) as the “block purchase agreement” and the shareholders selling their shares pursuant to the block purchase agreement as the “block sellers.”

In the block purchase, PartnerRe will exchange 0.300 PartnerRe common shares for each Paris Re common share and 0.167 PartnerRe common shares for each Paris Re warrant. We refer to this per share and per warrant consideration as the “per share consideration” and the “per warrant consideration,” respectively. The per share consideration and per warrant consideration payable in the block purchase are each subject to the tangible book value per share adjustment described below.

Closing of the block purchase is subject to a number of conditions, including (i) approval by the holders of PartnerRe common shares of the share issuance proposal and the board size proposal set forth in this proxy statement, (ii) obtaining certain regulatory approvals and certain foreign antitrust approvals, (iii) approval for listing of the PartnerRe common shares to be issued in the block purchase on the New York Stock Exchange and the listing of the PartnerRe common shares on Euronext Paris or another European Union stock exchange selected by PartnerRe and (iv) certain other customary closing conditions.

Immediately after the closing of the block purchase, PartnerRe will have majority representation on the Paris Re board of directors. See “The Block Purchase Agreement.”

The Pre-Announcement Purchases

Substantially contemporaneously with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into, and subsequently consummated, five separate purchase agreements providing for the purchase by PartnerRe of all or a portion of the Paris Re common shares held by certain Paris Re shareholders. We refer to these purchases as the “pre-announcement purchases,” the purchase agreements governing the purchases as the “pre-announcement purchase agreements” and the shareholders selling their Paris Re common shares pursuant to the pre-announcement purchase agreements as the “pre-announcement sellers.” The total number of shares purchased from the pre-announcements sellers represents approximately 6.1% of the outstanding Paris Re common shares.

In order to give effect to the tangible book value per share adjustment described below under “The Transactions—Tangible Book Value Per Share Adjustment and Termination Right,” the pre-announcement purchases are subject to a post-closing adjustment at the time of the closing of the block purchase, which will result in an issuance of additional PartnerRe common shares to the pre-announcement sellers in the case of an upward tangible book value per share adjustment or the return of PartnerRe common shares (or payment in cash in lieu thereof) to PartnerRe in the case of a downward tangible book value per share adjustment. In connection with the pre-announcement purchases, Paris Re granted each pre-announcement seller registration rights permitting each pre-announcement seller to sell its PartnerRe common shares under a shelf registration statement through non- underwritten transactions, subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods. See “The Pre-Announcement Purchase Agreements.”

The Post-Announcement Purchases

After entering into the transaction agreement, the block purchase agreement and the pre-announcement purchase agreements, PartnerRe entered into purchase agreements with certain holders of Paris Re common shares pursuant to which the acquisition subsidiary will acquire in the aggregate 19.5% of the outstanding Paris Re common shares. We refer to these purchases as the “post-announcement purchases,” the purchase agreements governing the purchases as the “post-announcement purchase agreements” and the shareholders selling their Paris Re common shares pursuant to the post-announcement purchase agreements as the “post-announcement sellers.” Each of the post-announcement sellers has represented to PartnerRe that (i) it was a shareholder of Paris Re prior to its initial public offering or is among one of such shareholders’ private transferees and (ii) all Paris Re common shares subject to its post-announcement purchase agreement were acquired by such post-announcement seller prior to the public announcement of the transactions.

The post-announcement purchases will close contemporaneously with the closing of the block purchase and are conditioned upon the closing of the block purchase. The purchase price per Paris Re common share payable in the post-announcement purchases is the same per share consideration payable in the block purchase and will be adjusted by the tangible book value per share adjustment, if any, to the same extent as the per share consideration payable in the block purchase. In connection with the post-announcement purchases, Paris Re granted each post-announcement seller certain registration rights permitting each post-announcement seller to sell its PartnerRe common shares under a shelf registration statement through non-underwritten transactions, subject to PartnerRe’s right to impose certain suspension rights. See “The Post-Announcement Purchase Agreements.”

In connection with the post-announcement purchases and with PartnerRe’s consent, Procific, one of the post-announcement sellers, granted an affiliate of Stone Point Capital investment discretion and voting authority over the approximately 0.9% of the outstanding PartnerRe common shares (assuming completion of the transactions and based on the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions”) that Procific will receive upon consummation of the post-announcement purchases. In connection with this arrangement, for purposes of Stone Point Capital’s investor agreement and block seller registration rights agreement to be entered into at the closing of the block purchase, Stone Point Capital will generally be treated as owning these shares for so long as it has investment discretion and voting authority over them, including for purposes of the vote neutralization provision contained in the investor agreement.

PartnerRe Ownership at Closing of Block Purchase

Upon the closing of the block purchase and the post-announcement purchases, PartnerRe expects to own approximately 83.1% of the outstanding Paris Re common shares, which is the sum of the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe purchased in the pre-announcement purchases and the approximately 57.5% and 19.5% of the outstanding Paris Re common shares subject to the block purchase agreement and post-announcement purchase agreements, respectively, that PartnerRe will acquire at or simultaneously with the closing of the block purchase.

The Exchange Offer

Following the closing of the block purchase, pursuant to the terms of the transaction agreement, subject to certain conditions, PartnerRe will cause the acquisition subsidiary to commence the exchange offer for all remaining outstanding Paris Re common shares and Paris Re warrants at the same per share consideration and per warrant consideration, as applicable, paid in the block purchase.

The per share consideration and per warrant consideration payable in the exchange offer will be adjusted by the tangible book value per share adjustment, if any, to the same extent as the per share consideration and per warrant consideration payable in the block purchase. In addition, the per share consideration payable in the exchange offer is also subject to the post-block purchase closing dividend adjustment described below under “The Transactions—Post-Block Purchase Closing Dividend Adjustment.”

PartnerRe’s obligation to commence the exchange offer is subject to a number of conditions, including (i) approval for listing of the PartnerRe common shares to be issued in the exchange offer and the merger on the New York Stock Exchange and the listing of the PartnerRe common shares on Euronext Paris or another European Union stock exchange selected by PartnerRe, (ii) the exchange offer on the terms proposed having been declared compliant by the AMF, without any requirement that PartnerRe provide for a cash alternative under the French tender offer rules, (iii) the absence of PartnerRe having a reasonable basis to believe that the opinion of the independent expert to be rendered under French law in connection with the exchange offer on the terms proposed would not satisfy the requirements of French law and (iv) certain other customary conditions. See “The Transaction Agreement—The Exchange Offer.”

The Merger

If, after completion of the exchange offer, PartnerRe and its affiliates own at least 90% of the outstanding Paris Re common shares, PartnerRe will effect a compulsory merger, which we refer to as the “merger,” in accordance with Swiss law to acquire all remaining outstanding Paris Re common shares pursuant to which Paris Re will be merged into the acquisition subsidiary, with the acquisition subsidiary surviving the merger.

At the effective time of the merger each Paris Re common share outstanding immediately prior to the effective time of the merger (other than those owned by PartnerRe or Paris Re) will be exchanged for the right to receive the per share consideration. The per share consideration payable in the merger will be adjusted by the tangible book value per share adjustment to the same extent as the per share consideration payable in the block purchase and will also be subject to the post-block purchase closing dividend adjustment described below.

At the effective time of the merger, all outstanding share options to purchase Paris Re common shares held by non-French employees will be converted into share options to purchase PartnerRe common shares and all outstanding share options to purchase Paris Re common shares held by French employees will be converted into share options to purchase common shares of the acquisition subsidiary. French employees will also be able to enter into a liquidity agreement allowing them to exchange the shares received upon exercise of their share options for PartnerRe common shares at the end of a restricted period. In addition, at the effective time of the merger, all outstanding Paris Re warrants and all outstanding unvested Paris Re restricted share units will be converted into PartnerRe warrants and PartnerRe restricted share units (unless otherwise agreed by the parties and individual French employees), respectively. See “The Transaction Agreement—The Merger” and “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants.”

The Share Capital Repayment

Immediately prior to the closing of the block purchase, Paris Re intends, subject to obtaining the requisite regulatory approvals, to effect an extraordinary cash distribution by way of a capital reduction to all holders of Paris Re common shares immediately prior to the closing of the block purchase in the amount of CHF 4.17 per Paris Re common share (the Swiss franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution). We refer to this cash distribution as the “share capital repayment.”

If all necessary conditions precedent with respect to the share capital repayment have been satisfied prior to the closing of the block purchase, Paris Re will pay the share capital repayment immediately prior to the closing of the block purchase in accordance with a pre-agreed plan between Paris Re and PartnerRe or any alternative method of funding the share capital repayment as to which Paris Re and PartnerRe may subsequently agree.

If the full amount of the share capital repayment cannot be paid immediately prior to the closing of the block purchase because all necessary conditions precedent for the payment, such as regulatory approvals, have not been satisfied, Paris Re will pay the lesser amount, if any, for which all necessary conditions precedent have been satisfied immediately prior to the closing of the block purchase in accordance with the pre-agreed plan or as otherwise agreed by the parties. See “The Transaction Agreement—Certain Covenants—Share Capital Repayment.”

If, however, the share capital repayment is not paid in full immediately prior to the closing of the block purchase due to, among other things, the failure of Paris Re to obtain all necessary regulatory approvals, then, unless the parties otherwise agree, the remaining per share portion of the share capital repayment will be paid as follows:

•

each block seller and each post-announcement seller will receive the remaining per share portion of the share capital repayment in the form of a promissory note issued by PartnerRe at the closing of the block purchase (for an explanation of the terms of the promissory notes, see “The Block Purchase Agreement—Purchase and Sale” and “The Post-Announcement Purchase Agreements—Purchase and Sale”); and

•

each other holder of Paris Re common shares that holds Paris Re common shares on the relevant record date (including PartnerRe with respect to the Paris Re common shares owned by PartnerRe and its subsidiaries at that time) will receive the remaining per share portion in the form of cash by way of a capital distribution from Paris Re immediately prior to the settlement of the exchange offer. The cash payment, however, will only be paid if the exchange offer is settled. See “The Transaction Agreement—Certain Covenants—Share Capital Repayment.”

In addition, the pre-announcement sellers will receive a payment of $3.85 for each Paris Re common share sold to PartnerRe in the pre-announcement purchases at the earlier of the closing of the block purchase and the termination of the transaction agreement (net of dividends paid or payable on the PartnerRe common shares with respect to the period after the completion of the pre-announcement purchases and prior to the earlier of the closing of the block purchase and the termination of the transaction agreement). This payment will be made irrespective of whether the block purchase closes or the share capital repayment or any portion thereof is paid and is intended to compensate the pre-announcement sellers for the aggregate U.S. dollar amount that would be payable on the Paris Re common shares sold in the pre-announcement purchases had they not been sold prior to the payment of the share capital repayment. See “The Pre-Announcement Purchase Agreements—Purchase and Sale.”

If necessary to effect the payment of the share capital repayment to the holders of Paris Re common shares immediately prior to the exchange offer, PartnerRe has agreed to lend sufficient funds to Paris Re Holdings France S.A., a wholly-owned subsidiary of Paris Re, to enable Paris Re to pay the share capital repayment immediately prior to the settlement of the exchange offer to all holders of Paris Re common shares. The proceeds from such loan will be applied to cancel certain outstanding intercompany obligations owed by Paris Re Holdings France S.A. to Paris Re.

The payment of the share capital repayment (or any remaining portion thereof) immediately prior to the settlement of the exchange offer is conditioned on, unless the parties agree otherwise, PartnerRe being reasonably satisfied that the exchange offer will be settled immediately after the payment. The share capital repayment will not be paid if the block purchase does not close for any reason. See “The Transaction Agreement—Certain Covenants—Share Capital Repayment.”

Ancillary Agreements Relating to the Transactions

The Investor Agreements

The block purchase agreement provides that at the closing of the block purchase, each of the affiliated block sellers will enter into a separate investor agreement in the form attached to the block purchase agreement, each of which we refer to as an “investor agreement.” Each investor agreement will subject the applicable shareholders party thereto to certain transfer restrictions, standstill provisions and vote neutralization restrictions, while at the same time will grant those shareholders certain rights to quarterly meetings and information. See “Ancillary Agreements Relating to the Transactions—The Investor Agreement.”

Block Seller Registration Rights Agreements

At the closing of the block purchase, each of the affiliated block sellers will enter into a separate registration rights agreement. Pursuant to these agreements, PartnerRe will agree to maintain an effective registration statement during a two-year period commencing at the expiration of the “lock-up period” in the applicable investor agreement (which period may be extended under certain circumstances), permitting shareholders to sell their PartnerRe common shares in underwritten and non-underwritten offerings at any time during the period subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods. See “Ancillary Agreements Relating to the Transactions—Block Seller Registration Rights Agreement.”

Tender and Support Agreements

Contemporaneously with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into a tender and support agreement with Mr. Hans-Peter Gerhardt, the chief executive officer of Paris Re, pursuant to which Mr. Gerhardt agreed to tender all of his Paris Re warrants in the exchange offer.

At the same time, PartnerRe also entered into a tender and support agreement with certain funds managed by OZ Management LP or its affiliates pursuant to which such funds agreed to tender all of their Paris Re common shares, representing in the aggregate approximately 6.1% of the outstanding Paris Re common shares, in the exchange offer. Subsequent to entering into this agreement, certain of these funds agreed to become post-announcement sellers and sell their Paris Re common shares to PartnerRe contemporaneously with the closing of the block purchase. In connection with this, the tender and support agreement was amended to terminate the agreement with respect to those funds agreeing to sell their PartnerRe common shares as port of the post-announcement purchases, decreasing the aggregate number of Paris Re common shares subject to the tender and support agreement to approximately 0.13% of the outstanding Paris Re common shares. See “Ancillary Agreements Relating to the Transactions—The HPG Tender and Support Agreement” and “Ancillary Agreements Relating to the Transactions—The OZ Tender and Support Agreement.”

Tangible Book Value Per Share Adjustment and Termination Right

The transaction agreement provides that if the percentage decline in Paris Re’s or PartnerRe’s tangible book value per share during the period from March 31, 2009 to the date, which date we refer to as the “measurement date,” on which all conditions to the block purchase are satisfied (other than those conditions that by their nature cannot be satisfied until or immediately prior to the closing of the block purchase) is more than 15% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period, the per share consideration and per warrant consideration will be adjusted based on the formulaic adjustment described below:

•	upwards if the percentage decline in PartnerRe’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of Paris Re’s; or

•	downwards if the percentage decline in Paris Re’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of PartnerRe’s.

We refer to this adjustment as the “tangible book value per share adjustment.”

The amount of any adjustment will be determined pursuant to a formula, which provides that for each percentage point difference in excess of 15% in the parties’ relative declines in their tangible book values per share, the per share consideration and per warrant consideration will adjust upwards or downwards, as applicable, by 0.004. For purposes of calculating the relative differences in the parties’ tangible book values per share, any increase in a party’s tangible book value from March 31, 2009 to the measurement date will be deemed no change in the party’s tangible book value per share. In addition, there will be no adjustment for declines in the parties’ relative tangible book values per share occurring following the closing of the block purchase. The tangible book value per share adjustment is capped and will not increase or decrease the per share consideration or per warrant consideration by more than 0.100, which means that the per share consideration will not exceed 0.400 or be less than 0.200 PartnerRe common shares for each Paris Re common share and the per warrant consideration will not exceed 0.267 or be less than 0.067 PartnerRe common shares for each Paris Re warrant as a result of the tangible book value per share adjustment. The 0.100 cap effectively means that if there is a relative percentage decline in the parties’ tangible book values per share in excess of 40% from March 31, 2009 to the measurement date, no adjustment will be made to the per share consideration or per warrant consideration for the amount of the percentage decline in excess of 40%.

However, if the percentage decline in one party’s tangible book value per share during the period from March 31, 2009 to the measurement date is more than 40% greater than the percentage decline, if any, in the other party’s tangible book value per share during the same period, the other party will have the right to terminate the transaction agreement and the block purchase agreement prior to the closing of the block purchase. Upon such termination, PartnerRe’s rights and obligations under the post-announcement purchase agreements will also terminate.

The tangible book value per share adjustment originates from a negotiated compromise among the parties to the block purchase agreement and the transaction agreement. It was agreed to in lieu of a proposed termination right that could be exercised at a lower relative differential than the 40% differential giving rise to the termination right under the transaction agreement, thereby providing the parties with greater closing certainty. While the tangible book value per share adjustment provides additional economic protection should PartnerRe’s and Paris Re’s respective tangible book values per share diverge significantly prior to the measurement date, PartnerRe believes a tangible book value per share adjustment is unlikely. A tangible book value adjustment could occur, for example, if, either alone or in combination, one party suffers a deterioration in its asset portfolio or incurs losses from, among other things, catastrophic occurrences that are both significant in magnitude and disproportionate in effect relative to the other party. However, PartnerRe believes that there is a significant correlation between the asset portfolios of PartnerRe and Paris Re. Furthermore, PartnerRe believes that it is unlikely that the underwriting exposures of PartnerRe and Paris Re are such that there would be a loss event or events of sufficient magnitude to give rise to a sufficiently significant disproportionate effect on one party relative to the other. Accordingly, PartnerRe believes that while some relative change in PartnerRe’s and Paris Re’s tangible book values per share should be expected in the period between March 31, 2009 and the measurement date, a more than 15% relative decline during that period should be considered unlikely.

For more information on the procedures and mechanics for determining the tangible book value per share adjustment, including the procedures that will be followed if the parties cannot agree on one or both of the parties’ tangible book values per share calculations, see “The Transaction Agreement—Tangible Book Value Per Share Adjustment.”

Post-Block Purchase Closing Dividend Adjustment

If PartnerRe declares a cash dividend or other cash distribution on the PartnerRe common shares with a record date on or after the closing of the block purchase and prior to the earliest date on which Paris Re shareholders have the right to receive payment for the Paris Re common shares tendered in the exchange offer, then the per share consideration will be adjusted upwards. We refer to this adjustment as the “post-block purchase closing dividend adjustment.” The amount of the upward adjustment to the per share consideration will be equal to (i) the U.S. dollar amount of the cash dividend or other distribution multiplied by (ii) the per share consideration (after giving effect to any prior adjustment) divided by (iii) the average closing price of the PartnerRe common shares on the New York Stock Exchange for the five trading days immediately prior to record date for such cash dividend or other distribution.

The post-block purchase closing dividend adjustment is intended to ensure that all other holders of Paris Re common shares similarly participate in PartnerRe dividends prior to the settlement of the exchange offer. Since the PartnerRe common shares issued to the block sellers, the pre-announcement sellers and the post-announcement sellers prior to or simultaneously with the closing of the block purchase will be entitled to dividends on the PartnerRe common shares with a record date on or after the closing of the block purchase to the same extent as all other outstanding PartnerRe common shares, the post-block purchase closing dividend adjustment is intended to ensure that all other holders of Paris Re common shares, representing approximately 16.9% of the outstanding Paris Re common shares, similarly participate in PartnerRe dividends on or after the closing of the block purchase and prior to the settlement of the exchange offer. The exchange offer, which is expected to be completed in the fourth quarter of 2009 or the first quarter of 2010, is the first opportunity that these other holders will have to exchange their Paris Re common shares for PartnerRe common shares and to thereafter directly participate in dividends on the PartnerRe common shares. Holders of Paris Re common shares that do not validly tender their Paris Re common shares in the exchange offer and continue to hold their Paris Re common shares through the merger will not participate in, and the per share consideration will not be adjusted for, dividends declared on the PartnerRe common shares having a record date after the settlement of the exchange offer and prior to the effective time of the merger. See “The Transaction Agreement—Post-Block Purchase Closing Dividend Adjustment.”

Ownership of PartnerRe Following the Transactions

Assuming the base case assumptions described below, PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities in the transactions if they are completed in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants”). Based on the base case assumptions, at the completion of the transactions, it is expected that (i) there will be outstanding approximately 82.3 million PartnerRe common shares (net of treasury shares), (ii) the PartnerRe common shares issued to current holders of Paris Re common shares and warrants in the transactions will represent approximately 31.1% of the outstanding PartnerRe common shares immediately after the merger and (iii) PartnerRe common shares held by current PartnerRe shareholders will represent approximately 68.9% of the outstanding PartnerRe common shares immediately after the merger.

The foregoing assumes the following, which we collectively refer to as the “base case assumptions:”

•

from July 4, 2009, when there were 80.6 million Paris Re common shares outstanding (net of treasury shares), until the completion of the transactions, no additional Paris Re common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares);

•

from July 4, 2009, when there were 56.7 million PartnerRe common shares outstanding (net of treasury shares), until the completion of the transactions, except for issuances in connection with the transactions, no additional PartnerRe common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for PartnerRe common shares);

•	PartnerRe will acquire 100% of the outstanding Paris Re common shares and Paris Re warrants in the transactions;

•	no adjustment will be made to the per share consideration and per warrant consideration pursuant to the tangible book value adjustment; and

•

PartnerRe will not declare any dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer and, as a result, no adjustment will be made to the per share consideration pursuant to the post-block purchase closing dividend adjustment.

The actual number of PartnerRe common shares issued in the transactions and the relative ownership of the current Paris Re and PartnerRe shareholders after the completion of the transactions could be more or less if the actual facts differ from the base case assumptions, including if:

•

in addition to the PartnerRe common shares issued in connection with the transactions, additional Paris Re common shares or PartnerRe common shares are issued prior to the completion of the transactions (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares or PartnerRe common shares), in each case, in accordance with the limitations set forth in the transaction agreement;

•	PartnerRe acquires less than all of the outstanding Paris Re warrants in the transactions;

•	the per share consideration and per warrant consideration are adjusted upwards or downwards pursuant to the tangible book value per share adjustment; or

•

for purposes of the post-block purchase closing dividend adjustment, PartnerRe declares one or more dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer, in which case the increase in the number of PartnerRe common shares issued will be determined based on the formula described under “The Transactions—Post-Block Purchase Closing Dividend Adjustment” and would be dependent on both the aggregate amount of dividends so declared as well as the average price per PartnerRe common share during the applicable measurement period.

Background to the Transactions

PartnerRe continually evaluates its long-term strategic goals while monitoring fiscal and industry developments. This process includes consideration of opportunities for business combinations, acquisitions, dispositions, internal restructurings and other strategic alternatives. During the course of 2007 and early 2008, PartnerRe explored ways to diversify risk and provide more balance and stability to its business in the increasingly uncertain and volatile financial and reinsurance markets, while at the same time maintaining the core of its existing franchise. Patrick Thiele, chief executive officer of PartnerRe, and other members of PartnerRe’s senior management began identifying potential acquisition targets and assessing the desirability and feasibility of a business combination with each one, based on its acquisition criteria.

On February 14, 2008, Albert Benchimol, chief financial officer of PartnerRe, met with James D. Carey, chairman of Paris Re’s board of directors, and Nicolas D. Zerbib, a member of Paris Re’s board of directors. Messrs. Carey and Zerbib serve on the Paris Re board of directors and are representatives of the funds managed by Stone Point Capital, a private equity firm with a significant ownership interest in Paris Re. At the meeting, the participants discussed the reinsurance industry generally. While no specific plan for a business combination was discussed, the parties explored considerations of the Paris Re shareholders, and Mr. Benchimol expressed PartnerRe’s interest in being included in any process were Paris Re to consider a sale of the company in the future.

PartnerRe’s board of directors met on February 26, 2008 with PartnerRe’s senior management in attendance. At this meeting, Mr. Thiele led a discussion, along with other members of PartnerRe’s senior management, regarding Paris Re, among other companies, as a potential acquisition target. Although PartnerRe’s board of directors expressed interest in pursuing a business combination generally, no action was taken with respect to Paris Re at the meeting.

PartnerRe’s board of directors met on May 22, 2008 with PartnerRe’s senior management in attendance. At this meeting, Mr. Thiele and other members of PartnerRe’s senior management presented information about Paris Re as part of management’s overview of the reinsurance market. No action was taken to pursue a transaction.

On November 6, 2008, representatives of PartnerRe’s senior management met with Mr. Carey and Charles Davis, the chief executive officer of Stone Point Capital. PartnerRe expressed its interest in exploring a business combination with Paris Re and discussed the superior opportunities such a transaction might provide to Paris Re’s shareholders, particularly the enhanced liquidity of the PartnerRe common shares as compared with the small public float and thinly traded market for Paris Re common shares.

PartnerRe’s board of directors met on November 20, 2008 with PartnerRe’s senior management in attendance. At this meeting, Mr. Thiele and other members of PartnerRe’s senior management presented a detailed comparison of Paris Re and other potential acquisition targets. PartnerRe’s board of directors determined that Paris Re’s size, book of business, diversified business lines and its focus almost entirely on reinsurance made it an attractive candidate for a business combination with PartnerRe. It was determined that representatives of PartnerRe would approach Paris Re with an indication of value and assess Paris Re’s interest in exploring a business combination.

On January 12, 2009, Mr. Benchimol met with Mr. Carey and discussed specific terms of a possible business combination. Mr. Benchimol proposed that PartnerRe would purchase all outstanding Paris Re common shares for consideration comprised of approximately 40% cash and 60% PartnerRe common shares, the implied value of such consideration to be equivalent to an approximate 35-40% premium over the then current market price of Paris Re’s common shares and approximately 80% of Paris Re’s tangible book value. In response, Mr. Carey indicated that Paris Re’s board of directors was unlikely to accept the proposal but that he would communicate it to the Paris Re board of directors.

On January 17, 2009, Mr. Carey called Mr. Benchimol and rejected the proposal on the basis that the price was insufficient. While Mr. Carey did not specify the terms of a proposal Paris Re would accept, he indicated that Paris Re would not consider a proposal with an implied value below Paris Re’s tangible book value.

On January 30, 2009, PartnerRe’s board of directors met with PartnerRe’s senior management and PartnerRe’s legal advisors, Davis Polk & Wardwell LLP, which we refer to as “Davis Polk.” Among other matters, the board of directors reviewed Paris Re’s history and discussed the financial considerations of a possible transaction. The board of directors of PartnerRe approved a proposal for all outstanding Paris Re common shares consisting of $21.00 per Paris Re common share, payable 30% in cash and 70% in PartnerRe common shares.

On February 4, 2009, Mr. Thiele sent a letter from PartnerRe to Mr. Carey in his capacity as chairman of the board of directors of Paris Re. The letter formally indicated PartnerRe’s interest in pursuing a transaction and proposed a cash and stock transaction on the terms approved by PartnerRe’s board of directors.

On February 12, 2009, Mr. Carey indicated that an agreement could be reached if PartnerRe were to increase its proposed price to 1.15 times Paris Re’s tangible book value. Mr. Carey also indicated that Credit Suisse Securities (Europe) Limited, which we refer to as “Credit Suisse,” had been engaged as financial advisor to Paris Re. Thereafter, PartnerRe engaged UBS Securities LLC, which we refer to as “UBS,” as its financial advisor.

On February 17, 2009, Mr. Carey sent a letter from Paris Re formally rejecting PartnerRe’s February 4, 2009 proposal due to insufficient value. Despite rejecting the proposal, Mr. Carey indicated that Paris Re’s board of directors recognized the potential strategic merit in a combination of the two companies and that Paris Re was open to further discussions.

On February 18, 2009, PartnerRe’s senior management met with PartnerRe’s legal and financial advisors to discuss, among other matters, Paris Re’s letter. On the same day, Mr. Benchimol spoke with Mr. Carey, stating that the terms of PartnerRe’s proposal had not changed and that it would be difficult for PartnerRe to increase its proposal beyond Paris Re’s tangible book value. Mr. Benchimol informed Mr. Carey that UBS was acting as PartnerRe’s financial advisor, and that a representative of UBS would contact Mr. Carey, on behalf of PartnerRe, to discuss the rationale for PartnerRe’s proposed price.

On February 24, 2009, in accordance with PartnerRe’s directives, a representative of UBS spoke with Mr. Carey to discuss PartnerRe’s proposed price. Mr. Carey reiterated that a successful proposal by PartnerRe must exceed Paris Re’s tangible book value.

Throughout the month of March 2009, PartnerRe’s legal and financial advisors met frequently with PartnerRe to discuss legal and financial structuring matters related to an acquisition of Paris Re. PartnerRe’s and Paris Re’s respective financial advisors also met by telephone or in person numerous times during the month to discuss financial terms of a possible business combination.

On March 11, 2009, PartnerRe’s board of directors met with PartnerRe’s senior management and with PartnerRe’s legal and financial advisors to discuss Paris Re’s response to PartnerRe’s proposal.

On March 16, 2009, Paris Re announced its earnings for the year ended December 31, 2008, which reflected an approximate 4.3% increase in Paris Re’s tangible book value per share from September 30, 2008.

On March 18, 2009, Mr. Carey contacted Mr. Benchimol to request a meeting to discuss the terms of a possible transaction.

On March 25, 2009, Mr. Benchimol and Laurie Desmet, PartnerRe’s chief accounting officer, met with Messrs. Carey and Zerbib. Mr. Carey proposed an all-stock transaction valuing Paris Re at a multiple of tangible book value that was approximately 95% of PartnerRe’s tangible book value multiple at the time, which implied a proposed exchange ratio of 0.375 PartnerRe common shares per Paris Re common share. The parties also discussed, among other matters, the impact of a cash distribution on the deal price, the calculation of tangible book value, whether Paris Re’s existing agreements with AXA would be impacted by a possible transaction, the regulatory framework that would apply to a transaction, transaction expenses, possible synergies, the employee benefit structure and retention arrangements for employees of Paris Re and representation on PartnerRe’s board of directors.

PartnerRe’s board of directors met on April 1, 2009 with PartnerRe’s senior management and with PartnerRe’s legal and financial advisors to review the discussions to date, the impact of a possible acquisition, transaction risks, potential timetables and a counter-response.

Mr. Benchimol met with Mr. Carey the same day to present PartnerRe’s revised proposal, which consisted of 0.300 PartnerRe common shares per Paris Re common share and a $3.20 per Paris Re common share extraordinary distribution. The terms of the proposal also included a six-month lock-up period with respect to the transfer of PartnerRe common shares acquired by the principal private equity shareholders and an invitation to one of Paris Re’s existing independent directors unaffiliated with the private equity shareholders to join PartnerRe’s board of directors.

On April 3, 2009, a representative of Credit Suisse called a representative of UBS to discuss some of the structural proposals presented by PartnerRe. Mr. Carey called Mr. Benchimol later that day. During the call, Mr. Carey indicated that he had met with the Paris Re transaction committee, and that he was sharing the views of the committee. Messrs. Carey and Benchimol then discussed valuation and timing. In addition, Mr. Carey indicated that the committee had expected that existing Paris Re directors would hold two or three seats on PartnerRe’s board of directors, while PartnerRe’s counter-response only allowed for one seat and was further limited by the requirement that only independent directors on Paris Re’s board of directors unaffiliated with any of the private equity shareholders could fill the seat. Mr. Benchimol responded that, while PartnerRe was not prepared to offer additional board seats, it was prepared to grant the principal private equity shareholders information rights. The parties further discussed matters surrounding the treatment of warrants that had been issued by Paris Re. The parties also discussed the general terms of an investor agreement that had been proposed by PartnerRe.

Mr. Carey sent a counter-proposal to Mr. Benchimol on April 7, 2009 indicating a price of 0.315 PartnerRe common shares for each Paris Re common share and $3.20 in cash per Paris Re common share. The counter-proposal indicated agreement with the six-month lock-up and with certain other terms previously proposed by PartnerRe.

On April 8, 2009, Mr. Benchimol discussed the counter-proposal with Mr. Carey by telephone. The discussion focused on governance and other non-valuation matters. Messrs. Benchimol and Carey then agreed to focus on negotiating financial terms before proceeding to other matters.

On April 13, 2009, Mr. Carey met with Mr. Benchimol. Mr. Carey explained that the lead private equity investors were still considering various matters, including the question of whether directors affiliated with the principal private equity shareholders would be offered seats on PartnerRe’s board of directors, and the Paris Re transaction committee was considering other matters. Messrs. Benchimol and Carey then arranged for a meeting among themselves, representatives of certain other of the lead private equity shareholders, certain members of the Paris Re board of directors unaffiliated with the private equity investors, Hans-Peter Gerhardt, Paris Re’s chief executive officer, Mr. Thiele and Bruno Meyenhofer, chairman of PartnerRe Global. Prior to the meeting, Paris Re and the private equity shareholders entered into an agreement not to disclose any information shared by PartnerRe during the meeting.

On April 15, 2009, a meeting among representatives of certain investment entities affiliated with Stone Point Capital, Hellman & Friedman, Vestar Capital Partners and Crestview Partners, Roberto Mendoza and Jean Lanier, both independent members of Paris Re’s board of directors unaffiliated with the private equity investors, Mr. Gerhardt and Messrs. Thiele, Benchimol and Meyenhofer was held. Information covered included a review of PartnerRe’s finances and its risk management, capital modeling, loss reserves, governance and outlook.

On April 17, 2009, Mr. Carey called to indicate that the lead private equity investors were willing to forego representation by the private equity shareholders on PartnerRe’s board of directors, but they and the Paris Re transaction committee were remaining firm at a price of 0.315 PartnerRe common shares for each Paris Re common share and a $3.20 extraordinary cash distribution.

On April 29, 2009, Mr. Carey called Mr. Benchimol to provide Paris Re’s preliminary earnings guidance for the first quarter of 2009, which indicated a further improvement in Paris Re’s tangible book value.

On April 30, 2009, Mr. Benchimol met with Mr. Carey to present a letter from PartnerRe, signed by Mr. Thiele, proposing that PartnerRe acquire all outstanding Paris Re common shares for 0.300 PartnerRe common shares for each Paris Re common share and an extraordinary cash distribution of $3.85 per Paris Re common share. The letter was accompanied by a detailed term sheet.

On May 1, 2009, Mr. Carey called Mr. Benchimol to convey the views of the Paris Re transaction committee on the term sheet, including adjustments to price due to PartnerRe dividend distributions, information rights, standstill provisions, vote neutralization on additional PartnerRe share purchases, the lock-up on transfer of PartnerRe common shares, employee retention, certainty of closing and the calculation of Paris Re’s tangible book value.

Throughout the first week of May 2009, the parties actively discussed the proposed investor agreement, including the related information rights package, the lock-up period, and conditions to the investor agreement’s termination. The parties also discussed the calculation of Paris Re’s tangible book value, certainty of closing, and employee retention matters.

On May 6, 2009, Mr. Benchimol sent Mr. Carey an updated version of the term sheet containing changes to the terms of the lock-up restrictions, information rights, and termination provisions.

On May 7, 2009, Mr. Benchimol met with Mr. Carey and agreement was reached on several significant points. The parties agreed that they were prepared to work toward the preparation of a letter of intent, to be followed by an exclusivity period during which mutual due diligence would occur and definitive documentation would be prepared.

On May 8, 2009, Mr. Carey confirmed that Paris Re and certain investment entities affiliated with Stone Point Capital, Hellman & Friedman, Vestar Capital Partners, Crestview Partners and New Mountain Capital had agreed to negotiate and eventually sign a letter of intent and exclusivity agreement according to the terms outlined in PartnerRe’s letter dated April 30, 2009 and the updated term sheet dated May 6, 2009. He also indicated that another significant private equity shareholder of Paris Re, Caisse de Dépôt et Placement du Quebec, was supportive of the approach.

Also on May 8, 2009, a representative of PartnerRe sent drafts of a letter of intent, term sheet, and mutual non-disclosure agreement to Paris Re’s counsel, Sullivan & Cromwell LLP, which we refer to as “Sullivan & Cromwell.” Discussion of various related matters continued between Mr. Carey and Mr. Benchimol.

On May 11, 2009, the PartnerRe board of directors met with PartnerRe’s senior management. Mr. Thiele led a discussion among the board of directors and PartnerRe’s senior management regarding, among other topics, the letter of intent and the term sheet, including the financial terms of the proposal. PartnerRe’s board of directors formally authorized the letter of intent and the term sheet and established a sub-committee of PartnerRe’s board of directors consisting of John Rollwagen, chairman of the board of directors of PartnerRe, Jean-Paul Montupet and Mr. Thiele, which committee we refer to as the “PartnerRe transaction committee,” with the power to approve any agreement reached among PartnerRe, Paris Re and its principal private equity shareholders.

For the following week, PartnerRe, Paris Re, representatives of the block sellers and their respective legal and financial advisors met frequently to discuss specific points related to the term sheet, the letter of intent and the non-disclosure agreement, tax and regulatory matters, due diligence preparations and employee retention.

On May 13, 2009, Paris Re announced its earnings for the quarter ended March 31, 2009. After adjusting for distributions of capital to Paris Re shareholders, Paris Re’s tangible book value had increased since the quarter ended December 31, 2008.

On May 18, 2009, PartnerRe entered into a non-disclosure agreement and a non-binding letter of intent (which included a binding exclusivity provision) with Paris Re and certain investment entities affiliated with Stone Point Capital, Hellman & Friedman, Vestar Capital Partners and New Mountain Capital, with certain investment entities affiliated with Crestview Partners and Caisse de Dépôt et Placement du Québec joining the following day. The letter of intent contemplated:

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a three-step transaction, beginning with the initial purchase of 57.5% of the outstanding Paris Re common shares from certain private equity shareholders, followed by an exchange offer and a compulsory merger;

•	a purchase price of 0.300 PartnerRe common shares for each Paris Re common share;

•	a purchase price of 0.167 PartnerRe common shares for each Paris Re warrant;

•	a $3.85 per share extraordinary cash distribution to be paid to all Paris Re shareholders immediately prior to the initial purchase;

•	investor agreements that would, among other things, restrict the purchase and sale of PartnerRe common shares by the private equity shareholders participating in the initial purchase; and

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the possibility that the private equity shareholders participating in the initial purchase would be granted registration rights should sales under Rule 144 of the Securities Act of 1933 be unavailable to them.

Also on May 18, 2009, each of PartnerRe and Paris Re granted the other access to an electronic data room for the purposes of due diligence. For the remainder of May and throughout the month of June, PartnerRe and Paris Re each reviewed the documents made available by the other in their respective electronic data rooms, as well as the documents that were requested in numerous follow-up meetings and discussions. These meetings included due diligence sessions in Zurich from May 26 until May 29 with senior executives of PartnerRe and Paris Re, together with their respective financial advisors, in attendance. As a result of extensive due diligence, Paris Re agreed to commute certain potential exposures that were of concern to PartnerRe.

On May 20, 2009, PartnerRe’s board of directors met with PartnerRe’s senior management and with PartnerRe’s legal and financial advisors. Mr. Thiele led a discussion that included, among other topics, PartnerRe’s general acquisition objectives, the advantages of an acquisition of Paris Re, potential risks associated with an acquisition of Paris Re and a timeline for completing the transactions.

On May 27, 2009, Davis Polk sent preliminary drafts of the block purchase agreement and the transaction agreement to Paris Re, the block sellers, Sullivan & Cromwell, and the block sellers’ legal counsel, Simpson Thacher & Bartlett LLP. On June 1, 2009, Davis Polk sent a preliminary draft of the investor agreement to Paris Re, the block sellers and their respective legal advisors. Throughout the remainder of June, PartnerRe, Paris Re and the block sellers, with the assistance of their respective legal and financial advisors, negotiated the terms of the block purchase agreement, the transaction agreement and the investor agreement, including the structure and timing of the share capital repayment. As part of the negotiations, representatives of the block sellers and PartnerRe discussed the possibility of PartnerRe acquiring, contemporaneously with the closing of the block purchase, Paris Re common shares from other Paris Re shareholders who were shareholders of Paris Re prior to its initial public offering (or from such shareholders’ private transferees), so as to ensure such shareholders were offered the opportunity to sell their shares on the same economic terms as, and contemporaneous with, the block sellers. In the middle of June, PartnerRe determined, however, that it would be best to approach only a limited number of these additional shareholders prior to the public announcement of the transactions in order to minimize potential information leaks that could prove disruptive to the transactions, with the expectation that the remainder of these shareholders would be approached following the public announcement of the transactions. Commencing on June 26, 2009, PartnerRe first began negotiating the terms of the pre-announcement purchase agreements with prospective pre-announcement purchasers.

At the beginning of June, PartnerRe and its legal advisors began to prepare regulatory filings in anticipation of PartnerRe and Paris Re reaching final agreement on the terms of the transactions. PartnerRe, Paris Re and their respective legal advisors also held discussions with relevant insurance and securities regulators in various jurisdictions.

On June 22, 2009, an investment banker, who had been providing services in connection with the transactions while at UBS, joined Greenhill & Co. LLC, which we refer to as “Greenhill.” PartnerRe subsequently engaged Greenhill as a co-financial advisor. Greenhill was engaged without any obligation on its part to opine on the fairness of the transactions due to the shortness of time before it was anticipated that definitive agreements would be signed.

On June 25, 2009 representatives of PartnerRe’s management, together with Mr. Gerhardt, met with representatives of A.M. Best, Fitch, Moody’s and S&P to provide an overview of the transactions to them, to enable them to disclose their rating updates promptly upon the announcement of the transactions. Shortly thereafter, each of the four agencies indicated that it would reaffirm its ratings with regard to PartnerRe, although S&P and Fitch indicated that they would revise their respective outlooks downward. S&P cited concerns about potential integration risks and potential earnings dilution, while Fitch cited uncertainty with regard to the level and stability of the combined entity’s returns.

On June 30, 2009, PartnerRe’s board of directors met, together with PartnerRe’s senior management and PartnerRe’s legal and financial advisors. Mr. Thiele and other members of PartnerRe’s senior management reported on the results of the due diligence process, presented the terms of the transaction documents and the remaining matters requiring resolution and discussed certain of PartnerRe’s pro forma financial data following the transactions. The board of directors posed questions in response to the discussions and raised other matters. Also at this meeting, UBS reviewed with PartnerRe’s board of directors on a preliminary basis UBS’ financial analysis of the aggregate consideration to be paid by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions), and informed PartnerRe’s board of directors that, assuming no material change in the terms of the block purchase, the exchange offer and the merger or in the totality of the information it considered in connection with its financial analysis, UBS had no reason to believe it would not be in a position to render to PartnerRe’s board of directors an opinion as to the fairness, from a financial point of view, to PartnerRe of the aggregate consideration to be paid by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions). Upon the conclusion of the meeting, the board of directors unanimously approved the transactions, subject to the final approval of the PartnerRe transaction committee upon conclusion of the remaining negotiations.

Over the intervening period between June 30, 2009 and July 4, 2009, PartnerRe, Paris Re and the block sellers with the assistance of their respective legal and financial advisors, negotiated the remaining terms of the transaction agreement, the block purchase agreement and the other transaction agreements, finalized discussions with regulators and completed negotiations with the pre-announcement sellers with regard to the pre-announcement purchases.

On July 4, 2009, the PartnerRe transaction committee met with PartnerRe’s senior management and with PartnerRe’s legal and financial advisors. Senior members of PartnerRe’s management described to the PartnerRe transaction committee the recent discussions with regulators and the final terms of the transaction agreements. UBS reviewed with the committee UBS’ updated financial analysis of the aggregate consideration to be paid by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions) and delivered an oral opinion, which opinion was confirmed by delivery of a written opinion dated July 4, 2009, to PartnerRe’s board of directors to the effect that, as of that date and based upon and subject to various assumptions, matters considered and limitations described in its opinion, the aggregate consideration to be paid by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions) was fair, from a financial point of view, to PartnerRe. The PartnerRe transaction committee unanimously approved the transactions.

On July 4, 2009, PartnerRe entered into the block purchase agreement, the transaction agreement, the tender and support agreement with Mr. Gerhardt and the tender and support agreement with certain funds managed by OZ Management LP or its affiliates, which we refer to as the “OZ tender and support agreement.” Following the execution of these agreements and prior to the announcement of the transactions, PartnerRe entered into the pre-announcement purchase agreements with the pre-announcement sellers. See “The Block Purchase Agreement,” “The Transaction Agreement,” “The Pre-Announcement Purchase Agreements” and “The Ancillary Agreements Relating to the Transactions.”

On July 5 and 6, 2009, Paris Re and PartnerRe announced the transactions and held telephonic meetings with investors and regulators regarding the transactions.

On July 17, 2009, PartnerRe, Paris Re and the block sellers entered into Amendment No. 1 to the block purchase agreement, providing that the promissory notes to be issued to the block sellers under the block purchase agreement if the share capital repayment were not paid in full would be denominated in Swiss francs.

Following the consummation of the pre-announcement purchases, PartnerRe and its legal advisors negotiated the terms of the post-announcement purchase agreements with the post-announcement sellers. On July 25, 2009, PartnerRe entered into the post-announcement purchase agreements with the post-announcement sellers, committing to purchase from them 19.5% of the outstanding Paris Re common shares. In connection with the post-announcement purchase agreements, PartnerRe and certain funds managed by OZ Management LP or its affiliates entered into an amendment to the OZ tender and support agreement, terminating that agreement with respect to certain funds that had agreed to enter into post-announcement purchase agreements. See “The Post-Announcement Purchase Agreements” and “The Ancillary Agreements Relating to the Transactions.”

On August 11, 2009 at an extraordinary general meeting of Paris Re’s shareholders, the Paris Re shareholders approved all matters required to be approved by the Paris Re shareholders in order to close the block purchase.

PartnerRe’s Reasons for the Transactions and Recommendation of the PartnerRe Board of Directors

In evaluating the transactions, the PartnerRe board of directors consulted with PartnerRe’s senior management, as well as PartnerRe’s legal and financial advisors. The PartnerRe board of directors determined that the transaction documents and the transactions, including the issuance of PartnerRe common shares, are advisable, fair to and in the best interests of PartnerRe and its shareholders. In reaching these determinations, approving the transactions and making the recommendations set forth in this proxy statement, the PartnerRe board of directors carefully considered a variety of factors, including the following:

Expected Benefits from the Transactions. PartnerRe’s board of directors believes that the transactions will create a stronger global reinsurance company that is better positioned for long-term success and that the transactions will result in several significant strategic benefits to PartnerRe, including:

•	The opportunity to acquire a high quality balance sheet at approximately book value, together with Paris Re’s seasoned book of business and experienced staff.

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The enhanced size and scope of the combined entity (with the acquisition adding approximately $1.7 billion to PartnerRe’s shareholders’ equity), which, while not a necessity to PartnerRe’s business or the effective execution of its strategy, should lead to improved financial strength, an improved ability to manage capital across its portfolio and flexibility in deploying capital.

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The expectation that the larger capital base of the combined entity will give PartnerRe the ability to provide clients with greater capacity, larger lines and a broader range of products and services and that the combined entity’s enhanced stability will give PartnerRe the ability to more consistently make capacity available to its clients.

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The fact that the acquisition is expected to diversify risk and provide more balance and stability to, and opportunities for, PartnerRe at a critical time when financial and reinsurance markets are uncertain and volatile. In particular, the integration of Paris Re should enhance PartnerRe’s market presence, capital base and financial flexibility, risk diversification, capital strength and scale, and should reduce volatility of earnings, all of which should permit PartnerRe to deliver more stable results under a wider range of market conditions and economic environments.

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The complementary nature of PartnerRe’s and Paris Re’s businesses, in particular the increased market position of the combined operations from emerging markets and non-proportional and facultative risk segments.

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In the view of PartnerRe’s board of directors, while the combined entity will be larger, the acquisition will not be so large as to change the PartnerRe strategy, philosophy and culture, stability in executive management, risk management culture and enterprise risk management framework.

Other Material Factors Considered. During the course of its deliberations relating to the transaction documents and the transactions, the PartnerRe board of directors also considered the following factors in addition to the benefits described above:

Paris Re’s Business and Financial Condition

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The due diligence reviews of Paris Re’s assets, liabilities, book of business, staff, operating structure and other commitments and contingencies performed by PartnerRe, with the assistance of its advisors and with the full engagement of Paris Re’s senior management as well as its financial, legal, accounting, tax and human resource professionals. The due diligence culminated in the determination that the acquisition of Paris Re satisfies PartnerRe’s acquisition criteria, given that:

•	Paris Re represents the appropriate size in terms of capital, business and staff to present a manageable integration process with low to moderate risk;

•	Paris Re and PartnerRe have compatible cultures, which will help ease the process of integrating the two companies;

•	Paris Re has a high quality and liquid asset portfolio, comprised of tradable fixed income securities with an average overall Standard & Poor’s rating of AA-;

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Paris Re’s book of business is almost entirely reinsurance—a business that PartnerRe understands thoroughly, since it is also PartnerRe’s business—and does not contain material amounts of direct insurance or other business lines; and

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Paris Re has a generally short tail book of business, large book of facultative business, high concentration of non-proportional business and meaningful business in emerging markets, all of which should enhance PartnerRe’s business mix and create a more stable book of business.

•	The PartnerRe board of directors’ assessment that Paris Re has a high-quality balance sheet and no debt.

•	The fact that Paris Re’s reserves are guaranteed by AXA and Colisée Re for losses incurred before January 1, 2006 in connection with the 2006 acquisition.

Paris Re’s Talent Pool

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The scope, experience and expertise of the Paris Re employees and the finding by PartnerRe’s senior management that they will bring long-standing industry knowledge and relationships to the combined organization.

•	The agreement of Mr. Hans-Peter Gerhardt, the chief executive officer of Paris Re, to remain employed with PartnerRe through June 2010.

The Transaction Consideration

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The fact that the exchange ratio of 0.300 PartnerRe common shares for each outstanding Paris Re common share was the result of negotiations between PartnerRe, on the one hand, and Paris Re and the block sellers, on the other hand, as described under “Background to the Transactions.”

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The opinion of UBS, dated July 4, 2009, to PartnerRe’s board of directors as to the fairness, from a financial point of view to PartnerRe and based upon and subject to various assumptions, matters considered and limitations described in the opinion, of the aggregate consideration to be paid by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions), as more fully described in “The Transactions—Opinion of UBS Securities LLC.”

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The PartnerRe board of directors’ view that the tangible book value per share adjustment described under “The Transactions—Tangible Book Value Per Share Adjustment and Termination Right,” including the associated termination right, provides additional economic protection should the parties’ tangible book values per share diverge significantly.

Certain Other Terms and Conditions of the Transaction Agreements

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The fact that the block sellers may not terminate the block purchase agreement in the face of a competing proposal, Paris Re must present matters requiring Paris Re shareholder approval for consideration to its shareholders, the block sellers must vote in favor of such matters and Paris Re is restricted from soliciting third-party acquisition proposals, all of which reduce the risks associated with completing the acquisition, including interloper risk (i.e., the risk that a competitor would emerge seeking to acquire Paris Re and/or interfere with the transactions between Paris Re and PartnerRe).

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The fact that the acquisition of Paris Re is subject to the approval of PartnerRe’s shareholders and that the transaction documents allow the PartnerRe board of directors to change or withdraw its recommendation in favor of the transactions, subject to certain limitations, and, in certain circumstances, the payment of a termination fee.

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The PartnerRe board of directors’ determination that the $75 million termination fee payable upon either the PartnerRe board of directors withdrawing or changing its recommendation or the PartnerRe shareholders failing to approve the transactions is reasonable in light of the uncertainties posed to Paris Re and its shareholders by the PartnerRe shareholder approval condition.

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The covenants to the transaction agreement requiring PartnerRe to use reasonable best efforts to obtain certain regulatory approvals and clearances, provided that such approvals and clearances do not impose a “burdensome condition” (for an explanation of the term “burdensome condition,” see “The Transaction Agreement—Certain Covenants—Reasonable Best Efforts Covenant”).

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The requirement that Paris Re operate its business pending the effective time of the merger in the ordinary course of business consistent with past practices and within previously established and communicated risk management guidelines, which should provide PartnerRe protection during this interim period, while at the same time providing Paris Re sufficient operating latitude to conduct its business.

Likelihood of Consummating the Transactions

•	The fact that no financing is required for the transaction, which increases the likelihood that the transactions will be consummated.

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PartnerRe’s board of directors’ belief, after consultation with its internal and outside legal counsel, that the transactions are likely to receive necessary regulatory approvals in a relatively timely manner without material adverse conditions, which increases the likelihood the transactions will be consummated.

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The expectation of PartnerRe’s board of directors that the integration will be completed in a timely and efficient manner with minimal disruption to clients and employees in accordance with PartnerRe’s history of successful European acquisitions.

The Ownership of the Combined Entity

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The fact that current PartnerRe shareholders will hold approximately 68.9% of the outstanding PartnerRe common shares upon completion of the transactions in their entirety based on the base case assumptions described under “The Transactions—Ownership of PartnerRe Following the Transactions.”

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The fact that steps were taken in the transaction to ensure that no shareholder constituency will have undue influence over the combined entity after the consummation of the transactions, including by requiring that the block sellers abide by certain transfer restrictions, vote neutralization provisions and standstill limitations following the closing of the block purchase.

Potential Risks. PartnerRe’s board of directors also considered potential risks in making its determinations and recommendations set forth in this proxy statement, including:

Completion Risks

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The possibility that the AMF may not approve the exchange offer or may impose conditions upon PartnerRe, such as a requirement that PartnerRe provide Paris Re shareholders with an all-cash alternative to the exchange offer.

•	The risk that the French independent expert may not render an opinion that the exchange offer is fair to Paris Re’s shareholders.

•	The possibility that PartnerRe may not be able to obtain a listing on Euronext Paris in a timely manner, or at all.

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If PartnerRe does not own at least 90% of the outstanding Paris Re shares following the settlement of the exchange offer, there can be no assurance if or when the merger will occur. This risk is heightened by the fact that, subject to compliance with certain obligations under the transaction documents, the Paris Re board of directors may change its recommendation to the Paris Re shareholders, which could discourage Paris Re shareholders from tendering in the exchange offer.

Transaction Related Uncertainties

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The risk that if the share capital repayment is not paid in full immediately prior to the closing of the block purchase due to, among other things, the failure of Paris Re to obtain the required regulatory approvals, PartnerRe may be obligated to fund the payment by Paris Re of the share capital repayment (or remaining portion thereof) through the use of its (as opposed to Paris Re’s) available cash.

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The facts that (i) the number of PartnerRe common shares to be issued in the transactions is uncertain because the transaction documents provide for certain adjustments to per share consideration and per warrant consideration as described under “The Transactions—Ownership of PartnerRe Following the Transactions,” and (ii) the per share or warrant value of the consideration to be paid to Paris Re shareholders in connection with the transactions could be significantly more than the per share or warrant value of the consideration immediately prior to the announcement of the transactions.

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The risks and costs to PartnerRe if any or all of the transactions are not completed (other than due to a significant disproportionate decline in Paris Re’s tangible book value per share), including the potential effect of the resulting public announcement of termination of the transaction documents on, among other things, the market price for PartnerRe common shares, its operating results, its ability to attract and retain key personnel and its ability to complete an alternative transaction.

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The fact that if the block purchase is not consummated, there might not be an active or liquid public trading market for the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe acquired at a premium to the then-current market price in anticipation of completing the transactions, which could have an adverse effect on the market price for or ability of PartnerRe to sell such common shares.

Integration Risks

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The challenges of combining Paris Re’s business with PartnerRe’s, including technical, accounting and other challenges, and the risk of diverting management resources for an extended period of time to accomplish this combination.

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The loss of service of key members of Paris Re’s senior management or other key personnel could delay or prevent the combined entity from fully implementing its business strategy and, consequently, significantly and negatively affect its business.

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If the transactions take longer to complete than anticipated or, if the block purchase closes but PartnerRe does not complete the remaining transactions, PartnerRe may not be able to fully integrate Paris Re’s operations as quickly as expected or at all.

Other Post-Transaction Risks

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In analyzing the value of Paris Re’s business, PartnerRe has ascribed significant value to the continued effectiveness of a number of Paris Re’s existing contractual arrangements, including certain commutation agreements and guarantees, and if the benefits from these arrangements are less than expected (including as a result of these arrangements being determined to be unenforceable in whole or in part), the benefits of the transaction to PartnerRe may be significantly less than anticipated.

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Notwithstanding the standstill restrictions and vote neutralization provisions contained in the investor agreements, the block sellers may have the ability, with their approximately 18.6% ownership interest in

PartnerRe following the completion of the transactions, to influence matters requiring PartnerRe shareholder approvals, including the election of directors and approval of significant corporate transactions.

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The fact that two of the four major ratings agencies, while affirming PartnerRe’s financial strength ratings, revised PartnerRe’s rating outlook to negative from stable due to, among other things, some concern regarding integration risks (including PartnerRe’s ability to integrate the culture and risk management cultures of both organizations) as well as potential earnings dilution and treaty overlap risks. While it is expected that PartnerRe’s ratings would remain comparable to many of its peers notwithstanding any rating downgrade, a future significant ratings downgrade could lead to modification of certain contracts or make it more difficult for PartnerRe to obtain new business.

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The block sellers or other significant shareholders who obtained PartnerRe common shares through the transactions may liquidate their shares in such a manner as to temporarily depress PartnerRe’s share price.

Other Material Risks

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Until the closing of the block purchase, Paris Re will operate in accordance with its own distinct business practices. As a result, Paris Re may assume risks or make decisions that, while consistent with its own past practice, may not be the same as PartnerRe’s approach to its business. While the specifically negotiated contractual provisions requiring that Paris Re operate its business during the interim period in the ordinary course of business consistent with past practices and the tangible book value per share adjustment mitigate PartnerRe’s exposure to some degree, these risks are not eliminated and will only become more acute the more prolonged the delay in closing the block purchase.

•	Opportunities for a business combination could become available in the future that might permit PartnerRe to increase its scale on more favorable terms than the terms of the transactions.

•	The risks described in this proxy statement under “Risk Factors.”

Opinion of UBS Securities LLC

In connection with the block purchase, the exchange offer and the merger, UBS delivered a written opinion, dated July 4, 2009, to PartnerRe’s board of directors to the effect that, as of that date and based on and subject to various assumptions, matters considered and limitations described in its opinion, the 0.300 PartnerRe common shares for each outstanding Paris Re common share and the 0.167 PartnerRe common shares for each outstanding Paris Re warrant to be paid in the aggregate by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions), which we refer to for purposes of UBS’ opinion as the “aggregate consideration,” was fair, from a financial point of view, to PartnerRe. UBS was not requested to, and its opinion did not, address, among other things, the pre-announcement purchases or the post-announcement purchases, which, at the time of UBS’ opinion, were contemplated to occur, if at all, only after the execution of the block purchase agreement and transaction agreement.

The full text of UBS’ opinion describes the assumptions made, procedures followed, matters considered and limitations on the review undertaken by UBS. The opinion is attached as Annex A and is incorporated into this proxy statement by reference. Holders of PartnerRe’s common shares are encouraged to read UBS’ opinion carefully in its entirety. UBS’ opinion was provided for the benefit of PartnerRe’s board of directors in connection with, and for the purpose of, its evaluation of the aggregate consideration from a financial point of view and does not address any other aspect of the block purchase, the exchange offer, the merger or any related transaction. The opinion does not address the relative merits of the block purchase, the exchange offer, the merger or any related transaction as compared to other business strategies or transactions that might be available to PartnerRe or PartnerRe’s underlying business decision to effect the block purchase, the exchange offer, the merger or any related transaction. The opinion does not constitute a recommendation to any security holder as to how to vote or act with respect to the block purchase, the exchange offer, the merger or any related transaction. The following summary of UBS’ opinion is qualified in its entirety by reference to the full text of UBS’ opinion.

In arriving at its opinion, UBS, among other things:

•	reviewed certain publicly available business and financial information relating to PartnerRe and Paris Re;

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reviewed certain internal financial information and other data relating to the business and financial prospects of Paris Re that were not publicly available, including financial forecasts and estimates prepared by Paris Re’s management as adjusted by PartnerRe’s management that PartnerRe’s board of directors directed UBS to utilize for purposes of its analysis;

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reviewed certain internal financial information and other data relating to the business and financial prospects of PartnerRe that were not publicly available, including financial forecasts and estimates, both with and without giving effect to the block purchase, the exchange offer and the merger, prepared by PartnerRe’s management that PartnerRe’s board of directors directed UBS to utilize for purposes of its analysis, which, in the case of forecasts and estimates giving effect to the block purchase, the exchange offer and the merger, reflect certain estimates of net synergies;

•	conducted discussions with members of the senior managements of PartnerRe and Paris Re concerning the businesses and financial prospects of PartnerRe and Paris Re;

•	reviewed publicly available financial and stock market data with respect to certain other companies UBS believed to be generally relevant;

•	compared the financial terms of the block purchase, the exchange offer and the merger with the publicly available financial terms of certain other transactions UBS believed to be generally relevant;

•	reviewed current and historical market prices of PartnerRe common shares and Paris Re common shares;

•	considered certain pro forma effects of the block purchase, the exchange offer and the merger on PartnerRe’s financial statements;

•	reviewed drafts, each dated July 3, 2009, of the block purchase agreement and the transaction agreement; and

•	conducted such other financial studies, analyses and investigations, and considered such other information, as UBS deemed necessary or appropriate.

In connection with its review, with the consent of PartnerRe’s board of directors, UBS assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by UBS for the purpose of its opinion. In addition, with the consent of PartnerRe’s board of directors, UBS did not make any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PartnerRe or Paris Re, and UBS did not review any such evaluation or appraisal. With respect to the financial forecasts, estimates, net synergies and pro forma effects referred to above (including adjustments by PartnerRe’s management to forecasts and estimates relating to Paris Re prepared by Paris Re’s management), UBS assumed, at the direction of PartnerRe’s board of directors, that such forecasts, estimates, net synergies and pro forma effects had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of PartnerRe and Paris Re, as the case may be, as to the future financial performance of PartnerRe both with and without giving effect to the block purchase, the exchange offer and the merger, the future financial performance of Paris Re and such net synergies and pro forma effects. In addition, UBS assumed, with the approval of PartnerRe’s board of directors, that such financial forecasts and estimates, including net synergies, referred to above would be achieved at the times and in the amounts projected. UBS was advised that historical financial statements for PartnerRe had been prepared in accordance with, and financial forecasts and estimates for PartnerRe had been prepared based on, U.S. GAAP, and that historical financial statements for Paris Re had been prepared in accordance with, and financial forecasts and estimates for Paris Re had been prepared based on, IFRS. UBS was not provided with a reconciliation of the differences between U.S. GAAP and IFRS with respect to such financial statements, forecasts and estimates and, accordingly, UBS assumed, at the direction of PartnerRe’s board of directors, without independent verification, that such differences would not be material in any respect to UBS’ analyses or opinion. UBS is not an actuary, its services did not include any actuarial determinations or evaluations by UBS or an attempt by UBS to evaluate actuarial assumptions and UBS was not requested to, and did not, conduct a review of any individual production, underwriting or claim files of PartnerRe or Paris Re. UBS expressed no opinion as to any matters relating to the reserves of PartnerRe or Paris Re, including, without limitation, the adequacy of reserves, and UBS was advised and therefore assumed, at the direction of PartnerRe’s board of directors, without independent verification, that the reserves of PartnerRe and Paris Re were appropriate. With respect to the guarantee of Paris Re’s reserves by, and other arrangements of Paris Re with, AXA and Colisée Re as of the date of UBS’ opinion, UBS also assumed, at the direction of PartnerRe’s board of directors, without independent verification, that such reserve guarantee and other arrangements would not be modified and would remain in full force and effect, and that AXA and Colisée Re would continue to satisfy their respective obligations under those arrangements. UBS’ opinion was necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to UBS as of, the date of its opinion.

At the direction of PartnerRe’s board of directors, UBS was not asked to, and it did not, offer any opinion as to the terms, other than the aggregate consideration to the extent expressly specified in UBS’ opinion, of the block purchase agreement, the transaction agreement or any related documents or the form of the block purchase, the exchange offer, the merger or any related transaction. In addition, UBS expressed no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the block purchase, the exchange offer or the merger, or any class of such persons, relative to the aggregate consideration. UBS expressed no opinion as to what the value of PartnerRe common shares would be when issued pursuant to the block purchase, the exchange offer or the merger, what the value of promissory notes of PartnerRe would be if issued to the block sellers as a result of the share capital repayment not being paid in full immediately prior to the closing of the block purchase or the prices at which PartnerRe common shares or Paris Re common shares would trade, or at which the promissory notes (if any) issued to the block sellers or Paris Re warrants might be transferable, at any time. In rendering its opinion, UBS assumed, with the consent of PartnerRe’s board of directors, that (i) the final executed forms of the block purchase agreement and the transaction agreement would not differ in any material respect from the drafts that UBS reviewed, (ii) the parties to the block purchase agreement and the transaction agreement would comply with all material terms of the block purchase agreement and the transaction agreement and (iii) the block purchase, the exchange offer, the merger and related transactions would be consummated in accordance with the terms of the block purchase agreement and the transaction agreement without any adverse waiver or amendment of any material term or condition thereof. UBS also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the block purchase, the exchange offer, the merger and any related transaction would be obtained without any material adverse effect on PartnerRe, Paris Re, the block purchase, the exchange offer or the merger. UBS further assumed, at the direction of PartnerRe’s board of directors, that a favorable tax ruling from the Swiss Federal Tax Administration as specified in the transaction agreement would be obtained with respect to certain matters relating to Paris Re. In addition, UBS assumed, with the consent of PartnerRe’s board of directors, that, to the extent that Paris Re was not able to effect the share capital repayment in full immediately prior to the consummation of the block purchase, the alternative arrangement (including the financing of the share capital repayment under such arrangement) in which promissory notes of PartnerRe would be issued to the block sellers in connection with the block purchase and in which the share capital repayment (or any remaining portion thereof not effected immediately prior to closing of the block purchase) would be made to holders of Paris Re common shares (including the acquisition subsidiary and its affiliates as a result of the block purchase or related transactions) immediately prior to settlement of the exchange offer would not affect UBS’ analyses or opinion in any material respect. Except as described above, PartnerRe imposed no other instructions or limitations on UBS with respect to the investigations made or the procedures followed by UBS in rendering its opinion. The issuance of UBS’ opinion was approved by an authorized committee of UBS.

In connection with rendering its opinion to PartnerRe’s board of directors, UBS performed a variety of financial and comparative analyses which are summarized below. The following summary is not a complete description of all analyses performed and factors considered by UBS in connection with its opinion. The preparation of a financial opinion is a complex process involving subjective judgments and is not necessarily susceptible to partial analysis or summary description. With respect to the selected companies analyses of PartnerRe and Paris Re and the selected transactions analysis summarized below, no company or transaction used as a comparison was identical to PartnerRe, Paris Re or the block purchase, the exchange offer and the merger. These analyses necessarily involve complex considerations and judgments concerning financial and operating characteristics and other factors that could affect the public trading or acquisition values of the companies concerned.

UBS believes that its analyses and the summary below must be considered as a whole and that selecting portions of its analyses and factors or focusing on information presented in tabular format, without considering all analyses and factors or the narrative description of the analyses, could create a misleading or incomplete view of the processes underlying UBS’ analysis and opinion. UBS did not draw, in isolation, conclusions from or with regard to any one factor or method of analysis for purposes of its opinion, but rather arrived at its ultimate opinion based on the results of all analyses undertaken by it and assessed as a whole.

The estimates of the future performance of PartnerRe and Paris Re provided by PartnerRe and Paris Re or derived from public sources in or underlying UBS’ analyses are not necessarily indicative of future results or values, which may be significantly more or less favorable than those estimates. In performing its analyses, UBS considered industry performance, general business and economic conditions and other matters, many of which were beyond the control of PartnerRe and Paris Re. Estimates of the financial value of companies do not purport to be appraisals or necessarily reflect the prices at which businesses or securities actually may be sold.

The consideration to be paid by PartnerRe in the block purchase, the exchange offer and the merger was determined through negotiation among PartnerRe, Paris Re and the block sellers and the decision by PartnerRe to enter into the block purchase agreement and transaction agreement was solely that of PartnerRe’s board of directors. UBS’ opinion and financial analyses were only one of many factors considered by PartnerRe’s board of directors in its evaluation of the transactions and should not be viewed as determinative of the views of PartnerRe’s board of directors or management with respect to the block purchase, the exchange offer or the merger or the aggregate consideration to be paid by PartnerRe in the block purchase, the exchange offer or the merger.

The following is a brief summary of the material financial analyses performed by UBS in connection with UBS’ opinion. The financial analyses summarized below include information presented in tabular format. In order for UBS’ financial analyses to be fully understood, the tables must be read together with the text of each summary. The tables alone do not constitute a complete description of the financial analyses. Considering the data below without considering the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of UBS’ financial analyses. For purposes of the “Paris Re Financial Analyses” described below, the term “$1,678 million implied aggregate consideration” refers to the implied aggregate consideration of approximately $1,678 million to be paid by PartnerRe in the block purchase, the exchange offer and the merger (taken together as integrated transactions without giving effect to the pre-announcement purchases or the post-announcement purchases) based on the closing price of PartnerRe common shares on July 2, 2009 of $64.60 per share and the consideration to be paid in connection with the block purchase, the exchange offer and the merger of 0.300 of a PartnerRe common share for each outstanding Paris Re common share and 0.167 of a PartnerRe common share for each outstanding Paris Re warrant.

Paris Re Financial Analyses

Paris Re Selected Companies Analysis. UBS compared selected financial and stock market data of Paris Re with corresponding data of the following 17 publicly traded reinsurance companies:

•	Allied World Assurance Company Holdings, Ltd

•	Arch Capital Group Ltd.

•	Aspen Insurance Holdings Limited

•	Axis Capital Holdings Limited

•	Endurance Specialty Holdings Ltd.

•	Everest Re Group, Ltd.

•	Flagstone Reinsurance Holdings Limited

•	Greenlight Capital Re, Ltd.

•	IPC Holdings, Ltd.

•	Max Capital Group Ltd.

•	Montpelier Re Holdings Ltd.

•	PartnerRe Ltd.

•	Platinum Underwriters Holdings, Ltd.

•	RenaissanceRe Holdings Ltd.

•	SCOR SE

•	Transatlantic Holdings, Inc.

•	Validus Holdings, Ltd.

UBS reviewed, among other things, the closing share prices of the selected companies on July 2, 2009 as a multiple of calendar years 2009, 2010 and 2011 estimated earnings per share, which we refer to as “EPS,” and as multiples of diluted book value per share and diluted tangible book value per share as of the most recently completed fiscal quarter for which financial data were publicly available. UBS then compared these multiples derived for the selected companies with corresponding multiples implied for Paris Re based both on the closing price of Paris Re common shares on July 2, 2009 and on the implied transaction value of the proposed transactions calculated as the sum of the $1,678 million implied aggregate consideration plus the share capital repayment. Financial data for the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data for Paris Re were based on Paris Re public filings as of March 31, 2009 and, in the case of estimated EPS, both on publicly available research analysts’ consensus estimates, which we refer to as “Wall Street Consensus,” and on internal estimates of Paris Re’s management as adjusted by PartnerRe’s management, and in each case, based on IFRS. This analysis indicated the following implied low, mean, median and high multiples for the selected companies (excluding Validus Holdings, Ltd. and IPC Holdings, Ltd. which were engaged in publicly disclosed transaction discussions), as compared to corresponding multiples implied for Paris Re:

	Implied Multiples for Selected Companies				Implied Multiples for Paris Re Based on Closing Share Price on July 2, 2009		Implied Multiples for Paris Re Based on Implied Per Share Transaction Value
	Low	Mean	Median	High	Wall Street Consensus	Management	Wall Street Consensus	Management
Share Price as Multiple of:
2009E EPS	4.9x	6.2x	6.1x	8.1x	6.7x	5.9x	10.2x	9.0x
2010E EPS	4.3x	5.8x	5.8x	6.8x	6.8x	5.3x	10.8x	8.0x
2011E EPS	3.2x	5.5x	5.9x	6.7x	7.2x	4.8x	10.7x	7.3x
Diluted Book Value Per Share	0.77x	0.90x	0.84x	1.23x	0.65x	0.65x	0.97x	0.97x
Diluted Tangible Book Value Per Share	0.78x	0.95x	0.89x	1.23x	0.70x	0.70x	1.04x	1.04x

Paris Re Selected Transactions Analysis. UBS reviewed transaction values in the following 11 selected transactions involving companies in the reinsurance industry:

Announcement Date	Acquiror	Target
• 03/31/09	• Validus Holdings, Ltd.	• IPC Holdings, Ltd.
• 08/05/08	• Tower Group, Inc.	• CastlePoint Holdings, Ltd.
• 12/14/07	• Tokio Marine & Nichido Fire Insurance Co., Ltd.	• Kiln Ltd.
• 05/24/07	• RSA Overseas Holdings B.V.	• Codan A/S
• 02/19/07	• SCOR SE	• Converium Holding AG
• 06/25/06	• Assicurazioni Generali S.p.A.	• Toro Assicurazioni S.p.A.
• 01/31/00	• Markel Corporation	• Terra Nova (Bermuda) Holdings Ltd.
• 12/19/99	• Trenwick Group Inc.	• LaSalle Re Holdings Limited
• 06/21/99	• Trenwick Group Inc.	• Chartwell Re Corporation
• 05/27/99	• Ace Limited	• Capital Re Corporation
• 02/15/99	• XL Capital Ltd	• NAC Re Corp.

UBS reviewed, among other things, the consideration paid in the selected transactions for the target company’s equity as a multiple of latest 12 months operating earnings and as multiples of book value and tangible book value as of the most recent completed accounting period prior to public announcement of the relevant transaction. UBS then compared these multiples derived for the selected transactions with corresponding multiples implied for Paris Re based on the implied transaction value of the proposed transactions calculated as the sum of the $1,678 million implied aggregate consideration plus the share capital repayment. Multiples for the selected transactions were based on publicly available information at the time of announcement of the relevant transaction. Financial data for Paris Re were based on public filings as of March 31, 2009 and based on IFRS. This analysis indicated the following implied low, mean, median and high multiples for the selected transactions (excluding, in the case of latest 12 months operating earnings multiples, the Trenwick Group Inc./LaSalle Re Holdings Limited transaction given that LaSalle Re Holdings Limited reported negative latest 12 months operating earnings), as compared to corresponding multiples implied for Paris Re:

	Implied Multiples for Selected Transactions				Implied Multiples for Paris Re Based on Implied Transaction Value
	Low	Mean	Median	High
Transaction Value as Multiple of:
Latest 12 Months Operating Earnings	8.4x	11.5x	10.8x	17.4x	13.3x
Book Value	0.80x	1.31x	1.36x	2.55x	0.97x
Tangible Book Value	0.87x	1.52x	1.37x	3.10x	1.04x

Paris Re Dividend Discount Analysis. UBS performed a dividend discount analysis of Paris Re using financial forecasts and estimates relating to Paris Re prepared by Paris Re’s management, as adjusted by PartnerRe’s management. UBS derived the standalone dividends that Paris Re could pay from July 1, 2009 through December 31, 2013 assuming it maintained a capital adequacy ratio of 175% throughout such period. A capital adequacy ratio is a measure of an insurance company’s estimated adjusted capital amount relative to the capital amount estimated to be required to support its financial risks. UBS then calculated a range of implied present values (as of June 30, 2009) of these standalone dividends and of terminal values for Paris Re based on Paris Re’s calendar year 2014 estimated net income. Implied terminal values were derived by applying to Paris Re’s calendar year 2014 estimated net income a range of estimated net income terminal value multiples of 5.5x to 7.5x. Present values of dividends and terminal values were calculated using discount rates ranging from 11.0% to 13.0%. This dividend discount analysis resulted in a range of implied present values, as calculated after giving effect to the share capital repayment, of approximately $1,719 million to $2,187 million, as compared to the $1,678 million implied aggregate consideration.

PartnerRe Financial Analyses

PartnerRe Selected Companies Analysis. UBS compared selected financial and stock market data of PartnerRe with corresponding data of the selected companies referred to above under “Paris Re Financial Analyses—Paris Re Selected Companies Analysis,” which data of selected companies included data of PartnerRe based on Wall Street Consensus estimates. UBS reviewed, among other things, the closing share prices of the selected companies on July 2, 2009 as a multiple of calendar years 2009, 2010 and 2011 estimated EPS and as multiples of diluted book value per share and diluted tangible book value per share as of the most recently completed fiscal quarter for which financial data were publicly available. UBS then compared these multiples derived for the selected companies with corresponding multiples implied for PartnerRe based on the closing price of PartnerRe common shares on July 2, 2009. Financial data for the selected companies were based on publicly available research analysts’ consensus estimates, public filings and other publicly available information. Financial data for PartnerRe were based on PartnerRe’s public filings as of March 31, 2009 and, in the case of estimated EPS, both on Wall Street Consensus estimates and on internal estimates of PartnerRe’s management. This analysis indicated the following implied low, mean, median and high multiples for the selected companies (excluding Validus Holdings, Ltd. and IPC Holdings, Ltd. which were engaged in publicly disclosed transaction discussions), as compared to corresponding multiples implied for PartnerRe:

	Implied Multiples for Selected Companies				Implied Multiples for PartnerRe Based on Closing Share Price on July 2, 2009
	Low	Mean	Median	High	Wall Street Consensus	Management
Share Price as Multiple of:
2009E EPS	4.9x	6.2x	6.1x	8.1x	6.6x	7.0x
2010E EPS	4.3x	5.8x	5.8x	6.8x	6.6x	6.4x
2011E EPS	3.2x	5.5x	5.9x	6.7x	6.7x	6.0x
Diluted Book Value Per Share	0.77x	0.90x	0.84x	1.23x	1.00x	1.00x
Diluted Tangible Book Value Per Share	0.78x	0.95x	0.89x	1.23x	1.13x	1.13x

PartnerRe Dividend Discount Analysis. UBS performed a dividend discount analysis of PartnerRe using financial forecasts and estimates relating to PartnerRe prepared by PartnerRe’s management. UBS derived the standalone dividends that PartnerRe could pay from July 1, 2009 through December 31, 2013 assuming it maintained a capital adequacy ratio of 165% for the period ending December 31, 2009 and 175% for subsequent periods. UBS then calculated a range of implied present values (as of June 30, 2009) of these dividends and of terminal values for PartnerRe based on PartnerRe’s calendar year 2014 estimated net income. Implied terminal values were derived by applying to PartnerRe’s calendar year 2014 estimated net income a range of estimated net income terminal value multiples of 6.0x to 8.0x. Present values of dividends and terminal values were calculated using discount rates ranging from 11.0% to 13.0%. This dividend discount analysis resulted in a range of implied present values of approximately $67 to $87 per outstanding PartnerRe common share, as compared to the closing price of PartnerRe common shares on July 2, 2009 of $64.60 per share.

Pro Forma Combined Entity Dividend Discount Analysis

UBS performed a dividend discount analysis of PartnerRe and Paris Re on a combined basis pro forma for the transactions using financial forecasts and estimates relating to PartnerRe prepared by PartnerRe’s management and financial forecasts and estimates relating to Paris Re prepared by Paris Re’s management as adjusted by PartnerRe’s management. UBS derived the standalone dividends that the pro forma combined entity could pay from July 1, 2009 through December 31, 2013 assuming it maintained a capital adequacy ratio of

165% for the period ending December 31, 2009 and 175% for subsequent periods. UBS then calculated a range of implied present values (as of June 30, 2009) of these pro forma dividends and of terminal values for the combined entity based on the combined entity’s pro forma calendar year 2014 estimated net income. Implied terminal values were derived by applying to the combined entity’s calendar year 2014 estimated net income a range of estimated net income terminal value multiples of 6.0x to 8.0x. Present values of pro forma dividends and terminal values were calculated using discount rates ranging from 11.0% to 13.0%. This dividend discount analysis resulted in a range of implied present values of approximately $80 to $102 per outstanding PartnerRe common share, as compared to the range of implied present values of approximately $67 to $87 per outstanding PartnerRe common share derived from the standalone dividend discount analysis of PartnerRe described above under “The Transactions—Opinion of UBS Securities LLC—PartnerRe Financial Analyses—PartnerRe Dividend Discount Analysis.”

Miscellaneous

Under the terms of UBS’ engagement, PartnerRe agreed to pay UBS for its financial advisory services in connection with the transactions an aggregate fee of $4,000,000, a portion of which was payable in connection with UBS’ opinion, a portion of which is contingent upon the closing of the block purchase and a significant portion of which is contingent upon settlement of the exchange offer. PartnerRe also has agreed, in its sole discretion, to pay UBS an additional fee of up to $1,000,000. In addition, PartnerRe agreed to reimburse UBS for its reasonable expenses, including fees, disbursements and other charges of counsel, and to indemnify UBS and related parties against liabilities, including liabilities under federal securities laws, relating to, or arising out of, its engagement. In the past, UBS has provided investment banking services to PartnerRe unrelated to the proposed transactions, for which UBS and its affiliates received compensation, including having acted as co-manager for a debt securities offering of a subsidiary of PartnerRe in 2008. In addition, an affiliate of UBS in the past has been and, as of the date of UBS’ opinion, was a participant in a credit facility of PartnerRe, for which that affiliate of UBS received fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of PartnerRe, Paris Re and affiliates of certain Paris Re shareholders that agreed to sell Paris Re shares and Paris Re warrants under the securities purchase agreement and, accordingly, may at any time hold a long or short position in those securities. PartnerRe selected UBS as its financial advisor in connection with the transactions because UBS is an internationally recognized investment banking firm with substantial experience in similar transactions and because of UBS’ familiarity with PartnerRe and its business. UBS is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions, leveraged buyouts, negotiated underwritings, competitive bids, secondary distributions of listed and unlisted securities and private placements.

Management Assumptions Prepared for Purposes of the UBS Opinion

PartnerRe’s management does not as a matter of course create internally prepared multi-year financial projections or disclose forward-looking information about PartnerRe’s future financial performance other than for PartnerRe’s stated goals described above under “Strategy of PartnerRe Following the Transactions” of returning an average of 13% ROE and a compound annual growth rate of 10% in diluted book value per share over a reinsurance cycle. However, financial forecasts and estimates relating to PartnerRe were prepared by PartnerRe’s management, which we refer to as the “management assumptions,” solely for purposes of UBS’ financial analysis in connection with its preparation of its opinion, dated July 4, 2009. The management assumptions were prepared based upon information available as of July 4, 2009, do not take into account developments since that time and were generated assuming financial results for each fiscal year that would achieve PartnerRe’s stated goals of returning a 13% ROE and a compound annual growth rate of 10% in diluted book value per share. PartnerRe believes that it will be able to achieve these goals over the longer time-frame of a reinsurance cycle. However, PartnerRe’s ability to achieve PartnerRe’s stated goals, and financial forecasts and estimates based on these goals, in any given year is subject to significantly greater uncertainty given that PartnerRe’s results are highly dependent on the timing of future events, many of which are difficult or impossible to predict and outside or beyond the control of PartnerRe. See “Summary—Selected Historical Consolidated Financial Information of PartnerRe” for an illustration of the significant volatility inherent in this business and how events have impacted PartnerRe’s net income over the past five years and the first quarter of 2009. The financial results assumed by PartnerRe’s management in preparing the management assumptions do not represent the only possible outcome that would result in PartnerRe’s stated goals being met. No assurance can be given that the assumptions made in preparing the management assumptions will prove accurate. Actual results may differ from assumed results due to expected volatility, and such actual results may be significantly greater or less than those assumed in any given year. In addition, and for the same reasons, the management assumptions should not be construed as a commentary by PartnerRe’s management as to how PartnerRe’s management expects PartnerRe’s actual results to compare to Wall Street research analysts’ consensus estimates.

Although, as noted above, the management assumptions do not represent the only possible outcome that would result in PartnerRe’s stated goals being met, PartnerRe’s board of directors directed UBS to utilize the management assumptions for purposes of its financial analysis in connection with its opinion. UBS assumed, at the direction of PartnerRe’s board of directors, that the management assumptions had been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the PartnerRe management as to the future financial performance of PartnerRe without giving effect to the block purchase, the exchange offer and the merger and that the management assumptions would be achieved at the times and in the amounts projected.

Engagement of Greenhill & Co., LLC

On June 22, 2009, an investment banker, who had been providing services in connection with the transactions while at UBS, joined Greenhill. PartnerRe subsequently engaged Greenhill as a co-financial advisor. Greenhill was engaged without any obligation on its part to opine on the fairness of the transactions due to the shortness of time before it was anticipated that definitive agreements would be signed. In connection with Greenhill’s services as co-financial advisor to PartnerRe with respect to PartnerRe’s strategic process and the transactions, PartnerRe agreed to pay Greenhill an aggregate fee of $3,000,000 (a portion of which has been paid as of the date of this proxy statement, a portion of which will be paid upon the closing of the block purchase and a significant portion of which is payable upon the settlement of the exchange offer). PartnerRe also has agreed, in its sole discretion, to pay Greenhill an additional fee of up to $1,000,000.

Interests of Certain Persons in the Transactions

Security Ownership

PartnerRe directors and officers own PartnerRe common shares and have been granted certain equity-based incentive awards discussed below, none of which will vest or be adjusted or otherwise changed as a result of the transactions. Except for the interests inherent in the ownership of PartnerRe common shares and these equity awards, PartnerRe’s directors and officers do not have any material interests that arise as a result of the transactions.

Treatment of Outstanding Equity Awards

PartnerRe directors and officers hold options, share appreciation rights, restricted shares and restricted share units under the 2005 employee equity plan, the PartnerRe 2003 Non-Employee Director Share Plan, the PartnerRe Employee Incentive Plan, as amended and restated, the PartnerRe 1993 Non-Employee Directors Stock Plan, as amended and restated and the PartnerRe 1993 Stock Option Plan, which we refer to collectively as the “PartnerRe plans.” In light of the percentage change in ownership of PartnerRe common shares as a result of the transactions, the Compensation Committee of PartnerRe’s board of directors reviewed whether the transactions would trigger the change in control provisions of the PartnerRe plans and concluded that the transactions are not a change in control under the PartnerRe plans.

Employment Agreements

Each of Messrs. Thiele, Benchimol, Miranthis, Moore and Walker, each of whom we refer to as a “PartnerRe executive,” has entered into an employment agreement. Mr. Moore retired on March 31, 2009. In light of the percentage change in ownership of PartnerRe common shares as a result of the transactions, the Compensation Committee of PartnerRe’s board of directors reviewed whether the transactions would trigger the change in control provisions of the employment agreements and concluded that the transactions do not constitute a change in control under those agreements.

Indemnification and Insurance

PartnerRe maintains standard directors’ and officers’ liability insurance policies under which directors and officers have rights to indemnification by virtue of their positions as officers and/or directors of PartnerRe.

Pursuant to the transaction agreement, PartnerRe will purchase a tail policy covering Paris Re’s officers and directors for a claims reporting or discovery period of at least six years from and after the later to occur of the closing of the block purchase and the effective time of the merger. Subject to certain limitations set forth in the transaction agreement, the tail policy will cover Paris Re’s directors and officers on terms no less favorable than the coverage provided to such persons under Paris Re’s existing directors’ and officers’ liability insurance policies. See “The Transaction Agreement—Certain Covenants—Paris Re Director and Officer Liability.”

Sources of Funds, Fees and Expenses

The consideration paid to holders of Paris Re common shares and Paris Re warrants will consist of the per share consideration for each Paris Re common share and the per warrant consideration for each Paris Re warrant, subject to adjustment, including, where applicable, the tangible book value per share adjustment and the post-block purchase closing dividend adjustment. See “The Transactions—Ownership of PartnerRe Following the Transactions.”

It is anticipated that after June 30, 2009, PartnerRe and Paris Re will incur an aggregate of approximately $12.0 million in expenses in connection with the transactions, including:

•	approximately $10.8 million in financial, legal, accounting and tax advisory fees;

•	approximately $0.1 million in SEC filing fees;

•	approximately $0.3 million in printing, solicitation and mailing expenses associated with this proxy statement; and

•	approximately $0.8 million in miscellaneous expenses.

Whether or not the transactions close, all costs and expenses incurred in connection with the transaction documents and the transactions contemplated thereby will be paid by the party incurring such expense, except as otherwise specifically provided in the transaction documents. In addition to the above, the aggregate costs and expenses incurred by PartnerRe and Paris Re through June 30, 2009 was approximately $23.0 million.

Closing Date of the Transactions

The block purchase is expected to close in the fourth quarter of 2009, the exchange offer is expected to close in the fourth quarter of 2009 or the first quarter of 2010 and the merger is expected to close in the first quarter of 2010. However, the exact timing of the completion of the transactions cannot be predicted because they are subject to approval by the holders of PartnerRe common shares of the share issuance proposal and the board size proposal, certain regulatory approvals and other conditions described in this proxy statement.

In addition, it is possible for the block purchase to be completed, but for the exchange offer and the merger to fail to be completed. Since the conditions of the respective transaction documents are not identical, this could occur, for example, if every condition of the block purchase agreement were satisfied, but one or more conditions of the commencement of the exchange offer were not satisfied or waived. Similarly, it is possible for the block purchase and exchange offer to be completed, but for the merger to not occur because, for example, PartnerRe does not own, directly or indirectly, at least 90% of the outstanding Paris Re common shares following the settlement of the exchange offer. If, following the exchange offer, PartnerRe does not own sufficient Paris Re common shares to effect the merger, PartnerRe may acquire additional Paris Re common shares through open market purchases, privately negotiated transactions or otherwise upon the terms and at the prices negotiated at that time, which may be more or less favorable than the per share consideration. PartnerRe has not yet determined whether it would seek to effect these additional purchases of Paris Re common shares if it did not acquire sufficient Paris Re common shares in the exchange offer to effect the merger and expects to make this determination based on the facts and circumstances existing at the appropriate time.

Stock Exchange Listing of PartnerRe Common Shares

We will apply for the listing of the PartnerRe common shares issuable to the holders of Paris Re securities in connection with the transactions on the New York Stock Exchange and the listing of the PartnerRe common shares on Euronext Paris or another European Union stock exchange selected by PartnerRe.

Material United States Federal Income Tax Consequences of the Transactions

The transactions will not result in any tax consequences to shareholders of PartnerRe. PartnerRe shareholders will continue to hold their PartnerRe shares.

Regulatory Matters

Subject to the terms and conditions of the transaction documents, PartnerRe and Paris Re have agreed to use their reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable laws to consummate the transactions, including making any required filing or application and filing all notifications of, or requests for approval or non-objection relating to, the transactions as promptly as practicable.

It is possible that one or more of the regulatory approvals required to complete the transactions will not be obtained on a timely basis or at all. In addition, it is possible that any of the governmental entities with which filings are made may seek regulatory concessions as conditions for granting approval of the merger. Under the transaction agreement, each of PartnerRe and Paris Re has agreed to use its reasonable best efforts to complete the transactions, including to obtain required approvals, but need not commit or agree to any burdensome conditions (for an explanation of the term “burdensome condition,” see “The Transaction Agreement—Certain Covenants—Reasonable Best Efforts Covenant”).

Although PartnerRe and Paris Re do not expect regulatory authorities to raise any significant objections to the transactions, they cannot be certain that they will obtain all required regulatory approvals or that these approvals will not contain terms, conditions or restrictions that would be detrimental to the combined entity after the transactions. PartnerRe and Paris Re have not yet obtained some governmental or regulatory approvals required to complete the transactions. See “Risk Factors—PartnerRe and Paris Re must obtain various governmental, regulatory and other consents to complete the transactions, which, if delayed, not granted, or granted with unacceptable conditions, may jeopardize or delay the completion of the transactions, result in additional expenditures or resources and/or reduce the anticipated benefits of the transactions.”

Other than the approvals and notifications described below, neither Paris Re nor PartnerRe is aware of any material regulatory approvals required to be obtained, or waiting periods required to expire after the making of a filing. If the parties discover that other approvals or filings and waiting periods are necessary, they will seek to obtain or comply with them, although there can be no assurance that those regulatory approvals will be obtained, as is the case with those described above.

Insurance Laws and Regulations

The insurance laws and regulations of all 50 U.S. states, the District of Columbia, Puerto Rico and the U.S. Virgin Islands generally require that, prior to the acquisition of control of an insurance company, either through the acquisition of or merger with the insurance company or a holding company of that insurance company, the acquiring party must obtain approval from the insurance regulator of the insurance company’s state of domicile. In addition, under the laws of certain states, an acquirer must obtain the approval of the state’s insurance regulator to acquire control of an insurance company that is commercially domiciled in that state.

Paris Re America Insurance Company is a wholly-owned, Delaware-domiciled subsidiary of Paris Re. In addition, Paris Re America Insurance Company is deemed to be commercially domiciled in California under the laws of that state. In connection with the transactions, PartnerRe has filed a Form A Statement Regarding the Acquisition of Control of or Merger with a Domestic Insurer with both the Delaware and California insurance regulatory bodies.

Applications or notifications in connection with the transactions and the changes in control of various subsidiaries of Paris Re that may be deemed to occur as a result of the transactions have also been filed with various other non-U.S. regulatory authorities, including but not limited to the Comité des Enterprises d’Assurance in France (with respect to Paris Re (France)), the Swiss Financial Market Supervisory Authority, which we refer to as the “FINMA,” (with respect to, in particular, Paris Re Switzerland AG) and the Monetary Authority of Singapore (with respect to Paris Re Asia Pacific Pte Ltd.).

In addition, under the Bermuda Insurance Act of 1978, PartnerRe and Paris Re will file any appropriate notifications regarding the creation or change of certain threshold direct or indirect shareholders of any of its Bermuda insurance subsidiaries with the Bermuda Monetary Authority, which we refer to as the “BMA,” within 45 days after the closing date. Following the transactions, any person who, directly or indirectly, becomes a holder of at least 10 percent, 20 percent, 33 percent or 50 percent of the shares of any Bermuda insurance subsidiary within the combined entity group must notify the BMA in writing within 45 days of becoming such a holder. The BMA may, by written notice, object to such a person if it appears to the BMA that the person is not fit and proper to be such a holder, and in such event, the BMA may require the holder to reduce its holding of shares. A person that does not comply with such a notice or direction from the BMA will be guilty of an offense, and, where such holder continues to hold shares in contravention of notice being served on him by the BMA, the BMA may direct, among other things, that voting rights attaching to those shares will not be exercisable.

Finally, in order to pay the share capital repayment in full, Paris Re must obtain required approvals and consents in a timely manner from certain governmental agencies, including FINMA and the Autorité de Contrôle des Assurances et des Mutuelles (ACAM).

AMF Regulations Applicable to the Exchange Offer

The exchange offer is subject to the General Rules of the AMF, which provide a comprehensive framework for the regulation of French tender and exchange offers and trading in French markets. The exchange offer will be communicated through the draft offering document (note d’information) and several related documents, which will be filed with the AMF. Simultaneously with the filing of the draft offering document and related documents, the AMF will publish the principal terms and conditions of the exchange offer, after which time the General Rules of the AMF will apply to the conduct of the exchange offer. At the same time, the terms of the exchange offer will be announced to the market by a press release from PartnerRe and an AMF announcement, which will disclose that the exchange offer is under review by the AMF. The exchange offer and the draft offering document filed with the AMF will be subject to the review of the AMF, and the AMF will have 10 French trading days from the filing of the draft offering document to determine whether the exchange offer and the draft offering document comply with applicable laws and to issue a statement of compliance (décision de conformité). One of the conditions to PartnerRe’s obligations to commence the exchange offer is that the exchange offer, on the terms proposed, has been declared compliant by the AMF without imposing any requirement that, if not satisfied, would require a cash alternative in accordance with the French tender offer rules (other than certain requirements accepted by PartnerRe as of the execution date of the transaction agreement). Within 20 French trading days after the terms of the exchange offer have been announced to the market by the AMF, Paris Re is required to file its own draft reply document (note en réponse), to be cleared by the AMF within five French trading days.

In connection with the exchange offer, an independent expert appointed by Paris Re will be responsible for issuing a report expressing his opinion on the fairness of the exchange offer to holders of Paris Re common shares and warrants. The independent expert’s report will be included in the draft reply document of Paris Re. A condition to PartnerRe’s obligations to commence the exchange offer is the absence of PartnerRe having a reasonable basis to believe that the independent expert will not issue a favorable opinion with respect to the exchange offer, on the terms proposed, in accordance with the requirements of French law.

In accordance with the rules set out in its General Regulation, the AMF will announce the filing of the exchange offer, its decision to clear the exchange offer, the opening and closing date of the offer and the release date of the outcome of the offer. As a general matter, the exchange offer will be open on the day following the clearance of the draft reply document.

Arrangements Designed to Promote Liquidity of PartnerRe Common Shares on Euronext Paris

Under AMF regulations, where securities offered as consideration in a share exchange offer are not liquid securities trading on a regulated market in a member state of the European community or a state party to the European economic area agreement, shareholders participating in the share exchange offer must be given the alternative to receive cash in lieu of securities. PartnerRe currently plans to list on Euronext Paris the PartnerRe common shares exchanged for Paris Re common shares and Paris Re warrants in the exchange offer in accordance with its obligations under the transaction agreement to use its reasonable best efforts to list its common shares on a European Union stock exchange selected by PartnerRe. See “The Transaction Agreement—The Exchange Offer” and “The Transaction Agreement—Certain Covenants—Stock Exchange Listing.” PartnerRe expects to enter into the agreements described below in order to promote the liquidity of the PartnerRe common shares to be listed on Euronext Paris.

The first of these agreements is a liquidity agreement (contrat de liquidité) to be entered into with a financial institution. A liquidity agreement is a customary mechanism employed in the French securities market and designed to enhance market liquidity and limit market fluctuations. While the exact details of any such liquidity agreement have not been determined, PartnerRe expects that the liquidity agreement (if entered into) will authorize a financial institution to carry out market purchases and sales of PartnerRe common shares on Euronext Paris. For this purpose, PartnerRe expects to provide that financial institution with a limited amount of funds. Consistent with applicable laws in France, that financial institution would exercise full and complete discretion in making any decision to purchase or sell PartnerRe common shares on Euronext Paris, and no discretion would be retained by PartnerRe.

In addition, PartnerRe expects to also provide a share dealing facility, which is a facility that allows holders of Paris Re common shares and Paris Re warrants who receive PartnerRe common shares in the exchange offer to sell their PartnerRe common shares on the New York Stock Exchange while PartnerRe bears the transaction costs associated with such sale. While the exact details of any such share dealing facility have not been determined, it is expected that the facility (if entered into) would be available during a discrete window at the time of the settlement of the exchange offer and at one or more later points in time. For each window period, each participating person will receive the same price per PartnerRe common share as each other participant in the respective window period. It is further expected that the number of PartnerRe common shares that may be disposed of through the facility by any person would be subject to a maximum number of shares in order to ensure that the primary beneficiaries of the share dealing facility are retail and individual holders. PartnerRe does not make any recommendation as to whether shareholders should sell their PartnerRe common shares through this share dealing facility and does not guarantee nor provide any support with respect to the price paid or the foreign exchange rate used in connection with any sale pursuant to this share dealing facility.

The AMF may decide not to approve the transaction should it (i) consider that the PartnerRe common shares offered as consideration in the exchange offer are not sufficiently liquid or (ii) otherwise object to provisions proposed by PartnerRe to the exchange offer. A condition to the commencement of the exchange offer may therefore not be satisfied. See “Risk Factors—Risk Factors Relating to the Transactions—The exchange offer will be subject to certain conditions under French law including the approval of the AMF and obtaining a favorable opinion of an independent expert on the fairness of the exchange offer to holders of Paris Re common shares and Paris Re warrants. A delay or failure in obtaining such approval or opinion would adversely affect the successful completion of the exchange offer and the merger.”

U.S. Antitrust

Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, which we refer to as the “HSR Act,” PartnerRe and Paris Re cannot close the transactions until PartnerRe and Paris Re have notified the Antitrust Division of the Department of Justice and the Federal Trade Commission of the transactions and furnished them with certain information and materials relating to the transactions and the applicable waiting period has terminated or expired. The termination of the waiting period means the parties have satisfied the regulatory requirements under the HSR Act. PartnerRe and Paris Re filed notification and report forms under the HSR Act with the Antitrust Division of the Department of Justice and the Federal Trade Commission on July 31, 2009. On August 14, 2009, PartnerRe and Paris Re received a notification from the Federal Trade Commission that early termination of the applicable waiting period under the HSR Act had been granted.

At any time before or after closing of the transactions, the Antitrust Division of the Department of Justice or the Federal Trade Commission could take such action under the antitrust laws as it deems necessary or desirable in the public interest, including seeking to enjoin the closing of the transactions or seeking divestiture of substantial assets of PartnerRe and Paris Re. At any time before or after the closing of the transactions, any state could take such action under the antitrust laws as it deems necessary or desirable in the public interest. Such action could include seeking to enjoin the closing of the transactions or seeking divestiture of substantial assets of PartnerRe and Paris Re. Private parties may also seek to take legal action under the antitrust laws under certain circumstances.

European Union Competition Laws

PartnerRe and Paris Re each conducts business in the member states of the European Union. Council Regulation (EC) No. 139/2004 of the Council of the European Union requires notification to and prior approval by the European Commission of mergers or acquisitions involving parties with aggregate worldwide sales and individual European Union sales exceeding specified thresholds.

PartnerRe first submitted its proposed acquisition of Paris Re to the European Commission on June 19, 2009; on July 29, 2009, PartnerRe filed a draft Form CO and on August 18, 2009 filed its Form CO with the European Commission. The European Commission must review the acquisition of Paris Re in connection with the transactions to determine whether the transactions are compatible with the common market, and, accordingly, whether or not to allow them to proceed. An acquisition that does not create or strengthen a dominant position that would significantly impede effective competition in the common market or a substantial part of it must be declared compatible with the common market and must be allowed to proceed. If, following a preliminary Phase I investigation, the European Commission determines that it needs to examine more closely the acquisition of Paris Re in connection with the transactions because the transactions raise serious doubts as to their compatibility with the common market, it must initiate a Phase II investigation. The European Commission will make its decision whether to initiate a Phase II investigation no later than September 22, 2009. If the European Commission initiates a Phase II investigation, it must initiate a final decision as to whether or not the transactions are compatible with the common market no later than 90 working days after the initiation of the Phase II investigation, subject to certain extensions.

Based upon an examination of information available to PartnerRe relating to the businesses in which PartnerRe and Paris Re and their respective subsidiaries are engaged, PartnerRe believes that the European Commission will not initiate a Phase II investigation, and that it can obtain all European antitrust regulatory approvals required for the completion of the transactions without materially impairing the value of the transactions to PartnerRe and its shareholders, including persons that become shareholders as a result of the transactions. Nevertheless, there can be no assurance that a challenge to the transactions on European Union antitrust grounds will not be made or that, if such a challenge is made, PartnerRe will prevail.

Canadian Competition Laws

PartnerRe believes that the transactions constitute a “notifiable transaction” for purposes of Part IX of the Competition Act, and therefore the transactions may not be completed before the expiration, waiver or earlier termination of the applicable waiting period.

Under the Competition Act, a party to a notifiable transaction may apply to the Commissioner for an advance ruling certificate or a “no-action” letter, which may be issued by the Commissioner in respect of a proposed transaction if she is satisfied that there are not sufficient grounds on which to apply to the Competition Tribunal for a prohibition order under the merger provisions of the Competition Act.

The merger provisions of the Competition Act permit the Commissioner to apply to the Competition Tribunal for relief in respect of transactions that prevent or lessen, or would be likely to prevent or lessen, competition substantially. The relief that may be ordered by the Tribunal includes, in the case of a proposed transaction, prohibiting or delaying its completion, or in the case of a completed transaction, the divestiture of shares or assets or dissolution of the transaction.

PartnerRe filed a letter requesting an advance ruling certificate or a “no-action” letter in respect of the transactions with the Commissioner on July 23, 2009. The requested “no-action” letter was issued by the Commissioner on August 7, 2009.

Competition Laws of Other Jurisdictions

PartnerRe, Paris Re and their respective subsidiaries conduct business in multiple jurisdictions, including Colombia, Turkey and the Ukraine. PartnerRe believes the competition and antitrust laws of Colombia, Turkey and the Ukraine require prior notification to and prior approval by the relevant governmental authorities of these countries because PartnerRe’s and Paris Re’s combined turnover or market shares exceed specified thresholds in these countries. Prior to the date of this filing all necessary filings have been made with respect to Turkey and the Ukraine, and the necessary filings with Colombia will be made as expeditiously as possible. While we believe that the required approvals in each of these countries can be obtained by the end of September, we cannot be certain that these approvals will be obtained, and if these approvals are obtained, of the dates of these approvals.

Other Regulatory Matters

The transactions are subject to certain antitrust and competition clearance and other regulatory requirements of other municipal, state, federal and foreign governmental agencies and authorities, including those relating to the offer and sale of securities. PartnerRe and Paris Re are currently working to evaluate and comply in all material respects with these requirements, as appropriate, and do not currently anticipate that they will hinder, delay or restrict completion of the transactions.

Dissenters’ Rights

PartnerRe shareholders have no dissenters’ rights in connection with the transactions.

THE BLOCK PURCHASE AGREEMENT

The following is a summary of the material terms of the block purchase agreement. This summary does not purport to describe all the terms of the block purchase agreement and is qualified in its entirety by reference to the complete block purchase agreement, which is attached as Exhibit 2.1 to PartnerRe’s Current Report on Form 8-K filed on July 9, 2009 and incorporated by reference (as amended by Amendment No. 1 thereto, which is attached as Exhibit 2.1 to PartnerRe’s Current Report on Form 8-K filed on July 23, 2009 and incorporated by reference).

Purchase and Sale

The block purchase agreement provides for the purchase by the acquisition subsidiary of all of the Paris Re common shares and Paris Re warrants to purchase Paris Re common shares owned by the block sellers in exchange for the per share consideration and the per warrant consideration, respectively, subject, in each case, to adjustment in certain circumstances, including the tangible book value adjustment. See “The Transaction Agreement—Tangible Book Value Per Share Adjustment and Termination Right.”

The block purchase agreement further provides that to the extent that the share capital repayment is not paid in full immediately prior to the block purchase, the acquisition subsidiary will issue to each block seller, for each Paris Re common share sold, a PartnerRe promissory note denominated in Swiss Francs with a principal amount equal to the difference between CHF 4.17 per Paris Re common share (the Swiss Franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the share capital repayment) and any per share portion of the share capital repayment previously paid. See “The Transaction Agreement—Certain Covenants—Share Capital Repayment.” Each such PartnerRe promissory note will bear interest at 3% per year and will be payable in full upon the earliest of (i) three months after the settlement of the exchange offer, (ii) three months after the termination of the transaction agreement and (iii) six months after the closing of the block purchase.

Timing of Closing of the Block Purchase

The closing of the block purchase will occur three business days after the date on which the “adjustment amount” is finally determined as described under “The Transaction Agreement—Tangible Book Value Per Share Adjustment.”

Fractional Shares

PartnerRe will not issue fractional shares in connection with the block purchase. All fractional PartnerRe common shares that a block seller would otherwise be entitled to receive as a result of the block purchase will be aggregated and if a fractional share results from that aggregation, the number of PartnerRe common shares to be issued shall be rounded to the nearest whole PartnerRe common share (with 0.50 being rounded upward).

Representations and Warranties

The block purchase agreement contains a number of substantially reciprocal representations and warranties made by PartnerRe to each block seller and by each block seller to PartnerRe, including representations relating to due organization, valid existence and good standing, authority, required consents and approvals, no other representations, finders’ fees and other transaction expenses.

In addition to the substantially reciprocal representations and warranties, the block sellers have made certain other customary representations and warranties to PartnerRe, including representations relating to ownership of, and good and valid title to, Paris Re common shares and Paris Re warrants, related party transactions, investment purpose and intention for the acquisition of PartnerRe common shares and information to be included in PartnerRe and Paris Re disclosure documents.

Similarly, PartnerRe has made certain customary representations and warranties to the block sellers in addition to the substantially reciprocal representations and warranties described above, including representations relating to the valid issuance of PartnerRe common shares and investment purpose and intention for the acquisition of Paris Re common shares and Paris Re warrants, as well as the accuracy of certain representations and warranties made by PartnerRe to Paris Re in the transaction agreement.

Significant portions of the representations and warranties of the block sellers and PartnerRe are qualified as to “materiality,” and certain of PartnerRe’s representations and warranties are qualified by “material adverse effect.” For an explanation of the term “material adverse effect,” see “The Transaction Agreement—Representations and Warranties.”

The representations and warranties in the block purchase agreement do not survive the closing of the block purchase.

Covenants and Other Agreements

Paris Re Board of Directors. Each block seller has agreed to use its reasonable best efforts to ensure that its designee on the Paris Re board of directors (i) resigns from the board of directors of Paris Re and any of its subsidiaries effective as of the closing of the block purchase and (ii) waives certain claims against Paris Re and its subsidiaries in connection with, or otherwise arising out of, such person’s membership on Paris Re’s board of directors. In addition, each block seller will reasonably cooperate with PartnerRe to ensure that Paris Re’s chief executive officer and certain existing directors on Paris Re’s board of directors unaffiliated with any block seller remain members of Paris Re’s board of directors following the closing of the block purchase.

Each block seller has agreed to take (or cause to be taken) all actions reasonably necessary by it to cause a majority of the Paris Re board of directors to be comprised of, subject to and effective upon the closing of the block purchase and after giving effect to the resignations described above, individuals designated by PartnerRe. At the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009, the Paris Re shareholders approved the election of six PartnerRe designees to the Paris Re board of directors to replace six existing Paris Re directors resigning from the Paris Re board of directors, with such appointments and resignations to be effective at the closing of the block purchase.

Share Capital Repayment and Charter Amendment. Each block seller has agreed to take all actions by it reasonably necessary for:

•

the approval and adoption of the share capital repayment by Paris Re’s shareholders and the payment of the share capital repayment immediately prior to the block purchase (See “The Transaction Agreement—Certain Covenants—Share Capital Repayment”); and

•

the approval and declared effectiveness of the amendment to Paris Re’s articles of incorporation to remove a provision thereof purporting to require a cash takeover bid for any acquisition of more than one-third of the Paris Re voting rights and to reduce the minimum number of the directors on the Paris Re board of directors from 10 to six.

At the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009, the Paris Re shareholders approved each of the foregoing matters.

No Solicitation. In the block purchase agreement, each block seller has agreed not to:

•	enter into an agreement with any third party for the purchase and sale of any Paris Re common shares and Paris Re warrants that are the subject of the block purchase agreement;

•

vote in favor of any proposal presented to the Paris Re shareholders that, if approved, would be inconsistent with, or could otherwise be expected to impede, interfere with, prevent or materially delay, or dilute materially the benefits to PartnerRe of, the transactions contemplated by the block purchase agreement and the transaction agreement;

•

solicit, initiate or take any action to facilitate or encourage the submission of any acquisition proposal relating to Paris Re (for an explanation of the term “acquisition proposal” as it relates to Paris Re, see “The Transaction Agreement—Certain Covenants—No Solicitation”);

•

enter into or participate in any discussions or negotiations with or furnish any information relating to Paris Re or any of its subsidiaries or knowingly assist or encourage any third party seeking to make or who has made an “acquisition proposal” relating to Paris Re; or

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an “acquisition proposal” relating to Paris Re.

Subsequently Acquired Paris Re Common Shares or Paris Re Warrants. In the block purchase agreement, each block seller has agreed that if, prior to the settlement of the exchange offer, such block seller or any of its affiliates acquires beneficial ownership of any Paris Re common shares or Paris Re warrants in addition to those owned as of the execution date of the block purchase agreement, such Paris Re common shares or Paris Re warrants will be subject to the terms and conditions of the block purchase agreement to the same extent as if they were owned by such block seller as of the execution date of the block purchase agreement. In addition, if any Paris Re common shares or Paris Re warrants are acquired by a block seller or any of its affiliates following the closing of the block purchase and prior to the settlement of the exchange offer, such block seller has agreed to tender or cause to be tendered such shares or warrants in the exchange offer.

Waiver of Claims. Each of PartnerRe and the block sellers have agreed to release the other party and its affiliates, Paris Re and its subsidiaries and Paris Re’s and its subsidiaries’ current and former directors for any claim or cause of action relating to actions by Paris Re any of its subsidiaries or any current or former director of Paris Re, or any of its subsidiaries taken or occurring prior to the closing of the block purchase.

Existing Securityholders’ Agreement and Warrant Agreements. Certain of the block sellers are parties to an existing securityholders’ agreement dated May 7, 2007 relating to the Paris Re common shares and Paris Re warrants owned by them. Under the block purchase agreement, Paris Re (on behalf of its board of directors) has, in accordance with the existing securityholders’ agreement and the terms of the warrant agreements governing the Paris Re warrants, consented to the block purchase and any additional purchases of Paris Re common shares by PartnerRe from other parties to the securityholders’ agreement and agreed, among other things, to waive any and all requirements for written or other notice in connection therewith.

Reasonable Best Efforts Covenant. Each block seller has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws to consummate the transactions contemplated by the block purchase agreement and the transaction agreement. In addition, PartnerRe has agreed, for the benefit of the block sellers, to comply in full with certain of its obligations under the transaction agreement, including, among others, PartnerRe’s obligations to commence the exchange offer, effect the merger, provide officers’ and directors’ indemnification and insurance to Paris Re’s officers and directors, procure an unconditional release and discharge of Paris Re’s directors and officers to the fullest extent permitted by law, call a PartnerRe shareholder meeting, use its reasonable best efforts to obtain all necessary governmental approvals (subject to the limitations set forth in the transaction agreement) and effect the share capital repayment (to the extent not paid prior to the closing of the block purchase).

Information Rights. The block purchase agreement provides that each block seller is entitled to the same information and quarterly meeting rights prior to the closing of the block purchase that the block seller would be entitled to under the relevant investor agreement to which it will be a party after the closing of the block purchase (for an explanation of these rights,” see “Ancillary Agreements Relating to the Transactions—The Investor Agreement—Quarterly Meetings and Information Rights”), except that (i) prior to the closing of the block purchase, PartnerRe will only have an obligation to provide the more limited information required to be provided after the first full year of the “opt-in period” (for an explanation of the “opt-in period,” see “Ancillary Agreements Relating to the Transactions—The Investor Agreement—Termination”) and (ii) no PartnerRe representative other than its chief financial officer (or his or her designee) will need to be present at any quarterly meeting. To the extent that any block seller elects to exercise the foregoing quarterly meeting or information rights, the block seller will be subject to the same obligations that the block seller would be subject to following the closing of the block purchase, including obligations to comply with PartnerRe’s normal trading policy and black-out periods as well as the confidentiality restrictions set forth in the relevant investor agreement. See “Ancillary Agreements Relating to the Transactions—The Investor Agreement.”

Survival. None of the covenants and agreements of the parties to the block purchase agreement survive closing, except for certain miscellaneous provisions and the provisions described under “The Block Purchase Agreement—Covenants and Other Agreements—Subsequently Acquired Paris Re Common Shares or Paris Re Warrants” above.

Conditions to the Closing of the Block Purchase

The obligations of PartnerRe, the acquisition subsidiary and each block seller to close the block purchase are subject to satisfaction or waiver of the following conditions:

•	absence of any law, rule, order, injunction or judgment prohibiting or preventing the completion of the block purchase, the exchange offer or the merger;

•

expiration or termination of the waiting period (or extensions thereof) under the HSR Act and expiration, termination or receipt of any applicable waiting period (or extensions thereof) or approval under applicable foreign antitrust law, in each case, without the imposition of a “burdensome condition” (early termination of the applicable waiting period under the HSR Act was granted on August 14, 2009). (For an explanation of the term “burdensome condition,” see “The Transaction Agreement—Certain Covenants—Reasonable Best Efforts Covenant”);

•

receipt of all approvals from, making all filings and notifications to and taking all other actions by or in respect of any insurance authority required in connection with the block purchase, the exchange offer and the merger without the imposition of any “burdensome condition;”

•

receipt of all approvals from, making all filings and notifications to and taking all other actions by or in respect of any governmental authority (other than those referred to in the two immediately preceding bullet points) without the imposition of a “burdensome condition;”

•

approval for the listing of the PartnerRe common shares on a European Union stock exchange selected by PartnerRe in accordance with the transaction agreement or, in PartnerRe’s reasonable judgment, such listing is reasonably expected to occur prior to the settlement of the exchange offer;

•	approval for the listing on the New York Stock Exchange of the PartnerRe common shares to be issued in the block purchase;

•

PartnerRe’s registration statement on Form S-4, if required, to be filed in connection with the exchange offer being declared effective (or, in PartnerRe’s reasonable judgment, no reasonable basis to believe that the Form S-4 will not be declared effective prior to the settlement of the exchange offer), and absence of any SEC stop order suspending (or threatening to suspend) the effectiveness;

•

approval by the Paris Re shareholders of the “Paris Re shareholder proposals” described under “The Transaction Agreement—Certain Covenants—Paris Re Covenant to Recommend and Call Shareholders Meetings,” which approval was obtained at the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009, and approval by the PartnerRe shareholders of the “PartnerRe shareholder proposals” described under “The Transaction Agreement—Certain Covenants—PartnerRe Covenant to Recommend and Call Shareholders Meeting;” and

•	receipt of exemptive and no-action relief from the SEC, if necessary, permitting PartnerRe to settle the exchange offer in accordance with the French tender offer rules.

The obligations of PartnerRe and the acquisition subsidiary to close the block purchase are subject to satisfaction or waiver of the following further conditions:

•

the performance in all material respects by each block seller and Paris Re of their obligations under the block purchase agreement and transaction agreement required to be performed by it prior to the closing of the block purchase;

•

the representations and warranties made by each block seller and Paris Re in the block purchase agreement and the transaction agreement (disregarding all materiality and material adverse effect qualifications) being true and correct as of the date of the block purchase closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), except where the failure of any of the representations and warranties (other than those pertaining to existence and power, authorization, ownership of Paris Re shares, investment purpose, capitalization, subsidiaries and the effectiveness of the AXA Re and Colisée Re guarantee of Paris Re’s reserves for losses incurred before January 1, 2006) to be so true and correct would not reasonably be expected to have a material adverse effect on (i) the block seller’s ability to consummate the transactions contemplated by the block purchase agreement to be consummated by it or (ii) Paris Re, respectively;

•	the delivery by each block seller and Paris Re of an officer’s certificate certifying that the two immediately preceding conditions applicable to it have been satisfied;

•	execution and delivery by each block seller of an investor agreement and a block seller registration rights agreement;

•

receipt of evidence that, immediately following the closing of the block purchase, the individuals designated by PartnerRe to Paris Re’s board of directors will comprise a majority of Paris Re’s board of directors; and

•

effectiveness of the amendments to Paris Re’s articles of incorporation described under “The Transaction Agreement—Certain Covenants—Paris Re Covenant to Recommend and Call Shareholder Meetings” immediately prior to the closing of the block purchase.

The obligation of each block seller to close the block purchase is subject to satisfaction or waiver of the following further conditions:

•

the performance in all material respects by PartnerRe of its obligations under the block purchase agreement and the transaction agreement required to be performed by it prior to the closing of the block purchase;

•

the representations and warranties made by PartnerRe in the block purchase agreement and the transaction agreement (disregarding all materiality and material adverse effect qualifications) must be true and correct as of the date of the block purchase closing as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), except where the failure of any of the representations and warranties (other than those pertaining to existence and power, authorization, valid issuance of PartnerRe common shares, investment purpose, capitalization and subsidiaries) to be so true and correct would not reasonably be expected to have a material adverse effect on PartnerRe;

•	the delivery by PartnerRe of an officer’s certificate certifying that the two immediately preceding conditions have been satisfied; and

•	execution and delivery by PartnerRe to each block seller of an investor agreement and a block seller registration rights agreement.

Termination of the Block Purchase Agreement

Right to Terminate. The block purchase agreement may be terminated at any time prior to the closing of the block purchase:

•	by mutual written agreement of the block sellers and PartnerRe;

•

by either any block seller or PartnerRe if the closing of the block purchase has not occurred on or before March 15, 2010, subject to automatic extension until 10 business days after the date on which the “adjustment amount” is finally determined if Paris Re or PartnerRe exercises its right to designate a “deferred delivery date” and the date on which the “adjustment amount” is finally determined does not occur at least 10 business days prior to March 15, 2010 (except that this right to terminate the block purchase agreement will not be available to any party whose breach of any provision of the block purchase agreement results in the failure of the closing of the block purchase to occur by such time). See “The Transaction Agreement—Tangible Book Value Per Share Adjustment” for an explanation of the “adjustment amount,” the “deferred date” and the related tangible book value adjustment per share more generally;

•	by either any block seller or PartnerRe if the transaction agreement has been terminated;

•

by either any block seller or PartnerRe if there is any applicable law that makes consummation of the transactions illegal or otherwise prohibited or if consummation of the transactions would violate any nonappealable final order, decree or judgment of any governmental authority having competent jurisdiction (except that this right to terminate the block purchase agreement will not be available to any party whose failure to comply in any material respect with any provision of the block purchase agreement has been the direct cause of, or resulted directly in, such action); and

•

by either any block seller or PartnerRe if the other party (including in the case of PartnerRe, the acquisition subsidiary) has breached any of its covenants or agreements or any of its representations and warranties set forth in the block purchase agreement or transaction agreement which would, if occurring at the closing of the block purchase, result in the failure of a closing condition to the terminating party’s obligations and which breach is not cured within 30 days following written notice thereof or, by its nature, cannot be cured within 30 days (except that this right to terminate the block purchase agreement will not be available to any party who is then in material breach of its obligations under the block purchase agreement or the transaction agreement).

Effect of Termination. If the block purchase agreement is terminated in accordance with its terms, the block purchase agreement will become void and of no effect with no liability on the part of any party (or any officer, director, employee, agent, consultant or representative of that party) to the other party, except that the provisions of the block purchase agreement described under “The Block Purchase Agreement—Covenants and Other Agreements—Existing Securityholders’ Agreement and Warrant Agreements” and certain miscellaneous provisions will continue in effect notwithstanding termination of the block purchase agreement. The termination of the block purchase agreement, however, will not relieve any party from liabilities arising out of its intentional failure to fulfill a condition to the performance of the obligations of the other party under the block purchase agreement or to perform a covenant under the block purchase agreement.

Expenses

Except as otherwise provided in the block purchase agreement, all costs and expenses incurred in connection with the block purchase agreement will be paid by the party incurring such cost or expense. However, (i) Paris Re will be permitted to pay or reimburse up to 42.5% of the expenses of the block sellers if the closing of the block purchase occurs and (ii) the block sellers will bear any securities transfer or stamp tax duty, if any, payable in connection with the block purchase.

Amendment; Waiver

Any provision of the block purchase agreement may be amended or waived if, but only if, the amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the block purchase agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective.

Specific Performance

If any party fails to perform any covenant or agreement made by it in the block purchase agreement, the other parties will be entitled, subject to the terms of the block purchase agreement and in addition to any remedy at law or in equity, to injunctions to prevent breaches and to enforce specifically the performance of the terms of the block purchase agreement.

THE TRANSACTION AGREEMENT

The following is a summary of the material terms of the transaction agreement. This summary does not purport to describe all the terms of the transaction agreement and is qualified in its entirety by reference to the complete transaction agreement, which is attached as Exhibit 2.2 to PartnerRe’s Current Report on Form 8-K filed on July 9, 2009 to this document and incorporated by reference.

The Exchange Offer

The transaction agreement provides that as promptly as practicable after the closing of the block purchase, the acquisition subsidiary will commence the exchange offer to acquire any and all Paris Re common shares and Paris Re warrants that are outstanding prior to such time at the same per share consideration and per warrant consideration, as applicable, paid in the block purchase, subject, in each case, to adjustment in certain circumstances, including the tangible book value per share adjustment and the post-block purchase closing dividend adjustment. See “The Transaction Agreement—Tangible Book Value Per Share Adjustment” and “The Transaction Agreement—Post-Block Purchase Closing Dividend Adjustment.”

The acquisition subsidiary’s obligation to commence the exchange offer, however, is subject to the following conditions:

•	the transaction agreement having not been previously terminated;

•	the absence of any law, rule, order, injunction or judgment prohibiting or preventing the completion of the exchange offer or the merger;

•	the approval for listing of the PartnerRe common shares on a European Union stock exchange selected by PartnerRe;

•	the approval for listing of the PartnerRe common shares to be issued in the exchange offer and the merger on the New York Stock Exchange;

•

PartnerRe’s registration statement on Form S-4, if required, to be filed in connection with the exchange offer having been declared effective (or, in PartnerRe’s reasonable judgment, there being no reasonable basis to believe that the Form S-4 will not be declared effective prior to the settlement of the exchange offer), and the absence of any SEC stop order suspending (or threatening to suspend) the effectiveness;

•	receipt of exemptive and no-action relief from the SEC, if necessary, permitting PartnerRe to settle the exchange offer in accordance with the French tender offer rules;

•

the absence of PartnerRe having a reasonable basis to believe that the independent expert appointed in accordance with the regulations of the AMF, would render an opinion that the exchange offer on the terms proposed that would not satisfy the regulations of the AMF; and

•

the exchange offer on the terms proposed being declared compliant by the AMF without imposing any requirement that if not satisfied would require a cash alternative in accordance with the French tender offer rules (other than certain requirements accepted by PartnerRe as of the execution date of the transaction agreement).

The acquisition subsidiary has the right prior to the date on which the exchange offer is filed with the AMF to make any change in the terms or conditions of the exchange offer, except that the acquisition subsidiary may not:

•	decrease the per share consideration or per warrant consideration;

•	change the form of consideration to be paid in the exchange offer;

•	decrease the number of Paris Re shares or Paris Re warrants sought in the exchange offer;

•	extend or otherwise change the expiration date of the exchange offer, except the acquisition subsidiary may in accordance with the regulations of the AMF extend the exchange offer:

•

from time to time if, at the scheduled or extended expiration date of the exchange offer, either (A) the registration statement on Form S-4, if required, to be filed in connection with the exchange offer has not been declared effective by the SEC upon a request, there is a stop order suspending the effectiveness of the Form S-4 or proceedings for that purpose have been initiated or threatened by the SEC or (B) the PartnerRe common shares have not been approved for listing on a European Union stock exchange selected by PartnerRe;

•	for any period required by any rule, regulation, interpretation or position of the AMF or the staff thereof applicable to the exchange offer; or

•	any period otherwise required by applicable law; or

•	otherwise amend, modify or supplement any terms of the exchange offer in a manner adverse to the holders of the Paris Re common shares or Paris Re warrants.

Post-Block Purchase Constitution of Paris Re Board of Directors

As described above under “The Block Purchase Agreement—Conditions to the Closing of the Block Purchase,” the closing of the block purchase is conditioned upon, among other things, individuals designated by PartnerRe comprising a majority of Paris Re’s board of directors immediately after the block purchase. At the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009, the Paris Re shareholders approved the election of six PartnerRe designees to the Paris Re board of directors to replace six existing Paris Re directors resigning from the Paris Re board of directors, with such appointments and resignations to be effective at the closing of the block purchase. The transaction agreement provides that after the closing of the block purchase until the effective time of the merger, the acquisition subsidiary will use its reasonable best efforts to cause at least one-third of the directors on the Paris Re board of directors to be comprised of the existing members on the Paris Re board of directors unaffiliated with the block sellers, each of whom we refer to as an “independent director.”

If following the closing of the block purchase any independent director is unable or unwilling to serve, the remaining independent directors will be entitled to nominate another individual to fill the vacancy who is not an employee of Paris Re or PartnerRe and who is “independent” in accordance with Paris Re’s organizational resolutions. If at any time no independent director remains, the other directors on the Paris Re board of directors will be entitled to nominate one-third of the directors on the Paris Re board of directors to fill the vacancies, provided that each individual so nominated is not an employee of Paris Re or PartnerRe and is “independent” in accordance with Paris Re’s organizational resolutions. In connection with the foregoing, PartnerRe has agreed to take all action reasonably necessary to cause the election of such individual or individuals, including nominating such individual or individuals, calling an extraordinary meeting or holding an ordinary general meeting within a reasonable period thereafter and voting (or causing to be voted) all Paris Re common shares owned by PartnerRe and its affiliates in favor of the election of such individual or individuals. Any individual elected in accordance with the foregoing will be considered to be an “independent director” for purposes of the transaction agreement.

The transaction agreement provides that following the closing of the block purchase until the effective time of the merger, the approval of a majority of the independent directors will be required to authorize any termination by Paris Re of, or any amendment to, the transaction agreement, any extension of time for performance of any obligation or action by PartnerRe or the acquisition subsidiary and any waiver of compliance with any of the agreements or conditions contained in the transaction agreement for the benefit of Paris Re. The transaction agreement grants the independent directors the authority to retain counsel at Paris Re’s expense for the purpose of fulfilling their obligations.

Tangible Book Value Per Share Adjustment

Tangible Book Value Per Share Estimates. The transaction agreement provides that within three business days of the measurement date (the date on which all the conditions to the closing of the block purchase are satisfied or waived, other than the conditions that by their nature cannot be satisfied until or immediately prior to the closing of the block purchase), PartnerRe and Paris Re will each prepare and deliver to the other party its estimate of its tangible book value per share as of the measurement date, together with supporting calculations.

Under the transaction agreement, “tangible book value per share” means with respect to PartnerRe or Paris Re as of any date:

•	the excess (if any) of:

•

PartnerRe’s or Paris Re’s consolidated assets, as applicable, as of the measurement date (excluding goodwill, trademarks and other intangible assets, after consideration of applicable taxes, if any); over

•	PartnerRe’s or Paris Re’s consolidated liabilities, as applicable, as of the measurement date (after consideration of applicable taxes, if any);

divided by

•	the number of PartnerRe’s or Paris Re’s common shares, as applicable, outstanding as of the measurement date.

For purposes of this calculation of tangible book value per share, consolidated assets and consolidated liabilities of the parties will be calculated in accordance with U.S. GAAP, in the case of PartnerRe, or IFRS, in the case of Paris Re, consistently applied with prior periods.

Deferred Delivery Date. The transaction agreement provides if an earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster or catastrophe event in each case of significant severity and magnitude has occurred within 30 days prior to the measurement date, either PartnerRe or Paris Re may delay the date for the delivery of the parties’ estimates of tangible book value per share (and supporting calculations) for up to 30 days after the measurement date. We refer to this later date selected for the delivery of the estimates of tangible book value per share as a “deferred delivery date.”

A party, however, may only designate a deferred delivery date if such party determines in its good faith, reasonable judgment that such event could result (either alone or in combination with one or more other events) in an adjustment to the per share consideration and per warrant consideration described under “The Transaction Agreement—Tangible Book Value Per Share Adjustment—Adjustment to Per Share Consideration and Per Warrant Consideration” below. Each party’s estimate of tangible book value per share will be calculated as of the measurement date irrespective of whether a deferred delivery date is selected.

Tangible Book Value Per Share Determination. Following the delivery of each party’s estimate of tangible book value per share, PartnerRe and Paris Re will use their reasonable best efforts to reach an agreement on each party’s tangible book value per share. If the parties agree on the calculation, then such party’s tangible book value per share as so agreed will become final and binding on the parties. If the parties are unable to agree on either or both parties’ tangible book values per share and a party reasonably believes that the items remaining in dispute would result in an increase or decrease to the adjustment to the per share consideration and per warrant consideration or would give rise to a right to terminate the transaction agreement, a party will have the right to submit the determination of either or both parties’ tangible book values per share to an independent accounting referee, following which each party will submit final proposals relating to all items remaining in dispute in connection with the calculations of such party or parties’ tangible book values per share. The independent accounting referee will, with respect to each tangible book value per share in dispute, select either the final proposal of PartnerRe or the final proposal of Paris Re as being the more representative of such tangible book value per share. The final proposal so selected by the accounting referee will be binding on PartnerRe and Paris Re.

The fees and expenses of the accounting referee will be borne as follows:

•

if the parties agree that an adjustment to the per share consideration is required and the only issue in dispute is the amount of such adjustment, by the party whose calculation of the amount of such adjustment based on its final proposal or proposals is further from the adjustment amount finally determined as compared with the other party; and

•	if the parties disagree as to whether an adjustment to the per share consideration is required, by the party whose position is not supported by accounting referee’s determinations.

To the extent that Paris Re is required to bear the expense of the accounting referee, the block sellers have agreed in the block purchase agreement to be responsible for 57.5% of such fees and expenses.

Adjustment to Per Share Consideration and Per Warrant Consideration. The transaction agreement provides that the per share consideration and per warrant consideration will be adjusted on the date that each party’s tangible book value per share as of the measurement date is finally determined if the parties’ tangible book values per share as finally determined indicate that, between March 31, 2009 and the measurement date, one party’s tangible book value per share has declined by more than 15 percentage points greater than the other party’s decline in its tangible book value per share over the same period. We refer to the difference between the parties’ relative percentage point declines in their tangible book values per share from March 31, 2009 to the measurement date as the “tangible book value per share differential.” For purposes of calculating the tangible book value per share differential, any increase in a party’s tangible book value per share since March 31, 2009 to the measurement date will be deemed to be no change in such party’s tangible book value per share.

If the tangible book value per share differential is in excess of 15%, then the per share consideration and per warrant consideration will be adjusted as follows:

•

if the percentage decline in PartnerRe’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of Paris Re’s, the per share consideration and per warrant consideration will be increased by the adjustment amount described below; and

•

if the percentage decline in Paris Re’s tangible book value per share from March 31, 2009 to the measurement date is greater than that of PartnerRe’s, the per share consideration and per warrant consideration will be decreased by the adjustment amount described below.

Under the transaction agreement, the “adjustment amount” means the product of (i) the excess (expressed as a decimal) of the tangible book value per share differential over 15% times 100 times 0.004. The adjustment amount, however, is capped at 0.100 such that the per share consideration and per warrant consideration will not increase or decrease by more than 0.100.

In determining the tangible book value differential, any issuances of securities by PartnerRe or Paris Re will generally be disregarded, except for issuances pursuant to either party’s compensation plans or arrangements, exercises of outstanding options or other exercisable or convertible securities and issuances pursuant to PartnerRe’s forward sale agreement.

Pre-Closing Termination Right. The transaction agreement further provides that, in addition to any adjustment to the per share consideration and per warrant consideration described above, if the tangible book value per share differential is in excess of 40%, then the party with the lower percentage decline in its tangible book value per share from March 31, 2009 to the measurement date will have the right to terminate the transaction agreement prior to the closing of the block purchase.

The Merger

The transaction agreement provides that if, after completion of the exchange offer, the acquisition subsidiary and its affiliates own at least 90% of the outstanding Paris Re common shares, the parties to the transaction agreement will take all necessary action to cause the merger of Paris Re with and into the acquisition subsidiary as soon as practicable thereafter. At that time, the separate existence of Paris Re will cease, and the acquisition subsidiary will be the surviving company.

Under the terms of the transaction agreement, at the effective time of the merger each Paris Re common share outstanding immediately prior to the effective time of the merger will be exchanged for the right to receive the per share consideration. Notwithstanding the foregoing, the per share consideration will not be payable in the merger in respect of Paris Re common shares owned by PartnerRe, any of its affiliates, Paris Re or any of its subsidiaries.

Treatment of Paris Re Share Options, Restricted Share Units and Warrants

Share Options

For non-French employees, all share options to purchase Paris Re common shares that are outstanding immediately prior to the effective time of the merger will be converted into share options to purchase PartnerRe common shares at the effective time of the merger.

For French employees, all share options to purchase Paris Re common shares that are outstanding immediately prior to the effective time of the merger will be converted into share options to purchase common shares of the acquisition subsidiary at the effective time of the merger. Such employees will be offered the opportunity to sign a liquidity agreement which will allow them to exchange the shares they receive upon exercise of their share options for PartnerRe common shares in exchange for not exercising their share options until the expiration of their original holding period or, in other words, four years from their date of grant.

RSUs

All unvested Paris Re restricted share units, which we refer to as “RSUs,” that are outstanding immediately prior to the effective time of the merger will be converted into PartnerRe RSUs at the effective time of the merger (unless otherwise agreed by the parties and individual French employees).

Warrants

All Paris Re warrants that are outstanding immediately prior to the effective time of the merger will be converted into PartnerRe warrants at the effective time of the merger.

Post-Block Purchase Closing Dividend Adjustment

The transaction agreement provides that if PartnerRe declares a cash dividend or other cash distribution on the PartnerRe common shares with a record date on or after the closing of the block purchase and prior to the earliest date on which Paris Re shareholders have the right to receive payment for the Paris Re common shares tendered in the exchange offer, then the per share consideration will be adjusted upwards. The amount of the upward adjustment to the per share consideration will be equal to (i) the U.S. dollar amount of the cash dividend or other distribution multiplied by, (ii) the per share consideration (after giving effect to any prior adjustment) divided by (iii) the average closing price of the PartnerRe common shares on the New York Stock Exchange for the five trading days immediately prior to record date for such cash dividend or other distribution.

Fractional Shares

PartnerRe will not issue fractional shares in connection with the exchange offer or the merger. All fractional PartnerRe common shares that a holder of Paris Re common shares or Paris Re warrants would otherwise be entitled to receive as a result of the exchange offer or the merger will be aggregated and if a fractional share results from such aggregation, the number of PartnerRe common shares to be issued shall be rounded to the nearest whole PartnerRe common share (with 0.50 being rounded upward).

Representations and Warranties

The transaction agreement contains a number of substantially reciprocal representations and warranties made by each of PartnerRe and Paris Re to the other regarding aspects of their respective organizations and operations, as well as other facts pertinent to the block purchase, the exchange offer and the merger, including, among other things:

•	due organization, valid existence and good standing;

•	authority to enter into, and enforceability of, the transaction agreement and authority to consummate the exchange offer and the merger;

•	required shareholder approvals to consummate the block purchase, the exchange offer and the merger;

•	approvals of the boards of directors of PartnerRe and Paris Re in connection with the exchange offer and the merger;

•	required consents and filings with government entities;

•	the absence of conflicts with organizational documents, laws and material agreements, in each case as a result of the consummation of the block purchase, the exchange offer and the merger;

•	capitalization;

•	ownership of subsidiaries;

•	conformity of the financial statements with applicable accounting principles and fair presentation of the consolidated financial position;

•	accuracy of PartnerRe’s and Paris Re’s respective tangible book value per share calculations as of March 31, 2009;

•	accuracy and sufficiency of documents to be filed with the SEC and the AMF;

•	absence of material changes or events in the business or condition of PartnerRe and Paris Re;

•	absence of undisclosed liabilities;

•	compliance with laws and court orders;

•	absence of material pending or threatened legal proceedings;

•	real and leased properties;

•	intellectual property matters;

•	tax matters and tax treatment;

•	environmental matters;

•	validity and enforceability of material contracts;

•	agreements with regulatory agencies or governmental authorities;

•	computation and sufficiency of reserves;

•	insurance coverage;

•	investments and derivatives;

•	insurance matters, including statements and reports filed with applicable insurance regulatory authorities; and

•	finders’ fees payable in connection with the block purchase, the exchange offer and the merger.

In addition to the substantially reciprocal representations and warranties, Paris Re has made certain other representations and warranties to PartnerRe, including, among other things with regard to the following:

•

Paris Re’s status as a foreign private issuer and the eligibility of the exchange offer for “Tier I” exemptive relief under the Securities and Exchange Act of 1934, as amended, which we refer to as the “Exchange Act;”

•	employee benefit plans, key employees and labor matters;

•	the inapplicability of French and Swiss takeover statutes to the transactions; and

•	the effectiveness of the AXA and Colisée Re guarantee, financial guaranty contracts and contracts ceded through the quota share retrocession arrangement.

Significant portions of the representations and warranties of Paris Re and PartnerRe are qualified as to “materiality” or “material adverse effect.” For purposes of the transaction agreement, the “material adverse effect” means, when used in connection with Paris Re or PartnerRe, any change, state of facts, event, occurrence or circumstance, that, individually or when taken together, has a material adverse effect on:

•	Paris Re and PartnerRe’s ability to close the block purchase; or

•	the financial condition, business, assets or results of operations of Paris Re or PartnerRe, as the case may be, and its subsidiaries, taken as a whole, excluding any effect resulting from:

•

changes in the financial or securities markets or general economic, regulatory or political conditions in the United States, France, Switzerland, Bermuda or any other market in which Paris Re or PartnerRe, as the case may be, or its subsidiary operates not having a materially disproportionate effect on Paris Re or PartnerRe, as the case may be, and its subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry;

•

changes or conditions generally affecting the reinsurance industry not having a materially disproportionate effect on Paris Re or PartnerRe, as the case may be, and its subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry;

•

acts of war, sabotage or terrorism not having a materially disproportionate effect on Paris Re or PartnerRe, as the case may be, and its subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry;

•

any failure by Paris Re or PartnerRe, as the case may be, and its subsidiaries to meet any internal or published budgets, projections, forecasts or predictions of financial performance for any period (excluding any fact, change, event, occurrence, circumstance or effect that may have contributed to such failure);

•

changes or conditions resulting in liabilities under reinsurance contracts, including any effects resulting from any earthquake, hurricane, tornado, windstorm, terrorist act, act of war or other natural or man-made disaster;

•

any change or announcement of a potential change in Paris Re’s or PartnerRe’s, as the case may be, or any of its subsidiaries’ credit or claims paying rating or the ratings of any of its or its subsidiaries’ businesses or securities (excluding any fact, change, event, occurrence, circumstance or effect that may have contributed to the change or potential change);

•

a change in the trading prices or volume of capital stock of Paris Re or PartnerRe, as the case may be (excluding any fact, change, event, occurrence, circumstance or effect that may have contributed to the change);

•

the execution, delivery and announcement of the block purchase agreement, the transaction agreement and the transactions, including any loss or adverse change in, the relationship of Paris Re or PartnerRe, as the case may be, or any of its subsidiaries with its customers, officers, employees, agents, suppliers, financing sources, business partners or regulators;

•

changes of applicable law, generally accepted accounting principles or of statutory accounting principles, including accounting and financial reporting pronouncements by the International Accounting Standards Board, the SEC, the National Association of Insurance Commissioners and the Financial Accounting Standards Board not having a materially disproportionate effect on Paris Re or PartnerRe, as the case may be, and its subsidiaries, taken as a whole, relative to other participants primarily in the reinsurance industry; and

•	any action or failure to act required to be taken by Paris Re or PartnerRe, as the case may be, pursuant to the terms of the transaction agreement.

The representations and warranties in the transaction agreement do not survive the closing of the block purchase.

Certain Covenants

Share Capital Repayment

The transaction agreement provides that Paris Re will use its reasonable best efforts to take all actions necessary to pay the share capital repayment immediately prior to the closing of the block purchase in accordance with a pre-agreed plan (or such alternative method of funding the share capital repayment as the parties may agree), including obtaining the approval of Paris Re’s shareholders, which approval was obtained at the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009, obtaining all required approvals of any applicable governmental authorities and effecting all required actions by Paris Re’s subsidiaries to cause sufficient funds to be held by Paris Re immediately prior to the closing of the block purchase to pay the share capital repayment. If all necessary conditions precedent to the payment of the share capital repayment have been satisfied prior to the closing of the block purchase, Paris Re will pay the share capital repayment immediately prior to the closing of the block purchase in accordance with the pre-agreed plan (or such alternative method of funding the share capital repayment as the parties may agree). If, however, the full amount of the share capital repayment cannot be paid immediately prior to the closing of the block purchase because all necessary conditions precedent to the payment of the share capital repayment have not been satisfied, Paris Re will have the right to pay the lesser amount for which all necessary conditions precedent have been satisfied immediately prior to the closing of the block purchase in accordance with the pre-agreed plan (or such alternative method of funding the share capital repayment as to which Paris Re and PartnerRe may subsequently agree). The share capital repayment will not be paid if the block purchase does not close for any reason.

If the full amount of the share capital repayment has not been paid immediately prior to the closing of the block purchase, PartnerRe has agreed to cause Paris Re to pay the share capital repayment immediately prior to the settlement of the exchange offer. If, at the time of closing of the exchange offer, the necessary conditions precedent to pay the remaining portion of the Share Capital Repayment have still not been satisfied, the transaction agreement provides as follows:

•

PartnerRe will use its reasonable best efforts, subject to certain limitations, to cause Paris Re’s subsidiaries to pay, transfer or otherwise distribute to Paris Re prior to the settlement of the exchange offer the maximum amount of funds that can reasonably be so paid, transferred or distributed to Paris Re by its subsidiaries to fund the share capital repayment;

•

PartnerRe will lend the amount of the shortfall for which funding is still required (after applying the funds received pursuant to the immediately preceding bullet point) to Paris Re Holdings France S.A., a wholly-owned subsidiary of Paris Re, to enable Paris Re to pay the share capital repayment;

•	The proceeds from such loan will be applied to cancel certain outstanding intercompany obligations owed by Paris Re Holdings France S.A. to Paris Re; and

•	Paris Re will thereafter distribute the remaining portion of the share capital repayment to holders of Paris Re common shares.

Any such loan will be structured as either a U.S. dollar or euro denominated demand loan with an interest rate equal to the London Interbank Offered Rate (LIBOR) plus 3%. The payment of the share capital repayment (or any remaining portion thereof) immediately prior to the settlement of the exchange offer is conditioned on PartnerRe being reasonably satisfied that the exchange offer will be settled immediately after such payment.

Interim Operating Covenants

Each of PartnerRe and Paris Re has undertaken a separate covenant that places restrictions on it and its subsidiaries until, in the case of Paris Re, the effective time of the merger or, in the case of PartnerRe, until the closing of the block purchase. In general, each of PartnerRe and its subsidiaries and Paris Re and its subsidiaries are required to conduct its business in the ordinary course consistent with past practice and use its reasonable best efforts to (i) preserve intact its present business organization, (ii) maintain in effect all of its foreign, federal, state and local licenses, permits, consents, franchises, approvals and authorizations, (iii) keep available the services of its directors, officers and key employees, (iv) maintain satisfactory relationships with its customers, lenders, suppliers and others having material business relationships with it and (v) ensure that all payments made, liabilities incurred and transactions entered into represent bona fide obligations or transactions arising in the ordinary course of business for full and valid consideration.

Each of Paris Re and PartnerRe has also agreed to specific restrictions (subject to exceptions described in the transaction agreement), which restrictions are substantially more restrictive of Paris Re than PartnerRe.

The most significant activities that Paris Re has agreed to do and not do, and to permit its subsidiaries to do and not do, without the written consent of PartnerRe (which consent may not unreasonably be withheld, conditioned and delayed), are as follows:

•	not amend its articles of incorporation or other organizational documents;

•	not split, combine or reclassify its shares of capital stock or those of its subsidiaries;

•

not set aside or pay any dividends (other than the share capital repayment or dividends paid by a wholly-owned subsidiary of Paris Re to Paris Re or another wholly-owned subsidiary) provided that no dividends shall be paid to Paris Re or to fund the share capital repayment except in accordance with a pre-agreed plan (or such alternative method of funding the share capital repayment as the parties may agree);

•

not redeem, repurchase or otherwise acquire any shares of its or any of its subsidiaries’ share capital or any securities convertible into or exercisable for any such shares (other than repurchases, redemptions or acquisitions by a wholly-owned subsidiary of share capital or such other securities, as the case may be, of another of its wholly-owned subsidiaries);

•

not issue, deliver or sell equity securities, options or other securities convertible into or exercisable for equity securities (other than upon the exercise of any outstanding options, warrants or RSUs or issuances of securities of any Paris Re subsidiary to Paris Re or to any other Paris Re subsidiary);

•	not amend any term of any security of Paris Re or any of its subsidiaries;

•

not incur any capital expenditures or any obligations or liabilities in respect thereof (other than those already contemplated by a capital expenditure budget made available to PartnerRe and below certain U.S. dollar thresholds);

•	not acquire or dispose of any assets (other than certain types of assets in the ordinary course of business consistent with past practice and/or below certain U.S. dollar thresholds);

•

not sell, lease or otherwise transfer, or create or incur certain liens on any of its or its subsidiaries’ assets, securities, properties, interests or businesses (other than certain types of assets in the ordinary course of business consistent with past practice and/or below certain U.S. dollar thresholds);

•

not make any loans, advances or capital contributions to, or investments in, any other person (other than in the ordinary course consistent with past practice or to wholly-owned Paris Re subsidiaries);

•

not create, incur or assume any indebtedness (other than in replacement of existing or maturing debt, guarantees relating to business written by any wholly-owned subsidiary in the ordinary course of business consistent with past practice and below certain U.S. dollar thresholds and draw-downs pursuant to existing credit facilities and letters of credit in the ordinary course of business consistent with past practice);

•	not increase the compensation of or enter into any new agreements with any officers, directors or employees or adopt any additional benefit plans, subject to certain exceptions;

•	not change its accounting methods (other than to comply with changes in accounting principles);

•

not settle or offer or propose to settle any material legal proceedings (other than those below certain U.S. dollar thresholds or arising from ordinary course claims for insurance or reinsurance that are handled pursuant to Paris Re’s normal claims handling process consistent with past practice), any shareholder litigation or dispute against Paris Re or any of its officers or directors or any legal proceedings that relate to the transactions;

•

not make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting (except as required by law), materially amend any tax returns, enter into any material closing agreement, settle any material tax claim, audit or assessment or surrender any right to claim a material tax refund, offset or other reduction in tax liability;

•

subject to certain limited exceptions, comply in all material respects with, and not alter or amend, Paris Re’s or any of its subsidiaries’ existing underwriting guidelines, referral processes, authority levels, risk limitations, pricing policies and practices;

•	comply in all material respects with Paris Re’s and its subsidiaries’ existing risk management policies and practices;

•	not enter into any new material risk segments, classes or markets;

•

not permit the aggregate premium volumes of new business in certain classes to exceed specified thresholds of the in-force aggregate premium volumes as of the first day of the current calendar quarter;

•	not make any material change to the methodology used in the calculation of reserves for future payment of benefits, losses, claims, expenses and other similar purposes;

•

use its commercially reasonable efforts consistent with past practice to enter into or renew any retrocession treaties involving cession of risk on terms and conditions consistent with those entered into by Paris Re and its subsidiaries in the ordinary course of business consistent with past practice to the extent available on commercially reasonable terms;

•	not amend or modify in any material respect or terminate any material contract, or enter into any new material contracts;

•

not enter into, amend or modify in any material respect any agreement relating to the commutation of any reinsurance program or reinsurance agreement having commutation amounts in excess of certain U.S. dollar thresholds;

•	not enter into any new agreement appointing any managing general agent or any person performing similar functions;

•

comply with and take reasonable action to ensure that each investment manager, adviser, agent or administrator complies with, and not alter or amend in any material respect, Paris Re’s investment policy and guidelines, except as required by or advisable under certain accounting rules or law;

•

not enter into, purchase, sell, amend or modify derivative contracts other than for certain derivative contracts in the ordinary course of business consistent with past practice or below certain U.S. dollar thresholds;

•	not underwrite sport, leisure and entertainment business in excess of certain U.S. dollar or euro thresholds;

•

commit to continue Paris Re’s existing investment practices to not incur exposure to equities or to not acquire additional non-guaranteed asset-backed securities and to seek, subject to certain exceptions, to maintain an average credit rating of AA- or better for its investment portfolio;

•	not voluntarily forfeit, abandon or otherwise change any of its material governmental licenses, authorizations or permits; and

•	use its reasonable best efforts to maintain in existence its material rights to third-party intellectual property.

The most significant activities that PartnerRe has agreed to do and not do, and to permit its subsidiaries to do and not do, without the written consent of Paris Re (which consent may not unreasonably be withheld, conditioned and delayed), are as follows:

•	not change its accounting methods (other than to comply with changes in accounting principles);

•	comply in all material respects with PartnerRe’s and its subsidiaries’ existing risk management policies and practices; and

•	not make any material change to the methodology used in the calculation of reserves for future payment of benefits, losses, claims, expenses and similar purposes.

The transaction agreement further provides that while PartnerRe is not restricted from taking the following actions between the execution date of the transaction agreement and the closing of the block purchase, Paris Re would have the right to terminate the transaction agreement if:

•

since the execution date of the transaction agreement, PartnerRe has issued, or committed to issue, PartnerRe common shares (in one or more transactions) having an aggregate market value in excess of $500 million in connection with the acquisition, directly or indirectly, of any assets, securities, properties, interests or businesses; or

•

PartnerRe has entered into a definitive agreement with respect to or consummated any transaction (including the consolidation of PartnerRe with, or the merger or amalgamation of PartnerRe with or into any person) pursuant to which the outstanding PartnerRe common shares have or will be converted into or exchanged for securities of any other person, cash or other property.

Access to Information

The transaction agreement provides that, from the date of the transaction agreement until the effective time of the merger, Paris Re will provide to PartnerRe and its counsel, financial advisors, auditors and other authorized representatives, reasonable access during normal business hours prior to the effective time of the merger, to all of its offices, properties, books and records and all other financial and operating data and other information as PartnerRe may reasonably request, subject to certain restrictions. PartnerRe will hold any information in confidence to the extent required by, and in accordance with, the provisions of its existing confidentiality agreements with Paris Re.

No Solicitation

Each of Paris Re and PartnerRe has agreed that it and its subsidiaries and their respective officers, directors, employees and advisors will not, in the case of Paris Re, at any time prior to the termination of the transaction agreement, and, in the case of PartnerRe, at any time prior to the approval of the PartnerRe shareholder proposals by the PartnerRe shareholders:

•	solicit, initiate or take any action to facilitate or encourage the submission of any “acquisition proposal” relating to itself of the type described below;

•

enter into or participate in any discussions or negotiations with or furnish any non-public information relating to itself or any of its subsidiaries or otherwise cooperate in any way with, or knowingly assist or encourage any third party seeking to make or who has made an acquisition proposal;

•

grant any waiver or release under any standstill or similar agreement with respect to any class of equity securities of itself or any of its subsidiaries to the extent such waiver or release would permit any party to make an acquisition proposal; and

•	enter into any agreement in principle, letter of intent, term sheet or other similar instrument relating to an acquisition proposal.

However, each of PartnerRe and Paris Re is permitted to engage in discussions or negotiations with, and provide information to, any person in response to an unsolicited bona fide acquisition proposal if:

•	solely in the case of Paris Re, the Paris Re board of directors reasonably believes such acquisition proposal will lead to a “superior proposal” of the type described below;

•

its board of directors determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under, in the case of PartnerRe, Bermuda law and, in the case of Paris Re, Swiss law; and

•	it receives from such person an executed confidentiality agreement with terms no less favorable than those contained in the existing confidentiality agreements between Paris Re and PartnerRe.

The transaction agreement further provides that, subject to certain limitations, Paris Re will not take any of foregoing actions unless Paris Re has delivered to PartnerRe a prior written notice advising PartnerRe that it intends to take such action, and Paris Re continues to advise PartnerRe after taking such action of the status and terms of any discussions and negotiations with the third person. These notice obligations are not reciprocal and do not apply to PartnerRe.

An “acquisition proposal” with respect to Paris Re means, other than the transactions, any third party offer, proposal or inquiry relating to, or any third party indication of interest in:

•	any acquisition or purchase of 5% or more of the Paris Re consolidated assets;

•

any acquisition or purchase of, or tender offer (including a self-tender offer) or exchange offer for, its voting securities, that, if consummated, would result in such third party beneficially owning securities representing 5% or more of its total voting power (or of the surviving Paris Re entity in such transaction) or 5% or more of the voting power of any of its subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the Paris Re consolidated assets;

•

a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving Paris Re or any of its subsidiaries whose assets, individually or in the aggregate, constitute 5% or more of the Paris Re consolidated assets; or

•

any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the transaction agreement and the block purchase agreement, or that could reasonably be expected to dilute materially the benefits to PartnerRe of the transactions.

An “acquisition proposal” with respect to PartnerRe means any third party offer, proposal or inquiry relating to, or any third party indication of interest in:

•	any acquisition or purchase of 50% or more of the PartnerRe consolidated assets;

•

any acquisition or purchase of, or, tender offer (including a self-tender offer) or exchange offer for, its voting securities, that, if consummated, would result in such third party beneficially owning securities representing 50% or more of its total voting power (or of the surviving PartnerRe entity in such transaction);

•

a merger, amalgamation, consolidation, share exchange, business combination, sale of substantially all the assets, reorganization, recapitalization, liquidation, dissolution or other similar transaction involving PartnerRe or any of its subsidiaries whose assets, individually or in the aggregate, constitute 50% or more of the PartnerRe consolidated assets; or

•

any other transaction, the consummation of which could reasonably be expected to impede, interfere with, prevent or materially delay the transactions contemplated by the transaction agreement and the block purchase agreement.

A “superior proposal” means a bona fide, initially unsolicited written acquisition proposal relating to Paris Re for all of the outstanding Paris Re common shares not owned by PartnerRe or subject to the transactions contemplated by the block purchase agreement, on terms that the Paris Re board of directors determines in good faith by a majority vote, after considering the advice of a financial advisor of internationally recognized reputation and outside legal counsel and taking into account all the terms and conditions of the acquisition proposal, including any break-up fees, expense reimbursement provisions and conditions to consummation, are more favorable and provide greater value to all of Paris Re’s shareholders than as provided under the transaction agreement, (i) which the Paris Re board of directors determines is reasonably likely to be consummated without undue delay relative to the transactions contemplated by the transaction agreement and (ii) for which financing, if a cash transaction (whether in whole or in part), is then fully committed or reasonably determined to be available by the Paris Re board of directors.

Paris Re Covenant to Recommend and Call Shareholder Meetings

The Paris Re board of directors has unanimously recommended that (i) if the exchange offer were filed as of the date of its June 30, 2009 meeting in accordance with the terms of the transaction agreement, Paris Re’s shareholders accept the exchange offer and tender their Paris Re common shares and Paris Re warrants in the exchange offer, and (ii) if the merger were to be approved on the date of its June 30, 2009 meeting in accordance with the terms of the transaction agreement, Paris Re’s shareholders adopt and approve the merger, which we refer to collectively as the “Paris Re transactions recommendation.” The transaction agreement further provides that as soon as practicable (and no later than five trading days) after the date on which the exchange offer is filed with the AMF, Paris Re will convene a meeting of its board of directors for purposes of seeking (in accordance with AMF regulations) a recommendation of the Paris Re board of directors, which we refer to as the “exchange offer commencement recommendation,” that the Paris Re shareholders accept the exchange offer and tender their Paris Re common shares and Paris Re warrants in the exchange offer.

The Paris Re board of directors is permitted to withdraw, change or modify the Paris Re transactions recommendation in a manner adverse to PartnerRe (or, if previously made, the exchange offer commencement recommendation) at any time prior to the effective time of the merger and, if not previously made, to fail to convene a meeting of the Paris Re board of directors for purposes of seeking the exchange offer commencement recommendation, each of which we refer to as a “Paris Re adverse recommendation change,” if following the receipt of a superior proposal, the Paris Re board of directors determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Swiss law.

Before the Paris Re board of directors can make an adverse recommendation change, however, it must provide at least five business days advance written notice to PartnerRe advising PartnerRe that it intends to take such action, and PartnerRe must not have made, within such five-business-day period, an offer that is at least as favorable to Paris Re’s shareholders as the superior proposal and, to the extent such offer is being made after the date on which the exchange offer is filed with the AMF and prior to the settlement of the exchange offer, that can be declared compliant by the AMF. In addition, following the closing of the block purchase, the Paris Re board of directors may not make a Paris Re adverse recommendation change unless the Paris Re board of directors is acting upon the recommendation of the independent directors.

The Paris Re board of directors has also agreed to recommend the approval by Paris Re shareholders of the following matters, each of which we refer to as the “Paris Re shareholder proposals:”

•	the payment of the share capital repayment, subject to the closing of the block purchase;

•

the appointment of individuals designated by PartnerRe to the Paris Re board of directors comprising a majority of the Paris Re board of directors, subject to and effective upon the closing of the block purchase; and

•

amendments to Paris Re’s articles of incorporation (i) to remove a provision thereof purporting to require a cash takeover bid for any acquisition of more than one-third of the Paris Re voting rights and (ii) to reduce the minimum number of the directors on the Paris Re board of directors from 10 to six, which amendment would become effective immediately prior to the block purchase.

The Paris Re shareholders approved the Paris Re shareholder proposals at the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009. See “The Block Purchase Agreement—Covenants and Other Agreements—Paris Re Board of Directors,” “The Block Purchase Agreement—Covenants and Other Agreements—Share Capital Repayment and Charter Amendment” and “The Post-Announcement Purchase Agreements—Covenants and Other Agreements—PartnerRe Shareholder Approvals.”

Paris Re has been advised that all of its directors and executive officers who own Paris Re common shares intend to tender their shares in the exchange offer.

PartnerRe Covenant to Recommend and Call Shareholder Meeting

The PartnerRe board of directors has unanimously recommended the approval by PartnerRe shareholders of the following matters, which we refer to as the “PartnerRe shareholder proposals:”

•

the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares in connection with the transactions contemplated by the transaction agreement and the block purchase agreement;

•	an increase in the number of directors constituting the PartnerRe board of directors from 11 to 12; and

•

any amendment to PartnerRe’s 2005 employee equity plan to the extent required to give effect to provisions of the transaction agreement relating to the treatment of Paris Re options held by French employees and RSUs held by all employees described under “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants.”

The PartnerRe board of directors is permitted to withdraw or modify its recommendations with respect to the PartnerRe shareholder proposals in a manner adverse to Paris Re if the PartnerRe board of directors determines in good faith, after consultation with outside legal counsel, that such action is required by its fiduciary duties under Bermuda law. If the PartnerRe board of directors withdraws or modifies its recommendations, however, PartnerRe will still be required to call and hold a PartnerRe shareholder meeting and to present the PartnerRe shareholder proposals at such meeting for consideration by PartnerRe shareholders.

Reasonable Best Efforts Covenant

Each of PartnerRe and Paris Re has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate the transactions contemplated by the transaction agreement and the block purchase agreement as promptly as reasonably practicable, including using reasonable best efforts to effect all necessary filings with and obtain all necessary approvals from governmental authorities and for the listing of PartnerRe’s common shares on a European Union stock exchange selected by PartnerRe.

However, nothing in the transaction agreement will require PartnerRe or the acquisition subsidiary to accept a “burdensome condition.” For purposes of the transaction agreement, each of the following is a “burdensome condition:”

•

any obligation to license, divest, dispose of or hold separate any portion of its or any of its affiliates’ assets that would reasonably be expected to be material to PartnerRe and its subsidiaries, taken as a whole;

•	any condition, limitation, obligation, commitment, requirement or other action imposed or proposed by any governmental authority that:

•

restricts or limits PartnerRe’s, Paris Re’s or any of their respective affiliates’ freedom of action or requires PartnerRe, Paris Re or any of their respective affiliates to take any action, with respect to any of its or their assets or any portion of its or their businesses that would, in each case, reasonably be expected to be material to PartnerRe and its subsidiaries, taken as a whole; or

•	limits in any material respect its or any of its subsidiaries’ ability effectively to exercise full rights of ownership of any Paris Re common shares and Paris Re warrants;

•

a requirement that PartnerRe pay an aggregate amount reasonably expected to be material to PartnerRe and its subsidiaries, taken as a whole, in connection with seeking or obtaining any required actions, consents or waivers as are required to complete the transactions (excluding any mandatory filing fees and reasonable and customary costs and expenses associated with making applications for, and responding to requests for information from, governmental authorities); or

•	a requirement that PartnerRe commit or agree to any of the foregoing.

The transaction agreement further provides that Paris Re:

•

may not take or agree to take any of the foregoing actions that would reasonably be expected to materially reduce or materially and negatively interfere with the benefits to be recognized by PartnerRe and its subsidiaries in the transactions contemplated by the transaction agreement and the block purchase agreement without the prior written consent of PartnerRe; and

•

if so requested by PartnerRe, will use reasonable best efforts to take any of the foregoing actions reasonably necessary to obtain clearances or approvals required to give effect to the transactions contemplated by the transaction agreement and the block purchase agreement, provided that such action is conditioned on the closing of the block purchase and does not reduce the amount or delay the payment of the per share consideration or the per warrant consideration.

Composition of PartnerRe Board

The transaction agreement provides that PartnerRe must take all action reasonably necessary to cause one of the existing directors on the Paris Re board of directors that is not an affiliate of any block seller to be appointed to the PartnerRe board of directors effective upon the closing of the block purchase, subject to the approval of such individual by PartnerRe’s Nominating and Governance Committee.

Paris Re Director and Officer Liability

The transaction agreement provides that until the later of six years after the effective time of the merger and six years after the closing of the block purchase:

•

PartnerRe will cause Paris Re or the surviving company, as applicable, to indemnify, defend and hold harmless and (subject to certain limitations) provide advancement of expenses to, the Paris Re present and former directors, managers and officers against all losses, claims, damages, costs, expenses, liabilities, judgments or amounts arising in whole or in part out of the fact that such person is or was a director or officer of Paris Re or any of its subsidiaries, and pertaining to any matter existing or occurring, or any acts or omissions occurring, at or prior to the effective time of the merger (or if the transaction agreement is terminated after the closing of the block purchase and prior to the effective time of the merger, the termination of the transaction agreement), to the fullest extent permitted by Swiss law or any other applicable law or provided under Paris Re’s articles of incorporation and bylaws in effect as of the execution date of the transaction agreement; and

•

PartnerRe has agreed to cause to be maintained in effect provisions in Paris Re’s or the surviving company’s, as applicable, articles of incorporation and bylaws regarding elimination of liability of directors, indemnification of officers, directors and employees and advancement of expenses that are no less advantageous to the intended beneficiaries than the corresponding provisions in existence on the date of the transaction agreement, to the fullest extent permitted by Swiss law or any other applicable law.

The transaction agreement provides that Paris Re or the surviving company, as applicable, will obtain and maintain thereafter a “tail” insurance policy that provides coverage for a claims reporting or discovery period of at least six years from and after the later to occur of the closing of the block purchase and the effective time of the merger with respect to any claim related to any period or time at or prior to the effective time of the merger (or if the transaction agreement is terminated after the closing of the block purchase and prior to the effective time of the merger, the termination of the transaction agreement) with terms no less favorable than the coverage provided under Paris Re’s existing directors’ and officers’ liability insurance policies. The maximum cost of such “tail” policy will not exceed 300% of the annual premium paid by Paris Re for its existing directors’ and officers’ liability insurance coverage in its last full fiscal year.

Protection of Paris Re Directors and Management

The transaction agreement provides that, subject to certain limited exceptions, if the block purchase closes, PartnerRe will refrain from claiming or enforcing, and waive, release and discharge to the fullest extent permitted in accordance with applicable laws each of Paris Re’s and its subsidiaries’ directors, officers and managers from, any damages that Paris Re or any of its subsidiaries has or may have relating to any event occurring at or prior to the earlier of the effective time of the merger and the termination of the transaction agreement.

The transaction agreement further provides that promptly following each of the closing of the block purchase and the effective time of the merger (or if the transaction agreement is terminated after the closing of the block purchase and prior to the effective time of the merger, the termination of the transaction agreement), PartnerRe will, subject to applicable law, procure at the next ordinary general meeting of the surviving company or Paris Re, as applicable, occurring after such time an unconditional discharge granted to the directors and managers of Paris Re in connection with their acts or omissions as directors and managers of Paris Re and its subsidiaries in the period prior to the closing of the block purchase and the effective time of the merger (or if the transaction agreement is terminated after the closing of the block purchase and prior to the effective time of the merger, the termination of the transaction agreement). Each resigning Paris Re director, officer and manager must, subject to certain limitations, waive any claims against Paris Re and its subsidiaries in connection with, or otherwise arising out of, its services as a director or manager of Paris Re or any of its subsidiaries.

Stock Exchange Listing

PartnerRe has agreed to use its reasonable best efforts to cause the PartnerRe common shares:

•

to be listed on such European Union stock exchange as may be reasonably determined by PartnerRe, provided that the choice of such exchange does not result in a material delay in the consummation of the transactions contemplated by the transaction agreement; and

•

to be issued in the block purchase, the exchange offer and the merger to be approved for listing on the New York Stock Exchange, subject to official notice of issuance, prior to the closing of the block purchase.

Retrocession Cooperation

PartnerRe has agreed that, until the effective time of the merger, it will reasonably assist and cooperate with Paris Re in its efforts to enter into or renew retrocession treaties or agreements involving Paris Re’s or any of its subsidiary’s cession of risk on commercially reasonable terms.

Currency Rate Hedge

Pursuant to the transaction agreement, Paris Re agreed to enter into and thereafter maintain or renew until the payment of the share capital repayment (or if the share capital repayment is not paid prior to the closing of the block purchase, such later time thereafter as PartnerRe determines) one or more currency rate arrangements that will fix the rate of exchange for conversion of U.S. dollars to Swiss francs as of such date in respect of an aggregate amount in U.S. dollars equal to not less than U.S. $329,488,933. On July 7, 2009, Paris Re entered into such a hedging arrangement with respect to U.S. $329,500,000.

Closing Balance Sheet

Paris Re has agreed to prepare an audited consolidated balance sheet as of the closing of the block purchase in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board and to deliver to PartnerRe a preliminary version of such closing balance sheet within 25 days after the closing of the block purchase and a final version of such closing balance sheet within 45 days of the closing of the block purchase.

Employee Matters

For a period of 12 months beginning as of the date of the transaction agreement, Paris Re and PartnerRe, as applicable, will, with respect to employees of Paris Re and it subsidiaries: (i) offer or maintain continued employment to all individuals who are employees at the closing of the block purchase; (ii) not make any materially adverse amendments or modifications to their employment (other than any such amendment or modification that is agreed to by the employee); (iii) not notify any employee of the termination of his or her employment for any economic reason in connection with any operational or legal reorganization of Paris Re, except for certain exceptions, notably such as termination for cause (as defined in the transaction agreement); (iv) not reduce any employee’s base salary or bonus provided under an employment agreement, collective bargaining agreement or works council agreement applicable to him or her; and (v) provide employee benefits and compensation to each employee that are no less favorable in the aggregate than those provided to each such employee immediately prior to the closing of the block purchase under the employment agreement, collective bargaining agreement or works council agreement applicable to him or her. Employees of Paris Re and its subsidiaries will also receive certain service credits, as well as waivers of any limitation on medical coverage due to pre-existing conditions under the applicable medical plan and credit for deductible payments and co-payments paid by each such employee under the current medical employee benefit plan. In addition, PartnerRe will cause all obligations of Paris Re and its subsidiaries under any applicable collective bargaining agreements and works council agreements to be honored, to the extent required by law but will not be precluded from reviewing any such agreement in accordance with its terms.

Termination of the Transaction Agreement

Right to Terminate. The transaction agreement may be terminated at any time prior to the effective time of the merger:

•	by mutual written agreement of Paris Re and PartnerRe;

•	by either of Paris Re or PartnerRe, if:

•	the block purchase agreement has terminated prior to the closing of the block purchase;

•

either (i) the settlement of the exchange offer has not occurred within five months after the closing of the block purchase or (ii) the effective time of the merger has not occurred within three months after the settlement of the exchange offer (except that this right to terminate the transaction agreement will not be available to any party whose breach of any provision of the transaction agreement results in the failure of the consummation of the exchange offer or the merger to occur by such time);

•

there is any applicable law that makes consummation of the transactions illegal or otherwise prohibited or if consummation of the transactions would violate any nonappealable final order, decree or judgment of any governmental authority having competent jurisdiction (except that this right to terminate the transaction agreement will not be available to any party whose failure to comply in any material respect with any provision of the transaction agreement has been the direct cause of, or resulted directly in, such action);

•

prior to the closing of the block purchase, the PartnerRe shareholders have not approved the PartnerRe shareholder proposals upon a vote taken thereon at a duly convened PartnerRe shareholder meeting, or any adjournment or postponement thereof at which the applicable vote was taken (except that this right to terminate the transaction agreement will not be available to PartnerRe where the failure to obtain such approvals has been caused by PartnerRe’s action or failure to act, and such action or failure to act constitutes a breach by PartnerRe under the transaction agreement);

•	by PartnerRe, if:

•

prior to the closing of the block purchase, it is determined that the tangible book value per share differential is in excess of 40% as described under “The Transaction Agreement—Tangible Book Value Per Share Adjustment” and Paris Re’s decline in its tangible book value per share from March 31, 2009 to the measurement date is greater than that of PartnerRe’s over the same period;

•

prior to the closing of the block purchase, Paris Re has breached any of its covenants or agreements or any of its representations and warranties set forth in the transaction agreement which would, if occurring at the closing of the block purchase, result in the failure of a closing condition to PartnerRe’s obligations to close the block purchase as set forth in the block purchase agreement (for an explanation of the conditions to the closing of the block purchase, see “The Block Purchase Agreement—Conditions to the Closing of the Block Purchase”) and which breach is not cured within 30 days following written notice thereof or, by its nature, cannot be cured within 30 days (except that this right to terminate the transaction agreement will not be available to PartnerRe if PartnerRe is then in material breach of its obligations under the block purchase agreement or the transaction agreement); and

•

prior to the closing of the block purchase, had the Paris Re shareholders not approved the Paris Re shareholder proposals at a duly convened Paris Re shareholder meeting, which proposals were approved by the Paris Re shareholders at the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009;

•	by Paris Re, if:

•

prior to the closing of the block purchase, PartnerRe’s board of directors has withdrawn or modified its recommendations relating to the PartnerRe shareholder proposals or at any time after receipt or public announcement of an acquisition proposal with respect to PartnerRe, the PartnerRe board of directors has failed to reaffirm its recommendation of the PartnerRe shareholder proposals as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from Paris Re;

•

prior to the approval by the PartnerRe shareholders of the PartnerRe shareholder proposals, there has been a breach of PartnerRe’s non-solicitation obligations described under “The Transaction Agreement—Certain Covenants—No Solicitation;”

•

prior to the closing of the block purchase, it is determined that the tangible book value per share differential is in excess of 40% as described under “The Transaction Agreement—Tangible Book Value Per Share Adjustment” and PartnerRe’s decline in its tangible book value per share from March 31, 2009 to the measurement date is greater than that of Paris Re’s over the same period; and

•

prior to the closing of the block purchase, PartnerRe or the acquisition subsidiary has breached any of its covenants or agreements or any of its representations and warranties set forth in the transaction agreement which would, if occurring at the closing of the block purchase, result in the failure of a closing condition to the block sellers’ obligations to close the block purchase as set forth in the block purchase agreement (for an explanation of the conditions to the closing of the block purchase, see “The Block Purchase Agreement—Conditions to the Closing of the Block Purchase”) and which breach is not cured within 30 days following written notice thereof or, by its nature, cannot be cured within 30 days (except that this right to terminate the transaction agreement will not be available to Paris Re if Paris Re or any block seller is then in material breach of its obligations under the block purchase agreement or the transaction agreement).

Effect of Termination. If the transaction agreement is terminated in accordance with its terms, the transaction agreement will become void and of no effect with no liability on the part of any party (or any officer, director, employee, agent, consultant or representative of such party) to the other party, except that certain miscellaneous provisions, and to the extent the transaction agreement is terminated after the closing of the block purchase, the provisions of the transaction agreement described under “The Transaction Agreement—Certain Covenants—Paris Re Director and Officer Liability,” “The Transaction Agreement—Certain Covenants—Protection of Paris Re Directors and Management,” “The Transaction Agreement—Employee Matters” and “The Transaction Agreement—Certain Covenants—Share Capital Repayment,” will continue in effect notwithstanding termination of the transaction agreement. The termination of the transaction agreement, however, will not relieve any party from liabilities arising out of its intentional failure (i) to fulfill a condition of, in the case of Paris Re, PartnerRe under the block purchase agreement or, in the case of PartnerRe, any block seller under the block purchase agreement or (ii) to perform a covenant under the transaction agreement.

Termination Fees

PartnerRe has agreed to pay a termination fee of $75 million to Paris Re if the transaction agreement is terminated under either of the following circumstances:

•

PartnerRe’s board of directors has withdrawn or modified its recommendations relating to the PartnerRe shareholder proposals in a manner adverse to Paris Re or at any time after receipt or public announcement of an acquisition proposal with respect to PartnerRe, the PartnerRe board of directors has failed to reaffirm its recommendation of the PartnerRe shareholder proposals as promptly as practicable (but in any event within five business days) after receipt of any written request to do so from Paris Re; or

•

the approvals of the PartnerRe shareholder proposals by the PartnerRe shareholders have not been obtained upon a vote taken thereon at a duly convened PartnerRe shareholder meeting, or any adjournment or postponement thereof at which the applicable vote was taken.

Expenses

Except as otherwise provided in the transaction agreement, all costs and expenses incurred in connection with the transaction agreement will be paid by the party incurring such cost or expense.

Amendment; Waiver

Any provision of the transaction agreement may be amended or waived prior to the effective time of the merger if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the transaction agreement or, in the case of a waiver, by each party against whom the waiver is to be effective. Notwithstanding the foregoing:

•	after the closing of the block purchase, no amendment may be made to the transaction agreement that:

•	decreases the per share consideration or the per warrant consideration or the share capital repayment, or

•

amends the provisions described under “The Transaction Agreement—Certain Covenants—Paris Re Director and Officer Liability,” “The Transaction Agreement—Certain Covenants—Protection of Paris Re Directors and Management,” “The Transaction Agreement—Employee Matters” and “The Transaction Agreement—Certain Covenants—Share Capital Repayment;”

•	after the closing of the block purchase, any amendment to the transaction agreement will require the approval of Paris Re directors who are not affiliated with or associates of the block sellers; and

•

after the earlier of either the receipt of approval by the Paris Re shareholders of any Paris Re shareholder proposal or the receipt of approval by the PartnerRe shareholders of the PartnerRe shareholder proposals, there may be no amendment or waiver that would require further approval of the relevant shareholders under applicable law without such approval having first been obtained.

Specific Performance

If any party fails to perform any covenant or agreement made by it in the transaction agreement, the other parties will be entitled, subject to the terms of the transaction agreement and in addition to any remedy at law or in equity, to injunctions to prevent breaches and to enforce specifically the performance of the terms of the transaction agreement.

THE PRE-ANNOUNCEMENT PURCHASE AGREEMENTS

The following is a summary of the material terms of the pre-announcement purchase agreements and the related registration rights agreements. This summary does not purport to describe all the terms of the pre-announcement purchase agreements and the related registration rights agreements.

Purchase and Sale

Substantially contemporaneously with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into, and subsequently consummated, the pre-announcement purchase agreements, providing for the purchase by PartnerRe of all or a portion of the Paris Re common shares owned by the pre-announcement sellers in exchange for the same per share consideration payable in the block purchase. The total number of shares purchased from the pre-announcement sellers represents approximately 6.1% of the outstanding Paris Re common shares.

In order to give effect to the tangible book value per share adjustment described under “The Transaction Agreement—Tangible Book Value Per Share Adjustment” the pre-announcement purchases are subject to a post-closing adjustment at the time of the closing of the block purchase. Pursuant to the post-closing adjustment, if the tangible book value per share adjustment results in an upward adjustment to the per share consideration, PartnerRe will issue to each pre-announcement seller a number of additional PartnerRe common shares equal to the adjustment amount (as described under “The Transaction Agreement—Tangible Book Value Per Share Adjustment”) multiplied by the number of Paris Re common shares sold by such pre-announcement seller to PartnerRe in connection with the applicable pre-announcement purchase. Similarly, if the tangible book value per share adjustment results in a downward adjustment to the per share consideration, each pre-announcement seller will return a number of PartnerRe common shares (or, for certain pre-announcement sellers, cash in lieu thereof equal to the fair market value of such shares as of the date the tangible book value per share adjustment is finally determined) to PartnerRe equal to the adjustment amount multiplied by the number of Paris Re common shares sold by such pre-announcement seller to PartnerRe in connection with the applicable pre-announcement purchase.

The pre-announcement purchase agreements further provide that at the closing of the block purchase, each pre-announcement seller will receive a cash payment of $3.85 for each Paris Re common share sold to PartnerRe in the pre-announcement purchase net of any per share dividend declared on the PartnerRe common shares having a record date after the closing of the applicable pre-announcement purchase and prior to the earlier of the closing of the block purchase and the termination of the transaction agreement (as appropriately adjusted for an exchange ratio of 0.300 PartnerRe common shares for each Paris Re common share). This cash payment will be paid to the pre-announcement sellers even if the block purchase does not close, in which case no post-closing adjustment will be applicable and the payment will be made within two business days following termination of the block purchase agreement.

Registration Rights Agreements

On July 4, 2009, PartnerRe entered into a registration rights agreement with each of the pre-announcement sellers. Pursuant to these registration rights agreements, PartnerRe made an effective shelf registration statement available on August 10, 2009. Each pre-announcement seller may sell all or any portion of its PartnerRe common shares under such shelf registration statement through non-underwritten transactions, subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods. These registration rights agreements contain customary indemnification provisions.

Covenants and Other Agreements

None of the covenants and agreements of the parties to the pre-announcement purchase agreements survive closing, except for certain miscellaneous provisions, provisions relating to the post-closing adjustment and the cash payment described under “The Pre-Announcement Purchase Agreements—Purchase and Sale” above and provisions relating to the removal of legends on the certificates representing the PartnerRe common shares issued pursuant to the pre-announcement purchases.

Expenses

Except as otherwise provided in the pre-announcement purchase agreements, all costs and expenses incurred in connection with each pre-announcement purchase agreement will be paid by the party incurring such cost or expense (and in no event will Paris Re pay or reimburse any pre-announcement seller for its costs or expenses). However, each pre-announcement seller will bear any securities transfer or stamp tax duty, if any, payable in connection with the applicable pre-announcement purchase.

Amendment; Waiver

Any provision of each pre-announcement purchase agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to the applicable pre-announcement purchase agreement, or, in the case of a waiver, by each party against whom the waiver is to be effective.

Documentation and Information

Each pre-announcement seller consented to and authorized the publication and disclosure by PartnerRe of such pre-announcement seller’s identity and holding of Paris Re common shares, the nature of such pre-announcement seller’s commitments, arrangements and understandings under the applicable pre-announcement purchase agreement (including disclosure regarding the applicable pre-announcement purchase agreement) and any other information legally required to be disclosed in any press release and certain disclosure documents (including this proxy statement) relating to the transactions.

Specific Performance

If any party fails to perform any covenant or agreement made by it in a pre-announcement purchase agreement, the other parties to the applicable pre-announcement purchase agreement will be entitled, subject to the terms of the applicable pre-announcement purchase agreement and in addition to any remedy at law or in equity, to injunctions to prevent breaches and to enforce specifically the performance of the terms of the applicable pre-announcement purchase agreement.

THE POST-ANNOUNCEMENT PURCHASE AGREEMENTS

The following is a summary of the material terms of the agreements governing the post-announcement purchases, which we refer to as the “post-announcement purchase agreements.” The post-announcement purchases are structured as separate agreements between PartnerRe, on the one hand, and each post-announcement seller, on the other hand. This summary does not purport to describe all the terms of the post-announcement purchase agreements and is qualified in its entirety by reference to the form of post-announcement purchase agreement, which is attached as Exhibit 2.1 to PartnerRe’s Current Report on Form 8-K filed on July 27, 2009 and incorporated by reference.

Purchase and Sale

After entering into the transaction agreement and the block purchase agreement, PartnerRe entered into post-announcement purchase agreements with the post-announcement sellers pursuant to which the acquisition subsidiary will acquire in the aggregate 19.5% of the outstanding Paris Re common shares. Each post-announcement seller has represented to PartnerRe its eligibility to participate in a post-announcement purchase by representing that (i) it owned all or a portion of the Paris Re common shares subject to its post-announcement purchase agreement prior to Paris Re’s initial public offering or directly acquired all or a portion of such shares in a private transaction from a person that owned such shares prior to such time and (ii) all Paris Re common shares subject to its post-announcement purchase agreement were acquired by such post-announcement seller prior to July 6, 2009, the first trading day following the public announcement of the transactions.

Under the terms of the post-announcement purchase agreements, PartnerRe will acquire 19.5% of the outstanding Paris Re common shares from the post-announcement sellers.

The purchase price per Paris Re common share payable in the post-announcement purchases is the same per share consideration payable in the block purchase and will be adjusted by the tangible book value per share adjustment to the same extent, if any, as the per share consideration payable in block purchase. For an explanation of the tangible book value per share adjustment, see “The Transaction Agreement—Tangible Book Value Per Share Adjustment.”

The post-announcement purchase agreements provide that to the extent that the share capital repayment (for an explanation of the share capital repayment, see “The Transaction Agreement—Certain Covenants—Share Capital Repayment”) is not paid in full immediately prior to the post-announcement purchases, the acquisition subsidiary will issue each post-announcement seller, for each Paris Re common share sold, a PartnerRe promissory note with a principal amount denominated in Swiss Francs equal to the difference between CHF 4.17 per Paris Re common share (the Swiss Franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the share capital repayment) and any per share portion of the share capital repayment previously paid. Each such PartnerRe promissory note will bear interest at 3% per year and will be payable in full upon the earlier of (i) the settlement of the exchange offer and (ii) the termination of the transaction agreement.

Timing of Closing of the Post-Announcement Purchases

The post-announcement purchases will close contemporaneously with the closing of the block purchase. The post-announcement purchases will not be consummated if the block purchase does not close.

Fractional Shares

No fractional shares will be issued in connection with the post-announcement purchases to the same extent as provided in the block purchase agreement.

Representations and Warranties

The post-announcement purchase agreements contain a number of substantially reciprocal representations and warranties made by PartnerRe to each post-announcement seller and by each post-announcement seller to PartnerRe, including representations relating to due organization, valid existence and good standing, authority, required consents and approvals, no other representations, finders’ fees and other transaction expenses.

In addition to the substantially reciprocal representations and warranties, each post-announcement seller has made certain other customary representations and warranties to PartnerRe, including representations relating to ownership of, and good and valid title to, Paris Re common shares, investment purpose and intention for the acquisition of PartnerRe common shares.

Similarly, PartnerRe has made certain customary representations and warranties to the post-announcement sellers in addition to the substantially reciprocal representations and warranties described above, including representations relating to the valid issuance of PartnerRe common shares and investment purpose and intention for the acquisition of Paris Re common shares.

Significant portions of the representations and warranties of PartnerRe are qualified as to “materiality,” and certain of PartnerRe’s representations and warranties are qualified by “material adverse effect.” For an explanation of the term “material adverse effect,” see “The Transaction Agreement—Representations and Warranties.”

The representations and warranties in the post-announcement purchase agreements do not survive the closing of the post-announcement purchases, except for each post-announcement seller’s representation relating to ownership of, and good and valid title to, the Paris Re common shares subject to the post-announcement purchases.

Covenants and Other Agreements

PartnerRe Shareholder Approvals. Each post-announcement seller has agreed to vote in favor of (i) the appointment of individuals designated by PartnerRe to the Paris Re board of directors, (ii) the share capital repayment and (iii) an amendment to Paris Re’s articles of incorporation (for more information, see “The Transaction Agreement—Certain Covenants—PartnerRe Covenant to Recommend and Call Shareholder Meeting”), each of which are required to be approved by the Paris Re shareholders in order to consummate the transactions. At the extraordinary general meeting of Paris Re’s shareholders held on August 11, 2009, each of the foregoing matters was approved by the Paris Re shareholders.

No Solicitation. In the post-announcement purchase agreements, each post-announcement seller has agreed not to:

•	enter into an agreement with any third party for the purchase and sale of any Paris Re common shares that are the subject of its post-announcement purchase agreement; and

•

vote in favor of any proposal presented to the Paris Re shareholders that, if approved, would be inconsistent with, or could otherwise be expected to impede, interfere with, prevent or materially delay, or dilute materially the benefits to PartnerRe of, the transactions contemplated by the post-announcement purchase agreements, the block purchase agreement and the transaction agreement.

Reasonable Best Efforts. Subject to limitations and exceptions set forth in the transaction agreement, each post-announcement seller, PartnerRe and the acquisition subsidiary has agreed to use its reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable laws to consummate the transactions contemplated by the post-announcement purchase agreements.

Documentation and Information. Each post-announcement seller consented to and authorized the publication and disclosure by PartnerRe of such post-announcement seller’s identity and holding of Paris Re common shares, the nature of such post-announcement seller’s commitments, arrangements and understandings under its post-announcement purchase agreement (including disclosure regarding the post-announcement purchase agreement) and any other information legally required to be disclosed in any press release and certain disclosure documents (including this proxy statement) relating to the transactions.

Survival. None of the covenants and agreements of the parties to the post-announcement purchase agreements survive closing, except for certain miscellaneous provisions.

Registration Rights Agreements

The post-announcement purchase agreements provide that PartnerRe will make an effective shelf registration statement available no later than one business day after the closing date of the block purchase. The post-announcement sellers may sell all or any portion of their PartnerRe common shares under such shelf registration statement through non-underwritten transactions, subject to PartnerRe’s right to impose certain suspension periods. These registration rights agreements contain customary indemnification provisions.

Conditions to the Closing of the Post-Announcement Purchases

The obligations of PartnerRe, the acquisition subsidiary and each post-announcement seller to consummate the applicable post-announcement purchase are subject to satisfaction or waiver of the following conditions:

•	the closing of the block purchase occurring simultaneously with the closing of the post-announcement purchase; and

•	approval for the listing on the New York Stock Exchange of the PartnerRe common shares to be issued in the post-announcement purchases.

The obligations of PartnerRe and the acquisition subsidiary to consummate the applicable post-announcement purchase with respect to each post-announcement seller are subject to satisfaction or waiver of the following further conditions:

•

the performance in all material respects by such post-announcement seller of its obligations under the post-announcement purchase agreements required to be performed by it prior to the closing of the post-announcement purchases; and

•

the representations and warranties made by such post-announcement seller in its post-announcement purchase agreement (disregarding all materiality and material adverse effect qualifications) being true and correct as of the date of the closing of the post-announcement purchases as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), except where the failure of any of the representations and warranties (other than those pertaining to existence and power, authorization, ownership of Paris Re shares and eligibility to participate in a post-announcement purchase) to be so true and correct would not reasonably be expected to have a material adverse effect on such post-announcement seller’s ability to consummate the transactions contemplated by the post-announcement purchase agreements to be consummated by it.

The obligation of each post-announcement seller to consummate the post-announcement purchase is subject to satisfaction or waiver of the following further conditions:

•

the performance in all material respects by PartnerRe of its obligations under the post-announcement purchase agreements required to be performed by it prior to the closing of the post-announcement purchases; and

•

the representations and warranties made by PartnerRe in the post-announcement purchase agreements (disregarding all materiality and material adverse effect qualifications) must be true and correct as of the date of the closing of the post-announcement purchases as if made at and as of such time (other than representations and warranties that by their terms address matters only as of another specified time, which must be true only as of such time), except where the failure of any of the representations and warranties (other than those pertaining to existence and power, authorization, valid issuance of PartnerRe common shares and investment purpose) to be so true and correct would not reasonably be expected to have a material adverse effect on PartnerRe.

Termination of the Post-Announcement Purchase Agreements

Right to Terminate. As between PartnerRe and the acquisition subsidiary, on the one hand, and each post-announcement seller, on the other hand, the applicable post-announcement purchase agreement may be terminated at any time prior to the closing of the post-announcement purchases:

•	by mutual written agreement of such post-announcement seller and PartnerRe;

•	by either such post-announcement seller or PartnerRe if the block purchase agreement or the transaction agreement has been terminated;

•

by either such post-announcement seller or PartnerRe if there is any applicable law that makes consummation of the transactions illegal or otherwise prohibited or if consummation of the transactions would violate any nonappealable final order, decree or judgment of any governmental authority having competent jurisdiction (except that this right to terminate the post-announcement purchase agreement will not be available to any party whose failure to comply in any material respect with any provision of the post-announcement purchase agreement has been the direct cause of, or resulted directly in, such action); and

•

by either such post-announcement seller or PartnerRe if the other party (including in the case of PartnerRe, the acquisition subsidiary) has breached any of its covenants or agreements or any of its representations and warranties set forth in the post-announcement purchase agreement which would, if occurring at the closing of the post-announcement purchases, result in the failure of a closing condition to the terminating party’s obligations and which breach is not cured within 30 days following written notice thereof or, by its nature, cannot be cured within 30 days (except that this right to terminate the post-announcement purchase agreement will not be available to any party who is then in material breach of its obligations under the post-announcement purchase agreement, the block purchase agreement or the transaction agreement).

Effect of Termination. As between PartnerRe and the acquisition subsidiary, on the one hand, and each post-announcement seller, on the other hand, if the applicable post-announcement purchase agreement is terminated in accordance with its terms, the post-announcement purchase agreement will become void and of no effect with no liability on the part of any party thereto (or any officer, director, employee, agent, consultant or representative of such parties) to any other party thereto, except that certain miscellaneous provisions will continue in effect notwithstanding termination of the post-announcement purchase agreement. The termination of such post-announcement purchase agreement, however, will not relieve any party from liabilities arising out of its intentional failure to fulfill a condition to the performance of the obligations of the other party thereto or to perform a covenant under the post-announcement purchase agreement.

Expenses

Except as otherwise provided in the post-announcement purchase agreements, all costs and expenses incurred in connection with the post-announcement purchase agreements will be paid by the party incurring such cost or expense (and in no event will Paris Re pay or reimburse any post-announcement seller for its costs or expenses). However, each post-announcement seller will bear any securities transfer or stamp tax duty, if any, payable in connection with the applicable post-announcement purchase.

Amendment; Waiver

As between PartnerRe and the acquisition subsidiary, on the one hand, and each post-announcement seller, on the other hand, any provision of the applicable post-announcement purchase agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by PartnerRe and such post-announcement seller, or, in the case of a waiver, by each party against whom the waiver is to be effective.

Specific Performance

As between PartnerRe and the acquisition subsidiary, on the one hand, and each post-announcement seller, on the other hand, if any party fails to perform any covenant or agreement made by it in the applicable post-announcement purchase agreement, the other parties to such post-announcement purchase agreement will be entitled, subject to the terms of such post-announcement purchase agreement and in addition to any remedy at law or in equity, to injunctions to prevent breaches and to enforce specifically the performance of the terms of such post-announcement purchase agreement.

Explanatory Note Regarding Summaries of Transaction Documents and Representations and Warranties in the Transaction Documents

The summaries of the terms of the transaction documents are intended to provide information about the terms relating to the transactions contemplated by those agreements. The terms and information in the transaction documents should not be relied on as disclosures about PartnerRe or Paris Re without consideration to the entirety of public disclosure by PartnerRe and Paris Re as set forth in all of their respective public reports with the SEC and the AMF. The terms of the transaction documents (such as the representations and warranties) govern the contractual rights and relationships, and allocate risks, between the parties in relation to the transactions contemplated by those agreements. In particular, the representations and warranties made by the parties to each other in the block purchase agreement, the transaction agreement and the post-announcement purchase agreements have been negotiated between the parties with the principal purpose of setting forth their respective rights with respect to their obligation to close the block purchase (or, in the case of the post-announcement purchase agreements, to close the purchase and sale thereunder contemporaneously with the closing of the block purchase) should events or circumstances change or be different from those stated in the representations and warranties. The representations and warranties may also be subject to a contractual standard of materiality different from those generally applicable to shareholders under federal securities laws. Matters may change from the state of affairs contemplated by the representations and warranties. PartnerRe and Paris Re will provide additional disclosure in their respective public reports filed with the SEC and the AMF to the extent that they are aware of the existence of any material facts that are required to be disclosed under applicable securities laws and will update such disclosure as required by applicable securities laws.

ANCILLARY AGREEMENTS RELATING TO THE TRANSACTIONS

The Investor Agreement

The following is a summary of the material terms of the form of investor agreement. This summary does not purport to describe all the terms of the investor agreement and is qualified in its entirety by reference to the complete form of investor agreement, which is attached as Exhibit 2.3 to PartnerRe’s Current Report on Form 8-K filed on July 9, 2009 and incorporated by reference.

At the closing of the block purchase, certain investment entities affiliated with each of Hellman & Friedman, Stone Point Capital, Vestar Capital Partners, Crestview Partners, New Mountain Capital and Caisse de Dépôt et Placement du Québec will enter into a separate investor agreement in the form attached to the block purchase agreement. We refer to each group of affiliated investment vehicles individually as a “block purchase shareholder.” The investor agreement will establish certain arrangements with respect to the PartnerRe securities beneficially owned by the block purchase shareholders as well as restrictions on certain activities in respect of the securities.

Transfer Restrictions

Each investor agreement subjects the applicable block purchase shareholder to certain transfer restrictions. These transfer restrictions provide that until the later to occur of (i) six months after the closing of the block purchase, and (ii) the earlier to occur of (A) three months after the settlement of the exchange offer and (B) May 31, 2010, which later period we refer to as the “lock-up period,” no block purchase shareholder may transfer any PartnerRe securities that it or any of its affiliates beneficially owns, except as follows:

•	transfers to an affiliate or portfolio company of such block purchase shareholder, so long as such affiliate or portfolio company agrees to be bound by the terms of the investor agreement; or

•

if all applicable conditions of Rule 144 under the Securities Act of 1933, as amended, are satisfied with respect to a transfer of such PartnerRe securities, transfers to such block purchase shareholder’s limited partners or other investors as a distribution in-kind, subject to certain limitations on transfers of more than 1% of PartnerRe’s outstanding voting power to any limited partner or investor and on transfers to affiliated entities of such block purchase seller.

Following the lock-up period, each block purchase shareholder may generally transfer PartnerRe securities to third parties, except that no such transfers may be made to any person who, to such block purchase shareholder’s knowledge, (i) is a “competing entity” as described below, (ii) after the consummation of the transfer would beneficially own PartnerRe voting securities representing 5% or more of PartnerRe’s total outstanding voting power and (iii) has filed a Statement on Schedule 13D with respect to PartnerRe’s voting securities indicating as of the last filing thereof that it beneficially owns (or is a member of a group that beneficially owns) at least 5% of PartnerRe’s total outstanding voting power. However, the foregoing restrictions will not apply to the following transfers:

•

transfers to a broker-dealer in a block sale (either as an unregistered block sale or as a registered sale pursuant to a block seller registration rights agreement) so long as such broker-dealer is instructed not to transfer to any person who (i) has filed a Statement on Schedule 13D with respect to PartnerRe’s voting securities indicating as of the last filing thereof that it beneficially owns (or is a member of a group that beneficially owns) at least 5% of PartnerRe’s total outstanding voting power or (ii) would acquire in such sale beneficial ownership of PartnerRe securities greater than or equal to 4.5% of PartnerRe’s market capitalization;

•

transfers to a mutual fund which, to such block purchase shareholder’s knowledge, typically makes investments in parties in the ordinary course of its business for investment purposes only and not with the purpose or effect of changing or influencing the control of such party and that, to such block purchase shareholder’s knowledge, has not filed a Statement on Schedule 13D with respect to PartnerRe’s voting securities during the prior three years;

•	transfers structured as regular sales made over the New York Stock Exchange or such European Union stock exchange selected by PartnerRe in accordance with the transaction agreement;

•

transfers to any other block purchase shareholder or an affiliate of any other block purchase shareholder so long as any such person who is not already bound by an investor agreement agrees to be bound thereby (subject in all cases to the compliance with the standstill provisions described below);

•

transfers pursuant to any tender offer, exchange offer, share exchange, merger, consolidation or amalgamation pursuant to which PartnerRe voting securities would be acquired or received by PartnerRe or any other party, so long as PartnerRe’s board of directors has approved such transaction and recommended it to its shareholders (and has not withdrawn such recommendation); and

•	transfers permitted prior to the end of the lock-up period.

A “competing entity” means each entity set forth on a list attached to applicable investor agreement, together with each of their respective subsidiaries, which list may be updated once in any 12-month period to include, subject to certain limitations, additional entities (other than any entity that had more than $100 million in reinsurance premiums written in any 12-month period prior to the date of the last update of the list). At no time, however, may more than 52 entities be set forth as competing entities on such list.

Standstill

Each investor agreement also requires that the applicable block purchase shareholder will not, and will cause its affiliates (and persons acting on behalf of or in concert with such block purchase shareholder or any of its affiliates) not to, directly or indirectly, without PartnerRe’s prior written consent, among other things:

•

acquire or knowingly facilitate the acquisition of any PartnerRe securities if after such acquisition, such block purchase shareholder (together with its affiliates and certain controlled portfolio companies) would beneficially own PartnerRe voting securities representing in the aggregate more than 9.9% of PartnerRe’s total outstanding voting power;

•

publicly announce or submit to the PartnerRe board of directors a proposal for or seek to effect or knowingly facilitate any merger, tender offer or other extraordinary transaction, an acquisition of a material portion of PartnerRe’s assets or any transaction that would result in any person or group beneficially owning voting securities representing more than 9.9% of PartnerRe’s total outstanding voting power (except the foregoing will not restrict any block purchase shareholder from obtaining financing for or guaranteeing any financing for any such transaction that has previously been approved by the PartnerRe board of directors and that continues to be supported by the PartnerRe board of directors);

•

take any action that would have a reasonable possibility of requiring PartnerRe to make a public announcement under applicable law or the rules of any exchange regarding the possibility of any of the transactions described in the immediately preceding bullet point;

•	make, or in any way participate or engage in, any solicitation of proxies to vote or seek to advise or influence any third party with respect to the voting of, any PartnerRe voting securities;

•

make any proposal, or knowingly facilitate or encourage any third party, to seek representation on the PartnerRe board of directors or to otherwise control the management or policies of PartnerRe or any of its subsidiaries;

•

form, join or participate in a 13D group, including a group consisting of other block purchase shareholders, with respect to the PartnerRe voting securities or otherwise acting in concert with any person for taking any action prohibited above;

•	advise, knowingly facilitate or knowingly encourage any discussions, negotiations, agreements or arrangements with any person regarding the foregoing; and

•	disclose any intention, indication of interest or proposal or plan or arrangement inconsistent with the foregoing.

Each investor agreement provides that each block purchase shareholder must notify PartnerRe under certain circumstances upon being approached by any person requesting that such block purchase shareholder join or act in concert with such person in taking any action prohibited by the above restrictions.

Vote Neutralization

Each investor agreement provides that if at any time the applicable block purchase shareholder beneficially owns voting securities representing a percentage of PartnerRe’s total outstanding voting power at such time in excess of such block purchase shareholder’s “voting limitation percentage” described below, then such block purchase shareholder must, in such block purchase shareholder’s discretion, vote or cause to be voted PartnerRe voting securities representing such excess voting power in accordance with the recommendation of the PartnerRe board of directors or vote or abstain in accordance with the votes and abstentions made by PartnerRe shareholders other than the block purchase shareholders and their affiliates.

“Voting limitation percentage” means, with respect to any block purchase shareholder at any time, the percentage obtained by dividing (i) the total number of votes that may be cast with respect to the PartnerRe common shares acquired by such block purchase shareholder at the closing of the block purchase (as appropriately adjusted for stock splits, stock dividends and other similar transactions) (irrespective of whether such shares have subsequently been transferred or sold) by (ii) the total number of votes that may be cast with respect to all outstanding PartnerRe voting securities as of such time.

Quarterly Meetings and Information Rights

Each investor agreement provides that, on a quarterly basis, PartnerRe will hold a single meeting with employees of the applicable block purchase shareholder, at which meeting PartnerRe will use its reasonable best efforts to cause its chief financial officer (or if its chief financial officer cannot be present, his or her deputy) to be present in person, telephonically or by video conference. In all cases, at least one member of PartnerRe’s executive committee (which may be the chief financial officer) must be present in person at such quarterly meeting.

PartnerRe has committed to provide to each block purchase shareholder information in advance of each quarterly meeting consisting of, subject to certain limitations, the following:

•

selections of PartnerRe’s board and committee books relating to PartnerRe’s operations and risk management framework provided to the PartnerRe board of directors, audit committee and risk management and finance committee at their most recent quarterly meetings;

•	PartnerRe’s quarterly operations review summaries for PartnerRe’s U.S., global and capital markets groups prepared for PartnerRe’s chief executive officer; and

•	certain information regarding reserve development.

Each investor agreement provides that no person who is a board member of any competing entity or a member of any block purchase shareholder’s investment team responsible for any investment by such block purchase shareholder in a competing entity may attend any quarterly meeting or receive, or have access to, information made available by PartnerRe in connection with any such meeting. Each block purchase shareholder has agreed to preserve the confidentiality of all such information.

If any block purchase shareholder participates in any quarterly meeting, such block purchase shareholder and each person participating in such quarterly meeting or receiving or otherwise having access to any related information will be considered to be a “designated insider” and will be subject to PartnerRe’s normal trading policy and “blackout” periods applicable to designated insiders.

Termination

Each investor agreement will terminate:

•

except as described below, with respect to all block purchase shareholders at such time that the block purchase shareholders’ collectively own PartnerRe voting securities representing less than 10% of PartnerRe’s total outstanding voting power (continuously for a three month period); and

•

with respect to any individual block purchase shareholder, at such time that such block purchase shareholder ceases to beneficially own PartnerRe voting securities representing a percentage of PartnerRe’s total outstanding voting power that is at least equal to 50% of such block purchase shareholder’s voting limitation percentage (continuously for a three month period).

However, if the applicable investor agreement terminates pursuant to the first bullet point above, the applicable block purchase shareholder will have the right to continue its investor agreement in its entirety if it continues to beneficially own PartnerRe voting securities representing at least equal to 50% of such block purchase shareholder’s voting limitation percentage. If a block purchase shareholder so elects to continue its investor agreement, the investor agreement will continue until the earliest of (i) the termination of its investor agreement pursuant to second bullet point above, (ii) March 31, 2012 and (iii) 90 days after such block purchase shareholder notifies PartnerRe that it no longer desires to be subject to its investor agreement. We refer to this continuation period as the “opt-in period.” If the opt-in period extends beyond one year, during the remainder of the opt-in period, PartnerRe will have the right to exclude all risk management presentations and annual reserve reviews from the information that PartnerRe is otherwise required to make available in connection with the quarterly meetings described under “Ancillary Agreements Relating to the Transactions—Quarterly Meetings and Information Rights.”

Block Seller Registration Rights Agreement

The following is a summary of the material terms of the form of block seller registration rights agreement. This summary does not purport to describe all the terms of the block seller registration rights agreement and is qualified in its entirety by reference to the complete form of block seller registration rights agreement, which is attached as Exhibit 2.4 to PartnerRe’s Current Report on Form 8-K filed on July 9, 2009 and incorporated by reference.

The block purchase agreement provides that at the closing of the block purchase PartnerRe will enter into a registration rights agreement with each of the block sellers. Pursuant to these registration rights agreements, PartnerRe will agree to maintain an effective registration statement during a two-year period commencing at the expiration of the lock-up period (which two-year period may be extended under certain circumstances), permitting the block sellers to sell their PartnerRe common shares in underwritten and non-underwritten offerings at any time during such two-year period subject to PartnerRe’s customary trading black-out periods and PartnerRe’s right to impose certain suspension periods. The registration rights agreements with the block sellers contain customary indemnification provisions.

The HPG Tender and Support Agreement

The following is a summary of the material terms of the tender and support agreement dated July 4, 2009, which we refer to (as amended) as the “HPG tender and support agreement,” between PartnerRe and Hans-Peter Gerhardt, Paris Re’s chief executive officer. This summary does not purport to describe all the terms of the HPG tender and support agreement and is qualified in its entirety by reference to the complete HPG tender and support agreement, which is attached as Exhibit 2.5 to PartnerRe’s Current Report on Form 8-K filed on July 9, 2009 and incorporated by reference.

Concurrently with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into the HPG tender and support agreement with Mr. Hans-Peter Gerhardt, the Chief Executive Officer of Paris Re, who beneficially owns 205,000 of the currently outstanding Paris Re warrants.

Pursuant to the HPG tender and support agreement, Mr. Gerhardt agreed to validly tender (or cause to be tendered) in the exchange offer all of his Paris Re warrants pursuant to the terms of the exchange offer as promptly as practicable (but no later than the close of business on the fifth business day) after commencement of the exchange offer. In furtherance of the foregoing, Mr. Gerhardt has agreed to (i) deliver or cause to be delivered to the acquisition subsidiary (A) a tendering order with respect to his Paris Re warrants complying with the terms of the exchange offer, (B) a certificate or certificates representing his Paris Re warrants, and (C) all other documents or instruments, to the extent applicable, as are required to be delivered by other holders of Paris Re warrants pursuant to the terms of the exchange offer, and/or (ii) instruct his broker or such other person that is the holder of record of any Paris Re warrants to tender such Paris Re warrants pursuant to and in accordance with the terms of the exchange offer. Mr. Gerhardt has further agreed that once his Paris Re warrants are tendered, he will not withdraw or cause to be withdrawn any of such Paris Re warrants from the exchange offer, unless the HPG tender and support agreement has terminated in accordance with its terms. If a competing offer is made prior to the settlement of the exchange offer, however, Mr. Gerhardt will be entitled to withdraw from the exchange offer any such Paris Re warrants previously tendered.

Mr. Gerhardt agreed pursuant to the HPG tender and support agreement not to, without the prior written consent of PartnerRe, directly or indirectly, (i) sell, assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of, any of his Paris Re warrants, (ii) otherwise permit any liens to be created on any of his Paris Re warrants, or (iii) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, tender, pledge, encumbrance, grant of a participation interest in, hypothecation or other disposition of, any of his Paris Re warrants. In addition, Mr. Gerhardt is prohibited from seeking or soliciting any such sale or transfer of any of his Paris Re warrants.

Pursuant to the HPG tender and support agreement, Mr. Gerhardt has consented to and authorized the publication and disclosure by PartnerRe of his identity and holding of Paris Re warrants, the nature of Mr. Gerhardt’s commitments, arrangements and understandings under the HPG tender and support agreement, and any other information that PartnerRe reasonably determines is required to be disclosed by applicable law in any press release and certain disclosure documents in connection with the transactions.

The HPG tender and support agreement and the obligations of Mr. Gerhardt thereunder terminates on the earlier to occur of (i) the settlement of the exchange offer, (ii) the agreement of the parties to terminate the HPG tender and support agreement and (iii) the termination of the transaction agreement in accordance with its terms. No such termination will relieve or release Mr. Gerhardt or PartnerRe from any obligations or liabilities arising out of his or PartnerRe’s breach of the HPG tender and support agreement prior to its termination.

The OZ Tender and Support Agreement

The following is a summary of the OZ tender and support agreement, among PartnerRe and certain funds managed by OZ Management LP and its affiliates, which we refer to collectively as the “OZ funds.” This summary does not purport to describe all the terms of the OZ tender and support agreement and is qualified in its entirety by reference to the complete Tender and Support Agreement, which is attached as Exhibit 2.6 to PartnerRe’s Current Report on Form 8-K filed on July 9, 2009 and incorporated by reference (as amended by Amendment No. 1 thereto, which is attached as Exhibit 2.2 to PartnerRe’s Current Report on Form 8-K filed on July 27, 2009 and incorporated by reference).

Concurrently with entering into the block purchase agreement and the transaction agreement, PartnerRe entered into the OZ tender and support agreement with the OZ funds, who beneficially own approximately 6% of the currently outstanding Paris Re common shares. Subsequent to entering into the OZ tender and support agreement, certain of the OZ funds agreed to become post-announcement sellers and sell their Paris Re common shares to PartnerRe contemporaneously with the closing of the block purchase. In connection with this, the OZ tender and support agreement was amended to terminate the agreement with respect to those funds agreeing to sell their PartnerRe common shares as part of the post-announcement purchases, decreasing the aggregate number of Paris Re common shares subject to the OZ tender and support agreement to approximately 0.13% of the outstanding Paris Re common shares.

Pursuant to the OZ tender and support agreement, the OZ funds agreed to validly tender (or cause to be tendered) in the exchange offer all of their Paris Re common shares pursuant to the terms of the exchange offer as promptly as practicable (but no later than the close of business on the fifth business day) after commencement of the exchange offer. In furtherance of the foregoing, the OZ funds have agreed to (i) deliver or cause to be delivered to the acquisition subsidiary (A) a tendering order with respect to their Paris Re common shares complying with the terms of the exchange offer, (B) a certificate or certificates representing their Paris Re common shares and (C) all other documents or instruments, to the extent applicable, as are required to be delivered by other holders of Paris Re common shares pursuant to the terms of the exchange offer, and/or (ii) instruct their broker or such other person that is the holder of record of any Paris Re common shares to tender such Paris Re common shares pursuant to and in accordance with the terms of the exchange offer. The OZ funds have further agreed that once their Paris Re common shares are tendered, they will not withdraw or cause to be withdrawn such Paris Re common shares from the exchange offer, unless the OZ tender and support agreement has terminated in accordance with its terms. If a competing offer is made prior to the settlement of the exchange offer, however, the OZ funds will be entitled to withdraw from the exchange offer any such Paris Re common shares previously tendered.

The OZ funds have agreed pursuant to the OZ tender and support agreement to, from July 4, 2009 until the earlier to occur of (i) the settlement of the exchange offer, (ii) the agreement of the parties to terminate the OZ tender and support agreement and (iii) the termination of the transaction agreement in accordance with its terms, at any meeting of the shareholders of Paris Re, or in connection with any written consent of the holders of Paris Re common shares, (A) be present, in person or represented by proxy, or otherwise cause their Paris Re common shares to be counted for purposes of determining the presence of a quorum at such meeting and (B) vote (or cause to be voted) or deliver a written consent (or cause a written consent to be delivered) with respect to all of their Paris Re common shares (y) in favor of (1) the payment of the share capital repayment, (2) the appointment of the individuals designated by PartnerRe comprising a majority of Paris Re’s board of directors and (3) the amendment to Paris Re’s articles of incorporation and (z) against (a) any action or agreement that would reasonably be expected to frustrate the purposes or adversely affect the consummation of the transactions, (b) any company acquisition proposal and any action in furtherance thereof, (c) any reorganization, recapitalization or winding-up of Paris Re or any other extraordinary transaction involving Paris Re or (d) any action that would reasonably be expected to result in a breach of any covenant, representation or warranty or any other obligation or agreement of Paris Re under the transaction agreement.

The OZ funds have agreed pursuant to the OZ tender and support agreement not to, without the prior written consent of PartnerRe, directly or indirectly, (i) grant any proxies, powers of attorney, rights of first offer or refusal or enter into any voting trust that would grant any person the right to vote, express consent or dissent, issue instructions or take any other action with respect to any of such OZ fund’s Paris Re common shares that would be inconsistent with, or if any such action were taken, would constitute a breach of the OZ tender and support agreement, (ii) sell, assign, transfer, tender, pledge, encumber, grant a participation interest in, hypothecate or otherwise dispose of, any of their Paris Re common shares, (iii) otherwise permit any liens to be created on any of their Paris Re common shares, or (iv) enter into any contract, option or other arrangement or understanding with respect to the direct or indirect sale, assignment, transfer, tender, pledge, encumbrance, grant of a participation interest in, hypothecation or other disposition of, any of their Paris Re common shares. In addition, the OZ funds are prohibited from seeking or soliciting any such sale or transfer of any of their Paris Re common shares.

Pursuant to the OZ tender and support agreement, the OZ funds have consented to and authorized the publication and disclosure by PartnerRe of their identities and holding of Paris Re common shares, the nature of their commitments, arrangements and understandings under the OZ tender and support agreement, and any other information that PartnerRe reasonably determines is required to be disclosed by applicable law in any press release and certain disclosure documents in connection with the transactions.

The OZ tender and support agreement and the obligations of the OZ funds thereunder terminates on the earlier to occur of (i) the settlement of the exchange offer, (ii) the agreement of the parties to terminate the OZ tender and support agreement and (iii) the termination of the transaction agreement in accordance with its terms. No such termination will relieve or release the OZ funds or PartnerRe from any obligations or liabilities arising out of their or PartnerRe’s breach of the OZ tender and support agreement prior to its termination.

PROPOSAL NO. 1: THE SHARE ISSUANCE PROPOSAL

(Item 1 on the Form of Proxy)

Share Issuance Proposal

The PartnerRe board of directors has determined that it would be in the best interests of PartnerRe and its shareholders to issue PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares to holders of Paris Re securities in exchange for their Paris Re common shares, Paris Re warrants and other Paris Re securities pursuant to the transactions and in accordance with the transaction documents. Based on the “base case assumptions” described under “The Transactions—Ownership of PartnerRe Following the Transactions,” PartnerRe will issue approximately 26.7 million PartnerRe common shares to holders of Paris Re securities in the transactions if they are completed in their entirety (including approximately 1.1 million PartnerRe common shares that will become subject to share options and restricted share units to acquire PartnerRe common shares upon the conversion of Paris Re share options and restricted share units pursuant to the merger or that may be issuable under liquidity agreements entered into with French employees, in each case, as described under “The Transaction Agreement—Treatment of Paris Re Share Options, Restricted Share Units and Warrants”). Immediately prior to the issuance of the PartnerRe common shares in connection with the pre-announcement purchases, there were approximately 56.7 million PartnerRe common shares outstanding (net of treasury shares), so this issuance would represent approximately 47.2% of our outstanding shares prior to the issuances in connection with the pre-announcement purchases.

Necessity of Shareholder Approval

The rules of the New York Stock Exchange, the principal securities exchange on which PartnerRe common shares are listed, require the approval of holders of PartnerRe common shares of the issuance of the PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares in the transactions because the issuance (including the PartnerRe common shares previously issued in the pre-announcement purchases) exceeds 20% of the number of PartnerRe common shares outstanding prior to such issuance.

Required Vote

New York Stock Exchange rules impose special requirements that must be met for PartnerRe’s shareholders to approve the share issuance proposal. The total number of votes cast at the special general meeting must represent over 50% in interest of the PartnerRe common shares entitled to vote as of the record date, which requirement we refer to as the “‘vote cast’ quorum requirement.” The failure of a shareholder to submit a proxy or to attend the special general meeting will result in that shareholder’s vote not being “cast,” making it less likely that the “vote cast” quorum requirement will be met. If a shareholder who has submitted a proxy or attended the meeting affirmatively indicates a desire to abstain from voting, this will be treated as a “vote cast,” making it more likely that the “vote cast” quorum requirement will be met.

Assuming that the “vote cast” quorum requirement is met, the share issuance proposal will pass only if a majority of votes cast are in favor of the proposal. If a shareholder who has submitted a proxy or attended the meeting affirmatively indicates he or she is abstaining from voting, this will be treated as a “vote cast,” but not in favor of the proposal, making it less likely that the required majority will be achieved. If on the other hand a shareholder fails to submit a proxy or to attend the special general meeting, it will have no effect on determining whether the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares in the transactions is approved, so long as the “vote cast” quorum requirement is met.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE SHARE ISSUANCE PROPOSAL.

PROPOSAL NO. 2: THE BOARD SIZE PROPOSAL

(Item 2 on the Form of Proxy)

Board Size Proposal

The PartnerRe board of directors has determined that it would be in the best interests of PartnerRe and its shareholders to increase the number of directors who comprise the PartnerRe board of directors from 11 to 12, effective immediately prior to the closing of the block purchase.

Pursuant to the transaction agreement, PartnerRe has agreed to cause one of the existing directors on the Paris Re board of directors that is unaffiliated with any block seller to be appointed to the PartnerRe board of directors, effective upon the closing of the block purchase and subject to the approval of such person by PartnerRe’s Nominating and Governance Committee.

The PartnerRe Bye-Laws require that the directors be divided into three classes with a minimum of one and a maximum of four directors in each class. Each class must consist, as nearly as possible, of one-third of the total number of directors.

The PartnerRe Bye-Laws further require that the total number of directors shall be such number as is set from time to time by the shareholders. If the number of directors is altered, then the PartnerRe board of directors shall apportion any increase or decrease among the classes, so as to maintain the number of directors in each class as equally as possible. PartnerRe’s Bye-Laws further provide that the PartnerRe board of directors may appoint a person to fill any vacancy in the PartnerRe board of the directors, including vacancies resulting from an increase in size of the PartnerRe board of directors.

PartnerRe’s board of directors is currently comprised of 11 directors. Class I currently consists of three directors. Class II and Class III consist of four each directors each. There currently are no vacancies on the PartnerRe board of directors.

If the PartnerRe shareholders approve the board size proposal, a vacancy would be created. Pursuant to the transaction agreement, the PartnerRe board of directors intends that it would appoint Roberto Mendoza to the PartnerRe board of directors, to fill such vacancy. Mr. Mendoza’s appointment has been approved by the Nominating and Governance Committee of PartnerRe’s board of directors. Mr. Mendoza would be designated a Class I director so as to ensure the number of directors in each class is apportioned as equally as possible. Biographical information for Mr. Mendoza is set forth below.

The increase in the size of PartnerRe’s board of directors is conditioned upon and subject to the closing of the block purchase. If the block purchase does not close, the increase in the size of PartnerRe’s board of directors will not occur and Mr. Mendoza will not be appointed.

The transaction documents provide that PartnerRe shareholder approval of the board size proposal is a condition to the completion of the block purchase. However, this condition may be waived. If PartnerRe’s shareholders fail to approve the board size proposal, the relevant parties could (but are under no obligation to) agree to waive the applicable condition and not require that an existing Paris Re director be appointed to the PartnerRe board of directors; or PartnerRe could appoint Mr. Mendoza or one of the other existing directors on the Paris Re board of directors that is unaffiliated with any block seller to fill a vacancy on PartnerRe’s board of directors were one to occur. In either such case, the failure of PartnerRe’s shareholders to approve the board size proposal would no longer be a condition to the closing of the block purchase.

Roberto Mendoza’s Biographical Information

Roberto Mendoza

Age:	64

Committees:	Nominating and Governance Committee, Risk Management & Finance Committee

Biography:

Mr. Mendoza spent over 30 years at J.P. Morgan, where he served as a Vice Chairman of the Board, from 1990 to 2000. He is the former Chairman of XL Capital Ltd., Egg plc, and Trinsum Group and was a non-executive director for ACE Limited, Banesto S.A., the BOC Group plc, Continental Airlines, Inc., Mid Ocean Limited, Prudential plc, Reuters plc, the Travelers Group, and Vitro S.A.

Currently, Mr. Mendoza is a non-executive director for Manpower Inc. and Western Union, Inc. Mr. Mendoza holds a B.A. from Yale and an M.B.A. (Baker Scholar) from the Harvard Business School.

Required Vote

In order for PartnerRe’s shareholders to approve the board size proposal, the holders of 25% of the outstanding common shares as of the record date must be present at the special general meeting, in person or by proxy. This is referred to as a quorum. The failure of a shareholder to submit a proxy or to attend the special general meeting will result in that shareholder not being counted toward the quorum, making it less likely that the board size proposal can be approved. If a shareholder who has properly submitted a proxy or attended the meeting abstains from voting, the shareholder will still be treated as present for the purposes of counting the quorum.

Assuming that the quorum requirement is met, the board size proposal will be decided by a simple majority of votes cast. If a shareholder fails to submit a proxy or attend the special general meeting, or chooses to abstain, this will result in the shareholders’ vote not being “cast” and so will not affect the determination of whether a majority has voted for the proposal.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE BOARD SIZE PROPOSAL.

PROPOSAL NO. 3: THE EQUITY PLAN PROPOSAL

(Item 3 on the Form of Proxy)

The PartnerRe board of directors has determined that it would be in the best interests of PartnerRe and its shareholders to amend PartnerRe’s 2005 employee equity plan. The 2005 employee equity plan was approved by its shareholders on May 10, 2005 and May 22, 2008. Pursuant to the terms of the 2005 employee equity plan, the number of PartnerRe common shares that may be awarded is capped at 2,875,089. The number of PartnerRe common shares that may be awarded as either restricted shares or restricted share units is capped at 1,343,325, of which 686,731 are available for issue as of August 20, 2009. The number of PartnerRe common shares that may be awarded was intended to be sufficient to grant awards for the years 2009, 2010 and 2011 of the 2005 employee equity plan. Upon the consummation of the transactions contemplated in this proxy statement, which will result in all of the employees of Paris Re and its subsidiaries (currently approximately 400) joining PartnerRe, of which 110 currently hold Paris Re options and 293 currently hold either restricted shares or restricted share units, PartnerRe anticipates that share usage will increase beyond its original expectations. As a result, on August 21, 2009, the compensation committee of PartnerRe’s board of directors, which we refer to as the “compensation committee,” approved an amendment to the 2005 employee equity plan to:

•	increase the number of PartnerRe common shares that may be awarded under the 2005 employee equity plan by 430,000; and

•	of that 430,000, increase the number of PartnerRe common shares that may be awarded as restricted shares or restricted share units by 315,000.

As of August 20, 2009, the total number of PartnerRe common shares remaining available for grant under the 2005 employee equity plan is 1,206,357, of which the total number that can be issued as restricted shares or restricted share units is 686,731. In order to continue to implement its long-term equity goals, PartnerRe will be required to increase the number of PartnerRe common shares that may be awarded under the 2005 employee equity plan by 430,000, and of that 430,000, increase the number of PartnerRe common shares that may be awarded as restricted shares or restricted share units by 315,000. If this amendment is not approved, PartnerRe will not be able to make further grants once the current cap of 2,875,089 is reached and PartnerRe will not be able to make further grants of restricted shares and restricted share units once the current cap of 1,343,325 is reached, but the 2005 employee equity plan will otherwise remain in effect.

If the equity plan proposal is approved, the amendment to the 2005 employee equity plan will only be effective if the block purchase closes. The approval of the equity plan proposal is not a condition to the completion of the transactions.

In preparing the proposed amendment to the 2005 employee equity plan, PartnerRe conducted analytical tests that are typically used by shareholder advisory groups. These tests examine whether the recommended plan amendments are deemed reasonable in terms of the plan’s cost and “burn rates” relative to industry norms. “Burn rate” is defined as the number of awards granted in a year divided by the weighted average number of a company’s common shares outstanding for that fiscal year. Burn rates include share options, share-settled share appreciation rights and “full value” shares (i.e., restricted shares and restricted share units). PartnerRe is satisfied that this proposal satisfies these tests in every aspect, and this has been confirmed with external consultants with expertise in this area.

Description of the 2005 employee equity plan

All employees are eligible to participate in the 2005 employee equity plan at the discretion of the compensation committee. As reported in PartnerRe’s Annual Report on form 10-K for the year ended December 31, 2008, the total number of employees is 995. As of August 12, 2009, Paris Re and its subsidiaries employ approximately 400 employees.

The following is a summary of the material features of the 2005 employee equity plan which, as proposed to be amended and restated is attached to this proxy statement as Annex B. PartnerRe is only seeking to amend its 2005 employee equity plan to increase the PartnerRe common shares available for issuance and to increase the PartnerRe common shares that may be awarded as restricted shares or restricted share units. The following summary does not purport to be complete and is quantified in its entirety by reference to the terms of the 2005 employee equity plan.

Material Features of the 2005 employee equity plan, as proposed to be amended and restated

Proposed Amendments

•

The number of PartnerRe common shares that may be awarded under the 2005 employee equity plan is capped at 3,305,089 PartnerRe common shares. This number represents the original cap of 2,875,089 PartnerRe common shares plus the additional amount of 430,000 PartnerRe common shares being requested pursuant to this proposal.

•

The number of PartnerRe common shares that may be awarded under the 2005 employee equity plan as either restricted shares or restricted share units is capped at 1,658,325 PartnerRe common shares. This number represents the original cap of 1,343,325 PartnerRe common shares plus the additional amount of 315,000 PartnerRe common shares being requested pursuant to this proposal.

Existing Features

•	The compensation committee, which consists solely of independent directors on our board, administers the 2005 employee equity plan.

•

Awards under the 2005 employee equity plan may be made in the form of options (non-qualified and incentive share options), restricted shares, restricted share units and share-settled share appreciation rights.

•	No counting of PartnerRe common shares tendered in payment of the exercise price of an option for the purposes of determining the shares available under the 2005 employee equity plan.

•	No counting of PartnerRe common shares withheld for payment of taxes for the purposes of determining the PartnerRe common shares available under the 2005 employee equity plan.

•	No net share counting.

•

Restricted shares and restricted share units will not vest prior to three years from the date of grant unless: (i) the vesting is performance based, (ii) they are awarded in lieu of a company obligation to pay cash or (iii) they are issued in connection with the exercise of an option or other award made under the 2005 employee equity plan.

•

The exercise price of options and share appreciation rights awarded under the plan will not be less than fair market value at the time of grant. As of August 18, 2009, the per share closing price of PartnerRe common shares is $72.65.

•	Repricing of options and share appreciation rights is prohibited.

•	Options and share appreciation rights will generally vest ratably over three years on the first, second and third anniversaries of the date of grant and expire 10 years from the date of grant.

•	Accelerated vesting of any grant may only be made at the discretion of the compensation committee.

•

Unless specifically provided to the contrary in any award agreement under the 2005 employee equity plan, upon a change in control (as defined in the 2005 employee equity plan), all outstanding awards will become fully exercisable, will vest and will be settled, as applicable, and any restrictions applicable to any award shall automatically lapse.

•	The 2005 employee equity plan will expire on the date of the annual meeting of shareholders in 2015.

•

Certain awards to certain senior executives will, if the compensation committee intends any such award to qualify as “qualified performance based compensation” under Section 162(m) of the Internal Revenue Code, become earned and payable only if pre-established targets relating to one or more of the following performance measures are achieved: (i) earnings per share, (ii) financial year return on common equity, (iii) underwriting year return on equity, (iv) return on net assets, (v) organizational objectives and (vi) premium growth. The individual maximum number of PartnerRe common shares underlying any such share-denominated award granted in any year will be 800,000 PartnerRe common shares, and the individual maximum amount earned with respect to any such non-share denominated award granted in any year will be $5,000,000.

New Plan Benefits

Any awards under the 2005 employee equity plan, as proposed to be amended and restated, will be at the discretion of the compensation committee. Therefore, it is not possible at the present time to determine the amount or form of any award that will be available for grant to any individual during the term of the 2005 employee equity plan.

Equity Compensation Plans

The following table sets out details of PartnerRe’s equity compensation plans, both active and expired, as of December 31, 2008. All equity compensation plans, with the exception of the Swiss Share Purchase Plan, which we refer to as the “SSPP,” have been approved by PartnerRe shareholders. The terms of the SSPP are more fully described under the heading “Stock and Stock Option Plans—Swiss Share Purchase Plan” in Note 10 to PartnerRe’s financial statements contained in PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2008.

	A	B	C
Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants & Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights($)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)
Equity compensation plans approved by shareholders	3,965,153	57.09	1,490,412
Equity compensation plans not approved by shareholders	—	—	72,890
Total	3,965,153	57.09	1,563,302

(1)	Includes 69,790 shares that relate to the 1993 Non-Employee Director Stock Plan, 382,634 shares that relate to the 2003 Non-Employee Director Stock Plan, 45,502 shares that relate to the 1993 Stock Option Plan, 1,981,813 shares that relate to the Employee Incentive Plan, and 894,022 options/share appreciation rights and 591,392 restricted share unit awards that relate to the 2005 employee equity plan. Column A includes restricted share unit awards but does not include the shares purchased pursuant to the Employee Share Purchase Plan, which we refer to as the “ESPP,” or the SSPP during the offering period, which commenced on December 1, 2008 and closed on May 31, 2009.
(2)	The weighted average exercise price of outstanding options is $50.31 per share under the 1993 Non-Employee Director Stock Plan, $65.97 per share under the 2003 Non-Employee Director Stock Plan, $44.42 per share under the 1993 Stock Option Plan, $52.73 per share under the Employee Incentive Plan, and $72.00 per share under the 2005 employee equity plan. The weighted average exercise price does not take into account any restricted share unit awards or the estimated number of shares to be purchased pursuant to the ESPP or SSPP during the offering period, which commenced on December 1, 2008 and closed on May 31, 2009.
(3)	Includes 94,377 shares remaining available for grant under the 2003 Non-Employee Director Stock Plan, 629,174 options/share appreciation rights and 751,933 restricted share unit awards remaining available for issue under the 2005 employee equity plan. Also includes 14,928 shares remaining available for issue under the ESPP and 72,890 shares remaining available for issue under the SSPP. Both figures exclude the estimated number of shares to be purchased in the current offering period. The 1993 Non-Employee Director Stock Plan, the 1993 Stock Option Plan, and the Employee Incentive Plan have expired.

The following table sets out details of PartnerRe’s equity compensation plans, both active and expired, as of August 20, 2009.

	A	B	C
Plan Category	Number of Securities To be Issued upon Exercise of Outstanding Options, Warrants & Rights(1)	Weighted-Average Exercise Price of Outstanding Options, Warrants & Rights($)(2)	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans (Excluding Securities Reflected in Column A)(3)
Equity compensation plans approved by shareholders	3,933,268	56.93	2,148,803
Equity compensation plans not approved by shareholders	—	—	60,918
Total	3,933,268	56.93	2,209,721

(1)	Includes 69,790 shares that relate to the 1993 Non-Employee Director Stock Plan, 424,099 shares that relate to the 2003 Non-Employee Director Stock Plan (97,374 restricted share units and 326,725 options/share appreciation rights), 3,752 shares that relate to the 1993 Stock Option Plan, 1,861,220 shares that relate to the Employee Incentive Plan, and 1,003,570 options/share appreciation rights and 570,837 restricted share unit awards that relate to the 2005 employee equity plan. Column A includes restricted share unit awards but does not include the estimated number of shares to be purchased pursuant to the Employee Share Purchase Plan, which we refer to as the “ESPP,” or the SSPP during the current offering period, which commenced on June 1, 2009, and will close on November 30, 2009.
(2)	The weighted average exercise price of outstanding options is $50.31 per share under the 1993 Non-Employee Director Stock Plan, $65.98 per share under the 2003 Non-Employee Director Stock Plan, $44.35 per share under the 1993 Stock Option Plan, $52.90 per share under the Employee Incentive Plan, and $71.13 per share under the 2005 employee equity plan. The weighted average exercise price does not take into account any restricted share unit awards or the estimated number of shares to be purchased pursuant to the ESPP or SSPP during the current offering period.
(3)	Includes 342,446 shares remaining available for grant under the 2003 Non-Employee Director Stock Plan, 519,626 options/share appreciation rights and 686,731 restricted share unit awards remaining available for issue under the 2005 employee equity plan. Also includes 600,000 shares remaining available for issue under the ESPP and 60,918 shares remaining available for issue under the SSPP. Both figures exclude the estimated number of shares to be purchased in the current offering period. The 1993 Non-Employee Director Stock Plan, the 1993 Stock Option Plan, and the Employee Incentive Plan have expired.

As of August 20, 2009, the weighted average remaining contractual life for the outstanding options is 4.2 years.

Tax Matters

The following discussion is a brief summary of the principal U.S. federal income tax consequences under current federal income tax laws relating to awards of share settled-share appreciation rights, non-qualified share options and incentive share options under the 2005 employee equity plan. This information is being presented in order to comply with SEC regulations. This summary is not intended to be exhaustive and, among other things, does not describe state, local or foreign income and other tax consequences. In addition, as we are domiciled in Bermuda, certain statements of the summary may not be applicable.

Non–Qualified Share Options. An optionee will not recognize any taxable income upon the grant of a non-qualified share option, and we will not be entitled to a tax deduction with respect to the grant of a non-qualified share option. Upon exercise of a non-qualified share option, the excess of the fair market value of the underlying PartnerRe common shares on the exercise date over the option exercise price will be taxable as compensation income to the optionee and will be subject to applicable withholding taxes. We will generally be entitled to a tax deduction at such time in the amount of such compensation income. The optionee’s tax basis for the shares received pursuant to the exercise of a non-qualified share option will equal the sum of the compensation income recognized and the exercise price. In the event of a sale of shares received upon the exercise of a non-qualified share option, any appreciation or depreciation after the exercise date generally will be taxed as capital gain or loss and will be long-term capital gain or loss if the holding period for such shares is more than one year.

Incentive Share Options. An optionee will not recognize any taxable income at the time of grant or timely exercise of an incentive share option and we will not be entitled to a tax deduction with respect to such grant or exercise. Exercise of an incentive share option may, however, give rise to taxable compensation income subject to applicable withholding taxes, and a tax deduction to us, if the incentive share option is not exercised on a timely basis (generally, while the optionee is employed by us or within 90 days after termination of employment) or if the optionee subsequently engages in a “disqualifying disposition,” as described below. Also, the excess of the fair market value of the underlying shares on the date of exercise over the exercise price will be an item of income for purposes of the optionee’s alternative minimum tax. A sale or exchange by an optionee of shares acquired upon the exercise of an incentive share option more than one year after the transfer of the shares to such optionee and more than two years after the date of grant of the incentive share option will result in any difference between the net sale proceeds and the exercise price being treated as long-term capital gain (or loss) to the optionee. If such sale or exchange takes place within two years after the date of grant of the incentive share option or within one year from the date of transfer of the incentive share option shares to the optionee, such sale or exchange will generally constitute a “disqualifying disposition” of such shares that will have the following results: any excess of (i) the lesser of (a) the fair market value of the shares at the time of exercise of the incentive share option and (b) the amount realized on such disqualifying disposition of the shares over (ii) the option exercise price of such shares, will be ordinary income to the optionee, subject to applicable withholding taxes, and we will be entitled to a tax deduction in the amount of such income. Any further gain or loss after the date of exercise generally will qualify as capital gain or loss and will not result in any deduction by us.

Required Vote

New York Stock Exchange rules impose special requirements that must be met for PartnerRe’s shareholders to approve the equity plan proposal. The total number of votes cast at the special general meeting must represent over 50% in interest of the PartnerRe common shares entitled to vote as of the record date, which requirement we refer to as the “‘vote cast’ quorum requirement.” The failure of a shareholder to submit a proxy or to attend the special general meeting will result in that shareholder’s vote not being “cast,” making it less likely that the “vote cast” quorum requirement will be met. If a shareholder who has submitted a proxy or attended the meeting affirmatively indicates a desire to abstain from voting, this will be treated as a “vote cast,” making it more likely that the “vote cast” quorum requirement will be met.

Assuming that the “vote cast” quorum requirement is met, the equity plan proposal will pass only if a majority of votes cast are in favor of the proposal. If a shareholder who has submitted a proxy or attended the meeting affirmatively indicates he or she is abstaining from voting, this will be treated as a “vote cast,” but not in favor of the proposal, making it less likely that the required majority will be achieved. If on the other hand a shareholder fails to submit a proxy or to attend the special general meeting, it will have no effect on determining whether the issuance of PartnerRe common shares and securities exercisable or exchangeable for PartnerRe common shares in the transactions is approved, so long as the “vote cast” quorum requirement is met.

Recommendation

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE “FOR” THE EQUITY PLAN PROPOSAL.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is intended to provide you with information about how the transactions might have affected the historical financial statements of PartnerRe if they had been consummated at an earlier time. The unaudited pro forma condensed combined financial information has been prepared using PartnerRe’s financial statements, prepared on the basis of accounting standards generally accepted in the United States (U.S. GAAP) and Paris Re’s financial statements, prepared on the basis of International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board, adjusted for certain differences between IFRS and U.S. GAAP. These adjustments were provided to PartnerRe by Paris Re and have not been audited. See Note 2 for further information.

The unaudited pro forma condensed combined balance sheet at June 30, 2009 combines the historical consolidated balance sheets of PartnerRe and Paris Re, giving effect to the transactions (see Note 1) as if they had occurred on June 30, 2009. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 combine the historical consolidated income statements of PartnerRe and Paris Re, giving effect to the transactions as if they had occurred on January 1, 2008.

This unaudited pro forma condensed combined financial information should be read in conjunction with the following information:

•	PartnerRe’s separate historical audited financial statements as of and for the year ended December 31, 2008, included in PartnerRe’s Annual Report on Form 10-K for the year ended December 31, 2008;

•	Paris Re’s separate historical audited financial statements as of and for the year ended December 31, 2008, included herein;

•	PartnerRe’s separate historical interim financial statements as of and for the six months ended June 30, 2009, included in PartnerRe’s Form 10-Q for the six months ended June 30, 2009;

•	Paris Re’s separate historical interim financial statements as of and for the six months ended June 30, 2009, included herein;

•	the accompanying notes to the unaudited pro forma condensed combined financial information; and

•	unaudited reconciliation of Paris Re’s separate historical financial information from IFRS to U.S. GAAP as provided by Paris Re.

The historical consolidated financial information has been adjusted to give effect to pro forma events that are (1) directly attributable to the transactions, including the block purchase, the pre-announcement purchases, the post-announcement purchases, the share capital repayment, the exchange offer and the merger, (2) factually supportable, and (3) with respect to the statement of operations, expected to have a continuing impact on the combined results.

The unaudited pro forma condensed combined financial information has been prepared for informational purposes only. The unaudited pro forma adjustments represent management’s estimates based on information available at this time. The unaudited pro forma condensed combined financial information is not necessarily indicative of what the financial position or results of operations actually would have been had the transactions been completed at the dates indicated. In addition, the unaudited pro forma condensed combined financial information does not purport to project the future financial position or operating results of the combined entity and does not give consideration to the impact of possible revenue enhancements, expense efficiencies or synergies that may result from the transactions. Also, possible adjustments related to restructuring charges are yet to be determined and are not reflected in the preliminary unaudited pro forma condensed combined financial information. Estimated costs of the transactions have been reflected in the unaudited pro forma condensed combined balance sheets, but have not been included on the unaudited pro forma income statement due to their non-recurring nature.

The preliminary unaudited pro forma condensed combined financial information has been prepared using the acquisition method of accounting. Accordingly, PartnerRe’s cost to acquire Paris Re has been allocated to the acquired assets and liabilities based upon their estimated fair values at June 30, 2009. The allocation of the purchase price is preliminary and is dependent upon certain valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. Accordingly, the final purchase accounting adjustments may be materially different from the unaudited pro forma adjustments presented herein.

Unaudited Pro Forma Condensed Combined Balance Sheet

June 30, 2009

(expressed in thousands of U.S. dollars, except share and per share data)

The following table sets forth the unaudited pro forma condensed combined balance sheet at June 30, 2009 giving effect to the proposed transactions as if they had occurred at June 30, 2009:

	Historical PartnerRe	Historical Paris Re	Pro Forma Purchase adjustments	Notes		Pro Forma Combined
Assets
Fixed maturities, at fair value	$10,756,853	$2,557,903	$—			$13,314,756
Short-term investments, at fair value	63,873	43,288	—			107,161
Equities, at fair value	527,280	22,069	—			549,349
Other invested assets	105,880	6,644	—			112,524

Total investments	11,453,886	2,629,904	—			14,083,790
Cash and cash equivalents	616,290	237,870	(322,420)	3	(a)	531,740
Reinsurance balances receivable	2,051,940	875,814	—			2,927,754
Reinsurance recoverable on paid and unpaid losses	156,124	333,417	—			489,541
Funds held by reinsured companies	827,457	2,339,990	—			3,167,447
Deferred acquisition costs	673,685	139,781	(139,781)	3	(b)	673,685
Deposit assets	330,033	38,933	—			368,966
Net tax assets	140,923	3,534	—			144,457
Intangible assets	—	2,011	289,989	3	(c)	292,000
Goodwill	429,519	—	48,188	3	(d)	477,707
Other assets	294,214	22,454	—			316,668

Total assets	$16,974,071	$6,623,708	$(124,024)			$23,473,755

Liabilities
Unpaid losses and loss expenses	$7,396,600	$3,316,350	$—			$10,712,950
Policy benefits for life and annuity contracts	1,546,779	—	—			1,546,779
Unearned premiums	1,771,401	809,444	—			2,580,845
Other reinsurance balances payable	237,397	311,667	—			549,064
Deposit liabilities	355,365	29,374	—			384,739
Net tax liabilities	239,516	54,231	34,552	3	(e)	328,299
Accounts payable, accrued expenses and other	138,346	67,447	—			205,793
Debt obligations	520,989	—	—			520,989

Total liabilities	12,206,393	4,588,513	34,552			16,829,458

Shareholders’ equity
Common shares	57,950	247,991	(222,385)	3	(f)	83,556
Preferred shares	20,800	—	—			20,800
Additional paid-in capital	1,479,431	933,123	925,390	3	(g)	3,337,944
Accumulated other comprehensive income	32,059	227,478	(227,478)	3	(h)	32,059
Retained earnings	3,275,037	626,603	(634,103)	3	(i)	3,267,537
Treasury shares	(97,599)	—	—			(97,599)

Total shareholders’ equity	4,767,678	2,035,195	(158,576)			6,644,297

Total liabilities and shareholders’ equity	$16,974,071	$6,623,708	$(124,024)			$23,473,755

Common shares outstanding	56,655,133	80,627,000		4		82,375,214
Common shares and common share equivalents outstanding	57,514,333	82,071,000		4		83,381,626
Book value per share	$74.97	$25.24		4		$74.35

Diluted book value per share	$73.85	$24.80		4		$73.45

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the year ended December 31, 2008

(expressed in thousands of U.S. dollars, except share and per share data)

The following table sets forth the unaudited pro forma condensed combined results of operations for the year ended December 31, 2008 giving effect to the proposed transactions as if they had occurred at January 1, 2008:

	Historical PartnerRe	Historical Paris Re	Pro Forma Purchase adjustments	Notes		Pro Forma Combined
Revenues
Gross premiums written	$4,028,248	$1,402,612	$—			$5,430,860

Net premiums written	3,989,435	1,196,617	—			5,186,052
(Increase) decrease in unearned premiums	(61,411)	14,287	—			(47,124)

Net premiums earned	3,928,024	1,210,904	—			5,138,928
Net investment income	572,964	225,760	(16,580)	3	(j)	782,144
Net realized and unrealized investment (losses) gains	(531,360)	18,781	—			(512,579)
Other income (loss)	10,335	(1,199)	—			9,136

Total revenues	3,979,963	1,454,246	(16,580)			5,417,629
Expenses
Losses and loss expenses and life policy benefits	2,609,220	891,578	—			3,500,798
Acquisition costs	898,882	203,364	—			1,102,246
Other operating expenses	365,009	151,343	—			516,352
Amortization of intangibles	—	9,665	(4,140)	3	(k)	5,525
Interest expense	51,228	—	—			51,228
Net foreign exchange (gains) losses	(6,221)	161,004	—			154,783

Total expenses	3,918,118	1,416,954	(4,140)			5,330,932

Income before taxes and interest in losses of equity investments	61,845	37,292	(12,440)			86,697
Income tax expense	9,705	15,688	(3,110)	3	(l)	22,283
Interest in losses of equity investments	(5,573)	—	—			(5,573)

Net income	46,567	21,604	(9,330)			58,841
Preferred dividends	34,525	—	—			34,525

Net income available to common shareholders	$12,042	$21,604	$(9,330)			$24,316

Per share data
Net income per common share:
Basic net income	$0.22	$0.26		4		$0.30
Diluted net income	$0.22	$0.26		4		$0.30
Weighted average number of common shares outstanding	54,347,052	82,703,000		4		80,067,133
Weighted average number of common shares and common share equivalents outstanding	55,639,600	83,977,000		4		81,506,891

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Unaudited Pro Forma Condensed Combined Statement of Operations

For the six months ended June 30, 2009

(expressed in thousands of U.S. dollars, except share and per share data)

The following table sets forth the unaudited pro forma condensed combined results of operations for the six months ended June 30, 2009 giving effect to the proposed transactions as if they had occurred at January 1, 2008:

	Historical PartnerRe	Historical Paris Re	Pro Forma Purchase adjustments	Notes		Pro Forma Combined
Revenues
Gross premiums written	$2,186,528	$956,684	$—			$3,143,212

Net premiums written	2,152,717	816,372	—			2,969,089
Increase in unearned premiums	(460,138)	(238,306)	—			(698,444)

Net premiums earned	1,692,579	578,066	—			2,270,645
Net investment income	268,720	87,272	(8,117)	3	(j)	347,875
Net realized and unrealized investment gains	236,417	13,797	—			250,214
Net realized gain on purchase of capital efficient notes	88,427	—	—			88,427
Other income (loss)	7,942	(343)	—			7,599

Total revenues	2,294,085	678,792	(8,117)			2,964,760
Expenses
Losses and loss expenses and life policy benefits	977,797	381,271	—			1,359,068
Acquisition costs	381,657	96,933	—			478,590
Other operating expenses	182,062	63,069	—			245,131
Amortization of intangibles	—	62	12,171	3	(k)	12,233
Interest expense	15,482	—	—			15,482
Net foreign exchange losses (gains)	4,550	(43,546)	—			(38,996)

Total expenses	1,561,548	497,789	12,171			2,071,508

Income before taxes and interest in earnings of equity investments	732,537	181,003	(20,288)			893,252
Income tax expense	116,765	29,359	(5,072)	3	(l)	141,052
Interest in earnings of equity investments	17	—	—			17

Net income	615,789	151,644	(15,216)			752,217
Preferred dividends	17,263	—	—			17,263

Net income available to common shareholders	$598,526	$151,644	$(15,216)			$734,954

Per share data
Net income per common share:
Basic net income	$10.58	$1.88		4		$8.93
Diluted net income	$10.43	$1.85		4		$8.83
Weighted average number of common shares outstanding	56,560,784	80,627,000		4		82,280,865
Weighted average number of common shares and common share equivalents outstanding	57,394,927	82,071,000		4		83,262,210

See accompanying Notes to the Unaudited Pro Forma Condensed Combined Financial Information.

Notes to the Unaudited Pro Forma Condensed Combined Financial Information

Note 1—Basis of Pro Forma Presentation

On July 4, 2009, PartnerRe entered into definitive agreements to effect a multiple-step acquisition of all of the outstanding Paris Re common shares and Paris Re warrants.

As a first step in the acquisition, PartnerRe will cause the acquisition subsidiary to purchase all of the Paris Re common shares and Paris Re warrants held by six private equity firms and their related investment vehicles pursuant to the terms of the block purchase agreement. Under the block purchase agreement, PartnerRe will acquire approximately 57.5% of the outstanding Paris Re common shares. These shares, when added together with the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe purchased from the pre-announcement sellers, and the additional 19.5% of the outstanding Paris Re common shares that PartnerRe has subsequently committed to acquire simultaneously with the closing of the block purchase from the post-announcement sellers will give PartnerRe an aggregate ownership of approximately 83.1% of Paris Re’s outstanding common shares following the closing of the block purchase.

Following the closing of the block purchase, subject to certain conditions, PartnerRe will cause the acquisition subsidiary to commence a voluntary public exchange offer for all remaining outstanding Paris Re common shares and Paris Re warrants. If, after completion of the exchange offer, PartnerRe and its affiliates own at least 90% of Paris Re’s shares, PartnerRe will effect a compulsory merger in accordance with Swiss law to acquire all remaining Paris Re common shares. As a result, Paris Re will be merged into acquisition subsidiary, with the acquisition subsidiary surviving the merger.

In each step of the transactions (including the block purchase, the pre-announcement purchases, the post-announcement purchases, the exchange offer and the merger), PartnerRe has exchanged or will exchange 0.300 PartnerRe common shares for each Paris Re common share and 0.167 PartnerRe common shares for each Paris Re warrant. The per share consideration and per warrant consideration are each subject to the tangible book value per share adjustment, and the per share consideration is also subject to the post-block purchase closing dividend adjustment as described below.

Immediately prior to the closing of the block purchase, Paris Re intends to effect an extraordinary cash distribution by way of a capital reduction to all Paris Re shareholders in the amount of CHF 4.17 per Paris Re common share (the Swiss franc equivalent of $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution). If this share capital repayment is not paid in full immediately prior to the closing of the block purchase, PartnerRe has agreed to fund, under certain circumstances, the unpaid portion of the share capital repayment.

The per share consideration and per warrant consideration will be adjusted, subject to certain limitations, in case of a relative decline of more than 15% in the parties’ tangible book values per share as determined on the date on which all conditions to the block purchase are satisfied, which date is referred to herein as the measurement date. The tangible book value per share adjustment originates from a negotiated compromise among the parties to the block purchase agreement and the transaction agreement. It was agreed to in lieu of a proposed termination right that could be exercised at a lower relative differential than the 40% differential giving rise to the termination right under the transaction agreement, thereby providing the parties with greater closing certainty. While the tangible book value per share adjustment provides additional economic protection should PartnerRe’s and Paris Re’s respective tangible book values per share diverge significantly prior to the measurement date, PartnerRe believes a tangible book value per share adjustment is unlikely. A tangible book value adjustment could occur, for example, if, either alone or in combination, one party suffers a deterioration in its asset portfolio or incurs losses from, among other things, catastrophic occurrences that are both significant in magnitude and disproportionate in effect relative to the other party. However, PartnerRe believes that there is a significant correlation between the asset portfolios of PartnerRe and Paris Re. Furthermore, PartnerRe believes that it is unlikely that the underwriting exposures of PartnerRe and Paris Re are such that there would be a loss event or events of sufficient magnitude to give rise to a sufficiently significant disproportionate effect on one party relative to the other. Accordingly, PartnerRe believes that while some relative change in PartnerRe’s and Paris Re’s tangible book values per share should be expected in the period between March 31, 2009 and the measurement date, a more than 15% relative decline during that period should be considered unlikely.

Additionally, the transaction agreement provides for a post-block purchase closing dividend adjustment related to cash dividends or other cash distributions declared on PartnerRe common shares, having a record date on or after the closing of the block purchase and prior to the earliest date on which Paris Re shareholders have the right to receive payment for the Paris Re common shares tendered in the exchange offer. PartnerRe has historically declared and paid dividends on a quarterly basis. Assuming a dividend of approximately $0.47 per share during this period, applied to an estimated 16.9% of Paris Re’s common shares outstanding at the 0.300 exchange ratio, the effect of the dividend adjustment would be to increase both goodwill and additional paid-in capital by $1.9 million, reflecting the increase in estimated purchase price. Book value and diluted book value per share would increase $0.02 per share and $0.02 per share, respectively, with no impact on basic earnings per share or diluted earnings per share.

The pro forma presentation assumes that PartnerRe acquires 100% of the outstanding Paris Re common shares and Paris Re warrants in the transactions. However, it is possible for the block purchase to be completed, but for the exchange offer and the merger to fail to be completed. Similarly, it is possible for the block purchase and exchange offer to be completed, but for the merger to not occur. If, following the exchange offer, PartnerRe does not own sufficient Paris Re common shares to effect the merger, PartnerRe may acquire additional Paris Re common shares through open market purchases, privately negotiated transactions or otherwise upon the terms and at the prices negotiated at that time, which may be more or less favorable than the per share consideration. PartnerRe has not yet determined whether it would seek to effect these additional purchases of Paris Re common shares if it did not acquire sufficient Paris Re common shares in the exchange offer to effect the merger and expects to make this determination based on the facts and circumstances existing at the appropriate time.

The transactions will be treated as a business combination under U.S. GAAP. In December 2007, the FASB issued Statement No. 141(R), Business Combinations (FAS 141(R)) and Statement No. 160, Noncontrolling Interests in Consolidated Financial Statements—an amendment of ARB No. 51 (FAS 160). On April 1, 2009, the FASB issued FSP FAS 141(R)-1 which amended and clarified FAS 141(R)’s guidance on the initial recognition and measurement, subsequent measurement and accounting, and disclosure of assets acquired and liabilities assumed in a business combination that arise from contingencies. FAS 141(R), FSP FAS 141(R)-1 and FAS 160 impact the determination of the purchase price and treatment of transaction expenses, restructuring charges and non-controlling interests as follows:

Purchase price—Under FAS 141(R), the purchase price is determined as of the acquisition date, which is the date that the acquirer obtains control. This would occur upon the closing date of the block purchase.

Transaction expenses—Under FAS 141(R), all costs associated with purchase transactions must be expensed as incurred.

Restructuring charges—Under FAS 141(R), expected restructuring costs are not recorded at the closing date, but rather after the transaction. The only costs to be included as a liability at the closing date are those for which an acquirer is obligated at the time of the closing.

Noncontrolling interests—Under FAS 141(R), in a partial or step acquisition where control is obtained, 100% of goodwill and identifiable net assets are recognized at fair value and the noncontrolling (previously called minority) interest is also recorded at fair value. Under FAS 160, a noncontrolling interest is recognized in the equity section, presented separately from the controlling interest’s equity. This would occur between the closing date of the block purchase and the merger.

The share price used in determining the preliminary estimated purchase price is based on the closing price of PartnerRe common shares on August 18, 2009. The preliminary estimated purchase price also includes the fair value of Paris Re stock options and restricted share units, and is calculated as follows:

Number of Paris Re common shares outstanding, net of treasury shares, as of June 30, 2009 (in thousands)	80,628.7
Exchange ratio	0.300

PartnerRe common shares issued for Paris Re common shares (in thousands)	24,188.6
Number of Paris Re warrants outstanding as of June 30, 2009 (in thousands)	8,487.8
Exchange ratio	0.167

PartnerRe common shares issued for Paris Re warrants (in thousands)	1,417.5
Total PartnerRe common shares issued for Paris Re common shares and warrants (in thousands)	25,606.1
PartnerRe’s closing share price on August 18, 2009	$72.65

Estimated purchase price before adjustments for stock based compensation (in millions)	$1,860.3
Estimated fair value of Paris Re’s stock-based awards outstanding (in millions)	48.0
Unrecognized compensation on unvested Paris Re restricted share units (in millions)	(24.2)

Estimated purchase price (in millions)	$1,884.1

The preliminary estimated purchase price has been allocated as follows based upon purchase accounting adjustments as of June 30, 2009 (in millions):

Net book value of net assets acquired prior to fair value adjustments(a)	$2,035.2
Preliminary adjustments for fair value
Adjustment for pre-close return of capital(b)	(310.4)
Adjustment to record Paris Re’s estimated transaction costs(c)	(2.0)
Adjustment to deferred acquisition costs(d)	(139.8)
Adjustment to intangible assets(e)	290.0
Adjustment to income taxes(f)	(37.1)

Preliminary fair value of net assets acquired	1,835.9
Estimated purchase price	1,884.1

Preliminary estimate of goodwill	$48.2

(a)	Represents historical net book value of Paris Re as of June 30, 2009.
(b)	Represents adjustment to reflect the pre-close return of capital to Paris Re shareholders, paid by Paris Re.
(c)	In connection with the transactions, transaction costs currently estimated at $12 million will be incurred and expensed in addition to the expenses already incurred and expensed in the six months ended June 30, 2009 of $10 million by PartnerRe and $13 million by Paris Re. Of the additional $12 million of costs currently estimated to be incurred, $10 million relates to PartnerRe expenses and $2 million is our estimate of Paris Re’s expenses. Actual transaction costs may vary from such estimates, which are based on the best information available at the time the unaudited pro forma condensed combined financial information was prepared.
(d)	Represents adjustment to reduce deferred acquisition costs of Paris Re to their estimated fair value at June 30, 2009.
(e)	The intangible assets arise from unpaid loses and loss expense reserves ($175 million), unearned premium reserves ($84 million), and licenses and renewal rights ($33 million). The purchase accounting adjustments mainly reflect the discount rates applied to the underlying cash flows and an estimated risk premium associated with such reserves in order to determine their fair values, less Paris Re’s intangible assets at June 30, 2009 ($2 million).

The intangible asset relating to Paris Re’s unpaid losses and loss expenses and reinsurance recoverable on paid and unpaid losses was estimated based on the present value of the underlying cash flows of the loss reserves and recoverables. In determining the intangible estimate, PartnerRe’s management estimated a risk premium deemed to be reasonable and consistent with expectations in the marketplace given the nature and the related degree of uncertainty of such reserves. In determining the fair value of Paris Re’s net unpaid losses and loss expenses, there were no changes made in the net unpaid losses and loss expenses as shown in Paris Re’s financial statements as of June 30, 2009.

The intangible asset related to Paris Re’s unearned premiums represents the estimated fair value of the profit within Paris Re’s unearned premiums. In determining the intangible asset, PartnerRe’s management estimated the loss ratio, the risk premium and related operating expenses associated with Paris Re’s net unearned premiums.

The intangible asset related to renewal rights on Paris Re’s business and licenses were determined based on PartnerRe management’s view of profitability of Paris Re’s book of business and current market data.

(f)	Represents the tax impact of the transaction costs, deferred acquisition costs and intangible assets, assuming a 25% tax rate. This tax rate is a blended rate based on the local statutory tax rates for Paris Re’s operations.

The share price of PartnerRe used in preparing these unaudited pro forma condensed combined financial statements was $72.65, based on the closing price of PartnerRe common shares on August 18, 2009. The effect of an increase (decrease) of $1.00 per PartnerRe common share would be to increase (decrease) both goodwill and additional paid-in capital by $25.6 million, reflecting the increase (decrease) in estimated purchase price. Book value and diluted book value per share would increase (decrease) $0.31 per share and $0.31 per share, respectively, with no impact on basic earnings per share or diluted earnings per share. Changes in Paris Re’s share price would not affect the calculation of the estimated purchase price, goodwill or any per share amounts.

The unaudited pro forma adjustments represent management’s estimates based on information available at this time. Actual adjustments to the condensed consolidated balance sheet and income statement will differ, perhaps materially, from those reflected in this unaudited pro forma condensed combined financial information because the assets and liabilities of Paris Re will be recorded at their respective fair values on the date the closing of the block purchase is consummated, and the preliminary assumptions used to estimate these fair values may change between now and the closing of the block purchase. PartnerRe’s management believes that its assumptions provide a reasonable basis for presenting all of the significant effects of the transactions contemplated based on information available to PartnerRe at this time, and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma adjustments included herein are subject to other updates as additional information becomes available and as additional analyses are performed. The final allocation of the purchase price will be determined after the block purchase is consummated and after completion of a thorough analysis to determine the fair values of Paris Re’s tangible and identifiable intangible assets and liabilities. Any increase or decrease in the fair value of Paris Re’s assets, liabilities, and other items as compared to the information shown herein will change the purchase price allocable to identified intangible assets and goodwill and may impact the combined income statement due to adjustments in yield and/or amortization or accretion related to the adjusted assets or liabilities.

The foregoing assumes the following base case assumptions:

•

from July 4, 2009, when there were 80.6 million Paris Re common shares outstanding (net of treasury shares), until the completion of the transactions, no additional Paris Re common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares);

•

from July 4, 2009, when there were 56.7 million PartnerRe common shares outstanding (net of treasury shares), until the completion of the transactions, except for issuances in connection with the transactions, no additional PartnerRe common shares will be issued (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for PartnerRe common shares);

•	PartnerRe will acquire 100% of the outstanding Paris Re common shares and Paris Re warrants in the transactions;

•	no adjustment will be made to the per share consideration and per warrant consideration pursuant to the tangible book value adjustment; and

•

PartnerRe will not declare any dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer and, as a result, no adjustment will be made to the per share consideration pursuant to the post-block purchase closing dividend adjustment.

The actual number of PartnerRe common shares issued in the transactions and the relative ownership of the current Paris Re and PartnerRe shareholders after the completion of the transactions could be more or less if the actual facts differ from the base case assumptions, including if:

•

in addition to the PartnerRe common shares issued in connection with the transactions, additional Paris Re common shares or PartnerRe common shares are issued prior to the completion of the transactions (including upon the exercise or conversion of options, restricted share units, warrants or other securities exercisable, convertible or exchangeable for Paris Re common shares or PartnerRe common shares), in each case, in accordance with the limitations set forth in the transaction agreement;

•	PartnerRe acquires less than all of the outstanding Paris Re common shares or Paris Re warrants in the transactions;

•	the per share consideration and per warrant consideration are adjusted upwards or downwards pursuant to the tangible book value per share adjustment; or

•

for purposes of the post-block purchase closing dividend adjustment, PartnerRe declares one or more dividends on the PartnerRe common shares with a record date between the closing of the block purchase and the exchange offer, in which case the increase in the number of PartnerRe common shares issued will be determined based on the formula described above under “Summary—Post-Block Purchase Closing Dividend Adjustment” and would be dependent on both the aggregate amount of dividends so declared as well as the average price per PartnerRe common share during the applicable measurement period.

Note 2—Reconciliation of IFRS to U.S. GAAP

Paris Re’s historical consolidated financial statements were prepared in accordance with IFRS, which differ from U.S. GAAP in certain respects. To present pro forma financial statements, Paris Re prepared the following adjustments from IFRS to U.S. GAAP. In addition, PartnerRe prepared certain reclassifications to present the Paris Re financial statements consistently with those of PartnerRe.

The following describes the relevant material differences between IFRS and U.S. GAAP for Paris Re. The final reconciliation of Paris Re’s IFRS accounting policies to those of PartnerRe under U.S. GAAP could be materially different from the unaudited pro forma adjustments presented herein.

Negative Goodwill/Bargain Purchases—Under IFRS, in instances where total fair value of net assets acquired exceeds consideration paid (creating negative goodwill), the acquirer will record a gain as a result of the bargain purchase, to be recognized through the income statement at the close of the transaction. Paris Re had a business combination in 2006 and recorded negative goodwill as income in its 2006 IFRS financial statements, as well as certain intangible assets. Under U.S. GAAP (prior to the issuance of FAS 141(R)), negative goodwill was recognized as a pro rata reduction of certain assets in order to adjust the net assets acquired to equal the consideration paid. Accordingly, the intangible assets established under IFRS are reduced in the balance sheet under U.S. GAAP, and the amortization of those intangible assets is reversed in the statement of operations.

Fair Value Option—Similar to U.S. GAAP, IFRS requires financial assets to be classified as assets held-to-maturity, loans and receivables, trading assets and assets available for sale, with the change in fair value for assets available for sale and trading assets recognized in other comprehensive income and results of operations, respectively. Paris Re has classified its financial assets as available for sale under IFRS, whereas PartnerRe adopted the fair value option of FAS 159, The Fair Value Option for Financial Assets and Liabilities, on January 1, 2008 and classified its investments as trading assets under U.S. GAAP. For purposes of this unaudited pro forma condensed combined financial information, Paris Re conformed its presentation to the PartnerRe presentation, resulting in changes in unrealized gains and losses on investments to be considered as a component of income, with no impact on shareholders’ equity.

Funds Withheld Asset—Paris Re carries a funds withheld asset on its balance sheet at cost. However, the assets underlying the funds withheld balance are held by the counterparty in a segregated investment portfolio and managed by Paris Re, with the investment results, including unrealized gains or losses on such investments, inuring to Paris Re. Under U.S. GAAP, an embedded derivative exists under Statement of Financial Accounting Standards No. 133 Derivatives Implementation Group Issue No. B36, Embedded Derivatives: Modified Coinsurance Arrangements and Debt Instruments That Incorporate Credit Risk Exposures That Are Unrelated or Only Partially Related to the Creditworthiness of the Obligor under Those Instruments. Accordingly, for purposes of this unaudited pro forma condensed combined financial information, Paris Re made an adjustment to the funds withheld asset reflecting the fair value of the underlying derivative, with the corresponding changes in fair value reflected in the statement of operations.

The following table sets forth the reconciliation of Paris Re’s unaudited balance sheet under IFRS to U.S. GAAP as of June 30, 2009 (expressed in thousands of U.S. dollars):

	Historical Paris Re IFRS(1)	U.S. GAAP Adjustments(2)	Reclassification Adjustments(3)	Notes	Historical Paris Re U.S. GAAP
Assets
Fixed maturities, at fair value	$2,557,903	$—	$—		$2,557,903
Short-term investments, at fair value	43,288	—	—		43,288
Equities, at fair value	22,069	—	—		22,069
Other invested assets	6,644	—	—		6,644

Total investments	2,629,904	—	—		2,629,904
Cash and cash equivalents	237,870	—	—		237,870
Reinsurance balances receivable	1,089,951	—	(214,137)		875,814
Reinsurance recoverable on paid and unpaid losses	312,746	—	20,671		333,417
Funds withheld asset	2,315,896	24,094	—	(a)	2,339,990
Deferred acquisition costs	—	—	139,781		139,781
Deposit assets	—	—	38,933		38,933
Net tax assets	3,534	—	—		3,534
Intangible assets	198,192	(196,181)	—	(b)	2,011
Other assets	22,454	—	—		22,454

Total assets	$6,810,547	$(172,087)	$(14,752)		$6,623,708

Liabilities
Unpaid losses and loss expenses	$3,316,350	$—	$—		$3,316,350
Unearned premiums	809,444	—	—		809,444
Other reinsurance balances payable	356,569	(776)	(44,126)	(c)	311,667
Deposit liabilities	—	—	29,374		29,374
Net tax liabilities	102,165	(47,934)	—	(d)	54,231
Accounts payable, accrued expenses and other	67,447	—	—		67,447

Total liabilities	4,651,975	(48,710)	(14,752)		4,588,513

Shareholders’ equity
Common shares	247,991	—	—		247,991
Additional paid-in capital	933,123	—	—		933,123
Currency translation reserves	220,038	7,440	—	(e)	227,478
Retained earnings and other reserves	757,420	(130,817)	—	(f)	626,603

Total shareholders’ equity	2,158,572	(123,377)	—		2,035,195

Total liabilities and shareholders’ equity	$6,810,547	$(172,087)	$(14,752)		$6,623,708

(1)	Derived from Paris Re’s financial statements. Certain amounts have been aggregated or disaggregated to conform to PartnerRe’s presentation.
(2)	U.S. GAAP adjustments have been provided to PartnerRe by Paris Re and have not been audited.
(3)	Reclassification adjustments have been prepared by PartnerRe to conform to PartnerRe’s financial statement presentation.

The following table sets forth the reconciliation of Paris Re’s audited results of operations under IFRS to U.S. GAAP for the year ended December 31, 2008 (expressed in thousands of U.S. dollars):

	Historical Paris Re IFRS (1)	U.S. GAAP Adjustments(2)	Notes		Historical Paris Re U.S. GAAP
Revenues
Gross premiums written	$1,402,612	$—			$1,402,612

Net premiums written	1,196,617	—			1,196,617
Decrease in unearned premiums	14,287	—			14,287

Net premiums earned	1,210,904	—			1,210,904
Net investment income	225,760	—			225,760
Net realized and unrealized investment (losses) gains	(1,138)	19,919	(g	)	18,781
Other loss	(1,199)	—			(1,199)

Total revenues	1,434,327	19,919			1,454,246
Expenses
Losses and loss expenses	891,578	—			891,578
Acquisition costs	196,755	6,609	(h	)	203,364
Other operating expenses	154,746	(3,403)	(i	)	151,343
Amortization of intangibles	61,848	(52,183)	(j	)	9,665
Net foreign exchange losses	161,004	—			161,004

Total expenses	1,465,931	(48,977)			1,416,954

(Loss) income before taxes	(31,604)	68,896			37,292
Income tax expense	2,601	13,087	(k	)	15,688

Net (loss) income	$(34,205)	$55,809			$21,604

The following table sets forth the reconciliation of Paris Re’s unaudited results of operations under IFRS to U.S. GAAP for the six months ended June 30, 2009 (expressed in thousands of U.S. dollars):

	Historical Paris Re IFRS(1)	U.S. GAAP Adjustments(2)	Notes		Historical Paris Re U.S. GAAP
Revenues
Gross premiums written	$956,684	$—			$956,684

Net premiums written	816,372	—			816,372
Increase in unearned premiums	(238,306)	—			(238,306)

Net premiums earned	578,066	—			578,066
Net investment income	87,272	—			87,272
Net realized and unrealized investment gains	3,955	9,842	(g	)	13,797
Other loss	(343)	—			(343)

Total revenues	668,950	9,842			678,792
Expenses
Losses and loss expenses	381,271	—			381,271
Acquisition costs	97,672	(739)	(h	)	96,933
Other operating expenses	63,069	—			63,069
Amortization of intangibles	29,049	(28,987)	(j	)	62
Net foreign exchange gains	(43,546)	—			(43,546)

Total expenses	527,515	(29,726)			497,789

Income before taxes	141,435	39,568			181,003
Income tax expense	20,452	8,907	(k	)	29,359

Net income	$120,983	$30,661			$151,644

Increase (decrease) as of June 30, 2009
(dollars in thousands)
Assets
(a) Adjustment to reflect the fair value of assets underlying the funds withheld asset	$24,094
(b) Adjustment to reflect the elimination of intangible assets related to the 2006 bargain purchase	(196,181)
Liabilities
(c) Adjustment related to accrued profit commissions	(776)
(d) Net tax liabilities
i. Tax adjustment related to the adjustment on intangible assets	(56,277)
ii. Tax adjustment related to the adjustment on the funds withheld asset	8,229
iii. Tax adjustment related to accrued profit commissions	114

(47,934)
Shareholders’ equity
(e) Currency translation reserves
i. Currency translation related to the elimination of intangible assets	(19,965)
ii. Currency translation related to the funds withheld asset	27,373
iii. Other	32

7,440
(f) Retained earnings and other reserves
i. Cumulative adjustment related to the elimination of intangible assets, net of tax and currency translation	(119,939)
ii. Cumulative adjustment related to the fair value adjustment on the funds withheld asset, net of tax and currency translation	(11,508)
iii. Other	630

(130,817)

	Increase (decrease)
	Six Months Ended June 30, 2009	Year Ended December 31, 2008
	(dollars in thousands)
Revenues
(g) Net realized and unrealized investment gains (losses)
i. Adjustment to reflect the fair value option for invested assets	$16,208	$31,113
ii. Adjustment to reflect the fair value of the funds withheld asset	(6,366)	(11,330)
iii. Adjustment related to the amortization of intangible assets	—	136

	9,842	19,919
Expenses
(h) Adjustment to record accrued profit commissions	(739)	6,609
(i) Adjustment related to the amortization of intangible assets	—	(3,403)
(j) Adjustment to reverse the amortization of intangible assets	(28,987)	(52,183)
Income tax expense
(k) Tax impact of foregoing adjustments	8,907	13,087

Note 3—Pro Forma Adjustments

The pro forma adjustments related to the unaudited pro forma condensed combined balance sheet at June 30, 2009 assume the transactions took place on June 30, 2009. The pro forma adjustments to the unaudited pro forma condensed combined statements of operations for the year ended December 31, 2008 and the six months ended June 30, 2009 assume the transactions took place on January 1, 2008.

The following pro forma adjustments result from the allocation of the purchase price for the transactions based on the fair value of the assets and liabilities acquired from Paris Re. The amounts and descriptions related to the preliminary adjustments are as follows:

Increase (decrease) as of June 30, 2009
(dollars in millions)
Unaudited Pro Forma Condensed Combined Balance Sheet
Assets
(a) Cash and cash equivalents
i Adjustment to reflect the pre-close return of capital	$(310.4)
ii. Adjustment to record Paris Re’s estimated transaction costs	(2.0)
iii. Adjustment to record PartnerRe’s estimated transaction costs	(10.0)

(322.4)

(b) Adjustment to reduce deferred acquisition costs to their estimated fair value	(139.8)
(c) Adjustment to reflect intangible assets at their estimated fair value (Note 1)	290.0
(d) Adjustment to reflect the goodwill recognized on the transactions (Note 1)	48.2

Liabilities
(e) Adjustment to reflect the tax impact of adjustments	34.6

Shareholders’ Equity
(f) Common shares
i. Adjustment to reflect the elimination of Paris Re common shares	(248.0)
ii. Adjustment to reflect the issuance of PartnerRe common shares	25.6

(222.4)
(g) Additional paid-in capital
i. Adjustment to reflect the elimination of Paris Re’s additional paid-in capital	(933.1)
ii. Adjustment to reflect the issuance of PartnerRe common shares	1,834.7
iii. Adjustment to reflect the estimated fair value of Paris Re’s stock-based awards outstanding	48.0
iv. Unrecognized compensation on unvested Paris Re restricted share units	(24.2)

925.4
(h) Adjustment to reflect the elimination of Paris Re’s accumulated other comprehensive income	(227.5)
(i) Retained earnings
i. Adjustment to reflect the pre-close return of capital	(310.4)
ii. Adjustment to record PartnerRe’s and Paris Re’s estimated transaction costs	(9.0)
iii. Adjustment to reflect the elimination of Paris Re’s retained earnings	(314.7)

(634.1)

	Increase (decrease)
	Six Months Ended June 30, 2009	Year Ended December 31, 2008
	(dollars in millions)
Unaudited Pro Forma Condensed Combined Statement of Operations
Revenues
(j) Adjustment to reduce net investment income for the impact of the pre-close return of capital of $310.4 million and transaction costs of $35 million, assuming a 4.7% investment yield for 2009 and 4.8% for 2008.	$(8.1)	$(16.6)

Expenses

(k)    Adjustment to amortize the intangible assets and to reverse the amortization of deferred acquisition costs. Amortization periods for each intangible asset were based on the estimated duration of the underlying cash flows, and the reversal of deferred acquisition costs was based on the related unearned premiums

i. Unpaid losses and loss expenses	13.6	32.0
ii. Unearned premiums	8.4	67.2
iii. Renewal rights	4.2	8.5
iv. Deferred acquisition costs	(14.0)	(111.8)

	12.2	(4.1)

Income tax expense
(l) Represents the tax impact of the foregoing adjustments assuming a 25% tax rate. This tax rate is a blended rate based on the local statutory tax rates for Paris Re’s operations.	(5.1)	(3.1)

Certain other assets and liabilities of Paris Re will also be subject to adjustment to their respective fair values at the time of the transactions. Pending further analysis, no pro forma adjustments are included herein for these assets and liabilities.

Note 4—Shares Outstanding, Weighted Average Shares and Per Share Amounts

PartnerRe calculates diluted book value per share using the treasury stock method, where proceeds received upon exercise of stock options would be used by PartnerRe to repurchase shares from the market, with the net common shares from exercise remaining outstanding. The following table sets forth the computation of book value and diluted book value per share adjusted for the transactions as of June 30, 2009:

	Historical PartnerRe	Pro Forma Adjustments	Pro Forma Combined
Total shareholders’ equity	$4,767,678	$1,876,619	$6,644,297
Less: preferred shares	(520,000)	—	(520,000)

Common shareholders’ equity	$4,247,678	$1,876,619	$6,124,297

Common shares outstanding	56,655.1	25,720.1	82,375.2
Common shares and common share equivalents outstanding	57,514.3	25,867.3	83,381.6

Book value per share	$74.97		$74.35

Diluted book value per share	$73.85		$73.45

For the year ended December 31, 2008 and the six months ended June 30, 2009, the pro forma net income per common share data has been computed based on the combined historical income of PartnerRe and Paris Re and the impact of purchase accounting adjustments. Weighted average shares outstanding were calculated using PartnerRe’s historical weighted average common shares outstanding and the impact of the additional shares to be issued related to Paris Re’s common shares and warrants outstanding multiplied by the exchange ratio. Such additional shares issued have been considered outstanding for the entire 2008 and 2009 periods presented. For the diluted calculation, the impact of conversion of Paris Re’s stock based plans has also been considered. See Note 5.

The following table sets forth the computation of basic and diluted net income per share adjusted for the transactions for the year ended December 31, 2008:

	Historical PartnerRe	Pro Forma Adjustments	Pro Forma Combined
Numerator:
Net income	$46,567	$12,274	$58,841
Less: preferred dividends	(34,525)	—	(34,525)

Net income available to common shareholders	$12,042	$12,274	$24,316

Denominator:
Weighted average number of common shares outstanding—basic	54,347.0	25,720.1	80,067.1
Weighted average number of common shares and common share equivalents outstanding—diluted	55,639.6	25,867.3	81,506.9
Basic net income per share	$0.22		$0.30
Diluted net income per share	$0.22		$0.30

The following table sets forth the computation of basic and diluted net income per share adjusted for the transactions for the six months ended June 30, 2009:

	Historical PartnerRe	Pro Forma Adjustments	Pro Forma Combined
Numerator:
Net income	$615,789	$136,428	$752,217
Less: preferred dividends	(17,263)	—	(17,263)

Net income available to common shareholders	$598,526	$136,428	$734,954

Denominator:
Weighted average number of common shares outstanding—basic	56,560.8	25,720.1	82,280.9
Weighted average number of common shares and common share equivalents outstanding—diluted	57,394.9	25,867.3	83,262.2
Basic net income per share	$10.58		$8.93
Diluted net income per share	$10.43		$8.83

Note 5—Share Based Compensation

Paris Re has issued share based awards in the form of share options and restricted shares (RSUs).

Share Options

Upon the closing date of the block purchase, all Paris Re share options will immediately vest.

For non-French employees, all share options to purchase Paris Re common shares that are outstanding immediately prior to the effective time of the merger will be converted into share options to purchase PartnerRe common shares at the effective time of the merger.

For French employees, all share options to purchase Paris Re common shares that are outstanding immediately prior to the effective time of the merger will be converted into share options to purchase common shares of the acquisition subsidiary at the effective time of the merger. Such employees will be offered the opportunity to sign a liquidity agreement which will allow them to exchange the shares they receive upon exercise of their share options for PartnerRe common shares in exchange for not exercising their share options until the expiration of their original holding period or, in other words, four years from their date of grant.

RSUs

All unvested Paris Re RSUs that are outstanding immediately prior to the effective time of the merger will be converted into PartnerRe RSUs at the effective time of the merger (unless otherwise agreed by the parties and individual French employees).

ACCOUNTING TREATMENT

The acquisition of Paris Re common shares and Paris Re warrants in connection with the transactions will be accounted for under the acquisition method of accounting under accounting principles generally accepted in the United States, which means that Paris Re’s results of operations will effectively be included with PartnerRe’s from the closing date of the block purchase and Paris Re’s consolidated assets and liabilities, including identified intangible assets, will be recorded at their then fair values at the same time with the excess, if any, allocated to goodwill.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND

MANAGEMENT OF PARTNERRE

Directors and Officers

The following table sets forth information, as of August 12, 2009, based on the 58,209,279 PartnerRe common shares outstanding on that date, with respect to the beneficial ownership of all directors and executive officers of PartnerRe common shares. As defined by the SEC, an individual is deemed to be the “beneficial owner” of any shares that the person could acquire through the exercise of any options exercisable within 60 days. The PartnerRe common shares owned by all directors and executive officers as a group constitute approximately 2.9% of the PartnerRe common shares issued and outstanding, net of treasury shares.

Name of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percentage of Outstanding PartnerRe Common Shares
Patrick A. Thiele	543,121	(1)	*
Albert A. Benchimol	304,841	(2)	*
Bruno Meyenhofer	263,414	(3)	*
Costas Miranthis	73,200	(4)	*
Scott D. Moore	197,877	(5)	*
Theodore C. Walker	47,302	(6)	*
John A. Rollwagen	77,009	(7)	*
Vito H. Baumgartner	56,260	(8)	*
Judith Hanratty	47,710	(9)	*
Jan H. Holsboer	85,201	(10)	*
Jean-Paul L. Montupet	52,686	(11)	*
Rémy Sautter	38,486	(12)	*
Lucio Stanca	16,484	(13)	*
Kevin M. Twomey	36,342	(14)	*
Jürgen Zech	57,050	(15)	*
David Zweiner	0	(16)	*

All directors and executive officers (15 total)**	1,699,106		2.9%

*	Denotes beneficial ownership of less than 1%
**	Mr. Moore retired from PartnerRe on March 31, 2009 and is not included in this total number.

(1)	Mr. Thiele held 451,670 exercisable options to purchase PartnerRe common shares and 56,700 restricted share units that were vested. In addition, Mr. Thiele has acquired 3,851 PartnerRe common shares under the Employee Share Purchase Plan, and held an additional 30,900 PartnerRe common shares, 15,900 of which were purchased on the open market.
(2)	Mr. Benchimol held 268,721 exercisable options to purchase PartnerRe common shares and 15,623 restricted share units that were vested. In addition, Mr. Benchimol has acquired 2,437 PartnerRe common shares under the Employee Share Purchase Plan. Mr. Benchimol holds 18,060 PartnerRe common shares in a margin account.
(3)	Mr. Meyenhofer held 242,215 exercisable options to purchase PartnerRe common shares and 17,589 restricted share units that were vested. In addition, Mr. Meyenhofer has acquired 3,610 PartnerRe common shares under the Employee Share Purchase Plan and the Swiss Share Purchase Plan.
(4)	Mr. Miranthis held 69,534 exercisable options to purchase PartnerRe common shares and 2,540 restricted share units that were vested. In addition, Mr. Miranthis has acquired 1,126 PartnerRe common shares under the Employee Share Purchase Plan.
(5)	Mr. Moore retired from PartnerRe on March 31, 2009. At that time Mr. Moore held 182,250 exercisable options to purchase PartnerRe common shares and 15,627 restricted share units that were vested. The amount of Mr. Moore’s beneficial ownership reflected in the table above is as of March 31, 2009.
(6)	Mr. Walker held 44,365 exercisable options to purchase PartnerRe common shares and 1,719 restricted share units that were vested. In addition, Mr. Walker has acquired 1,218 PartnerRe common shares under the Employee Share Purchase Plan.
(7)	Mr. Rollwagen held exercisable options to purchase 49,413 PartnerRe common shares. In addition, Mr. Rollwagen has 23,596 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant. Mr. Rollwagen also held 4,000 PartnerRe common shares that he purchased on the open market.

(8)	Mr. Baumgartner held exercisable options to purchase 45,932 PartnerRe common shares. Mr. Baumgartner has been granted 10,328 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(9)	Ms. Hanratty held exercisable options to purchase 40,682 PartnerRe common shares. In addition, Ms. Hanratty has been granted 7,028 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(10)	Mr. Holsboer held exercisable options to purchase 71,807 PartnerRe common shares. In addition, Mr. Holsboer has been granted 12,197 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 1,197 PartnerRe common shares.
(11)	Mr. Montupet held exercisable options to purchase 43,307 PartnerRe common shares. In addition, Mr. Montupet has been granted 7,963 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant, and 1,416 PartnerRe common shares.
(12)	Mr. Sautter held exercisable options to purchase 28,124 PartnerRe common shares. In addition, Mr. Sautter has been granted 10,362 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(13)	Mr. Stanca held exercisable options to purchase 9,569 PartnerRe common shares. In addition, Mr. Stanca has been granted 6,915 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(14)	Mr. Twomey held exercisable options to purchase 27,866 PartnerRe common shares. In addition, Mr. Twomey has 8,476 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant.
(15)	Dr. Zech held exercisable options to purchase 43,691 PartnerRe common shares. In addition, Dr. Zech has been granted 12,684 restricted share units, which vested immediately with a delivery date restriction of five years from date of grant. Dr. Zech also held 675 PartnerRe common shares that he purchased on the open market.
(16)	Mr. Zwiener joined PartnerRe as a new director on July 7, 2009. Mr. Zwiener did not own any PartnerRe common shares and did not receive any PartnerRe share options or restricted share units as part of his compensation.

Other Beneficial Owners

The following table sets forth certain information, as of August 12, 2009, based on 58,209,279 PartnerRe common shares outstanding as of that date, with respect to the beneficial ownership of PartnerRe common shares by each person (including each corporate group) known by PartnerRe, based on public filings made with the SEC, to beneficially own more than 5% of the outstanding PartnerRe common shares. The information contained in the table is based solely on reports on Schedule 13G filed with the SEC; PartnerRe has not independently verified the data. As defined by the SEC, a person is deemed to “beneficially own” shares if such person directly or indirectly (i) has or shares the power to vote or dispose of such shares, regardless of whether such person has any pecuniary interest in the shares or (ii) has the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant, or right. The PartnerRe common shares detailed in the table are not necessarily owned by the entities named but may be owned by accounts over which they exercise discretionary investment authority.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class
FMR LLC 82 Devonshire Street Boston, MA, 02109, U.S.A	5,497,856	(1)	9.44%

Wellington Management Company, LLP 75 State Street Boston, MA, 02109, U.S.A.	2,928,404	(2)	5.03%

(1)	As of December 31, 2008, based on a joint report on Schedule 13G/A filed on February 17, 2009, FMR LLC, Edward C. Johnson 3rd and Fidelity Management & Research Company are together deemed to be the beneficial owners and have sole dispositive power over 5,497,856 PartnerRe common shares. The Schedule 13G/A states that no one person’s interest exceeds 5% of the total outstanding PartnerRe common shares.
(2)	As of December 31, 2008, based on a report on Schedule 13G filed on February 17, 2009, Wellington Management Company, LLP beneficially owns 2,928,404 PartnerRe common shares.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT OF PARTNERRE AFTER GIVING EFFECT TO THE TRANSACTIONS

The following table provides information regarding the anticipated beneficial ownership of (i) each person (including each corporate group) that would own, of record or beneficially, more than 5% of the outstanding PartnerRe common shares and (ii) all expected directors and executive officers of PartnerRe as a group, in each case, on a pro forma basis following the completion of the transactions in their entirety based on the “base case assumptions.” See “The Transactions—Ownership of PartnerRe Following the Transactions.” The information contained in the table (other than with respect to the directors and executive officers of PartnerRe as a group) is based solely on reports on Schedule 13G filed with the SEC and information provided to PartnerRe by the block sellers, the pre-announcement sellers and the post-announcement sellers; PartnerRe has not independently verified the data. As defined by the SEC, a person is deemed to “beneficially own” shares if such person directly or indirectly (i) has or shares the power to vote or dispose of such shares, regardless of whether such person has any pecuniary interest in the shares or (ii) has the right to acquire the power to vote or dispose of such shares within 60 days, including through the exercise of any option, warrant or right. The PartnerRe common shares detailed in the table are not necessarily owned by the entities named but may be owned by accounts over which they exercise discretionary investment authority.

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Class*

FMR LLC 82 Devonshire Street Boston, MA, 02109, U.S.A.	5,497,856	(1)	6.68%

Stone Point Capital LLC 20 Horseneck Lane Greenwich, CT, 06830, U.S.A.	4,877,887	(2)	5.93%

Hellman & Friedman LLC One Maritime Plaza, 12th Floor San Francisco, CA, 94111, U.S.A.	4,130,357		5.02%

All directors and executive officers (16 total)	1,700,681	(3)	2.07%

*	Based on the “base case assumptions” described under “The Transactions—Ownership of PartnerRe Following the Transactions,” the respective beneficial ownership percentages are computed assuming there will be outstanding approximately 82.3 million PartnerRe common shares (net of treasury shares) at the completion of the transactions.

(1)	As of December 31, 2008, based on a joint report on Schedule 13G/A filed on February 17, 2009, FMR LLC, Edward C. Johnson 3rd and Fidelity Management & Research Company are together deemed to be the beneficial owners and have sole dispositive power over 5,497,856 PartnerRe common shares. The Schedule 13G/A states that no one person’s interest exceeds 5% of the total outstanding PartnerRe common shares.
(2)	Includes 757,232 PartnerRe common shares issuable to Procific in the transactions over which Procific has granted Stone Point Capital LLC sole voting and dispositive power.
(3)	Includes 5,251 Paris Re common shares held by Roberto Mendoza, which are convertible in the transactions into 1,575 PartnerRe common shares, assuming the base case assumptions.

BUSINESS OF PARIS RE

Overview

Paris Re is a Swiss stock corporation. It was created on March 27, 2006 by a group of international private equity firms and major financial institutions led by Trident III. L.P., a fund managed by Stone Point Capital LLC, to acquire and develop the reinsurance business of Colisée Re (formerly AXA Re), a wholly-owned subsidiary of AXA.

Paris Re is the parent company of a group, which is a provider of reinsurance, conducting its operations worldwide principally through operating subsidiaries and branches in Switzerland, France, the United States, Singapore, Canada and Bermuda. Paris Re acquired substantially all the reinsurance operations of AXA Re (since renamed Colisée Re) in 2006. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re.” Its business is to provide reinsurance worldwide, both on a treaty and facultative basis, principally to primary insurers of property, casualty, marine, aviation, space, credit and surety, life, accident and health risks, as well as certain other risks, through a team of highly skilled and experienced underwriters.

Paris Re has well-established relationships with the world’s top reinsurance brokers, including Aon Corporation, which merged with Benfield Group in 2008, Marsh & McLennan Companies, Willis Group Ltd. and Towers Perrin, as well as smaller or specialist brokers. However, Paris Re also maintains direct contacts with its clients to obtain information directly and build stable relationships.

Paris Re has a global platform which is supported by approximately 400 people in seven locations. Paris Re’s network of regional underwriting operations allows it to maintain proximity with its clients, ensuring that they are provided customized solutions, while optimizing business processes and response times. Paris Re primarily targets local and regional ceding companies, which it believes are more dependent on reinsurance than larger, multinational companies.

Operations

Paris Re writes a diversified portfolio of reinsurance products throughout the world. Paris Re groups its underwriting into the following six operating lines of business:

•	property;

•	casualty (including general liability and motor liability);

•	facultative;

•	credit and surety;

•	marine, aviation and space; and

•	life, accident and health.

Paris Re believes its portfolio is well balanced, both geographically and by line of business. It writes predominantly short-tail lines, which Paris Re believes makes it relatively less vulnerable to significant adverse reserve development than other businesses. Paris Re’s client and risk selection strategy enables it to enhance its risk diversification by limiting potential risk overlap in the same region while helping develop long-standing relationships.

Property

Paris Re provides reinsurance coverage for physical damage caused by fire and related perils such as explosion, lightning, storm, flood, earthquake and terrorism, as well as coverage for business interruption and loss of rent as a result of those perils. Other sub-lines of Paris Re’s property reinsurance business include hail and agriculture, property-related coverages for motor risks and weather-related products, as well as sports, leisure and entertainment coverages. Paris Re’s property business accounted for $605 million in 2008. It was predominantly written on a nonproportional treaty basis and generally does not provide coverage terms in excess of one year.

Paris Re’s property business is spread over many different countries and regions, with a focus on developed countries. Since the end of 2006, Paris Re has no longer been writing catastrophe coverages on a proportional basis for U.S. coastal exposures due to the increased frequency and magnitude of losses and generally unfavorable expected return.

A part of Paris Re’s property portfolio is written on a per risk basis, using both proportional and non-proportional treaties. This portfolio primarily comprises international businesses exposed to the risk of a major industrial accident, such as an explosion or fire in a factory and the resulting business interruption loss.

Casualty

Paris Re’s casualty business, which primarily includes coverages for motor risks, medical malpractice, general liability and professional liability as well as workers’ compensation, generated $222 million in premiums in 2008.

Paris Re’s underwriting strategy in the casualty line of business is based on maintaining its current level of activity.

Facultative

Paris Re’s facultative division is exclusively dedicated to the writing of facultative contracts in the property, petrochemical and undersea energy segments and is managed separately from Paris Re’s other lines of business. In addition, underwriting teams working in certain of Paris Re’s treaty units write facultative business. Facultative business written by the underwriting teams in its treaty units is reported in its facultative business line together with business underwritten by the facultative division.

Paris Re’s facultative line of business provides property facultative reinsurance, energy onshore and offshore coverage as well as credit and surety, weather-related products and sports, leisure and entertainment coverages. The premium income generated from the facultative line of business in 2008 was $243 million.

On a facultative basis, Paris Re’s underwriting teams provide weather-related products which reinsure risks pertaining primarily to clients’ financial losses resulting from temperature or precipitation variations in the following economic sectors: energy, agri-business, construction and the leisure industry. In addition, Paris Re’s underwriting teams offer cancellation, nonappearance, film production insurance and prize indemnity coverages in the sports, leisure and entertainment market. In these markets, Paris Re specializes in small or mid-sized events such as concerts, but also underwrites larger-scale events such as international sports competitions.

Paris Re’s underwriting strategy in the facultative line of business is to carefully control aggregate exposures and to seize opportunities, particularly in the United States, where Paris Re believes it has the potential to grow and develop.

Credit and surety

Credit insurance protects the seller against the risk of non-payment and customer insolvency, relating to either domestic or export credit commercial trade. Surety insurance relates primarily to completion bonds, performance bonds and other forms of security written by specialized surety insurers. Paris Re’s credit and surety portfolio is written principally on a proportional basis and primarily provides coverage for European monoline credit and bond primary insurers. Paris Re’s credit and surety portfolio represented $131 million in 2008.

Paris Re continues to focus on its core business of reinsuring monoline cedants writing short-term commercial trade business, European bonds (excluding financial guarantees), and U.S. and Canadian surety. However, given the economic crisis, 2009 renewals have been limited with, on the one hand, significantly reduced exposures and, on the other, substantially improved conditions.

Marine, aviation and space

Paris Re’s marine, aviation and space, or “MAS,” line of business provides reinsurance coverage for insurance companies writing in the marine, aviation and space lines. In 2008, the MAS line of business generated $102 million. This line of business tends to be highly cyclical but at the same time extremely reactive in terms of pricing. Accordingly, Paris Re closely monitors developing trends.

Life, accident and health

Paris Re’s life, accident and health business covers exposures on an individual basis as well as group coverages written by primary insurers. Total life, accident and health premium income for 2008 amounted to $99 million. Paris Re generally underwrites life, accident and health risks that do not exceed one year. Most of its life, accident and health premiums are generated from the Middle East, Europe and Latin America.

Underwriting, Risk Management and Retrocession

Underwriting

Paris Re has established internal guidelines which prescribe limits for coverage and procedures for risk assessment and pricing. Paris Re’s underwriting process includes an assessment of the economic capital allocation by line of business, market conditions and strategic positioning in order to optimize its global profitability. Paris Re’s underwriting teams are instructed to make their underwriting decisions on the basis of estimated underwriting profit without taking into account potential investment returns on the duration of claims payments. Paris Re’s pricing, which is done by its underwriters supported by actuarial analysis and centrally developed and approved pricing tools, takes into account past losses as well as possible future expected claims, based on risk research and regular monitoring of risk developments. In addition, pricing includes charges for management expenses and cost of capital. Although pricing procedures differ according to the type of reinsurance (treaty or facultative, proportional or non-proportional), Paris Re’s overall pricing framework and monitoring are coordinated in a centralized manner. Class managers for each line of business are responsible for the profitability of that business line on a worldwide basis and establishing underwriting targets based on combined final ratio benchmarks, excluding general expenses and investment returns.

Paris Re’s underwriting is conducted through treaty and facultative underwriting teams, with the support of technical departments such as portfolio management and analysis, actuarial, claims, legal, retrocession and accounting.

Each line of business is led by a class manager who benefits from sophisticated proprietary tools developed internally and, where available, external models to assess Paris Re’s exposures and price the business. Paris Re’s underwriting organization is managed using a matrix-based underwriting approach in which line-of-business underwriters and regional marketing managers jointly review each risk not within the scope of our underwriting guidelines or their underwriting authority. In the case of global markets, which includes credit and surety, MAS, weather, agriculture, sport, leisure and entertainment and energy offshore and onshore facultative business, there is limited delegation to the regional managers, and the class underwriting team directly underwrites the business. Underwriters in Paris Re’s treaty team are granted scaled underwriting authority with four defined levels of authority based on pricing and sensitivity levels. Underwriters of energy facultative businesses are granted scaled underwriting authority while underwriters of property facultative businesses are only authorized to enter into reinsurance policies through a double signature process requiring the signature of at least one senior underwriter.

Paris Re’s underwriting process also employs various internal retrocession programs whereby risks and the associated profits and losses are transferred within Paris Re to optimize risk management, capital allocation and in light of other operational considerations. Pursuant to such programs, for example, Paris Re cedes a portion of its Canadian, U.S. and French business to an affiliated company, Paris Re Switzerland AG.

Paris Re’s underwriting organization is overseen by the Underwriting and Risk Management Committee of the board of directors, whose principal objective is to monitor underwriting policy and guidelines, management of probable maximum loss, or “PMLs,” retrocession policy and major loss development. In developing underwriting guidelines and monitoring risk, the Underwriting and Risk Management Committee approves general principles for risk tolerance and overall underwriting capacity allocation. The overall objective of these procedures is to achieve an appropriate return despite the occurrence of risks and to safeguard Paris Re’s solvency.

Technical risk management and retrocession

The technical risk management, or “TRM,” process plays an essential role in the monitoring of Paris Re’s exposures and in its economic capital modeling. The process entails two main steps.

The first step involves the definition of all the risks and zones that present exposures in excess of a specified threshold, which Paris Re characterizes as a major loss, and the associated occurrence exceedance probability curve for each such peril zone and line of business. Until 2008, a loss was considered “major” if the gross amount, all lines of business taken together, exceeded $30 million. As of January 1, 2009, a loss is considered to be major if a branch loss at the deepest granular level reported exceeds $20 million, for a single operating line of business.

The second step consists of stochastically generating gross losses, the net of retrocession, for each such zone to determine the annual exceedance probability curve. The TRM process is carried out on a quarterly basis, as well as throughout the budgeting process. The TRM process is also carried out to assess retrocession options and to optimize Paris Re’s risk/reward profile. Paris Re uses the result generated through the TRM process to monitor its exposures, re-balance its PMLs and adjust its underwriting and retrocession programs.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF PARIS RE

Overview

Paris Re is a provider of reinsurance, conducting operations worldwide principally through operating subsidiaries and branches in Switzerland, France, the United States, Singapore, Canada and Bermuda. Paris Re was formed in 2006 when it acquired substantially all the reinsurance operations of Colisée Re (formerly AXA Re). Paris Re provides reinsurance on a treaty and facultative basis to primary insurers of property, casualty, marine, aviation and space, credit and surety, life, accident and health risks, as well as certain other risks, through a team of highly skilled and experienced underwriters. Paris Re’s underwriting is conducted through the following six operating lines:

•	property;

•	casualty (including general liability and motor liability);

•	facultative;

•	credit and surety;

•	marine, aviation and space, which is referred to herein as “MAS;” and

•	life, accident and health.

Paris Re derives its revenues principally from:

•	premiums from its reinsurance business;

•

investment income and gains from its portfolio of invested assets including those underlying the funds withheld asset (see “Liquidity and Capital Resources—Investments—Funds Withheld Asset” below), net of investment expenses; and

•	interest on premium and loss deposits withheld by Paris Re’s clients.

Paris Re’s costs and expenses principally consist of:

•	losses and loss adjustment expenses as offset by recoveries from the retrocessional reinsurance it purchases;

•	operating and administration costs, which include:

•	treaty and facultative underwriting acquisition costs, commonly referred to as commissions and brokerage;

•	overhead costs, predominantly consisting of salaries and related costs;

•	interest expenses;

•	income taxes; and

•	costs of retrocessional reinsurance it purchases.

Paris Re’s profitability depends to a large extent on:

•	the quality of its underwriting and pricing;

•	the frequency and severity of incurred losses, including losses from catastrophes, and the timing of related loss and benefit payments;

•	its ability to earn appropriate yields on its investment portfolio;

•	its ability to manage operating and administration costs;

•	its ability to manage foreign exchange currency risk;

•	its ability to maintain an adequate capitalization and financial strength rating;

•	its ability to manage claims effectively; and

•	its ability to efficiently and effectively manage risk, including through retrocessions.

The 2006 acquisition

Paris Re was formed on March 27, 2006 and commenced operations following the acquisition of substantially all the reinsurance operations of the AXA Re (since renamed Colisée Re), which is referred to herein as the “2006 acquisition.” The transactions effecting the 2006 acquisition were completed pursuant to a stock purchase agreement with Colisée Re that was executed on June 5, 2006. As a result, in accordance with IFRS, Paris Re’s audited consolidated financial statements for 2006 cover the period from incorporation to December 31, 2006.

In connection with the 2006 acquisition, Paris Re and its affiliates entered into the following arrangements:

•

AXA, Colisée Re and Paris Re entered into a reserve agreement, which is referred to herein as the “reserve agreement,” pursuant to which AXA and Colisée Re agreed to guarantee reserves relating to losses incurred prior to January 1, 2006. The reserve guarantee provided by AXA is conditioned upon, among other things, the guaranteed business, including all related ceded reinsurance, being managed by an affiliate of AXA.

•

Colisée Re and affiliates of Paris Re entered into two quota share retrocession agreements to reinsure substantially all of the business of Colisée Re: one between Paris Re (France) and Colisée Re and the other between the Canadian branch of Paris Re (France) and the Canadian branch of Colisée Re. The two quota share retrocession agreements are collectively referred to herein as the “quota share retrocession arrangement.”

•

Colisée Re and Paris Re (France) entered into an issuance agreement, which is referred to herein as the “issuance agreement”, pursuant to which Colisée Re wrote certain business on behalf of Paris Re (France) for a specified period that ended on September 30, 2007. The issuance agreement enabled Paris Re (France) to write business, through Colisée Re, during a period after the closing of the 2006 acquisition when Paris Re (France) had not yet obtained a standalone financial strength rating.

•

Paris Re (France) and Colisée Re entered into a claims management and services agreement, pursuant to which Paris Re (France) agreed to provide certain services, including claims management, in respect of the business that is covered by the quota share retrocession arrangement but not subject to the reserve guarantee of AXA and Colisée Re.

Pursuant to the quota share retrocession arrangement, “funds withheld” balances were established by Colisée Re for the benefit of Paris Re (France), which is referred to herein as the “funds withheld asset.” As of December 31, 2008, the funds withheld asset included (1) investments held in Colisée Re accounts for a total market value of U.S. $2,306.6 million, (2) investment income to be received from Colisée Re in cash at the beginning of the quarter ending on March 31, 2009 in the amount of U.S. $19.6 million, and (3) net receivables held in Colisée Re accounts in the amount of U.S. $176.7 million. The investment income on the funds withheld asset inures to the benefit of Paris Re and the investment loss on the funds withheld asset is borne by Paris Re (see “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Liquidity and Capital Resources—Investments—Funds Withheld Asset” below). As a result of the quota share retrocession arrangement, gross written premiums recorded in Paris Re’s financial statements are net of retrocession premiums paid directly by Colisée Re to related retrocessionaires as described under “Consolidated Results of Operations.”

In connection with the 2006 acquisition, Paris Re (France), which had no operating history prior to the 2006 acquisition, acquired the following subsidiaries of Colisée Re: in January 2007, Compagnie Générale de Réassurance de Monte Carlo (“CGRM”); and, in July 2007, AXA Re Asia-Pacific Pte. Ltd.

Recent Events

2008 and the first six months of 2009 were marked by significant insured loss events, which affected both Paris Re and the insurance and reinsurance industries generally, and by general turbulence in the world financial markets, the impact of which on Paris Re was largely mitigated by its investment portfolio policy described below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Liquidity and Capital Resources—Investments.”

Important loss events in the first six months of 2009 included Windstorm Klaus, which constituted a major loss with an estimated net cost of U.S. $18.6 million, and bushfires in Victoria, Australia, which constituted a large loss with an estimated net cost of U.S. $6.8 million. Important loss events in 2008 included a major hurricane in the United States, an earthquake and snowstorms in China and a high frequency of large industrial losses. Hurricane Ike, which hit the coast of Texas on September 12, 2008, caused damage exceeding U.S. $15 billion in insured losses to the insurance industry, including losses related to offshore installations. Based upon industry estimates, Ike is the third most costly natural catastrophe event to have affected the United States since 1970. Other natural catastrophe events during 2008 included the Windstorm Emma (Western Europe, February 29, 2008), which resulted in a U.S. $8.1 million net cost to Paris Re as of December 31, 2008; the Hilal Storm (Germany, May 31, 2008), which resulted in a U.S. $9.9 million net cost to Paris Re as of December 31, 2008; and Hurricane Gustav (Atlantic seaboard and Gulf Coast of the United States, August 2008), which resulted in a U.S. $7.9 million net cost to Paris Re as of December 31, 2008. In addition, a number of large industrial losses across the globe, each exceeding U.S. $100 million in total insured losses, occurred in 2008, which primarily affected petrochemical installations or heavy industry such as mines and steelworks.

Furthermore, the failure of Lehman Brothers, the serious financial difficulties arising at U.S. insurer AIG, and a deepening financial crisis affecting markets generally weakened a number of reinsurers through significant asset impairments and investment portfolio writedowns. These events impacted the assets and rating of reinsurers generally as well as their competitive position with respect to cedants, as the soundness of balance sheets increasingly became a determining factor in the selection of reinsurance providers by prospective clients over the course of 2008.

Consequently, reinsurers’ 2008 results were impacted both by asset impairments and a much higher level of claims than in 2007. Accordingly, as of January 1, 2009, rate increases, some of them significant, were observed among most major reinsurance providers in property-casualty, maritime and credit insurance.

Critical accounting policies

Paris Re’s consolidated financial statements have been prepared in accordance with IFRS.

Preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period. As discussed further below, management believes the items that require the most subjective and complex estimates are (1) reserves for losses and loss adjustment expenses, (2) recognition of premiums, (3) valuation of investments, and (4) value of business in force. Paris Re’s management believes these accounting policies are critical to Paris Re’s operations as the application of these policies requires Paris Re’s management to make significant assumptions and judgments.

Inward or outward reinsurance contracts may be subject to different treatment under IFRS accounting rules depending on their classification as insurance contracts under IFRS 4 or financial contracts under IAS 39. Inward and outward reinsurance contracts which include a significant risk transfer are classified as insurance contracts under IFRS 4 and accounted for in accordance with this rule. In the event that inward or outward transactions do not transfer a significant amount of risk, they are accounted for in accordance with IAS 39. In accordance with IAS 39, gross premiums are no longer reported as premium revenues, and technical reserves and deferred acquisition costs included in the balance sheet are reclassified as financial assets or liabilities as a deposit under the line items “Financial contracts assets” and “Financial contracts liabilities” on the balance sheet. Paris Re has accounted for all of its inward and outward reinsurance treaties according to IFRS 4, based on assessment that all of its treaties include significant risk transfer.

Reserves

Reserves for losses

Reserves for losses cover expected underwriting losses. Reserves for losses are estimated on the basis of historical data and present trends in loss experience, taking into consideration the rates of settlement for accounts from all lines of business. The level of this provision also takes into consideration factors such as inflation and applicable regulations. These reserves cover the estimated liability for both reported claims and incurred but not reported (“IBNR”) claims. Loss reserve estimates for reinsurance business are not precise in that they deal with the inherent uncertainty of future events. These estimates and judgments are based on numerous factors and may be revised as additional experience or other data becomes available.

Further uncertainties are introduced by the fact that Paris Re must often rely on loss information reported to brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete and changing information.

The information received varies by cedant and may include paid losses, estimated case reserves and estimated provisions for IBNR. Additionally, reserving practices and the quality of data reported varies among ceding companies, which adds further uncertainty to the estimation of the ultimate losses. In addition, the time lag inherent in the reporting from the original claimant to the primary insurer, to the reinsurance broker (where the business has not been written directly), and then to the reinsurer is such that our management is required to estimate losses in advance of receiving all available claims information.

Reserves estimates are highly dependent on Paris Re’s management judgment and therefore uncertain because of a number of factors, including (1) the degree of reliance that is placed on ceding companies for claims reporting, (2) the varying reserving practices among ceding companies, (3) the time lag between the time the claims are reported to the ceding companies and the time these claims are reported to Paris Re, and (4) the low frequency and high severity of many of the loss events underwritten by Paris Re.

Loss adjustment expense reserves

Loss adjustment expense reserves cover all expenses related to the administration of reinsurance claims. In particular, loss adjustment expense reserves cover expenses for claims that have been incurred but not yet paid. Loss adjustment expense reserves are evaluated in the context of the different phases of claims administration (opening of the file, technical monitoring, and payment of the claim) and calculated on the basis of analytical aggregates for each line of business.

Premium recognition

Reinsurance premiums are written on an excess of loss or a proportional basis. Reinsurance contracts are generally written prior to the time the underlying direct policies are written by cedants and accordingly cedants must estimate future premiums when purchasing reinsurance coverage.

For excess of loss contracts, the deposit premium is defined in the contract, mainly as “minimum and deposit” premium. The initial deposit premium is based on the ceding company’s estimated premiums, and this estimate is the amount recorded as written premium in the period the risk incepts. In most cases, these contracts are adjustable at the end of the contract period. Subsequent adjustments, based on reports by the ceding companies of actual premium, are recorded for each contract in the period in which these adjustments are determined, which typically takes place within six months to one year after the expiration of the contract.

For proportional contracts, an estimate of written premium is recorded in the period in which the risk incepts. At the inception of the contract, the ceding company estimates how much premium it expects to write during the year. As with non-proportional contracts, the estimate of reinsurance premium is based on information provided by ceding companies and management’s judgment. Subsequent adjustments are recorded when the actual premium is reported by the ceding company. Ceding companies typically report this information on a three- to six-month lag, and actual cessions may be significantly different from the original estimate.

Paris Re evaluates the appropriateness of these premium estimates based on the latest information available, which includes actual premium reported to date, the latest premium estimates as provided by cedants and brokers, historical experience, management’s professional judgment based on information obtained during the underwriting renewal process, and continuing assessment of relevant economic conditions. The written premium recorded, estimated by the Paris Re’s actuarial department, results from the Paris Re assumptions of the ultimate premium amount. As actual premium amounts are communicated by ceding companies, initial estimates are updated. Adjustments to premium estimates are recorded in the period in which they become known. These adjusted premiums might differ significantly from original premium estimates and may significantly affect earnings in the period they are determined.

Valuation of Investments

Paris Re records all of its fixed maturity and other invested assets at fair value in its consolidated balance sheet. The changes in fair value of all of Paris Re’s investments carried at fair value are recorded in “Other Comprehensive Income” according to IAS 39 as Paris Re’s invested assets are reflected in the Available For Sale (AFS) category with the exception of the following unrealized exchange rate gains and losses on monetary assets which are recognized pursuant to IAS 21:

•	in net income for the exchange difference applicable to the amortized cost of an asset; and

•	in shareholders’ equity for the remaining foreign exchange difference.

Exchange gains and losses on non-monetary financial assets recorded at fair value are recognized in shareholders’ equity.

Paris Re uses certain assumptions and judgments to derive the fair value of its investments, particularly for those assets with significant unobservable inputs, commonly referred to as Level 3 assets. Quotes available on the market are used for government and corporate bonds while Asset-Backed Securities, which are referred to herein as ABS, are fair valued upon external valuation. Such valuations are challenged by Paris Re which analyzes the expected cash flows on case-by-case basis.

Where there is objective evidence that a financial asset is impaired, the amount of the cumulative loss is recognized in profit and loss.

Impairment tests are performed at the close of each audit period. The indicators used by management to evaluate impairment are the following:

•	significant financial difficulty of the issuer;

•	the risk of non-performance of a contract due to non-payment or to a delay in the payment of principal or of interest;

•	the grant by a lender, for economic or legal reasons, of a concession it would not otherwise grant;

•	the risk of bankruptcy or of financial restructuring of the issuer;

•	the risk of deterioration of equity markets following a financial crisis;

•

the existence of objective data indicating a measurable decrease in the estimated future cash flow of the financial asset, or an adverse development of the payment status of borrowers indicating the risk of asset default; or

•	a significant or continuous decline in fair value below its amortized cost.

In light of the recent financial crisis, Paris Re implemented in December 2007 a specific reserving methodology for its portfolio of ABS. This methodology is based on an analysis in accordance with the following criteria:

•	for unrealized loss in excess of 50%, Paris Re reports an impairment charge of 100% of the unrealized loss; and

•	for unrealized losses below 50%, Paris Re reports an impairment charge in the income statement which corresponds to 100% of the unrealized loss, if two of the three following criteria are met:

•	consistent unrealized loss greater than 20% for a period of six consecutive months, as measured on the final date of applicable reporting period;

•	a rating of less than A-; or

•	a solvency ratio below 100% (where the value of the underlying collateral less the delinquency rate falls below 100%).

Value of Business in Force

For Paris Re, intangible assets mainly include assets (e.g., renewal rights and customer relationships) called “value of business in force” recognized as a result of business combinations.

A part of these assets relates to the revaluation of technical reserves transferred to Paris Re in connection with the 2006 acquisition. These reserves have been reassessed to reflect the fact that they are held on an undiscounted basis under IFRS, whereas the 2006 acquisition was accounted for as a purchase, which required that such reserves be accounted for at their fair value. Because these reserves are guaranteed by AXA and Colisée Re, their fair value was assessed at their discounted value. The resulting write-up of intangibles represents the difference between the undiscounted reserves and the discounted reserves based on:

•	a discount rate between 3.5% and 5%, depending on currency; and

•	the anticipated payout pattern of such reserves.

Significant changes in the payout pattern of such reserves and changes in the current economic environment leading to change in interest rates could lead to an acceleration in the amortization of the value of business in force, which would be recorded against net income in the period such deterioration occurred.

As required by IFRS 4, a liability adequacy test is performed in each consolidated entity in order to assess the adequacy of the reinsurance liabilities net of related deferred acquisition costs and value of business in force at such date.

The test considers best estimates of all contractual free cash flows, of related cash-flows such as claim handling costs, and investment yields relating to assets backing these contracts. Current exchange rates are used for contracts written in foreign exchange currencies and a margin for risks (including insurance risk, asset return risk and inflation risk) associated with the contracts is also considered. If the test shows that the net liability is inadequate, the entire deficiency is recognized in profit and loss for the amount of the deficiency.

Factors Affecting Comparative Results

In connection with the 2006 acquisition, Colisée Re agreed to write business on behalf of Paris Re (France) for a specified period that ended on September 30, 2007. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Overview—The 2006 acquisition.” Any reinsurance policies and related retrocession agreements written by Colisée Re on behalf of Paris Re pursuant to the issuance agreement are subject to the quota share retrocession arrangement.

Gross written premiums recorded in Paris Re’s financial statements are net of retrocession premiums paid to retrocessionaires by Colisée Re on behalf of Paris Re. Accordingly, for the periods prior to the termination of the issuance agreement on September 30, 2007, gross written premiums of Paris Re are reduced by the amount of retrocession premiums paid by Colisée Re and ceded premiums of Paris Re do not reflect the retrocession premiums paid by Colisée Re. On September 30, 2007, however, Paris Re started underwriting inward and outward premiums on its own behalf, resulting in a higher level of gross written and ceded premiums for the periods after September 30, 2007. As a result, the comparison of gross written premiums and ceded premiums in 2008 compared to 2007 is less meaningful. Net written premiums and net earned premiums are not affected by the accounting of the quota share retrocession arrangement and issuance agreement.

Six month period ended June 30, 2009 compared to six month period ended June 30, 2008

Consolidated Results of Operations

The following information should be read in conjunction with, and is qualified by reference to, Paris Re’s consolidated financial statements and other financial information included elsewhere in this proxy statement. Amounts presented and discussed below may differ from those presented in Paris Re’s consolidated financial statements due to rounding.

	Six months ended June 30, 2009	Six months ended June 30, 2008
	(in thousands of U.S. dollars, except for percentage points)
Income statement
Gross written premiums	956,684	1,096,148
Net written premiums	816,372	919,171
Net earned premiums	578,066	591,820
Claims net of retrocession(1)	(381,271)	(352,087)
Commissions and brokerage net of retrocession	(97,672)	(103,882)

Net underwriting income	99,123	135,851

Net investment income	87,272	129,452
Net capital gains and losses	(2,127)	576
Valuation of derivative instruments	6,120	4,316
Variations in investment impairment	(38)	—
Other financial items(2)	43,203	(150,481)

Net financial income including debt expense	134,430	(16,138)
General expenses	(63,069)	(80,726)

Net income before amortization of intangibles	170,484	38,988
Amortization of intangibles	(29,049)	(49,336)

Net income (loss) before tax	141,435	(10,348)
Income tax	(20,452)	(15,247)

Total net income (loss)	120,984	(25,596)

	At June 30, 2009	At December 31, 2008
Balance sheet data
Total intangible assets	198,192	224,942
Total financial invested assets	4,945,800	4,679,776
Ceded technical reserves	285,301	230,367
Deferred tax assets	3,534	18,825
Total other assets	1,139,849	857,082
Cash and cash equivalents	237,870	380,690

Total assets	6,810,547	6,391,681

Total shareholders’ equity	2,158,572	2,171,759
Total liabilities relating to reinsurance and investment contracts	4,125,794	3,787,792
Provisions for risks and charges	11,430	11,947
Deferred tax liabilities	87,410	92,498
Total other payables(3)	427,342	327,686

Total liabilities	6,810,547	6,391,681

Ratios
Total loss ratio net of reinsurance(4)	66.0%	59.5%
Total net expense ratio(5)	27.8%	31.2%
General expense ratio(6)	10.9%	13.6%
Net commissions and brokerage expense ratio(7)	16.9%	17.6%
Combined ratio(8)	93.8%	90.7%

(1)	Claims net of retrocession, which is sometimes referred to as a “claims charge,” consists of major losses and attritional losses. Starting January 1, 2009, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $20.0 million, for a single operating line of business. For 2008 and prior years, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $30.0 million, to all operating lines of business combined. All other losses are referred to as “attritional” or “non-major” losses.
(2)	Other financial items include “exchange rate impact” and “financial results—other” in Paris Re’s consolidated financial statements included elsewhere in this proxy statement.
(3)	Total other payables consist of payables arising from reinsurance operations, technical accruals on ceded reinsurance and other payables.
(4)	Claims net of retrocession, divided by net earned premiums. The total loss ratio net of reinsurance is net of any positive or negative development on prior years.
(5)	Sum of commissions and brokerage net of retrocession including acquisition and operational expenses and general and administrative expenses, divided by net earned premiums.
(6)	Sum of general expenses divided by net earned premiums.
(7)	Sum of commissions and brokerage net of retrocession divided by net earned premiums.
(8)	Sum of the total loss ratio net of reinsurance and the total net expense ratio.

Premiums

Gross written premiums decreased by U.S. $139.5 million from U.S. $1,096.1 million in the first half of 2008 to U.S. $956.7 million in the first half of 2009, a decrease of 12.7%. The reduction in gross written premiums is principally due to Paris Re’s reduced writings in the credit line of business, which continued to face challenging market conditions, the decision to cease writing wind covers in the Gulf of Mexico and the cancellation of certain unprofitable proportional treaties.

Net written premiums decreased by U.S. $102.8 million from U.S. $919.2 million in the first half of 2008 to U.S. $816.4 million in the first half of 2009, a decrease of 11.2%. The decrease in net written premiums is due primarily to the decrease in gross written premiums in the first half of 2009 as slightly offset by a decrease in premiums retroceded together with positive developments on premium estimates with respect to prior years which amounted to U.S. $20.3 million.

Net earned premiums remained relatively stable at U.S. $578.1 million for the first half of 2009 compared to U.S. $591.8 million for the first half of 2008, a decrease of U.S. $13.8 million or 2.3%. This slight decrease resulted from the decrease in volume of net written premiums described above as offset by a change of portfolio mix reflecting fewer proportional treaties, whose premium acquisition pattern is relatively more elongated, and the amortizing effect of a higher level of previous year premiums earned in the first six months of 2009.

Claims net of retrocession

Claims net of retrocession increased by U.S. $29.2 million from U.S. $352.1 million in the first half of 2008 to U.S. $381.3 million in the first half of 2009, an 8.3% increase. The increase in claims net of retrocession was mainly attributable to the occurrence of a major loss in 2009 (Windstorm Klaus in January) for a total net loss of U.S. $21.3 million. No such comparable major loss occurred in the first half of 2008. In addition, in 2009 Paris Re paid U.S. $7.8 million in connection with the execution of commutation agreement by Colisée Re that followed the termination of a legacy reinsurance treaty covering certain financial guarantee business.

The increase in claims net of retrocession resulted in a total loss ratio net of reinsurance of 66.0% in the first half of 2009, an increase of 6.5 percentage points compared to 59.5% in the first half of 2008. The major loss linked to Windstorm Klaus represented 3.7 percentage points of the total loss ratio net of reinsurance over the half year 2009. In addition, the credit and surety line of business, which remained exposed to the financial crisis, had a loss ratio of 134.4% compared to 53.9% in the first half of 2008. Paris Re registered unfavorable prior year developments on reserves in the credit and surety line representing 3.0 percentage points of total loss ratio net of reinsurance in the first half of 2009.

Commissions and brokerage net of retrocession

Commissions and brokerage net of retrocession decreased by $6.2 million from U.S. $103.9 million in the first half of 2008 to U.S. $97.7 million in the first half of 2009, a 6.0% decrease. Paris Re’s net commissions and brokerage expense ratio was 16.9% in the first half of 2009 compared to 17.6% in the first half of 2008, primarily as a result of change in business mix with fewer proportional treaties whose commissions rate is usually higher.

Over the first half of 2009, the combined ratio increased by 3.1 percentage points to 93.8%, against 90.7% for the first half of 2008, as a result of the factors described above offset in part by the factors described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of PARIS RE—Consolidated Results of Operations—General Expenses” below.

Net underwriting income

As a result of the occurrence of Windstorm Klaus, the decrease in positive development across all lines on prior years to U.S. $1.0 million in the first half of 2009 from U.S. $14.5 million in the first half of 2008, and the decrease in current accident year results from attritional claims to U.S. $116.6 million in the first half of 2009 from U.S. $121.3 million in the first half of 2008, net underwriting income decreased by U.S. $36.7 million from U.S. $135.9 million in the first half of 2008 to U.S. $99.1 million in the first half of 2009, a decrease of 27.0%.

Net financial income including debt expense

Net financial income including debt expense increased by U.S. $150.6 million from U.S. $(16.1) million in the first half of 2008 to U.S. $134.4 million in the first half of 2009 as a result of the factors described below.

Net investment income decreased by U.S. $42.2 million from U.S. $129.5 million in the first half of 2008 to U.S. $87.3 million in the first half of 2009, a 32.6% decrease. This decrease was principally due to a lower amount of capital gains net of impairment generated in the funds withheld asset, declining yields resulting from lower interest rates and a reduced amount of invested assets. Net investment income for the first half of 2009 includes pre-tax realized capital gains, net of impairments generated within the funds withheld asset, in connection with the sale of the equity portfolio in the funds withheld asset during the first half of 2008, in the amount of U.S. $3.8 million, compared to U.S. $22.2 million in the first half of 2008. The realized capital gains generated in the funds withheld asset and discussed above are included in “net investment income.”

As of June 30, 2009, Paris Re had cash and invested assets, including assets held by Colisée Re on a funds-withheld basis for the benefit of Paris Re, of U.S. $5,183.7 million, a decrease of U.S. $524.5 million, or 9.2%, from June 30, 2008. The decrease in financial invested assets is principally the result of capital distributions made in July 2008 and May 2009 in the amount of U.S. $264.3 million and U.S. $151.5 million respectively, related to Paris Re’s share buyback program, and a payment made to Colisée Re under the reserve agreement.

The asset allocation of these financial invested assets as of June 30, 2009 was 89.9% fixed income (of which 33.7% was in government bonds, 15.1% in agencies, 2.1% in ABS, 39.0% in corporate bonds), 8.1% cash, cash equivalents and money market funds, and 2% other. The fixed income portfolio had an average Standard & Poor’s credit rating of “AA-” with an average effective duration of 3.2 years as of June 30, 2009.

The table below provides Paris Re’s investment income by asset type:

	Six months ended June 30, 2009	Six months ended June 30, 2008	Variance
	(in thousands of U.S. dollars)		(%)
Bonds	43,469	29,665	47%
Equities	32	9	260%
Other financial assets available for sale	247	10,203	-98%
Other assets held by non consolidated investment funds	102	502	-80%
Loans and other loans	71	78	-8%
Other investment income	275	852	-68%
Income from funds withheld asset	42,426	84,532	-50%
Income from cash equivalent	2,316	5,207	-56%
Debt expense	—	—	—
Expenses on investments and loans	(1,666)	(1,597)	4%

Total net investment income	87,272	129,452	-33%

Realized capital gains and losses
Bonds	(2,206)	3,624	-161%
Equities	80	(3,048)	-103%
Non consolidated mutual funds invested in other assets (mainly money market funds)	—	(4,216)	-100%
Cash equivalent	—	4,216	-100%
Other realized gains and losses	(1)	—	—

Net capital gains and losses	(2,127)	576	-469%

Valuation of derivative instruments	6,120	4,316	42%
Variations in investment impairment	(38)	—	—
Exchange Rate impact	43,546	(149,581)	-129%
Financial Results—Other	(343)	(900)	-62%

Net investment income including debt expenses	134,430	(16,138)

As of June 30, 2009, the market value of Paris Re’s total ABS exposure was U.S. $106.9 million, of which U.S. $74.1 million consisted of agency Mortgage-Backed Securities, which are referred to herein as “MBS,” and Collateralized Mortgage Obligations, which are referred to herein as “CMO,” guaranteed by U.S. Government sponsored enterprises, and U.S. $13.1 million was U.S. student loans issued under the U.S. Federal Family Education Loan Program and almost entirely insured by the U.S. Department of Education. As of June 30, 2009,

the ABS collateralized by sub-prime and “Alt-A” residential mortgages amounted to U.S. $7.7 million, or 0.15% of total financial invested assets. Paris Re has no exposure to collateralized loan obligations or collateralized debt obligations. During the first half of 2009, Paris Re recognized investment impairments of U.S. $11.0 million (at the average exchange rate over the period and including funds withheld asset impairment) through the income statement.

During the first half of 2009, Paris Re realized U.S. $2.1 million in net capital losses in its directly held investment portfolio, compared to a net capital gain of U.S. $0.6 million in the first half of 2008.

Paris Re’s investment portfolio had pre-tax unrealized gains of U.S. $80.9 million (including U.S. $24.1 million of unrealized gains in the funds withheld asset, which is not reflected in Paris Re’s shareholders equity account) as of June 30, 2009.

Other financial items, including mainly exchange rate impact, increased in the first half of 2009 by U.S. $193.7 million resulting in a gain of U.S. $43.2 million in the first half of 2009 compared to a loss of U.S. $150.5 million in the first half of 2008, primarily due to currency exchange rate impact.

General expenses

General expenses decreased by U.S. $17.7 million from U.S. $80.7 million in the first half of 2008 to U.S. $63.1 million in the first half of 2009, a 21.9% decrease. The decrease is principally attributable to a reduction in the amortization cost for Paris Re’s equity incentive plan, to savings realized from several cost cutting initiatives undertaken at the end of 2008 (including a decrease in volume and price of travel, cancellation of several internal seminars and the reorganization of certain departments as a result of non-replacement of certain personnel leaving Paris Re), and to the income derived from the sale of CGRM’s office following its liquidation in May, partially offset by fees related to the combination agreement with PartnerRe for an amount of U.S. $12.9 million.

At constant exchange rates, expenses relating to restricted stock and options decreased by U.S. $6.4 million from U.S. $14.2 million in the first half of 2008 to U.S. $7.8 million for the first half of 2009. This decrease is mainly explained by the vesting of equity grants at the end of 2008.

Amortization of intangibles

Expense for amortization of intangibles decreased by U.S. $20.3 million from U.S. $49.3 million in the first half of 2008 to U.S. $29.0 million in the first half of 2009, a decrease of 41.1%. For Paris Re, intangibles mainly include assets (such as renewal rights, customer relationships and reevaluation of technical reserves at a discounted value as a result of the reserve agreement) referred to as “value of business in force” recognized as a result of business combinations. The decrease in amortization of intangibles was mainly due to an updated and elongated reserve payout pattern resulting from comparisons between anticipated reserve payouts and actual reserve levels.

Income tax

Net income before tax was U.S. $141.4 million in the first half of 2009 compared to a taxable loss of U.S. $10.3 million in the first half of 2008. Income taxes reduced net income by U.S. $20.5 million in the first half of 2009, and increased net loss by U.S. $15.2 million in the first half of 2008, an increase of 34.1%.

Total net income

Paris Re’s total net income increased by U.S. $146.6 million to U.S. $121.0 million in the first half of 2009 from a total net loss of U.S. $25.6 million in the first half of 2008. This increase is primarily due to an increase in net financial income including debt expense and, in particular, to exchange rate impact that caused a loss of U.S. $149.6 million in the first half of 2008 and a gain of U.S. $43.5 million in the first half of 2009.

Underwriting Results by Operating Lines of Business

Paris Re manages its business according to the following six operating lines of business: property (proportional and non-proportional); facultative; casualty (encompassing general liability, proportional motor and non-proportional motor); MAS, comprising marine, aviation and space; credit and surety; and life, accident and health.

Six months ended June 30	Property		Facultative		Casualty		Credit/Surety		Marine, Aviation and Space		Life, Accident and Health		TOTAL
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	462	492	122	135	158	181	94	138	57	76	63	75	957	1,096
Net written premiums	373	369	84	96	158	180	83	127	56	74	63	72	816	919
Net earned premiums	239	219	84	105	111	114	49	65	44	54	52	35	578	592
Claims net of retrocession	(101)	(87)	(45)	(92)	(89)	(78)	(65)	(35)	(30)	(35)	(50)	(26)	(381)	(352)
Commissions and brokerage net of retrocession	(33)	(28)	(13)	(16)	(24)	(24)	(17)	(22)	(6)	(7)	(5)	(6)	(98)	(104)
Net underwriting income	104	104	26	(3)	(2)	12	(34)	8	8	12	(4)	4	99	136
General expenses(1)	(30)	(34)	(11)	(17)	(10)	(13)	(2)	(5)	(4)	(6)	(5)	(5)	(63)	(81)
Total loss ratio net of reinsurance	42.5%	39.8%	53.6%	87.3%	79.9%	68.3%	134.4%	53.9%	68.9%	64.3%	96.8%	73.2%	66.0%	59.5%
Net commissions and brokerage expense ratio	13.8%	12.7%	15.3%	15.6%	21.6%	21.4%	35.0%	34.4%	12.9%	13.7%	10.1%	15.6%	16.9%	17.6%
General expense ratio	12.7%	15.6%	13.5%	16.3%	8.8%	11.6%	4.5%	8.3%	9.3%	11.4%	10.3%	13.3%	10.9%	13.6%
Combined Ratio	69.1%	68.2%	82.4%	119.2%	110.3%	101.4%	173.9%	96.6%	91.1%	89.4%	117.2%	102.1%	93.8%	90.7%

(1)	General expenses by operating line of business results from the application of an allocation key by operating line of business to the total amount of general expenses. This allocation key is based on a yearly in-depth study by entity and by budgetary section. For each entity or budgetary section, an allocation by operating line of business is performed using indicators chosen by Paris Re’s management control department and the managers of the relevant budgetary sections. These indicators include headcounts, timesheets, amounts of premiums, and amounts of claims.

Property

The following table shows key financial information for Paris Re’s property line of business for the six month periods ended June 30, 2009 and June 30, 2008.

	Six months ended June 30,
	2009	2008	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	462	492	(30)
Net written premiums	373	369	4
Net earned premiums	239	219	20
Claims net of retrocession	(101)	(87)	(14)
Commissions and brokerage net of retrocession	(33)	(28)	(5)

Net underwriting income	104	104	—

General expenses	(30)	(34)	4
Total loss ratio net of reinsurance	42.5%	39.8%	2.8	pts.
Net commissions and brokerage expense ratio	13.8%	12.7%	1.1	pts.
General expense ratio	12.7%	15.6%	(2.9	) pts.
Combined ratio	69.1%	68.2%	0.9	pts.

Gross written premiums decreased by U.S. $30 million, or 6.1%, to U.S. $462 million in 2009 from U.S. $492 million in 2008. This decrease is principally the result of the non-renewal of some unprofitable treaties.

Net written premiums increased by U.S. $4 million, or 1.1%, to U.S. $373 million for the first half of 2009 from U.S. $369 million in the first half of 2008. At constant exchange rates, net written premiums increased by 10%. The rise in net written premiums compared to a decrease in gross written premiums is attributable to the decrease in premiums retroceded under non-proportional property treaties.

Net earned premiums increased by U.S. $20 million, or 9.1%, to U.S. $239 million in the first half of 2009 from U.S. $219 million in the first half of 2008. The higher increase in net earned premiums compared to net written premiums mainly reflects the change of portfolio mix with fewer proportional treaties, whose premium acquisition pattern is relatively more elongated, and the amortizing effect of a higher level of previous year premiums earned in the first six months of 2009.

Claims net of retrocession increased by U.S. $14 million to U.S. $101 million in the first half of 2009 from U.S. $87 million in the first half of 2008. This increase was mainly attributable to the occurrence of a major loss in 2009, Windstorm Klaus, resulting in a total net cost including reinstatement premiums of U.S. $19 million (U.S. $21 million excluding reinstatement premiums), whereas there was no major loss during the first half of in 2008.

Net underwriting income in the property line of business remained stable at U.S. $104 million in both the first half of 2009 and 2008. This stability was mainly attributable to the occurrence of a major loss in 2009, Windstorm Klaus, resulting in a total net cost including reinstatement premiums of U.S. $19 million, and a decrease in the positive development on prior years to U.S. $19 million in the first half of 2009 from U.S. $27 million in the first half of 2008, both offset by higher premiums and a lower level of attritional losses.

General expenses decreased by U.S. $4 million to U.S. $30 million in the first half of 2009 from U.S. $34 million in the first half of 2008, an 11.4% decrease. This decrease was mainly attributable to the overall decrease in general expenses.

The net commissions and brokerage expense ratio increased by 1.1 percentage points to 13.8% in the first half of 2009 from 12.7% in the first half of 2008.

The combined ratio remained relatively stable at 69.1% in the first half of 2009 compared to 68.2% in the first half of 2008.

Facultative

The following table shows key financial information for Paris Re’s facultative line of business for the six month periods ended June 30, 2009 and June 30, 2008.

	Six months ended June 30,
	2009	2008	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	122	135	(13)
Net written premiums	84	96	(12)
Net earned premiums	84	105	(21)
Claims net of retrocession	(45)	(92)	47
Commissions and brokerage net of retrocession	(13)	(16)	3

Net underwriting income	26	(3)	29

General expenses	(11)	(17)	6
Total loss ratio net of reinsurance	53.6%	87.3%	(33.7	) pts.
Net commissions and brokerage expense ratio	15.3%	15.6%	(0.3	) pts.
General expense ratio	13.5%	16.3%	(2.8	) pts.
Combined ratio	82.4%	119.2%	(36.8	) pts.

Gross written premiums decreased by U.S. $13 million, or 9.7%, to U.S. $122 million in the first half of 2009 from U.S. $135 million in the first half of 2008. Net written premiums decreased by U.S. $12 million, or 12.9%, to U.S. $84 million in the first half of 2009 from U.S. $96 million in the first half of 2008. At constant exchange rates, net written premiums decreased by 6%. The decrease in gross written premiums and net written premiums was mainly attributable to the fact that Paris Re stopped writing Gulf of Mexico wind exposure in 2009.

Net earned premiums decreased by U.S. $21 million, or 20.5%, to U.S. $84 million in the first half of 2009 from U.S. $105 million in the first half of 2008. This relatively larger decrease in net earned premiums as compared to net written premiums mainly reflects a lower level of prior underwriting years’ premiums earned in the first half of 2009 compared to the first half of 2008.

Claims net of retrocession decreased by U.S. $47 million from U.S. $92 million in the first half of 2008 to U.S. $45 million in the first half of 2009, a 51.2% decrease. This decrease was mainly attributable to positive developments on prior years of U.S. $4 million in the first half of 2009 compared to a negative development on prior years of U.S. $(16) million in the first half of 2008 and to a lower level of claims in the first half of 2009 compared to the first half of 2008.

Principally as a result of this decrease in claims net of retrocession, net underwriting income increased by U.S. $29 million to U.S. $26 million in the first half of 2009 from U.S. $(3) million in the first half of 2008.

General expenses decreased by U.S. $6 million to U.S. $11 million in the first half of 2009 from U.S. $17 million in the first half of 2008, a 34.1% decrease. This decrease was mainly attributable to the overall decrease in general expenses.

The net commissions and brokerage expense ratio was stable at 15.3% in the first half of 2009 compared to 15.6% in the first half of 2008.

The combined ratio decreased by 36.8 percentage points to 82.4% in the first half of 2009 from 119.2% in the first half of 2008 principally as a result of lower level of claims experience in the first half of 2009 compared to the first half of 2008, in addition to positive claims developments on prior years as discussed above.

Casualty

The following table shows key financial information for Paris Re’s casualty line of business for the six month periods ended June 30, 2009 and June 30, 2008.

	Six months ended June 30,
	2009	2008	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	158	181	(23)
Net written premiums	158	180	(22)
Net earned premiums	111	114	(3)
Claims net of retrocession	(89)	(78)	(11)
Commissions and brokerage net of retrocession	(24)	(24)	—

Net underwriting income	(2)	12	(14)

General expenses	(10)	(13)	3
Total loss ratio net of reinsurance	79.9%	68.3%	11.5	pts.
Net commissions and brokerage expense ratio	21.6%	21.4%	0.2	pts.
General expense ratio	8.8%	11.6%	(2.8	) pts.
Combined ratio	110.3%	101.4%	8.9	pts.

Gross written premiums decreased by U.S. $23 million, or 12.8%, to U.S. $158 million in the first half of 2009 from U.S. $181 million in the first half of 2008. Net written premiums decreased by U.S. $22 million to U.S. $158 million in the first half of 2009 from U.S. $180 million in the first half of 2008, a 12.6% decrease. At constant exchange rates, net written premiums decreased by 7%. The decrease in gross written premiums and net written premiums is mainly attributable to reduced writing in the automobile sub-line of business, for which certain treaties have not been renewed, and to Paris Re’s participation in some programs that have been intentionally reduced.

Net earned premiums decreased by U.S. $3 million to U.S. $111 million in the first half of 2009 from U.S. $114 million in the first half of 2008, a 2.2% decrease. This relatively smaller decrease in net earned premiums as compared to gross written premiums and net written premiums is mainly explained by a higher level of prior underwriting years’ premiums being earned in the first half of 2009 compared to the first half of 2008.

Claims net of retrocession increased by U.S. $11 million, or 14.1%, from U.S. $78 million in the first half of 2008 to U.S. $89 million in the first half of 2009. This increase was mainly attributable to losses incurred in the automobile sub-line of business.

Net underwriting income decreased by U.S. $14 million to U.S. $(2) million in the first half of 2009 from U.S. $12 million in the first half of 2008. This decrease was mainly attributable to an increase in losses incurred in prior underwriting years primarily in the automobile sub-line of business (principally non-proportional treaties) and, to a lesser extent, in the general liability sub-line of business.

General expenses decreased by U.S. $3 million to U.S. $10 million in the first half of 2009 from U.S. $13 million in the first half of 2008, a 25.5% decrease. This decrease was mainly attributable to the overall decrease in general expenses.

The net commissions and brokerage expense ratio was relatively stable at 21.6% in the first half of 2009 compared to 21.4% in the first half of 2008.

The combined ratio increased by 8.9 percentage points to 110.3% in the first half of 2009 from 101.4% in the first half of 2008.

Credit and Surety

The following table shows key financial information for Paris Re’s credit and surety line of business for the six month periods ended June 30, 2009 and June 30, 2008.

	Six months ended June 30,
	2009	2008	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	94	138	(44)
Net written premiums	83	127	(44)
Net earned premiums	49	65	(16)
Claims net of retrocession	(65)	(35)	(30)
Commissions and brokerage net of retrocession	(17)	(22)	5

Net underwriting income	(34)	8	(42)

General expenses	(2)	(5)	3
Total loss ratio net of reinsurance	134.4%	53.9%	80.5	pts.
Net commissions and brokerage expense ratio	35.0%	34.4%	0.6	pts.
General expense ratio	4.5%	8.3%	(3.8	) pts.
Combined ratio	173.9%	96.6%	77.3	pts.

Gross written premiums decreased by U.S. $44 million to U.S. $94 million in the first half of 2009 from U.S. $138 million in the first half of 2008, a 31.4% decrease. Net written premiums decreased by U.S. $44 million to U.S. $83 million in the first half of 2009 from U.S. $127 million in the first half of 2008, a 34.6% decrease. At constant exchange rates, net written premiums decreased by 27%. The decrease in gross written premiums and net written premiums was mainly attributable to the non-renewal in 2009 of several treaties that Paris Re determined were unprofitable at the end of 2008 as a result of the financial and economic crisis.

Net earned premiums decreased by U.S. $16 million to U.S. $49 million in the first half of 2009 from U.S. $65 million in the first half of 2008, a 25.2% decrease. The relatively smaller decrease in net earned premiums compared to net written premiums was mainly attributable to a smaller decrease in prior underwriting years’ premiums earned in the first half of 2009 compared to the first half of 2008.

Claims net of retrocession increased U.S. $30 million to U.S. $65 million in the first half of 2009 from U.S. $35 million in the first half of 2008, an 85.7% increase. This increase was principally due to higher level of defaults linked to the economic crisis. In addition, Paris Re paid U.S. $7.8 million in connection with the execution of a commutation agreement by Colisée Re that followed the termination of a legacy reinsurance treaty covering certain financial guarantee business.

Net underwriting income decreased by U.S. $42 million to U.S. $(34) million in the first half of 2009 from U.S. $8 million in the first half of 2008. This decrease was mainly attributable to the significantly higher number of defaults expected in the proportional credit sub-line of business. Many of these occurred and anticipated defaults are the result of the continuation and intensification of the 2008 financial and economic crisis whose effects were felt in the first half of 2009 but not yet in the first half of 2008.

General expenses decreased by U.S. $3 million to U.S. $2 million in 2009 from U.S. $5 million in 2008, a 59.4% decrease. This decrease was mainly attributable to the overall decrease in general expenses.

The net commissions and brokerage expense ratio was relatively stable at 35.0% in the first half of 2009 compared to 34.4% in the first half of 2008.

The combined ratio increased by 77.3 percentage points to 173.9% in the first half of 2009 from 96.6% in the first half of 2008.

Marine, Aviation and Space

The following table shows key financial information for Paris Re’s marine, aviation and space line of business for the six month periods ended June 30, 2009 and June 30, 2008.

	Six months ended June 30,
	2009	2008	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	57	76	(19)
Net written premiums	56	74	(18)
Net earned premiums	44	54	(10)
Claims net of retrocession	(30)	(35)	5
Commissions and brokerage net of retrocession	(6)	(7)	1

Net underwriting income	8	12	(4)

General expenses	(4)	(6)	2
Total loss ratio net of reinsurance	68.9%	64.3%	4.6	pts.
Net commissions and brokerage expense ratio	12.9%	13.7%	(0.8	) pts.
General expense ratio	9.3%	11.4%	(2.1	) pts.
Combined ratio	91.1%	89.4%	1.8	pts.

Gross written premiums decreased by U.S. $19 million to U.S. $57 million in the first half of 2009 from U.S. $76 million in the first half of 2008, a 24.3% decrease. Net written premiums decreased by U.S. $18 million to U.S. $56 million in the first half of 2009 from U.S. $74 million in the first half of 2008, a 24.4% decrease. At constant exchange rates, net written premiums decreased by 22%. The decrease in gross written premiums and net written premiums was mainly attributable to the non-renewal of treaties covering the Gulf of Mexico.

Net earned premiums decreased by U.S. $10 million, or 18.1%, to U.S. $44 million in the first half of 2009 from U.S. $54 million in the first half of 2008. This relatively smaller decrease in net earned premiums compared to net written premiums is the result of developments with respect to prior years’ premium estimates.

Claims net of retrocession decreased U.S. $5 million to U.S. $30 million in the first half of 2009 to U.S. $35 million in the first half of 2008, a 12.2% decrease. This decrease is principally due to lower level of claims following a decrease in underwriting.

Net underwriting income decreased by U.S. $4 million to U.S. $8 million in the first half of 2009 from U.S. $12 million in the first half of 2008. This decrease was mainly attributable to the decrease in net earned premiums and to the non-recurrence of a U.S. $1 million positive development on prior year’s technical result recorded in 2008.

General expenses decreased by U.S. $2 million to U.S. $4 million in the first half of 2009 from U.S. $6 million in the first half of 2008, a 32.8% decrease. This decrease was mainly attributable to the overall decrease in general expenses.

The net commissions and brokerage expense ratio was relatively stable at 12.9% in the first half of 2009 compared to 13.7% in the first half of 2008.

The combined ratio increased by 1.8 percentage points to 91.1% in the first half of 2009 from 89.4% in the first half of 2008.

Life, Accident and Health

The following table shows key financial information for Paris Re’s life, accident and health line of business for the six month periods ended June 30, 2009 and June 30, 2008.

	Six months ended June 30,
	2009	2008	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	63	75	(12)
Net written premiums	63	72	(9)
Net earned premiums	52	35	17
Claims net of retrocession	(50)	(26)	(24)
Commissions and brokerage net of retrocession	(5)	(6)	1

Net underwriting income	(4)	4	(8)

General expenses	(5)	(5)	—
Total loss ratio net of reinsurance	96.8%	73.2%	23.6	pts.
Net commissions and brokerage expense ratio	10.1%	15.6%	(5.5	) pts.
General expense ratio	10.3%	13.3%	(3.0	) pts.
Combined ratio	117.2%	102.1%	15.1	pts.

Gross written premiums decreased by U.S. $12 million, or 15.4%, to U.S. $63 million in the first half of 2009 from U.S. $75 million in the first half of 2008. Net written premiums decreased by U.S. $9 million, or 13.3%, to U.S. $63 million in the first half of 2009 from U.S. $72 million in the first half of 2008. At constant exchange rates, net written premiums decreased by 11%. This decrease was attributable to the non-renewal of some treaties in Latin America along with a voluntary reduction in the credit and mortgage contracts in the context of unfavorable pricing conditions affecting the industry.

Net earned premiums increased by U.S. $17 million, or 46.8%, to U.S. $52 million in the first half of 2009 from U.S. $35 million in the first half of 2008. The increase in net earned premiums compared to the decrease in gross written premiums and net written premiums is mainly explained by the decrease in proportional treaties as compared to non-proportional treaties and by the increase in prior underwriting years’ premiums earned in 2009 compared to 2008.

Claims net of retrocession increased U.S. $24 million to U.S. $50 million in the first half of 2009 from U.S. $26 million in the first half of 2008. This increase is principally due to adverse developments on prior year results in an amount of U.S. $12 million recorded on claims mainly located in the United States, as well as the corresponding adjustment of the expected amount of claims in 2009.

Net underwriting income decreased by U.S. $8 million to U.S. $(4) million in the first half of 2009 from U.S. $4 million in the first half of 2008, as a result mainly of negative developments on prior years, including premiums, claims and commissions, of U.S. $6 million recorded in the first half of 2009.

General expenses were stable at U.S. $5 million.

The net commissions and brokerage expense ratio decreased by 5.5 percentage points to 10.1% in the first half of 2009 from 15.6% in the first half of 2008 due to the decrease in proportional treaties as compared to non-proportional treaties.

The combined ratio increased by 15.1 percentage points to 117.2% in the first half of 2009 from 102.1% in the first half of 2008.

Year ended December 31, 2008 compared to year ended December 31, 2007

Consolidated Results of Operations

The following information should be read in conjunction with, and is qualified by reference to, Paris Re’s consolidated financial statements and other financial information included elsewhere in this proxy statement. Amounts presented and discussed below may differ from those presented in Paris Re’s consolidated financial statements due to rounding.

	December 31, 2008	December 31, 2007
	(in thousands of U.S. dollars, except for percentage points)
Income statement
Gross written premiums	1,402,612	1,276,994
Net written premiums	1,196,617	1,150,257
Net earned premiums	1,210,903	1,168,017
Claims net of retrocession(1)	(891,578)	(722,401)
Commissions and brokerage net of retrocession	(196,755)	(202,649)

Net underwriting income	122,570	242,967

Net investment income	225,760	231,040
Net capital gains and losses	(553)	7,092
Valuation of derivative instruments	383	(6,153)
Variations in investment impairment	(968)	—
Other financial items(2)	(162,203)	(120,277)

Net financial income including debt expense	62,419	111,702
Net income from investments in associates using the equity method	—	608
General expenses	(154,745)	(139,468)

Net income before amortization of intangibles	30,244	215,810
Amortization of intangibles	(61,848)	(127,735)

Net (loss) income before tax	(31,604)	88,075
Income tax	(2,601)	(1,037)

Total net income	(34,205)	87,038

Balance sheet data (at end of period)
Total intangible assets	224,942	306,533
Total financial invested assets	4,679,776	5,156,781
Ceded technical reserves	230,367	126,219
Deferred tax assets	18,825	3,479
Total other assets	857,082	821,029
Cash and cash equivalents	380,690	451,594

Total assets	6,391,681	6,865,635

Total shareholders’ equity	2,171,759	2,474,115
Total liabilities relating to reinsurance and investment contracts	3,787,792	3,988,812
Provisions for risks and charges	11,947	13,368
Deferred tax liabilities	92,498	81,798
Total other payables(3)	327,686	307,542

Total liabilities	6,391,681	6,865,635

Ratios
Total loss ratio net of reinsurance(4)	73.6%	61.8%
Total net expense ratio(5)	29.0%	29.3%
General expense ratio(6)	12.8%	11.9%
Net commissions and brokerage expense ratio(7)	16.2%	17.3%
Combined ratio(8)	102.7%	91.1%

(1)	Claims net of retrocession, which is sometimes referred to as a “claims charge,” consists of major losses and attritional losses. For 2008 and prior years, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $30.0 million, to all operating lines combined. Starting January 1, 2009, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $20.0 million, for a single operating line of business. All other losses are referred to as “attritional” or “non-major” losses.
(2)	Other financial items include “exchange rate impact” and “financial results—other” in Paris Re’s consolidated financial statements included elsewhere in this proxy statement.

(3)	Total other payables consist in payables arising from reinsurance operations, technical accruals on ceded reinsurance and other payables.
(4)	Claims net of retrocession, divided by net earned premiums. The total loss ratio net of reinsurance is net of any positive or negative development on prior years.
(5)	Sum of commissions and brokerage net of retrocession including acquisition and operational expenses and general and administrative expenses, divided by net earned premiums.
(6)	Sum of general expenses divided by net earned premiums.
(7)	Sum of commissions and brokerage net of retrocession divided by net earned premiums.
(8)	Sum of the total loss ratio net of reinsurance and the total net expense ratio.

Premiums

Gross written premiums increased by U.S. $125.6 million from U.S. $1,277.0 million in 2007 to U.S. $1,402.6 million in 2008, representing a 9.8% increase. The increase resulted primarily from the effects of the quota share retrocession arrangement and the termination of issuance agreement in September 2007 as described above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Factors Affecting Comparative Results.”

Net written premiums increased by U.S. $46.3 million from U.S. $1,150.3 million in 2007 to U.S. $1,196.6 million in 2008, representing a 4.0% increase. Net written premiums increased despite a decline in pricing in the reinsurance market generally and reduced writings in facultative lines, which were more than offset by an increase in property premiums and a decrease in premiums retroceded as a percentage of gross written premiums in the property and facultative lines of business (when taking into account any premiums retroceded by Colisée Re pursuant to the quota share retrocession arrangement prior to the termination of the issuance agreement).

Net earned premiums increased by U.S. $42.9 million from U.S. $1,168.0 million in 2007 to U.S. $1,210.9 million in 2008, representing a 3.7% increase. The rise in net earned premiums in 2008 resulted primarily from the factors described above.

Claims net of retrocession

Claims net of retrocession increased by U.S. $169.2 million from U.S. $722.4 million in 2007 to U.S. $891.6 million in 2008, a 23.4% increase. The increase was primarily attributable to claims arising from Hurricane Ike, which resulted in a claims charge of U.S. $143.4 million in 2008, as compared to two major losses incurred in 2007 (Storm Kyrill and the June UK Floods), which resulted in a claims charge of U.S. $47.3 million in 2007. Paris Re’s current year attritional losses were U.S. $763.0 million in 2008 compared to U.S. $666.2 million in 2007, which was mainly attributable to the high claims experience reported in 2008 in Paris Re’s property and facultative lines and to the economic crisis that affected Paris Re’s credit and surety line. Finally, Paris Re’s claims net of retrocession included reserve releases on prior accident years of U.S. $14.8 million in 2008, whereas in 2007 Paris Re included a reserve allowance of U.S. $8.9 million.

The increase in claims net of retrocession resulted in a total loss ratio net of reinsurance of 73.6% in 2008, an increase of 11.8 percentage points compared to 61.8% in 2007. Paris Re registered favorable prior year developments on reserves representing 1.2 points of total loss ratio net of reinsurance in 2008. The net cost of the major loss linked to Hurricane Ike was U.S. $116.0 million, representing 9.6 percentage points of total loss ratio net of reinsurance over the full year 2008. Windstorm Emma, Hurricane Gustav and the Hilal hailstorm, three major losses, represented an additional net cost of U.S. $25.8 million for the year ended December 31, 2008, or 2.3 points of total loss ratio net of reinsurance. The credit and surety line was affected by the economic crisis with a loss ratio net of reinsurance of 66.8% in 2008 (which included the effect of the booking of an unexpired risk reserve in an amount of U.S. $3.8 million representing 3.2 points of total loss ratio net of reinsurance) compared to 50.4% in 2007.

Commissions and brokerage net of retrocession

In contrast, commissions and brokerage net of retrocession decreased by $5.9 million from U.S. $202.6 million in 2007 to U.S. $196.8 million in 2008, a 2.9% decrease. Paris Re’s net commissions and brokerage expense ratio was 16.2% in 2008 compared to 17.3% in 2007, primarily as a result of a favorable mix effect and a favorable overall revision of commissions recorded in 2008 with respect to prior years.

Over the full year 2008, the combined ratio of Paris Re increased 11.6 percentage points to 102.7%, compared to 91.1% in 2007, as a result of the factors described above and under “—General Expenses” below.

Net underwriting income

As a result of increases in net earned premiums and claims net of retrocession, both as offset by decreasing commissions and brokerage net of retrocession, net underwriting income decreased by approximately U.S. $120.4 million from U.S. $243.0 million in 2007 to U.S. $122.6 million in 2008, or approximately 49.6%.

Net financial income including debt expense

From 2007 to 2008, net financial income including debt expense decreased by approximately 44.0%, from U.S. $111.7 million in 2007 to U.S. $62.4 million in 2008 as a result of the factors described below.

Net investment income remained relatively stable in 2008 compared to 2007 at U.S. $225.8 million. Net investment income includes pre-tax capital gains, net of impairment, in the amount of U.S. $16.4 million realized in the funds withheld asset account. The realized capital gains generated in the funds withheld asset account and discussed below under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Liquidity and Capital Resources—Investments—Funds Withheld Asset” are included in “net investment income”. For the twelve months ended December 31, 2008, the pre-tax capital gain, net of impairment, in the amount of U.S. $16.4 million in the funds withheld account was comprised of the following: (1) U.S. $47.7 million of realized capital gains, of which U.S. $20.3 million related to equity securities and U.S. $27.4 million related to fixed income securities and (2) U.S. $31.4 million of impairment charges principally related to ABS.

As of December 31, 2008, Paris Re had cash and cash equivalents and total financial invested assets, including assets held by Colisée Re on a funds-withheld basis for the benefit of Paris Re, of U.S. $5,060.5 million, a decrease of 9.8% compared to December 31, 2007. The decline in total financial invested assets is principally the result of a distribution to shareholders in the amount of U.S. $264 million and share repurchases in the amount of U.S. $134 million in 2008.

The allocation of these total financial invested assets as of December 31, 2008 was 82.0% fixed income (of which 28.0% was in government bonds, 19.5% in agencies, 2.5% in ABS, 32.0% in corporate bonds), 12.8% cash, cash equivalents and money market funds, and 5.2% other. The fixed income portfolio had an average Standard & Poor’s credit rating of “AA-” with an average effective duration of 3.4 years as of December 31, 2008.

The table below provides Paris Re’s investment income by asset type:

	December 31, 2008	December 31, 2007	Variance
	(in thousands of U.S. dollars)		(%)
Bonds	65,342	22,831	186%
Equities	—	599	(100)%
Other financial assets available for sale	11,519	48,190	(76)%
Other assets held by non consolidated investment funds	402	15,184	(97)%
Loans and other loans	155	(5)	—
Other investment income	217	(1,304)	(117)%
Income from funds withheld asset	133,742	147,513	(9)%
Income from cash equivalent	17,106	—	—
Debt expense
Expenses on investments and loans	(2,723)	(1,967)	38%

Total net investment income	225,760	231,040	(2)%

Realized capital gains and losses
Bonds	2,485	2,009	24%
Equities	(3,040)	3,931	(177)%
Non consolidated mutual funds invested in other assets (mainly money market funds)	—	1,152	(100)%
Cash equivalent	3	—	—

Net capital gains and losses	(553)	7,092	(108)%

Valuation of derivative instruments	383	(6,153)	(106)%
Variations in investment impairment	(968)	—	—
Exchange Rate impact	(161,004)	(107,668)	50%
Financial Results—Other	(1,199)	(12,609)	(90)%

Net financial income including debt expense	62,419	111,702	(44)%

As of December 31, 2008, the market value of Paris Re’s total ABS exposure was U.S. $120.9 million, of which U.S. $77.2 million consisted of MBS and CMO, and U.S. $15.5 million consisted of U.S. student loans issued under the U.S. Federal Family Education Loan Program and insured for 97% to 100% of their value by the U.S. Department of Education. As of December 31, 2008, Paris Re held U.S. $10.2 million ABS collateralized by U.S. sub-prime and “Alt-A” or low documentation mortgages. The market value of Paris Re’s ABS securities collateralized by sub-prime and “Alt-A” mortgages represented 0.2% of total financial invested assets. Paris Re has no exposure to collateralized loan obligations or collateralized debt obligations. Over the course of 2008, Paris Re recognized investment impairments of these assets of U.S. $32.3 million (at the average exchange rate over the period and including the funds withheld asset impairment).

Paris Re realized U.S. $0.6 million in net capital losses compared to U.S. $7.1 million in net capital gains on directly-held assets in 2007. The U.S. $0.6 million in net capital losses do not include U.S. $47.7 million in net capital gains in the funds withheld asset for the same period. Net capital gains generated in the funds withheld asset are included in “net investment income” for reporting purposes.

Paris Re’s investment portfolio had unrealized gains of U.S. $69.8 million (including U.S. $30.0 million of unrealized gains in the funds withheld asset which are not reflected in Paris Re’s shareholders’ equity account) as of December 31, 2008, an improvement of U.S. $15.7 million as compared to December 31, 2007.

Other financial items, including mainly exchange rate impact, decreased in 2008 by U.S. $41.9 million, or 35%, resulting in a loss of U.S. $162.2 million in 2008, compared to a loss of U.S. $120.3 million in 2007, primarily due to the currency exchange rate impact.

General expenses

General expenses in 2008 were U.S. $154.7 million, compared to U.S. $139.5 million in 2007. Before the impact of exchange rates, general expenses increased by U.S. $4.5 million in 2008 compared to 2007, representing a 3.2% increase. This increase is attributable in part to additional employees for back office operations and the consolidation of Paris Re’s space operations. In addition, Paris Re received a U.S. $6.3 million reimbursement payment from AXA in 2007 for certain costs associated with adjustments related to Paris Re’s pension plan and payments related to Paris Re’s Long Term Incentive Plan. This payment was non-recurring and had the effect of reducing 2007 expenses by $6.3 million, thereby augmenting the increase of general expenses in 2008.

Expenses relating to restricted stock and options were U.S. $30.4 million (at 2007 exchange rates) in 2008 compared to U.S. $26.9 million in 2007.

The non-cash expenses in connection with the management equity incentive plan will decrease significantly in 2009 as many of Paris Re’s initial equity grants vested during 2008.

Amortization of intangibles

Expense for amortization of intangibles was U.S. $61.8 million in 2008 compared to U.S. $127.7 million in 2007, a decrease of 51.6%. The decrease in amortization of intangibles was mainly due to an updated and elongated reserve payout pattern.

Income tax

Net income before tax was U.S. $88.1 million in 2007 compared to a taxable loss of U.S. $31.6 million in 2008. Income taxes increased net loss by U.S. $2.6 million in 2008, and reduced net income by U.S. $1.0 million in 2007, an increase of 151%.

Total net income

Paris Re’s total net income was U.S. $(34.2) million in 2008, a decrease of U.S. $121.2 million from total net income of U.S. $87.0 million in 2007. This decrease is due primarily to a reduction in net underwriting income of U.S. $120.4 million or 49.6%, from U.S. $243.0 million in 2007 to U.S. $122.6 million in 2008 and a reduction in net financial income of U.S. $49.3 million, or 44.1%, from U.S. $111.7 million in 2007 to U.S. $62.4 million in 2008, as partially offset by reduction in amortization of $65.9 million.

Underwriting Results by Operating Lines of Business

Year ended December 31	Property		Facultative		Casualty		Credit/ Surety		Marine, Aviation and Space		Life, Accident and Health		TOTAL
	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007	2008	2007
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	605	488	243	224	222	242	131	134	102	114	99	76	1,403	1,277
Net written premiums	476	377	183	208	221	242	119	134	100	114	97	76	1,197	1,150
Net earned premiums	474	397	201	198	229	253	119	144	108	110	80	66	1,211	1,168
Claims net of retrocession	(287)	(177)	(195)	(149)	(173)	(179)	(80)	(73)	(91)	(99)	(65)	(47)	(892)	(722)
Commissions and brokerage net of retrocession	(55)	(43)	(27)	(32)	(48)	(53)	(42)	(49)	(13)	(16)	(12)	(9)	(197)	(203)
Net underwriting income	132	177	(21)	17	8	21	(3)	23	4	(5)	3	11	123	243
General expenses(1)	(66)	(65)	(33)	(29)	(25)	(23)	(10)	(6)	(12)	(10)	(9)	(7)	(155)	(139)
Total loss ratio net of reinsurance	60.6%	44.6%	97.2%	75.1%	75.7%	70.8%	66.8%	50.4%	84.5%	89.9%	81.2%	70.2%	73.6%	61.8%
Net commissions and brokerage expense ratio	11.6%	10.9%	13.4%	16.3%	21.0%	21.1%	35.3%	33.9%	12.2%	14.2%	14.5%	13.7%	16.2%	17.3%
General expense ratio	13.8%	16.3%	16.3%	14.5%	11.0%	8.9%	8.7%	4.4%	10.9%	9.3%	11.3%	10.4%	12.8%	11.9%
Combined Ratio	86.0%	71.8%	126.9%	105.9%	107.7%	100.8%	110.8%	88.8%	107.6%	113.4%	107.0%	94.2%	102.7%	91.1%

(1)	General expenses by line of business results from the application of an allocation key by line of business to the total amount of general expenses. This allocation key is based on a yearly in-depth study by entity and by budgetary section. For each entity or budgetary section, an allocation by line of business is performed using indicators chosen by Paris Re’s management control department and the managers of the relevant budgetary sections. These indicators include headcounts, timesheets, amounts of premiums, and amounts of claims.

Property

The following table shows key financial information for Paris Re’s property line of business for the years 2008 and 2007.

	Year Ended December 31,
	2008	2007	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	605	488	117
Net written premiums	476	377	99
Net earned premiums	474	397	77
Claims net of retrocession	(287)	(177)	(110)
Commissions and brokerage net of retrocession	(55)	(43)	(12)

Net underwriting income	132	177	(45)

General expenses	(66)	(65)	(1)
Total loss ratio net of reinsurance	60.6%	44.6%	16.0	pts.
Net commissions and brokerage expense ratio	11.6%	10.9%	0.7	pts.
General expense ratio	13.8%	16.3%	(2.5	) pts.
Combined ratio	86.0%	71.8%	14.2	pts.

Gross written premiums increased by U.S. $117 million, or 24.0%, to U.S. $605 million in 2008 from U.S. $488 million in 2007. The increase resulted primarily from the effects of the quota share retrocession arrangement and the termination of the issuance agreement in September 2007 as described above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Factors Affecting Comparative Results.”

Net written premiums increased by U.S. $99 million, or 26.1%, to U.S. $476 million in 2008 from U.S. $377 million in 2007. The rise in net written premiums is largely attributable to the underwriting of several new treaties in Europe, Asia and Latin America and a decrease in premiums retroceded to Harbor Point Re under non-proportional property treaties (when taking into account any premiums retroceded by Colisée Re pursuant to the quota share retrocession arrangement prior to the termination of the issuance agreement).

Net earned premiums increased by U.S. $77 million, or 19.4%, to U.S. $474 million in 2008 from U.S. $397 million in 2007. The smaller increase in net earned premiums as compared to net written premiums is mainly attributable to the relatively constant level of prior underwriting years’ premiums earned in 2008 compared to 2007.

Claims net of retrocession increased by U.S. $110 million, or 62.4%, to U.S. $287 million in 2008 from U.S. $177 million in 2007. This increase was primarily attributable to the occurrence of a major loss in September 2008, Hurricane Ike in the United States, which resulted in a major loss of U.S. $80 million, whereas Storm Kyrill in Europe (January 2007) and the UK floods (June 2007) resulted in a major loss of U.S. $45 million in 2007. In addition, attritional losses were adversely impacted by several other natural catastrophes during 2008: Storm Emma, Hurricane Gustav, the earthquake in the Sichuan region and several severe hailstorms in various countries. These claims events recorded in 2008 resulted in U.S. $80 million higher attritional losses in 2008 compared to 2007.

General expenses increased by U.S. $1 million, or 1.2%, to U.S. $66 million in 2008 from U.S. $65 million in 2007. This increase was mainly attributable to the overall increase in general expenses partly offset by the decrease in the allocation key, which was mainly due to the decrease in property premiums between the two allocation key studies used in 2007 and 2008 respectively.

The net commissions and brokerage expense ratio increased by 0.7 percentage points to 11.6% in 2008 from 10.9% in 2007, and net underwriting income decreased by U.S. $45 million, or 25.4%, to U.S. $132 million in 2008 from U.S. $177 million in 2007.

The combined ratio increased by 14.2 percentage points, from 71.8% in 2007 to 86.0% in 2008.

Facultative

The following table shows key financial information for Paris Re’s facultative line of business for the years 2008 and 2007.

	Year Ended December 31,
	2008	2007	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	243	224	19
Net written premiums	183	208	(24)
Net earned premiums	201	198	3
Claims net of retrocession	(195)	(149)	(47)
Commissions and brokerage net of retrocession	(27)	(32)	5

Net underwriting income	(21)	17	(38)

General expenses	(33)	(29)	(4)
Total loss ratio net of reinsurance	97.2%	75.1%	22.1	pts.
Net commissions and brokerage expense ratio	13.4%	16.3%	(2.9	) pts.
General expense ratio	16.3%	14.5%	1.8	pts.
Combined ratio	126.9%	105.9%	21.0	pts.

Gross written premiums increased by U.S. $19 million, or 8.5%, from U.S. $224 million in 2007 to U.S. $243 million in 2008. The increase resulted primarily from the effects of the quota share retrocession arrangement and the termination of the issuance agreement in September 2007 as described above. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Factors Affecting Comparative Results.”

Net written premiums decreased by U.S. $25 million, or 11.8%, to U.S. $183 million in 2008 from U.S. $208 million in 2007. The decrease in net written premiums is largely due to re-estimations of prior years’ underwriting premiums on certain contracts based on updated information given by ceding companies and to decreased underwriting in the energy segment as Paris Re ceased underwriting of wind exposure after Hurricane Ike.

Net earned premiums increased by U.S. $3 million, or 1.5%, to U.S. $201 million in 2008 from U.S. $198 million in 2007. This increase in net earned premiums as compared to the decrease in net written premiums mainly reflects timing differences in the recognition of premiums coming from prior years in 2008 compared to 2007.

Claims net of retrocession increased by U.S. $46 million, or 31.4%, to U.S. $195 million in 2008 from U.S. $149 million in 2007. This increase was mainly attributable to the occurrence of a major loss event in 2008, Hurricane Ike for a major loss of U.S. $41 million in 2008, while no major loss impacted the facultative line of business in 2007.

As a result of these effects on claims net of retrocession, net underwriting income decreased by U.S. $38 million to U.S. $(21) million in 2008 from U.S. $17 million in 2007.

General expenses increased by U.S. $4 million, or 14.0%, to U.S. $33 million in 2008 from U.S. $29 million in 2007. This increase was mainly attributable to the overall increase in general expenses.

The net commissions and brokerage expense ratio decreased by 2.9 percentage points to 13.4% in 2008 from 16.3% in 2007, mainly attributable to higher commission rates received from Paris Re’s retrocessionnaires together with the non-recurrence in 2008 of an upward revision in 2007 of commissions recorded in respect of prior years.

The combined ratio increased by 21.0 percentage points to 126.9% in 2008 from 105.9% in 2007.

Casualty

The following table shows key financial information for Paris Re’s casualty line of business for the years 2008 and 2007.

	Year Ended December 31,
	2008	2007	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	222	242	(20)
Net written premiums	221	242	(21)
Net earned premiums	229	253	(24)
Claims net of retrocession	(173)	(179)	6
Commissions and brokerage net of retrocession	(48)	(53)	5

Net underwriting income	8	21	(13)

General expenses	(25)	(23)	(2)
Total loss ratio net of reinsurance	75.7%	70.8%	4.9	pts.
Net commissions and brokerage expense ratio	21.0%	21.1%	(0.1	) pts.
General expense ratio	11.0%	8.9%	2.1	pts.
Combined ratio	107.7%	100.8%	6.9	pts.

Gross written premiums decreased by U.S. $20 million, or 8.0%, to U.S. $222 million in 2008 from U.S. $242 million in 2007. Net written premiums decreased by U.S. $21 million, or 8.7%, to U.S. $221 million in 2008 from U.S. $242 million in 2007. The decrease in gross written premiums and net written premiums is mainly attributable to the non-renewal of certain treaties, notably in the motor line, and also the decrease in shares and pricing in the context of an industry at the bottom of the cycle. Net earned premiums decreased by U.S. $24 million, or 9.5%, to U.S. $229 million in 2008 from U.S. $253 million in 2007.

Claims net of retrocession decreased by U.S. $6 million, or 3.3%, to U.S. $173 million in 2008 from U.S. $179 million in 2007. This decrease was mainly attributable to the non-recurrence in 2008 of an upward revision in 2007 of claims net of retrocession recorded in respect of prior years.

Net underwriting income decreased by U.S. $13 million to U.S. $8 million in 2008 from U.S. $21 million in 2007. This decrease is mainly attributable to a decrease in premiums resulting from a pricing reduction that reduced Paris Re’s margins.

General expenses increased by U.S. $2 million, or 11.9%, to U.S. $25 million in 2008 from U.S. $23 million in 2007. This increase was mainly attributable to the overall increase in general expenses.

The net commissions and brokerage expense ratio was relatively stable at 21.0% in 2008 compared to 21.1% in 2007.

The combined ratio increased by 6.9 percentage points to 107.7% in 2008 from 100.8% in 2007.

Credit and Surety

The following table shows key financial information for Paris Re’s credit and surety line of business for the years 2008 and 2007.

	Year Ended December 31,
	2008	2007	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	131	134	(3)
Net written premiums	119	134	(15)
Net earned premiums	119	144	(25)
Claims net of retrocession	(80)	(73)	(7)
Commissions and brokerage net of retrocession	(42)	(49)	7

Net underwriting income	(3)	23	(26)

General expenses	(10)	(6)	(4)
Total loss ratio net of reinsurance	66.8%	50.4%	16.4	pts.
Net commissions and brokerage expense ratio	35.3%	33.9%	1.4	pts.
General expense ratio	8.7%	4.4%	4.3	pts.
Combined ratio	110.8%	88.8%	22.0	pts.

Gross written premiums decreased by U.S. $3 million, or 1.9%, to U.S. $131 million in 2008 from U.S. $134 million in 2007. Net written premiums decreased by U.S. $15 million, or 10.8%, to U.S. $119 million in 2008 from U.S. $134 million in 2007. The decrease in gross written premiums and net written premiums is mainly attributable to greater retentions by Paris Re’s cedants.

Net earned premiums decreased by U.S. $25 million, or 17.4%, to U.S. $119 million in 2008 compared to U.S. $144 million in 2007. The decrease in net earned premiums compared to net written premiums is mainly attributable to a lower level of prior underwriting years’ premiums earned in 2008 compared to 2007.

Claims net of retrocession increased by U.S. $7 million, or 9.6%, to U.S. $80 million in 2008 from U.S. $73 million in 2007. This increase was mainly attributable to the significantly higher number of defaults expected in the proportional credit sub-line of business, particularly in Spain. Many of these defaults are the result of the financial and economic crisis affecting primary clients, and, consequently, many insurers and reinsurers.

Net underwriting income before general expenses decreased by U.S. $26 million to U.S. $(3) million in 2008 from U.S. $23 million in 2007. This is mainly attributable to the lower volume of premiums as well as to the consequences of the current financial crisis.

General expenses increased by U.S. $4 million, or 62.7%, to U.S. $10 million in 2008 from U.S. $6 million in 2007. This increase was mainly attributable to the overall increase in general expenses and to the increase in the allocation key, which was mainly due to the increase in credit and surety premiums between the two allocation key studies used in 2007 and 2008, respectively.

The net commissions and brokerage expense ratio increased by 1.4 percentage points to 35.3% in 2008 from 33.9% in 2007. This increase was mainly attributable to prior year adjustments.

The combined ratio increased by 22.0 percentage points to 110.8% in 2008 from 88.8% in 2007.

Marine, Aviation and Space

The following table shows key financial information for Paris Re’s MAS line of business for the years 2008 and 2007.

	Year Ended December 31,
	2008	2007	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	102	114	(12)
Net written premiums	100	114	(14)
Net earned premiums	108	110	(2)
Claims net of retrocession	(91)	(99)	8
Commissions and brokerage net of retrocession	(13)	(16)	3

Net underwriting income	4	(5)	9

General expenses	(12)	(10)	(2)
Total loss ratio net of reinsurance	84.5%	89.9%	(5.4	) pts.
Net commissions and brokerage expense ratio	12.2%	14.2%	(2.0	) pts.
General expense ratio	10.9%	9.3%	1.6	pts.
Combined ratio	107.6%	113.4%	(5.8	) pts.

Gross written premiums decreased by U.S. $12 million, or 10.6%, to U.S. $102 million in 2008 from U.S. $114 million in 2007. Net written premiums decreased by U.S. $14 million, or 12.3%, to U.S. $100 million in 2008 from U.S. $114 million in 2007. The decrease in gross written premiums and net written premiums is mainly attributable to a change in the recognition of premiums in Paris Re’s space line of business. Starting in 2008, premiums were recognized at the time of risk attachment (which is on the actual date of satellite launches), whereas in 2007, premiums were recognized when written.

Net earned premiums decreased by U.S. $2 million, or 1.5%, to U.S. $108 million in 2008 from U.S. $110 million in 2007. The higher level of prior underwriting years’ premiums earned in 2008 compared to 2007 explains this relatively smaller decrease.

Claims net of retrocession decreased by U.S. $8 million, or 7.4%, to U.S. $91 million in 2008 from U.S. $99 million in 2007. This decrease is mainly attributable to several attritional loss events in 2007 in Paris Re’s space line of business.

Net underwriting income increased by U.S. $9 million to U.S. $4 million in 2008 from U.S. $(5) million in 2007. This increase is mainly attributable to a decrease in the claims charge.

General expenses increased by U.S. $2 million, or 15.8%, to U.S. $12 million in 2008 from U.S. $10 million in 2007. This increase was mainly attributable to the overall increase in general expenses.

The net commissions and brokerage expense ratio decreased by 2.0 percentage points to 12.2% in 2008 from 14.2% in 2007, mainly as a result of a favorable revision of commissions recorded in 2008 in respect of prior years.

The combined ratio decreased by 5.8 percentage points to 107.6% in 2008 from 113.4% in 2007.

Life, Accident and Health

The following table shows key financial information for Paris Re’s life, accident and health line of business for the years 2008 and 2007.

	Year Ended December 31,
	2008	2007	Variation
	(in millions of U.S. dollars, except for percentage points)
Gross written premiums	99	76	23
Net written premiums	97	76	21
Net earned premiums	80	66	14
Claims net of retrocession	(65)	(47)	(18)
Commissions and brokerage net of retrocession	(12)	(9)	(3)

Net underwriting income	3	11	(8)

General expenses	(9)	(7)	(2)
Total loss ratio net of reinsurance	81.2%	70.2%	11.0	pts.
Net commissions and brokerage expense ratio	14.5%	13.7%	0.8	pts.
General expense ratio	11.3%	10.4%	0.9	pts.
Combined ratio	107.0%	94.2%	12.8	pts.

Gross written premiums increased by U.S. $23 million, or 30.7%, to U.S. $99 million in 2008 from U.S. $76 million in 2007. Net written premiums increased by U.S. $21 million, or 27.8%, to U.S. $97 million in 2008 from U.S. $76 million in 2007. This increase in gross written premiums and net written premiums is attributable to new underwriting business in the Middle East and Latin America.

Net earned premiums increased by U.S. $14 million, or 20.6%, to U.S. $80 million in 2008 from U.S. $66 million in 2007. This increase was mainly attributable to the factors described in the paragraph above.

Claims net of retrocession increased by U.S. $18 million, or 39.5%, to U.S. $65 million in 2008 from U.S. $47 million in 2007. This increase was mainly attributable to several attritional loss events in 2008: the earthquake in the Sichuan region, an airplane crash in the Middle East, and a major health claim in South America.

Net underwriting income decreased by U.S. $8 million, or 67.9%, to U.S. $3 million in 2008 from U.S. $11 million in 2007. This increase was mainly attributable to several attritional loss events that occurred in 2008.

General expenses increased by U.S. $2 million, or 31.7%, to U.S. $9 million in 2008 from U.S. $7 million in 2007. This increase was mainly attributable to the overall increase in general expenses and to the increase in the allocation key which was mainly due to the increase in life, accident and health premiums between the two allocation key studies used in 2007 and 2008, respectively.

The net commissions and brokerage expense ratio increased by 0.8 percentage points to 14.5% in 2008 from 13.7% in 2007. This increase was mainly attributable to a higher share of proportional treaties in 2008 compared to 2007, which typically call for higher net commission and brokerage expense ratios.

The combined ratio increased by 12.8 percentage points to 107.0% in 2008 from 94.2% in 2007.

Period from March 27, 2006 to December 31, 2006

Consolidated Results of Operations

The following section describes Paris Re’s results of operations on a consolidated basis for the period from incorporation to December 31, 2006.

Period from incorporation to December 31, 2006
(in thousands of U.S. dollars)
Income statement
Gross written premiums	722,884
Net written premiums	707,286
Net earned premiums	586,527
Claims net of retrocession(1)	(253,501)
Commissions and brokerage net of retrocession	(121,909)

Net underwriting income	211,118

Net investment income	141,008
Net capital gains and losses	(1,000)
Other financial items(2)	(1,165)

Net financial income including debt expense	138,842
Net income from investments in associates using the equity method	1,213
General expenses	(97,055)

Net income before amortization of intangibles	254,118
Amortization of intangibles	(100,714)
Recognition of negative goodwill	341,434

Net income before tax	494,837
Income tax	(57,825)

Total net income	437,013

Ratios
Total loss ratio net of reinsurance(3)	43.2%
Total net expense ratio(4)	37.3%
General expense ratio(5)	16.5%
Net commissions and brokerage expense ratio(6)	20.8%
Combined ratio(7)	80.6%

(1)	Claims net of retrocession, which is sometimes referred to as a “claims charge”, consists of major losses and attritional losses. Starting January 1, 2009, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $20.0 million, for a single operating line of business. For 2008 and prior years, a “major” loss is defined as any event involving multiple insured risks causing a pre-tax loss to Paris Re, gross of reinsurance, in excess of U.S. $30.0 million, to all operating lines combined. All other losses are referred to as “attritional” or “non-major” losses.
(2)	Other financial items include “exchange rate impact” and “financial results—other” in Paris Re’s consolidated financial statements included elsewhere in this proxy statement.
(3)	Claims net of retrocession divided by net earned premiums.
(4)	Sum of commissions and brokerage net of retrocession, including acquisition and operational expenses, and general and administrative expenses, divided by net earned premiums.
(5)	Sum of general expenses divided by net earned premiums.
(6)	Sum of commissions and brokerage net of retrocession divided by net earned premiums.
(7)	Sum of the total loss ratio net of reinsurance and the total net expense ratio.

Premiums

Gross written premiums were U.S. $722.9 million for the period from incorporation to December 31, 2006, reflecting attractive rates prevailing in the markets following prior year major loss events such as Hurricanes Katrina, Rita and Wilma.

Net written premiums were U.S. $707.3 million, reflecting both a high level of gross written premiums and a 97.8% retention rate.

Net earned premiums were U.S. $586.5 million, representing the part of premiums written during both current and prior underwriting years recognized as income for the period from incorporation to December 31, 2006.

Claims net of retrocession

Claims net of retrocession amounted to U.S. $253.5 million for the period from incorporation to December 31, 2006, reflecting a limited level of attritional losses and the absence of major losses in 2006. This relatively low level of claims net of retrocession resulted in a total loss ratio net of reinsurance of 43.2%, reflecting the low level of losses and comparatively high premium levels for the reinsurance industry as a whole.

Commission and brokerage net of retrocession

Commissions and brokerage net of retrocession amounted to U.S. $121.9 million in 2006. Paris Re’s net commissions and brokerage expense ratio was 20.8% in 2006.

Net underwriting income

Net underwriting income was U.S. $211.1 million for the period from incorporation to December 31, 2006, principally as a result of the favorable market rates following several major losses in 2005 leading to higher premiums combined with the absence of major loss events in 2006. As a result of these factors described above, the combined ratio of Paris Re was 80.6% for the period from incorporation to December 31, 2006.

Net financial income including debt expense

Net financial income including debt expense amounted to U.S. $138.8 million for the period from incorporation to December 31, 2006. This included net investment income of U.S. $141.0 million, of which U.S. $129.5 million was derived from the funds withheld asset, with an average yield of 7.64% for bonds and equities. Within the funds withheld asset result, realized gains generated by significant sales of equities and mutual funds amounted to U.S. $46.1 million. Paris Re did not have any outstanding debt with respect to the period from incorporation to December 31, 2006.

The allocation of invested assets of Paris Re’s directly-held and funds withheld asset as of December 31, 2006 was 55.4% fixed income, 40.5% cash, cash equivalents and money market funds, and 4.1% equities and other.

The table below provides Paris Re’s investment income by asset type:

Period from incorporation to December 31, 2006
(in thousands of U.S. dollars)
Bonds	7,191
Equities	393
Loans and other loans	535
Other investment income	3,938
Income from funds withheld asset	129,534
Debt expense
Expenses on investments and loans	(583)

Net investment income	141,008

Realized capital gains and losses
Bonds	(639)
Equities	(361)

Net capital gains and losses	(1,000)

Exchange Rate impact	(1,881)
Financial results—Other	716

Net financial income including debt expense	138,842

Paris Re’s investment portfolio had unrealized gains of U.S. $26.6 million in the funds withheld asset of which U.S. $18.8 million on non-consolidated investments funds and U.S. $11.9 million on equities. This unrealized gain corresponds to the difference between the funds withheld asset’s historical book value at purchase and its market value as of December 31, 2006. This difference is not reflected in Paris Re’s shareholders’ equity account as at December 31, 2006.

General expenses

General expenses for the period from incorporation to December 31, 2006 amounted to U.S. $97.1 million. These expenses included U.S. $31.2 million linked to the 2006 acquisition, consisting principally of consulting fees and non-reoccurring expenses. Accordingly, the general and administrative expense ratio was 16.5% for the period from incorporation to December 31, 2006, or 11.2% excluding costs linked to the 2006 acquisition.

Amortization of intangibles

For the period of incorporation to December 31, 2006, amortization of intangibles amounted to U.S. $100.7 million, which reflects a decrease in intangible asset value principally due to a reduction in reserves caused by the pay out of claims combined with the calculation of the gain on remaining reserves based on the updated expected pay-out pattern.

Recognition of negative goodwill

Recognition of negative goodwill amounted to U.S. $341.4 million for the period from incorporation to December 31, 2006, which corresponds to the difference between the revalued net assets acquired in the 2006 acquisition and the purchase price paid for such assets. According to IFRS this negative goodwill was accounted for in net income. Paris Re’s net income before tax before recognition of negative goodwill was U.S. $153.4 million for the period from incorporation to December 31, 2006.

Income taxes

Paris Re’s net income before tax was U.S. $494.8 million for the period from incorporation to December 31, 2006. Paris Re’s net income before recognition of negative goodwill was U.S. $153.4 million for the period from incorporation to December 31, 2006. Income tax amounted to U.S. $57.8 million, including principally French income tax equivalent to approximately U.S. $53.0 million.

Total net income

Paris Re’s total net income was U.S. $437.0 million for the six month period ended December 31, 2006, reflecting the factors discussed above.

Liquidity and Capital Resources

Liquidity Sources

The principal sources of funds for Paris Re’s reinsurance operations are premiums, net investment income and realized capital gains. The major uses of these funds are to pay claims and related expenses, and other operating costs. Paris Re’s operations generate substantial cash flow from operations because Paris Re receives most premiums before it has to make claim payments.

Paris Re’s liquidity requirements are met both on a short term and long-term basis by funds provided by reinsurance premiums, collected investment income and collected retrocessional reinsurance receivables balances, and from the sale and maturity of investments. Asset allocation strategy is adjusted in terms of the maturity and currency of assets to best fit Paris Re’s future cash flow requirements. Paris Re’s investment policy is currently focused on increasing the liquidity of its investment portfolio, and the company has modified its allocation of investments by reducing the portion of equity investments in its portfolio and increasing the portion of short-term debt instruments.

As of June 30, 2009, Paris Re’s cash balance was U.S. $237.9 million compared to U.S. $380.7 million at December 31, 2008, taking into account cash equivalents. See “—Cash flow” below for a discussion of 2009 activity.

As of December 31, 2008, Paris Re’s cash balance was U.S. $380.7 million compared to U.S. $451.6 million at December 31, 2007, taking into account cash equivalents. The principal currencies for cash balances include the U.S. dollar, the Singapore dollar, the euro, the Canadian dollar and the UK pound sterling. For a discussion of the currency risks Paris Re faces in its business, certain measures implemented to manage such risks as well as Paris Re’s use of financial instruments for hedging purposes, please see Note 24 to Paris Re’s consolidated financial statements for the year ended December 31, 2008 included elsewhere in this proxy statement.

The equity portfolio of the funds withheld asset was sold at the beginning of January 2008. Consequently, the equity share of the funds withheld asset was almost zero (approximately 0.2% of total invested assets) as of December 31, 2008. Two main investment programs were launched for fixed income securities, the first one at the beginning of 2008 and the second one in December of 2008 for U.S. $505 million and U.S. $405 million, respectively. These programs are reflected in the decrease in cash and cash equivalents as a component of total invested assets from 28% as of December 31, 2007 to 15% as of December 31, 2008. In October 2008, a new asset manager was elected to manage euro fixed income mandates, within the Paris Re investment policy and the average global rating of AA-. At the same time, the bond portfolio was reallocated between corporate and government bonds. The aim of this reallocation was to increase the share of corporate bonds which benefit from higher yields than government bonds. Corporate bonds represented 20% of total financial assets as of December 31, 2007 and rose to represent 32% of total financial assets as of December 31, 2008.

Paris Re does not currently have any amounts outstanding under third party contractual financial obligations such as subordinated debt or loans. Paris Re does have, however, available credit facilities with two banks for a total of U.S. $350 million. These credit facilities, in the amount of U.S. $150 million and U.S. $200 million, are used primarily to allow Paris Re and its subsidiaries to issue letters of credit to their counterparties where required by applicable law or the terms of the relevant reinsurance agreement, up to the maximum amount of these facilities.

Capital Management

At June 30, 2009, Paris Re had total shareholders’ equity of U.S. $2,158.6 million compared to total shareholders’ equity of U.S. $2,171.8 million as of December 31, 2008 and U.S. $2,474.1 million as of December 31, 2007. Paris Re strives to manage its capital position in light of industry cycles and other factors, including the requirements of regulatory authorities and rating agencies and changes in mix of business and strategic objectives. To the extent capital is deemed excessive in light of these considerations, it may determine to return capital to shareholders in the form of dividends, share capital reduction or other available means. Paris Re currently satisfies applicable solvency ratios, including Solvency I and the Swiss Solvency Test (SST).

Immediately prior to the block purchase, Paris Re intends to effect an extraordinary cash distribution by way of a capital reduction to all Paris Re shareholders. The share capital reduction was approved by Paris Re’s shareholders at an Extraordinary General Meeting on August 11, 2009. The share capital repayment will amount to up to CHF 4.17 per Paris Re common share (the Swiss Franc equivalent of U.S. $3.85 as of July 7, 2009, the date on which Paris Re fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution), as discussed under “The Transactions—Structure of the Transactions—The Share Capital Repayment.” Paris Re currently intends to fund the share capital repayment through intercompany loans and distributions by its subsidiaries. The funding is subject to applicable regulatory approvals as discussed under “The Transactions—Structure of the Transactions—The Share Capital Repayment” and may differ if such approvals are not obtained.

Dividends from Subsidiaries

As a holding company, Paris Re relies in large part on cash dividends and other permitted payments from its subsidiaries to make principal and interest payments on loans granted to its subsidiaries, to pay other outstanding obligations and to pay dividends to shareholders. The laws of countries in which Paris Re and its subsidiaries operate may restrict the amount of dividends payable by such entities to their parent companies. The ability of Paris Re’s subsidiaries to pay dividends may be prohibited or reduced by minimum capital and solvency requirements that are imposed by insurance regulators in the countries in which its subsidiaries operate, as well as by other limitations existing in certain of these countries.

Cash flow

Six month period ended June 30, 2009 compared to six month period ended June 30, 2008

Consolidated Cash Flow Statement

	Six months ended June 30, 2009	Six months ended June 30, 2008
	(in thousands of U.S. dollars)
Cash flows from operating activities	500,017	571,380
Cash flows used in investing activities	(510,793)	(123,277)
Cash flows used in financing activities	(136,122)	(35,858)
Effects of exchange rate changes	4,076	2,649

(Decrease) Increase in cash and cash equivalents	(142,820)	414,895

Cash position at opening	380,690	451,594

Cash position at closing	237,870	866,489

Cash flows from operating activities

In the first half of 2009, cash flows from operating activities decreased by U.S. $71.4 million from U.S. $571.4 million in the first half of 2008 to U.S. $500.0 million in the first half of 2009. This decrease was due primarily to the decrease in the volume of business.

Cash flows used in investing activities

Fixed maturities accounted for Paris Re’s most significant cash outlay for investing activities. Cash flow used in investing activities increased by U.S. $387.5 million from U.S. $123.3 million in the first half of 2008 to U.S. $510.8 million in the first half of 2009. This increase was due to the investment programs launched during the first half of 2009 that aimed at decreasing the cash portion of Paris Re’s investment portfolio in favor of corporate bonds.

Cash flows used in financing activities

The capital repayment in the amount of U.S. $151.5 million on May 5, 2009 constituted Paris Re’s most significant cash outlay for financing activities in the first half of 2009. Cash flows used in financing activities increased by U.S. $100.3 million from U.S. $(35.9 million) in the first half of 2008 to U.S. $(136.1 million) in the first half of 2009. This difference was due to the capital repayment in the first half of 2009, whereas in 2008 the capital repayment took place in the second half of the year.

Cash position

As a result of the factors described above, and taking into account the exchange rate variations, the cash position at June 30, 2009 was U.S. $237.9 million compared to U.S. $866.5 million in the first half of 2008.

Year ended December 31, 2008 compared to year ended December 31, 2007

Consolidated Cash Flow Statement

	December 31, 2008	December 31, 2007
	(in thousands of U.S. dollars)
Cash flows from operating activities	820,124	68,837
Cash flows used in investing activities	(495,264)	(1,193,518)
Cash flows (used in) from financing activities	(363,129)	126,590
Effects of exchange rate changes	(32,635)	6,061

Decrease in cash and cash equivalents	(70,904)	(992,030)

Cash position at opening	451,594	1,443,624

Cash position at closing	380,690	451,594

Cash flows from operating activities

Paris Re’s primary source of cash flows is the premium received from the cedants. In 2008, cash flows from operating activities increased U.S. $751.3 million from U.S. $68.8 million in 2007 to U.S. $820.1 million in 2008. This increase was due primarily to the termination of the issuance agreement with Colisée Re.

Cash flows used in investing activities

Fixed maturities accounted for Paris Re’s most significant cash outlay for investing activities. In 2008, cash flow used in investing activities decreased by U.S. $698.2 million from U.S. $1,193.5 million in 2007 to U.S. $495.3 million in 2008. This decrease was due to the non-reoccurring investment in 2007 of cash obtained as a result of the 2006 acquisition.

Cash flows (used in) from financing activities

The capital repayment in the amount of U.S. $264.3 million on July 11, 2008 as a result of Paris Re’s dividend policy was Paris Re’s most significant cash outlay for financing activities. From 2007 to 2008, cash flows from financing activities decreased by U.S. $489.7 million from U.S. $126.6 million to U.S. $(363.1 million). This difference was due to the capital decrease in 2008, compared to the capital increase in 2007 following Paris Re’s initial public offering.

Cash position

As a result of the factors described above, and taking into account the exchange rate variations, the cash position at December 31, 2008 was U.S. $380.7 million.

Investments

General

Paris Re believes that it has adopted a conservative investment strategy that emphasizes diversification of counterparty risk, capital preservation, liquidity and recurrence of investment income.

Paris Re’s investment portfolio is constructed with a view to matching liabilities by currency and by anticipated payout pattern. Management is responsible for the implementation of investment strategy with the assistance of external asset management firms. The finance and investment committee of the board of directors of Paris Re establishes investment guidelines following management’s recommendation. These investment guidelines set forth Paris Re’s portfolio’s overall objective, applicable benchmarks, eligible categories of securities, duration, diversification requirements, use of derivatives and average portfolio ratings. Paris Re has established two main sets of investment guidelines: (1) for the assets constituting the funds withheld asset, guidelines which match the scheduled maturities of bonds with expected claims payments in future years, and (2) for all other assets, a proactive benchmark approach to measure investment manager performance.

Paris Re’s portfolio, including the funds withheld asset as well as assets directly held by Paris Re, is primarily comprised of cash equivalents, highly rated income securities and certain publicly traded equities. Paris Re only uses derivatives to hedge currency risks. The authorized target asset allocation of equity investments is 6%, with the remainder in fixed income securities. The target average duration of Paris Re’s fixed income portfolio is set at three and a half years to reflect the current average expected duration of Paris Re’s liabilities. The average minimum target rating for Paris Re bond portfolio is “AA.”

Paris Re outsources the management of its portfolio to external asset management firms. In 2007, Paris Re selected two investment managers specializing in U.S. dollar bonds and began to delegate the management of a portion of its funds, pursuant to which cash was progressively invested in directly-held government and corporate bonds. In 2008, Paris Re selected a manager who specializes in euro bonds to complement this cash investment strategy. For the funds withheld asset, Paris Re’s principal investment managers are AXA Investment Managers S.A. and Baker Gilmore. In addition, Paris Re has selected a third party to provide Paris Re with global reporting and investment accounting functions.

In difficult market conditions, Paris Re has maintained a conservative investment strategy that focuses on allocating assets primarily to bonds, having sold its equities at the beginning of 2008. Paris Re held 28.3% in cash at the end of 2007 and has progressively invested a large part of that cash in fixed-rate bonds, imposing duration and rating restrictions on the managers in charge of such bonds. The goal of this investment strategy is to reduce the cash component and thereby limit poorly performing investments, focusing instead on bond yields to offset falling short-term interest rates.

As of June 30, 2009, the market value of Paris Re’s investment portfolio was U.S. $5,022 million, of which U.S. $2,154 million was represented by the funds withheld asset. The asset breakdown as of June 30, 2009 was as follows: 33.7% in government bonds, 15.1% in bonds issued by government agencies, 39.0% in corporate bonds, 2.1% in ABS, 8.1% in cash and cash equivalents, and 2.0% other.

The asset breakdown as of December 31, 2008, was as follows: 28.0% in government bonds, 19.5% in bonds issued by government agencies, 32.0% in corporate bonds, 2.5% in ABS, 12.8% in cash, and 5.2% other. Paris Re has been conducting this cash investment strategy since the beginning of 2009 and has invested approximately U.S. $100 million in bonds. As of December 31, 2008, the market value of Paris Re’s investment portfolio was U.S. $4,894 million, of which U.S. $2,307 million was represented by the funds withheld asset. Net financial income excluding the impact of foreign currency translation was U.S. $223 million in 2008 compared to U.S. $226 million in 2007.

Funds Withheld Asset

The funds withheld asset is a current account comprising assets of Paris Re which represent the technical commitments in the liabilities of Paris Re’s balance sheet (including premiums, commissions and claims) resulting from the implementation of the quota share retrocession arrangement and the issuance agreement between Colisée Re and Paris Re (France). The current account has its counterpart in the liabilities of Colisée Re.

It is reflected in Colisée Re’s balance sheet and is represented by a portfolio of assets, the revenues of which are transferred to Paris Re (France) as payments into such current account. The funds withheld asset mechanism is purely contractual and was established in connection with the 2006 acquisition.

Paris Re earns investment income from the funds withheld asset pursuant to the quota share retrocession arrangement, which provides that the investment income is to be paid to Paris Re in arrears on a quarterly basis. The market value of the assets underlying the funds withheld asset amounted to US $2,154 million as of June 30, 2009 and U.S. $2,306.6 million as of December 31, 2008. Pursuant to a claims management and services agreement, the investment portfolio within the funds withheld asset is managed by third party asset managers designated by Paris Re in accordance with the investment guidelines established by Paris Re’s board of directors. The funds withheld asset is increased by real premiums (less premium refunds), salvage and subrogation, recoveries under retrocession agreements, profit commissions and other amounts received for the business subject to the quota share retrocession arrangement. It is reduced by paid claims, profit commissions, amounts paid to maintain the retrocession agreements and other amounts paid on the business subject to the quota share retrocession arrangement. In addition, certain payments under the various agreements executed in connection with the 2006 acquisition are made through adjustments to the funds withheld asset. Paris Re expects that the funds withheld asset will decrease by approximately 60% in the next three years, and that Paris Re’s investment income from the funds withheld asset will decline accordingly. As the funds withheld asset has had no inflows since the end of the third quarter of 2007 apart from the premiums for business underwritten before this period, outgoings representing payments for insurance claims are greater than banked premiums. Renewals of business historically written on Colisée Re paper and reinsured to Paris Re (France) appear on Paris Re’s balance sheet. As a result, Paris Re is generating new directly held assets on its balance sheet and expects to generate related investment income from the new and renewal business written on its balance sheet which will partially offset reductions in investment income from the funds withheld asset. Assets representing the funds withheld asset are held by Colisée Re.

Invested Assets

The following table presents a breakdown by category of the net book value, net unrealized capital gains and losses, and market value of Paris Re’s invested assets as of June 30, 2009.

Value of Invested Assets as of June 30, 2009

	Directly Held Assets			Funds Withheld Asset			Total
	Net book value	Market value	Unrealized gain/(loss)	Net book value	Market value(1)	Unrealized gain/(loss)(2)	Net book value	Market value	Unrealized gain/(loss)
	(in millions of U.S. dollars)
Cash and cash equivalents	238	238	—	153	154	1	391	392	1
Fixed maturities available for sale	2,501	2,558	57	1,931	1,957	26	4,432	4,515	83
Short term investment available for sale	43	43	—	—	—	—	43	43	—
Equities available for sale and Non-consolidated affiliates(3)	2	2	—	—	—	—	2	2	—
Non-consolidated investment funds available for sale(4)	22	22	—	15	12	(3)	37	34	(3)
Other assets held at fair value	5	5	—	31	31	—	36	36	—

Total Investments	2,811	2,868	57	2,130	2,154	24	4,941	5,022	81

(1)	The market value of the assets forming the funds withheld asset is based on the market value of the assets held by Colisée Re pursuant to the quota share retrocession arrangement.

(2)	In respect of the funds withheld asset account, unrealized gains or losses do not appear in Paris Re’s consolidated financial statements.
(3)	Includes both equities available for sale and non-consolidated affiliates. Equities include publicly traded shares. See Note 5.2 of the Paris Re financial statements for the six months ended June 30, 2009 included elsewhere in this proxy statement.
(4)	Paris Re consolidates money-market funds when its share of ownership exceeds 20%. As of June 30, 2009, Paris Re does not own 20% or more of any money-market funds.

The following table presents a breakdown by category of the net book value, net unrealized capital gains and losses, and market value of Paris Re’s invested assets as of December 31, 2008.

Value of Invested Assets as of December 31, 2008

	Directly Held Assets					Funds Withheld Asset			Total
	Net book value		Market value		Unrealized gain/(loss)	Net book value	Market value(1)	Unrealized gain/(loss)(2)	Net book value	Market value	Unrealized gain/(loss)
	(in millions of U.S. dollars)
Cash and cash equivalents	381		381		—	244	244	—	625	625	—
Fixed maturities available for sale	2,039		2,078		39	1,928	1,957	29	3,967	4,035	68
Short term investment available for sale	38		38		—	14	14	—	52	52	—
Equities available for sale and Non-consolidated affiliates(3)	2		2		—	—	—	—	2	2	—
Non-consolidated mutual funds available for sale(4)	85	(5)	85	(5)	—	57	58	1	142	143	1
Other assets held at fair value	4		4		—	33	33	—	38	38	—

Total Investments	2,548		2,588		39	2,276	2,306	30	4,825	4,894	69

(1)	The market value of the assets forming the funds withheld asset is based on the market value of the assets held by Colisée Re pursuant to the quota share retrocession arrangement.
(2)	In respect of the funds withheld asset account, unrealized gains or losses do not appear in Paris Re’s consolidated financial statements.
(3)	Includes both equities available for sale and non-consolidated affiliates. See Note 6.2 to the Paris Re financial statements for the year ended December 31, 2008 included elsewhere in this proxy statement.
(4)	Paris Re consolidates money-market funds when its share of ownership exceeds 20%. As of December 31, 2008, Paris Re does not own 20% or more of any money-market funds.
(5)	Corresponds principally to cash and cash equivalents awaiting investment in accordance with Paris Re’s investment policies.

The following table summarizes the fixed maturities included in Paris Re’s portfolio, including fixed maturities within the funds withheld asset, by maturity as of December 31, 2008. The maturity distribution of the fixed maturities included in Paris Re’s portfolio, including fixed maturities within the funds withheld asset, were relatively consistent between June 30, 2009 and December 31, 2008.

Fixed Maturities Portfolio(1) as of December 31, 2008

	Market value		% of total
	(in millions of U.S. dollars)		(%)
Maturity within twelve months	659		16%
Maturity between one and five years	2,310		57%
Maturity between five and ten years	787		20%
Maturity greater than ten years	280		7%

Total	4,035	(1)	100%

(1)	U.S. $ 1,957 million relates to the funds withheld asset and U.S. $ 2,078 million relates to the directly invested assets.

The following table sets forth certain information regarding the investment ratings of Paris Re’s fixed maturities portfolio, including fixed maturities included in the funds withheld asset, as of December 31, 2008. The average rating of Paris Re’s fixed maturities portfolio, including fixed maturities included in the funds withheld asset, was AA- as of June 30, 2009, consistent with December 31, 2008. Investment ratings are as designated by Standard & Poor’s.

Investment Ratings of the Fixed Maturities Portfolio(1) as of December 31, 2008

	Market value	% of total
	(in millions of U.S. dollars)	(%)
AAA	2,368	59%
AA+	95	2%
AA	221	6%
AA–	177	4%
A+	401	10%
A	357	9%
A–	160	4%
BB/BBB	217	5%
Others	39	1%

Total	4,035	100%

(1)	Of which U.S. $ 1,957 million is held in the funds withheld asset and U.S. $ 2,078 million for directly invested assets.

The following table presents the market value of invested assets by currency included in Paris Re’s portfolio, including assets included in the funds withheld asset, as of December 31, 2008. The currency composition of invested assets included in Paris Re’s portfolio, including assets included in the funds withheld asset, were relatively consistent between June 30, 2009 and December 31, 2008.

Value of Invested Assets as of December 31, 2008

	Market value (USD)%		Market value (EUR)%		Market value (CAD)%		Market value (SGD)%		Market value (other currencies)%		Total market value (in USD)%
	(where applicable, equivalent amount in millions of U.S. dollars as December 31, 2008, except for percentages)
Cash & cash equivalents(1)	415	14%	56	6%	16	3%	33	13%	104	65%	625	13%
Fixed maturities available for sale(2)	2,593	86%	759	77%	402	89%	234	87%	48	30%	4,035	82%
Short term financial assets available for sale	11	—	—	—	33	7%	—	—	8	5%	52	1%
Equities available for sale and Non- consolidated affiliates(3)	—	—	2	—	—	—	—	—	—	—	2	—
Non consolidated investment funds available for sale	8	—	134	14%	—	—	—	—	—	—	143	3%
Other assets held at fair value(4)	—	—	37	4%	1	—	—	—	—	—	38	1%

Total invested assets	3,028	100%	988	100%	452	100%	267	100%	159	100%	4,894	100%

Percentage of total	62%		20%		9%		5%		3%		100%

(1)	Cash and cash equivalents comprise all cash funds held by Paris Re.
(2)	Includes bonds managed by external investment managers as well as bonds held directly by Paris Re.
(3)	Includes both equities available for sale and non-consolidated affiliates. See Note 6.2 to the Paris Re financial statements included elsewhere in this proxy statement. Equities include publicly traded shares.
(4)	Short term investments in treasury funds.

The average yield for the six month period ended June 30, 2009 was 3.64%, compared to 5.0% for the six month period ended June 30, 2008. This decrease is principally the result of declining yields from lower interest rates. The average yield for 2008 was 4.50%, which was relatively stable compared to 4.58% in 2007. For further information regarding Paris Re’s invested assets, see Note 18 to Paris Re’s consolidated financial statements for the year ended December 31, 2008 included elsewhere in this proxy statement.

Summary of Investments—Other Than Investments in Related Parties as of December 31, 2008

	Net book value	Market value	Amount shown in balance sheet
	(in millions of U.S. dollars)
Directly Held Assets(1)

Fixed maturities
Bonds
United States Government and government agencies and authorities	562	596
States, municipalities and political subdivisions	9	9
Foreign governments	449	528
Public utilities	4	5
All other corporate bonds	1,015	939
Certificates of deposit	—	—

Total fixed maturities	2,039	2,078

Mortgage loans on real estate	1	1
Other long-term investments	90	90
Short term investment available for sale	33	33

Total Investments	2,163	2,203	2,203

Funds Withheld Asset(2)
Fixed maturities
Bonds
United States Government and government agencies and authorities	513	526
States, municipalities and political subdivisions	9	9
Foreign governments	679	717
Public utilities	4	5
All other corporate bonds	723	699
Certificates of deposit	—	—

Total fixed maturities	1,928	1,957

Mortgage loans on real estate	—	—
Other long-term investments	104	105
Short term investment available for sale	—	—
Cash and cash equivalents	244	244
Other assets and liabilities(3)	196	196

Total Investments	2,473	2,502	2,473

Total			4,676

(1)	Excludes Paris Re’s loans and cash and cash equivalents. See Note 6.2 to Paris Re’s consolidated financial statements for the year ended December 31, 2008 included elsewhere in this proxy statement.
(2)	The funds withheld asset is treated as a reinsurance recoverable in Paris Re’s accounts and is backed by invested assets held by Colisée Re. Accordingly, the funds withheld asset is reflected at book value under applicable accounting standards.
(3)	Other assets and liabilities include income from the funds withheld asset account (U.S. $19.6 million) and the other assets and liabilities of the funds withheld asset account (U.S. $176.7 million). These items are detailed in Note 6.1 to Paris Re’s consolidated financial statements for the year ended December 31, 2008 included elsewhere in this proxy statement.

Research and development

Paris Re does not conduct research and development, nor does it hold any patents. Paris Re is the holder of software licenses for programs that enable it to conduct its business, including with respect to, for example, office automation and accounting.

Total Off-balance Sheet Commitments

Total off-balance sheet commitments received and given amounted to U.S. $331.7 million and U.S. $202.3 million, respectively, as of December 31, 2008, an increase of 56.1% and 97.2%, respectively, from U.S. $212.5 and U.S. $102.6 million as of December 31, 2007. Total off-balance sheet commitments and contractual obligations at June 30, 2009 have not changed materially since December 31, 2008. These commitments are primarily related to financing operations and forward exchange transactions related to the reinsurance agreements described under “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Liquidity and Capital Resources—Liquidity Sources” above.

Total Off Balance Sheet Commitments for years ended December 31

	2008		2007
	(in thousands of U.S. dollars)
	Given	Received	Given	Received
Financing commitments(1)	—	246,886	—	146,394
Pledged assets(2)	13,641	881	13,930	883
Letters of credit(3)	111,343	194	15,046	—
Foreign currency term operations(4)	77,319	83,757	72,461	65,268
Other off-balance sheet commitments	—	—	1,211	—

Total off balance sheet commitments	202,301	331,717	102,649	212,546

(1)	Financing commitments correspond to unused credit facilities required by applicable law or the terms of the relevant reinsurance agreement. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Liquidity and Capital Resources—Liquidity Sources” above.
(2)	Guaranteed assets relate to guarantees given to financial institutions and cedants.
(3)	Includes letters of credit provided by Paris Re to cedants in the context of relevant reinsurance agreements. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Paris Re—Liquidity and Capital Resources—Liquidity Sources” above.
(4)	Foreign currency term operations include off-balance sheet commitments related to foreign exchange coverage. The net impact of U.S. $6.4 million is discussed in Note 13 to Paris Re’s consolidated financial statements included elsewhere in this proxy statement.

Tabular disclosure of contractual obligations

The following table summarizes Paris Re’s contractual obligations as of December 31, 2008, and the effects such obligations are expected to have on liquidity and cash flows in future periods:

Contractual Obligations as of December 31, 2008

	Total	<1 year	1-3 years	3-5 years	>5 years
	(in thousands of U.S. dollars)
Operating leases	37,927	8,165	17,047	9,067	3,648
Other operating agreements	13,329	10,226	3,103	—	—
Contract fees under sale agreement	2,400	2,400	—	—	—
Funding committed on invested assets	—	—	—	—	—
Unpaid losses and loss expenses(1)	1,322,000	516,000	463,000	172,000	172,000
Dividends	473	473	—	—	—

Total	1,376,129	536,844	482,850	180,927	175,508

(1)	Corresponds to the net claims reserves for which Paris Re is at risk and does not benefit from a guarantee.

Quantitative and Qualitative Disclosure about Market Risks

Paris Re is exposed to several types of market related risk, including primarily reinsurance risks, credit related risks, exchange rate related risks, interest rate related risks and liquidity related risks. For a discussion of such risks, see Note 24 to Paris Re’s consolidated financial statements for the year ended December 31, 2008 included elsewhere in this proxy statement. These risks have not changed materially since December 31, 2008.

OTHER MATTERS

As of the date of this proxy statement, the board of directors of PartnerRe knows of no matters that will be presented for consideration at the special general meeting, other than as described in this proxy statement.

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement includes statements about future economic performance, finances, expectations, plans and prospects of both PartnerRe and Paris Re that constitute forward-looking statements for purposes of the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those suggested by such statements. For further information regarding cautionary statements and factors affecting our future results, please refer to the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q filed subsequent to the most recent Annual Report and other documents filed by PartnerRe with the SEC. We undertake no obligation to update or revise publicly any forward-looking statement whether as a result of new information, future developments or otherwise. For further information regarding cautionary statements and factors affecting Paris Re’s future results, please refer to “Risk Factors—Risk Factors Relating to Paris Re.”

This proxy statement contains certain forward-looking statements within the meaning of the U.S. federal securities laws. Statements that are not historical facts, including statements about our beliefs, plans or expectations, are forward-looking statements. These statements are based on our current plans, estimates and expectations. Some forward-looking statements may be identified by our use of terms such as “believes,” “anticipates,” “intends,” “expects,” “projections” and similar statements of a future or forward-looking nature. In light of the inherent risks and uncertainties in all forward-looking statements, the inclusion of such statements in this proxy statement should not be considered as a representation by us or any other person that our objectives or plans will be achieved. A non-exclusive list of important factors that could cause actual results to differ materially from those in such forward-looking statements includes the following: (a) the occurrence of natural or man-made catastrophic events with a frequency or severity exceeding our expectations; (b) the adequacy of our loss reserves and the need to adjust such reserves as claims develop over time; (c) any lowering or loss of financial ratings of any wholly-owned operating subsidiary; (d) the effect of competition on market trends and pricing; (e) changes in general economic conditions, including changes in interest rates and/or equity values in the United States and elsewhere and continued instability in global credit markets; and (f) other factors set forth in the most recent reports on Form 10-K, Form 10-Q and other documents of PartnerRe on file with the SEC and in this proxy statement under “Risk Factors.” Risks and uncertainties relating to the proposed transactions include the risks that: (a) the parties will not obtain the requisite shareholder or regulatory approvals for the transactions; (b) the anticipated benefits of the transactions will not be realized; and/or (c) the proposed transactions will not close. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. PartnerRe does not intend, and is under no obligation, to update any forward-looking statement contained in this proxy statement.

WHERE YOU CAN FIND MORE INFORMATION

PartnerRe files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any report, statement or other information that PartnerRe files with the SEC at the SEC’s public reference room at the following location:

Public Reference Room

100 F Street, N.E.

Washington, D.C. 20549

Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the website maintained by the SEC at “http://www.sec.gov.” Reports, proxy statements and other information concerning PartnerRe may also be obtained at its website at http://www.partnerre.com” and at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

PartnerRe has supplied all information contained in this proxy statement relating to PartnerRe, and Paris Re has supplied all such information relating to Paris Re.

You should rely only on the information contained in this proxy statement. PartnerRe has not authorized anyone to provide you with information that is different from what is contained in this proxy statement. This proxy statement is dated August 24, 2009. You should not assume that the information contained in this proxy statement is accurate as of any date other than that date. Neither the mailing of this proxy statement to holders of PartnerRe common shares nor the issuance of PartnerRe common shares or securities exercisable or exchangeable for PartnerRe common shares in connection with the transactions creates any implication to the contrary.

INCORPORATION BY REFERENCE

The following documents, which have been filed by PartnerRe with the Securities and Exchange Commission are incorporated herein by reference:

•

PartnerRe’s Annual Report on Form 10-K for the fiscal year ended December 31, 2008, filed with the SEC on February 27, 2009 (including those portions of PartnerRe’s Definitive Proxy Statement for the 2009 annual general meeting of shareholders that are incorporated by reference into PartnerRe’s Form 10-K);

•	PartnerRe’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2009, filed with the SEC on May 8, 2009;

•	PartnerRe’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2009, filed with the SEC on August 10, 2009;

•

PartnerRe’s Current Reports on Form 8-K, filed with the SEC on January 6, 2009, January 12, 2009, February 11, 2009, March 2, 2009, March 16, 2009, May 14, 2009, May 28, 2009 (relating to the departure of directors or certain officers), May 28, 2009 (relating to amendments to our bye-laws), July 9, 2009, July 10, 2009, July 23, 2009, July 27, 2009 and August 10, 2009; and

•	the description of PartnerRe’s capital stock contained in our registration statement on Form S-3/ASR filed with the SEC on April 10, 2009.

All documents filed by PartnerRe with the Securities and Exchange Commission pursuant to Sections 13(a) or 15(d) of the Securities Exchange Act of 1934 from the date of this proxy statement to the date of the PartnerRe shareholder meeting, other than Current Reports on Form 8-K deemed “furnished” to and not “filed” with the Securities and Exchange Commission, shall also be deemed to be incorporated by reference into this proxy statement and to be a part hereof from the date of filing of such documents. Any statement contained in a document incorporated or deemed to be incorporated herein by reference, shall be deemed to be modified or superseded to the extent that a statement contained in this proxy statement or in any other subsequently filed document incorporated by reference, modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

You can obtain any of the documents incorporated by reference in this proxy statement from PartnerRe or from the Securities and Exchange Commission through its web site at the address provided above. PartnerRe will provide a copy of any and all of the documents incorporated by reference herein without charge, upon written or oral request and by first class mail, within one day of receipt of such request (excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference in this proxy statement). Requests should be directed to the address or telephone number provided on page 8.

PARIS RE HOLDINGS LIMITED

Report of Independent Registered Public

Accounting Firm

Consolidated Balance Sheets as of December 31, 2008 and

2007 and consolidated statements of income, Shareholders’

equity and cash flows for the years ended December 31,

2008 and 2007 and for the period from incorporation date

to December 31, 2006

M A Z A R S

61, RUE HENRI REGNAULT - 92400 COURBEVOIE

TÉL : +33 (0) 1 49 97 60 00 - FAX : +33 (0) 1 49 97 60 01

PARIS RE Holdings Limited	Report of Independent Registered Public Accounting Firm

Consolidated Balance Sheets as of December 31, 2008 and 2007 and consolidated statements of income, Shareholders’ equity and cash flows for the years ended December 31, 2008 and 2007 and for the period from incorporation date to December 31, 2006	To the Board of Directors of PARIS RE Holdings Limited

We have audited the accompanying consolidated balance sheets of PARIS RE Holdings Limited and its subsidiaries (the “Company”) as of December 31, 2008 and 2007 and the related consolidated statements of income, shareholders’ equity and cash flows for the years ended December 31, 2008, December 31, 2007 and for the period from incorporation date to December 31, 2006. These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of the Company’s internal control over financial reporting. Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of PARIS RE Holdings Limited and subsidiaries as of December 31, 2008 and 2007, and the results of their operations and their cash flows for each of the two years ended December 31, 2008 and 2007 and for the period from incorporation date to December 31, 2006, in conformity with International Financial Reporting Standards (IFRS), as issued by the International Accounting Standards Board.

Courbevoie, August 5, 2009

	MAZARS	/s/ Jean-Claude Pauly Jean-Claude Pauly Partner

Consolidated balance sheet-Assets

ASSETS	Note	December 31, 2008	December 31, 2007 (As restated see note 9)
US $ thousand
Intangible assets
Value of Business in Force (VBI)		199,178	261,673
Other intangible assets		25,764	44,860
TOTAL INTANGIBLE ASSETS	5	224,942	306,533
Invested Assets
Financial invested assets
Funds Withheld Asset (FWA)	6.1	2,472,837	3,496,370
Directly held assets	6.2	2,202,580	1,650,478
Loans	6.2	4,359	3,430
Investments in associates—equity method	6.2	0	6,503
TOTAL FINANCIAL INVESTED ASSETS		4,679,776	5,156,781
CEDED TECHNICAL RESERVES	12	230,367	126,219
DEFERRED TAX ASSETS	7	18,825	3,479
Other assets
Fixed assets		3,601	3,081
Receivables arising from reinsurance operations	8.1	151,484	58,783
Reserve agreement	17	39,621	27,860
Other operating receivables	8.2	58,460	106,340
Technical accruals—assets	8.3	603,916	624,965
TOTAL OTHER ASSETS		857,082	821,029
CASH AND CASH EQUIVALENTS	9	380,690	451,594
TOTAL ASSETS		6,391,681	6,865,635

Consolidated balance sheet-Liabilities

LIABILITIES	Note	December 31, 2008	December 31, 2007
US $ thousand
SHAREHOLDERS’ EQUITY
Capital and capital in excess of nominal value	10.1	1,317,236	1,773,882
Retained earnings and other reserves		658,483	452,822
Currency translation reserves		230,245	160,372
Consolidated result		(34,205)	87,038
TOTAL SHAREHOLDERS’ EQUITY	10	2,171,759	2,474,115
Liabilities relating to reinsurance and investment contracts
Gross technical reserves	12	3,781,353	3,981,619
Foreign Exchange natural hedging	13	6,439	7,193
TOTAL LIABILITIES RELATING TO REINSURANCE AND INVESTMENT CONTRACTS		3,787,792	3,988,812
PROVISIONS FOR RISKS AND CHARGES	14	11,947	13,368
DEFERRED TAX LIABILITIES	7	92,498	81,798
DEBT	15	—	—
Other liabilities
Payables relating to reinsurance operations	16.1	130,106	72,101
Reserve agreement	17	109,552	114,105
Payables—current tax position		8,761	47,317
Other operating payables	16.2	50,637	55,541
Technical accruals—liabilities	16.3	28,630	18,478
TOTAL OTHER PAYABLES		327,686	307,542
TOTAL LIABILITIES		6,391,681	6,865,635

Consolidated income statement

	Note	12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
US $ thousand
Gross written premiums		1,402,612	1,276,994	722,884
Total Premium Revenues		1,402,612	1,276,994	722,884
Premiums ceded		(205,996)	(126,738)	(15,598)
Net written premiums		1,196,617	1,150,257	707,286
Net variation in unearned premium reserves		14,287	17,761	(120,758)
Net earned premiums		1,210,903	1,168,017	586,527
Claims net of retrocession		(891,578)	(722,401)	(253,501)
of which claims paid net of retrocession		(1,013,261)	(625,110)	2,811,760
of which claims reserves variation net of retrocession		121,684	(97,291)	(3,065,261)
Commissions and brokerage net of retrocession		(196,755)	(202,649)	(121,909)
Net underwriting income		122,570	242,967	211,118
Net investment income		225,760	231,040	141,008
Net capital gains and losses		(553)	7,092	(1,000)
Valuation of derivative instruments		383	(6,153)	—
Variations in investment impairment	6.1 6.2	(968)	—	—
Exchange rate impact		(161,004)	(107,668)	(1,881)
Financial results—other		(1,199)	(12,609)	716
Net financial income excluding debt expense		62,419	111,702	138,842
Net financial income including debt expense	18	62,419	111,702	138,842
Net income from investments in associates using the equity method		—	608	1,213
General expenses	19	(154,745)	(139,468)	(97,055)
Net income before amortization of intangibles		30,244	215,810	254,118
Amortization of intangibles		(61,848)	(127,735)	(100,714)
Net income before recognition of negative goodwill		(31,604)	88,075	153,404
Recognition of negative goodwill		—	—	341,434
Net income before tax		(31,604)	88,075	494,837
Income tax	20	(2,601)	(1,037)	(57,825)
TOTAL NET INCOME		(34,205)	87,038	437,013
Earnings per share (US $)(1)	23	(0.41)	1.04	187.88
Diluted earning per share (US $)(1)	23	(0.41)	1.00	187.88

(1)	In 2006, the same average number of shares is used for the computation of the earning per share and the diluted earning per share, ie 716,081 shares. This is due to the assumption that the market value of the shares is equal to the purchase price of the transaction, as the shares are not listed.

Consolidated Statement of Recognized Income and Expense for the period

	12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
US $ thousand
Net income of the period(1)	(34,205)	87,038	437,013
Reserves relating to changes in fair value through shareholders’ equity(1)	19,961	7,993	5,252
Translation reserves	69,872	163,512	(3,140)
Net gains and losses recognized directly through shareholders’ equity(2)	89,833	171,505	2,112
Total recognized income and expense for the period(1) + (2)	55,628	258,543	439,125

(1)	Related to revaluation of available for sale assets (AFS).
The SORIE pension impact amounts to USD 0.5 million as at December 31, 2008 and is classified in consolidated reserves.

The two charts “Change in shareholders’ equity” and “Change in Other Comprehensive Income” are presented in Note 10.

Consolidated cash flow statement

	12 month period ended December 31, 2008	12 month period ended December 31, 2007 (As restated see note 9)	Period from incorporation to December 31, 2006 (As restated see note 9)
US $ thousand
Net profit (loss)	(34,205)	87,038	437,013
Adjustments:
Income from associates	—	(608)	(1,050)
Depreciation and provisions	69,317	133,801	(238,174)
Change in reinsurance technical reserves	(78,927)	155,086	3,187,650
Fair value gains—losses	(819)	—	174
Profit / loss on disposal and dilution profit and loss	(37,064)	(88,425)	4,721
Revenues & expenses with no effect on cash flow(1)	174,183	8,810	11,568
Income tax	2,601	1,037	57,825
Effect of changes in working capital	(55,482)	8,594	(237,198)
Effect of changes of current account—Quota share COLISEE RE(2)	783,962	(114,392)	(3,123,925)
Tax paid	(3,442)	(122,104)	(88,029)
Cash flows from operating activities	820,124	68,837	10,575
Effect of changes in group structure(3)(6)(8)	13,448	(190,539)	(68,183)
Purchase and sale of intangible and tangible assets	(2,069)	220	(4,006)
Purchase of financial invested assets	(1,815,020)	(3,990,676)	(234,054)
Sale of financial invested assets	1,308,377	2,987,477	138,789
Increase (decrease) in loans and advances made	—	—	(24,740)
Dividends received	—	—	—
Cash flows from (used in) investing activities	(495,264)	(1,193,518)	(192,194)
Proceeds from issue of shares(4)(7)	(264,339)	92,706	1,636,194
Treasury shares(5)	(81,642)	(538)
Uncalled subscribed capital		7,335	(7,355)
RSU and stocks options	(17,148)	27,087	16,322
Net financial interest paid	—	—	(106)
Dividends paid to group shareholders	—	—	—
Cash flows from (used in) financing activities	(363,129)	126,590	1,645,055
Effects of exchange rate changes	(32,635)	6,061	(19,812)
Increase (decrease) in cash and cash equivalents	(70,904)	(992,030)	1,443,624
Cash position at opening	451,594	1,443,624	—
Cash position at closing	380,690	451,594	1,443,624
Variation of cash	(70,904)	(992,030)	1,443,624

In 2008:

(1)	Mainly exchange rate impact in local accounts.
(2)	Decrease in the current account with COLISEE RE (Asset position) following payments and end of the issuance agreement on October 1, 2007.

(3)	This amount is due to the reorganization of US entities and corresponds to the treasury of PARIS RE Latin America for US $147 thousand and AXA Space for US $13,301 thousand. In 2007, PARIS RE Latin America was not consolidated and AXA Space was consolidated under equity method.
(4)	This amount corresponds to the repayment of capital of US $264,339 thousand paid on July 11, 2008.
(5)	PARIS RE has repurchased 7 million of its own shares for a total cost of US $81,642 thousand.

In 2007:

(6)	The “Effect of changes in group structure” relates to the purchase of the following companies:

— CGRM (Compagnie Générale de Réassurance de Monte Carlo) on January 10, 2007,

— PARIS RE Asia Pacific Ltd. (Singapore) on July 11, 2007.

(7)	The “Proceeds from issue of shares” include for 2007:

— The capital increase in connection with the IPO amounting to US $104,357 thousand,

— An increase in capital equal to US $100 thousand,

— IPO fees accounted in premium equal to US $11,752 thousand.

In 2006:

(8)	Cash inflow due to the acquisition of subsidiaries for US $85,153 thousand and purchase price of consolidated securities investments for US $(153,336) thousand.

Notes to the consolidated financial statements

The PARIS RE Holdings Limited (“PARIS RE” or the “Company”) is the parent company of a group (the “Group”) was created in March 27, 2006 to acquire and develop substantially all of the reinsurance business of COLISEE RE (formerly AXA RE, a wholly owned subsidiary of AXA). This transfer is referred to hereunder as the “Acquisition.”

Note	1. Key events of the period

1.1 2008 Key events

1.1.1 2008 losses and update on 2007

In 2008, PARIS RE experienced:

•

Ike, a Hurricane, that occurred in September 2008, a major loss in USA (a loss is considered a major loss if total related claims exceeds US $30 million gross of reinsurance): the company’s exposure related to Ike is estimated at US $130 million net cost(1).

•

Several large losses such as: Emma Windstorm, (Western Europe, on February 29, 2008) for a US $8.1 million net cost ; Hilal Storm (Germany, on May 31, 2008) for a US $9.9 million net cost and Hurricane Gustav (USA, in August 2008) for a US $7.9 million net cost.

The valuation of major losses includes a significant degree of estimation. It was considered by PARIS RE that this assessment was based on reasonable scenarios and is within the acceptable range of estimates.

Update of the 2007 major losses:

•

Windstorm Kyrill, a major loss in Western Europe which occurred in the early January 2007: the net cost of this event, estimated at US $27 million as at December 31, 2007, has increased to US $30 million as at December 31, 2008. The variance between those two periods is due to cedants’ information received and USD/EUR exchange rate.

•

UK Floods event occurred on June 2007 and was considered as a major loss in 2007: the net cost of this event, estimated at US $16 million as at December 31, 2007 has decreased to US $3 million as at December 31, 2008. This decrease comes from the confirmation by many ceding companies that claims will not reach the attachment point of PARIS RE treaties.

Therefore, this event is no more considered as a major loss.

1.1.2 Financial crisis

PARIS RE maintains a conservative investment portfolio including financial assets directly held for US $2,587.6 million (fair value) and financial assets included in the Funds Withheld Asset (“FWA”) for US $2,472.8 million (historical cost), see Note 2.6.

The equity portfolio was sold at the beginning of January 2008 (mostly between January 11th and January 16th). Consequently, the equity share was around nil as at December 31, 2008. Two main investment programs were launched, the first one at the beginning of 2008 which enabled to invest US $505 million cash in fixed income and the second one in December for US $405 million in fixed income as well. This is reflected in the decrease of the share of cash and cash equivalents from 28% as at December 31, 2007 to 13% as at December 31, 2008. In October 2008, a new asset manager was elected to manage euro fixed income mandates, always within the PARIS RE investment policy and the average global rating of AA-. At the same time, the bond portfolio was reallocated between corporate and government bonds: the aim of this reallocation is to increase the share of corporate bonds which benefit from higher yields than government bonds. Corporate bonds went up from 20% of the invested assets as at December 31, 2007 to 33% as at December 31, 2008.

The portfolio includes 86% bonds, 13% cash and 1% other investment types. The group has no exposure to structured financial products such as CDO and CLO, and has limited exposure to ABS assets (total market value US $120.8 million as at December 31, 2008, see Note 6.3).

(1)	Net cost = pre tax net of reinsurance and reinstatement premiums.

On a US $5.0 billion book value portfolio, the group has recorded over the year an impairment of US $32.3 million, of which US $23.2 million related to ABS.

The net unrealized gains as of December 31, 2008 amounts to US $69.7 million, of which US $30 million was on FWA (see Note 6.1) and US $39.7 million on directly held assets (see Note 6.2).

The 2008 total investment income was US $225.7 million. The investment portfolio annualized return rate for 2008 was 4,5% (including capital gain and depreciation, see Note 18).

1.1.3 PARIS RE Holdings Ltd capital repayment

At the Annual General Meeting of PARIS RE Holdings Ltd, held on April 29, 2008 shareholders approved to repay US $271.7 million to the shareholders by the way of par value reduction. This repayment was paid on July 11th for an amount of CHF273 million (i.e., US $264 million).

1.1.4 Group reorganization

•	Reorganization of PARIS RE America Insurance Company, PARIS RE Latin America and AXA Space

In the first quarter of 2008, the Group proceeded with the reorganization of its activity on the American continent via its company PARIS RE America Insurance Company. This company now includes the activities of the other American subsidiary companies: AXA Space (based at Washington DC) and PARIS Latin RE America (based in Miami). Besides this reorganization, a new office dedicated to reinsurance Facultative Property was opened in New York. The new business of PARIS RE America Insurance Company is rated “A -” with stable outlook by Standard & Poor’s and “A -” with positive outlook by A.M. Best. This operation had no significant impact on the consolidated financial statements.

•	Merger of PARIS RE Bermuda and PARIS RE Switzerland:

On September 29, 2008, PARIS RE Bermuda was merged with PARIS RE Switzerland.

Assets and liabilities of PARIS RE Bermuda were transferred to PARIS RE Switzerland by universal succession with retroactive effect as per June 30, 2008 at net book value on the basis of the interim financial statements as of June 30, 2008.

In addition, given that all shareholders involved were part of the group, there was no impact on consolidated financial statements.

1.2 2007 Key events

1.2.1 Kyrill and June UK Floods: Major losses of the period

During this period, PARIS RE experienced two major losses in Europe (a loss is considered a major loss if total related claims exceeds US $30 million gross of reinsurance).

•	The company’s gross exposure related to Kyrill, a windstorm that occurred on January 18, 2007 was estimated at US $45 million.

•

The company’s gross exposure to the June UK floods that occurred on June 25, 2007 was estimated at US $30 million. It should be noted that the UK floods that occurred in July 2007 are not a major loss for PARIS RE.

After reinstatement premiums, the net impact (net of reinsurance and gross of tax) of these two major losses on our 2007 financial statements was US $43 million. This amount represents 4.2 percentage points of the loss ratio.

1.2.2 Implementation of retrocession program with Triomphe Re

On January 2, 2007, PARIS RE announced the formation of Triomphe Re Ltd., a special purpose reinsurance company (also called a “side-car”) domiciled in Bermuda established to reinsure certain lines of business written by PARIS RE and its affiliates. Through a quota share treaty between PARIS RE and Triomphe Re, PARIS RE cedes to Triomphe Re 24% of its property catastrophe and per risk excess-of-loss business for

2007 and 2008. Triomphe Re’s obligations under this agreement are collateralized by cash and other liquid assets held in a trust, including Triomphe Re’s capital, as well as premiums. Triomphe Re’s capitalization is approximately US $185 million.

The shareholders of Triomphe Re are independent from PARIS RE.

1.2.3 Termination of the Issuance Agreement

On October 1, 2007 the issuance agreement between COLISEE RE and PARIS RE was terminated pursuant to the agreement following the achievement of an “A-” rating from S&P. Consequently, as of this date, PARIS RE began to underwrite in its own name.

PARIS RE’s current ratings are:

Standard & Poor’s: “A-” stable outlook (including credit watch with positive implications)

A.M. Best: “A-” stable outlook (including under review with positive implications)

1.2.4 Re-domiciliation of PARIS RE Holdings Limited

On May 7, 2007, PARIS RE Holdings Limited, the parent company, was re-domiciled from Bermuda (Hamilton) to Switzerland (Zug). Consequently, as of May 8, 2007, PARIS RE Holdings Ltd became a Swiss Company and Swiss Reinsurance Group.

The opening capital of the company was converted from US $8 to CHF9.72 per share (exchange rate of 1 USD =1.215 CHF).

1.2.5 Listing of the company shares on Paris stock exchange

On July 13, 2007, the shares of PARIS RE were listed on the Paris stock exchange (EUROLIST on EURONEXT) at EUR 19.35 euros per share. The company raised US $104 million in primary capital (US $93 million net of IPO fees).

1.3 2006 Key events

1.3.1 Establishment of the corporate structure

PARIS RE was created on March 27, 2006 by a group of international private equity firms led by Trident III. L.P., a fund managed by Stone Point Capital LLC, to acquire and develop the reinsurance business of COLISEE RE. The Company’s business consists mainly in the historical reinsurance business of COLISEE RE, a company that has conducted third-party reinsurance business on a global basis since 1975.

On December 21, 2006, COLISEE RE transferred substantially all of its assets and liabilities, other than specified reinsurance and retrocession agreements and certain other excluded assets and liabilities, through a Traité d’Apport, which is an asset transfer mechanism governed by French law, to PARIS RE (France). The transactions under the Traité d’Apport are sometimes referred to herein as the Transfer. The Transfer was immediately followed by the Acquisition, which consisted of the indirect acquisition by PARIS RE Holdings of all the outstanding capital stock of PARIS RE (France) (the “Acquisition”). The Acquisition was effected pursuant to a Stock Purchase Agreement (the “Stock Purchase Agreement”) between PARIS RE and COLISEE RE, dated June 5, 2006. In connection with the Acquisition, COLISEE RE and the Company entered into various agreements which we refer to as the Acquisition Agreements.

The implementation of the Acquisition Agreements involved a series of steps including:

•	the Transfer;

•	the acquisition of all of the outstanding shares of PARIS RE (France);

•	the creation of a branch of PARIS RE (France) in Montreal, Canada;

•

the reinsurance of substantially all of the business of COLISEE RE through two quota share retrocession agreements: one between PARIS RE (France) and COLISEE RE and the other between the Canadian branch of PARIS RE (France) and the Canadian branch of COLISEE RE. The two quota share retrocession agreements are referred to herein as the Quota Share Retrocession Agreement;

•

the establishment, pursuant to the Quota Share Retrocession Agreement, of “funds withheld” balances by COLISEE RE for the benefit of PARIS RE (France), which is referred to herein as the Funds Withheld Asset, or FWA with a total balance of US $3.1 billion as of December 31, 2006. The investment income on the Funds Withheld Asset will inure to the Company’s benefit;

•	The guarantee by AXA and COLISEE RE of PARIS RE (France)’s reserves relating to losses incurred prior to January 1, 2006;

•	The transfer of substantially all non-insurance-related assets and liabilities of the Canadian branch of COLISEE RE to the Canadian branch of PARIS RE (France).

PARIS RE consolidated financial statements are presented in thousands of US Dollars.

1.3.2 Agreement with COLISEE RE

The following are the principal agreements entered into between PARIS RE (France) and its affiliates and AXA RE and its affiliates to give effect to the Acquisition:

1.3.2.1 Quota Share Retrocession Agreement

In connection with the Acquisition, the transfer of the benefits and risks of COLISEE RE’s reinsurance agreements to PARIS RE (France) has been effected by means of the Quota Share Retrocession Agreement.

The business covered by the Quota Share Retrocession Agreement consists of:

•

Substantially all of the reinsurance business historically written under the “COLISEE RE” brand name, except for reinsurance policies issued by COLISEE RE entities that were not transferred to PARIS RE (France) as part of the Acquisition Agreements and mainly all life policies of COLISEE RE; and

•

Reinsurance policies issued by COLISEE RE pursuant to the issuance arrangements entered into with COLISEE RE, as described below under “— Issuance Agreement and Claims Management and Services Agreement.”

The liabilities PARIS RE (France) has assumed include:

•	Net unearned premiums;

•	Net losses (to the extent not subject to the Reserve Agreement) as defined below; and

•	Allocated loss adjustment expenses.

The Quota Share Retrocession Agreement provides for the payment of premiums to PARIS RE (France) by COLISEE RE as consideration for reinsuring the covered liabilities. The Quota Share Retrocession Agreement provides that these premiums are on a “funds withheld” basis, whereby the premium is not immediately paid, but is rather retained by COLISEE RE and credited to a funds withheld account, which we refer to as the Funds Withheld Asset, or FWA. For a description of the Funds Withheld Asset, see Note 1.3.2.4.

PARIS RE (France) receives any surplus, and be responsible for any deficits remaining with respect to, the Funds Withheld Asset, after all liabilities have been discharged and payments pursuant to the Reserve agreement have been settled. In addition, every quarter COLISEE RE releases to PARIS RE (France) any investment income, or PARIS RE (France) pays to COLISEE RE an amount equal to any investment loss, as the case may be, generated by the Funds Withheld Asset.

COLISEE RE has a right of offset under the Quota Share Retrocession Agreement so that reinsurance balances owed by PARIS RE (France) to COLISEE RE may be offset in many circumstances against the Funds Withheld Asset account directly. Any payments owed pursuant to the Reserve Agreement by PARIS RE (France)

to COLISEE RE for any surplus in the transferred reserves are to be paid to COLISEE RE through the Funds Withheld Asset. In addition, the unallocated loss adjustment expenses reserves relating to premium earned on or prior to December 31, 2005, remain at COLISEE RE and its relevant subsidiaries to pay for the services provided by AXA LM (as defined in Note 1.3.2.3) under the Run-Off Services and Management Agreement.

The Quota Share Retrocession Agreement provides for commutation and termination for special reasons, such as insolvency of PARIS RE (France) or material breach of the agreement by either party, and contains other provisions that are customary for an agreement of this nature.

1.3.2.2 Issuance Agreement and Claims

MANAGEMENT AND SERVICES AGREEMENT

To enable PARIS RE (France and Canada) to write business after the closing of the Acquisition (the “Closing Date”), COLISEE RE agreed, pursuant to an issuance agreement entered into between COLISEE RE and PARIS RE (France) on the Closing Date, which is referred to herein to as the Issuance Agreement, to write business on behalf of PARIS RE (France) for a specified period that ended on September 30, 2007 (refer to Note 1.2.3). The fee payable by PARIS RE (France) to COLISEE RE for this service was EUR2.5 million per quarter for each of the first two quarters of 2007 and EUR3.75 million for the quarter ending September 30, 2007. The Issuance Agreement provides for indemnification by PARIS RE (France) to COLISEE RE for any loss incurred by COLISEE RE in connection with the performance of its obligations pursuant to the agreement, except to the extent the loss results from fraud, willful misconduct or gross negligence of, or a material breach of the agreement by, COLISEE RE. The policies issued pursuant to the Issuance Agreement are part of the business that is subject to the Quota Share Retrocession Agreement.

On the Closing Date, PARIS RE (France) and COLISEE RE also entered into a claims management and services agreement, which is referred to herein to as the Claims Management and Services Agreement. This agreement specifies certain services, including claims management, to be provided by PARIS RE (France) in respect of the business that is covered by the Quota Share Retrocession Agreement and that was written by COLISEE RE from January 1, 2006, to the Closing Date as well as the policies COLISEE RE has issued for the benefit of PARIS RE (France) under the Issuance Agreement. Pursuant to the Claims Management and Services Agreement, PARIS RE (France) manages the retrocession agreements that relate to this business.

1.3.2.3 Reserve agreement

In connection with the Acquisition, on the Closing Date, AXA, COLISEE RE and PARIS RE (France) entered into a reserve agreement, which is referred to herein as the Reserve Agreement. The Reserve Agreement provides that AXA and COLISEE RE shall guarantee reserves in respect of PARIS RE (France) and subsidiaries acquired in the Acquisition. The Reserve Agreement covers losses incurred prior to January 1, 2006, including any adverse development in respect thereof, by PARIS RE (France), and the subsidiaries of COLISEE RE transferred to PARIS RE (France) as part of the Acquisition Agreements, in respect of reinsurance policies issued or renewed, and in respect of which premiums were earned, on or prior to December 31, 2005 (but excluding any amendments thereto effected after the Closing Date).

Pursuant to the Reserve Agreement, AXA has agreed to cause AXA Liabilities Managers, an affiliate of COLISEE RE which is referred to herein to as AXA LM, to provide PARIS RE (France) periodic reports setting forth the amount of losses incurred in respect of the business guaranteed by AXA and COLISEE RE. The Reserve Agreement further contemplates that AXA or PARIS RE (France), as the case may be, shall pay to the other party amounts equal to any surplus or deficiency in the transferred reserves with respect to losses incurred, such losses being net of any recovery by COLISEE RE including through retrocessional protection, salvage or subrogation. Such deficiency or surplus is net of any recovery by COLISÉE RE in respect of the contracts subject to the Quota Share Retrocession Agreement, including through retrocessional protection, salvage or subrogation. The first payment took place in 2008; the other payments shall be made in 2010 and then every five years between 2012 and 2037.

1.3.2.4 Funds Withheld Asset (FWA)

As part of the Quota Share Retrocession Agreement between PARIS RE and COLISEE RE, the premium relating to the transferred business was not paid in cash but was retained by COLISEE RE and credited to the Funds Withheld Asset.

A list of assets backing the current account was agreed to by PARIS RE and COLISEE RE prior to the Closing Date. These assets are held in a segregated portfolio within COLISEE RE’s investments, and are referred to herein as the “Funds Withheld Asset”. The assets underlying the Funds Withheld Asset are managed by PARIS RE.

The unrealized gains and losses, as well as the future revenues from the assets in the Funds Withheld Asset will inure to PARIS RE. These unrealized gains and losses were accounted for as part of the value of business in force in the Acquisition and will be amortized in connection with the sales of the underlying securities.

Note	2. Accounting principles and methods applied

2.1 Applicable standards

The PARIS RE consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) as issued by the International Accounting Standards Board (IASB) and International Financial Reporting Interpretations Committee (IFRIC) Interpretations that were definitive and effective as at December 31, 2008.

The following standards and interpretations became effective during the year:

•	Amendments to IAS 39, Financial Instruments: Recognition and Measurement, and to IFRS 7 Financial Instruments Disclosures: Reclassification of Financial Assets.

•	IFRIC 11, Group and Treasury Share Transactions.

•	IFRIC 12, Service Concession Arrangements.

•	IFRIC 14, IAS 19—The Limit on a Defined Benefit Asset Minimum Funding Requirements and their Interaction.

The application in 2008 of these standards and interpretations had no material impact on the Group’s consolidated financial statements.

The Group had not applied the following accounting standards, amendments and interpretations which have been published but are not yet effective at 31 December 2008:

•	IFRS 8, Operating segments.

•	Revised IAS 1, Presentation of financial statements.

•	Amendment to IAS 23, Borrowing costs.

•	Revised IFRS 3, Business combinations, and related revisions to IAS 27, Consolidated and separate financial statements and Accounting for investments in subsidiaries.

•	Amendment to IFRS 2, Share-Based payment, makes vesting contingent on service conditions and performance conditions only.

•	Amendment to IAS 32, Financial instruments presentation and to IAS 1, Presentation of financial statements—Puttable shares and obligations arising only on liquidation.

•	Improvements to IFRS published on May 22, 2008 comprise non-urgent, minor amendments to Standards.

•	IFRIC 13, Customer loyalty programmes.

•	IFRIC 15, Agreement for the construction of real estate.

•	IFRIC 16, Hedges of a net investment in a foreign operation.

•	IFRIC 17, Distribution of non-cash assets to owners.

Given PARIS RE’s activities and the nature of its operations, only the standards IFRS 8 and IAS 1 revised, dealing with financial statements presentation and disclosures, and standards or amendments related to business combinations (IFRS 3 and IAS 27) and share-based payment (IFRS 2) could potentially impact the group’s financial statements.

The principal standards used by PARIS RE include IFRS 2, IFRS 3, IFRS 4, IFRS 7, IAS 21, IAS 32 and IAS 39.

The preparation of consolidated financial statements in conformity with IFRS requires that certain figures included in the statements and appended notes be calculated on the basis of estimates. Thus, an element of judgment is required when applying the accounting principles described below.

2.2 Scope of consolidation

2.2.1 Consolidation methods applied

Subsidiaries are companies controlled by PARIS RE. They are fully consolidated from the date on which control was transferred to PARIS RE. Control is presumed to exist when PARIS RE directly or indirectly holds at least 50% of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible have also been considered when assessing whether PARIS RE controls another entity.

Companies in which PARIS RE exercises significant long-term influence (i.e., affiliated companies) are consolidated using the equity method. Significant influence is presumed when PARIS RE directly or indirectly holds 20% or more of the voting rights or when significant influence is exercised through an agreement with other shareholders. In 2006 and 2007, AXA Space was consolidated under the equity method. As of December 31, 2008, PARIS RE did not own any affiliates consolidated under the equity method.

Although PARIS RE Risc Limited and PARIS RE Finance GIE are wholly-owned subsidiaries, these companies are not consolidated as their consolidation would not materially change the company’s premium income, its net financial position or the net income of the Group. These subsidiaries are classified as investments.

Under IFRS, PARIS RE consolidates mutual funds when its share of ownership exceeds 20%. As of December 31, 2008, 2007 and 2006 PARIS RE did not own 20% or more of any mutual fund.

2.2.2 Intercompany reconciliation and elimination

Intercompany operations and balances are eliminated at the consolidated level.

2.3 Business combinations

2.3.1 Date of business combinations

A business combination is recorded on the date on which PARIS RE effectively obtains control of the business acquired. This date can differ from the date on which the related purchase agreement is signed.

Although the closing date of the Acquisition was December 21, 2006, the stock purchase agreement for the Acquisition was executed in June 2006. We have therefore used June 30 as the effective date of the Acquisition.

There were no business combinations in 2007 and 2008.

2.3.2 Valuation of assets acquired, liabilities assumed and contingent liabilities

Upon the first consolidation of an acquired company, the identifiable assets, liabilities and contingent liabilities of the acquired company are recorded at their estimated fair value, pursuant to IFRS 3.

Other intangible assets, such as trademarks, licenses and customer relationships are recognized if they can be valued reliably and if it is probable that future economic benefits attributable to the assets will flow to the entity.

The cost of an acquisition is evaluated at the fair value of the assets received, equity instruments issued and liabilities incurred or assumed at the date of exchange.

In connection with the Acquisition of 2006, intangible assets mainly related to:

•	The impact of the discount of the claims reserves. No margin of uncertainty was applied due to the Reserve Agreement;

•	The value of renewals rights (customer intangible);

•	The value of PARIS RE America Insurance Company’s reinsurance licenses; and

•	Unrealized gains on assets backing the Funds Withheld Asset with COLISEE RE.

2.3.3 Goodwill

Goodwill is recognized by the acquirer as an asset at the acquisition date. Goodwill is calculated initially as the excess of the cost of acquisition over the acquirer’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities.

Goodwill is subject to at least one annual impairment test. In order to perform the related impairment test, all goodwill amounts must, from the acquisition date, be allocated to a cash generating unit.

In order to determine if an impairment exists, the carrying amount is compared to the recoverable amount which is defined as the higher of the fair value less selling costs and the value in use (calculated based on future cash flow). If one of these two amounts exceeds the carrying amount, then the goodwill is not impaired.

If the cost of acquisition is less than the net fair value of the assets, liabilities and contingent liabilities acquired, the difference is recognized directly in the income statement as negative goodwill.

Following the transaction, a negative goodwill was calculated in the amount of US $341 million and recognized in the income statement of 2006.

There is no goodwill at the end of December 31, 2007 and 2008.

2.4 Conversion of financial statements

PARIS RE has elected to use the US dollar as the reporting currency for its consolidated financial statements, in accordance with IAS 21.

The consolidated accounts are presented in thousand US dollars (except opposite mention expressly indicated). These amounts were rounded off. Differences related to the roundness can also exist for the percentages.

The functional currency is determined at the entity level, depending on the primary economic environment in which the entity operates.

2.4.1 Foreign Currency translations in local accounts

Transactions conducted in foreign currencies (currencies other than the functional currency) are converted into the functional currency at the exchange rate at the date of the transaction. For practical reasons, the period average exchange rate is used.

At each closing date, the entity converts the foreign currency elements of its balance sheet into the functional currency, using the following methods:

	Classification	Foreign Exchange rate	Impacts	Examples
Monetary items	Any	Closing rate	P&L	Bonds, receivables, technical reserves
Non-monetary items at fair value	Available for Sale (OCI)(1)	Rate on the date of fair value assessment	Equity	Listed shares
	Available for Sale (P&L)(2)	Rate on the date of fair value assessment	P&L	Fair value option
Non-monetary items at cost	Any	Not revalued	—	Value business in force, operating real estate

(1)	Available for sale with variation of fair value through other comprehensive income.
(2)	Available for sale with variation of fair value through profit and loss income.

The following table sets forth the US dollar average and closing exchange rates as of December 31, 2008, 2007 and 2006 for the principal currencies affecting the Group’s operations:

	12 month period ended December 31, 2008		12 month period ended December 31, 2007		Period from incorporation to December 31, 2006
	Average rate(1)	Closing rate	Average rate(1)	Closing rate	Average rate(2)	Closing rate
Swiss Franc	0.927	0.937	0.834	0.890	0.809	0.819
Canadian dollar	0.959	0.819	0.934	1.019	0.885	0.862
Singaporean dollar	0.710	0.694	0.664	0.696	0.637	0.652
Euro	1.480	1.392	1.370	1.472	1.282	1.318

(1)	Average rate over 12 months from January 1 to December 31, for 2007 and 2008.
(2)	Average rate from incorporation to December 31, 2006.

2.4.2 Conversion of financial statements of a foreign affiliate

Where the functional currency of a PARIS RE affiliate is not the same as the reporting currency, the consolidated balance sheet of such entity is converted using the closing date exchange rate while the income statement is converted using the average exchange rate for the period. Exchange rate differences are recorded as variations in shareholders’ equity on the line item “Currency translation reserve.”

2.4.3 Foreign Branches

The branches within the Group follow the same currency translation guidelines as those for affiliates. The impact of foreign exchange gains or losses on shareholders’ equity is recorded in the consolidated conversion reserves. This also applies to the regulatory portion of the current accounts of the branch office.

The exchange difference on the portion of the current account in excess of the regulatory portion is recorded in net income.

2.5 Valuation of fixed and intangible assets

2.5.1 Intangible assets and Value Business In force

Real estate:

Real estate is recorded at historical costs using the component approach (IAS 16). Under this approach, costs related to these assets are allocated to different components, which are accounted for and amortized separately on the basis of their expected duration of use. The costs of repairs and maintenance are recorded in the net income to which they pertain.

As of December 31, 2008, 2007 and 2006, PARIS RE has limited real estate exposure.

Intangible assets:

For PARIS RE, intangible assets mainly include assets (e.g., renewal rights and customer relationships) called “Value Business In force” recognized as a result of business combinations.

A part of these assets relates to the revaluation of technical reserves transferred to the company in connection with the Acquisition. These reserves have been reassessed to reflect the fact that they are held on an undiscounted basis under IFRS, whereas the accounting for the Acquisition (purchase Gaap) requires that such reserves be accounted for at their fair value. Because these reserves are guaranteed by AXA and COLISEE RE, their fair value was assessed at their discounted value. The resulting write-up of intangibles represents the difference between the undiscounted reserves and the discounted reserves based on:

(i)	a discount rate between 3.5% – 5%, according to the currency

(ii)	the anticipated payout pattern of such reserves

The investment portfolio also includes unrealized capital gains held in the Funds Withheld Asset account at December 31, 2005 and acquired in connection with the Acquisition. These assets have a finite useful life and are amortized over their estimated life using an actuarial or straight-line method. This part of intangible asset is fully amortized as at December 31, 2008.

“Value Business In force” undergo an annual impairment test based on the Liability Adequacy Test (LAT). (see Note 2.8.3)

The company also has an intangible asset arising from the revaluation at market value of the 49 US insurance licenses held by PARIS RE America.

2.5.2 Other fixed and intangible assets

The other intangible assets mainly include software systems amortized over a period of one to five years. The tangible fixed assets are amortized over a duration established in accordance with international tax and accounting guidelines.

2.6 Financial assets

Depending on the intention and ability to hold the invested assets, PARIS RE classifies its financial assets into the following categories:

•	Assets held to maturity (HTM) accounted for at amortized cost;

•	Loans & receivables (including unquoted debt instruments) accounted for at amortized cost;

•	Trading assets by nature and equivalent assets (designated on option) accounted for at fair value, with changes in fair value through profit or loss;

•	Assets available for sale (AFS) accounted for at fair value with changes in fair value reflected in shareholders’ equity.

Sales and purchases of assets are recognized in the accounts at the trade date. Depending on the initial classification, assets are assessed on the basis of the asset category to which they belong in accordance with the characteristics described in the table below.

Accounting
Available for sale through OCI	Variation of fair value through equity (OCI) and adjusted for impairment
Fair value through P&L	Variation of fair value through P&L
Held to maturity	Amortized cost adjusted for impairment
Loans and receivables

On December 31, 2008, 2007 and 2006, all financial assets fell in the AFS category Assets available for sale.

In 2008 PARIS RE elected not to use the amendment to IAS 39 enabling reclassifications from AFS OCI to Loans.

VALUATION

In 2008:

The detail of financial assets classified according to the criteria and method of valuation is described below. Some specific financial assets have been reclassified in medium or low liquidity market in respect of the financial crisis:

		December 31, 2008
Characteristics	Type of financial assets	Fair value of direct assets	Net historical cost of assets in the FWA	TOTAL	%
US $ million
Active market(1)	Government bonds	634.5	712.9	1,347.4	32.5%
	Agency bonds	452.1	488.2	940.3	22.7%
	Other bonds	0.0	18.0	18.0	0.4%
	SUB TOTAL	1,086.6	1,219.2	2,305.7	55.5%
Technical valuation using observable inputs / markets with medium liquidity(2)	Corporate bonds with medium liquidity	806.3	634.2	1,440.5	34.7%
	SUB TOTAL	806.3	634.2	1,440.5	34.7%
Technical valuation using non observable inputs / Market with low or no liquidity(3)	Corporate bonds with low liquidity	89.0	46.2	135.2	3.3%
	ABS	95.9	28.0	123.9	3.0%
	Non quoted funds, equities, bonds and real estate funds	86.3	58.1	144.4	3.5%
	Non consolidated affiliates	1.9	0.0	1.9	0.0%
	SUB TOTAL	273.1	132.3	405.3	9.8%
TOTAL		2,165.9	1,985.6	4,151.5	100%
Other financial assets(4)		421.7	487.2	908.9
TOTAL FINANCIAL ASSETS		2,587.6	2,472.8	5,060.5

(1)	An active market is a market in which there is a significant volume of trades and in which financial assets are traded over the counter, electronically traded, daily priced from external pricing vendors or priced by brokers.
(2)	The medium liquidity market is a less active market.
(3)	The low liquidity market is a market in which the volume of trades is limited.
(4)	Other financial assets include cash, cash equivalent, other assets of FWA, loans, and deposits.

Non consolidated shares are valued on the basis of their net asset value.

Quotes available on the market are used for Government and corporate bonds while ABS are fair valued upon external valuation. Such valuations are challenged by the company which analyzes the expected cash flows on case by case basis.

In 2007:

The detail of financial assets classified according to the criteria and method of valuation is described below.

		December 31, 2007
Characteristics	Type of financial assets	Fair value of direct assets	Net historical cost of assets in the FWA	TOTAL	%
US $ million
Active market(1)	Fixed maturities and equities	1,939.3	2,528.9	4,468.3	96%
Technical valuation using observable market input	ABS	78.9	63.1	142.0	3%
Internal technical valuation(2)	Non consolidated affiliates, non quoted funds and equities	1.9	40.8	42.7	1%
TOTAL		2,020.2	2,632.9	4,653.1	100%
Other financial assets (Cash and other assets of FWA)		91.8	863.5	955.3
TOTAL FINANCIAL ASSETS		2,112.0	3,496.4	5,608.4

(1)	The fair value of financial assets is derived using external sources such as exchanges (Euronext for shares) or data providers (IDC and Bloomberg).
(2)	Non consolidated shares and unquoted funds and securities are valued based on their net asset value.

ASSETS AVAILABLE FOR SALE

Unrealized gains and losses resulting from fair value fluctuations in non-hedged assets are accounted for directly in shareholders’ equity, with the exception of unrealized exchange rate gains and losses on monetary assets which are recognized pursuant to IAS 21:

•	In net income for the exchange difference applicable to the amortized cost of the asset, and

•	In shareholders’ equity for the remaining foreign exchange difference.

Exchange gains and losses on non-monetary financial assets recorded at fair value are recognized in shareholders’ equity.

CASH AND CASH EQUIVALENTS

In accordance with IAS7, financial instruments classified as Cash Equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

As of December 31, 2008, cash equivalents recorded on the balance sheet include mutual funds, cash deposits, and some short term deposits with term less than or equal to 3 months (see Note 9).

INVESTMENT REVENUE RECOGNITION

Dividends on equity instruments are recognized when reported.

Interest income on bonds and other monetary instruments are recognized using the effective interest method.

IMPAIRMENT OF FINANCIAL ASSETS

Where there is objective evidence that a financial asset is impaired, the amount of the cumulative loss is recognized in profit and loss.

Impairment tests are performed at each close. The indicators that could lead to an asset or class of asset depreciation are the followings:

•	Significant financial difficulty of the issuer;

•	The risk of non-performance of a contract due to non-payment or to a delay in the payment of principal or of interest;

•	The lender, for economic or legal reasons, grants a concession it would not otherwise grant;

•	The risk of bankruptcy or of financial restructuring of the issuer;

•	The risk of deterioration of equity markets following financial crisis;

•

The existence of objective data indicating a measurable decrease in the estimated future cash flow of the financial asset, or an adverse development of the payment status of borrowers indicating the risk of asset default; or

•	A significant or continuous decline in fair value below its amortized cost.

The amount of loss in value must be analyzed per asset category line by line as indicated in the following table:

Nature		General comments	Other

Available for sale (OCI)	Equity	Impairment criteria: - loss > 20%, or - loss for a period more than 6 consecutive months.	Irreversible
Fixed maturity

Fixed maturity are impaired in case of credit event.

Criteria allowing to detect a credit event:

-        BIG (Below investment grade), investment for which the rating is < BBB:

Individual assessment of unrealized losses:

•        loss for a period more than 12 months,

or

•        loss for a period more than 6 months and > 20 % at closing.

-        IG (Investment grade), investment for which the rating is ≥ BBB:

Individual assessment of unrealized losses:

•        loss for a period more than 6 months and > 20% (but less than 50%) at closing

or

•        loss > 50 % at closing.

In case where credit risk can be covered:

no impairment

Reversible
	Debt	Risk of recoverability on the total amount due by the issuer	Reversible

Loans		Based on actualized future cash flow	Reversible

Fair value through P&L	AFS P&L	Not applicable

METHODOLOGY OF IMPAIRMENT FOR ASSETS BACKED SECURITIES (ABS) PORTFOLIO

In 2007 and 2008, in light of the sub-prime crisis, PARIS RE implemented a specific reserving methodology for its ABS portfolio. This methodology is based on an analysis in accordance with the following criteria:

•	Consistent unrealized loss for a period of six consecutive months and greater than 20% on December 31, 2007 and 2008,

•	A rating of less than A-,

•	A solvency ratio below 100% (where the value of the underlying collateral less the delinquency rate falls below 100%).

If two of the three above criteria are met, PARIS RE will report an impairment charge in the income statement which corresponds to 100% of the unrealized loss.

In 2008, and to take into account the important fluctuations observed on the financial markets, a new criteria has been introduced that can generate solely, if met, an impairment:

•	Unrealized loss superior to 50%

The introduction of this new criteria has lead to an additional provision of US $13.9 million for the year 2008.

2.7 Financial liabilities, derivatives and hedging instruments

2.7.1 Financial liabilities

In accordance with IFRS and with the exception of debt arising from reinsurance operations, debts are classified as follows: financial debt, debt instruments and other debt. Debt is accounted at its amortized cost. There were no debt securities or other debt in the consolidated financial statements of PARIS RE as at December 31, 2008, 2007 and 2006.

2.7.2 Derivative and hedging instruments

Derivative instruments are recorded at cost in the balance sheet, at the fair value of the commitment given or received. If fair value is zero, no entry is booked. Transaction costs are recorded as expenses as they are deemed not significant for PARIS RE.

At each closing date, derivatives are assessed at fair value. The accounting method is determined depending on whether or not the derivative instrument is designated as a hedging instrument. The type of hedging is determined according to the terms and conditions described below.

PURE DERIVATIVE INSTRUMENTS

Whenever the Group has not designated a derivative instrument as a hedging instrument, the profits and losses resulting from changes in the instrument’s fair value are recorded in the income statement for the period during which they are generated. In this case, it is called a natural hedge.

HEDGING INSTRUMENTS

A hedging instrument is a designated derivative instrument or, in the case of a single foreign currency hedge, a non-derivative designated asset or liability where the fair value or the resulting cash flow offsets variations in the fair value or in the resulting cash flow of the hedged item.

In the event that an instrument is classified as a cash flow hedging instrument, the variation in fair value is recorded as shareholders’ equity until the underlying cash flow amount is recorded in the income statement. At this date, the value recorded in equity capital is then reclassified in the income statement.

PARIS RE did not have any hedging instruments designated as such in its financial statements ending December 31, 2006, 2007 & 2008.

EMBEDDED DERIVATIVES

An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative.

In accordance with IAS 39 related to financial instruments valuation and accounting, an embedded derivative must be separated from the host contract and accounted for as a derivative (at fair value with variation recorded in profit & loss) under the following conditions:

•	The economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract;

•	A separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and

•	The hybrid (combined) instrument is not measured at fair value, any change in fair value being recognized in profit or loss.

There were no embedded derivatives that PARIS RE should record separately from the host contract, either in assets or in liabilities as at December 2008, 2007 and 2006.

2.8 Accounting principles and methods specific to reinsurance operations

2.8.1 Classification and recognition of reinsurance contracts (IFRS4)

The inward or outward reinsurance contracts of the Group may be subject to different IFRS accounting rules depending on whether they are classified as insurance contracts according to IFRS 4 or as financial contracts according to IAS 39.

Inward and outward reinsurance contracts which include a significant risk transfer are classified as insurance contracts according to IFRS 4 and accounted for in accordance with this rule.

In the event that inward or outward transactions do not transfer a significant amount of risk, they are accounted for in accordance with IAS 39. In accordance with IAS 39, gross premiums are no longer reported as premium revenues, and technical reserves and deferred acquisition costs included in the balance sheet are reclassified as financial assets or liabilities as a deposit under the line items “Financial contracts assets” and “Financial contracts liabilities” on the balance sheet.

PARIS RE has accounted its reinsurance treaties according to IFRS 4, based on assessment that all of its treaties included significant risk transfer.

2.8.2 Accounting principles applicable to reinsurance contracts

The Company’s consolidated financial statements have been prepared in accordance with IFRS principles.

Preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period.

Management believes the items that require the most subjective and complex estimates are:

(1)	recognition of premiums and,

(2)	reserves for losses and loss adjustment expenses.

Management believes these accounting policies are critical to the Company’s operations as the application of these policies requires management to make significant judgments.

REVENUE RECOGNITION AND REINSURANCE EXPENSES

Accounts of ceding companies are recognized upon receipt. At closing, if all bordereaux have not been received, forecasted amounts are used to value reinsurance commitments not yet recorded.

PREMIUM RECOGNITION

Reinsurance premium is written on an excess of loss or a proportional basis. Reinsurance contracts are generally written prior to the time the underlying direct policies are written by assignors and accordingly assignors must estimate premiums when purchasing reinsurance coverage.

For excess of loss contracts, the deposit premium is defined in the contract, mainly as “minimum and deposit” premium. The initial deposit premium is based on the ceding company’s estimated premiums, and this estimate is the amount recorded as written premium in the period the risk incepts. In most of cases, these contracts are adjustable at the end of the contract period. Subsequent adjustments, based on reports by the ceding companies of actual premium, are recorded for each contract in the period these adjustments are determined, which typically takes place within six months to one year after the expiration of the contract.

For proportional contracts, an estimate of written premium is recorded in the period in which the risk incepts. At the inception of the contract, the ceding company estimates how much premium it expects to write during the year. As for non proportional contracts, the estimate of reinsurance premium is based on information provided by ceding companies and management’s judgment. Subsequent adjustments are recorded when the actual premium is reported by the ceding company. Ceding companies typically report this information on a three to six month lag and actual cessions may be significantly different from the original estimate.

The Group evaluates the appropriateness of these premium estimates based on the latest information available, which includes actual premium reported to date, the latest premium estimates as provided by assignors and brokers, historical experience, management’s professional judgment based on information obtained during the underwriting renewal process, as well as continuing assessment of relevant economic conditions. The written premium recorded, estimated by the Actuarial department, results from the Group assumptions of the ultimate premium amount. As actual premium amounts are communicated by ceding companies, initial estimates are updated.

Adjustments to premium estimates are recorded in the period in which they become known. They might be significant compared to original premium estimates and may significantly affect earnings in the period they are determined.

TECHNICAL RESERVES

In conformity with current regulations and consistent with previous financial years, technical reserves are recorded in the balance sheet as gross amounts under liabilities and as retroceded amounts under assets.

Unearned premium reserves

There is a distinction between:

•

Reserves for unearned premiums, consisting of the portion of premiums related to future risk coverage for the period beginning on the balance sheet date and ending on the following expiration date of the contract (or the time limit stipulated in the contract); and

•	The unexpired risk provision covering the portion of claims and claims expenses that exceeds the fraction of premiums booked net of deferred acquisition costs.

Unearned premiums reserves must also be presented gross of deferred acquisition costs and, consequently, the latter are recorded as assets.

Unexpired risk provisions are not included in the claims reserves. In consideration of the satisfactory combined ratios for reinsurance operations, and following the annual review conducted at PARIS RE, it was decided that unexpired risk provisions were not necessary in 2006 and 2007.

In 2008, in consideration of the impact of the economic crisis on the coverage, on credit risk in particular, unexpired risk reserves have been recorded for US $5 million.

Catastrophe equalization reserves

Catastrophe equalization reserves are eliminated since such reserves are not permitted under IFRS.

Reserves for losses

There can be a significant time lag between the event, the reporting from the original claimant to the primary insurer, to the reinsurance broker in the case where the business has not been written directly, and then to the reinsurer. To take into account an event that can result in losses at closing, the company has to estimate losses prior having received all available information related to claims. Reserves for losses that cover expected underwriting losses are estimated in part on information received from ceding companies and in part on internal estimates. Internal estimates cover events known but not reported, or IBNR (incurred but not reported). Reserves for losses are estimated on the basis of historical data and present trends in loss experience, taking into consideration the rates of settlement for accounts from all lines of business. The level of this provision also takes into consideration factors such as inflation and applicable regulations. These estimates and judgments are based on numerous factors and may be revised as additional experience or other data becomes available.

Further uncertainties are introduced by the fact that the Company must often rely on loss information reported to brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete information.

The information received varies from a ceding to another and may include paid claims, estimated case reserves and estimated provisions for late claims (IBNR). Additionally, reserving practices and the quality of data reported varies among ceding companies which adds further uncertainty to the estimation of the ultimate losses.

Because of the degree of reliance that is necessarily placed on ceding companies for claims reporting, the associated time lag, the low frequency and high severity nature of much of the business underwritten by PARIS RE, and the varying reserving practices among ceding companies, reserve estimates are highly dependent on management’s judgment and therefore remain uncertain.

Loss expense reserves

Loss expense reserves cover all expenses related to the administration of reinsurance claims. In particular, loss adjustment reserves cover expenses for incurred and unpaid claims. Loss expense reserves take into account the different phases of claims administration (opening of the file, technical monitoring, and payment of the claim) and are calculated on the basis of analytical aggregates for each line of business.

COMMISSIONS ON UNEARNED PREMIUMS

Deferred acquisition costs for property and casualty contracts that are recorded as assets in the balance sheet correspond to the portion of expenses relating to unearned premiums. Those acquisition costs that may not be recovered are immediately recorded as expenses in net income.

Deferred acquisition costs on life and non-life contracts are recorded in the balance sheet under accrued income.

EMBEDDED DERIVATIVES

Under IFRS 4 related to insurance contracts, embedded derivatives are separated from their host contract and carried at fair value if they are not closely related to the host insurance contract or do not meet the definition of an insurance contract.

Embedded derivatives corresponding to the definition of an insurance contract are not separated.

From 2006 to 2008, PARIS RE did not identify any material embedded derivative that should be accounted for separately from the host contract, either in assets or in liabilities.

2.8.3 Liability adequacy test

As required by IFRS 4, a liability adequacy test is performed in each consolidated entity in order to assess the adequacy of the reinsurance liabilities net of related Deferred Acquisition Costs and Value of Business in Force at such date.

The test considers best estimates of all contractual free cash flows, and of related cash-flows such as claim handling costs, and takes into account investment yields relating to assets backing these contracts. Current exchange rates are used for contracts written in foreign exchange currencies and a margin for risks (insurance risk, asset return risk, inflation risk, etc.) associated with the contracts is also considered. If the test shows that the net liability is inadequate, the entire deficiency is recognized in profit and loss for the amount of the deficiency.

No deficiency has been recognized for 2008, 2007 and 2006.

2.9 Provisions for risks and charges

2.9.1 Employees benefits

RETIREMENT BENEFITS

PARIS RE provides retirement benefits for its employees in accordance with legislation and practices in each country in which it operates. In certain countries employees receive supplementary retirement benefits in the form of an annual annuity or in a lump sum. The main country involved is France.

Benefits are afforded to the Group employees either in the form of a defined contribution plan or in the form of a defined benefit plan. The defined contribution plan is characterized by payments to institutions thereby freeing the employer of future financial obligations. Consequently, once payments have been made, no liabilities or commitments are reported in the consolidated financial statements with the exception of the cost of contributions due to institutions. Defined benefit plans involve the distribution, by the company to the employee, of a lump sum upon retirement. The amount of payment is calculated using several factors such as the employee’s age, years of service and average salary.

Retirement commitments recorded under liabilities relating to defined benefit plans correspond to the difference between the projected benefit obligations at closing less, if applicable, the fair value of the corresponding invested plan assets after adjustment for any unrecognized losses or gains and service costs.

The projected benefit obligation (PBO) is calculated each year by actuaries using quantitative methodology. Projected benefit obligation is calculated on the basis of long-term projections (salary increase rate, inflation rate, mortality, turnover, pension indexation and remaining service lifetime).

Actuarial gains and losses resulting from adjustments linked to experience and the effects of changes in actuarial assumptions are accounted for in shareholders’ equity (SORIE option).

Past service costs generated at the adoption or modification of a defined benefit plan are immediately recognized as an expense on a straight-line basis over the average period until the benefits have become vested. In the event that benefit rights are acquired at the adoption of a plan or at the time of its modification, past service costs are immediately recognized as an expense.

2.9.2 Other provisions for risk and charges

Reserves are recorded in the accounts when PARIS RE has a current obligation (legal or implicit) resulting from a past event, when it is likely that economic resources will need to be deployed to meet the obligation and when the amount of the obligation may be reliably estimated.

2.10 Share-based compensation plans

PARIS RE’s share based compensation plans are estimated at fair value at the grant date, and the expense is accrued in the income statement over the vesting period. An industry standard option pricing model is utilized to calculate the fair value of options at the date of attribution.

Vesting conditions, other than market conditions, are taken into account at each closing date by adjusting the number of equity instruments included in the measurement of the transaction amount, and can lead to a subsequent adjustment of the expense.

2.11 Segment information

In accordance with IFRS, the Group’s 2008, 2007 and 2006 accounts were presented in a single segment.

The group is primarily acting as a non-life reinsurer. The part of the activity related to Life Accident and Health business, which encompasses pure Life business and also other branches such as Accident and Health, amounts to less than 6% in 2007 and 7% in 2008 of the total activity of the group.

The reinsurance business result is not homogeneously spread over the year but is rather subject to important seasonality:

•	The premiums are recognized when they are written. They are generally earned using straight-line and prorata temporis rules.

•	By contrast, large and major losses usually occur during hurricane season, primarily between July to October for US exposures.

The new standard on segment reporting (IFRS 8) was implemented by the group effectively on January 1, 2009.

2.12 Other information

2.12.1 Expenses

General expenses are set in the income statement as follows:

•	Claims handling expenses;

•	Acquisition costs;

•	Administration expenses;

•	Investment management costs; and

•	Other non-underwriting expenses.

This method of classification is applied to each consolidated entity by either direct application or by application on an allocation basis. Both are consistent with the nature of the corresponding expenses.

The income statement shows net underwriting income prior to the recording of general expenses.

2.12.2 Taxes

Current income tax are recorded in earnings on the basis of amounts estimated to be payable or recoverable as a result of taxable operations for the current year based on the relevant local tax regulation.

Deferred income tax assets and liabilities emerge from temporary differences between accounting and fiscal values of assets and liabilities and from net operating losses carried forward, if any. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be used. Conversely, valuation allowances are recorded for deferred tax assets that are not expected to be recovered.

A French tax integration was implemented in 2006 between PARIS RE Holdings France and PARIS RE Acquisition France. PARIS RE SA has joined the tax group since 2007.

2.12.3 Reinsurance recoverable bad debt

PARIS RE reviews at each period end the collection ability of its insurance business debtors. The bad debt estimate is based on an aging balance and debtor risk profile. The risk profile is rated from 1 to 7 (from a solvent company to a company in liquidation). According to this rule the company did not record any bad debt reserve for unrecoverable reinsurers, at the end of 2008, 2007 and 2006.

2.12.4 Treasury shares

In the event that an entity of the group should repurchase PARIS RE stock, the related treasury stocks will offset shareholders’ equity.

No profit or loss must be recognized in the income statement at the time of the purchase, the sale, the emission or the cancellation of instruments of shareholders’ equity of the entity.

Such treasury shares can be acquired and held by the entity or by any other member of the consolidated group. The amount received or paid is recorded directly in shareholders’ equity.

In 2007, PARIS RE Group repurchased 24,436 shares at a total cost of US $538 thousand (see Note 10) representing an average price of US $22.01 per share.

As of December 31, 2008, PARIS RE Group owns 4,921,809 shares, and the total cost for the period is US $81,642 thousands (see Note 10).

Note 3. Scope of consolidation

2008 scope of consolidation:

The legal name of the Company is “PARIS RE Holdings Limited”, a Swiss stock corporation (Aktiengesellschaft), which is governed by Swiss law.

The Company is registered with the Commercial Register of the Canton of Zug, Switzerland (the “Register”) with registration number CH-170.3.030.730-9. The address of the registered office is Poststrasse 30, 6300 Zug, Switzerland.

In 2008, the following sets forth the consolidated entities within the Group:

(1)	PARIS RE Acquisition France is represented together with PARIS RE Holdings France in this organization chart.
(2)	Branch office of PARIS RE.
(3)	PARIS RE Risc Ltd. is not consolidated because the impact of its consolidation would not be material.
(4)	PARIS RE Bermuda Ltd has been merged with PARIS RE Switzerland AG.
(5)	PARIS RE Finance GIE is not consolidated because the impact of its consolidation would not be material.

2007 scope of consolidation:

In 2007, the following sets forth the consolidated entities within the Group:

(1)	PARIS RE Acquisition France is represented together with PARIS RE Holdings France in this organization chart.
(2)	Branch office of PARIS RE.
(3)	Risc Ltd. and PARIS RE Latin America are not consolidated because the impact of their consolidation would not be material.

2006 scope of consolidation:

In 2006, the following sets forth the consolidated entities within the Group:

(*)	The acquisition of these two companies had not yet been completed as of December 31, 2006, but the Company had assumed management control over these entities by that date.
(**)	Paris RE Holding and Paris RE Acquisition are represented together with Paris RE in this organization chart.

The scope of consolidation on December 31, 2008, 2007 and 2006 is as follows:

Years ended December 31, 2006

	Footnote		Country	% of control in 2008	% of interest in 2008	Consolidation Method	% of control in 2007	% of interest in 2007	Consolidation Method	% of control in 2006	% of interest in 2006	Consolidation Method
Company
PARIS RE Holdings Ltd (Mother Company as from May 8, 2007)	(1)		Switzerland	100.0	100.0	Global	100.0	100.0	Global	—	—	—
PARIS RE Switzerland AG	(2)		Switzerland	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Holdings Ltd (Mother Company till May 8, 2007)	(1)		Bermuda	—	—	—	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Bermuda Ltd			Bermuda	—	—	—	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Luxembourg, Sarl			Luxembourg	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Holdings France SA	(3)		France	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Acquisition France SAS	(3)		France	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global
PARIS RE SA	(3	), (4), (5)	France	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global
Compagnie Générale de Réassurance de Monte Carlo (CGRM) SA	(6)		Monaco	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global
PARIS RE America Insurance Company			USA	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global
AXA Space, Inc.	(7)		USA	—	—	—	100.0	100.0	Equity	100.0	100.0	Equity
PARIS RE Asia Pacific Pte. Ltd.	(8)		Singapore	100.0	100.0	Global	100.0	100.0	Global	100.0	100.0	Global

(1)	On May 7, 2007 PARIS RE, the parent company of the Group, was re-domiciled from Bermuda to Switzerland.
(2)	Includes former activity of PARIS RE Bermuda Ltd.
(3)	Represented by a single block “PARIS RE Holdings France” in the organization chart.
(4)	Includes a branch office in Canada.
(5)	PARIS RE (France) was formerly a wholly-owned subsidiary of COLISEE RE, to which COLISEE RE transferred business in connection with the Acquisition. PARIS RE (France) created a branch in Canada to assume the non-life portfolio of COLISEE RE’s Canadian branch.
(6)	Compagnie Générale de Réassurance de Monte-Carlo (CGRM) Shares were legally transferred to PARIS RE on January 10, 2007 but the control of the entity was transferred to PARIS RE at the Closing Date.
(7)	AXA Space Inc. was consolidated using the equity method during 2007, despite the fact that the company is wholly owned, because its financial impact on the consolidated financial statements is deemed insignificant. The company is a service provider (underwriting agency).
The company has been merged into PARIS RE America Insurance Company during 2008 first half year.
(8)	AXA RE Asia Pacific Pte. Ltd. Shares were legally transferred to PARIS RE on or before July 17, 2007 but the control of the entity was transferred to PARIS RE at the same time as the rest of the business.

There were no special purpose vehicles on December 31, 2008, 2007 and 2006 that required to be consolidated under IFRS.

Risc Ltd. is not consolidated because the impact of its consolidation would not be material.

Note 4.	Business combinations

A business combination is the bringing together of separate entities or businesses into one reporting entity. A business combination may be structured in a variety of ways: purchase of the equity of another entity, purchase of all the net assets of another entity, the assumption of the liabilities of another entity, or the purchase of some of the net assets of another entity that together form one or more businesses. Please see Note 2.3.

The impact of the Acquisition was a US $341 million negative goodwill as shown in the table below:

December 31, 2006	GROSS	Depreciation /Impairment	Exchange variations	Total variation	GROSS	Depreciation /Impairment	NET
	July 1, 2006	Variation			December 31, 2006
US $ thousand
Reserves discount	356,668	(62,998)	5,002	(57,996)	363,322	(64,650)	298,672
Unrealized capital gains/losses purchased	43,943	(35,969)	271	(35,698)	45,068	(36,824)	8,244
US licences	7,350			—	7,350		7,350
Intangible linked to purchase	407,961	(98,967)	5,273	(93,694)	415,740	(101,474)	314,266
Unrealized capital gains/losses purchased of Compagnie générale de réassurance	1,484
Total revaluation gross of tax	409,445
Deferred taxes	(133,515)
Total revaluation net of tax	275,930
Shareholder’s equity	381,256
Revaluation	275,930
Investment in affiliates	(315,753)
Recognition of negative goodwill	341,433

There was no outstanding goodwill recorded in the accounts as of December 31, 2006.

Note 5. Intangible assets

	December 31, 2008			December 31, 2007
	Gross	Depreciation /Impairment	Net	Gross	Depreciation /Impairment	Net
US $ thousand
Reserve discount	408,474	(216,646)	191,828	438,741	(189,420)	249,321
Unrealized capital gains/losses purchased	47,335	(47,335)	—	50,521	(45,519)	5,002
US licenses	7,350	—	7,350	7,350	—	7,350
Value business in force	463,159	(263,981)	199,178	496,612	(234,939)	261,673
Right to renew	68,501	(43,772)	24,729	69,925	(30,278)	39,647
Software	11,812	(10,777)	1,035	12,602	(8,282)	4,320
Other intangibles	300	(300)	0	1,259	(365)	894
Total intangible assets	543,772	(318,830)	224,942	580,398	(273,865)	306,533

On 11 July 2007, the purchase of AXA RE Asia Pacific was completed. An additional price of US $30.0 million (US $25.2 millions net of tax) corresponding to a new value of the portfolio (Value Business in Force, which is referred to herein as “VBI”) linked to the reserve agreement was negotiated with AXA. This value was accounted as a new VBI and is amortized on the basis of the consumption of the reserves on the same duration as the initial VBI.

Note 6.	Invested assets

6.1 Funds Withheld Asset (FWA)

PRESENTATION OF FUNDS WITHHELD ASSET

Quota Share Retrocession Agreements

In connection with the Acquisition, the Group has entered into the Quota Share Retrocession Agreement. These agreements give 100% of the benefits and risks of reinsurance contracts from COLISEE RE to PARIS RE as of January 1, 2006. Retrocession agreements provide for the payment of premiums by COLISEE RE to PARIS RE SA as consideration for reinsuring the covered liabilities. Moreover, these agreements also provide that the premiums will not be immediately paid but held by COLISEE RE and credited to Funds Withheld account, referred to as the “Funds Withheld Asset”, that is used to pay certain claims.

Reserve Agreement

In connection with the Acquisition, a Reserve Agreement has also been put in place that provides that AXA and COLISEE RE shall guarantee reserves in respect of PARIS RE and subsidiaries acquired in the Acquisition. The Reserve Agreement covers any losses or gains that could result from reinsurance premium earned prior to January 1, 2006 which are covered by COLISEE RE. COLISEE RE will consequently benefit from any redundancy in the reserves and will cover any deficiency in the reserves.

Funds Withheld Asset

A list of assets backing the current Funds Withheld Asset account was agreed between PARIS RE and COLISEE RE. These assets are held in a segregated portfolio within COLISEE RE’s investments and are managed by PARIS RE. The unrealized gains or losses on such investments, as well as the investment income on the Funds Withheld Assets, inure to the benefit of PARIS RE.

The unrealized gains existing on January 1, 2006 were accounted for as part of the value of business in force (VBI, see Note 5) in the group consolidated financial statements and amortized in connection with the sale of the underlying securities.

2007 AND 2008 BALANCE SHEET ACCOUNTING FOR FUNDS WITHHELD ASSET

As described in Note 1.3.2.1. and 1.3.2.4, the Quota Share Retrocession Agreement does not provide for payment of the initial premium by COLISEE RE. The corresponding amounts of assets not transferred to PARIS RE will stay at COLISEE RE in a Funds Withheld Asset account which will be used for the payment of claims, inter alia.

The yield of the Funds Withheld Asset will be equal to the financial result of the segregated assets backing the reserves.

The following tables present the investment portfolio underlying the Funds Withheld Asset account.

	Historical Net book value as of Dec 31, 2008	Market value	Total unrealized gains and losses	Historical Net book value as of Dec 31, 2007	Purchase price of asset remaining as at Dec 31, 2007	Unrealized gains and losses Impact of purchase	Market value	Total unrealized gains and losses - Historical cost	Unrealized gains and losses - Purchase price
	2008			2007
US $ thousand
				1	2	3=2-1	4	5=4-1	6=4-2
Cash and cash equivalents	243,837	243,837	—	600,702	600,702	—	600,702
Fixed maturities available for sale	1,928,199	1,957,593	29,394	2,410,158	2,409,044	(1,113)	2,426,767	16,609	17,723
Short term investment available for sale	13,602	13,602	—	—	—	—	—	—	—
Equities available for sale	0	—	0	95,468	101,823	6,355	115,976	20,508	14,153
Non consolidated investment funds available for sale	57,431	58,081	649	96,298	96,058	(240)	108,076	11,778	12,018
TOTAL	2,243,069	2,273,112	30,043	3,202,626	3,207,627	5,002	3,251,521	48,895	43,894
Fixed maturities at fair value	—	—	—
Other assets held at fair value	33,458	33,458	—	30,926	30,926		30,926
TOTAL INVESTMENTS	2,276,526	2,306,570	30,043	3,233,552	3,238,553	5,002	3,282,447	48,895	43,894
Others assets / liabilities	176,701			228,784
Revenues of Funds withheld asset	19,610			34,034
Funds Withheld Asset	2,472,837			3,496,370

The assets underlying the Funds Withheld Asset are managed by PARIS RE and the net unrealized gains on these assets as at January, 2006 were part of the purchase price paid by PARIS RE in the Acquisition. Therefore the difference between the purchase price (column 2) and the historical book value (column 1) corresponds to the remaining unrealized gains or those acquired as at December 2006 from the initial unrealized gains at the purchase date (column 3).

Column 5 correspond to the total net unrealized gains compared to the historical cost.

Column 6 correspond to the net unrealized gains compared to the book value at the purchase date.

As at December 2007, the US $43.9 million amount represents the new net unrealized gains created during 2006 and 2007 on the assets underlying the Funds Withheld Asset.

As at December 2008, the net gains unrealized at the date of their acquisition were purchased by PARIS RE and accounted on the line “Value of Business in Force (VBI)” following allocation of the difference from the first consolidation. This intangible asset was amortized over time and as the sale of the related assets became effective. The total amount of gains booked was entirely depreciated and there no longer remains a corresponding portfolio value.

Consequently, the present unrealized capital gain in the Funds Withheld Asset of US $30 million corresponds to unrealized gains created since 2006.

The net unrealized gain in the Funds Withheld Asset is not accounted in the shareholders’ equity because invested assets in the Funds Withheld Asset account are held by COLISEE RE and not included in PARIS RE’s balance sheet.

2007 AND 2008 FIXED MATURITIES OF FUNDS WITHHELD ASSET BY TYPE OF ISSUER

The breakdown of fixed maturities included in the Funds Withheld Asset by type of issuer at December 31, 2008 is as follows:

	Market value of Funds Withheld Asset (FWA)	% of Total
	December 31, 2008
US $ thousand
Debt securities issued by Governments	737,272	37.7%
Debt securities issued by Agencies	504,414	25.8%
Debt securities Issued by Corporate	672,613	34.4%
Mortgage and Asset-Backed Securities	24,950	1.3%
Debt securities from other issuers	18,345	0.9%
TOTAL	1,957,593	100%

The breakdown of fixed maturities included in the Funds Withheld Asset by type of issuer at December 31, 2007 is as follows:

	Market value of Funds Withheld Asset (FWA)	% of Total
	December 31, 2007
US $ thousand
Debt securities issued by French government	52,285	2.2%
Debt securities issued by Foreign governments	647,740	26.7%
Debt securities issued by French or Foreign Local administration	423,292	17.4%
Debt securities Issued by public and semi public sectors	378,402	15.6%
Debt securities Issued by Corporates	863,948	35.6%
Mortgage and asset-backed securities	58,282	2.4%
Debt securities from other issuers	2,818	0.1%
TOTAL	2,426,767	100%

IMPAIRMENT OF FUNDS WITHHELD ASSET

The following table presents the impairment of Funds Withheld Asset as of December 31, 2007 and 2008 (for ABS see Note 6.3):

	December 31, 2008	2008 variation	December 31, 2007	2007 variation	December 31, 2006
US $ thousand
ABS	(26,994)	(23,247)	(3,747)	(3,747)	0
Others financial assets	(17,428)	(9,431)	(7,997)	(3,173)	(4,824)
Total Impairment	(44,422)	(32,678)	(11,744)	(6,920)	(4,824)

6.2 Directly held assets

The following table presents the directly held assets portfolio as of December 31, 2007 and 2008:

	December 31, 2008					December 31, 2007
	Historical Net book value	Market value	Unrealized gains/ Losses	Of which unrealized gains	Of which unrealized losses	Historical Net book value	Market value	Unrealized gains / Losses	Of which unrealized gains	Of which unrealized losses
US $ thousand
	1	2	3=2-1			1	2	3=2-1
Fixed maturities available for sale	2,038,553	2,077,754	39,201	57,019	(17,818)	1,273,417	1,281,560	8,143	12,199	(4,056)
Short term investment available for sale	38,129	38,129	—	—	—	458,607	458,607	—	—	—
Equities available for sale	290	297	7	7	—	14,717	15,322	606	1,080	(474)
Non consolidated investment funds available for sale (invested in fixed maturities, equities and other assets)	84,254	84,835	581	581	—	262,514	262,769	255	3,102	(2,847)
Non consolidated affiliates	1,869	1,566	(303)	—	(303)	2,154	1,949	(205)	64	(269)
FINANCIAL INVESTED ASSETS	2,163,094	2,202,580	39,486	57,607	(18,121)	2,011,408	2,020,207	8,799	16,445	(7,646)
Loans	4,359	4,359	—	—	—	3,430	3,430
Investments in affiliates—equity method		—	—	—	—	5,120	6,503	1,383	1,383	—
Cash and cash equivalents	380,463	380,690	227	227	—	81,865	81,865
TOTAL DIRECT FINANCIAL INVESTMENTS	2,547,917	2,587,630	39,712	57,834	(18,121)	2,101,823	2,112,005	10,181	17,827	(7,646)

The net unrealized gain on directly held financial investments amounts US $39.7 million as at December 31, 2008 ; US $10.1 million as at December 31, 2007.

FIXED MATURITIES DIRECTLY HELD BY TYPE OF ISSUER

The breakdown of fixed maturities available for sale included in the directly held assets by type of issuer at December 31, 2008 is as follows:

	Market value	% of Total
	December 31, 2008
US $ thousand
Debt securities issued by Governments	634,458	30.5%
Debt securities issued by Agencies	452,099	21.8%
Debt securities Issued by Corporate	895,294	43.1%
Mortgage and Asset-Backed Securities	95,903	4.6%
Debt securities from other issuers	—	0.0%
TOTAL	2,077,754	100%

The breakdown of fixed maturities and non-consolidated investment funds available for sale included in the directly held assets by type of issuer at December 31, 2007 is as follows:

	Market value	% of Total
	December 31, 2007
US $ thousand
Debt securities issued by French governments	7,179	0.4%
Debt securities issued by Foreign governments	500,494	28.8%
Debt securities issued by French or Foreign Local administration	2,315	0.1%
Debt securities Issued by public and semi public sectors	307,026	17.6%
Debt securities Issued by Corporates	843,215	48.5%
Mortgage and asset-backed securities	79,279	4.6%
Debt securities from other issuers	659	0.0%
TOTAL	1,740,167	100%

IMPAIRMENT FOR DIRECTLY HELD ASSETS

The following table presents the impairment of directly held assets as of December 31, 2008:

	December 31, 2008	2008 variation	December 31, 2007
US $ thousand
ABS		—	—
Other bonds(1)	(868)	(868)	—
Others financial assets(2)	(100)	(80)	(20)
Total Impairment	(968)	(948)	(20)

(1)	The variation of Other bonds directly held impairment includes:

- Impact on income statement of US $(886) thousand,

- Impact on currency translation of US $18 thousand.

(2)	The variation of Other financial assets directly held impairment includes:

- Impact on income statement of US $(82) thousand,

- Impact on currency translation of US $2 thousand.

6.3 Exposure to Assets Backed Securities (ABS)

The Group has limited exposure to “Sub-prime” and “Alt A” Residential Mortgage Backed Securities.

PARIS RE has no exposure to Collateralized Debt Obligations (CDO’s), Collateralized Loan Obligations (CLO’s) or any other investments in Structured Financial Products (SFP).

The Group’s exposure to “Sub-prime” and “Alt A” Residential Mortgage Backed Securities as of December 31, 2007 and 2008, are as shown below:

	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of December 31, 2008	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of December 31, 2007
US $ thousand
ABS Residential	1,632	27,207	28,840	1,757	59,074	60,831
of which “Subprime”	260	7,540	7,801	309	13,030	13,339
of which “Alt A”		3,714	3,714		12,587	12,587
of which “Manufactured housing”	746	6,516	7,262	825	8,382	9,207
of which “Prime”	627	9,437	10,064	623	25,075	25,698
CMBS	1,883	818	2,701	3,737	3,236	6,973
ABS Auto	—	—	—	15,120	—	15,120
ABS Credit Card	—	—	—	3,750	815	4,565
ABS Equipment	—	—	—	2,500	—	2,500
Agency CMO/MBS	76,531	0	76,531	35,893	—	35,893
ABS Student Loan	16,009	—	16,009	16,311	—	16,311
Total net book value	96,055	28,025	124,081	79,068	63,125	142,193
Unrealized losses	(153)	(3,074)	(3,228)	(151)	(4,962)	(5,113)
Total market value	95,902	24,951	120,853	78,917	58,163	137,080
Total financial investments, cash and cash equivalent			5,060,466			5,608,375
% of total financial investments			2.4%			2.4%

The current market environment for certain ABS collateralized by Residential Mortgage Backed Securities is illiquid. Therefore, pricing of these securities may be difficult to assess for valuation purposes. PARIS RE obtained its valuations from a specialized data provider, which is independent from PARIS RE or from the issuers of these securities.

The unrealized losses have been booked according to the classification of the assets and taking into account the impairment rules applied by the Group (see Note 2.6):

•	For directly held assets, the unrealized loss is booked through equity (“Other Comprehensive Income”) except in the case of impairment, which is booked through the profit and loss statement.

•

For the underlying assets of the Funds Withheld Asset, the unrealized losses after impairment are offset against unrealized gains. The net amount are an unrealized gain of US $30 million in 2008 and US $43.9 million in 2007, which are not recognized in the balance sheet but disclosed in Note 6.1 “Funds Withheld Asset”. In case of realized losses and impairment, the revenue of the FWA will decrease accordingly.

The table below summarizes the impact in the financial statements of the impairment and unrealized loss of ABS as of December 31, 2007 and 2008:

Detail of unrealized losses on ABS	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of December 31, 2008	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of December 31, 2007
US $ thousand
Unrealized gains and losses on ABS before impairment(a)	(153)	(30,068)	(30,221)	(151)	(8,709)	(8,860)
Cumulated impairment through balance sheet(b)	—	(26,994)	(26,994)	—	(3,747)	(3,747)
Outstanding unrealized gains and losses on ABS(a)-(b)	(153)	(3,074)	(3,227)	(151)	(4,962)	(5,113)

The amount of the unrealized losses on ABS within the Funds Withheld Asset of US $(3.1) at December 31, 2008 and US $(4.9) at December 31, 2007, were fully offset by unrealized gains in other assets in the Funds Withheld Asset. Note 6.1 shows the net unrealized gain of US $30 million in 2008 and US $43.9 million in 2007, in the Funds Withheld Asset which are not recognized in PARIS RE’s balance sheet.

6.4 Exposure to financial crisis

In 2008, due to the context of the financial crisis, financial assets have been closely monitored. PARIS RE set out a specific procedure to identify its exposure to high-risk issuers based on exposures to issuers with a book value superior to US $1 million and unrealized losses superior to 20% (excluding ABS, see Note 6.3).

As of December 31, 2008, the exposure to high-risk issuers includes (book value before impairment):

•	Lehman Brothers: US $0.9 million (fully impaired),

•	American General Finance (AIG Subsidiary): US $3.7 million,

•	International Lease Fin. Corp. (AIG Subsidiary): US $3.8 million,

•	iStar Financial: US $3 million (a US $2 million payment has been received in January 2009).

6.5 Investments non consolidated in affiliates and equity method

a) The following table presents the investments in affiliates as of December 31, 2008:

	December 31, 2008
Affiliates under available for sale	Net acquisition cost	Equity	% of control
US $ thousand
Company
GIE Paris Re Finance	1,392	1,392	100%
PARIS RE Risc Limited	477	174	100%
Investments in non consolidated affiliates	1,869	1,566	—

b) The following table presents the investments in affiliates as of December 31, 2007:

	December 31, 2007
Affiliates under available for sale	Fair value	Net acquisition cost	Net unrealized capital gain or losses	Equity	Of which Net result	% of control
US $ thousand
Company
PARIS RE Latin America	1,713	1,649	64	1,713	248	100%
PARIS RE Risc Limited	236	505	(269)	236	1	100%
Investments in non consolidated affiliates	1,949	2,154	(205)	1,949	249	—

Affiliate under equity method	Fair value	Net acquisition cost	Consolidated reserves	Equity	Of which Net result	% of control
Company
AXA Space, Inc.	6,503	5,120	1,383	6,557	608	100%
Affiliates using the equity method	6,503	5,120	1,383	6,557	608	—

Note 7. Deferred tax

The following table presents the deferred tax as of December 31, 2008 and 2007:

	December 31, 2008			December 31, 2007
	France	Other	TOTAL	France	Other	TOTAL
US $ thousand
VBI related to the Acquisition	51,738	11,024	62,762	67,504	17,553	85,057
Equalization reserve	33,735	—	33,735	35,713	—	35,713
Tax deficit	(7,209)	—	(7,209)	—	—	—
Other(1)	(9,942)	(5,673)	(15,615)	(28,817)	(13,633)	(42,450)
Total net deferred tax	68,322	5,351	73,673	74,400	3,920	78,320
Total deferred tax liabilities	82,250	10,248	92,498	74,401	7,397	81,798
Total deferred tax assets	(13,927)	(4,897)	(18,824)	(2)	(3,477)	(3,479)

(1)	Include mainly temporary differences

•	in France:

•	Unrealized exchange gain on financial assets (French article 38.4) US $(1,806) thousand in 2008, US $9,195 thousand in 2007.

•	Deferred acquisition costs: US $3,786 thousand in 2008, US $6,621 thousand in 2007.

•	Restricted Stock Units: US $ 3,425 in 2008.

•	Other: concern mainly temporary differences on reserves of Canadian branch.

As at December 31, 2008, the total of tax losses not activated in consolidated accounts amounts to US $14.6 million.

Note 8. Receivables

8.1 Receivables arising from reinsurance operations

	December 31, 2008	December 31, 2007
US $ thousand
Cash deposited with reinsurers (inward reinsurance)	17,483	12,203
Reinsurance receivables (inward reinsurance)(1)	129,801	44,110
Reinsurance receivables (outward reinsurance)	4,201	2,470
TOTAL	151,484	58,783

(1)	In 2008 all renewals and new business are in the name of PARIS RE, following the termination of the Issuance Agreement with COLISEE RE on September 30, 2007.

In 2007, Receivables from cedants include bad debt allowance accounted as provision for risk and charges in 2006 and reclassified in 2007. The bad debt allowance was US $621 thousand as of 31 December 2007 as compared to US $578 thousand as of 31 December 2006.

Operating receivables are mainly due within one year or less.

8.2 Other operating receivables

	December 31, 2008	December 31, 2007
US $ thousand
Separate account on employee benefit	291	562
Capital subscribed not paid	—	—
Current accounts	1,877	2,709
Accrued and overdue interest(1)	—	130
Other receivables(2)	55,904	102,467
Other long term assets	388	472
TOTAL	58,460	106,340

(1)	After December 31, 2008, accrued and overdue interest has been reclassified in short term investment available for sale.
(2)	For December 31, 2007, other receivables include US $82.6 million of tax advances paid to the French Tax Authorities, partly undue and recovered for US $50 million in 2008.

As at December 31, 2008, other receivables include US $43 million income tax prepayment.

8.3 Technical accruals—assets

	December 31, 2008	December 31, 2007
US $ thousand
Premiums to be written (inward reinsurance)	643,744	631,658
Commissions to be written (inward reinsurance)	(157,312)	(129,154)
Commissions on unearned premiums (inward reinsurance)	117,484	122,461
TOTAL	603,916	624,965

Note 9. Cash and cash equivalents

The comparative financial statements has been restated compared to the original financial statements in order to classify cash equivalent according to IAS 7.

Some assets previously classified as Financial Invested Assets have been classified as Cash Equivalents in the balance sheet as of December 31, 2008. These assets are cash deposits, some short term deposits with a maturity less than 3 months and some unconsolidated money market mutual funds.

The following table presents 2008 figures, and also the reclassifications performed from Financial Invested Assets to Cash Equivalent as of December 31, 2008, December 31, 2007 and December 31, 2006, for the needs of the comparative balance sheet and the comparative cash flow statement:

	December 31, 2008	December 31, 2007	December 31, 2006
US $ thousand
Directly held assets before reclassifications	2,202,580	2,020,207	1,501,431
Directly held financial assets reclassified in cash equivalent	—	(369,729)	(1,030,019)
Directly held financial assets after reclassifications	2,202,580	1,650,478	471,412
Cash and cash equivalent before reclassifications	380,690	81,865	413,605
Directly held financial assets reclassified in cash equivalent	—	369,729	1,030,019
Cash and cash equivalent after reclassifications	380,690	451,594	1,443,624

Note 10. Shareholders’ equity

10.1 Impact of transactions with shareholders

The table below shows the position of capital and premiums from December 31, 2007 to December 31, 2008:

			Premium
	Number of shares	Par Value	Common shares	Restricted Shares Units(1)	Stock Options(1)	Total	Par Value & Premiums
Capital and share premiums as at December 31, 2008	80,659,732	390,856	895,051	16,348	14,981	926,380	1,317,236
Conversion of general reserves (share premium) into free reserves(2)			(93,517)			(93,517)	(93,517)
Share buy back	(4,897,373)	(29,572)	(52,070)			(52,070)	(81,642)
RSU and SO				(21,271)	4,123	(17,148)	(17,148)
Change in number of shares and par value		(264,339)					(264,339)
Capital and share premiums as at December 31, 2007	85,557,105	684,767	1,040,638	37,619	10,858	1,089,115	1,773,882

(1)	RSU and SO granted to management and employees are recorded under expenses and premiums according to their respective vesting period.
(2)	This reclassification of US $ 93.5 million is made between share premiums and reserves and therefore has no impact on the total consolidated shareholder’s equity.

In 2008, PARIS RE complied with all externally imposed capital requirements to which it was subject in the various countries in which it operated.

10.2 Change in Other Comprehensive Income (OCI): unrealized capital gains or losses on invested assets

	Gross	Tax	Net
US $ thousand
Unrealized gains or losses of assets available for sale—at December 31, 2008(1)=(2)+(3)+(5)	39,712	(6,274)	33,438
Foreign exchange impact of consolidation(2)	274	98	372
Foreign exchange impact	274	98	372
Revaluation of invested assets available for sale (without exchange impact of consolidation)(3)=(4)+(5)	24,245	(4,285)	19,961
Revaluation on acquisitions during the year(4)	18,478	(2,976)	15,501
Invested assets bought in previous years(5)	5,768	(1,308)	4,460
Variations relating to revaluation of assets	3,154	(2,815)	339
Variations relating to foreign exchange impact on gains and losses	(44)	(34)	(78)
Variations relating to foreign exchange impact on historical cost	5,126	(132)	4,994
Variations relating to revaluation of assets after an impairment	969	(89)	880
Variations relating to sale	(3,437)	1,762	(1,675)
Unrealized gains or losses of assets available for sale—at December 31, 2007(5)=(6)+(7)+(10)	15,192	(2,087)	13,105
Foreign exchange impact of consolidation(6)	(163)	24	(139)
Foreign exchange impact	(163)	24	(139)
Revaluation of invested assets available for sale (without exchange impact)(7)=(8)+(9)	9,262	(1,269)	7,993
Revaluation on acquisitions during the year(8)	11,008	(1,715)	9,293
Invested assets bought in previous years(9)	(1,746)	446	(1,301)
Other variations	(116)		(116)
Variations relating to revaluation of assets	69	68	137
Variations relating to sale	(1,699)	377	(1,322)
Unrealized gains or losses of assets available for sale—at December 31, 2006(10)=(11)+(12)+(13)	6,093	(841)	5,252
Revaluation on acquisitions during the year(11)	2,084	(435)	1,649
Invested assets bought in previous years(12)	4,009	(406)	3,603
Variations relating to revaluation of assets	895		895
Variations relating to foreign exchange impact on gains and losses	3,698	(465)	3,233
Variations relating to foreign exchange impact on historical cost	(584)	59	(525)
Unrealized gains or losses of assets available for sale—at Incorporation(13)	—	—	—

10.3 Changes in consolidated shareholders’ equity

	12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
US $ thousand
Opening Shareholders’ equity	2,474,115	2,090,777	—
Dividends	—	—
Capital variation	(264,339)	100	1,636,194
RSU and stocks options(1)	(17,148)	27,087	16,322
Treasury shares	(81,642)	(538)
Capital increase tied to IPO	—	104,357
Currency translation variation	69,872	163,512	(3,139)
Net profit (loss)	(34,205)	87,038	437,013
Revaluation of available for sale assets (AFS)	19,961	7,993	5,252
IPO fees charged against share premiums	—	(11,752)
Other variations	5,146	5,541	(865)
Closing Shareholders’ equity	2,171,759	2,474,115	2,090,777

(1)	For December 31, 2008, the RSU and stock options amount of US $(17,148) thousand includes the delivery of shares as at December 29, 2008 for US $(37,713) thousand.

Note 11. Share-based compensation plans

a) Number of instrument as of December 31, 2008:

Number of 2006 instruments granted and bought, as of December 31, 2008:

(Number) December 31, 2008	RSU(1)	Stock Options	Warrants
Welcome package	73,000
Standard award	2,283,300	1,549,635
Supplemental award	346,750	284,355
Employee investments			301,555
Total	2,703,050	1,833,990	301,555

(1)	Restricted Stock Units.

The 2006 RSU SO plan has been delivered in 2008.

Number of 2007 instruments granted, as of December 31, 2008:

(Number) December 31, 2008	RSU(1)	Stock Options
Welcome package	6,250
Standard award	114,250	77,700
Total	120,250	77,700

Number of instruments granted in 2008

(Number) December 31, 2008	RSU(1)	Stock Options
Standard award	89,800	57,000
Award on unvested RSU following decrease of capital	355,454
Award on unvested Stock Options following decrease of capital	240,340
Total	685,594	57,000

b) Number of instrument as of December 31, 2007:

Different forms of grants were awarded to PARIS RE employees and managers in 2006 and 2007. Also, certain managers purchased PARIS RE shares as personal investments in 2006.

Between 2006 and 2007, the number of shares that comprise the capital of the company was multiplied by five while their par value was divided by five as well. This change is taken into account in the tables presented below.

Number of 2006 instruments granted and bought, as of December 31, 2007:

(Numbers) December 31, 2007	RSU(1)	Stock Options	Shares	Warrants
Welcome package	81,000
Standard award	2,391,985	1,625,680
Supplemental award	346,750	284,355
Employee investments			367,750	301,555
Total	2,819,735	1,910,035	367,750	301,555

(1)	Restricted stock units

Number of 2007 instruments granted, as of December 31, 2007:

(Numbers) December 31, 2007	RSU(1)	Stock Options
Welcome package	7,250
Standard award	109,000	74,665
Total	116,250	74,665

(1)	Restricted stock units.

c) Number of instrument as of December 31, 2006:

Several grants to PARIS RE employees and management took place in 2006. Also certain employees and managers bought PARIS RE shares as personnel investments.

Number of 2006 instruments granted and bought, as of December 31, 2006:

(Numbers) December 31, 2006	RSU(1)	SO(2)	Shares	Warrants
2006 Equity Award
Welcome Package	17,100
Standard award	490,547	333,026
Supplemental award	69,350	56,870
Employee investments			73,550	60,311
Total	576,997	389,896	73,550	60,311

(1)	Restricted stock units
(2)	Stock options

RSUs and SO granted to employees of AXA RE Asia Pacific and CGRM have been considered.

11.1 RSU & Stock option plan

a) 2008 RSU & Stock option plan:

The table below summarizes the types of RSUs and SO grants that were authorized in 2008:

•	A standard award for key employees consisting in RSUs and SOs, conditioned upon continued employment of the beneficiary,

•	A standard award in RSU linked to unvested RSUs and SOs following capital reduction.

December 31, 2008	Standard award:		Standard award linked to compensation plan following decrease capital: RSU
	RSU	Stock Option
Grant date	June 10, 2008	June 10, 2008	July 10, 2008
Vesting date: 100%	June 10, 2010	June 10, 2012	July 10, 2010
Initial value of granted shares	CHF 22.51		CHF 18.22
Grant price		CHF 22.51
Option expiration date		June 10, 2018

Equity awards are intended to promote employee retention and stock ownership and to align employees interests with those of the shareholders. The costs of these plans are amortized over the vesting period (i.e. the period between the grant date and the date when the vesting conditions are satisfied).

b) 2007 RSU & Stock option plan:

The following list summarizes the types of RSUs and SO grants that were authorized in 2007:

•	A welcome package for each new employee consisting in 250 RSUs per employee conditioned upon continued employment of the beneficiary,

•	One award for key employees consisting in RSUs and SOs, conditioned upon continued employment of the beneficiary.

Below is a summary of the principal characteristics regarding the RSU & stock option plan:

December 31, 2007	RSU Award	Stock Option Grant
Grant date	July 12, 2007	July 12, 2007
Vesting date: 100%	July 12, 2009	July 12, 2011
Initial value of granted shares	CHF 32.07
Grant price		CHF 32.07
Option expiration date		July 12, 2017

Equity awards are intended to promote employee retention and stock ownership and to align employees interests with those of the shareholders.

The costs of these plans are amortized over the vesting period (i.e. the period between the grant date and the date when the vesting conditions are satisfied).

c) 2006 RSU & Stock option plan:

Equity Incentive Plan or 2006 Equity award

The following list summarizes the types of RSUs and SO grants that have been authorized to date:

•	A welcome package for each employee consisting in 50 RSUs per employee conditioned upon continued employment of the beneficiary,

•	One award for key employees consisting in RSUs and SO, conditioned upon continued employment of the beneficiary, and

•	One supplemental award for certain employees consisting in RSUs and SO not conditioned upon continued employment of the beneficiary.

Equity awards are intended to promote employee retention and stock ownership and to align employees’ interests with those of stockholders.

The cost of the share-based compensation is amortized over the vesting period, i.e. the period between the grant date and the date when the vesting conditions are satisfied. The grant date is the date on which both parties reached an understanding of the terms and conditions of the arrangement.

Hereafter are summarized the main details of equity incentive plan:

December 31, 2006	RSU Award	Stock Option Grant
Grant Date:	September 30, 2006	September 30, 2006
Vesting Date: 100%	December 29, 2008	December 29, 2010
Initial value of granted shares	$100
Grant Price:		$100
Option Expiration Date:		December 29, 2016

Equity Purchase Plan

Hereafter are summarized the main details of this plan:

December 31, 2006	Shares	Warrants
Purchase Date:	December 28, 2006	December 28, 2006
Maturity		10 years
Vesting: Date: 100%	Immediate	Immediate
Purchase price	$100	$0.01
Strike price		$100
Restricted transfer period	4 years or until IPO	No transfer(1)
Other features		Dividend protection

(1)	Before the end of the period, transfers of the shares are subject to approval by the Board of Directors, as are all transfers of warrants.

11.2 Impact on financial statements

a) 2008 impact on financial statements:

The assumptions utilized for valuing the 2008 grants were as follows:

December 31, 2008
Parameter	Method	Value
Volatility	Listed comparable companies	25%
Expected dividends	Management’s assessment	None
Share price	Value at grant date, on June 10, 2008	CHF 22.51
Risk-free rate	USD yield curve in EUR	4.95%
Option life	Stated in contracts	10 years
Vesting condition (presence in the company)	Management’s assessment based on historical data	No exit

The tables below represent the ultimate accumulated impact for all plans currently in force as well as the impact on the 2008 income statement.

Ultimate cost all plans non vested as at December 31, 2008

December 31, 2008	RSUs(1)	Stock Options	Warrants	Grand total
US $ thousand
Welcome package	185	0	0	185
Standard award	9,751	18,215	0	27,967
Supplemental award	0	3,046	0	3,046
Employee investments	0	0	3,340	3,340
Total	9,936	21,262	3,340	34,538

2008 Net income impact

December 31, 2008	RSUs(1)	Stock Options	Warrants	Grand total
US $ thousand
Welcome package	695	0	0	695
Standard award	28,056	4,038	0	32,094
Supplemental award	0	0	0	0
Employee investments	0	0	0	0
Total	28,752	4,038	0	32,789

b) 2007 impact on financial statements:

The assumptions utilized for valuing the 2007 grants were as follows:

December 31, 2007
Parameter	Method	Value
Volatility	Listed comparable companies	25%
Expected dividends	Management’s assessment	None
Share price	Value at IPO on July 13, 2007(1)	CHF 32.07
Risk-free rate	USD yield curve in EUR	4.91%
Option life	Stated in contracts	10 years
Vesting condition (presence in the company)	Management’s assessment based on historical data	No exit

(1)	The value of the share at the time of the IPO was EUR 19.35 or CHF 32.07

The tables below represent the ultimate accumulated impact for all plans currently in force as well as the impact on the 2007 income statement.

Total ultimate cost of the 2006 and 2007 plans as at December 31, 2007:

December 31, 2007	RSUs	Stock Options	Shares	Warrants	Grand total
US $ thousand
Welcome package	1,821
Standard award	51,604	17,210
Supplemental award	6,973	2,803
Employee investments				3,069
Total	60,398	20,013	0	3,069	83,480

2007 Net income impact

December 31, 2007	RSUs	Stock Options	Shares	Warrants	Grand total
US $ thousand
Welcome package	760
Standard award	22,288	4,039
Supplemental award	0	0
Employee investments			0	0
Total	23,048	4,039	0	0	27,087

c) 2006 impact on financial statements:

All shares and options granted in 2006 were still outstanding on December, 31 2006; as none were forfeited, cancelled or exercised.

The assumptions utilized for valuing the 2006 grants were as follows:

December 31, 2006
Parameter	Method	Value
Volatility	Listed comparable companies	25%
Expected dividends	Management’s assessment	None
Share price	Transaction with the initial investors(1)	US $100
Risk-free rate	USD yield curve	5.12%
Option life	Stated in contracts	10 years
Vesting condition (presence in the company)	Management’s assessment based on historical data	No exit

(1)	The fair value of shares used in the calculation was the same as the one used in the Acquisition.

The impact on the income statement for 2006 (US $19.3 M) is limited because the vesting is deemed to have started on September 30, 2006 for some grants.

Total ultimate cost

December 31, 2006	RSU	SO	Shares	Warrants
US $ thousand
Welcome Package	1,710
Standard award	49,055	16,318
Supplemental award	6,935	2,787
Employee investments			0	2,955
Total	57,700	19,105	0	2,955
Grand total				79,760

2006 balance sheet impact

December 31, 2006	RSU	SO	Shares	Warrants
US $ thousand
Welcome Package	190
Standard award	5,451	960
Supplemental award	6,935	2,787
Employee investments				2,955
Total	12,576	3,747	0	2,955
Grand total				19,277

Note	12. Technical reserves

		December 31, 2008	December 31, 2007
US $ thousand
Gross claims reserves
Reserves for claims expenses		22,215	24,362
Claims reserves		3,247,313	3,433,856
Unexpired risk reserves		5,022	—
Equalization reserves		—	—
Ceded claims reserves
Claims reserves		(207,768)	(115,185)
Unexpired risk reserves		—	—
Total net claims reserves	I	3,066,782	3,343,033
Net premium reserves
Gross unearned premium reserves		506,803	523,401
Ceded unearned premium reserves		(22,599)	(11,034)
Total net premium reserves	II	484,205	512,367
TOTAL GROSS TECHNICAL RESERVES		3,781,353	3,981,619
TOTAL CEDED TECHNICAL RESERVES		(230,367)	(126,219)
TOTAL NET TECHNICAL RESERVES	I + II	3,550,986	3,855,400

The decrease of technical reserves between 2007 and 2008 is mainly due to foreign exchange impact.

Note	13. Foreign exchange natural hedging

	December 31, 2008						December 31, 2007
	Notional amount of balance sheet at closing	<1 year	1 to 5 years	5 to 10 years	More than 10 years	Net fair value at closing(1)	Notional amount of balance sheet at closing	<1 year	1 to 5 years	5 to 10 years	More than 10 years	Net fair value at closing(1)
		MATURITY OF HEDGE						MATURITY OF HEDGE
US $ thousand
Swaps	—	—	—	—	—	—	—	—	—	—	—	—
Options	—	—	—	—	—	—	—	—	—	—	—	—
Future / forward	6,439	6,439	—	—	—	6,439	7,193	7,193	—	—	—	7,193
Credit derivatives	—	—	—	—	—	—	—	—	—	—	—	—
Other derivatives	—	—	—	—	—	—	—	—	—	—	—	—
TOTAL	6,439	6,439	—	—	—	6,439	7,193	7,193	—	—	—	7,193

(1)	If the fair value amount at closing is negative then it relates to an unrealized gain which is reported in the liabilities part of the balance sheet with minus sign. If the fair value amount at closing is positive then it relates to an unrealized loss which is reported in the liability side of the balance sheet.

Note 14.	Provisions for risks and charges

	December 31, 2008	December 31, 2007
US $ thousand
Employee compensation and benefits(1)	11,339	13,368
Others provisions(2)	608	—
TOTAL	11,947	13,368

(1)	Employee compensation and benefits include: executive retirement plan, pension and termination indemnities, minimum lifetime benefit, social security plan for former executives and employee awards.
(2)	Of which lawsuit contingency provisions for US $487 thousand at December 31, 2008.

At December 31, 2007, Other provisions relate to receivable depreciation reclassified in 2007 under Receivables, see Note 8.1.

Provisions for employee benefits are broken down as follows:

Contributed amounts	Dec. 31, 2008	Other(1)	P&L impact	Dec. 31, 2007	Other(1)	P&L impact
US $ thousand
France
Long term incentive plan	—	—	—	—	219	(5,656)
French incentive plan	1,912	(243)	(2,291)	4,446	478	(309)
Directors’ pension plans	2,410	(52)	1,504	958	99	15
Allowances for end of career	2,658	(138)	287	2,509	253	281
Minimum guaranteed	32	(98)	(1,666)	1,796	163	659
Vacation birthday	365	(35)	(249)	649	67	38
Employee service medals	0	(9)	(159)	168	18	4
TOTAL France	7,377	(575)	(2,573)	10,526	1,297	(4,968)
Bermuda (until May 8, 2007) / Switzerland
Retirement	2,249	(164)	1,224	1,189	74	(284)
TOTAL Switzerland	2,249	(164)	1,224	1,189	74	(284)
Canada
Retirement(2)	926	(90)	(637)	1,653	828	—
TOTAL Canada	926	(90)	(637)	1,653	828	—
USA
Bonuses	787	—	787	—	—	—
TOTAL USA	787	—	787	—	—	—
TOTAL	11,339	(829)	(1,199)	13,368	2,200	(5,252)

(1)	Other: exchange rate impact and reclassifications.
(2)	For 2007: column “Other” represents principal impact of SORIE.

In 2008, the assumptions utilized for valuing the employee benefits were as follows:

December 31, 2008	Europe	North America
Discount rate	5.3%	7.5%
Salary increases for inflation	3.0%	3.5%
Asset yield	5.3%	7.0%

Note 15.	Financial debt

There was no financial debt in the PARIS RE consolidated financial statements as at December 31, 2007 and 2008.

Note 16.	Payables

16.1 Payables arising from reinsurance operations

	December 31, 2008	December 31, 2007
US $ thousand
Cash deposited by reinsurers (outward reinsurance)	27,008	18,666
Reinsurance payables (inward reinsurance)	53,247	23,307
Reinsurance payables (outward reinsurance)	49,851	30,127
TOTAL	130,106	72,101

In 2008 all renewals and new business are in the name of PARIS RE. As a reminder, business in the name of PARIS RE started on October 1, 2007.

16.2 Other operating payables

	December 31, 2008	December 31, 2007
US $ thousand
Social Security and tax payables	31,428	29,334
Current accounts(1)	140	6,040
Accounts payable on assets purchased	3,594	158
Accruals and deferred income	43	141
Other accounts payable	15,432	19,868
TOTAL	50,637	55,541

(1)	For December 31, 2007: principally with COLISEE RE and amount paid in July 2007.

16.3 Technical accruals—liabilities

	December 31, 2008	December 31, 2007
US $ thousand
Premiums to be written (outward reinsurance)	42,608	21,492
Commissions to be written (outward reinsurance)	(20,545)	(5,714)
Commissions on unearned premiums (outward reinsurance)	6,567	2,700
TOTAL	28,630	18,478

In 2008 all renewals and new business are in the name of PARIS RE. As a reminder, business in the name of PARIS RE started on October 1, 2007.

Note 17.	Reserve agreement impact

Since the Group’s inception, the income statement impacts of gross written premiums, commissions and claims adjustment expenses arising under the Reserve Agreement (e.g., due to commutations or adjustments by ceding companies) were recorded in the consolidated financial statements on the line “Claims expenses” regardless of the fact that such impacts also comprised premium adjustments, commissions and claims administration expenses because they are settled through the Reserve Agreement. However, the Company believes that this presentation makes it more difficult to analyze the Company’s consolidated financial statements and in particular the reinsurance ratios. As a result, in order to facilitate the analysis of the consolidated financial statements for future periods, the Company decided in 2008 to classify the Reserve Agreement impacts by premiums, by commissions and by claims. For purposes of facilitating the comparison between the periods for which data is presented the Company has applied this approach to all periods presented herein. The following tables show the effect of the application of this approach:

Net underwriting income

	12 month period ended December 31, 2007 As previously published	Reserve Agreement reclassification	12 month period ended December 31, 2007 presented
US $ thousand
Gross written premiums	1,240,229	36,765	1,276,994
Total Premium Revenues	1,240,229	36,765	1,276,994
Premiums ceded	(126,738)	—	(126,738)
Net written premiums	1,113,491	36,765	1,150,257
Net variation in unearned premium reserves	17,761	0	17,761
Net earned premiums	1,131,252	36,765	1,168,017
Claims net of retrocession	(695,147)	(27,254)	(722,401)
Of which claims paid net of retrocession	(597,856)	(27,254)	(625,110)
Of which claims reserves variation net of retrocession	(97,291)	—	(97,291)
Commissions and brokerage net of retrocession	(193,137)	(9,512)	(202,649)
Net underwriting income	242,967	0	242,967

	Period from incorporation to December 31, 2006 As previously published	Reserve Agreement reclassification	Period from incorporation to December 31, 2006 presented
US $ thousand
Gross written premiums	711,295	11,589	722,884
Total Premium Revenues	711,295	11,589	722,884
Premiums ceded	(15,598)	—	(15,598)
Net written premiums	695,696	11,589	707,286
Net variation in unearned premium reserves	(120,758)	—	(120,758)
Net earned premiums	574,938	11,589	586,527
Claims net of retrocession	(214,664)	(38,837)	(253,501)
Of which claims paid net of retrocession	2,850,597	(38,837)	2,811,760
Of which claims reserves variation net of retrocession	(3,065,261)	—	(3,065,261)
Commissions and brokerage net of retrocession	(149,156)	27,248	(121,909)
Net underwriting income	211,118	—	211,118

Net balance sheet position

	December 31, 2008	Currency translation	2008 variation	December 31, 2007
US $ thousand
Reserve agreement—Asset	39,621	(5,601)	17,362	27,860
Reserve agreement—Liabilities(1)	(109,552)	6,625	(2,071)	(114,105)
Reserve agreement—Net	(69,931)	1,024	15,291	(86,245)

(1)	2008 variation includes a payment of US $58,575 thousand to COLISEE RE.

Note 18.	Financial Result

	12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
US $ thousand
Bonds	65,342	22,831	7,191
Equities	(0)	599	393
Other financial assets available for sale	11,519	48,190	—
Other assets held by non consolidated investment funds	402	15,184	—
Loans and other loans	155	(5)	535
Other investment income	217	(1,304)	3,938
Income from Funds withheld Asset	133,742	147,513	129,534
Income from cash equivalent	17,106	—	—
Debt expense
Expenses on investments and loans	(2,723)	(1,967)	(583)
Investment management	—	—	—
Net investment incomes	225,760	231,041	141,008
Bonds	2,485	2,009	(639)
Equities	(3,040)	3,931	(361)
Non Consolidated mutual funds invested in other assets (mainly money market funds)	—	1,152	—
Cash equivalent	3	—	—
Net capital gains and losses	(553)	7,092	(1,000)
Variations in investment impairment	(968)	—	—
Exchange rate impact	(161,004)	(107,668)	(1,881)
Valuation of derivative instruments	383	(6,154)	—
Financial results—other	(1,199)	(12,609)	716
Net financial income excluding debt expense	62,419	111,702	138,842

a) The 2008 yield from invested assets was calculated as follows (including the FWA as if assets were held directly):

	2008	2007
US $ thousand
Financial invested assets at historical cost
Invested assets directly hold	2,547.9	2,101.8
Invested assets of the FWA (including revenues of FWA)	2,296.1	3,267.6
Financial invested assets at historical cost	4,844.1	5,369.4
Average invested assets at historical cost	5,106.7
Revenues
Net investment income	225.8
Impact of FWA(1)	(8.6)
Net income(1)	217.2
Net capital gains and losses	(0.6)
Impairment	(1.0)
Impact of FWA(1)	16.4
Net capital gains and losses(1)	14.9
Total financial revenues(1)	232
Total AVERAGE YIELD	4.50%

(1)	As if asset of the FWA were held directly.

b) The 2007 yield from invested assets was calculated as follows:

	12 month period ended December 31, 2007(1)		12 month period ended December 31, 2007(2)
	Excluding FWA		Including FWA
	Yield	Amount	Yield	Amount
US $ thousand
Bonds and Short term investment available for sale
Investment revenues(3)	4.16%	71,021	4.34%	178,073
Realized capital gains	0.10%	2,009	0.09%	4,177
Total revenues from bonds and Short term investment available for sale	4.26%	73,030	4.44%	182,250

BONDS AND SHORT TERM INVESTMENTS AVAILABLE FOR SALE (AVERAGE VALUE) A		1,712,975		4,109,339
Equities
Investment revenues	2.05%	599	3.04%	3,810
Realized capital gains	13.44%	3,931	8.83%	11,084
Total revenues from equities	15.49%	4,530	11.87%	14,894
EQUITIES (AVERAGE VALUE) B		29,245		125,458

Cash and cash equivalent
Investment revenues	4.91%	15,101	4.57%	40,958
Realized capital gains	0.37%	1,152	0.13%	1,152
Total revenues from cash and cash equivalent	5.28%	16,253	4.69%	42,110

CASH AND CASH EQUIVALENT (Average Value) C		307,824		896,942

Total revenues	4.58%	93,813	4.66%	239,254
Total AVERAGE VALUE D = A + B + C		2,050,044		5,131,739

(1)	Excluding revenue from “Funds Withheld Assets” equal to US $147.5 million,
(2)	Including revenue from “Funds Withheld Assets” as if asset were held directly.
(3)	Yields from bond investments and other assets available for sale are calculated in consideration of annualized return relating to the reallocation of short-term assets in a bond portfolio that is directly held and which was acquired in the last quarter of 2007.

c) The 2006 yield from invested assets was calculated as follows:

	Period from incorporation to December 31, 2006(1)		Period from incorporation to December 31, 2006(2)
	Excluding FWA		Including FWA
	Yield	Amount	Yield	Amount
US $ thousand
Bonds
Investment revenues	3.24%	7,191	4.18%	45,518
Realized capital gains	0.50%	1,108	0.44%	2,390
Total revenues from bonds	3.74%	8,299	4.39%	47,908
BONDS (AVERAGE VALUE)		221,789		1,090,164
Equities
Investment revenues	7.99%	393	2.37%	4,700
Realized capital gains	(7.34%)	(361)	23.12%	45,775
Total revenues from equities	0.65%	32	25.50%	50,476
EQUITIES (AVERAGE VALUE)		4,918		197,949

Total revenues Bonds + Equities	3.67%	8,331	7.64%	98,384
BONDS + EQUITIES (AVERAGE VALUE)		226,706		1,288,113

(1)	Excluding revenue from “Funds Withheld Asset” for US $129.5 million.
(2)	Revenue from Fund Withheld Asset split line by line as if asset were held directly.

Note 19.	Expenses

	12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
US $ thousand
General expenses by purpose
Claims expenses	(10,594)	(14,752)	(8,454)
Acquisition costs	(62,387)	(57,970)	(46,362)
Administration costs	(61,284)	(60,139)	(39,091)
Investment management costs	(2,838)	(5,450)	(3,120)
Others	(17,642)	(1,156)	(28)
TOTAL GENERAL EXPENSES BY PURPOSE	(154,745)	(139,468)	(97,055)
General expenses by nature
Personnel expenses—without RSU / SO	(74,549)	(58,136)	(20,952)
RSU / SO(1)	(32,789)	(27,087)	(19,182)
Set up Fees and others extraordinary expenses(2)	(2,077)	(6,539)	(31,170)
Others expenses	(45,330)	(47,706)	(25,751)
TOTAL GENERAL EXPENSES BY NATURE	(154,745)	(139,468)	(97,055)

(1)	For December 31, 2008, the RSU and stock options amount includes:

- the delivery of shares as at December 29, 2008 for US $(49,938) thousand,

- the reversal of provision related to the delivery for US $37,713 thousand,

- the variation of the year for US $(20,564) thousand.

(2)	Set-up fees and other extraordinary expenses in 2007 include:

- IPO fees in the amount of US $0.9 million,

- Fees in connection with the re domiciliation in Switzerland for an amount of US $1.7 million,

- Stamp tax (Switzerland) in the amount of US $4.0 million.

19.1 Personnel and personnel expenses

	12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
In number of employees
Top executives	23	24	24
Executives	233	208	197
Employees	133	135	122
Average permanent staff(1)	389	367	343
Permanent staff at closing date	396	382	347

Personnel expenses—without RSU / SO	(74,549)	(58,136)	(20,952)
RSU / SO	(32,789)	(27,087)	(19,182)
Total Personnel expenses	(107,338)	(85,223)	(40,134)

(1)	Full-time equivalent staff count.

19.2 Management remuneration

a) 2007 and 2008 Management remuneration

Board of Directors Remuneration

December 31, 2008 US $ Gross amounts	Function	Board fees			RSU(1)(2)
		2008(3)	2007(3)		2008	2007
James CAREY	Chairman of the Board of Directors	85,000	0	(4)	30,061	25,862
Hans-Peter GERHARDT	Director and CEO	—	—		—	—
Anthony Philip HOPE	Director	97,000	48,151		30,061	25,862
Robert HURST	Director	91,000	0	(4)	30,061	25,862
Bjorn JANSLI	Director	74,000	—		30,061	25,862
Edward J KELLY III	Director	—	27,877		—	25,862
Jean LANIER	Director	77,000	33,579		30,061	25,862
Alban de MAILLY NESLE	Director	86,000	25,976		30,061	25,862
Roberto MENDOZA	Director	98,000	27,877		30,061	25,862
Brian MODESITT	Director	104,000	0	(4)	30,061	25,862
David R. TUNNELL	Director	88,000	0	(4)	30,061	25,862
John T. SINNOTT	Director	33,600	—		30,061	—
Nicolas ZERBIB	Director	116,000	0	(4)	30,061	25,862

(1)	Market value (Closing market price of the day of the award).
(2)	RSU granted within the Equity Incentive Plan for Non Employee Directors.
(3)	First half Board fees were paid during the second half. Second half board fees were paid during the first half of the following year.
(4)	Directors who are also employees of investment firms that are shareholders were entitled to fees after the IPO. Such fees were paid in April 2008.

Management Board Remuneration

December 31, 2008 US $ (unless otherwise noted) Gross amounts		Hans-Peter GERHARDT (Director and CEO)							Other members
		CHF		EUR		US $		SGD	US $
Fixed compensation	2007	1,120,000							1,317,222
	2008	1,120,000							1,450,423
Variable compensation	2007			1,300,000		851,702			986,211	(1)
	2008			1,500,000					938,315	(1)
Special Bonuses	2007			1,500,000	(2)	7,245,129	(3)		2,484,886	(4)
	2008			0		0			0
Advantages in kind and other	2007	160,000	(5)	23,931	(5)				472,844	(6)
	2008	195,077	(4)						174,999	(6)
Board fees	2007					7,383			15,677
	2008							12,000	17,029
RSU(7)	2007	0		0		6,013,062			7,238,569
	2008					7,500,148			9,034,181
SO(7)	2007	0		0		1,046,616			1,259,924
	2008	0		0		1,138,959			1,371,088

(1)	2007 variable compensation was calculated according to AXA principles: in part on the basis of AXA Group results, in another part on the basis of COLISEE RE results and in another part on the basis of individual performance. 2008 variable compensation is calculated according to PARIS RE principles: in part on the basis of PARIS RE Group results and in another part on the basis of individual performance.
(2)	Sign on bonus.
(3)	Long Term Investment Plan (LTIP). The rights acquired by Mr. Gerhardt under the LTIP on December 31, 2005 amounted to the sum of US $7,245,129. This amount was received by the Company as part of the Transfer and was paid to Mr. Gerhardt during the first quarter of 2007. Of the sums received, Mr. Gerhardt reinvested US $5,000,000 in shares of the Company acquired at a price of US $100 per share.
(4)	Special bonuses included notably the final payment on a Long Term Investment Plan (LTIP) put in place before the RSU/Stock-options plan and a transaction bonus relating to the acquisition of the business of COLISEE RE by the Group that was paid by PARIS RE (France) and re-invoiced to AXA group.
(5)	Housing, school allowance, health insurance, business car and moving expense.
(6)	Include advantages in kind (business car, an allowance for disability and death and medical allowance), expatriation bonuses, special retirement plan and school allowance (in favour of one member of the Management Board). The variation between 2007 and 2008 amounts is explained in particular by the decrease of the expatriation bonuses and by the decrease of disability, death and health contributions (absence of special bonuses in 2008).
(7)	Market value (Closing market price of the day of the award). RSU granted within the RSU and stock option Plan.

b) 2006 Management remuneration

•	Short-term employee benefits: remuneration due to members of the Management Board in respect of 2006, including fixed salary, bonuses, directors’ fees and benefits in kind totaled US $8.6 million.

•

Long-term employee benefits: amounts provisioned and recognized by PARIS RE and its subsidiaries for the payment of pensions or retirement benefits to its members of the Management Board totaled US $0.4 million.

•	Equity compensation benefits: the expense booked in 2006 relating to share-based remuneration granted to Management Board members was US $6.4 million.

Note 20. Income tax

2008, 2007 and 2006 Income tax

	12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
US $ thousand
Swiss income tax	(6,030)	(11,840)	0
Current	(5,543)	(12,088)	0
Deferred	(487)	248	0
Non Swiss income tax	3,429	10,803	0
Current	(784)	(36,477)	(72,975)
Deferred	4,213	47,280	15,151
TOTAL INCOME TAX	(2,601)	(1,037)	(57,825)

INCOME TAX BY COUNTRY

a) 2008 Income tax by country

					12 month period ended
December 31, 2008	France	Switzerland	Bermuda	Others	TOTAL
US $ thousand
Net result after tax	(23,221)	(10,061)	13,051	(13,973)	(34,205)
Net result before tax	(26,180)	(4,031)	13,051	(14,444)	(31,604)
Tax and deferred taxes	2,958	(6,030)	—	470	(2,601)
Calculated tax rate	11.30%	(149.57%)	0.00%	3.26%	(8.23%)
Impact of permanent differences	6,054	1,034	—	(733)	6,355
Tax losses not activated(1)	—	4,740	—	4,739	9,479
Tax rate adjustment and other	—	646	—	(368)	278
Total adjusted tax	9,012	390	—	4,108	13,511
Adjusted tax rate	34.4%	9.7%	0.00%	28.4%	42.8%

(1)	Deferred taxes not activated on tax losses coming from holding companies of the Group.

b) 2007 Income tax by country

					12 month period ended
December 31, 2007	France	Switzerland	Bermuda	Others	TOTAL
US $ thousand
Net result after tax	(40,819)	119,924	40,897	(32,964)	87,038
Net result before tax	(54,727)	131,764	40,897	(29,858)	88,075
Tax and deferred taxes	13,909	(11,840)	—	(3,106)	(1,037)
Calculated tax rate	25.41%	8.99%	0.00%	10.40%	1.18%
Impact of permanent differences	5,954	—	—	5,645	11,599
Consolidated accounting entries with no tax entries	(1,027)	(2,186)	—	1,373	(1,840)
Utilization of tax losses(1)	—	2,698	—	—	2,698
Total adjusted tax	18,836	(11,328)	—	3,912	11,420
Adjusted tax rate	34.42%	8.60%	0.00%	13.10%	13.0%

(1)	Deferred taxes not activated on tax losses coming from holding companies of the Group.

c) 2006 Income tax by country

			Period from incorporation to December 31, 2006
December 31, 2006	France	Others	TOTAL
US $ thousand
Net result after tax	352,221	84,792	437,013
Net result before tax	402,363	92,475	494,837
Tax and deferred taxes	(50,142)	(7,683)	(57,825)
Calculated tax rate	12.46%	8.3%	11.69%
Impact of permanent differences	3,222	—	3,222
Consolidated accounting entries with no tax entries	(88,328)	(24,870)	(113,198)
Utilization of tax losses	—	—	—
Others	(3,286)	2,637	(649)
Total adjusted tax	(138,533)	(29,916)	(168,450)
Adjusted tax rate	34.43%	32.35%	34.0%

Note 21.	Off-balance sheet commitments

2007 and 2008 Off-balance sheet commitments

	December 31, 2008		December 31, 2007
	GIVEN	RECEIVED	GIVEN	RECEIVED
US $ thousand
Financing commitments(1)	—	246,886	—	146,394
Pledged assets(2)	13,641	881	13,930	883
Investments pledged	—	—	—	—
Real collateral (received)			—	—
Letters of credit(3)	111,343	194	15,046	—
Foreign currency term operations(4)	77,319	83,757	72,461	65,268
Other derivatives	—	—	—	—
Commitments linked with assets / capital contribution	—	—	—	—
Other off-balance sheet commitments	0	—	1,211	—
Total off balance sheet commitments	202,301	331,717	102,648	212,545

(1)	Financing commitments related to an unused credit facility,
(2)	Guaranteed assets relate to guarantees given to financial institution and cedants,
(3)	Mainly include letters of credit provided the Group to cedants,
(4)	Exchange rate future transactions include off balance sheet commitments (PARIS RE Group) relating to foreign exchange coverage. The net impact of US $6.4 million is shown in Note 13.

Note 22.	2006 to 2008 Related-party transactions

From 2006 to 2008, the PARIS RE Group has unexpired commitments with affiliated parties that were significant for PARIS RE or for one of the affiliated parties as regards their total amount or exceptional as regards their type or their terms and conditions.

22.1 AXA

In connection with the Acquisition, PARIS RE and certain of its affiliates entered into contractual arrangements with COLISEE RE and certain of its affiliates including the Acquisition Agreements described in Note 1.3. In addition the following arrangements were established in connection with the Acquisition:

22.1.1 Run-Off Services and Management Agreement

The reserve guarantee provided by AXA and COLISEE RE is conditioned, among other things, on the guaranteed business, including all related ceded reinsurance, being managed by AXA LM. The rights and obligations of AXA LM with respect to the management of this business are set forth in a run-off services and management agreement among AXA LM, COLISEE RE and PARIS RE (France) (which is referred to herein as the “Run-Off Services and Management Agreement”). Under the Run-Off Services and Management Agreement PARIS RE Group has agreed that AXA LM will manage claims arising from all reinsurance and retrocession contracts subject to the Reserve Agreement, either directly or, for contracts that were issued by certain COLISEE RE entities identified in the agreement, by delegation to certain other specified entities, including PARIS RE (France). This includes contract administration, the administration of ceded reinsurance, claims handling, settlements and business commutations. Although PARIS RE Group has certain consultation rights in connection with the management of the run-off of the contracts subject to the Reserve Agreement, AXA LM does not need to obtain the PARIS RE group prior consent in connection with claims handling and settlements, and no consent is required for business commutations of case reserves not exceeding EUR 100 million in any twelve month period.

22.1.2 Transition Services Agreement and Ongoing Service Agreements with AXA and its Affiliates

Pursuant to the Stock Purchase Agreement, we, COLISÉE RE and PARIS RE (France) entered into a transition services agreement. Under this agreement certain services, not covered in the Run-Off Services and Management Agreement or in the Claims Management and Services Agreement, were to be provided by COLISEE RE and its affiliates to PARIS RE (France) and its affiliates until March 31, 2008, and certain services were to be provided by PARIS RE (France) and its affiliates to COLISEE RE and its affiliates until December 21, 2008. Such services include the provision of information technology services and investment advice services. The purpose of the agreement was to give the parties sufficient time to set up new relationships with third party service providers in respect of services that were provided within the AXA group prior to our acquisition of PARIS RE (France).

In connection with the Acquisition, PARIS RE Group has entered into several ongoing service agreements with affiliates of AXA, including an agreement with AXA Tech for technical services. In addition, we have entered into investment management agreements with affiliates of AXA.

22.1.3 Joint Advisory Committee

In order to monitor the performance of the Acquisition Agreements by PARIS RE (France) and its affiliates, and COLISÉE RE and its affiliates, a joint advisory committee was established pursuant to the Acquisition Agreements. This joint advisory committee consists of six members, three of which are senior representatives of COLISEE RE and AXA LM, and three of which are senior representatives of the Company and PARIS RE (France). The Acquisition Agreements provide for regular meetings of the joint advisory committee on a quarterly basis and for the right by the Company, PARIS RE (France), COLISEE RE and AXA LM to call extraordinary meetings of the joint advisory committee. This joint advisory committee will remain in place for the term of the Acquisition Agreements, unless otherwise agreed by the parties.

22.1.4 Employment Matters

Certain employees of COLISEE RE were not included in the Transfer and instead were transferred to AXA LM to enable AXA LM to fulfill its obligations pursuant to the Acquisition Agreements, including with respect to the Reserve Agreement and the Run-Off Services and Management Agreement.

PARIS RE and COLISEE RE have agreed that, for a two-year period after the Closing Date, and without the prior written consent of the other party:

•	COLISEE RE and its affiliates shall not employ any of the employees that were included in the Transfer; and

•	the Company and our affiliates shall not employ any of AXA LM’s employees except for any person who has not been employed by AXA LM or its affiliates for a period of at least 60 days.

22.1.5 Lease Agreements

On the Closing Date, PARIS RE (France) and COLISEE RE entered into two nine-year commercial lease agreements, pursuant to which PARIS RE (France) is currently renting from COLISEE RE approximately 6,496 square meters of office space located at 39 rue du Colisée and 40/42 rue du Colisée in Paris, France. The annual base rent pursuant to these two agreements is approximately EUR 2.5 million for the first three years and approximately EUR 3.6 million for the rest of the term of the leases. This office space serves as the Paris office of PARIS RE (France).

22.2 Stone Point

Management advisory agreement

The Company entered into a management advisory agreement with Stone Point on April 6, 2006. The term of this agreement, which is governed by the laws of the State of New York, is April 6, 2011.

The services to be provided by Stone Point are of advisory nature and include advice relating to:

•	organization of the Company and its subsidiaries including the preparation of organizational documents and corporate and insurance regulatory filings and approvals;

•	establishing and maintaining banking, consulting, advising and other business relationships for the Company and its subsidiaries;

•	developing an initial business plan of the Company;

•

developing and implementing corporate and business strategy and planning for the Company and its subsidiaries, including plans and programs for improving operating, marketing and financial performance, budgeting of future corporate investments, and business acquisition and divestiture strategies;

•	sourcing senior employees of the Company and its subsidiaries and negotiating employment terms;

•	providing individuals to serve as directors or officers of the Company and its subsidiaries;

•	business and asset valuation and acquisition related advisory services; and

•	structuring of various administrative and other arrangements for the Company and its subsidiaries.

Pursuant to this agreement, the Company (i) paid to Stone Point in January 2007 a management advisory fee of US $15,000,000 in respect of services performed during 2006, and (ii) is obligated to pay to Stone Point US $1,000,000 each year for a five-year period, commencing on the first anniversary of April 6, 2006 in respect of services to be performed during the remainder of the term.

In addition to the aforementioned compensation, the Company agreed to pay or reimburse Stone Point for all reimbursable expenses, which consist of all reasonable disbursement and out-of-pocket expenses incurred by Stone Point or its affiliates for the account of the Company or in connection with the performance by Stone Point of the services contemplated by the agreement.

The Company must indemnify and hold harmless each of Stone Point, its affiliates and shareholders, and their respective Directors, officers, controlling persons from and against any and all claims, liabilities, losses, damages and expenses incurred by them that (A) are related to or arise out of actions taken or omitted to be taken by (i) the Company or (ii) by any of the aforementioned persons with the Company’s consent or in conformity with the Company’s instructions, actions or omissions, or (B) are otherwise related to or arise out of Stone Point’s engagement.

22.3 Trident III L.P. and Trident Professionals Fund L.P.

Trident warrant subscription agreements

On November 8, 2006 and December 6, 2006, the Company and each of Trident and the Trident III Professionals Fund, L.P. entered into warrant subscription agreements.

22.4 Directors and CEO

22.4.1 Hans Peter Gerhardt (Director and CEO)

Mr. Gerhardt benefits from an employment contract related to his function of Chief Executive Officer of the Company.

Upon certain terminations of his employment, Mr. Gerhardt may receive an indemnity from the Company corresponding to twice his base salary prior to the termination, a portion of the bonus of the termination year pro rated for the number of days actually worked during such year and EUR 1,500,000. Under certain conditions, he may also upon the termination of his employment continue to receive his health benefits for a one-year period at the Company’s expense.

Stock options and RSUs granted to Mr. Gerhardt at the effectiveness of his employment contract vest or are exercisable, as the case may be, under the following circumstances and in accordance with the following schedule: (i) if Mr. Gerhardt’s employment contract is terminated without cause or if Mr. Gerhardt terminates his employment contract for cause (including as a result of a material diminution of his duties or responsibilities or status as an officer of the Company, a loss of his title as Chief Executive Officer of the Company, a merger or sale of the Company or a breach by the Company of any material provision of his employment contract), the stock options and RSUs will vest or will be exercisable, as the case may be, pro rata based on the portion of the applicable vesting period elapsed on the date of termination, rounded to the next succeeding full year; (ii) if Mr. Gerhardt is terminated by the Company as a result of any matter relating to Mr. Gerhardt’s employment prior to his employment with COLISEE RE or the Company, the stock options and RSUs will vest or will be exercisable, as the case may be, pro rata based on the number of months in the applicable vesting period elapsed on the date of termination; and (iii) if Mr. Gerhardt is terminated by the Company (or if he loses his office as Chief Executive Officer of the Company) upon the closing of a merger or sale of the Company, all non-vested or unexercised stock options or RSUs will vest or will be exercisable, as the case may be, immediately and, in the case of (i) through (iii) above, the mandatory holding provisions for such stock options and RSUs will be waived.

He may receive under certain conditions pension payments up to an amount of EUR 250,000 per year starting on June 2015 until death. Such maximum pension payment is allocable to Mr. Gerhardt in an amount up to EUR 50,000 per year of beginning 2007 and in the case of Mr. Gerhardt’s early death, half of the pension payments to be allocated will be paid his spouse until her own death or until the twentieth anniversary of Mr. Gerhardt’s death.

Mr. Gerhardt entered into a non-compete provision with the Company ending on the twelve month anniversary of the date of termination of his employment and a non solicitation provision ending on the twenty-four month anniversary of the date of termination of his employment. No compensation is payable by the Company in respect of such non-compete and non solicitation provisions.

22.4.2 Other directors

As of December, 31 2006, 2007, 2008, no director has entered into a services agreement with the Group which includes specific benefits.

The Group has not entered into any pension or similar agreements with any director, except with Mr. Gerhardt.

Note 23.	Net earnings per share

The Company computes net earnings per share and fully diluted net earnings per share as follows:

•	The net earnings per share is calculated on the basis of the average number of shares weighted during the period. This calculation does not take into account RSU, stock options and warrants.

•

The fully diluted net earnings per share is calculated on the basis of the diluted shares outstanding, including stock options, restricted stock units and warrants. The impact of the stock options and warrants on the total number of diluted shares is based on the “in the money” value of theses instruments based on PARIS RE’s common stock price.

		12 month period ended December 31, 2008	12 month period ended December 31, 2007	Period from incorporation to December 31, 2006
US $ thousand
Group net income
Group net income	A	(34,205)	87,038	437,013
Group net income restated to include the impact of dilutive financial instruments	B	(34,205)	87,038	437,013
Equity shares (in thousands of units)
Equity shares (ordinary) weighted at opening		85,557	81,662	0
Equity shares (ordinary) weighted at closing	C	82,703	83,500	2,326
Instruments potentially dilutive
- Restricted Stock Units		209	1,904	—
- Stock options		—	42	—
- Warrants		1,065	1,254	—
Equity shares (ordinary) weighted after impact of the instruments potentially dilutive	D	83,977	86,700	2,326
Net earning per share (in US dollars)
Net earning per share	= A/C	(0.41)	1.04	187.88
Net earning per share diluted	= B/D	(0.41)	1.00	187.88

Note 24.	IFRS Risk disclosures

This note details PARIS RE risks according to IFRS requirements, in particular IFRS 7.

24.1 General framework

Protecting against risk is at the core of the activity and services the company provides as a reinsurer. Therefore, risk culture and management is embedded internally at all levels of the PARIS RE Group. In this area, the main features of the risk management system primarily include corporate governance, a custom designed control structure, sophisticated tools and internal models. Additionally, the regulatory environment in which the company operates sets a global framework that directly influences the structuring of all components.

The Company has implemented an internal control system which has been designed for the preparation of the consolidated financial statements of the Company according to the instructions of the Board of Directors.

24.1.1 Corporate governance

With respect to risk management and as soon as the company was formed, the Board of Directors decided to establish three committees to assist the Board in carrying out its missions of control and supervision.

The principal mission of the Underwriting & Risk Management Committee is to review PARIS RE’s technical risk management processes and procedures. The committee also monitors and controls global underwriting policies and policies governing reinsurance coverage, the delegation of underwriting authority as well as aggregate risk exposure by line of business and by geographic area.

In the same manner, the Finance & Investment Committee assesses financial risk notably by controlling investment policy, asset-liability management and the asset manager selection process.

Lastly, the Audit Committee oversees the integrity of the company’s financial statements and their compliance with legal and regulatory requirements. It also supervises the company’s internal and external auditing and control activities.

In 2007 the Company created a Group Risk Committee in charge of consolidating and directing the management of all forms of risk inherent in the company’s activity as well as in the organization. Permanent members of the committee include the Chief Underwriting Officer, the Chief Financial Officer and the Chief Risk Officer who presently conducts all committee meetings, all three being permanent members. Additional participants occasionally attend depending on the items of business being addressed. Over and above the general aim of fostering a risk management culture within PARIS RE, the primary mission of this committee, based on its use of a structured reporting system, is to establish quantitative criteria for the assessment of risks to which the company is exposed at all levels and to set tolerance limits for each of these risks. By providing a forum for debate between the different operational units obliged to comply with regulations that vary from one country to the next, the Group Risk Committee builds on experience and furthers knowledge of best practices for controlling hazards and risks.

24.1.2 Control organization

PARIS RE has adopted an operational structure based on a two-level control system.

In keeping with common practice, the first control level is exerted by the operational management teams, who are persons responsible for determining the procedures, controls and supervisory measures required to manage, secure and perform their operations efficiently.

The second level of control is exerted by the Division of Enterprise Risk Management and Internal Auditing. This division, whose operational focus embraces all aspects of risk management, comprises a team of eight specialists and is headed by the Chief Risk Officer, who reports directly to the Audit Committee of the PARIS RE Board of Directors.

The role of the division consists of initiating risk management awareness programs and implementing methodologies and tools that enable the company to identify, measure and consolidate the risks to which it is exposed and the measures required to mitigate them.

Additionally, the team works in cooperation with the different entities proposing assistance in the implementation and improvement of internal control-related processes. It also comprises internal auditors whose conclusions and recommendations from their auditing assignments provide the groundwork for action plans aimed at directly improving security or at enhancing the efficiency of operations.

24.1.3 Internal tools and models

PARIS RE continually enhances the methodologies and tools used to quantify and monitor its exposure to risk, especially from a technical perspective.

The tools used to rate and control aggregate risk exposures by line of business and by geographic area are systematically reviewed and upgraded to ensure that they consistently meet the technical requirements of the environment in which the company conducts its business. Regardless of whether they are designed and delivered by external software providers, such as Risk Management Services (RMS) and Applied Insurance Research (AIR), or developed internally, the progressive and prolific use of these tools has enabled the company to maintain and reinforce its underwriting teams’ expertise in these domains.

The Technical Risk Management (TRM) process, used to monitor the company’s exposure to major losses and to measure, on the basis of stochastic simulations, the level of balance and profitability of the business portfolio, or the Economic Capital model, used primarily to optimize allocation of capital to different activities, are both complex integrated tools developed internally by teams of specialists. Regularly upgraded and enhanced in consideration of what is now several years of industry experience, these tools are critical to the effective technical and financial quantification of our activities.

The Division of Enterprise Risk Management and Internal Auditing has set a global methodology used to identify and monitor risks.

The risk typology covers all areas of the company’s activity:

•	production (underwriting, rating, exposure)

•	financial market operations (investment, liquidity, insolvency)

•	technological infrastructure and data processing

•	human resources and outsourcing

•	legal and regulatory compliance

•	business operations (interruption, integrity, reputation).

The quantification of risk includes measurement for financial impact as well as probability of occurrence. Both elements are evaluated based on information provided by the company’s key personnel and officers and are components of a matrix in which risks are positioned for reasons of comparison and identification of the most significant exposures.

Thus, the company can share a common and accurate risk mapping system.

Additionally in 2008, the Division of Enterprise Risk Management and Internal Auditing initiated a multi-year program aimed at building a detailed internal control framework and an updated documentation package on risks and controls relating to all significant processes and within all operational entities of the PARIS RE Group.

Although documentation is a basic requirement, the program includes a testing phase whereby walkthroughs are performed to ensure that day-to-day fieldwork and controls in operational divisions are fully in line with what is required by the documentation. Lastly, all program outputs including both documentation and walkthrough results are submitted to the company statutory auditors for their review and assessment.

24.1.4 Regulatory environment

PARIS RE and all its operational units throughout the world (Switzerland, France, United States, Canada and Singapore) must comply with the laws and regulations of the countries in which they operate. Depending on the country of operation, these provisions may not only involve authorizations to conduct business and the supervision of local activities but also encompass even stricter obligations relating to underwriting commitments or regarding guarantees to prevent financial failure or even total insolvency.

Additionally, PARIS RE Holdings Limited is registered in Switzerland and must comply with Swiss laws as the ultimate parent company of the Group. Additionally, PARIS RE Holdings Limited shares are listed on Euronext Paris and PARIS RE must therefore comply with the related French regulations.

As an example, the internal control program initiated in 2008 and covering the updated documentation of operational controls and subsequent supervision as well as correlated walkthroughs is the cornerstone of the Internal Control system required to ensure reliable monitoring of operations. At the same time, the documentation serves as tangible evidence when demonstrating to the Swiss Authorities the existence of internal control implemented within the Group under the responsibility of Management as required by Swiss law. In addition and in line with this regulation, company statutory auditors must officially certify the existence of such an internal control system for companies requiring compliance once they have conducted all investigations and controls they find appropriate in this regard.

Likewise and as a Swiss regulated company, PARIS RE is subject to the surveillance of the Swiss Financial Market Supervisory Authority (FINMA) and must therefore comply with the related solvency requirements namely Solvency I and, from January 1, 2008, the Swiss Solvency Test (SST).

Whereas Solvency I is a formulae-based requirement comparing the required solvency margin to the available solvency margin, the SST is based on a stochastic internal model and follows a risk- and principles-based approach within an economic and realistic valuation framework. It compares the risk-bearing capital (available capital) with the target capital (required economic capital) on a 1-year horizon. The calculation of the target capital combines insurance, financial and credit risks and is measured through a 99% Tail Value at Risk (i.e. the economic capital needed to cover an average of 1% of the worst economic scenarios). Reinsurance (or retrocession) is taken into full consideration when determining the target capital while counterparty risk is also included in this calculation.

As a compulsory requirement of the FINMA for all reinsurers, PARIS RE uses a proprietary internal integrated risk model to determine the target capital required to bear the risks related to its activity. This internal model is continuously updated to reflect current best practices and will need to be approved by the FINMA, as part of the SST requirements no later than 2010. In 2008, PARIS RE submitted its first SST report to the FINMA which it approved after having conducted an in-depth review.

In 2008, PARIS RE complied with all externally imposed capital requirements to which it was subject in the various countries in which it operated.

Lastly, PARIS RE, represented by its French-based affiliate, welcomes the introduction of Solvency II (the new regulatory project for enhanced insurance solvency rules within the European Union) and moreover encourages the use of risk-management techniques based on economic principles and internal models.

24.2 Reinsurance risks

The primary key risks associated with reinsurance include risks linked to the cyclical nature of the market (external constraint) and underwriting risks (internal management).

24.2.1 Cyclical nature of the market

The insurance and reinsurance industries, particularly the property-casualty market, are cyclical. Historically, operating results of reinsurers have fluctuated significantly because of volatile and sometimes unpredictable developments, many of which are beyond management’s direct control.

These developments mainly include:

•	frequency or severity of both natural and man-made catastrophic events;

•	levels of capacity and demand;

•	price competition;

•	general economic conditions; and

•	changes in legislation, case law and prevailing concepts of liability.

As a result, the reinsurance business historically has been characterized by periods of intense price competition due to excessive underwriting capacity as well as periods when shortages of underwriting capacity permitted attractive premium levels. Demand for reinsurance is significantly influenced by underwriting results of primary insurance companies, knowledge and level of control of underlying exposures as well as by prevailing general economic conditions, in particular the expected performance of the financial markets, all of which affect retention levels of primary insurers and reinsurance premium rates. The supply of reinsurance is also related to prevailing prices, levels of insured losses, the level of surplus and the utilization of the underwriting capacity in the reinsurance industry and the appetite for risk from reinsurers, which in turn fluctuates according to the rates of return on investments being realized in the industry. The availability of alternative forms of reinsurance (for instance securitization) could also influence the pricing of traditional reinsurance products. Cycles by line of business or geographic locations in the reinsurance industry are not necessarily synchronized and the Company expects to continue to experience the effects of the cycles, which could have a material adverse effect on the Group’s financial condition, results of operations or cash flows.

To limit its exposure to these risks, the company must continually remain informed of market developments discernible for the most part during periods of business renewal. Wherever necessary, it must adjust its underwriting policy, either by making the best of the development opportunities offered by the market as they arise, or by voluntarily limiting its underwriting so as to avoid any possible adverse in terms of the prices or the contractual conditions being offered. The company may determine and carry out the required adjustments either on its entire book of business, in certain specific lines of business, in certain territories, or on a combination of the aforementioned. Sufficient diversification of the portfolio, from a geographic perspective or from the perspective of the type of business covered, must enable the company to limit these changes in exposure as well as the overall volatility of its book of business and, as a result, of its activity. Other measures such as the use of retrocession of similar risk transfer agreements enable the company to limit its exposure to reinsurance risk.

24.2.2 Underwriting risks

The key underwriting risks come from the competition on the market (pricing issue), the legal risks linked to the wording of the contracts and the accumulation risks.

The risks of reinsurance are also managed in respect with principles and procedures which are strictly followed. The respect for the annual policies established for each line of business, the control on the accumulations by peril / area, the respect for the underwriting authorizations and the refereeing circuits, audits made at customers site to assess the quality of their process and information transmitted, are many tools which limit the risks of reinsurance related to the underwriting.

24.2.2.1 Pricing risks

This issue deals with the company’s ability to price correctly the contracts and to select them according to their expected profitability. The Company monitors and reacts to the changes in the market and in the general economic environment in which it operates. It uses proprietary pricing tools to obtain the technical price. It also uses catastrophe modeling tools such as the ones provided by AIR (Applied Insurance Research) and RMS (Risk Management Services) to price and to monitor aggregate exposures by geographical zones and by perils.

24.2.2.2 Commitment risks and legal risks

These risks involve the level of individual authority vested in an underwriter and provisions of contracts. Each underwriter receives a delegation of underwriting authority which states the limits of coverage to such underwriter is authorized to commit the company to.

Within the underwriting division a matrix organization on the main lines of business ensures that each significant contract is reviewed by two persons: the underwriter (geographical dimension) and the class manager (second dimension of the matrix). In addition, the legal department provides with contracts guidelines and model clauses in order to mitigate the legal risks linked to the wording of the contracts.

With the technical price and this matrix organization along with the underwriting delegation of authorities, the company enforces a discipline which protects itself against poor quality underwriting and allows it to manage the market cycles.

24.2.2.3 Accumulation risks

As a predominantly property reinsurer, the Company is exposed to the uncertainty surrounding the frequency and severity of claims that relate primarily but not only to property exposures. To mitigate this risk, the company manages a geographical diversification and a precise monitoring of the cumulative exposure by peril and by zone through the Technical Risk Management process in particular. Implemented a decade ago, this process has been continuously improved over the years in order to follow the evolution of the company’s portfolio as well as the regular enhancements of the catastrophe modeling tools such as the ones provided by AIR and RMS.

The cumulative aggregate exposure is a key driver of the underwriting business plan which is prepared once a year to set the guidelines for the underwriting teams.

The control and surveillance of the Business Plan is performed quarterly notably on the basis of a structured and exhaustive activity report provided to the Group Management Board and the Underwriting and Risk Management Committee which reports to the Board of Directors.

The following table splits by business line the net claims reserves (excluding reserves for claims expenses and unexpired risk reserves) as of December 31, 2007 and 2008:

	December 31, 2008%		December 31, 2007%
US $ thousand
Property	752,165	24.7%	945,995	28.5%
Casualty	1,390,783	45.8%	1,522,238	45.9%
Marine, Aviation & Space	288,762	9.5%	339,794	10.2%
Credit / Surety	124,416	4.1%	116,962	3.5%
Life, Accident and Health	81,698	2.7%	70,708	2.1%
Facultative	401,721	13.2%	322,973	9.7%
Total Net Claims reserves	3,039,546	100%	3,318,670	100%

a) 2008 consolidated gross written premiums by line of business and by territory:

The following table shows the 2008 consolidated gross written premiums by line of business and by territory, adjusted for Quota Share Retrocession Agreement:

12 month period ended December 31, 2008	Europe	United States	Asia Oceania Australia New Zealand	Caribbean & Latin America	Canada	Africa Middle East Gulf	Total
US $ million
Property	236	150	90	54	51	28	609
Casualty	43	142	2	1	31	5	222
Marine, Aviation & Space	66	21	8	1	0	6	102
Credit & Surety	95	19	2	1	13	2	131
Facultative	102	37	31	39	6	24	239
Life, Accident & Health	8	4	1	23	0	63	100
TOTAL	550	374	133	118	100	128	1,404
Adjustment of Quota Share Retrocession Agreement							(1)
CONSOLIDATED INCOME STATEMENT—Gross written premiums							1,403

The company carefully manages its net exposures by purchasing retrocessional cover on a quota share and excess-of-loss basis.

b) 2007 Activity by territory and business line

For the purpose of comparison, 2007 figures are shown on a basis to adjust for the Quota Share Retrocession Agreement.

Turnover by territory:

Consolidated gross written premiums by territory is set forth below:

	2007 Year ended	%
US $ million
European Union	581	41%
United States	389	28%
Asia and Oceania (including Australia and New Zealand)	125	9%
Caribbean and Latin America	104	7%
Canada	109	8%
Africa and Middle East Gulf	102	7%
Total Gross premium adjusted	1,411	100%
Adjustment of Quota Share Retrocession Agreement	(134)
CONSOLIDATED INCOME STATEMENT—Gross written premiums	1,277

Turnover by business line:

Consolidated gross written premiums by line of business is set forth below:

	2007 Year ended	%
US $ million
Property	540	38%
Casualty	221	16%
Marine / Aviation / Space	106	8%
Facultative	319	23%
Life / Accident & Health	83	6%
Credit & Surety	141	10%
TOTAL Gross premium adjusted	1,411	100%
Adjustment of Quota Share Retrocession Agreement	(134)
CONSOLIDATED INCOME STATEMENT—Gross written premiums	1,277

c) 2006 Turnover and net income by territory:

The 2006 consolidated turnover (gross written premiums) by territory of cedant company is set forth below:

	Period from incorporation to December 31, 2006%
US $ million
Europe	292	41%
United States	213	30%
Asia and Oceania (including Australia and New Zealand)	64	9%
Caribbean and Latin America	50	7%
Canada	50	7%
Africa and Middle East Gulf	43	6%
Total	711	100%
Adjustment of Reserve Agreement (cf. Note 17)	12	100%
CONSOLIDATED INCOME STATEMENT—Gross written premiums	723

The 2006 net income by country (location of the Group entities) is summarized as follows:

	Period from incorporation to December 31, 2006%
US $ million
France	351	80.4%
Canada	79	18.0%
Asia	34	7.8%
United states	11	2.5%
Switzerland	(2)	(0.6%)
Luxembourg	(2)	(0.4%)
Bermuda	(34)	(7.8%)
Total	437	100.0%

In 2008, the retrocessional program comprised:

•	a 6% Property quota-share treaty provided by a Bermuda-based reinsurer with an AM Best “A” rating,

•	a 24% Property quota-share treaty provided by a Bermuda-based via the Triomphe Re side-car facility, fully collateralized to the benefit of PARIS RE,

•	a series of quota-share and excess of loss treaties covering the Facultative book of business; with a retention level significantly greater than that of 2007 for this business.

In addition to the retrocessional program, the company may in the future make use of other financial instruments to protects its capital, depending on whether pricing conditions are satisfactory.

In 2007, the retrocession program was basically of:

•	a 16.25% property quota share with a Bermuda reinsurer with an A.M. Best rating of “A”,

•	a 24% property quota share with a Bermuda reinsurer by way of a fully collateralized side-car and,

•	various quota shares and excess of loss programs covering the Facultative book of business.

In addition, to retrocession, the Group may also use other capital market instruments for risk management in the future, when the pricing and terms are attractive.

In 2006, there were 3 types of retrocession contracts in force:

•	a 12.5% property quota share placed for 2 years with a Bermuda reinsurer whose A.M. Best rating is A;

•	an excess of loss protection up to US $600 million; and

•	another Excess of loss to supplement the previous one from US $600 million to US $800 million, placed at 76.25%.

24.3 Credit risks

The credit risk of PARIS RE can be split into two major components: the credit risk on the invested assets and the credit risk on the receivables due from ceding companies (mainly risk on premiums) and from retrocessionnaires (mainly risk on claims reimbursement).

24.3.1 Credit risk on invested assets

24.3.1.1 2008 investment policy

Investment guidelines are mandated by the Finance and Investment Committee whose four members are designated by the Board of Directors. This committee issues guidelines to manage the assets. It has at least quarterly meetings and its role is to review the performance and to monitor the risk positioning of the portfolio by amending the guidelines if necessary.

The current guidelines agreed by the Finance and Investment committee for the future are conservative.

The main drivers are:

•	Allocation mainly in bonds since 2008 with an average rating of AA- and duration of 3.5 years aligned with the average duration of claims reserves.

•	Equity allocation portfolio subsequently sold in January, 2008 and no decision taken to this day to reinvest in this class of assets.

•	No real estate directly held, no ABS non guaranteed, no CDO’s, no CLO’s, no high yield investments nor emerging markets exposure.

24.3.1.2 Rating of financial assets

a) 2008 rating of fixed maturity

The following table details fixed maturities (directly held and FWA), by rating and by type of issuers (market value):

Market value of Fixed Maturities, issued by:
December 31, 2008	Governments	% of Total	Agencies	% of Total	Corporate	% of Total	ABS	% of Total	Other	% of Total	Total market value	% of Total
US $ thousand
AAA	978,421	71.3%	927,358	97.0%	363,222	23.2%	99,200	82.1%	—	0.0%	2,368,200	58.7%
AA+	48,812	3.6%	9,553	1.0%	35,482	2.3%	1,280	1.1%	—	0.0%	95,128	2.4%
AA	102,355	7.5%	8,609	0.9%	105,660	6.7%	4,666	3.9%	—	0.0%	221,291	5.5%
AA-	50,884	3.7%	—	0.0%	125,754	8.0%	349	0.3%	—	0.0%	176,987	4.4%
A+	150,684	11.0%	—	0.0%	247,191	15.8%	2,998	2.5%	—	0.0%	400,872	9.9%
A	19,322	1.4%	4,712	0.5%	327,179	20.9%	5,594	4.6%	—	0.0%	356,807	8.8%
A-	17,889	1.3%	—	0.0%	140,623	9.0%	1,503	1.2%	—	0.0%	160,015	4.0%
BBB+	—	0.0%	—	0.0%	111,271	7.1%	3,156	2.6%	—	0.0%	114,428	2.8%
BBB	307	0.0%	—	0.0%	79,454	5.1%	1,375	1.1%	—	0.0%	81,136	2.0%
BBB-	394	0.0%	—	0.0%	20,732	1.3%	—	0.0%	—	0.0%	21,126	0.5%
BB+	—	0.0%	—	0.0%	—	0.0%	110	0.1%	—	0.0%	110	0.0%
B-	—	0.0%	—	0.0%	—	0.0%	561	0.5%	—	0.0%	561	0.0%
Others	2,661	0.2%	6,282	0.7%	11,337	0.7%	61	0.1%	18,345	100.0%	38,686	1.0%
Total	1,371,729	100%	956,513	100%	1,567,906	100%	120,854	100%	18,345	100%	4,035,347	100%

b) 2007 rating of fixed maturity and short term investment available for sale:

December 31, 2007	Market value of directly held assets	% of Total	Market value of Fund Withheld	% of Total	TOTAL	% of Total
US $ thousand
AAA	926,420	53.2%	1,535,276	63.3%	2,461,696	59.1%
AA+	146,809	8.4%	107,286	4.4%	254,095	6.1%
AA	138,409	8.0%	169,828	7.0%	308,237	7.4%
AA-	80,241	4.6%	69,356	2.9%	149,597	3.6%
A+	88,475	5.1%	114,197	4.7%	202,672	4.9%
A	96,885	5.6%	44,579	1.8%	141,464	3.4%
A-	15,556	0.9%	28,775	1.2%	44,331	1.1%
BBB+	38,986	2.2%	14,923	0.6%	53,909	1.3%
BBB	15,014	0.9%	26,781	1.1%	41,795	1.0%
BBB-	14,033	0.8%	3,949	0.2%	17,982	0.4%
BB+	—	0.0%	964	0.0%	964	0.0%
B-	—	0.0%	1,180	0.0%	1,180	0.0%
Others(1)	179,339	10.3%	309,673	12.8%	489,012	11.7%
Total	1,740,167	100%	2,426,767	100%	4,166,934	100%

(1)	Others include US $484 million of short term investments with rating (A-1+) in 2007.

24.3.1.3 Concentration risk

a) 2008 concentration risk

The concentration risk on the invested assets is monitored every quarter. On the fixed maturity portfolio the largest exposure is US treasury bonds, which represents 8% of the fixed maturities portfolio. The next highest exposure is Freddie Mac and Fannie Mae, which represent in aggregate approximately 11% of the fixed maturities portfolio.

b) 2007 concentration risk

The concentration risk on the invested assets is monitored every quarter, on the equity side, the largest accounts for 2.0% of the equity portfolio. On the fixed maturity portfolio the largest exposure is US treasury bonds, which represents 17% of the portfolio. The next highest exposure is Freddie Mac and Fannie Mae, which represent in aggregate approximately 10%. Regarding equities, the detail by sector is as follows:

December 31, 2007	Market value of directly held assets	% of Total	Market value of Funds Withheld	% of Total	TOTAL Market value	% of Total
US $ thousand
Financial institutions	8,221	53.6%	17,382	15.0%	25,603	19.5%
Consumer goods	2,668	17.4%	29,763	25.7%	32,431	24.7%
Energy	353	2.3%	11,955	10.3%	12,308	9.4%
Communication	347	2.3%	11,763	10.1%	12,110	9.2%
Manufacturing / Pharma	169	1.1%	27,694	23.9%	27,863	21.2%
Utilities	—	0.0%	15,065	13.0%	15,065	11.5%
Basic Materials	—	0.0%	—	0.0%	—	0.0%
Technology & Telecom	2,406	15.7%	2,354	2.0%	4,760	3.6%
Other and direct holdings	1,158	7.6%	—	0.0%	1,158	0.9%
TOTAL	15,322	100%	115,976	100%	131,298	100%

24.3.2 Credit risk on receivables

For receivables relating to inward reinsurance operations, PARIS RE considers that this risk is minor because if the cedants do not pay their premiums, coverage may be denied. The main risk concerns receivables relating to outward reinsurance operations.

24.3.2.1 Retrocession policy

Because the company remains liable for its cedants even if it cannot collect from its reinsurers, it must actively manage its reinsurance exposures and generally select retrocessionnaires with a credit rating of “A–” or higher. In certain cases where an otherwise suitable retrocessionnaire has a credit rating lower than “A–”, the company generally requires the posting of collateral, including escrow funds and letters of credit, as a condition to its entering into a retrocession agreement.

The selection of retrocessionnaires follows a precise qualitative and quantitative process, managed by the Company’s Security Committee, and the approval of senior management is required prior to the entering into retrocession agreements.

The company’s retrocession policy is reviewed periodically by Underwriting and Risk Management Committee of the Board of directors.

Uncollectible reinsurance in connection with losses incurred before January 1, 2006 is covered under the reserve agreement with AXA and COLISEE RE.

24.3.2.2 Retrocession accumulation

PARIS RE has a limited bad debt exposure on ceded loss and unearned premium reserve. In 2008, the recoverable amount of US $230 million is principally composed of three highly rated retrocessionnaires: Arch Reins Ltd, rated “A” (both Standard & Poor’s and A.M.Best), Harbor Point Re Ltd rated “A–” by Standard & Poor’s and “A” by A.M. Best, and Triomphe Re, a fully collateralized side-car.

24.3.2.3 Rating of retrocessionnaire

a) 2008 rating of retrocessionnaire

The following table provides a breakdown of ceded technical reserves at risk by A.M. Best rating(1)(2) as of December 31, 2008:

	December 31, 2008	% of total technical reserve ceded
US $ thousand
A++	12,939	7%
A+(1)	10,780	6%
A-	19,068	10%
A(2)	89,579	46%
Collateralized(3)	62,306	32%
Total technical reserves at risk (PARIS RE)	194,672	100%
of which business ceded under AXA RE stamp	(55,282)
recoverables covered by the Reserve Agreement	68,378
Total ceded claims reserves	207,768
Ceded unearned premium reserves	22,599
Total ceded technical reserves	230,367

(1)	Except for Euler Hermes Reinsurance (US $9.5 million) which is rated AA by S&P.
(2)	Except for Nisshin (US $1.7 million) which is rated A by S&P.
(3)	Triomphe Re is a collateralized sidecar with full collateral obligations towards PARIS RE.

A sidecar is a special purpose reinsurance vehicle reinsuring business from PARIS RE via a quota share agreement. The counterparty risk is kept to a minimum because the exposure of the reinsurer is collateralized for the benefit of the cedant (in this case PARIS RE). The collateral consists of highly-rated assets (AA and higher) with a duration based on that of the risks incurred and adapted to the pay-out patterns.

b) 2007 rating of retrocessionnaire

The following table provides a breakdown of ceded technical reserves by A.M. Best rating as of December 31, 2007:

	December 31, 2007	% of total technical reserve ceded
US $ thousand
A++	31,768	25%
A+	49,327	39%
A-	747	1%
A	8,148	6%
bbb(1)	36,230	29%
Total technical reserve ceded	126,219	100%

(1)	Triomphe Re is a collateralized sidecar rated bbb by A.M. Best but with full collateral obligations towards PARIS RE. A ‘sidecar’ is a special purpose reinsurance vehicle reinsuring business from PARIS RE via a quota share agreement. The counterparty risk is kept to a minimum because the exposure of the reinsurer is collateralized for the benefit of the cedant (in this case PARIS RE). The collateral consists of highly-rated assets (AA and better) with a duration based on that of the risks incurred and adapted to the pay-out patterns.

24.4 Market risks

24.4.1 Exchange rate risk

24.4.1.1 Exchange rate risk exposure

PARIS RE receives premiums, pays claims and receives other revenues and expenses in more than 200 currencies. It has a full multi currency accounting system, in which balance sheets and profit and loss accounts are built in these currencies.

The Company’s loss reserves are matched by currency, mitigating potential currency related volatility with respect to the assets corresponding to loss reserves.

The Company has elected to report its results in US dollars and, accordingly, it is the Company’s policy to invest the shareholders’ equity of its major operating subsidiaries (i.e., the Swiss and French subsidiaries) primarily in US dollars in order to minimize currency-related volatility in the Company’s shareholders’ equity account. As these subsidiaries report their results in their local functional currency, this policy results in a degree of volatility to the group’s IFRS income statement.

a) 2008 sensitivity of the financial assets to the exchange rate risk exposure:

The income statement impact is partially offset by a corresponding credit to the Company’s shareholders’ equity.

The following table shows the 2008 balance sheet by currencies:

December 31, 2008	Assets	Liabilities	Shareholders Equity	Net position 2008	Net position 2007
US $ million
US Dollars	3,766	2,244	13	1,509	1,714
Euro	1,496	1,273	343	(120)	31
Canadian Dollars	549	354	10	185	173
Singapore Dollars	308	70	38	200	151
Swiss Francs	13	28	1,768	(1,783)	(2,021)
Other currencies	259	251	0	9	(47)
Total	6,392	4,220	2,172	—	—

As a result of our foreign currency policy matching, it is the Company’s policy to invest the shareholders’ equity of its major operating subsidiaries (i.e., the Swiss and French subsidiaries) primarily in US dollars in order to minimize currency-related volatility in the Company’s shareholders’ equity account. The basket of currency at the end of 2008 was the following:

	USD	EUR	CAD	SGD	Other
2008	85%	(7%)	10%	11%	1%
2007	85%	2%	9%	7%	(2%)

b) 2007 sensitivity of the financial assets to the exchange rate risk exposure:

The table below describes in detail the 2007 sensitivity of financial assets on exchange rate risk. It shows the total impact before tax in shareholders’ equity:

December 31, 2007	Market Value	if $ Var +10%(1)	if $ Var -10%(1)
US $ thousand
Fixed maturities available for sale	3,708,326	3,851,329	3,564,850
Equities available for sale	131,298	144,214	118,382
Short term investment available for sale	458,607	469,833	447,380
Non consolidated investment funds available for sale	370,845	377,316	364,373
Other assets held at fair value	30,926	34,019	27,834
Cash & Other Investments	682,566	724,552	640,595
Total	5,382,570	5,601,264	5,163,413

(1)	The impact would be mainly in income statement.

Assumptions:

1-	All the new investments of PARIS RE Group, including assets held in COLISEE RE’s “Funds Withheld Asset”, were taken into account in the calculation of the sensitivity analysis for the market value.
2-	For new PARIS RE investments in the form of cash, the variation in the fair value is considered nil.
3-	It is considered that there is no correlation between the equity and the bond markets.
4-	For the bond portfolios, sensitivity indicators (duration and convexity) were taken into consideration for each share in order to calculate the variation in fair value.
5-	For each share investment, the variation in fair value was determined on the basis of its beta indicator.

The following table shows the 2007 balance sheet by currencies:

December 31, 2007	Assets	Liabilities	Shareholders Equity	Net position
US $ million
US Dollars	3,932	2,208	10	1,714
Euro	1,631	1,203	398	31
Canadian Dollars	673	470	30	173
Singapore Dollars	290	113	27	151
Swiss Francs	2	13	2,009	(2,021)
Yen	65	17	0	48
Other currencies	273	368	0	(95)
Total	6,866	4,392	2,474	0

24.4.1.2 Sensitivity of the consolidated shareholders’ equities to the exchange rate risk

In 2008:

PARIS RE group companies are exposed in most cases to US dollar variations. Consequently, the analysis of foreign exchange rates sensitivity simulate a 10% decrease in the value of the dollar against the functional currency of each company. The impact of such variations would have generated a loss estimated about US $(152) million in the profit and loss statement (before tax) and an increase in shareholders’ equity estimated about US $49 million, including before tax profit and loss impact.

In 2007:

PARIS RE group companies are exposed in most cases to US dollar variations. Consequently, the analysis of foreign exchange rates sensitivity simulate a 10% decrease in the value of the dollar against the functional currency of each company. The impact of such variations would have generated a loss of US $60 million in the profit and loss statement and an increase in shareholders’ equity of US $150 million.

24.4.2 Interest rate risk

24.4.2.1 Interest risk exposure

As the remaining life portfolio does not have annuity guarantees and the non life reserves are on an undiscounted basis, reserves are essentially not sensitive to interest rate variations. PARIS RE financial account is exposed to interest risk on some financial assets and on the Value Business In force.

24.4.2.2 Sensitivity of the financial assets to the interest rate risk

a) 2008 sensitivity of the financial assets to the interest rate risk:

The table below describes in detail the sensitivity of fixed maturities on interest rate risk, price risk and currency risk.

It shows the total impact before tax in shareholders’ equity:

December 31, 2008	Market Value	Var - 200BP	Var - 100BP	Var + 100BP	Var + 200BP
US $ million
Fixed maturities	4,035	4,327	4,177	3,902	3,778
		7.2%	3.5%	(3.3%)	(6.4%)

b) 2007 sensitivity of the financial assets to the interest rate and price risks:

The table below describes in detail the 2007 sensitivity of financial assets on interest rate risk and price risk. It shows the total impact before tax in shareholders’ equity:

December 31, 2007	Market Value	Var +100BP(1)	Var -100BP(1)	Equity Var -10%(2)	Equity Var -20%(2)
US $ thousand
Fixed maturities available for sale	3,708,327	3,617,640	3,802,465	3,708,327	3,708,327
Equities available for sale	131,298	131,298	131,298	118,506	106,247
Short term investment available for sale	458,607	458,607	458,607	458,607	458,607
Non consolidated investment funds available for sale	370,845	370,845	370,845	361,763	352,740
Other assets held at fair value	30,926	30,926	30,926	30,926	30,926
Cash & Other Investments	682,567	682,572	682,572	682,572	682,572
Total	5,382,570	5,291,888	5,476,713	5,360,701	5,339,419

(1)	The impact would be mainly in shareholders’ equity (OCI) and be accounted in the income statement in case of experiencing a credit event,
(2)	Impact in shareholders’ equity (OCI) except for the values represented by equities which would be impaired and the corresponding charge would be in the income statement,

Assumptions:

1-	All the new investments of PARIS RE Group, including assets held in COLISEE RE’s “Funds Withheld Assets”, were taken into account in the calculation of the sensitivity analysis for the market value.
2-	For new PARIS RE investments in the form of cash, the variation in the fair value is considered nil.
3-	It is considered that there is no correlation between the equity and the bond markets.
4-	For the bond portfolios, sensitivity indicators (duration and convexity) were taken into consideration for each share in order to calculate the variation in fair value.
5-	For each share investment, the variation in fair value was determined on the basis of its beta indicator.

24.4.2.3 Sensitivity of Value Business In Force to the interest rate risk

2007 and 2008 sensitivity of value in force is described in the table below (total impact in shareholders’ equity):

	December 31, 2008			December 31, 2007
	Market Value	Var +100 BP	Var -100 BP	Market Value	Var +100 BP	Var -100 BP
US $ thousand
Reserves discount	191,828	224,417	150,417	249,319	309,242	186,317
Unrealized capital gains/losses purchased	—	—	—	5,004	5,004	5,004
US licenses	7,350	7,350	7,350	7,350	7,350	7,350
Portfolio valuation (VBI)	199,178	231,767	157,767	261,673	321,594	198,669
		16.40%	(20.80%)

2008 assumptions: US licenses are not sensitive to interest rates.

In case of an increase or decrease of the interest rates with + 100 BP or – 100 BP, amortization on VBI would respectively decrease by US $35.346 million or increase by US $44.715 million.

2007 assumptions:

1-	It is considered that there is no correlation between the VBI and the equity markets.
2-	US licenses are not sensitive to interest rates.
3-	Unrealized capital gains/losses are not sensitive to interest rates because they are fixed at the purchase date.

In case of an increase or decrease of the exchange rates with + 100 BP or – 100 BP, amortization on VBI would respectively decrease by US $55.744 million or increase by US $58.605 million.

24.5 Liquidity risks

In the insurance and reinsurance industries, liquidity generally relates to the ability of an enterprise to generate adequate amounts of cash from its normal operations, including from its investments portfolio, in order to meet its financial commitments, which are principally obligations under its reinsurance contracts.

Liquidity risk is also a risk with which the company is faced. Short-term financial obligations must be met, some assets may not be readily sold quickly or, in some specific cases (decline in prices, limited volume of trading, etc.) the company may be obliged to sell a portion of its assets at a loss.

Limiting liquidity risk therefore requires sufficient control, over the short or long term and on a quantitative basis, of cash receivable (premiums received, receivable financial income, recoveries, asset sales, receivables from investments, etc.) and debts payable (claims payments, cost of retrocession, financial charges, etc.).

PARIS RE faces two different issues:

•	The cash management and the liquidity of the Funds Withheld Asset.

Paris Re has chosen a cash-flow matching approach to build the asset portfolio: the expected annual liquidity needed to pay the claim is expected to be met by the maturity of bonds for the same claims amount.

•	The ongoing business of PARIS RE.

PARIS RE has a liquid, highly rated, short duration bond portfolio to provide adequate liquidity. The average duration is targeted 2.5 – 3.5 years in 2008.

24.5.1 Technical reserve calculation

Technical reserves recorded under liabilities represent debts related to reinsurance contracts and comprise the major portion of PARIS RE’s other forms of liability. Estimating and monitoring their volume and frequency over the long term is vital to the task of limiting liquidity risk. Over and above the risk of liquidity, the uncertainty associated with estimating these debts comprises an important operational risk that may impinge upon performance in future financial years if adjustments should be required.

The Reserve Agreement entered into with AXA and COLISEE RE at the time of the formation of PARIS RE guarantees, for reserves related to losses incurred prior to 1 January 2006, that AXA will provide payment for variations in reserves recorded at 31 December 2005. Consequently, the risk of inaccurate assessment of loss development is therefore only applicable to losses incurring after 1 January 2006. At 31 December 2008, reserves relating to these losses amounted to US $1,322 million.

24.5.1.1 Calculation and accounting of technical reserve

There is an element of uncertainty associated with determining the level of technical reserves to be booked at year end. This uncertainty is essentially due to the fact that an extended period of time may elapse from the moment that a loss occurs until it is reported to the insurer and then ultimately to the reinsurer. Depending on the type of reinsurance contract, the loss may be reported as an individual loss or included in a general account which is reported at intervals that are defined on the basis of the terms and conditions of a contractual agreement. Additionally, depending on the form of risk covered, an additional waiting period may be required between the time that the loss is identified and the time that its ultimate cost is known and settled. PARIS RE therefore establishes reserves for losses that are incurred but not reported (IBNR) or incurred but not enough reserved (IBNER). For the sake of simplicity, the term IBNR is used to mean both IBNR and IBNER at PARIS RE. In its approach, PARIS RE estimates these amounts on a “best estimate” basis in an unbiased manner that is not overly conservative nor overly optimistic.

To estimate the level of unpaid claims reserves, the actuarial teams at PARIS RE utilize traditional proven actuarial approaches such as the “Chain Ladder” and “Bornhütter-Ferguson” methods. These actuarial methods are based, in particular, on the analysis of historical loss development and actuarial trends in loss experience. Special attention is given to the loss development patterns communicated by the cedent, as well as to the frequency of claims payments. These methods are used in combination with information from portfolio pricing tools, from the results of existing loss reports formulated by underwriting specialists and from the administration of claims for which the impact has not as yet been recorded in the accounting databases. The compiling and analysis of all this information enables our actuaries to determine their best estimate as efficiently as possible. In particular and for more recent years, the changes in reinsurance rates, established on the basis of information communicated by the underwriting department, play an important role.

24.5.1.2 Consumption tests

Consumption testing consists of comparing an amount recorded within a given period with the amount of reserves booked for the previous balance sheet period. This comparison may be performed for several different accounting items: written premiums, commissions, claims paid, variations in losses incurred. The comparison provides an indication of the pertinence of claims reserves estimated in respect of the previous balance sheet and also provides decision making support when establishing a new estimate of the required level of reserves. For the interim closings (March, June and September) the assessment of the loss development triangles is rendered inaccurate by the fact that the last diagonal is incomplete. Consumption testing is therefore highly essential at the time of these closings.

24.5.1.3 Loss development table

The following template shows the development of net cumulative losses by underwriting year as of December 31, 2008:

December 31, 2008	2003 AND PRIOR YEARS	2004	2005	2006	2007	2008	TOTAL
	UNDERWRITING YEARS
US $ million
Estimate of cumulative claims(1)
At end of underwriting year		973	1,384	685	702	902
1 year later		1,006	1,283	672	736
2 years later		995	1,224	633
3 years later		983	1,218
4 years later		968
Estimate of cumulative claims at December 31, 2008		968	1,218	633	736	902
Cumulative payments at December 31, 2008		762	805	368	314	77
Unpaid cumulative claims as at December 31, 2008		206	412	265	421	825
Estimate of claims occurring on or after January 1, 2009(2)		0	1	5	16	270
Claims reserves as at December 31, 2008	1,190	205	412	260	406	556	3,028
Other portfolios: Claims reserves as at December 31, 2008(3)							11
Unearned Premiums reserves, Unexpired Risks reserves and Unallocated Loss Adjustment Expenses reserves							511
All portfolios-Net technical reserves as at December 31, 2008							3,551

(1)	Claims include Allocated Loss Adjustment Expenses (ALAE).
(2)	Claims deemed to be covered by the Unearned Premium Reserve as at December 31, 2008.
(3)	Life, Accident & Health business underwritten in 2005 and prior years periods.

PARIS RE is not exposed to accident years prior to 2006 as a consequence of the reserve agreement concluded with AXA and COLISEE RE.

The following template shows the development of net cumulative losses by underwriting year as of December 31, 2007:

December 31, 2007	2002 and prior years	2003	2004	2005	2006	2007	TOTAL
	UNDERWRITING YEARS
US $ million
Estimate of cumulative claims(1)
At end of underwriting year		873	992	1,430	720	743
1 year later		818	1,022	1,333	709
2 years later		744	1,011	1,273
3 years later		706	998
4 years later		732
Estimate of cumulative claims at December 31, 2007		732	998	1,273	709	743
Cumulative payments at December 31, 2007		525	739	744	267	59
Unpaid cumulative claims as at December 31, 2007		207	260	530	441	684
Estimate of claims occurring on or after January 1, 2008(2)		1	2	4	13	251
Claims reserves as at December 31, 2007	1,452	206	257	526	428	433	3,301
Other portfolios: Claims reserves as at December 31, 2007(3)							18
Unearned Premiums reserves and Unallocated Loss Adjustment Expenses reserves							536
All portfolios-Net technical reserves as at December 31, 2007							3,855

(1)	Claims include Allocated Loss Adjustment Expenses (ALAE),
(2)	Claims deemed to be covered by the Unearned Premium Reserve as of December 31, 2007,
(3)	Life, Accident & Health business underwritten in 2005 and prior years periods.

24.5.2 Asset-liability management risks

24.5.2.1 Strategy of Asset-liability management

Asset liability management seeks to match our assets with our liabilities in terms of duration and currency.

Over the past several years, movements in both short and long term interest rates have affected the level and timing of recognition of gains and losses on securities held by PARIS RE, as evidenced by the changes in realized and unrealized investment gains and losses. Generally, a sustained period of lower interest rates will reduce the investment income yield of the bond portfolio over time, as higher yield investments mature, are called or sold and proceeds are reinvested at lower rates. However, declining interest rates will generally increase unrealized gains, as well as realized gains to the extent securities are sold, on significant portions of the investment portfolio.

Conversely, rising interest rates should over time increase investment income but reduce the market value of the existing bond portfolio.

PARIS RE’s policy to mitigate this risk is to match the duration of the bond portfolio with the corresponding liabilities. PARIS RE has models which take into account projections of technical cash flows with assumptions for new business and payment pattern of the claim reserves. The Company tends to hold fixed maturity securities with the same duration to match these projected liabilities. Fixed securities are often held until maturity, even though some negotiations are made by the asset managers within the framework of their contractual obligations to follow market developments and to ensure the active monitoring of the portfolio.

The occurrence of large claims is unpredictable and so is the pattern of payment of large claims. As a result, PARIS RE has a portion of short and medium term bonds in order to meet liquidity requirements.

24.5.2.2 Average duration of the technical reserves

For the part of the reserves whose risk is supported by PARIS RE, an estimate of the 2007 and 2008 patterns of the future payments were calculated and summarized in the following tables. It corresponds to a mean duration of approximately two years, with an underlying assumption of payments made at mid year.

December 31, 2008 (% of current reserves)	N + 1	N + 2	N + 3	N + 4	N + 5	N + 6	N + 7	N + 8	N + 9	N + 10 and years following
Yearly	39%	23%	12%	8%	5%	3%	2%	2%	2%	3%
Cumulative	39%	62%	75%	82%	88%	91%	93%	95%	97%	100%

December 31, 2007 (% of current reserves)	N + 1	N + 2	N + 3	N + 4	N + 5	N + 6	N + 7	N + 8	N + 9	N + 10
Yearly	45%	25%	11%	6%	4%	3%	2%	1%	1%	1%
Cumulative	45%	70%	81%	87%	91%	94%	96%	97%	99%	100%

24.5.2.3 Invested financial asset by currency

a) 2008 invested financial asset by currency

According to IAS 14.69.b requirements, the following table details 2008 invested assets at market value by main currency:

	USD Market Value	%	EUR Market Value	%	CAD Market Value	%	SGD Market Value	%	Others Market Value	%	Total Market Value	%
US $ thousand
Fixed maturities issued by Governments	535,092	17.7%	304,016	30.8%	319,516	70.7%	169,455	63.4%	43,651	27.4%	1,371,730	28.0%
Fixed maturities issued by Agencies	836,204	27.6%	81,875	8.3%	—	0.0%	35,308	13.2%	3,125	2.0%	956,513	19.5%
Fixed maturities Issued by Corporate	1,083,835	35.8%	372,944	37.8%	82,541	18.3%	27,671	10.3%	915	0.6%	1,567,906	32.0%
Mortgage and Asset-Backed Securities	119,540	3.9%	—	0.0%	—	0.0%	1,313	0.5%	0	0.0%	120,853	2.5%
Fixed maturities from other issuers	18,345	0.6%	—	0.0%	—	0.0%	—	0.0%	—	0.0%	18,345	0.4%
Fixed maturities available for sale	2,593,017	85.6%	758,835	76.8%	402,056	89.0%	233,747	87.4%	47,691	30.0%	4,035,347	82.5%
Cash and cash equivalents	415,395	13.7%	56,075	5.7%	15,799	3.5%	33,430	12.5%	103,828	65.3%	624,527	12.8%
Other financial investments	19,558	0.6%	172,864	17.5%	34,074	7.5%	245	0.1%	7,584	4.8%	234,325	4.8%
Total assets invested	3,027,970	100%	987,774	100%	451,929	100%	267,422	100%	159,103	100%	4,894,199	100%
% of total invested assets	62%		20%		9%		5%		3%		100%

b) 2007 invested financial asset by currency

The following table details 2007 invested assets at market value by main currency:

	USD Market Value	%	EUR Market Value	%	CAD Market Value	%	SGD Market Value	%	Others Market Value	%	Total Market Value	%
US $ thousand
Fixed maturities available for sale	2,273,542	71.1%	607,308	51.4%	538,633	96.4%	193,199	77.8%	95,644	48.9%	3,708,326	68.9%
Short term investment available for sale	353,427	11.1%	104,939	8.9%	—	0.0%	—	0.0%	241	0.1%	458,607	8.5%
Equities available for sale	2,135	0.1%	114,269	9.7%	—	0.0%	14,811	6.0%	83	0.0%	131,298	2.4%
Non consolidated investment funds available for sale	306,061	9.6%	31,979	2.7%	—	0.0%	—	0.0%	32,806	16.8%	370,846	6.9%
Other assets held at fair value	—	0.0%	30,926	2.6%	—	0.0%	—	0.0%	—	0.0%	30,926	0.6%
Cash and cash equivalents	262,785	8.2%	292,455	24.7%	19,953	3.6%	40,457	16.3%	66,916	34.2%	682,566	12.7%
Total assets invested	3,197,950	100%	1,181,876	100%	558,586	100%	248,467	100%	195,690	100%	5,382,570	100%
% of total invested assets	59%		22%		10%		5%		4%		100%

Note 25. 2008 Subsequent events

•	Losses

In 2009, PARIS RE experienced:

•	Klaus, a Windstorm, that occurred in January 24, 2009, a major loss in Europe: the company’s exposure related to Klaus is estimated at US $19.4 million net impact(1).

•	One large loss: Victorian bushfires, (Australia, on February 7, 2009) for a US $6.8 million net impact.

The valuation of major losses includes a significant degree of estimation. It was considered by PARIS RE that this assessment was based on reasonable scenarios and is within the acceptable range of estimates.

•	Subordinated debt

Due to unfavorable market conditions, the Company has decided not to issue subordinated debt or hybrid securities at the present time.

•	Distribution of capital

An Extraordinary General Meeting of PARIS RE Holdings Limited shareholders held on February 24, 2009 in Zug, Switzerland, approved the distribution of capital to shareholders of CHF 172.87 million or CHF 2.02 per share (representing approximately US $150 million or US $1.75 per share). This return of capital was completed to be on May 4, 2009 following the close of the Euronext market in Swiss francs by way of a reduction of nominal value of the Company’s shares. The payment to shareholders will be made in Swiss francs from May 5, 2009.

•	Internal reorganization

PARIS RE pursues its reorganization:

•

On April 24, 2009, PARIS RE Acquisition France has been merged with PARIS RE Holdings France pursuant to Article L236.-1 of the French “Code de Commerce” as simplified merger. PARIS RE Holdings France held 100% PARIS RE Acquisition shares. PARIS RE Acquisition France’s Assets and liabilities has been transferred to PARIS RE Holdings France retroactively on January 1st, 2009 at net book value. The merger has no effect on the consolidated financial statements.

(1)	Net impact = pre tax net of reinsurance and reinstatement premiums

•

Sale of CGRM head office in Monaco. In connection with the planned dissolution of PARIS RE’s subsidiary in Monaco, the Company has sold its office on May the 4th. The company has generated a gain net of tax of approximately EUR 3.2 million which will be accounted for during the second quarter.

•	The liquidation of PARIS RE Luxembourg was effective in 2009 second quarter. This liquidation has limited effect on the 2009 second quarter Financial statement.

•	Registration of PARIS RE Insurance Company in 2009 second quarter.

•	PartnerRe combination agreement

PARIS RE announced that it entered into a combination agreement with PartnerReLtd., (“PartnerRe”), a global multi-line re-insurer, according to which PartnerRe intends to acquire in a multi-step transaction all the outstanding securities of PARIS RE.

In the first step of the transaction, which is expected to close in the fourth quarter of 2009, PartnerRe, which recently acquired approximately 6% of PARIS RE’s outstanding common shares, will cause a wholly owned Swiss-domiciled subsidiary formed for the purpose of the transaction to acquire the shares held by several significant shareholders (investment entities associated with Stone Point Capital, Hellman & Friedman, Vestar Capital Partners, Crestview Partners, New Mountain and Caisse de Dépôt et Placement du Québec) representing approximately 57% of PARIS RE’s outstanding common shares.

Promptly upon completion of the block purchase, PartnerRe intends to commence a voluntary public exchange offer on all the outstanding shares of PARIS RE not then owned by PartnerRe. The voluntary exchange offer is expected to close in the first quarter of 2010. Once PartnerRe attains 90% ownership, it intends to acquire any remaining shares through a compulsory merger under Swiss law.

The consideration per share of PARIS RE in the block purchase, the subsequent exchange offer and the merger will be 0.3 PartnerRe common share, subject to adjustment up or down if the parties’ relative tangible book values diverge significantly prior to the closing of the block purchase. In addition, the number of PartnerRe shares payable for each PARIS RE share in the exchange offer and the merger will be adjusted upwards to account for any dividends declared on the PartnerRe common shares having a record date following the closing of the block purchase and prior to the settlement of the exchange offer.

PARIS RE convened an extraordinary shareholder meeting in August to request that shareholders vote upon the appointment of new directors upon closing of the block purchase, removal of the provision in its articles of incorporation that imposes the filing of a cash tender offer by any entity which acquires more than one third of the voting rights and approval by way of a capital reduction of an extraordinary cash distribution to all of its shareholders immediately prior to the closing of the block purchase. The sellers in the block purchase have agreed to vote in favor of such resolutions. The distribution will amount to the CHF equivalent of up to US $3.85 per common share.

The multi-step transaction values PARIS RE at approximately US $2 billion.

The contemplated transaction is subject to, among other things, PartnerRe shareholders approving the issuance of new shares to be given as consideration to PARIS RE shareholders, obtaining relevant regulatory and anti-trust approvals and the listing of PartnerRe shares on Euronext Paris.

PARIS RE HOLDINGS LIMITED

Review report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of June 30, 2009 and

the related consolidated statement of income,

Shareholders’ equity and cash flows for the six month

period ended June 30, 2009 and 2008

M A Z A R S

61, RUE HENRI REGNAULT - 92400 COURBEVOIE

TÉL : +33 (0) 1 49 97 60 00 - FAX : +33 (0) 1 49 97 60 01

PARIS RE Holdings Limited	Review report of Independent Registered Public Accounting Firm

Consolidated Balance Sheet as of June 30, 2009 and the related consolidated statements of income, Shareholders’ equity and cash flows for the six month periods ended June 30, 2009 and 2008	To the Board of Directors of PARIS RE Holdings Limited

We have reviewed the accompanying consolidated balance sheet of
PARIS RE Holdings Limited and its subsidiaries (the “Company”) as of June 30,
2009 and the related consolidated statements of income, Shareholders’ equity and cash flows for the six-month periods ended June 30, 2009 and 2008. These interim financial statements are the responsibility of the Company’s management.

We conducted our review in accordance with the standards of the Public
Company Accounting Oversight Board (United States). A review of interim financial information consists of principally applying analytical procedures and making inquiries of persons responsible for financial and accounting matters. It is substantially less in scope than an audit conducted in accordance with the standards of the Public Company Accounting Oversight Board (United States),
the objective of which is the expression of an opinion regarding the financial statements taken as a whole. Accordingly, we do not express such an opinion.

Based on our review, we are not aware of any material modifications that should be made to such financial statements for them to be in conformity with
International Financial Reporting Standards (IFRS) as issued by the International
Accounting Standards Board. Without qualifying our opinion, we draw attention to note 2.1 to the financial statements describing the impact of IFRS 8
“Operating segments” adoption.

We have previously audited, in accordance with standards of the Public
Company Accounting Oversight Board (United States), the consolidated balance sheet of the Company as of December 31, 2008, and the related statements of operations, stockholders’ equity and cash flows for the year then ended (not presented herein); and in our report dated August 5, 2009, we expressed an unqualified opinion. In our opinion, the information set forth in the accompanying balance sheet as of December 31, 2008 is fairly stated, in all material respects, in relation to the balance sheet from which it has been derived.

Courbevoie, August 10, 2009

	MAZARS	/s/ Jean-Claude Pauly Jean-Claude Pauly Partner

Consolidated balance sheet-Assets

ASSETS	Note	June 30, 2009	December 31, 2008
US $ thousand
Intangible assets
Value of Business in Force (VBI)		179,651	199,178
Other intangible assets		18,540	25,764
TOTAL INTANGIBLE ASSETS	4	198,192	224,942
Invested Assets
Financial invested assets
Funds Withheld Asset (FWA)	5.1	2,315,896	2,472,837
Directly held assets	5.2	2,624,903	2,202,580
Loans	5.2	5,001	4,359
TOTAL FINANCIAL INVESTED ASSETS		4,945,800	4,679,776
CEDED TECHNICAL RESERVES	9	285,301	230,367
DEFERRED TAX ASSETS	6	3,534	18,825
Other assets
Fixed assets		2,763	3,601
Receivables arising from reinsurance operations	7.1	198,282	151,484
Reserve agreement	12	27,445	39,621
Other operating receivables	7.2	19,690	58,460
Technical accruals—assets	7.3	891,669	603,916
TOTAL OTHER ASSETS		1,139,849	857,082
CASH AND CASH EQUIVALENTS		237,870	380,690
TOTAL ASSETS		6,810,547	6,391,681

Consolidated balance sheet-Liabilities

LIABILITIES	Note	June 30, 2009	December 31, 2008
US $ thousand
SHAREHOLDERS’ EQUITY
Capital and capital in excess of nominal value	8.1	1,181,114	1,317,236
Retained earnings and other reserves		636,436	658,483
Currency translation reserves		220,038	230,245
Consolidated result		120,984	(34,205)
TOTAL SHAREHOLDERS’ EQUITY	8.3	2,158,572	2,171,759
Liabilities relating to reinsurance and investment contracts
Gross technical reserves	9	4,125,794	3,781,353
Foreign Exchange natural hedging	10	0	6,439
TOTAL LIABILITIES RELATING TO REINSURANCE AND INVESTMENT CONTRACTS		4,125,794	3,787,792
PROVISIONS FOR RISKS AND CHARGES		11,430	11,947
DEFERRED TAX LIABILITIES	6	87,410	92,498
Other liabilities
Payables relating to reinsurance operations	11.1	169,699	130,106
Reserve agreement	12	103,708	109,552
Payables—current tax position		14,755	8,761
Other operating payables	11.2	56,018	50,637
Technical accruals—liabilities	11.3	83,162	28,630
TOTAL OTHER PAYABLES		427,342	327,686
TOTAL LIABILITIES		6,810,547	6,391,681

Consolidated income statement

	Note	6 months
		June 30, 2009	June 30, 2008
US $ thousand
Gross written premiums		956,684	1,096,148
Total Premium Revenues		956,684	1,096,148
Premiums ceded		(140,312)	(176,977)
Net written premiums		816,372	919,171
Net variation in unearned premium reserves		(238,306)	(327,352)
Net earned premiums		578,066	591,820
Claims net of retrocession		(381,271)	(352,087)
of which claims paid net of retrocession		(385,243)	(532,467)
of which claims reserves variation net of retrocession		3,972	180,380
Commissions and brokerage net of retrocession		(97,672)	(103,882)
Net underwriting income	13	99,123	135,851
Net investment income		87,272	129,452
Net capital gains and losses		(2,127)	576
Valuation of derivative instruments		6,120	4,316
Variations in investment impairment	5.2	(38)	—
Exchange rate impact		43,546	(149,581)
Financial results—other		(343)	(900)
Net financial income excluding debt expense		134,430	(16,138)
Net financial income including debt expense	14	134,430	(16,138)
General expenses		(63,069)	(80,726)
Net income before amortization of intangibles		170,484	38,988
Amortization of intangibles		(29,049)	(49,336)
Net income (loss) before tax		141,435	(10,348)
Income tax	15	(20,452)	(15,247)
TOTAL NET INCOME (LOSS)		120,984	(25,596)
Earnings (loss) per share (US $)	16	1.50	(0.30)
Diluted earnings (loss) per share (US $)	16	1.47	(0.29)

Consolidated Statement of Comprehensive Income

	6 months
	June 30, 2009	June 30, 2008
US $ thousand
Net income of the period	120,984	(25,596)
Reserves relating to changes in fair value through shareholders’ equity(1)	12,063	(14,132)
Translation reserves	(10,207)	178,017
Net gains and losses recognized directly through shareholders’ equity	1,856	163,885
Total recognized income and expense for the period	122,840	138,289

(1)	Related revaluation of available for sale assets (AFS).

Statement of comprehensive income Pension impact amounts to USD 0.4 million as at June 30, 2009 and is classified in consolidated reserves.

The two charts “Change in shareholders’ equity” and “Change in Other Comprehensive Income” are presented in Note 8.

Consolidated cash flow statement

	6 months
	June 30, 2009	June 30, 2008
US $ thousand
Net profit (loss)	120,984	(25,596)
Adjustments:
Depreciation and provisions	29,113	48,605
Change in reinsurance technical reserves	238,936	151,580
Fair value gains—losses	(36,895)	3,295
Profit / loss on disposal	158,899	3,473
Revenues & expenses with no effect on cash flow(1)	(48,929)	156,938
Income tax	20,452	15,247
Effect of changes in working capital	(110,323)	(38,404)
Effect of changes of current account—Quota share COLISEE RE (formerly named AXA RE)	103,217	234,863
Tax paid	24,563	21,378
Cash flows from operating activities	500,017	571,380
Effect of changes in group structure	—	13,448
Purchase and sale of intangible and tangible assets	(618)	(589)
Purchase of financial invested assets	(861,300)	(972,914)
Sale of financial invested assets	351,126	836,778
Cash flows used in investing activities	(510,793)	(123,277)
Repayment of capital(2)	(151,452)	—
Treasury shares	8,302	(49,983)
RSU and stocks options	7,028	14,125
Cash flows used in financing activities	(136,122)	(35,858)
Effects of exchange rate changes	4,076	2,649
(Decrease) increase in cash and cash equivalents	(142,820)	414,895
Cash position at opening	380,690	451,594
Cash position at closing	237,870	866,489
Variation of cash	(142,820)	414,895

(1)	Mainly exchange rate impact in local accounts.
(2)	For June 30, 2009, this amount corresponds to the repayment of capital of CHF172.87 million approved on February 24, 2009 and paid on May 5, 2009.

Notes to the consolidated financial statements

PARIS RE subsequently refers to PARIS RE Holdings Limited.

Note	1. Key events of the year

1.1 2008 and 2009 losses

In 2009, PARIS RE experienced:

•	Klaus, a Windstorm, that occurred in January 2009, a major loss in Europe: the company’s exposure related to Klaus is estimated at US $18.6 million net impact (1).

•	One large loss: Victorian bushfires, (Australia, on February 7, 2009) for a US $6.8 million net impact.

The valuation of major losses includes a significant degree of estimation. It was considered by PARIS RE that this assessment was based on reasonable scenarios and is within the acceptable range of estimates.

Update of the 2008 major loss:

•

Hurricane Ike, a major loss in USA which occurred in September 2008: the net impact of this event, estimated at US $130 million as at December 31, 2008, has decreased to US $116 million as at June 30, 2009. The variance between those two periods is due to cedants’ information received.

1.2 Financial crisis

PARIS RE maintains a conservative investment portfolio including financial assets directly held for US $2,868 million (fair value) and financial assets of Funds Withheld Asset for US $2,316 million (historical cost), see Note 2.6.

The portfolio includes 87% bonds, 7% cash and 6% other investment types. The group has no exposure to structured financial products such as CDO and CLO, and has limited exposure to ABS assets (total Market value US $107 million as at June 30, 2009, see Note 5.3).

On a US $5.2 billion book value portfolio, the group has recorded over the first half year an impairment of US $11.5 million (including a US $0.5 million impact on currency translation), of which US $5.4 million related to ABS.

The net unrealized gains as of June 30, 2009 amounts to US $80.9 million, of which US $24.1 million was on FWA (see Note 5.1) and US $56.8 million on directly held assets (see Note 5.2).

The 2009 first half year investment income was US $87.3 million. The investment portfolio annualized return rate is 3.64% (including capital gains and impairment) and 3.57% (excluding capital gain).

1.3 PARIS RE Holdings Ltd capital repayment

On February 24, 2009, an Extraordinary General Meeting of PARIS RE Holdings Ltd shareholders held in Zug approved all the proposals of the Board of Directors, including a distribution of capital to shareholders of CHF172.87 million or CHF2.02 per share (representing approximately US $150 million or US $1.76 per share) by the way of par value reduction. This capital repayment has been paid on May 5, 2009.

Note	2. Accounting principles and methods applied

2.1 Applicable standards

The PARIS RE consolidated financial statements have been prepared in accordance with International Financial Reporting Standards (IFRS) of IASB and the interpretations of IFRIC effective at June 30, 2009.

(1)	Net impact = pre tax net of reinsurance and reinstatement premiums.

The Group’s interim consolidated financial statements at June 30, 2009 were prepared in compliance with IFRS standards according to IAS 34—Interim Financial Reporting. Regarding the content of its interim financial statements, the Group uses the option to disclose a selection of explanatory notes alongside the mandatory summary statements.

The following accounting standards, amendments and interpretations have been effective at January,1 2009:

•	IFRS 8, Operating segments.

•	Revised IAS 1, Presentation of financial statements.

•	Amendment to IAS 23, Borrowing costs.

•	Amendment to IFRS 2, Share-Based payment, makes vesting contingent on service conditions and performance conditions only.

•	Amendment to IAS 32, Financial instruments presentation and to IAS 1 Presentation of financial statements—Puttable shares and obligations arising only on liquidation.

•	Improvements to IFRS published on May 22, 2008 comprise non-urgent, minor amendments to standards.

•	IFRIC 13, Customer loyalty programmes.

•	IFRIC 15, Agreement for the construction of real estate

•	IFRIC 16, Hedges of a net investment in a Foreign operation.

Revised IAS 23, amendments to IFRS 2, IAS 32 and IFRIC 13, IFRIC 15 and IFRIC 16 Interpretations do not apply to PARIS RE operations.

IFRS 8, Operating segments, led PARIS RE to disclose additional information in its notes to financial statements. IFRS 8 requires that the amount of each segment item reported shall be the measure reported to management for the purposes of making decisions about allocating resources to the segment and assessing its performance.

Under the previous applicable standard IAS 14, PARIS RE analyzed that 2 segments were to be reported in its segment analysis namely “life” and “non life” segments. Because Life segment was not material the company did not provide before 2009 any specific segment reporting.

In accordance with the management approach required by IFRS 8 PARIS RE enhanced its reporting to segments as follows:

•

Property: reinsurance coverage for physical damages caused by fire and related perils such as explosion, lightning, storm, flood, earthquake and terrorism, as well as coverage for business interruption and loss of rent as a result of those perils.

•	Casualty: reinsurance coverage for motor risks, medical malpractice, general liability and professional liability as well as workers compensation.

•	Marine/Aviation/Space: Our marine, aviation and space, or MAS, line of business provides reinsurance coverage for insurance companies writing in the marine, aviation and space lines.

•

Credit/Surety: reinsurance of Credit and Surety Insurance contracts. Credit insurance protects the seller against the risk of non-payment and customer insolvency and surety insurance relates primarily to completion bonds, performance bonds and other forms of security written but specialized surety insurers.

•

Facultative: Our facultative line of business provides property facultative reinsurance, energy onshore and offshore coverage as well as credit and surety, weather-related products and sports, leisure and entertainment coverage and is managed separately from the other lines of business.

•	Life/accident and health: coverage of exposures on an individual basis as well as group coverage written by primary insurers.

PARIS RE also early adopted the amendment to IFRS 8 according to which an entity reports balance sheet element for reportable segments only if that information is regularly provided to the chief operating decision maker which is not the case for PARIS RE. This amendment has been issued by the IASB in April 2009 as part of the improvements to IFRS.

IFRS 8 does not have any material impact on the PARIS RE financial result and position but leads to additional disclosure shown in Note 13 including a breakdown of the net underwriting income and reconciliation to the net income.

PARIS RE already elected to adopt the SORIE method to disclose changes in equity. PARIS RE elected to display its statement of comprehensive income in two separate statements: an income statement and a second statement beginning with profit or loss and displaying components of other comprehensive income (SORIE). This disclosure is consistent with IAS 1 revised.

The interim consolidated financial statements do not include any impacts from standards and interpretations which were adopted during the period, for which the application is not mandatory as at June 30, 2009 except the amendment to IFRS 8 as described above. Their potential impacts are currently under review by management.

The principal standards used by PARIS RE include IFRS 2, IFRS 3, IFRS 4, IFRS 7, IFRS 8, IAS 21, IAS 32, IAS 34 and IAS 39.

The preparation of consolidated financial statements in conformity with IFRS requires that certain figures included in the statements and appended notes be calculated on the basis of estimates. Thus, an element of judgment is required when applying the accounting principles described below.

2.2 Scope of consolidation

2.2.1 Consolidation methods applied

Subsidiaries are companies controlled by PARIS RE. They are fully consolidated from the date on which control was transferred to PARIS RE. Control is presumed to exist when PARIS RE directly or indirectly holds at least 50% of the voting rights. The existence and effect of potential voting rights that are currently exercisable or convertible have also been considered when assessing whether PARIS RE controls another entity.

Companies in which PARIS RE exercises significant long-term influence (i.e. affiliated companies) are consolidated using the equity method. Significant influence is presumed when PARIS RE directly or indirectly holds 20% or more of the voting rights or when significant influence is exercised through an agreement with other shareholders. As of June 30, 2009, PARIS RE did not own any affiliates consolidated under the equity method.

Although PARIS RE Risc Limited and PARIS RE Finance GIE are wholly-owned subsidiaries, these companies are not consolidated as their consolidation would not materially change the company’s premium income, its net financial position or the net income of the Group. These subsidiaries are classified as investments.

Under IFRS, PARIS RE consolidates mutual funds when its share of ownership exceeds 20%. As of June 30, 2009 PARIS RE did not own 20% or more of any mutual fund.

2.2.2 Intercompany reconciliation and elimination

Intercompany operations and balances are eliminated at the consolidated level.

2.3 Business combinations

2.3.1 Date of business combinations

A business combination is recorded on the date on which PARIS RE effectively obtains control of the business acquired. This date can differ from the date on which the related purchase agreement is signed.

2.3.2 Valuation of assets acquired, liabilities assumed and contingent liabilities

Upon the first consolidation of an acquired company, the identifiable assets, liabilities and contingent liabilities of the acquired company are recorded at their estimated fair value, pursuant to IFRS 3.

Other intangible assets, such as trademarks, licenses and customer relationships are recognized if they can be valued reliably and if it is probable that future economic benefits attributable to the assets will flow to the entity.

The cost of an acquisition is evaluated at the fair value of the assets received, equity instruments issued and liabilities incurred or assumed at the date of exchange.

2.3.3 Goodwill

Goodwill is recognized by the acquirer as an asset at the acquisition date. Goodwill is calculated initially as the excess of the cost of acquisition over the acquirer’s share of the net fair value of the identifiable assets, liabilities and contingent liabilities.

Goodwill is subject to at least one annual impairment test. In order to perform the related impairment test, all goodwill amounts must, from the acquisition date, be allocated to a cash generating unit.

In order to determine if an impairment exists, the carrying amount is compared to the recoverable amount which is defined as the higher of the fair value less selling costs and the value in use (calculated based on future cash flow). If one of these two amounts exceeds the carrying amount, then the goodwill is not impaired.

If the cost of acquisition is less than the net fair value of the assets, liabilities and contingent liabilities acquired, the difference is recognized directly in the income statement as negative goodwill.

No goodwill is recognized at the end of June 30, 2009.

2.4 Conversion of financial statements

PARIS RE has elected to use the US dollar as the reporting currency for its consolidated financial statements, in accordance with IAS 21.

The consolidated accounts are presented in thousand of US dollars (except opposite mention expressly indicated). These amounts were rounded off. Differences related to the roundness can also exist for the percentages.

The functional currency is determined at the entity level, depending on the primary economic environment in which the entity operates.

2.4.1 Foreign Currency translations in local accounts

Transactions conducted in foreign currencies (currencies other than the functional currency) are converted into the functional currency at the exchange rate at the date of the transaction. For practical reasons, the period average exchange rate is used.

At each closing date, the entity converts the foreign currency elements of its balance sheet into the functional currency, using the following methods:

	Classification	Foreign Exchange rate	Impacts	Examples
Monetary items	Any	Closing rate	P&L	Bonds, receivables, technical reserves
Non-monetary items at fair value	Available for Sale (OCI)(1)	Rate on the date of fair value assessment	Equity	Listed shares
	Available for Sale (P&L)(2)	Rate on the date of fair value assessment	P&L	Fair value option
Non-monetary items at cost	Any	Not revaluated	—	Value business in force, operating real estate

(1)	Available for sale with variation of fair value through other comprehensive income.
(2)	Available for sale with variation of fair value through profit and loss income.

The following table sets forth the US dollar average and closing exchange rates as of June 30, 2009 for the principal currencies affecting the Group’s operations:

	6 months		12 months
	June 30, 2009		December 31, 2008
	Average rate	Closing rate	Average rate	Closing rate
Swiss Franc	0.876	0.926	0.927	0.937
Canadian dollar	0.817	0.868	0.959	0.819
Singaporean dollar	0.668	0.691	0.710	0.694
Euro	1.323	1.413	1.480	1.392

2.4.2 Conversion of financial statements of a foreign affiliate

Where the functional currency of a PARIS RE affiliate is not the same as the reporting currency, the consolidated balance sheet of such entity is converted using the closing date exchange rate while the income statement is converted using the average exchange rate for the period. Exchange rate differences are recorded as variations in shareholders’ equity on the line item “Currency translation reserve.”

2.4.3 Foreign Branches

The branches within the Group follow the same currency translation guidelines as those for affiliates. The impact of foreign exchange gains or losses on shareholders’ equity is recorded in the consolidated conversion reserves. This also applies to the regulatory portion of the current accounts of the branch office.

The exchange difference on the portion of the current account in excess of the regulatory portion is recorded in net income.

2.5 Valuation of fixed and intangible assets

2.5.1 Intangible assets and Value Business In Force

For PARIS RE, intangible assets mainly include assets (e.g., renewal rights and customer relationships) called “Value Business In Force” recognized as a result of business combinations.

A part of these assets relates to the revaluation of technical reserves transferred to the company in connection with the Acquisition. These reserves have been reassessed to reflect the fact that they are held on an undiscounted basis under IFRS, whereas the accounting for the Acquisition (purchase GAAP) requires that such reserves be accounted for at their fair value. Because these reserves are guaranteed by AXA and COLISEE RE, their fair value was assessed at their discounted value. The resulting write-up of intangibles represents the difference between the undiscounted reserves and the discounted reserves based on:

(i)	a discount rate between 3.5% - 5%, according to the currency

(ii)	the anticipated payout pattern of such reserves

The investment portfolio also includes unrealized capital gains held in the Funds Withheld Asset account at December 31, 2005 and acquired in connection with the Acquisition. These assets have a finite useful life and are amortized over their estimated life using an actuarial or straight-line method. This part of intangible asset is fully amortized as at June 30, 2009.

“Value Business In force” undergo an annual impairment test based on the Liability Adequacy Test (LAT). (see Note 2.8.3)

The company also has an intangible asset arising from the revaluation at market value of the 49 US insurance licenses held by PARIS RE America.

2.5.2 Other fixed and intangible assets

The other intangible assets mainly include software systems amortized over a period of one to five years. The tangible fixed assets are amortized over a duration established in accordance with international tax and accounting guidelines.

2.6 Financial assets

Depending on the intention and ability to hold the invested assets, PARIS RE classifies its financial assets into the following categories:

•	assets held to maturity (HTM) accounted for at amortized cost;

•	loans & receivables (including unquoted debt instruments) accounted for at amortized cost

•	trading assets by nature and equivalent assets (designated on option) accounted for at fair value, with changes in fair value through profit or loss;

•	assets available for sale (AFS) accounted for at fair value with changes in fair value reflected in shareholders’ equity

Sales and purchases of assets are recognized in the accounts at the trade date. Depending on the initial classification, assets are assessed on the basis of the asset category to which they belong in accordance with the characteristics described in the table below.

Accounting
Available for sale through OCI	Variation of fair value through equity (OCI) and adjusted for impairment
Fair value through P&L	Variation of fair value through P&L
Held to maturity	Amortized cost adjusted for impairment
Loans and receivables

On June 30, 2009, PARIS RE’s invested assets are reflected in the available for sale category (AFS).

PARIS RE elected not to use the amendment to IAS 39 enabling reclassifications from AFS OCI to Loans.

VALUATION

The detail of financial assets classified according to the criteria and method of valuation is described below. Some specific financial assets have been reclassified in medium or low liquidity market in respect of the financial crisis:

Characteristics	Type of financial assets	Fair value of direct assets	Historical cost of assets in the FWA	TOTAL	%
US $ million
Active market(1)	Government bonds	816.7	860.6	1,677.4	37.0%
	Agency bonds	463.9	294.9	758.8	16.8%
	SUB TOTAL	1,280.7	1,155.5	2,436.2	53.8%
Technical valuation using observable inputs / markets with medium liquidity(2)	Corporate bonds with medium liquidity	1,023.6	712.9	1,736.5	38.4%
	Government bonds with medium liquidity	4.3	0.0	4.3	0.1%
	SUB TOTAL	1,027.9	712.9	1,740.8	38.5%
Technical valuation using non observable inputs / Market with low or no liquidity(3)	Corporate bonds with low liquidity	160.8	25.3	186.0	4.1%
	Other bonds with low liquidity	0.0	18.1	18.1	0.4%
	ABS	88.6	19.0	107.5	2.4%
	Non quoted funds, equities, bonds and real estate funds	21.7	15.3	37.1	0.8%
	Non consolidated affiliates	1.6	0.0	1.6	0.0%
	SUB TOTAL	272.7	77.7	350.4	7.7%
TOTAL		2,581.3	1,946.2	4,527.5	100%
Other financial assets(4)		286.5	369.7	656.2
TOTAL FINANCIAL ASSETS		2,867.8	2,315.9	5,183.7

(1)	An active market is a market in which there is a significant volume of trades and in which financial assets are traded over the counter, electronically traded, daily priced from external pricing vendors or priced by brokers.
(2)	The medium liquidity market is a less active market.
(3)	The low liquidity market is a market in which the volume of trades is limited.
(4)	Other financial assets include cash, cash equivalent, other assets of FWA, loans, and deposits.

Non consolidated shares are valued on the basis of their net asset value.

Quotes available on the market are used for Government and corporate bonds while ABS are fair valued upon external valuation. Such valuations are challenged by the company which analyzes the expected cash flows on case by case basis.

ASSETS AVAILABLE FOR SALE

Unrealized gains and losses resulting from fair value fluctuations in non-hedged assets are accounted for directly in shareholders’ equity, with the exception of unrealized exchange rate gains and losses on monetary assets which are recognized pursuant to IAS 21:

•	in net income for the exchange difference applicable to the amortized cost of the asset, and

•	in shareholders’ equity for the remaining foreign exchange difference.

Exchange gains and losses on non-monetary financial assets recorded at fair value are recognized in shareholders’ equity.

CASH AND CASH EQUIVALENTS

In accordance with IAS 7, financial instruments classified as Cash Equivalents are short-term, highly liquid investments that are readily convertible to known amounts of cash and which are subject to an insignificant risk of changes in value.

As of June 30, 2009, cash equivalents recorded on the balance sheet include mutual funds, cash deposits, and some short term deposits with term less than or equal to 3 months.

INVESTMENT REVENUE RECOGNITION

Dividends on equity instruments are recognized when reported.

Interest income on bonds and other monetary instruments are recognized using the effective interest method.

IMPAIRMENT OF FINANCIAL ASSETS

Where there is objective evidence that a financial asset is impaired, the amount of the cumulative loss is recognized in profit and loss.

Impairment tests are performed at each close. The indicators that could lead to an asset or class of asset depreciation are the followings:

•	significant financial difficulty of the issuer;

•	the risk of non-performance of a contract due to non-payment or to a delay in the payment of principal or of interest;

•	the lender, for economic or legal reasons, grants a concession it would not otherwise grant;

•	the risk of bankruptcy or of financial restructuring of the issuer;

•	the risk of deterioration of equity markets following financial crisis;

•

the existence of objective data indicating a measurable decrease in the estimated future cash flow of the financial asset, or an adverse development of the payment status of borrowers indicating the risk of asset default; or

•	a significant or continuous decline in fair value below its amortized cost.

The amount of loss in value must be analyzed per asset category line by line as indicated in the following table:

Nature		General comments	Other
Available for sale (OCI)	Equity	Impairment criteria: - loss > 20%, or - loss for a period more than 6 consecutive months.	Irreversible
Fixed maturity

Fixed maturity are impaired in case of credit event.

Criteria allowing to detect a credit event:

-        BIG (Below investment grade), investment for which the rating is < BBB:

Individual assessment of unrealized losses:

•   loss for a period more than 12 months,

or

•   loss for a period more than 6 months and > 20% at closing.

-        IG (Investment grade), investment for which the rating is ≥ BBB:

Individual assessment of unrealized losses:

•   loss for a period more than 6 months and > 20% (but less than 50%) at closing

or

•   loss > 50% at closing.

In case where credit risk can be covered:

no impairment

Reversible
	Debt	Risk of recoverability on the total amount due by the issuer	Reversible
Loans		Based on actualized future cash flow	Reversible
Fair value through P&L	AFS P&L	Not applicable

METHODOLOGY OF IMPAIRMENT FOR ASSETS BACKED SECURITIES (ABS) PORTFOLIO

In light of the Sub-prime crisis, PARIS RE implemented a specific reserving methodology for its ABS portfolio. This methodology is based on an analysis in accordance with the following criteria:

•	If unrealized losses are superior to 50%: PARIS RE will report an impairment charge in the income statement which corresponds to 100% of the unrealized losses;

•

If unrealized losses are superior to 20% and less than 50%: PARIS RE will report an impairment charge in the income statement which corresponds to 100% of the unrealized loss when two of the three below criteria are met:

•	consistent unrealized loss for a period of six consecutive months and greater than 20% at the date of the closing,

•	a rating of less than A-,

•	a solvency ratio below 100% (where the value of the underlying collateral less the delinquency rate falls below 100%).

2.7 Financial liabilities, derivatives and hedging instruments

2.7.1 Financial liabilities

In accordance with IFRS and with the exception of debt arising from reinsurance operations, debts are classified as follows: financial debt, debt instruments and other debt. Debt is accounted at its amortized cost.

There were no debt securities or other debt in the consolidated financial statements of PARIS RE as at June 30, 2009.

2.7.2 Derivative and hedging instruments

Derivative instruments are recorded at cost in the balance sheet, at the fair value of the commitment given or received. If fair value is zero, no entry is booked. Transaction costs are recorded as expenses as they are deemed not significant for PARIS RE.

At each closing date, derivatives are assessed at fair value. The accounting method is determined depending on whether or not the derivative instrument is designated as a hedging instrument. The type of hedging is determined according to the terms and conditions described below.

PURE DERIVATIVE INSTRUMENTS

Whenever the Group has not designated a derivative instrument as a hedging instrument, the profits and losses resulting from changes in the instrument’s fair value are recorded in the income statement for the period during which they are generated. In this case, it is called a natural hedge.

HEDGING INSTRUMENTS

A hedging instrument is a designated derivative instrument or, in the case of a single foreign currency hedge, a non-derivative designated asset or liability where the fair value or the resulting cash flow offsets variations in the fair value or in the resulting cash flow of the hedged item.

In the event that an instrument is classified as a cash flow hedging instrument, the variation in fair value is recorded as shareholders’ equity until the underlying cash flow amount is recorded in the income statement. At this date, the value recorded in equity capital is then reclassified in the income statement.

PARIS RE did not have any hedging instruments designated as such in its financial statements ending June 30, 2009.

EMBEDDED DERIVATIVES

An embedded derivative is a component of a hybrid instrument that also includes a non-derivative host contract with the effect that some of the cash flows of the combined instrument vary in a way similar to a stand-alone derivative.

In accordance with IAS 39 related to financial instruments valuation and accounting, an embedded derivative must be separated from the host contract and accounted for as a derivative (at fair value with variation recorded in profit & loss) under the following conditions:

•	the economic characteristics and risks of the embedded derivative are not closely related to the economic characteristics and risks of the host contract;

•	a separate instrument with the same terms as the embedded derivative would meet the definition of a derivative; and

•	the hybrid (combined) instrument is not measured at fair value, any change in fair value being recognized in profit or loss.

There are currently no embedded derivatives that PARIS RE should record separately from the host contract, either in assets or in liabilities.

2.8 Accounting principles and methods specific to reinsurance operations

2.8.1 Classification and recognition of reinsurance contracts (IFRS 4)

The inward or outward reinsurance contracts of the Group may be subject to different IFRS accounting rules depending on whether they are classified as insurance contracts according to IFRS 4 or as financial contracts according to IAS 39.

Inward and outward reinsurance contracts which include a significant risk transfer are classified as insurance contracts according to IFRS 4 and accounted for in accordance with this rule.

In the event that inward or outward transactions do not transfer a significant amount of risk, they are accounted for in accordance with IAS 39. In accordance with IAS 39, gross premiums are no longer reported as premium revenues, and technical reserves and deferred acquisition costs included in the balance sheet are reclassified as financial assets or liabilities as a deposit under the line items “Financial contracts assets” and “Financial contracts liabilities” on the balance sheet.

PARIS RE has accounted its reinsurance treaties according to IFRS 4, based on assessment that all of its treaties included significant risk transfer.

2.8.2 Accounting principles applicable to reinsurance contracts

The Company’s consolidated financial statements have been prepared in accordance with IFRS principles.

Preparation of the consolidated financial statements in conformity with IFRS requires management to make estimates and assumptions that affect reported and disclosed amounts of assets and liabilities, as well as disclosure of contingent assets and liabilities at the balance sheet date and the reported amounts of revenues and expenses during the reporting period.

Management believes the items that require the most subjective and complex estimates are:

(1)	recognition of premiums; and

(2)	reserves for losses and loss adjustment expenses.

Management believes these accounting policies are critical to the Company’s operations as the application of these policies requires management to make significant judgments.

REVENUE RECOGNITION AND REINSURANCE EXPENSES

Accounts of ceding companies are recognized upon receipt. At closing, if all bordereaux have not been received, forecasted amounts are used to value reinsurance commitments not yet recorded.

PREMIUM RECOGNITION

Reinsurance premium is written on an excess of loss or a proportional basis. Reinsurance contracts are generally written prior to the time the underlying direct policies are written by assignors and accordingly assignors must estimate premiums when purchasing reinsurance coverage.

For excess of loss contracts, the deposit premium is defined in the contract, mainly as “minimum and deposit” premium. The initial deposit premium is based on the ceding company’s estimated premiums, and this estimate is the amount recorded as written premium in the period the risk incepts. In most of cases, these contracts are adjustable at the end of the contract period. Subsequent adjustments, based on reports by the ceding companies of actual premium, are recorded for each contract in the period these adjustments are determined, which typically takes place within six months to one year after the expiration of the contract.

For proportional contracts, an estimate of written premium is recorded in the period in which the risk incepts. At the inception of the contract, the ceding company estimates how much premium it expects to write during the year. As for non proportional contracts, the estimate of reinsurance premium is based on information provided by ceding companies and management’s judgment. Subsequent adjustments are recorded when the actual premium is reported by the ceding company. Ceding companies typically report this information on a three to six month lag and actual cessions may be significantly different from the original estimate.

The Group evaluates the appropriateness of these premium estimates based on the latest information available, which includes actual premium reported to date, the latest premium estimates as provided by assignors and brokers, historical experience, management’s professional judgment based on information obtained during the underwriting renewal process, as well as continuing assessment of relevant economic conditions. The written premium recorded, estimated by the Actuarial department, results from the Group assumptions of the ultimate premium amount. As actual premium amounts are communicated by ceding companies, initial estimates are updated. Adjustments to premium estimates are recorded in the period in which they become known. They might be significant compared to original premium estimates and may significantly affect earnings in the period they are determined.

TECHNICAL RESERVES

In conformity with current regulations and consistent with previous financial years, technical reserves are recorded in the balance sheet as gross amounts under liabilities and as retroceded amounts under assets.

Unearned premium reserves

There is a distinction between:

•

reserves for unearned premiums, consisting of the portion of premiums related to future risk coverage for the period beginning on the balance sheet date and ending on the following expiration date of the contract (or the time limit stipulated in the contract); and

•	the unexpired risk provision covering the portion of claims and claims expenses that exceeds the fraction of premiums booked net of deferred acquisition costs.

Unearned premiums reserves must also be presented gross of deferred acquisition costs and, consequently, the latter are recorded as assets.

Unexpired risk provisions are not included in the claims reserves. In consideration of the impact of the economic crisis on the coverage, on credit risk in particular, reserves have been recorded for US $5.4 million.

Reserves for losses

There can be a significant time lag between the event, the reporting from the original claimant to the primary insurer, to the reinsurance broker in the case where the business has not been written directly, and then to the reinsurer. To take into account an event that can result in losses at closing, the company has to estimate losses prior having received all available information related to claims. Reserves for losses that cover expected underwriting losses are estimated for a part on information received from ceding companies and for a part on internal estimates. Internal estimates cover events known but not reported, or IBNR (incurred but not reported). Reserves for losses are estimated on the basis of historical data and present trends in loss experience, taking into consideration the rates of settlement for accounts from all lines of business. The level of this provision also takes into consideration factors such as inflation and applicable regulations. These estimates and judgments are based on numerous factors and may be revised as additional experience or other data becomes available.

Further uncertainties are introduced by the fact that the Company must often rely on loss information reported to brokers by primary insurers who must estimate their own losses at the policy level, often based on incomplete information.

The information received varies from a ceding to another and may include paid claims, estimated case reserves and estimated provisions for late claim (IBNR). Additionally, reserving practices and the quality of data reported varies among ceding companies which adds further uncertainty to the estimation of the ultimate losses.

Because of the degree of reliance that is necessarily placed on ceding companies for claims reporting, the associated time lag, the low frequency and high severity nature of much of the business underwritten by PARIS RE, and the varying reserving practices among ceding companies, reserve estimates are highly dependent on management’s judgment and therefore remain uncertain.

Loss expense reserves

Loss expense reserves cover all expenses related to the administration of reinsurance claims. In particular, loss adjustment reserves cover expenses for incurred and unpaid claims. Loss expense reserves take into account the different phases of claims administration (opening of the file, technical monitoring, and payment of the claim) and are calculated on the basis of analytical aggregates for each line of business.

COMMISSIONS ON UNEARNED PREMIUMS

Deferred acquisition costs for property and casualty contracts that are recorded as assets in the balance sheet correspond to the portion of expenses relating to unearned premiums. Those acquisition costs that may not be recovered are immediately recorded as expenses in net income.

Deferred acquisition costs on life and non-life contracts are recorded in the balance sheet under accrued income.

EMBEDDED DERIVATIVES

Under IFRS 4 related to insurance contracts, embedded derivatives are separated from their host contract and carried at fair value if they are not closely related to the host insurance contract or do not meet the definition of an insurance contract.

Embedded derivatives corresponding to the definition of an insurance contract are not separated.

At June 30, 2009 PARIS RE did not identify any material embedded derivative that should be accounted for separately from the host contract, either in assets or in liabilities.

2.8.3 Liability adequacy test

As required by IFRS 4, a liability adequacy test is performed in each consolidated entity in order to assess the adequacy of the reinsurance liabilities net of related Deferred Acquisition Costs and Value of Business in Force at such date.

The test considers best estimates of all contractual free cash flows, and of related cash-flows such as claim handling costs, and takes into account investment yields relating to assets backing these contracts. Current exchange rates are used for contracts written in foreign exchange currencies and a margin for risks (insurance risk, asset return risk, inflation risk, etc.) associated with the contracts is also considered. If the test shows that the net liability is inadequate, the entire deficiency is recognized in profit and loss for the amount of the deficiency.

As at June 30, 2009, this test concluded that net liabilities were adequate.

2.9 Provisions for risks and charges

2.9.1 Employees benefits

RETIREMENT BENEFITS

PARIS RE provides retirement benefits for its employees in accordance with legislation and practices in each country in which it operates. In certain countries employees receive supplementary retirement benefits in the form of an annual annuity or in a lump sum. The main country involved is France.

Benefits are afforded to PARIS RE Group employees either in the form of a defined contribution plan or in the form of a defined benefit plan. The defined contribution plan is characterized by payments to institutions thereby freeing the employer of future financial obligations. Consequently, once payments have been made, no liabilities or commitments are reported in the consolidated financial statements with the exception of the cost of contributions due to institutions. Defined benefit plans involve the distribution, by the company to the employee, of a lump sum upon retirement. The amount of payment is calculated using several factors such as the employee’s age, years of service and average salary.

Retirement commitments recorded under liabilities relating to defined benefit plans correspond to the difference between the projected benefit obligations at closing less, if applicable, the fair value of the corresponding invested plan assets after adjustment for any unrecognized losses or gains and service costs.

The projected benefit obligation (PBO) is calculated each year by actuaries using quantitative methodology. Projected benefit obligation is calculated on the basis of long-term projections (salary increase rate, inflation rate, mortality, turnover, pension indexation and remaining service lifetime).

Actuarial gains and losses resulting from adjustments linked to experience and the effects of changes in actuarial assumptions are accounted for in shareholders’ equity (SORIE option).

Past service costs generated at the adoption or modification of a defined benefit plan are immediately recognized as an expense on a straight-line basis over the average period until the benefits have become vested. In the event that benefit rights are acquired at the adoption of a plan or at the time of its modification, past service costs are immediately recognized as an expense.

2.9.2 Other provisions for risk and charges

Reserves are recorded in the accounts when PARIS RE has a current obligation (legal or implicit) resulting from a past event, when it is likely that economic resources will need to be deployed to meet the obligation and when the amount of the obligation may be reliably estimated.

2.10 Share-based compensation plans

PARIS RE’s share based compensation plans are estimated at fair value at the grant date, and the expense is accrued in the income statement over the vesting period. An industry standard option pricing model is utilized to calculate the fair value of options at the date of attribution.

Vesting conditions, other than market conditions, are taken into account at each closing date by adjusting the number of equity instruments included in the measurement of the transaction amount, and can lead to a subsequent adjustment of the expense.

2.11 Segment information

According to IFRS 8, a new standard applicable from January 1st, 2009 regarding operating segments reporting, the premiums and net underwriting income are detailed by line of business in the Note 13.

The reinsurance business result is not homogeneously spread over the year but is rather subject to important seasonality:

•	The Premiums are recognized when they are written. They are generally earned using straight-line and prorata temporis rules.

•	By contrast, large and major losses usually occur during hurricane season, primarily between July to October for US exposures.

2.12 Other information

2.12.1 Expenses

The income statement shows net underwriting income prior to the recording of general expenses. Claims expenses, internal acquisition costs, investment management costs and administration expenses are recorded under “General expenses”.

2.12.2 Taxes

Current income tax are recorded in earnings on the basis of amounts estimated to be payable or recoverable as a result of taxable operations for the current year based on the relevant local tax regulation.

Deferred income tax assets and liabilities emerge from temporary differences between accounting and fiscal values of assets and liabilities and from net operating losses carried forward, if any. Deferred tax assets are recognized to the extent that it is probable that future taxable profit will be available against which the temporary differences can be used. Conversely, valuation allowances are recorded for deferred tax assets that are not expected to be recovered.

A French tax integration was implemented in 2006 between PARIS RE Holdings France and PARIS RE Acquisition France. PARIS RE SA has joined the tax group since 2007.

2.12.3 Reinsurance recoverable bad debt

In 2009, PARIS RE has enhanced its credit control process, updating the credit control policy, reinforcing credit collection and implementing a new depreciation methodology. The group reviews at each period end the collection ability of its insurance business debtors. The bad debt estimate is based on an aging balance and debtor risk profile. The risk profile is rated from 1 to 7 (from a solvent company to a company in liquidation). The bad debt allocation varies depending on the ageing report. It remains fairly limited and therefore has no significant impact on the half-year 2009 result.

2.12.4 Treasury shares

In the event that an entity of the group should repurchase PARIS RE stock, the related treasury stocks will offset shareholders’ equity.

No profit or loss must be recognized in the income statement at the time of the purchase, the sale, the emission or the cancellation of instruments of shareholders’ equity of the entity.

Such treasury shares can be acquired and held by the entity or by any other member of the consolidated group. The amount received or paid is recorded directly in shareholders’ equity.

PARIS RE Group has acquired in the first half year 31,103 shares and owns as at June 30, 2009, 4,952,912 shares, and the total cost for the period is US $8,302 thousands (see Note 8.3).

Note 3.	Scope of consolidation

The legal name of the parent company of the Group is “PARIS RE Holdings Limited,” a Swiss stock corporation (Aktiengesellschaft), which is governed by Swiss law.

The Company is registered with the Commercial Register of the Canton of Zug, Switzerland (the “Register”) with registration number CH-170.3.030.730-9. The address of the registered office is Poststrasse 30, 6300 Zug, Switzerland.

The following sets forth the consolidated entities within the Group:

(1)	Branch office of PARIS RE.
(2)	PARIS RE Risc Ltd. is not consolidated because the impact of its consolidation would not be material.
(3)	PARIS RE Finance GIE is not consolidated because the impact of its consolidation would not be material.

The scope of consolidation on June 30, 2009 is as follows:

Company	Footnote	Country	% of control in 2009	% of interest in 2009	Consolidation Method	% of control in 2008	% of interest in 2008	Consolidation Method
PARIS RE Holdings Ltd.		Switzerland	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Switzerland AG		Switzerland	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Luxembourg, Sarl	(1)	Luxembourg	—	—	—	100.0	100.0	Global
PARIS RE Holdings France SA		France	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Acquisition France SAS	(2)	France	—	—	—	100.0	100.0	Global
PARIS RE SA	(3)	France	100.0	100.0	Global	100.0	100.0	Global
Compagnie Générale de Réassurance de Monte Carlo (CGRM) SA	(4)	Monaco	—	—	—	100.0	100.0	Global
PARIS RE America Insurance Company		USA	100.0	100.0	Global	100.0	100.0	Global
PARIS RE Asia Pacific Pte. Ltd.		Singapore	100.0	100.0	Global	100.0	100.0	Global

(1)	The liquidation of PARIS RE Luxembourg is effective since May 26, 2009. This liquidation has limited effect on the 2009 first half year Consolidated Financial statement.

(2)	On April 24, 2009, PARIS RE Acquisition France has been merged with PARIS RE Holdings France pursuant to Article L236.-1 of the French “Code de Commerce” as simplified merger. PARIS RE Holdings France held 100% PARIS RE Acquisition shares. PARIS RE Acquisition France’s Assets and liabilities has been transferred to PARIS RE Holdings France retroactively on January 1st, 2009 at net book value. The merger has no effect on the consolidated financial statements.
(3)	Includes a branch office in Canada.
(4)	The dissolution of Compagnie Générale de Réassurance de Monte Carlo (CGRM) SA has no impact on consolidated financial statements (May 19, 2009).

There were no special purpose vehicles on June 30, 2009 that required to be consolidated under IFRS.

Note	4. Intangible assets

	June 30, 2009			December 31, 2008
	Gross	Depreciation /Impairment	Net	Gross	Depreciation /Impairment	Net
US $ thousand
Reserve discount	416,197	(243,896)	172,301	408,474	(216,646)	191,828
Unrealized capital gains/losses purchased	48,182	(48,182)	—	47,335	(47,335)	—
US licenses	7,350	—	7,350	7,350	—	7,350
Value business in force	471,729	(292,078)	179,651	463,159	(263,981)	199,178
Right to renew	69,531	(51,860)	17,672	68,501	(43,772)	24,729
Software	12,233	(11,364)	869	11,812	(10,777)	1,035
Other intangibles	—	—	—	300	(300)	—
Total intangible assets	553,493	(355,302)	198,192	543,772	(318,830)	224,942

Note	5. Invested assets

5.1 Funds Withheld Asset (FWA)

PRESENTATION OF FUNDS WITHHELD ASSET

Quota Share Retrocession Agreements with COLISEE RE (formerly named AXA RE)

In connection with the Acquisition, the PARIS RE group has entered into Quota Share Agreements with COLISEE RE. These agreements give 100% of the benefits and risks of reinsurance contracts from COLISEE RE to PARIS RE as of January 1, 2006. Retrocession agreements provide for the payment of premiums by COLISEE RE to PARIS RE SA as consideration for reinsuring the covered liabilities. Moreover, these agreements also provide that the premiums will not be immediately paid but held by COLISEE RE and credited to Funds Withheld account, referred to as the “Funds Withheld Asset,” that is used to pay certain claims.

Reserve Agreement

In connection with the Acquisition, a Reserve Agreement has also been put in place that provides that AXA and COLISEE RE shall guarantee reserves in respect of PARIS RE and subsidiaries acquired in the Acquisition. The Reserve Agreement covers any losses or gains that could result from reinsurance premium earned prior to January 1, 2006 which are covered by AXA and COLISEE RE. AXA and COLISEE RE will consequently benefit from any redundancy in the reserves and will cover any deficiency in the reserves.

Funds Withheld Asset

A list of assets backing the current Funds Withheld Asset account was agreed between PARIS RE and COLISEE RE. These assets are held in a segregated portfolio within COLISEE RE’s investments and are managed by PARIS RE. The unrealized gains or losses on such investments, as well as the investment income on the Funds Withheld Asset, inure to the benefit of PARIS RE.

The unrealized gains existing on January 1, 2006 were accounted for as part of the value of business in force (VBI, see Note 4) in the group consolidated financial statements and amortized in connection with the sale of the underlying securities.

BALANCE SHEET ACCOUNTING FOR FUNDS WITHHELD ASSET AS OF JUNE 30, 2009

The following table presents the investment portfolio underlying the Funds Withheld Asset account.

	Historical Net book value as of June 30, 2009	Market value	Total unrealized gains and losses	Historical Net book value as of December 31, 2008	Market value	Total unrealized gains and losses
US $ thousand
Cash and cash equivalents	153,072	154,301	1,228	243,837	243,837	—
Fixed maturities available for sale	1,931,339	1,957,049	25,710	1,928,199	1,957,593	29,394
Short term investment available for sale	—	—	—	13,602	13,602	—
Non consolidated investment funds available for sale	14,836	11,991	(2,845)	57,431	58,081	649
TOTAL	2,099,248	2,123,341	24,093	2,243,069	2,273,112	30,043
Other assets held at fair value	30,691	30,691	—	33,458	33,458	—
TOTAL INVESTMENTS	2,129,939	2,154,032	24,093	2,276,526	2,306,570	30,043
Others assets / liabilities	139,792			176,701
Revenues of Funds Withheld Asset	46,165			19,610
Funds Withheld Asset	2,315,896			2,472,837

Net gains unrealized at the date of their acquisition were purchased by PARIS RE and accounted on the line “Value of business in force (VBI)” following allocation of the difference from the first consolidation. This intangible asset was amortized over time and as the sale of the related assets became effective. As at June 30, 2009, the total amount of gains booked was entirely depreciated and there no longer remains a corresponding portfolio value.

Consequently, the present unrealized capital gain in the Funds Withheld Asset of US $24.1 million corresponds to unrealized gains created since 2006.

The net unrealized gain in the Funds Withheld Asset is not accounted in the shareholders’ equity because invested assets in the Funds Withheld Asset account are not included in PARIS RE’s balance sheet.

IMPAIRMENT OF FUNDS WITHHELD ASSET

The following table presents the impairment of Funds Withheld Asset as of June 30, 2009 (for ABS see Note 5.3):

	June 30, 2009	2009 variation	December 31, 2008
US $ thousand
ABS	(32,418)	(5,424)	(26,994)
Other financial assets(1)	(23,499)	(6,071)	(17,428)
Total Impairment	(55,917)	(11,495)	(44,422)

(1)	The Other financial assets impairment include impairment of Real estate funds for US $(14.7) million at June 30, 2009 with a 2009 variation of US $(5.1) million.

5.2 Directly held assets

The following table presents the directly held assets portfolio as of June 30, 2009.

	June 30, 2009					December 31, 2008
	Historical Net book value	Market value	Unrealized gains/ Losses	Of which unrealized gains	Of which unrealized losses	Historical Net book value	Market value	Unrealized gains/ Losses	Of which unrealized gains	Of which unrealized losses
US $ thousand
	1	2	3 = 2 -1			1	2	3 = 2 -1
Fixed maturities available for sale	2,500,887	2,557,903	57,016	64,167	(7,151)	2,038,553	2,077,754	39,201	57,019	(17,818)
Short term investment available for sale	43,288	43,288	—	—	—	38,129	38,129	—	—	—
Equities available for sale	317	323	7	8	(1)	290	297	7	7	—
Non consolidated investment funds available for sale (invested in fixed maturities, equities and other assets)	21,745	21,746	1	1	—	84,254	84,835	581	581	—
Non consolidated affiliates	1,950	1,642	(308)	—	(308)	1,869	1,566	(303)	—	(303)
FINANCIAL INVESTED ASSETS	2,568,187	2,624,903	56,715	64,175	(7,460)	2,163,094	2,202,580	39,486	57,607	(18,121)
Loans	5,001	5,001	—	—	—	4,359	4,359	—	—	—
Cash and cash equivalents	237,767	237,870	103	103	—	380,463	380,690	227	227	—
TOTAL DIRECT FINANCIAL INVESTMENTS	2,810,956	2,867,774	56,818	64,278	(7,460)	2,547,917	2,587,630	39,712	57,834	(18,121)

The net unrealized gain on directly held financial investments amounts US $56.8 million as at June 30, 2009.

IMPAIRMENT FOR DIRECTLY HELD ASSETS

The following table presents the impairment of directly held assets as of June 30, 2009:

	June 30, 2009	2009 variation	December 31, 2008
US $ thousand
Other bonds(1)	(864)	4	(868)
Others financial assets	(138)	(38)	(100)
Total Impairment	(1,002)	(34)	(968)

(1)	The 2009 variation of Other bonds directly held impairment is the impact on currency translation.

5.3 Exposure to Assets Backed Securities (ABS)

PARIS RE has no exposure to Collateralized Debt Obligations (CDOs), Collateralized Loan Obligations (CLOs) or any other investments in Structured Financial Products (SFP).

The Group’s exposure to “Sub-prime” and “Alt A” Residential Mortgage Backed Securities, is as shown below:

	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of June 30, 2009	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of December 31, 2008
US $ thousand
ABS Residential	1,182	18,227	19,410	1,632	27,207	28,840
of which “Subprime”	230	4,740	4,971	260	7,540	7,801
of which “Alt A”		2,926	2,926	—	3,714	3,714
of which “Manufactured housing”	358	4,792	5,150	746	6,516	7,262
of which “Prime”	593	5,769	6,362	627	9,437	10,064
CMBS	662	727	1,389	1,883	818	2,701
Agency CMO/MBS	72,216	0	72,217	76,531	0	76,531
ABS Student Loan	13,378	—	13,378	16,009	—	16,009
Total net book value as at June 30, 2009	87,439	18,954	106,394	96,055	28,025	124,081
Unrealized losses	1,149	(626)	523	(153)	(3,074)	(3,228)
Total market value as at June 30, 2009	88,588	18,328	106,917	95,902	24,951	120,853
Total financial investments, cash and cash equivalent			5,183,671			5,060,466
% of total financial investments			2.1%			2.4%

The current market environment for certain ABS collateralized by Residential Mortgage Backed Securities is illiquid. Therefore, pricing of these securities may be difficult to assess for valuation purposes. PARIS RE obtained its valuations from a specialized data provider, which is independent from PARIS RE or from the issuers of these securities.

The unrealized losses have been booked according to the classification of the assets and taking into account the impairment rules applied by the Group (see Note 2.6):

•	For directly held assets, the unrealized loss is booked through equity (“Other Comprehensive Income”) except in the case of impairment, which is booked through the profit and loss statement.

•

For the underlying assets of the Funds Withheld Asset, the unrealized losses after impairment are offset against unrealized gains. The net amount is an unrealized gain of US $24.1 million, which is not recognized in the balance sheet but disclosed in Note 5.1 “Funds Withheld Asset”. In case of realized losses and impairment, the revenue of the FWA will decrease accordingly.

The table below summarizes the impact in the financial statements of the impairment and unrealized loss of ABS as of June 30, 2009:

Detail of unrealized losses on ABS	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of June 30, 2009	Direct financial investment	Financial investment included in « Funds Withheld »	Total as of December 31, 2008
US $ thousand
Unrealized gains and losses on ABS before impairment (a)	1,149	(33,044)	(31,895)	(153)	(30,068)	(30,221)
Cumulated impairment through balance sheet (b)		(32,418)	(32,418)	—	(26,994)	(26,994)
Outstanding unrealized gains and losses on ABS (a)—(b)	1,149	(626)	523	(153)	(3,074)	(3,227)

On June 30, 2009, the amount of the unrealized losses on ABS within the Funds Withheld Asset of US $(0.6) million was fully offset by unrealized gains in other assets in the Funds Withheld Asset. Note 5.1 shows the net unrealized gain of US $24.1 million in the Funds Withheld Asset which is not recognized in PARIS RE’s balance sheet.

5.4 Exposure to financial crisis

In the context of the financial crisis, financial assets have been closely monitored. PARIS RE set out a specific procedure to identify its exposure to high-risk issuers based on exposures to issuers with a book value superior to US $1 million and unrealized losses superior to 20% (excluding ABS, see Note 5.3).

As of June 30, 2009, the exposure to high-risk issuers includes (book value before impairment):

•	Lehman Brothers: US $0.9 million (fully impaired),

•	American General Finance (AIG Subsidiary): US $3.7 million,

•	International Lease Fin. Corp. (AIG Subsidiary): US $1.9 million,

•	iStar Financial: US $1 million.

According to the guarantees obtained by these companies we concluded no impairment was required.

Note  6. Deferred tax

	June 30, 2009			December 31, 2008
	France	Other	TOTAL	France	Other	TOTAL
US $ thousand
VBI related to the Acquisition	46,403	10,546	56,949	51,738	11,024	62,762
Equalization reserve	34,205	—	34,205	33,735	—	33,735
Tax losses	—	—	—	(7,209)	—	(7,209)
Temporary differences	(2,428)	(4,851)	(7,279)	(9,942)	(5,673)	(15,615)
Total net deferred tax	78,181	5,695	83,875	68,322	5,351	73,673
Total deferred tax liabilities	78,181	9,229	87,410	82,250	10,248	92,498
Total deferred tax assets	0	(3,535)	(3,535)	(13,927)	(4,897)	(18,825)

Note  7. Receivables

7.1 Receivables arising from reinsurance operations

	June 30, 2009	December 31, 2008
US $ thousand
Cash deposited with reinsurers (inward reinsurance)	38,933	17,483
Reinsurance receivables (inward reinsurance)	138,678	129,801
Reinsurance receivables (outward reinsurance)	20,671	4,201
TOTAL	198,282	151,484

7.2 Other operating receivables

	June 30, 2009	December 31, 2008
US $ thousand
Separate account on employee benefit	221	291
Current accounts	2,881	1,877
Other receivables(1)	16,177	55,904
Other long term assets	411	388
TOTAL	19,690	58,460

(1)	As at December 31, 2008, other receivables include US $43 million income tax prepayment.

As at June 30, 2009, US $39.7 million income tax prepayment were reimbursed in April 2009.

7.3 Technical accruals—assets

	June 30, 2009	December 31, 2008
US $ thousand
Premiums to be written (inward reinsurance)	928,998	643,744
Commissions to be written (inward reinsurance)	(191,862)	(157,312)
Commissions on unearned premiums (inward reinsurance)	154,533	117,484
TOTAL	891,669	603,916

Note  8. Shareholders’ equity

8.1 Impact of transactions with shareholders

The table below shows the position of capital and premiums as of June 30, 2009:

			Premium
	Number of shares	Par Value	Common shares	Restricted Shares Units(1)	Stock Options(1)	Total	Par Value & Premiums
Capital and share premiums as at December 31, 2008	80,659,732	390,856	895,051	16,348	14,981	926,380	1,317,236
Change in number of shares and Par value(2)		(151,452)					(151,452)
RSU and SO				5,377	1,651	7,028	7,028
Share buy back	(31,103)	8,587	(285)			(285)	8,302
Capital and share premiums as at June 30, 2009	80,628,629	247,991	894,766	21,725	16,632	933,123	1,181,114

(1)	RSU and SO granted to management and employees are recorded under expenses and premiums according to their respective vesting period.
(2)	The 2009 change in number of shares and Par value is related to capital repayment.

8.2 Change in Other Comprehensive Income (OCI): unrealized capital gains or losses on invested assets

	Gross	Tax	Net
US $ thousand
Unrealized gains or losses of assets available for sale—Opening(1)	39,712	(6,274)	33,438
Variations relating to sale	(2,425)	556	(1,869)
Variations relating to foreign exchange impact on historical cost	10	(1)	9
Variations relating to foreign exchange impact on gains and losses	219	(21)	198
Variations relating to revaluation of assets	15,199	(3,694)	11,506
Invested assets bought in previous years(2)	13,004	(3,160)	9,843
Revaluation on acquisitions during the year(3)	3,204	(984)	2,220
Revaluation of invested assets available for sale (without exchange impact of consolidation)(4) = (2)+(3)	16,208	(4,145)	12,063
Foreign exchange impact of consolidation(5)	904	(276)	628
Unrealized gains or losses of assets available for sale—Closing(6)= (1)+(4)+(5)	56,824	(10,695)	46,129

8.3 Changes in consolidated shareholders’ equity

	June 30, 2009	December 31, 2008	June 30, 2008
US $ thousand
Opening Shareholders’ equity	2,171,759	2,474,115	2,474,115
Capital variation	(151,452)	(264,339)	—
RSU and stocks options(1)	7,028	(17,148)	14,125
Treasury shares	8,302	(81,642)	(49,983)
Currency translation variation	(10,207)	69,872	178,017
Net profit (loss)	120,984	(34,205)	(25,596)
Revaluation of available for sale assets (AFS)	12,063	19,961	(14,132)
Other variations	95	5,146	191
Closing Shareholders’ equity	2,158,572	2,171,759	2,576,737

(1)	For December 31, 2008, the RSU and stock options amount of US $(17,148) thousand includes the delivery of shares as at December 29, 2008 for US $(37,713) thousand.

For June 30, 2009, the RSU and stock options amount does not include any delivery.

Note  9. Technical reserves

		June 30, 2009	December 31, 2008
US $ thousand
Gross claims reserves
Reserves for claims expenses		23,951	22,215
Claims reserves		3,287,028	3,247,313
Unexpired risk reserves		5,371	5,022
Equalization reserves		—	—
Ceded claims reserves
Claims reserves		(209,088)	(207,768)
Unexpired risk reserves		—	—
Total net claims reserves	I	3,107,262	3,066,782
Net premium reserves
Gross unearned premium reserves		809,444	506,803
Ceded unearned premium reserves		(76,213)	(22,599)
Total net premium reserves	II	733,231	484,205
TOTAL GROSS TECHNICAL RESERVES		4,125,794	3,781,353
TOTAL CEDED TECHNICAL RESERVES		(285,301)	(230,367)
TOTAL NET TECHNICAL RESERVES	I + II	3,840,492	3,550,986

Note 10. Foreign exchange natural hedging

At June 30, 2009, PARIS RE did not have any foreign exchange natural hedging.

Note	11. Payables

11.1 Payables arising from reinsurance operations

	June 30, 2009	December 31, 2008
US $ thousand
Cash deposited by reinsurers (outward reinsurance)	29,374	27,008
Reinsurance payables (inward reinsurance)	76,258	53,247
Reinsurance payables (outward reinsurance)	64,067	49,851
TOTAL	169,699	130,106

11.2 Other operating payables

	June 30, 2009	December 31, 2008
US $ thousand
Social Security and tax payables	19,160	31,428
Current accounts	485	140
Accounts payable on assets purchased	3,539	3,594
Accruals and deferred income	4,050	43
Other accounts payable	28,784	15,432
TOTAL	56,018	50,637

11.3 Technical accruals—liabilities

	June 30, 2009	December 31, 2008
US $ thousand
Premiums to be written (outward reinsurance)	97,349	42,608
Commissions to be written (outward reinsurance)	(28,939)	(20,545)
Commissions on unearned premiums (outward reinsurance)	14,752	6,567
TOTAL	83,162	28,630

Note	12. Reserve agreement impact

Since the Group’s inception, the income statement impacts of gross written premiums, commissions and claims adjustment expenses arising under the Reserve Agreement (e.g., due to commutations or adjustments by ceding companies) were recorded in the consolidated financial statements on the line “Claims Expenses” regardless of the fact that such impacts also comprised premium adjustments, commissions and claims administration expenses because they are settled through the Reserve Agreement. However, the Company believes that this presentation makes it more difficult to analyze the Company’s consolidated financial statements and in particular the reinsurance ratios. As a result, in order to facilitate the analysis of the consolidated financial statements for future periods, the Company decided in 2008 to classify the Reserve Agreement impacts by premiums, by commissions and by claims. For purposes of facilitating the comparison between the periods for which data is presented the Company has applied this approach to all periods presented herein. The following tables show the effect of the application of this approach:

Net underwriting income

	6 months
	June 30, 2008 as published	Reserve Agreement reclassification	June 30, 2008 presented
US $ thousand
Gross written premiums	1,078,111	18,036	1,096,148
Total Premium Revenues	1,078,111	18,036	1,096,148
Premiums ceded	(176,977)	—	(176,977)
Net written premiums	901,135	18,036	919,171
Net variation in unearned premium reserves	(327,352)	—	(327,352)
Net earned premiums	573,783	18,036	591,820
Claims net of retrocession	(323,250)	(28,837)	(352,087)
of which claims paid net of retrocession	(503,631)	(28,837)	(532,467)
of which claims reserves variation net of retrocession	180,380	—	180,380
Commissions and brokerage net of retrocession	(114,682)	10,800	(103,882)
Net underwriting income	135,851	0	135,851

Net balance sheet position

	June 30, 2009	Currency translation	2009 variation	December 31, 2008
US $ thousand
Reserve agreement—Asset	27,445	(12,922)	746	39,621
Reserve agreement—Liabilities	(103,708)	6,905	(1,061)	(109,552)
Reserve agreement—Net	(76,263)	(6,018)	(315)	(69,931)

Note	13. Net income by business line

As explained in Note 2.1 PARIS RE adopted the new standard IFRS 8 dedicated to segment reporting; PARIS RE has identified 6 reportable segments: property, casualty, marine/aviation/space, credit/surety, Facultatives, Life/accident & health. Segment information is prepared on the basis of management IT systems.

The following table provides the underwriting income statement by line of business for the 1st 2009 half year and the comparable period of 2008:

6 Months Ended June 30	Property		Casualty		Marine / Aviation / Space		Credit / Surety		Facultatives		Life / Accident & Health		TOTAL
	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008	2009	2008
Gross written premiums	462	492	158	181	57	76	94	138	122	135	63	75	957	1,096
Net written premiums	373	369	158	180	56	74	83	127	84	96	63	72	816	919
Net earned premiums	239	219	111	114	44	54	49	65	84	105	52	35	578	592
Claims net of retrocession	(101)	(87)	(89)	(78)	(30)	(35)	(65)	(35)	(45)	(92)	(50)	(26)	(381)	(352)
Commissions & brokerage net of retrocession	(33)	(28)	(24)	(24)	(6)	(7)	(17)	(22)	(13)	(16)	(5)	(6)	(98)	(104)
Net underwriting income	104	104	(2)	12	8	12	(34)	8	26	(3)	(4)	4	99	136
General expenses	(30)	(34)	(10)	(13)	(4)	(6)	(2)	(5)	(11)	(17)	(5)	(5)	(63)	(81)
Net underwriting income after general expenses	74	70	(11)	(2)	4	6	(36)	2	15	(20)	(9)	(1)	36	55
Other incomes / expenses not allocated													85	(81)
CONSOLIDATED INCOME STATEMENT— Net income													121	(26)
Total loss ratio net of reinsurance	42.5%	39.8%	79.9%	68.3%	68.9%	64.3%	134.4%	53.9%	53.6%	87.3%	96.8%	73.2%	66.0%	59.5%
Net commissions & brokerage ratio	13.8%	12.7%	21.6%	21.4%	12.9%	13.7%	35.0%	34.4%	15.3%	15.6%	10.1%	15.6%	16.9%	17.6%
General Expense Ratio	12.7%	15.6%	8.8%	11.6%	9.3%	11.4%	4.5%	8.3%	13.5%	16.3%	10.3%	13.3%	10.9%	13.6%
Combined Ratio	69.1%	68.2%	110.3%	101.4%	91.1%	89.4%	173.9%	96.6%	82.4%	119.2%	117.2%	102.1%	93.8%	90.7%

Note	14. Financial Result

	6 months
	June 30, 2009	June 30, 2008
US $ thousand
Bonds	43,469	29,665
Equities	32	9
Other financial assets available for sale	247	10,203
Other assets held by non consolidated investment funds	102	502
Loans and other loans	71	78
Other investment income	275	852
Income from Funds Withheld Asset(1)	42,426	84,532
Income from cash equivalent	2,316	5,207
Expenses on investments and loans	(1,666)	(1,597)
Net investment income	87,272	129,452
Bonds	(2,206)	3,624
Equities	80	(3,048)
Non consolidated mutual funds invested in other assets (mainly money market funds)	—	(4,216)
Cash equivalent	—	4,216
Other realized gains and losses	(1)	—
Net capital gains and losses	(2,127)	576
Variations in investment impairment	(38)	—
Exchange rate impact	43,546	(149,581)
Valuation of derivative instruments	6,120	4,316
Financial results—Other	(343)	(900)
Net financial income including debt expense	134,430	(16,138)

(1)	Income from Funds Withheld Asset also include capital gains and losses, impairment and exchange rate impact related to financial invested assets within FWA.

Note	15. Income tax

	June 30, 2009	June 30, 2008
US $ thousand
Swiss income tax	(11,170)	(3,596)
Current	(11,313)	(2,829)
Deferred	144	(767)
Non Swiss income tax	(9,282)	(11,651)
Current	(5,045)	(20,466)
Deferred	(4,237)	8,814
TOTAL INCOME TAX	(20,452)	(15,247)

INCOME TAX BY COUNTRY

	June 30, 2009				June 30, 2008
	France	Switzerland	Others	TOTAL	France	Switzerland	Bermuda	Others	TOTAL
US $ thousand
Net result after tax	1,017	89,625	30,342	120,984	25,839	(45,054)	12,435	(18,815)	(25,596)
Net result before tax	6,417	100,794	34,223	141,435	39,282	(41,458)	12,435	(20,606)	(10,348)
Tax and deferred taxes	(5,400)	(11,170)	(3,882)	(20,452)	(13,443)	(3,596)	0	1,791	(15,247)
Calculated tax rate	84.1%	11.1%	11.3%	14.5%	34.2%	(8.7%)	0.00%	8.7%	(147.3%)
Impact of permanent differences	2,684	—	(2,633)	52	80			(230)	(150)
Tax losses not activated(1)	0	1,261	0	1,262		6,443		2,435	8,878
Tax rate adjustment and other	507	—	310	817	(183)	1,178		(52)	943
Total adjusted tax	(2,209)	(9,909)	(6,204)	(18,322)	(13,546)	4,025	0	3,944	(5,576)
Adjusted tax rate	34.4%	9.8%	18.1%	13.0%	34.5%	9.7%	0.0%	19.1%	(53.9%)

(1)	Deferred taxes not activated on tax losses comes from holding companies of the PARIS RE Group.

Note	16. Net earnings per share

The Company computes net earnings per share and fully diluted net earnings per share as follows:

•	The net earnings per share is calculated on the basis of the average number of shares weighted during the period. This calculation does not take into account RSU, stock options and warrants.

•

The fully diluted net earnings per share is calculated on the basis of the diluted shares outstanding, including stock options, restricted stock units and warrants. The impact of the stock options and warrants on the total number of diluted shares is based on the “in the money” value of theses instruments based on PARIS RE’s common stock price.

		6 months
		June 30, 2009	June 30, 2008
US $ thousand
Group net income
Group net income	A	120,984	(25,596)
Group net income restated to include the impact of dilutive financial instruments	B	120,984	(25,596)
Equity shares (in thousands of units)
Equity shares (ordinary) weighted at opening		80,660	85,557
Equity shares (ordinary) weighted at closing	C	80,627	84,645
Instruments potentially dilutive
- Restricted Stock Units		809	2,295
- Stock options		—	25
- Warrants		634	732
Equity shares (ordinary) weighted after impact of the instruments potentially dilutive	D	82,071	87,697
Net earning per share (in US dollars)
Net earning per share	= A/C	1.50	(0.30)
Net earning per share diluted	= B/D	1.47	(0.29)

Note	17. Subsequent events

PartnerRe Combination Agreement

On July 4, 2009, PARIS RE entered into agreements with PartnerRe Ltd. (“PartnerRe”), a global multi-line re-insurer, to effect a multi-step acquisition by PartnerRe of all the outstanding common shares and warrants of PARIS RE.

In the first step of the acquisition (the “block purchase”), which is expected to close in the fourth quarter of 2009, PartnerRe, will acquire the shares held by several significant shareholders (Stone Point Capital, Hellman & Friedman, Vestar Capital Partners, Crestview Partners, New Mountain Capital and Caisse de Dépôt et Placement du Québec and their investment entities) representing approximately 57.5% of PARIS RE’s outstanding common shares. These shares, when added together with the approximately 6.1% of the outstanding Paris Re common shares that PartnerRe purchased from certain other PARIS RE shareholders prior to the announcement of the acquisition and the additional approximately 19.5% of the outstanding PARIS RE common shares that PartnerRe has subsequently committed to acquire simultaneously with the closing of the block purchase from certain other PARIS RE shareholders, will give PartnerRe an aggregate ownership of approximately 83.1% of the outstanding PARIS RE common shares following the closing of the block purchase.

Following the closing of the block purchase and subject to certain conditions, PartnerRe intends to cause a wholly-owned subsidiary to commence a voluntary public exchange offer for all remaining outstanding PARIS RE common shares and PARIS RE warrants not then owned by PartnerRe. The exchange offer is expected to close in the first quarter of 2010. If, after completion of the exchange offer, PartnerRe and its affiliates own at least 90% of the outstanding PARIS RE common shares, PartnerRe will effect a compulsory merger in accordance with Swiss law to acquire all remaining outstanding PARIS RE common shares. In the merger, PARIS RE will be merged into a wholly-owned subsidiary of PartnerRe with the PartnerRe subsidiary surviving the merger.

The consideration payable in each step of the acquisition will be 0.300 PartnerRe common shares per PARIS RE common share and 0.167 PartnerRe common shares per PARIS RE warrant. The consideration payable in each step of the acquisition is subject to adjustment up or down if the parties’ relative tangible book values per share diverge significantly relative to each other prior to the closing of the block purchase. In addition, the consideration payable in the exchange offer and the merger is subject to adjustment upwards to account for any dividends or other cash distributions on the PartnerRe common shares with a record date on or after the closing of the block purchase and prior to the settlement of the exchange offer.

Immediately prior to the closing of the block purchase, PARIS RE intends, subject to obtaining the requisite regulatory approvals, to effect an extraordinary cash distribution (the “share capital repayment”) by way of a capital reduction to all PARIS RE shareholders in the amount of CHF 4.17 per PARIS RE common share (the Swiss franc equivalent of $3.85 as of July 7, 2009, the date on which PARIS RE fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution). To the extent that the share capital repayment is not made in full immediately prior to the closing of the block purchase, the remaining portion will be paid (i) to the shareholders selling their PARIS RE common shares and PARIS RE warrants to PartnerRe at or contemporaneously with the block purchase at the closing of the block purchase in the form of a PartnerRe promissory note and (ii) to all other holders of PARIS RE common shares in the form of cash by way of a capital distribution from PARIS RE immediately prior to the settlement of the exchange offer.

PARIS RE will convene an extraordinary shareholder meeting on August 11, 2009 to request that its shareholders vote upon the appointment of new directors upon closing of the block purchase, the removal of the provision in its articles of incorporation that imposes the filing of a cash tender offer by any entity which acquires more than one third of its voting rights and the approval of the share capital repayment. The sellers in the block purchase along with certain other selling shareholders have agreed to vote in favor of such resolutions.

The acquisition is subject to, among other things, PartnerRe shareholder approval of the issuance of new shares to be paid as consideration to PARIS RE shareholders, the obtaining of relevant regulatory and anti-trust approvals, the listing of PartnerRe shares on Euronext Paris or another European stock exchange and other customary closing conditions.

Capital Management:

On July 9, 2009 PARIS RE Holdings Limited announced that, in connection with the transaction with PartnerRe, a conditional capital distribution by way of a reduction of the nominal value of PARIS RE’s shares will be proposed to the Extraordinary General Meeting of shareholders to be held on August 11, 2009 and will amount to up to CHF4.17 per share, the CHF equivalent of US $3.85 as of July 7, 2009, the date on which PARIS RE fixed the U.S. dollar/Swiss franc currency exchange rate to be used for the extraordinary cash distribution.

PARIS RE intends to implement this distribution, subject to the conditions set forth in the agreements entered into with PartnerRe on July 4, 2009 being satisfied and requisite regulatory approvals being obtained, immediately prior to the closing of the block purchase by PartnerRe of approximately 57.5% of PARIS RE’s outstanding shares, which purchase is expected to take place in the fourth quarter of 2009. If the share capital repayment is not paid in full prior to the closing of the block purchase due to, among other things, the failure to obtain all necessary regulatory approvals, each holder of PARIS RE common shares that holds PARIS RE common shares on the relevant record date occurring shortly prior to the settlement of the exchange offer (including PartnerRe with respect to the PARIS RE common shares owned by PartnerRe and its subsidiaries at that time) will receive the remaining per share portion in the form of cash by way of a capital distribution from PARIS RE immediately prior to the settlement of the exchange offer. The cash payment, however, will only be paid if the exchange offer is settled.

ANNEX A: OPINION OF UBS SECURITIES LLC

[LETTERHEAD OF UBS SECURITIES LLC]

July 4, 2009

The Board of Directors

PartnerRe Ltd.

Wellesley House

90 Pitts Bay Road

Pembroke

HM 11

Bermuda

Dear Members of the Board:

We understand that PartnerRe Ltd., a Bermuda exempted company (“PartnerRe”), is considering a transaction whereby it will acquire PARIS RE Holdings Limited, a Swiss Corporation (“PARIS RE”). Pursuant to the terms of a Securities Purchase Agreement, draft dated July 3, 2009 (the “PE Purchase Agreement”), among PartnerRe, certain equityholders of PARIS RE named therein (collectively, the “PE Sellers”) and PARIS RE, PartnerRe will cause a newly formed wholly owned subsidiary of PartnerRe (“Purchaser”) to acquire from the PE Sellers all common bearer shares, CHF 4.51 par value per share, of PARIS RE (“PARIS RE Shares”), and all warrants to purchase PARIS RE Shares (“PARIS RE Warrants”), held by the PE Sellers (the “PE Acquisition”) for consideration consisting of (a) 0.300 of a common share, US$1.00 par value per share, of PartnerRe (collectively, “PartnerRe Shares”) in exchange for each PARIS RE Share (the “Per Share Consideration”), and (b) 0.167 of a PartnerRe Share in exchange for each PARIS RE Warrant (the “Per Warrant Consideration” and the Per Share Consideration and the Per Warrant Consideration to be paid in the aggregate pursuant to the PE Acquisition, the “PE Acquisition Consideration”), in each case subject to adjustment as specified in the PE Purchase Agreement. Pursuant to the terms of a Transaction Agreement, draft dated July 3, 2009 (the “Transaction Agreement” and, together with the PE Purchase Agreement, the “Agreements”), between PartnerRe and PARIS RE, (i) following consummation of the PE Acquisition, PartnerRe will commence a public exchange offer (the “Offer”) to acquire each outstanding PARIS RE Share not then owned by Purchaser or its affiliates in exchange for the Per Share Consideration and each outstanding PARIS RE Warrant not then owned by Purchaser or its affiliates in exchange for the Per Warrant Consideration (the Per Share Consideration and the Per Warrant Consideration to be paid in the aggregate pursuant to the Offer, the “Offer Consideration”), in each case subject to adjustment as specified in the Transaction Agreement, and (ii) following consummation of the Offer and assuming that Purchaser and its affiliates then own at least 90% of all outstanding PARIS RE Shares, PARIS RE will be merged with and into Purchaser or one of its affiliates (the “Merger” and, taken together with the PE Acquisition and the Offer as integrated transactions, collectively, the “Transaction”) and each outstanding PARIS RE Share not then owned by PartnerRe or any of its affiliates will be exchanged for the right to receive the Per Share Consideration (the Per Share Consideration to be paid in the aggregate pursuant to the Merger, the “Merger Consideration” and, taken together with the PE Acquisition Consideration and the Offer Consideration, the “Consideration”), subject to adjustment as specified in the Transaction Agreement. The terms and conditions of the Transaction are more fully set forth in the Agreements.

In addition, the Agreements provide for (x) the reduction of the share capital of PARIS RE in the CHF amount equivalent to US$3.85 per PARIS RE Share through a return on capital to its shareholders (the “Share Capital Repayment”) immediately prior to consummation of the PE Acquisition, subject to certain conditions and limitations as specified in the Transaction Agreement, and (y) to the extent that PARIS RE is not able to effect the Share Capital Repayment in full immediately prior to consummation of the PE Acquisition, an alternative arrangement in which promissory notes of PartnerRe (such promissory notes, the “PartnerRe Notes”) will be issued to the PE Sellers in connection with the PE Acquisition and in which the Share Capital Repayment (or any remaining portion thereof not effected immediately prior to consummation of the PE Acquisition) will be made to PARIS RE’s shareholders (including Purchaser and its affiliates as a result of the PE Acquisition or related transactions) immediately prior to consummation of the Offer (such alternative arrangement, the “Alternative Payment Arrangement”).

The Board of Directors

PartnerRe Ltd.

July 4, 2009

You have requested our opinion as to the fairness, from a financial point of view, to PartnerRe of the Consideration to be paid by PartnerRe in the Transaction.

UBS Securities LLC (“UBS”) has acted as financial advisor to PartnerRe in connection with the Transaction and will receive a fee for its services, a portion of which is payable in connection with this opinion, a portion of which is contingent upon consummation of the PE Acquisition and a significant portion of which is contingent upon consummation of the Offer. In the past, UBS and its affiliates have provided services to PartnerRe and its affiliates unrelated to the proposed Transaction, for which UBS and its affiliates received compensation, including having acted as co-manager for a debt securities offering of a subsidiary of PartnerRe in 2008. In addition, an affiliate of UBS in the past has been and currently is a participant in a credit facility of PartnerRe, for which such affiliate of UBS received and continues to receive fees and interest payments. In the ordinary course of business, UBS and its affiliates may hold or trade, for their own accounts and the accounts of their customers, securities of PartnerRe, PARIS RE and certain portfolio companies of certain affiliates of the PE Sellers and, accordingly, may at any time hold a long or short position in such securities. The issuance of this opinion was approved by an authorized committee of UBS.

Our opinion does not address the relative merits of the Transaction or any related transaction as compared to other business strategies or transactions that might be available to PartnerRe or PartnerRe’s underlying business decision to effect the Transaction or any related transaction. Our opinion does not constitute a recommendation to any security holder as to how such security holder should vote or act with respect to the Transaction or any related transaction. At your direction, we have not been asked to, nor do we, offer any opinion as to the terms, other than the Consideration to the extent expressly specified herein, of the Agreements or any related documents or the form of the Transaction or any related transaction. In addition, we express no opinion as to the fairness of the amount or nature of any compensation to be received by any officers, directors or employees of any party to the Transaction, or any class of such persons, relative to the Consideration. We express no opinion as to (a) what the value of PartnerRe Shares will be when issued pursuant to the Transaction, (b) what the value of PartnerRe Notes will be if issued pursuant to the Alternative Payment Arrangement, or (c) the prices at which PartnerRe Shares or PARIS RE Shares will trade, or at which PartnerRe Notes (if any) or PARIS RE Warrants may be transferable, at any time. In rendering this opinion, we have assumed, with your consent, that (i) the final executed forms of the Agreements will not differ in any material respect from the drafts we have reviewed, (ii) the parties to the Agreements will comply with all material terms of the Agreements, and (iii) the Transaction and related transactions will be consummated in accordance with the terms of the Agreements without any adverse waiver or amendment of any material term or condition thereof. We have also assumed that all governmental, regulatory or other consents and approvals necessary for the consummation of the Transaction and any related transaction will be obtained without any material adverse effect on PartnerRe, PARIS RE or the Transaction. We further have assumed, at your direction, that a favorable tax ruling from the Swiss Federal Tax Administration as specified in the Transaction Agreement will be obtained with respect to certain matters relating to PARIS RE. In addition, we have assumed, with your consent, that, to the extent that PARIS RE is not able to effect the Share Capital Repayment in full immediately prior to consummation of the PE Acquisition, the Alternative Payment Arrangement, including, without limitation, the issuance of PartnerRe Notes and the financing of the Share Capital Repayment thereunder, will not affect our analyses or opinion in any material respect.

In arriving at our opinion, we have, among other things: (i) reviewed certain publicly available business and financial information relating to PartnerRe and PARIS RE; (ii) reviewed certain internal financial information and other data relating to the business and financial prospects of PARIS RE that were not publicly available, including financial forecasts and estimates prepared by the management of PARIS RE as adjusted by the management of PartnerRe that you have directed us to utilize for purposes of our analysis; (iii) reviewed certain internal financial information and other data relating to the business and financial prospects of PartnerRe that were not publicly available, including financial forecasts and estimates, both with and without giving effect to the Transaction, prepared by the management of PartnerRe that you have directed us to utilize for purposes of our analysis, which, in the case of forecasts and estimates giving effect to the Transaction, reflect certain estimates of net synergies; (iv) conducted discussions with members of the senior managements of PartnerRe and PARIS RE

The Board of Directors

PartnerRe Ltd.

July 4, 2009

concerning the businesses and financial prospects of PartnerRe and PARIS RE; (v) reviewed publicly available financial and stock market data with respect to certain other companies we believe to be generally relevant; (vi) compared the financial terms of the Transaction with the publicly available financial terms of certain other transactions we believe to be generally relevant; (vii) reviewed current and historical market prices of PartnerRe Shares and PARIS RE Shares; (viii) considered certain pro forma effects of the Transaction on PartnerRe’s financial statements; (ix) reviewed the Agreements; and (x) conducted such other financial studies, analyses and investigations, and considered such other information, as we deemed necessary or appropriate.

In connection with our review, with your consent, we have assumed and relied upon, without independent verification, the accuracy and completeness in all material respects of the information provided to or reviewed by us for the purpose of this opinion. In addition, with your consent, we have not made any independent evaluation or appraisal of any of the assets or liabilities (contingent or otherwise) of PartnerRe or PARIS RE, nor have we reviewed any such evaluation or appraisal. With respect to the financial forecasts, estimates, net synergies and pro forma effects referred to above (including adjustments by the management of PartnerRe to forecasts and estimates relating to PARIS RE prepared by the management of PARIS RE), we have assumed, at your direction, that they have been reasonably prepared on a basis reflecting the best currently available estimates and judgments of the managements of PartnerRe and PARIS RE, as the case may be, as to the future financial performance of PartnerRe both with and without giving effect to the Transaction, the future financial performance of PARIS RE and such net synergies and pro forma effects. In addition, we have assumed with your approval that the financial forecasts and estimates, including net synergies, referred to above will be achieved at the times and in the amounts projected. As you are aware, we have been advised that historical financial statements for PartnerRe have been prepared in accordance with, and financial forecasts and estimates for PartnerRe have been prepared based on, United States generally accepted accounting principles (“U.S. GAAP”) and that historical financial statements for PARIS RE have been prepared in accordance with, and financial forecasts and estimates for PARIS RE have been prepared based on, International Financial Reporting Standards (“IFRS”). We have not been provided with a reconciliation of the differences between U.S. GAAP and IFRS with respect to such financial statements, forecasts and estimates and, accordingly, have assumed, at your direction, without independent verification, that such differences will not be material in any respect to our analyses or opinion.

We are not actuaries, our services did not include any actuarial determinations or evaluations by us or an attempt by us to evaluate actuarial assumptions and we have not been requested to conduct, and have not conducted, a review of any individual production, underwriting or claim files of PartnerRe or PARIS RE. We express no opinion as to any matters relating to the reserves of PartnerRe or PARIS RE, including, without limitation, the adequacy of such reserves, and we have been advised and therefore have assumed, at your direction, without independent verification, that such reserves are appropriate. With respect to PARIS RE’s existing reserve guarantee from, and other arrangements with, AXA and COLISEE RE, we also have assumed, at your direction, without independent verification, that such reserve guarantee and other arrangements will not be modified and will remain in full force and effect, and that AXA and COLISEE RE will continue to satisfy their respective obligations thereunder. Our opinion is necessarily based on economic, monetary, market and other conditions as in effect on, and the information available to us as of, the date hereof.

Based upon and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be paid by PartnerRe in the Transaction is fair, from a financial point of view, to PartnerRe.

This opinion is provided for the benefit of the Board of Directors in connection with, and for the purpose of, its evaluation of the Consideration in the Transaction.

Very truly yours,

/s/    UBS Securities LLC

UBS SECURITIES LLC

Annex B

PARTNERRE LTD.

2005 EMPLOYEE EQUITY PLAN

Effective May 10, 2005

(as amended and restated effective May 22, 2008 following the

Annual General Meeting of shareholders and as further amended and restated effective

September 24, 2009 following the Special General Meeting of shareholders)

Section 1. PURPOSE

The purpose of the Plan is to provide a means through which the Company and its Subsidiaries may attract able persons to enter and remain in their employ and to provide a means whereby those key employees and other persons upon whom the responsibilities of the successful administration and management of the Company rest, and whose present and potential contributions to the welfare of the Company are of importance, can acquire and maintain share ownership, thereby strengthening their commitment to the welfare of the Company and promoting an identity of interest between shareholders and these key employees. It is intended that certain options granted under this Plan may qualify as “incentive stock options” under Section 422 of the Code.

Section 2. DEFINITIONS

(a) “Award” means, individually or collectively, any award of Incentive Stock Options, Nonqualified Stock Options, Restricted Shares or Restricted Share Units or any Performance Award.

(b) “Award Agreement” means a written agreement or instrument between the Company and a Participant setting forth the specific terms of an Award, which may, but need not, be executed by the Participant.

(c) “Board” means the Board of Directors of the Company.

(d) “Change in Control” shall occur when (i) any “person” within the meaning of Section 14(d) of the Exchange Act, other than the Company, a Subsidiary or any employee benefit plan(s) sponsored by the Company or any Subsidiary, is or becomes the “beneficial owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of forty percent (40%) or more of the then outstanding Common Stock; (ii) individuals who constitute the Board on the effective date of this Plan cease for any reason to constitute at least a majority thereof, provided that any person becoming a director subsequent to the effective date of this Plan, whose election, or nomination for election by the Company’s shareholders, was on the recommendation or with the approval of at least two-thirds of the directors comprising the Board on the effective date of this Plan (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be, for purposes of this clause (ii), considered as though such person were a member of the Board on the effective date of this Plan; and provided further that, notwithstanding the foregoing, no such individual whose initial assumption of office occurs as a result of either an actual or threatened election contest (as such terms are used in Rule 14a-11 or Regulation 14A promulgated under the Exchange Act) or other actual or threatened solicitation of proxies or consents by or on behalf of an individual, corporation, partnership, group, associate or other entity or “person” other than the Board shall in any event be considered to be a director in office on the effective date of this Plan; (iii) any plan or proposal for the liquidation of the Company is adopted by the shareholders of the Company; (iv) all or substantially all of the assets of the Company are sold, liquidated or distributed (in one or a series of related transactions); or (v) there occurs a reorganization, merger, consolidation or other corporate transaction involving the Company (a “Transaction”), other than with a wholly-owned Subsidiary and other than a merger or consolidation that would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or ultimate parent thereof) more than 50% of the combined voting power of the voting securities of the Company or such surviving entity, or the ultimate parent thereof, outstanding immediately after such Transaction.

(e) “Code” means the U.S. Internal Revenue Code of 1986, as amended.

(f) “Committee” means such committee of the Board as the Board may appoint to administer the Plan.

(g) “Common Stock” or “Shares” means the authorized common shares, par value US$1.00 per share, of the Company.

(h) “Company” means PartnerRe Ltd.

(i) “Consultant” means any person, including any advisor, engaged by the Company or a Subsidiary to render consulting, advisory or other services and who is compensated for such services, other than a member of the Board.

(j) “Date of Grant” means the date on which the granting of an Award is authorized or such other date as may be specified in such authorization.

(k) “Disqualifying Disposition” means any disposition (including any sale) of Shares acquired by exercise of an Incentive Stock Option made within the period which is (a) two years after the date the Participant was granted the Incentive Stock Option or (b) one year after the date the Participant acquired Shares by exercising the Incentive Stock Option.

(l) “Eligible Person” means an Employee or a Consultant, or, for the purpose of granting Substitute Awards, a holder of options or other equity based awards relating to the shares of a company acquired by the Company or with which the Company combines.

(m) “Employee” means a current or prospective common law employee of the Company or a Subsidiary.

(n) “Exchange Act” means the U.S. Securities Exchange Act of 1934, as amended, and the rules promulgated thereunder.

(o) “Fair Market Value” of a Share on a given date means (A) if the Shares are listed on a national securities exchange, the closing sale price reported as having occurred on the primary exchange with which the Shares are listed and traded on such date, or, if there is no such sale on that date, then on the last preceding date on which such a sale was reported, or (B) if the Shares are not listed on any national securities exchange but are quoted in the National Market System of the National Association of Securities Dealers Automated Quotation System on a last sale basis, the closing sale price reported on such date, or, if there is no such sale on that date then on the last preceding date on which such a sale was reported. If the Common Stock is not quoted on NASDAQ-NMS or listed on an exchange, or representative quotes are not otherwise available, the Fair Market Value shall mean the amount determined by the Committee in good faith to be the fair market value per Share, on a fully diluted basis.

(p) “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.

(q) “Nonqualified Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(r) “Option” means an Incentive Stock Option or a Nonqualified Stock Option granted pursuant to the Plan.

(s) “Participant” means an Eligible Person to whom an Award is granted pursuant to the Plan.

(t) “Performance Award” means an award, denominated in cash or Shares or any combination thereof, granted pursuant to Section 9 of the Plan and payable only upon the achievement of performance targets, as set forth in Section 9.

(u) “Plan” means the PartnerRe Ltd. 2005 Equity Compensation Plan, as amended from time to time.

(v) “Restricted Period” means, with respect to any Restricted Share or Restricted Share Unit, the period of time determined by the Committee during which such Restricted Share or Restricted Share Unit is subject to restrictions or forfeiture, as set forth in Section 8 and in the applicable Award Agreement.

(w) “Restricted Share” means a Common Share issued to a Participant pursuant to Section 8.

(x) “Restricted Share Unit” shall mean a contractual right granted under Section 8 that is denominated in Shares, each of which Units represents a right to receive the value of a Share upon the terms and conditions set forth in the Plan and the applicable Award Agreement.

(y) “Subsidiary” means any corporation of which a majority of the outstanding voting securities or voting power is beneficially owned directly or indirectly by the Company and otherwise as provided in Section 86 of the Companies Act 1981 of Bermuda.

(z) “Substitute Awards” shall mean Awards granted in assumption of, or in substitution for, outstanding awards previously granted by a company acquired by the Company or with which the Company combines.

Section 3. DURATION

The Plan expires on the date of the annual meeting of shareholders in the year 2015, and no further Awards may be made after the expiration thereof. Notwithstanding the expiration of the Plan, the Plan provisions shall continue to govern outstanding Awards until all matters relating to the payment of Awards and administration of the Plan have been settled.

Section 4. ADMINISTRATION

The Committee shall have authority to administer the Plan, including, without limitation, the authority to:

(a) Select the Eligible Persons to participate in the Plan;

(b) Determine the nature and extent of the Awards to be made to each Participant;

(c) Determine the time or times when Awards will be made;

(d) Determine the duration of each Restricted Period and the conditions to which the payment of Awards may be subject;

(e) Establish and adjudicate the performance goals and Awards consequent thereon for each Restricted Period;

(f) Accelerate the vesting of any outstanding Award, reduce the Restricted Period applicable to any Award and/or extend the period following termination of employment during which an Award may be exercised;

(g) Prescribe the form or forms of Award Agreements; and

(h) Cause records to be established in which there shall be entered, from time to time as Awards are made to Participants, the date and type of each Award, the number of Shares underlying each Award, and the duration of any applicable vesting period or Restricted Period.

All decisions of the Committee shall be final, conclusive and binding upon all parties, including the Company, the shareholders and the Participants.

The Committee may delegate to the Chief Executive Officer of the Company the authority, subject to such terms and limitations as the Committee shall determine, to grant Awards to, or to cancel, modify, waive rights with respect to, alter, discontinue, suspend or terminate Awards held by, employees who are not officers or directors of the Company for purposes of Section 16 of the Exchange Act; provided, however, that any such delegation shall conform to the requirements of the New York Stock Exchange applicable to the Company, and Bermuda corporate law.

Section 5. ELIGIBILITY.

(a) General. Participation shall be limited to Eligible Persons who have received notification from the Committee, or from a person designated by the Committee, that they have been selected to participate in the Plan. Substitute Awards may be granted to holders of options and other equity-based awards relating to the shares of a company acquired by the Company or with which the Company combines.

(b) Incentive Stock Option Limitation. Incentive Stock Options may be granted only to Employees.

Section 6. SHARES AVAILABLE FOR AWARDS.

(a) Subject to adjustment as provided below, the total number of Shares available for issuance to which Awards may be made under the Plan shall be ~~1,433,749~~3,305,089 Shares. Notwithstanding the foregoing and subject to adjustment as provided in Section 6(e), (i) no Participant may receive Options and stock appreciation rights under the Plan in any calendar year that relate to more than 500,000 Shares and (ii) of the 3,305,089 Shares, the maximum number of Shares with respect to which Awards may be made under Section 8 is ~~1,343,325~~1,658,325. Awards may be made under Section 8 without regard to such limit if (x) the vesting conditions relating to such Awards are based upon Company or Subsidiary performance measures, (y) such Awards are made in satisfaction of Company obligations to employees that would otherwise be paid in cash or (z) such Awards are issued in connection with the exercise of an Option or other Award hereunder.

(b) If, after the effective date of the Plan, (i) any Shares covered by an Award (other than a Substitute Award), or to which such an Award relates, are terminated, forfeited, or cancelled, or (ii) such an Award otherwise terminates or is settled without the delivery of all the Shares underlying such Award (other than as a result of net share settlement, cashless exercise of an Option or similar arrangement), then the Shares covered by such Award, or to which such Award relates, to the extent of any such forfeiture, termination, settlement or cancellation, shall again e, or shall become, available for issuance under the Plan, Shares becoming available for grant following any such forfeiture, termination, settlement or cancellation may be regranted as the same type of Award as the original Award, for purposes of the limits on Award types set forth in Section 6(a).

(c) Any Shares delivered pursuant to an Award shall consist of authorized and unissued Shares.

(d) In the event that the Committee shall determine that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase or exchange of Shares or other securities of the Company, issuance of warrants or other rights to purchase Shares or other securities of the Company, or other similar corporate transaction or event affects the Shares such that an adjustment is determined by the Committee to be appropriate in order to prevent dilution or enlargement of the benefits or potential benefits intended to be made available under the Plan, then the Committee shall, in such manner as it may deem equitable, adjust any or all of (i) the number and type of Shares (or other securities or property) which thereafter may be made the subject of Awards, including the aggregate and individual limits specified in Section 6(a), (ii) the number and type of Shares (or other securities or property) subject to outstanding Awards, and (iii) the grant, purchase, or exercise price with respect to any Award or, if deemed appropriate, make provision for a cash payment to the holder of an outstanding Award; provided, however, that the number of Shares subject to any Award denominated in Shares shall always be a whole number.

(e) Shares underlying Substitute Awards shall not reduce the number of Shares remaining available for issuance under the Plan.

Section 7. OPTIONS.

(a) General. Options granted hereunder shall be in such form and shall contain such terms and conditions as the Committee shall deem appropriate. All Options shall be separately designated Incentive Stock Options or Nonqualified Stock Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Shares purchased on exercise of each type of Option. The provisions of each Option shall be set forth in an Award Agreement, which agreements need not be identical, and each Option shall include (through incorporation of provisions hereof by reference in the Award Agreement or otherwise) the substance of each of the following provisions:

(i) Term. Subject to Section 7(b)(ii) hereof in the case of certain Incentive Stock Options, no Option granted hereunder shall be exercisable after the expiration of ten (10) years from the date it was granted.

(ii) Exercise Price. Except in the case of Substitute Awards, the exercise price per Share for each Option shall not be less than the Fair Market Value per Share at the time of grant. Except in connection with an action taken pursuant to Section 6(f), no Option shall be amended or replaced in any manner that would have the effect of reducing the exercise price of such Option established at the time of grant thereof.

(iii) Payment for Stock. Payment for Shares acquired pursuant to Options granted hereunder shall be made in full, or adequate provision made therefor, upon exercise of the Options (A) in immediately available funds in United States dollars, by wire transfer, certified or bank cashier’s check, (B) by surrender to the Company of Shares which have a Fair Market Value equal to such aggregate purchase price and which satisfy such other requirements as the Committee may impose, (C) by delivering irrevocable trade instructions to a stockbroker to deliver promptly to the Company an amount of sale or loan proceeds sufficient to pay the aggregate exercise price, (D) by any combination of (A), (B), or (C) above, or (E) by any other means approved by the Committee.

(iv) Vesting. Options shall vest and become exercisable in such manner and on such date or dates set forth in the Award Agreement as may be determined by the Committee; provided, however, that notwithstanding any vesting dates set by the Committee, the Committee may in its sole discretion accelerate the vesting of any Option, which acceleration shall not affect the terms and conditions of any such Option other than with respect to vesting. Unless the Committee shall establish another vesting schedule in accordance with the foregoing, Options shall vest and become exercisable in increments of 33%, 33% and 34%, respectively, on the first, second and third anniversaries of the date of grant.

(b) Special Provisions Applicable to Incentive Stock Options.

(i) Exercise Price of Incentive Stock Options. Subject to the provisions of subsection (ii) hereof, the exercise price of each Incentive Stock Option shall be not less than one hundred percent (100%) of the Fair Market Value of the Shares subject to the Option on the date the Option is granted.

(ii) Ten Percent (10%) Shareholders. No Incentive Stock Option may be granted to an Employee who, at the time the option is granted, owns directly, or indirectly within the meaning of Section 424(d) of the Code, stock possessing more than 10 percent of the total combined voting power of all classes of stock of the Company or of any parent or subsidiary thereof, unless such option (A) has an exercise price of at least 110 percent of the Fair Market Value on the date of the grant of such option; and (B) cannot be exercised more than five years after the date it is granted.

(iii) $100,000 Limitation. To the extent the aggregate Fair Market Value (determined as of the date of grant) of Shares for which Incentive Stock Options are exercisable for the first time by any Participant during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, such excess Incentive Stock Options shall be treated as Nonqualified Stock Options.

(iv) Disqualifying Dispositions. Each Participant who receives an Incentive Stock Option must agree to notify the Company in writing immediately after the Participant makes a Disqualifying Disposition of any Shares acquired pursuant to the exercise of an Incentive Stock Option.

(c) Share Appreciation Rights. Any Option granted hereunder may contain a provision requiring, or permitting the Participant to elect, that such Option be settled by delivery to the Participant of a number of Shares having a Fair Market Value equal to the excess of the Fair Market Value of all the Shares underlying the Option (or portion thereof being so exercised) over the aggregate exercise price thereof. Any such Award containing such a provision may be denominated a “Share Appreciation Right”. If, and only if, such an Option or Share Appreciation Right is issued to a Participant who is not a United States taxpayer, the value of the Shares otherwise deliverable to the Participant upon such net share settlement of the Option may be delivered in cash.

Section 8. RESTRICTED SHARES AND RESTRICTED SHARE UNITS

(a) The Committee is hereby authorized to grant Awards of Restricted Shares and Restricted Share Units to Participants.

(b) Restricted Shares and Restricted Share Units shall be subject to such restrictions as the Committee may impose (including, without limitation, any limitation on the right to vote a Restricted Share or the right to receive any dividend, dividend equivalent or other right or property), which restrictions may lapse separately or in combination at such time or times, in such installments or otherwise, as the Committee may deem appropriate. If the restrictions or vesting conditions applicable to an Award of Restricted Shares or Restricted Share Units relate exclusively to the passage of time and continued employment or provision of services, or refraining therefrom, such time period (during which period such restrictions or vesting conditions may lapse ratably or on a “cliff” basis) shall consist of not less than 36 months, except that the foregoing restriction shall not apply to such Awards if they meet any of the conditions described in Section 6(a)(x), (y) or (z).

(c) Restricted Shares granted under the Plan may be evidenced in such manner as the Committee may deem appropriate including, without limitation, book-entry registration or issuance of a share certificate or certificates. In the event any share certificate is issued in respect of Restricted Shares granted under the Plan, such certificate shall be registered in the name of the Participant and shall bear an appropriate legend referring to the terms, conditions, and restrictions applicable to such Restricted Shares.

(d) Except as otherwise determined by the Committee, upon termination of employment or cessation of the provision of services (as determined under criteria established by the Committee) for any reason during the applicable restriction period, all Restricted Shares and all Restricted Share Units still, in either case, subject to restriction shall be forfeited and reacquired by the Company; provided, however, that the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to Restricted Shares or Restricted Share Units. Notwithstanding the foregoing, unless the Committee shall provide otherwise in an Award Agreement, Restricted Share Units shall continue to vest and be settled on the schedule originally determined at the time of grant for the 36 months following termination of employment as a result of retirement.

Section 9. PERFORMANCE BASED COMPENSATION

(a) The Committee is hereby authorized to grant Performance Awards to eligible Participants under this Section 9, if the Committee intends that any such Award should qualify as “qualified performance based compensation” for purposes of Section 162(m) of the Code. Each Performance Award shall include a pre-established formula, such that payment, retention or vesting of the Award is subject to the achievement during a performance period or periods, as determined by the Committee, of a level or levels, as determined by the Committee, of one or more of the following performance measures: (i) Return on Net Assets, (ii) Underwriting Year Return on Equity, (iii) Financial Year Return on Common Equity, (iv) Organizational Objectives, (v) Earnings Per Share or (vi) Premium Growth. For any Award subject to any such pre-established formula, no more than $5,000,000, or if such Award is denominated in Shares, 800,000 Shares, can be paid or delivered in satisfaction of such Award to any Participant.

(b) For purposes of this Section, the following terms shall have the meanings set forth below:

(i) “Earnings Per Share” shall mean earnings per share calculated in accordance with Generally Accepted Accounting Principles.

(ii) “Financial Year Return On Common Equity” for a period shall mean net income less preferred share dividends divided by total beginning shareholders equity, less amounts, if any, attributable to preferred shares.

(iii) “Underwriting Year Return on Equity” for a period shall mean the present value of underwriting income divided by the business unit capitalization, plus the risk free rate plus any adjustments for taxation, cost of holding capital or prior year development.

(iv) “Return On Net Assets” for a period shall mean net income less preferred share dividends divided by the difference of average total assets less average non-debt liabilities, with average defined as the sum of assets or liabilities at the beginning and ending of the period divided by two.

(v) “Organizational Objectives” shall mean specific goals established by the Committee relating to operational, non-financial, performance of the Company.

(vi) “Premium Growth” shall mean either an absolute or relative premiums written target on either a gross or net basis.

(c) The Committee shall establish the performance formula for any Performance Award, and shall certify that the requisite performance has been achieved prior to payment thereof, in accordance with the requirements of Section 162(m) and the regulations promulgated thereunder. The Committee shall have the authority to reduce, but not to increase, the amount payable under a Performance Award upon achievement of the performance goals established therefor.

(d) Performance Awards may be paid in cash, Shares or any combination thereof.

Section 10. GENERAL

(a) Adjustment of Performance Goals. The Committee may, during any Restricted Period, make such adjustments to performance goals as it may deem appropriate, to compensate for, or reflect, any significant changes that may have occurred during such Restricted Period in (i) applicable accounting rules or principles or changes in the Company’s method of accounting or in that of any other corporation whose performance is relevant to the determination of whether an Award has been earned or (ii) tax laws or other laws or regulations that alter or affect the computation of the measures of performance goals used for the calculation of Awards, provided, however, that the Committee may not make any amendment to a Performance Award that is not permitted under Section 162(m) of the Code.

(b) Privileges of Share Ownership. Except as otherwise specifically provided in the Plan, no person shall be entitled to any of the privileges of share ownership in respect of Shares subject to Awards granted hereunder until such Shares have been duly issued and the Participant has become the record owner thereof.

(c) Government and Other Regulations. The obligation of the Company to make payment of Awards in Shares or otherwise shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required and to which the Company is subject. The Company shall use its reasonable efforts to cause the offer and sale of Shares reserved under the Plan to be registered under the U.S. Securities Act of 1933, as amended, on Form S-8 prior to the issuance of any Shares under the Plan.

(d) Tax Withholding. Notwithstanding any other provision of the Plan, the Company or a Subsidiary, as appropriate, shall have the right to deduct from all Awards, to the extent paid in cash, all applicable income, employment, social security or other taxes required by law to be withheld with respect to such Awards and, in the case of Awards paid in Shares, the Participant or other person receiving such Shares may be required to pay to the Company or a Subsidiary, as appropriate prior to delivery of such Shares, the amount of any such taxes which the Company or Subsidiary is required to withhold, if any, with respect to such Shares. Subject to such restrictions or limitations as the Committee may impose, the Company may accept or withhold Shares of equivalent Fair Market Value in payment of such withholding tax obligations.

(e) Claim to Awards and Employment Rights. Except as may be provided in any Award Agreement, no employee or other person shall have any claim or right to be granted an Award under the Plan nor, having been selected for the grant of an Award, to be selected for a grant of any other Award. Neither this Plan nor any action taken hereunder shall be construed as giving any Participant any right to be retained in the employ of the Company or a Subsidiary.

(g) Designation and Change of Beneficiary. Each Participant may, in accordance with procedures to be established by the Committee, designate in writing one or more persons as the beneficiary who shall be entitled to receive the amounts payable with respect to Awards granted hereunder, if any, due under the Plan upon his death. A Participant may, from time to time, revoke or change his beneficiary designation without the consent of any prior beneficiary by filing a new such designation. In the event of any issue or question arising in respect of any beneficiary designation, the Company shall be entitled to pay to the Participant’s estate any amounts owing to the Participant under the Plan or any Award.

(h) No Liability of Committee Members. No member of the Committee shall be personally liable by reason of any contract or other instrument executed by such member or on his behalf in his capacity as a member of the Committee nor for any mistake of judgment made in good faith, and the Company shall indemnify and hold harmless each member of the Committee and each other employee, officer or director of the Company to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against any cost or expense (including counsel fees) or liability (including any sum paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan unless arising out of such person’s own fraud or bad faith.

(i) Governing Law. The Plan shall be governed by and construed in accordance with the laws of Bermuda without reference to the principles of conflicts of law thereof.

(j) Funding. No provision of the Plan shall require the Company, for the purpose of satisfying any obligations under the Plan, to purchase assets or place any assets in a trust or other entity to which contributions are made or otherwise to segregate any assets, nor shall the Company maintain separate bank accounts, books, records or other evidence of the existence of a segregated or separately maintained or administered fund for such purposes. Participants shall have no rights under the Plan other than as unsecured general creditors of the Company, except that insofar as they may have become entitled to payment of additional compensation by performance of services, they shall have the same rights as other employees under general law.

(k) Nontransferability. A Participant’s rights and interest under the Plan or under any Award, including amounts payable, may not be sold, assigned, donated, or transferred or otherwise disposed of, mortgaged, pledged or encumbered except, in the event of a Participant’s death, to a designated beneficiary to the extent permitted by the Committee, or in the absence of such designation, by will or the laws of descent and distribution. Options shall be exercisable during the lifetime of a Participant only by the Participant. Notwithstanding the foregoing, Awards may be transferable, to the extent provided in the respective Award Agreement, to any person or entity who would be considered a “family member” of the Participant for purposes of Form S-8 under the U.S. Securities Act of 1933.

(l) Relationship to Other Benefits. No payment under the Plan shall be taken into account in determining any benefits under any pension, retirement, profit sharing, group insurance or other benefit plan of the Company or any Subsidiary except as may otherwise be specifically provided.

(m) Expenses. The expenses of administering the Plan shall be borne by the Company and its Subsidiaries.

(n) Pronouns. Masculine pronouns and other words of masculine gender shall refer to both men and women.

(o) Titles and Headings. The titles and headings of the sections in the Plan are for convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings shall control.

Section 11. EFFECT OF CHANGE IN CONTROL

(a) In the event of a Change in Control, notwithstanding any vesting schedule established by the Committee (i) with respect to an Award of Restricted Shares or Restricted Share Units, the Restricted Period shall expire immediately with respect to the maximum number of Restricted Shares or Restricted Share Units subject to such Award, with effect from the day preceding the date of such change, (ii) all outstanding Options shall immediately vest and become exercisable and (iii) all outstanding Performance Awards shall be paid as if the performance goals established in connection therewith were fully achieved, except to the extent expressly set forth in the applicable Award Agreement.

(b) The obligations of the Company under the Plan shall be binding upon any successor corporation or organization resulting from the merger, consolidation or other reorganization of the Company, or upon any successor corporation or organization succeeding to substantially all of the assets and business of the Company.

Section 12. NONEXCLUSIVITY OF THE PLAN

Neither the adoption of this Plan by the Board nor the submission of this Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board to adopt such other incentive arrangements as it may deem desirable, including, without limitation, arrangements providing for the grant of share options, and such arrangements may be either applicable generally or only in specific cases.

Section 13. AMENDMENTS AND TERMINATION

(a) Except to the extent prohibited by applicable law and unless otherwise expressly provided in an Award Agreement or in the Plan, the Board may amend, alter, suspend, discontinue, or terminate the Plan or any portion thereof at any time; provided, however, that no such amendment, alteration, suspension, discontinuation or termination shall be made without (i) shareholder approval if such approval is necessary to comply with the requirements of the New York Stock Exchange or applicable law, or (ii) the consent of the affected Participant, if such action would adversely affect the rights of such Participant under any outstanding Award. Notwithstanding anything to the contrary herein, the Committee may amend the Plan in such manner as may be necessary to enable the Plan to achieve its stated purposes in any jurisdiction in a tax-efficient manner and in compliance with local rules and regulations.

(b) The Committee may waive any conditions or rights under, amend any terms of, or amend, alter, suspend, discontinue or terminate, any Award theretofore granted, prospectively or retroactively, without the consent of any relevant Participant or holder or beneficiary of an Award, provided, however, that no such action shall impair the rights of any Participant or holder or beneficiary under any Award theretofore granted under the Plan without the consent of the affected Participant, holder or beneficiary.

(c) Any provision of the Plan or any Award Agreement to the contrary notwithstanding, the Committee may cause any Award granted hereunder to be canceled in consideration of a cash payment or alternative Award made to the holder of such canceled Award equal in value to the Fair Market Value of such canceled Award.

(d) The Committee may correct any defect, supply any omission, or reconcile any inconsistency in the Plan or any Award in the manner and to the extent it shall deem desirable to carry the Plan into effect.

PartnerRe VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time on September 23, 2009. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

5TH FLOOR, Electronic Delivery of Future PROXY MATERIALS

WELLESLEY HOUSE SOUTH If you would like to reduce the costs incurred by our company in mailing proxy

90 PITTS BAY RD. materials, you can consent to receiving all future proxy statements, proxy cards

PEMBROKE HM08, BERMUDA and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time on September 23, 2009. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:

KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

The Board of Directors recommends you vote FOR the following proposal(s):

1 To approve the issuance of PartnerRe Ltd. common shares and securities exercisable or exchangeable for PartnerRe Ltd. common shares in connection with the series of transactions to acquire PARIS RE Holdings Limited described in the accompanying proxy statement.

2 To approve the increase in the size of the board of directors of PartnerRe Ltd. from 11 to 12.

3 To approve the amendment to PartnerRe Ltd.’s 2005 Employee Equity Plan, as amended and restated, to increase the number of PartnerRe Ltd. common shares available for issuance and to increase the number of PartnerRe Ltd. common shares that may be awarded as restricted shares or restricted share units.

For Against Abstain

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date

0000029026_1 R2.09.05.010

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting: The Notice of Special General Meeting and Proxy Statement is/are available at www.proxyvote.com .

PROXY - PartnerRe Ltd.

This Proxy is solicited on behalf of the Board of Directors of PartnerRe Ltd.

in connection with our Special General Meeting of Shareholders to be held on September 24, 2009

The undersigned shareholder of PartnerRe Ltd. hereby appoints Patrick A. Thiele the true and lawful attorney, agent and proxy of the undersigned, with full power of substitution to vote all of our Common Shares, $1.00 par value per share, which the undersigned may be entitled to vote at the Special General Meeting of Shareholders to be held September 24, 2009 and at any adjournment or postponement of such meeting with all powers which the undersigned would possess if personally present, for the purposes set forth on the reverse side hereof.

This Proxy will be voted as directed or, if no direction is indicated, it will be voted FOR the approval of proposals 1, 2 and 3 described on the reverse side. In his discretion, the proxy is authorized to vote this proxy upon such other business as may properly come before the Special General Meeting or any adjournment or postponement therof.

Please complete, sign, date and return this card using the enclosed envelope.

0000029026_2 R2.09.05.010